Exhibit B

PROSPECTUS

DATED SEPTEMBER 3, 2014

Prospectus

for the public offering of 10,552,572 new ordinary bearer shares with no-par-value (no-par-value bearer shares) in Germany and Luxembourg to the minority shareholders of GSW Immobilien AG, Berlin in the context of the entry into force of the domination agreement between Deutsche Wohnen AG and GSW Immobilien AG

and

admission of up to 15,000,000 new ordinary bearer shares with no-par-value (no-par-value bearer shares) to the regulated market segment (regulierter Markt) of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange each to be issued from the conditional capital increase resolved by the general meeting on June 11, 2014 against contribution in kind of 3 GSW Immobilien AG shares for 7 Deutsche Wohnen AG shares

– each such share representing a notional value of EUR 1.00 –

of

Deutsche Wohnen AG

Frankfurt am Main, Germany

International Securities Identification Number (ISIN) (ordinary bearer shares): DE000A0HN5C6

German Securities Code (Wertpapierkennnummer) WKN (ordinary bearer shares): A0HN5C

Trading Symbol (ordinary bearer shares): DWNI

Listing Agent

DZ BANK AG Deutsche Zentral-Genossenschaftsbank,

Frankfurt am Main

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CAPITALIZATION AND INDEBTEDNESS	44

CAPITALIZATION	44
NET INDEBTEDNESS	45
WORKING CAPITAL STATEMENT	45

DILUTION	46

AMOUNT AND PERCENTAGE OF IMMEDIATE DILUTION RESULTING FROM THE OFFER	46

SELECTED CONSOLIDATED FINANCIAL INFORMATION	47

SELECTED DATA FROM THE CONSOLIDATED PROFIT AND LOSS STATEMENT	48
SELECTED DATA FROM THE CONSOLIDATED BALANCE SHEET	48
SELECTED DATA FROM THE CONSOLIDATED STATEMENT OF CASH FLOWS	49
OTHER FINANCIAL AND OPERATING DATA	49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF NET ASSETS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS	57

OVERVIEW OF DEUTSCHE WOHNEN’S BUSINESS ACTIVITIES	57
MATERIAL FACTORS IMPACTING THE COMPANY’S NET ASSETS, FINANCIAL POSITION AND RESULTS OF OPERATIONS	59
RESULTS OF OPERATIONS	63
COMPARISON OF THE FISCAL YEARS ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2012	69
COMPARISON OF THE FISCAL YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011	75
INVESTMENT PROPERTIES	81
LIQUIDITY AND CAPITALIZATION	82
CASH MANAGEMENT SYSTEM	85
FINANCIAL LIABILITIES AND CONVERTIBLE BOND, OTHER LIABILITIES, COMMITMENTS AND CONTINGENCIES	85
CAPITAL EXPENDITURES (CAPEX)	88
QUANTITATIVE AND QUALITATIVE DESCRIPTION OF MARKET RISKS	89
CRITICAL ACCOUNTING POLICIES	90
INFORMATION FROM THE UNCONSOLIDATED ANNUAL FINANCIAL STATEMENTS (IN ACCORDANCE WITH THE GERMAN COMMERCIAL LAW (HGB)) AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013	92

PROFIT FORECAST	93

FORECAST OF FUNDS FROM OPERATIONS (FFO) WITHOUT DISPOSALS (“FFO (WITHOUT DISPOSALS)”) FOR THE FISCAL YEAR 2014 FOR DEUTSCHE WOHNEN GROUP	93
FFO FORECAST FOR THE CURRENT FISCAL YEAR 2014 FOR DEUTSCHE WOHNEN GROUP	93
AUDITOR’S REPORT ON THE FUNDS FROM OPERATIONS (FFO (WITHOUT DISPOSALS)) FORECAST OF DEUTSCHE WOHNEN GROUP	96

MARKET AND COMPETITION	98

INTRODUCTION	98
MARKET AND GERMAN METROPOLITAN AREAS	98
RESIDENTIAL REAL ESTATE MARKET IN GERMANY	99
COMPETITION	103

BUSINESS	105

OVERVIEW	105
SEGMENTS	105
PORTFOLIO	105
COMPETITIVE STRENGTHS AND STRATEGY OF DEUTSCHE WOHNEN	107
KEY INFORMATION ON THE COMPANY’S HISTORY AND RECENT DEVELOPMENTS	111
BUSINESS ORGANIZATION OF DEUTSCHE WOHNEN GROUP	112
DEUTSCHE WOHNEN AG	112
RESIDENTIAL PROPERTY MANAGEMENT SEGMENT	113
DISPOSALS SEGMENT	114
ASSET MANAGEMENT	115
NURSING AND ASSISTED LIVING SEGMENT	116

-ii-

CUSTOMERS AND SALES & MARKETING	117
OVERVIEW OF THE RESIDENTIAL REAL ESTATE PORTFOLIO OF DEUTSCHE WOHNEN	117
EMPLOYEES	123
PENSIONS	124
LITIGATION	125
INSURANCE	125

MATERIAL AGREEMENTS OF THE COMPANY	127

GSW PRIVATIZATION AGREEMENT	127
ENTERPRISE AGREEMENTS	128
FINANCING AGREEMENTS	130
INTEREST RATE SWAP AGREEMENTS	134
DEUTSCHE WOHNEN CONVERTIBLE BONDS 2013	135
COMMITMENT AND OPTION TRANSACTION	135
URBAN DEVELOPMENT AGREEMENTS/PUBLIC LAW AGREEMENTS	136
OTHER MATERIAL AGREEMENTS	137

REGULATORY FRAMEWORK	142

LEGAL FRAMEWORK APPLICABLE TO LANDLORDS	142
LEGAL FRAMEWORK APPLICABLE TO RETIREMENT HOMES AND NURSING HOMES	149
LEGAL FRAMEWORK APPLICABLE TO OUTPATIENT CARE SERVICES	151
SELECTED GENERAL REGULATIONS RELEVANT FOR DEUTSCHE WOHNEN	151
SAMPLING EXAMINATION BY THE GERMAN FINANCIAL REPORTING ENFORCEMENT PANEL (DEUTSCHE PRÜFSTELLE FÜR RECHNUNGSLEGUNG)	152

BUSINESS AND LEGAL RELATIONSHIPS WITH RELATED PARTIES	153

BUSINESS RELATIONSHIPS BETWEEN DEUTSCHE WOHNEN AG AND ITS DIRECTORS	153
BUSINESS RELATIONSHIPS BETWEEN DEUTSCHE WOHNEN AG AND COMPANIES OF DEUTSCHE WOHNEN GROUP	153

TAKEOVER OF GSW IMMOBILIEN AG AND DESCRIPTION OF GSW	154

TRANSACTION OVERVIEW	154
DESCRIPTION OF GSW	155
ECONOMIC AND STRATEGIC RATIONALE OF THE TAKEOVER	156

GENERAL INFORMATION ON DEUTSCHE WOHNEN AG AND THE DEUTSCHE WOHNEN GROUP	158

FORMATION, NAME AND COMMERCIAL REGISTER ENTRY	158
COMPANY HISTORY	158
REGISTERED OFFICE, FISCAL YEAR, DURATION AND PURPOSE OF THE COMPANY	159
STRUCTURE OF THE DEUTSCHE WOHNEN GROUP AND SIGNIFICANT SHAREHOLDINGS	159
AUDITOR	161
ADMISSION TO STOCK EXCHANGE TRADING	162
NOTIFICATIONS, PAYING AGENT	162
DESIGNATED SPONSORS	162

DESCRIPTION OF THE SHARE CAPITAL OF DEUTSCHE WOHNEN AG	163

ISSUED SHARE CAPITAL AND SHARES	163
DEVELOPMENT OF THE SHARE CAPITAL SINCE THE COMPANY’S FORMATION	163
AUTHORIZED CAPITAL	164
AUTHORIZATION TO ISSUE CONVERTIBLE BONDS AND/OR WARRANT-LINKED BONDS AND/OR PROFIT PARTICIPATION RIGHTS CARRYING A CONVERSION AND/OR OPTION RIGHT (OR A COMBINATION OF THESE INSTRUMENTS)	165
CONTINGENT CAPITAL	168
AUTHORIZATION TO PURCHASE AND SELL TREASURY SHARES	170
GENERAL RULES ON THE APPROPRIATION OF PROFIT AND DIVIDEND PAYMENTS	170
GENERAL PROVISIONS ON THE LIQUIDATION OF THE COMPANY	171
GENERAL PROVISIONS ON CHANGES IN SHARE CAPITAL	171
GENERAL PROVISIONS GOVERNING SUBSCRIPTION RIGHTS	171
SQUEEZE-OUT OF MINORITY SHAREHOLDERS	172

-iii-

SHAREHOLDING NOTIFICATION AND DISCLOSURE REQUIREMENTS	172
NOTIFICATION REQUIREMENTS FOR HOLDERS OF FINANCIAL INSTRUMENTS AND OTHER INSTRUMENTS	173
NOTIFICATION OF DIRECTOR’S DEALINGS	173
NOTIFICATION REQUIREMENT FOR HOLDERS OF SIGNIFICANT SHAREHOLDINGS	173
PUBLICATION OF ASSUMPTION OF CONTROL AND MANDATORY OFFER	173
EU SHORT SELLING REGULATION (BAN ON NAKED SHORT-SELLING)	174

MANAGEMENT AND SUPERVISORY BODIES OF DEUTSCHE WOHNEN AG	175

OVERVIEW	175
MANAGEMENT BOARD AND SENIOR MANAGEMENT	176
SUPERVISORY BOARD	182
GENERAL MEETING	187
CORPORATE GOVERNANCE	188

SHAREHOLDER STRUCTURE	190

TAXATION IN THE FEDERAL REPUBLIC OF GERMANY	191

TAXATION OF THE COMPANY	191
TAXATION OF SHAREHOLDERS	192
TAXATION OF DIVIDENDS OF SHAREHOLDERS WITH A TAX DOMICILE IN GERMANY	193
TAXATION OF DIVIDENDS OF SHAREHOLDERS WITHOUT A TAX DOMICILE IN GERMANY	195
TAXATION OF CAPITAL GAINS	195
SPECIAL TREATMENT OF COMPANIES IN THE FINANCIAL AND INSURANCE SECTORS AND PENSION FUNDS	197
INHERITANCE AND GIFT TAX	198
OTHER TAXES	198
TAX CONSIDERATIONS REGARDING THE SETTLEMENT OFFER FOR MINORITY GSW SHAREHOLDERS RESIDENT IN GERMANY	198

TAXATION IN THE GRAND DUCHY OF LUXEMBOURG	200

LUXEMBOURG TAXATION OF SHARES OF A NON-RESIDENT COMPANY	200
TAX CONSIDERATIONS REGARDING THE SETTLEMENT OFFER FOR MINORITY GSW SHAREHOLDERS RESIDENT OR HAVING A PERMANENT ESTABLISHMENT OR PERMANENT REPRESENTATIVE IN LUXEMBOURG	202

PROPERTY APPRAISAL REPORT TO DETERMINE FAIR VALUE	V-1

FINANCIAL INFORMATION	F-1

GLOSSARY	G-1

OUTLOOK	O-1

SIGNATURE PAGE	SIG-1

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SUMMARY OF THE PROSPECTUS

Summaries are made up of disclosure requirements known as “Elements”. These Elements are numbered in sections A – E (A.1 – E.7). This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements. Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of “not applicable”.

A. – Introduction and Warnings

A.1	Warnings.

This summary should be read as an introduction to this prospectus (the “Prospectus”). Any decision to invest in the securities should be based on consideration of the Prospectus as a whole by the investor.

If any claims are asserted before a court of law based on the information contained in this Prospectus, the investor appearing as plaintiff may have to bear the costs of translating the Prospectus prior to the commencement of the court proceedings pursuant to the national legislation of the member states of the European Economic Area.

Deutsche Wohnen AG, Frankfurt am Main, Germany (the “Company” and together with its subsidiaries, the “Group”, “Deutsche Wohnen” or “Deutsche Wohnen Group”), along with DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank” or the “Listing Agent”), assume responsibility for the content of this summary and its German translation pursuant to section 5 (2b) no. 4 of the German Securities Prospectus Act (Wertpapierprospektgesetz). Those persons who are responsible for the summary or for the issuing can be held liable but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus or if it does not provide, when read together with the other parts of this Prospectus, all necessary key information.

A.2	Information regarding the subsequent use of the prospectus.	Not applicable. Consent regarding the use of the Prospectus for a subsequent resale or placement of the shares has not been granted.

B. – The Issuer

B.1	Legal and commercial name of the issuer.	The legal name of the Company is Deutsche Wohnen AG. The Company is the holding company of Deutsche Wohnen Group. The Company primarily operates under the commercial name “Deutsche Wohnen”.

B.2	Domicile, legal form, legislation under which the issuer operates, country of incorporation.

The Company has its registered office at Pfaffenwiese 300, 65929 Frankfurt am Main, Germany, and is registered with the commercial register (Handelsregister) of the Frankfurt am Main local court (Amtsgericht Frankfurt am Main) under docket number HRB 42388. The Company is a German stock corporation incorporated in Germany and governed by German law.

B.3	The issuer’s current operations, its principal business activities	According to its own assessment, Deutsche Wohnen AG is one of the largest publicly listed German residential real estate companies and principal markets in which the issuer competes.

with a market capitalization of approximately EUR 4.9 billion (XETRA closing price on August 29, 2014). The Company’s real estate portfolio includes 150,136 residential and commercial properties, as well as 2,176 nursing and assisted care units/apartments, with a fair value totaling around EUR 8,937 million (as of June 30, 2014). Deutsche Wohnen’s investment strategy focuses on residential real estate and nursing and assisted care facilities in German metropolitan areas with strong growth, including the Greater Berlin area, the Rhine-Main region with Frankfurt am Main and the Rhineland with Düsseldorf, as well as stable urban areas such as Hanover/Brunswick/Magdeburg. In the six months ended as of June 30, 2014, Deutsche Wohnen had an average number of 2,405 employees, including 1,410 employees in the Nursing and Assisted Living segment.

Segments

The Company has organized its business into the following business segments: Residential Property Management, Disposals as well as Nursing and Assisted Living.

The Residential Property Management segment is the core and focus of the Company’s business. It encompasses the so-called “residential letting portfolio” and includes all activities relating to residential real estate management, lease management and tenant assistance. Deutsche Wohnen’s strategic goal in this segment is to improve the funds from operations (“FFO”). The Company considers FFO to be an important indicator derived from the consolidated profit and loss statement for real estate companies. For more information on the calculation of FFO see footnote 8 under “Other Operating Key Performance Indicators” in element B.7 below. It aims to accomplish this by focusing on (i) rent increases in line with adjustments to rent indexes, modernization measures and by realizing the potential of existing rent increases through new tenancies (fluctuation), (ii) lowering vacancy rates, (iii) ensuring efficient management of its residential properties including targeted investments and (iv) realizing economies of scale by acquiring and integrating new portfolios. Over the last few years, Deutsche Wohnen has demonstrated that by focusing its residential letting portfolio on the strategic core and growth regions and continually optimizing its residential letting portfolio, it can generate organic growth, thereby improving its funds from operations (without disposals) (“FFO (without disposals)”).

The Disposals segment encompasses the so-called “disposals portfolio” and includes all activities relating to the sale of residential units, buildings and land. Deutsche Wohnen’s residential holdings intended for sale can be divided into (i) block sales (institutional sales) and (ii) single-unit privatizations (also referred to as single-unit sales or residential unit privatizations). The residential portfolio for block sales (institutional sales) comprises residential units in so-called Non-Core Regions, i.e., regions that do not comply with Deutsche Wohnen’s long-term business strategy. Some residential units in these locations are part of the residential portfolio because they were acquired as part of larger portfolio acquisitions. These mainly include residential units and buildings in rural areas and single scattered holdings. Generally, the majority of these properties are sold to institutional investors, at or above fair value, although at times, below fair value in order to focus on the residential letting portfolio in the strategic core and growth regions. Opportunistic sales from the strategic core and growth regions still occur to take advantage of the current market situation. For single-unit privatizations, Deutsche Wohnen aims to sell predominantly to owner-occupants and capital investors at prices significantly above the fair value. All sales of residential units are intended to optimize and consolidate the residential letting portfolio and occur on an ongoing but staggered basis.

In the Nursing and Assisted Living segment, Deutsche Wohnen manages and markets nursing and residential care facilities for the elderly under the KATHARINENHOF® brand; the vast majority of these facilities are owned by Deutsche Wohnen. These facilities provide full inpatient care with the aim of helping nursing care patients preserve their independence as much as possible. Deutsche Wohnen assisted living facilities also provide the elderly with rental apartments along with an extensive range of services tailored to their needs.

Portfolio

As of June 30, 2014, Deutsche Wohnen’s total portfolio consisted of 148,035 residential units (145,367 in the strategic core and growth portfolio and 2,668 in the non-core portfolio) with a total residential floor space of approximately 9 million square meters based on the total residential floor space listed in the rental contracts. As of June 30, 2014, the average monthly in-place rent of Deutsche Wohnen’s residential letting portfolio amounted to EUR 5.64 per square meter. The vacancy rate in relation to Deutsche Wohnen’s residential letting portfolio was 2.2% as of this date. In addition to the residential properties, the real estate portfolio of Deutsche Wohnen included 2,101 commercial units covering a total area of approximately 0.3 million square meters in relation to the entire commercial area specified in the rental contracts, and a total of 31,244 parking spaces as of June 30, 2014. Deutsche Wohnen divides its residential real estate portfolio into strategic core and growth regions and non-core regions. In its core and growth regions, Deutsche Wohnen distinguishes between Core+ and Core Regions. The real estate portfolio in the Core+ and Core Regions includes both residential units that fall under the Residential Property Management segment as well as the Disposals (residential unit privatizations) segment.

Core+ Regions are dynamic markets in which Deutsche Wohnen sees considerable potential to increase rents and a positive market environment for sales. These markets are characterized by excess demand for housing brought about by a dynamic economic development and an increase in the number of households due to, among others, a growing number of single-person households. Deutsche Wohnen’s Core+ Regions are the metropolitan areas of (i) Greater Berlin, (ii) Rhine-Main (focusing on Frankfurt) and (iii) Rhineland (focusing on Düsseldorf). These markets are also the focus of future acquisitions. Based on the number of units, around 79.8% of the units in the residential real estate portfolio were located in Core+ Regions as of June 30, 2014.

Core Regions are regions in which market development is expected to be stable. These markets are characterized by balanced supply and demand, a good economic situation, a stable economic outlook, average purchasing power and a constant number of households. Deutsche Wohnen’s Core Regions are: (i) Hanover/Brunswick/Magdeburg, (ii) Rhine Valley South, (iii) Rhine Valley North and (iv) selected locations in Central Germany such as Dresden, Leipzig, Erfurt and Halle (Saale). Based on the number of units, around 18.4% of the units in the residential real estate portfolio were located in Core Regions as of June 30, 2014.

Non-Core Regions are defined as geographic regions whose development is stagnating and/or where the trend is negative. These are mainly rural areas or scattered holdings in Rhineland-Palatinate, Brandenburg, Saxony-Anhalt and Lower Saxony. The real estate in Deutsche Wohnen’s portfolio that falls under Non-Core Regions is sub-divided into two groups (sub-clusters): “Disposal” and “Other”. Residential units in the “Disposal” cluster are usually properties in poor structural condition or in less attractive locations. As of June 30, 2014, the number of units in the “Disposal” cluster amounted to 473, or around 0.3% of the total residential real estate portfolio based on the number of units. The Group’s residential holdings in the “Other” cluster are those less affected by such structural issues, but generally still not consistent with the business and portfolio strategy. As of June 30, 2014, the number of units in the “Other” cluster amounted to 2,195, or around 1.5% of the total residential real estate portfolio based on the number of units.

As of June 30, 2014, Deutsche Wohnen’s nursing and assisted living portfolio comprised 21 facilities, of which 16 are solely nursing facilities, three are facilities for assisted living and two are combined facilities. The facilities provide about 1,767 nursing care places and 409 apartments for assisted living. Of the 21 properties that are nursing facilities and assisted living facilities, there are three facilities that Deutsche Wohnen does not own but still operates. Around 66% of the nursing and assisted living portfolio is situated in Berlin and Brandenburg in terms of the number of nursing care units/apartments.

The Property Appraisal Report included in this Prospectus that was used to determine fair value found the market value (pursuant to IAS 40) of Deutsche Wohnen’s entire real estate portfolio (residential and commercial real estate as of December 31, 2013 as well as nursing and assisted living facilities as of June 30, 2014) to be EUR 9,022 million. The Company valued the entire real estate portfolio (residential and commercial real estate as of December 31, 2013, as well as nursing and assisted living facilities as of June 30, 2014) at EUR 9,026 million. The value according to the Appraisal Report and the Company’s internal value deviates by 0.04% based on the total valued portfolio. Based on individual property, the values deviate by no more than 10%, or less than EUR 250,000, from one another. Since the valuations were conducted independently of one another, the discrepancies lie within a range of independent valuations and are not attributable to fundamentally different valuation methods.

The Company valued the real estate portfolio (residential and commercial real estate as of June 30, 2014 as well as nursing and assisted living facilities as of June 30, 2014) at EUR 8,937 million.

Summary of the Competitive Strengths

Based on the size and quality of its total residential and nursing and assisted living portfolio, the focus on attractive German metropolitan areas, and the quality of its real estate platform with highly trained and qualified employees, Deutsche Wohnen AG believes that it is well-positioned on the one hand to participate in the growth in the key German metropolitan areas thereby enhancing the long-term value of its existing residential real estate portfolio and, on the other hand, to grow the Company through selective value enhancing acquisitions of additional real estate portfolios and/or nursing and assisted living portfolios.

Deutsche Wohnen AG believes that the following competitive strengths have been the primary drivers of its past success and will continue to set it apart from its competitors in the future:

		•	Attractive, almost fully rented residential letting portfolio with high rent potential in the Core+ Regions;

		•	Commitment to quality, efficiency and sustainability;

		•	Proven asset and portfolio management track record as basis for continuous improvements in operational performance;

		•	Scalability of the Company platform and proven integration expertise;

		•	Solid balance sheet structure, conservative debt to equity ratio and access to diverse and long-term financing sources;

		•	Highly experienced management team with longstanding real estate experience as a basis for the Company’s strategy.
Summary of the Strategy

The focus of Deutsche Wohnen’s business is to enhance the Company’s value. The core elements of its growth strategy along the residential value chain continue to be as follows:

		•	Focusing and concentrating on residential real estate located in the key German Metropolitan Areas and urban centers;

		•	Capitalizing on the potential for higher rents through active asset and portfolio management;

		•	Portfolio optimization through value-oriented, single-unit sales and block sales; and

•

Continuous growth through selective and value-oriented acquisitions of real estate portfolios and/or nursing and assisted living facilities intended to increase the FFO per share and EPRA NAV per share. EPRA NAV (undiluted) is defined as the sum of total assets less total liabilities and non-controlling interests and is adjusted for the fair value adjustments of the convertible bond, net total of deferred tax assets and liabilities and net total of derivative financial instruments (assets and liabilities).

B.4a	Description of the most significant recent trends	The Deutsche Wohnen Group as well as the entire German real estate industry are dependent on the current and projected affecting the issuer and the industries in which it operates.

demographic trends, migrations as well as the development of the number of households and the average household size. The Company anticipates rising in-place rents and new in-place rents in the Core+ letting portfolios in 2014. Accordingly, Deutsche Wohnen Group projects additional growth in the Residential Property Management segment.

The Deutsche Wohnen Group and the industry are also affected by the economic developments in Germany. Particularly the development of market prices and market rents for real estate in micro locations is relevant. This development is driven by rent levels, vacancy rates and other factors, including market expectations. The German real estate industry and the results of Deutsche Wohnen Group have been positively influenced by the developments in the German real estate market since 2010.

B.5	Description of the group and the issuer’s position within the group.

Deutsche Wohnen AG is the holding company of the Deutsche Wohnen Group. The following diagram sets forth a summary (in simplified form) of the Company’s wholly or partly owned significant subsidiaries as of June 30, 2014:

(1)

Major subsidiaries of GSW Immobilien AG are: GSW Grundvermögens- und Vertriebsgesellschaft mbH, FACILITA Berlin GmbH, GSW Gesellschaft für Stadterneuerung mbH, Stadtentwicklungsgesellschaft Buch mbH, Grundstücksgesellschaft Karower Damm mbH, GSW Acquisition 3 GmbH, GSW Wohnwert GmbH, GSW Corona GmbH, GSW Pegasus GmbH, Wohnanlage Leonberger Ring GmbH, GSW Immobilien GmbH & Co. Leonberger Ring KG, GSW Verwaltungs- und Betriebsgesellschaft mbH & Co. Zweite Beteiligungs KG, and GSW Fonds Weinmeisterhornweg 170-178 GbR.

(2)

Major other subsidiaries of Deutsche Wohnen AG are: Rhein-Main Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Deutsche Wohnen Reisholz GmbH, Main-Taunus Wohnen GmbH & Co. KG, Rhein-Pfalz Wohnen GmbH, DB Immobilien Fonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Larry Group (consisting of the companies Larry Condo S.à r.l., Larry Condo Holdco S.à r.l., Larry Berlin I S.à r.l., Larry Berlin II S.à. r.l, Larry Berlin Lichtenberg S.à r.l., Larry II Berlin Marzahn S.à. r.l., Larry II Berlin Hellersdorf S.à. r.l., Larry II Greater Berlin S.à. r.l., Larry II Potsdam S.à r.l.).

(3)

Major other subsidiaries of Deutsche Wohnen AG are: Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, BauBeCon group (BauBeCon Assets GmbH, BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, BauBeCon Bio GmbH, Hamnes Investments B.V., Algarobo Holding B.V., Intermetro GmbH, the “BauBeCon Group”), DWRE Group (formerly Kristensen), GEHAG Erste Beteiligungs GmbH, GEHAG Dritte Beteiligungs GmbH, GEHAG Vierte Beteiligungs S.E., Fortimo GmbH, Aufbau-Gesellschaft der GEHAG GmbH, Grand City (Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, SGG Scharnweberstraße Grundstücks GmbH, AGG Auguste-Viktoria Allee Grundstücks GmbH), GGR Group (consisting of the companies GGR Wohnparks Alte Hellersdorfer Straße GmbH, GGR Wohnparks Kastanienallee GmbH, GGR Wohnparks Nord Leipziger Tor GmbH, GGR Wohnparks Süd Leipziger Tor GmbH),

Deutsche Wohnen Dresden I GmbH and Deutsche Wohnen Dresden II GmbH.
(4)	Major subsidiaries of KATHARINENHOF Seniorenwohn- und Pflegeanlagen Betriebs- GmbH are: Katharinenhof Service GmbH, Seniorenresidenz Am Lunapark GmbH, LebensWerk GmbH.

B.6	Persons who, directly or indirectly, have a (notifiable) interest in the issuer’s capital or voting rights or have control over the issuer.	As of the date of this Prospectus, the following shareholders hold a notifiable direct or indirect interest in the Company’s ordinary shares and voting rights:

Shareholders	Stake/Share of Voting Rights
Sun Life Financial Inc.1)/Massachusetts Financial Services Company (MFS)	11.05%
BlackRock, Inc.1)	8.83%
Norges Bank (Central Bank of Norway)2)	5.48%
MFS International Value Fund	5.05%
APG Asset Management N.V.	3.13%
The Capital Group Companies	3.00%

Total	36.54%

1)	Attribution pursuant to section 22 paragraph 1, sentence 1, No. 1 of the German Securities Trading Act.
2)	Attribution pursuant to section 22 paragraph 1, sentence 1, No. 6 of the German Securities Trading Act in conjunction with section 22 paragraph 1, sentence 2 of the German Securities Trading Act.

	Different voting rights.	Not applicable. Each share of the Company carries one vote at the Company’s general meeting. There are no restrictions on voting rights.

	Direct or indirect control over the issuer and the nature of such control.	Not applicable. The Company is not controlled by any of its shareholders.

B.7	Selected financial and business information.

The financial information contained in the following tables taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 and the Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 as well as the Company’s accounting records. Deutsche Wohnen’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (Handelsgesetzbuch, “HGB”) and were audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“EY”) who issued an unqualified auditor’s report in each case. The Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 have been prepared in accordance with IFRS for interim financial reporting (IAS 34). Some of the other operating key performance indicators stated below have been derived from the Company’s accounting records or internal management reporting systems.

Where the financial information stated in the following tables is labeled as “audited”, this means that it has been taken from Deutsche Wohnen’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. Financial information which has not been taken from the aforementioned consolidated financial statements but, instead, is taken or derived from the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, the Company’s accounting records or internal management reporting systems or is based on calculations of financial information of the above mentioned sources is labeled in the following tables as “unaudited”.

Unless otherwise indicated, all the financial information presented in the text and the tables of this section of the Prospectus is shown in millions of euros (EUR million) and it is commercially rounded to one digit after the decimal point. Unless otherwise indicated, all percentage changes in the text and tables are commercially rounded to one digit after the decimal point. As a result of rounding effects, the aggregated figures in the tables may differ from the totals shown and the aggregated percentages may not exactly equal 100.0%. Parentheses around any figures in the tables indicate negative values.

Selected Data from the Consolidated Profit and Loss Statement

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited**))	(unaudited**))	(audited)	(audited)	(audited)
	(in EUR million)
Income from Residential Property Management	313.4	168.1	372.9	240.1	196.4
Expenses from Residential Property Management	(53.7)	(28.9)	(80.6)	(45.6)	(39.0)

Earnings from Residential Property Management	259.7	139.3	292.3	194.4	157.4
Sales proceeds	138.4	62.8	169.7	167.8	150.6
Cost of sales	(6.0)	(3.8)	(10.3)	(11.8)	(8.3)
Carrying amounts of assets sold	(106.8)	(46.7)	(136.3)	(136.1)	(131.7)

Earnings from Disposals	25.6	12.3	23.0	19.9	10.6
Income from Nursing and Assisted Living	33.8	28.0	59.9	42.0	40.1
Expenses from Nursing and Assisted Living	(25.5)	(21.5)	(46.7)	(32.1)	(30.9)

Earnings from Nursing and Assisted Living	8.3	6.5	13.2	9.9	9.2
Corporate expenses	(45.8)	(22.2)	(52.9)	(40.4)	(32.9)
Other expenses/income	(7.5)	(2.9)	(22.7)	12.7	(2.3)

Subtotal	240.3	133.0	252.9	196.5	142.0
Gains from the fair value adjustments of investment properties	—	—	101.3	119.2	40.0
Depreciation and amortization	(3.2)	(2.7)	(5.5)	(3.1)	(3.0)

Earnings before interest and taxes (EBIT)	237.1	130.3	348.7	312.6	179.0
Finance income	0.5	0.5	1.0	2.0	0.7
Gains/Losses from fair value adjustments of derivative financial instruments and of convertible bonds*)	(24.0)	0.0	10.6	(0.2)	(0.2)
Finance expense	(100.1)	(61.5)	(142.4)	(108.7)	(93.7)

Profit before taxes	113.5	69.3	217.9	205.6	85.8
Income taxes	(18.9)	(19.1)	(5.2)	(60.1)	(35.2)

Profit for the period	94.6	50.2	212.7	145.5	50.6

*)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

**)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Selected Data from the Consolidated Balance Sheet

	June 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011
	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Assets
Non-current assets	9,730.4	9,772.5	4,719.4	3,013.6
of which:
Investment properties	8,888.1	8,937.1	4,614.6	2,928.8
Property, plant and equipment	25.6	26.8	20.3	18.6
Intangible assets	502.3	503.7	3.3	2.5
Deferred tax assets	291.8	280.5	80.7	63.0
Current assets	350.1	400.6	188.5	288.7
of which:
Land and buildings held for sale	78.1	97.1	39.1	63.5
Cash and cash equivalents	183.1	196.4	90.6	167.8

Total assets	10,080.5	10,173.1	4,907.8	3,302.3
Equity and liabilities
Total equity	3,954.5	3,944.3	1,609.7	1,083.4
Total non-current liabilities	5,644.2	5,718.8	2,989.5	1,988.4
of which:
Non-current financial liabilities	4,762.3	4,903.3	2,634.3	1,728.3
Employee benefit liability	58.6	55.3	54.5	42.7
Tax liabilities	28.5	27.9	36.5	41.2
Derivative financial instruments	167.1	124.8	113.7	71.7
Deferred tax liabilities	362.8	353.1	143.3	96.2
Total current liabilities	481.9	510.1	308.7	230.5

Total equity and liabilities	10,080.5	10,173.1	4,907.8	3,302.3

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Selected Data from the Consolidated Statement of Cash Flows

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Net cash flows from operating activities	100.7	35.5	61.1	59.2	43.5
Net cash flows from investing activities	125.4	(280.8)	(655.1)	(1,238.0)	(125.1)
Net cash flows from financing activities	(239.4)	260.2	699.8	1,101.5	203.4

Net change in cash and cash equivalents	(13.3)	15.0	105.9	(77.3)	121.8
Closing balance of cash and cash equivalents	183.1	105.5	196.4	90.6	167.8

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Other Operating Key Performance Indicators

Group

The following information provides a summary of certain additional operating key performance indicators of Deutsche Wohnen. Potential investors should note that the following operating key performance indicators are not IFRS-defined parameters. For this reason, it is possible that other companies may use different methods for calculating the same or similarly titled key performance indicators. Accordingly, these key performance indicators are not necessarily comparable with the same or similarly titled key performance indicators used by other companies.

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013		January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited, unless otherwise indicated*))
EBITDA (adjusted)1) in EUR million	244.0	133.0	270.2		180.6		142.0
EBT (adjusted)2) in EUR million	141.2	69.3	131.9		78.5		46.0
Net operating income (NOI) from Residential Property Management3) in EUR million	238.8	126.6	264.0		172.2		140.6
In-place rent4) in the residential letting portfolio in the strategic core and growth regions in EUR per square meter and month (end of period)**)	5.64	N/A	5.56		5.54		5.63
In-place rent4) in total letting portfolio in EUR per square meter and month (end of period) **)	5.62	N/A	5.54		5.49		5.57
Vacancy rate5) in the total residential letting portfolio in the strategic core and growth regions in % (end of period) **)	2.2	N/A	1.9		1.8		1.7
Vacancy rate5) in the total residential letting portfolio in % (end of period) **)	2.5	N/A	2.4		2.5		2.4
EPRA NAV (undiluted) in EUR million6) (end of period)	4,063.3	N/A	4,004.7		1,824.4		1,211.3
EPRA NAV (undiluted) per share in EUR6) (end of period)	14.20	N/A	13.99		12.48		11.50
Loan-to-value ratio in %7) (end of period)	56.2	N/A	57.3	***)	57.2	***)	55.0	***)
FFO (without disposals)8) in EUR million	144.2	60.6	114.5		68.2		47.5
FFO (without disposals) per share8) in EUR	0.40	0.38	0.65		0.54		0.54
FFO (including disposals)8) in EUR million	139.0	72.9	137.5		88.1		58.1
FFO (including disposals) per share8) in EUR	0.49	0.46	0.78		0.70		0.65

*)	Calculated based on the above mentioned sources, unless otherwise indicated.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
***)	Audited.

1)

Deutsche Wohnen calculates this key performance indicator by adjusting earnings before interest and taxes (“EBIT”) for gains/losses from the fair value adjustments of investment properties, depreciation and amortization, non-recurring or exceptional items (other non-recurring income from the settlement of the loss compensation agreement with RREEF Management GmbH (“RREEF”) in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012) and gains/losses from the valuation of land and buildings held for sale. The Company uses adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA (adjusted)”) to measure its operating performance. The following table sets out the calculation of EBITDA (adjusted) for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited, unless otherwise indicated)
	(in EUR million)
Earnings before interest and taxes (EBIT)	237.1	130.3	348.7	312.6	179.0
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Depreciation and amortization	3.2	2.7	5.5	3.1	3.0

Subtotal	240.3	133.0	252.9	196.5	142.0
Non-recurring or exceptional items (unaudited**))
Other non-recurring income	—	—	(2.2)	(20.3)	—
Transaction and integration costs	3.7	—	19.1	4.4	—
Gains/losses from the valuation of land and buildings held for sale (unaudited**))	—	—	0.4	—	—

EBITDA (adjusted) (unaudited***))	244.0	133.0	270.2	180.6	142.0

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
***)	Calculated based on the above mentioned sources, respectively.

2)

Deutsche Wohnen calculates the adjusted earnings before tax (“EBT (adjusted)”) by adjusting profit/loss before taxes for gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, non-recurring or exceptional items (other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012 and non-recurring financing costs related to the public takeover of GSW Immobilien AG and for the issue of the convertible bond in 2013 and related to the BauBeCon Group transaction in 2012) and gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds. Deutsche Wohnen uses EBT (adjusted) as an indicator of operating performance. The following table sets out the calculation of EBT (adjusted) for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited**))	(unaudited**))	(audited, unless otherwise indicated)
	(in EUR million)
Profit before taxes	113.5	69.3	217.9	205.6	85.8
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Gains/losses from the valuation of land and buildings held for sale (unaudited***)	—	—	0.4	—	—
Non-recurring or exceptional items (unaudited***)
Other non-recurring income	—	—	(2.2)	(20.3)	—
Transaction and integration costs	3.7	—	19.1	4.4	—
Non-recurring financing costs	—	—	8.6	7.8	—
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds*)	24.0	0.0	(10.6)	0.2	0.2

EBT (adjusted) (unaudited****)	141.2	69.3	131.9	78.5	46.0

*)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

**)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
***)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
****)	Calculated based on the above mentioned sources, respectively.

3)

Deutsche Wohnen defines net operating income (“NOI”) from Residential Property Management as the segment earnings from Residential Property Management less attributable corporate expenses. The attributable corporate expenses comprise the direct and indirect staff and general and administration expenses. To calculate NOI per square meter and month, NOI is divided by the average square meter (quarterly basis) in the relevant period and then by the number of months in that period. The following table sets out the calculation of NOI and NOI per square meter and month for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014		January 1 – June 30, 2013		January 1 – December 31, 2013		January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited and in EUR million, unless otherwise indicated)
Earnings from Residential Property Management	259.7	***)	139.3	***)	292.3	*)	194.4	*)	157.4	*)
Staff and general and administration expenses****)	(20.9)		(12.7)		(28.3)		(22.2)		(16.8)

Net operating income (NOI) from Residential Property Management*****)	238.8		126.6		264.0		172.2		140.6
NOI in EUR per square meter and month**)	4.28		4.06		3.84		4.00		3.88

*)	Audited.
**)

With consideration of the average floor space on a quarterly basis in the relevant period; as of June 30, 2013 excluding floor space pertaining to companies that were consolidated for the first time as of June 30, 2013 (GSW Immobilien AG floor space only included for one month in the 4th quarter 2013); taken or derived from the Company’s internal management reporting systems.

***)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.

*****)	Calculated based on the above mentioned sources, respectively.

4)

In-place rent is defined as the contractually owed net cold rent for the rented units per month divided by the rented floor space. The focus of Deutsche Wohnen’s business activities is on increasing in-place rent and simultaneously minimizing the vacancy rate. Deutsche Wohnen seeks to achieve this by increasing rents in accordance with the residential rental index, by realizing rent potential arising from new leases (fluctuation), specific modernization measures, the costs of which can be passed on to the tenants, and measures to reduce vacancies. The in-place rent as of December 31, 2012 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1 and February 1, 2013. The in-place rent as of December 31, 2011 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1/2, 2012.

5)

The vacancy rate is the ratio of vacancy losses to the potential gross rental income as of the applicable reporting date. The reference to the potential gross rental income ensures that the size of the residential unit and the actual costs are sufficiently factored into the vacancy rate. One of the Company’s strategic goals is to reduce vacancies along with a steady increase in rents. Through vacancy reduction, the vacancy losses and the results of operating costs can be positively affected. The vacancy rate as of December 31, 2012 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1 and February 1, 2013. The vacancy rate as of December 31, 2011 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1/2, 2012.

6)

Deutsche Wohnen considers net asset value (“NAV”) to be an important indicator of the intrinsic value of a real estate company. In accordance with the definition recommended by the European Public Real Estate Association (“EPRA”), EPRA NAV (undiluted) is defined as the sum of total assets less total liabilities and non-controlling interests and is adjusted for the fair value adjustments of the convertible bond, net total of deferred tax assets and liabilities and net total of derivative financial instruments (assets and liabilities). Deutsche Wohnen defines adjusted NAV (undiluted) as EPRA NAV (undiluted) adjusted for the goodwill of GSW Immobilien AG. Potential investors should note that EPRA NAV per share (undiluted) and adjusted NAV per share (undiluted) are not an indication of the future performance of Deutsche Wohnen AG’s shares. The following table sets out the calculation of EPRA NAV (undiluted), adjusted NAV (undiluted), EPRA NAV per share (undiluted) and adjusted NAV per share (undiluted) as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

	June 30, 2014		December 31, 2013		December 31, 2012		December 31, 2011
	(unaudited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Equity (before non-controlling interests)	3,779.7	***)	3,777.8	******)	1,609.3	******)	1,083.1	******)
Fair value adjustments of the convertible bond	8.2	****)	(2.2	)****)	—		—
Fair values of derivative financial instruments (net total of assets and liabilities)	204.4	***)	156.5	******)	152.5	******)	95.0	******)
Deferred taxes (net total of deferred tax assets and liabilities)	71.0	***)	72.6	******)	62.6	******)	33.2	******)

EPRA NAV (undiluted)******)	4,063.3		4,004.7		1,824.4		1,211.3
Goodwill GSW Immobilien AG	(491.6	)***)	(491.6	)*****)	—		—
Adjusted NAV (undiluted) ******)	3,571.7		3,513.1		1,824.4		1,211.3

Number of shares (in millions, end of the period)****)	286.22		286.22		146.14		105.37	*)
EPRA NAV per share in EUR (undiluted) ******)	14.20		13.99		12.48		11.50
Adjusted NAV per share in EUR (undiluted) ******)	12.48		12.27	**)	12.48		11.50

*)

Including scrip adjustment arising from the capital increases in 2012 as the issue price of the new shares included a discount over the theoretical ex-rights price. The issue of the new shares thus entailed a bonus element, which is taken into account with the scrip adjustment.

**)

The Adjusted NAV per share (diluted) would amount to around EUR 13.08 per share taking into account the effect of the conversion of the convertible bond to the value of EUR 247.9 and around 13.33 million additional shares.

***)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively
*****)	Audited.
******)	Calculated based on the above mentioned sources, respectively.

7)

The loan-to-value ratio (“LTV Ratio”) describes the ratio of net financial liabilities (financial liabilities and convertible bond less cash and cash equivalents) to the value of the total real estate holdings (investment properties plus non-current assets held for sale and land and buildings held for sale). Deutsche Wohnen considers the LTV Ratio to be an important indicator of the capital structure. The Company applies the LTV Ratio to identify scope for optimizing the cost of capital, for possible acquisitions and for necessary financial measures. The following table sets out the calculation of the LTV Ratio as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

	June 30, 2014		December 31, 2013	December 31, 2012	December 31, 2011
	(unaudited*))		(audited)	(audited)	(audited)
	(in EUR million, unless otherwise indicated)
Financial liabilities	4,985.2		5,154.6	2,768.6	1,834.7
Convertible bond	258.3		250.2	0.0	0.0
Cash and cash equivalents	(183.1)		(196.4)	(90.6)	(167.8)

Net financial liabilities	5,060.4		5,208.4	2,678.0	1,666.9
Investment properties	8,888.1		8,937.1	4,614.6	2,928.8
Non-current assets held for sale	45.7		57.5	24.4	37.4
Land and buildings held for sale	78.1		97.1	39.1	63.5

Total real estate holdings	9,011.1		9,091.7	4,678.1	3,029.7
Loan-to-value ratio (in %)	56.2	**)	57.3	57.2	55.0

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
**)	Calculated based on the above mentioned sources.

8)

The Company considers FFO to be an important indicator derived from the consolidated profit and loss statement for real estate companies. Deutsche Wohnen distinguishes between FFO (without disposals) and FFO (including disposals). FFO (without disposals) is defined as the profit/loss for the period adjusted for earnings from disposals, depreciation and amortization, gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items (other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012 and non-recurring financing costs related to the public takeover of GSW Immobilien AG and for the issue of the convertible bond in 2013 and related to the BauBeCon transaction in 2012), prepayment compensation, deferred taxes (tax expense/income), the tax expense from capital increase costs and FFO (without disposals) allocated to non-controlling interests in GSW Immobilien AG. FFO (including disposals) is calculated by adding the earnings from disposals to FFO (without disposals) and adjusting for earnings from disposals allocated to non-controlling interests in GSW Immobilien AG. Whereas FFO (including disposals) is affected by cyclical fluctuation in the market, FFO (without disposals) is the relatively more stable measure of Deutsche Wohnen’s ability to make loan payments, investments (e.g., acquisition of new properties) and dividend payments. The following table sets out the calculation of FFO (without disposals), FFO (without disposals) per share, FFO (including disposals) and FFO (including disposals) per share for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited****))	(unaudited****))	(audited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Profit/loss for the period	94.6	50.2	212.7	145.5	50.6
Earnings from Disposals	(25.6)	(12.3)	(23.0)	(19.9)	(10.6)
Depreciation and amortization	3.2	2.7	5.5	3.1	3.0
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Gains/losses from the valuation of land and buildings held for sale (unaudited*****))	—	—	0.4	—	—
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds**)	24.0	0.0	(10.6)	0.2	0.2
Non-cash finance expense	7.7	5.5	11.8	11.4	12.1
Non-recurring or exceptional items (unaudited*****))
Other non-recurring income	—	—	(2.2)	(20.3)	—

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited****))	(unaudited****))	(audited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Transaction and integration costs	3.7	—	19.1	4.4		—
Non-recurring financing costs	—	—	8.6	7.8		—
Deferred taxes	10.4	13.5	(8.6)	49.6		29.8
Tax expense from capital increase costs***)	0.0	1.0	2.5	5.6		2.4
FFO (without disposals) allocated to non-controlling interests in GSW Immobilien AG (unaudited*****))	(3.8)	—	(0.4)	—		—

FFO (without disposals) (unaudited******))	114.2	60.6	114.5	68.2		47.5
Average number of shares issued in millions (unaudited*****))	286.2	159.8	175.3	126.1	*)	88.7	*)
FFO (without disposals) per share in EUR (unaudited******))	0.40	0.38	0.65	0.54		0.54
FFO (without disposals) (unaudited******))	114.2	60.6	114.5	68.2		47.5
Earnings from Disposals	25.6	12.3	23.0	19.9		10.6
Earnings from Disposals allocated to non-controlling interests in GSW Immobilien AG (unaudited *****))	(0.8)	—	—	—		—
FFO (incl. disposals) (unaudited******))	139.0	72.9	137.5	88.1		58.1
Average number of shares issued in millions (unaudited*****))	286.2	159.8	175.3	126.1	*)	88.7	*)
FFO (incl. disposals) per share in EUR (unaudited******))	0.49	0.46	0.78	0.70		0.65

*)	Including scrip adjustment arising from capital increases in 2012 and 2011.
**)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

***)	In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2011 referred to as “Tax benefit from capital increase costs”.
****)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
*****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
******)	Calculated based on the above mentioned sources, respectively.

Summary Data from the Segment Reporting

In accordance with IFRS 8, the Company has identified three segments in its business activities: Residential Property Management, Disposals, and Income from Nursing and Assisted Living. In accordance with the internal reporting approach pursuant to IFRS 8 “Operating segments”, segment earnings comprise the subtotal (EBITDA) shown in the consolidated profit and loss statement, which is defined as earnings before interest and taxes (EBIT) adjusted for gains/losses from the fair value adjustments of investment properties and depreciation and amortization.

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Residential Property Management
Segment revenue (total revenue)	316.2	170.6	378.1	242.3	198.5
Segment earnings	259.7	139.3	292.3	194.4	157.4
Disposals
Segment revenue (total revenue)	140.6	64.2	173.7	177.5	161.8
Segment earnings	25.6	12.3	23.0	19.9	10.6
Nursing and Assisted Living
Segment revenue (total revenue)	33.8	28.0	59.9	42.0	40.1
Segment earnings	8.3	6.5	13.2	9.9	9.2

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Significant changes to the issuer’s financial condition and operating results during or after the period covered by the relevant historical financial information.	The following material changes in the Company’s financial condition and its operating results occurred in the six months ended June 30, 2014, and in fiscal years 2013, 2012 and 2011:

Six months ended June 30, 2014 and June 30, 2013

Income from Residential Property Management increased by 86.4% from EUR 168.1 million in the six months ended June 30, 2013 to EUR 313.4 million in the six months ended June 30, 2014. This increase was primarily due to the acquisition-driven growth in the portfolio resulting from the takeover of GSW Immobilien AG (together with its consolidated subsidiaries, “GSW” or the “GSW Group”).

Profit before taxes increased by 63.8% from EUR 69.3 million in the six months ended June 30, 2013 to EUR 113.5 million in the six months ended June 30, 2014. Profit before taxes benefited from an improvement in the earnings of all three segments, particularly Residential Property Management, which was only partially offset by increases in finance expense, corporate expenses and depreciation and amortization. EBT (adjusted) increased by 103.8% from EUR 69.3 million in the six months ended June 30, 2013 to EUR 141.2 million in the six months ended June 30, 2014.

Fiscal Years Ended December 31, 2013 and December 31, 2012

Income from Residential Property Management increased by 55.3% from EUR 240.1 million in 2012 to EUR 372.9 million in 2013. This increase was primarily due to the acquisitions completed in 2012 which became fully effective in 2013. These acquisitions include in particular the acquisition of the BauBeCon Group, the income has been fully consolidated since September 1, 2012, and the takeover of GSW Immobilien AG, which closed in late November 2013. GSW’s income has been fully consolidated since December 1, 2013.

Profit before taxes increased by 6.0% from EUR 205.6 million in 2012 to EUR 217.9 million in 2013. The increase was due to a better operating performance of all three segments, which was only partially offset by an acquisition-related deterioration in the financial result, lower gains from the fair value adjustments of investment properties and an increase in corporate expenses on absolute terms. EBT (adjusted) increased by 68.0% from EUR 78.5 million in 2012 to EUR 131.9 million in 2013. In both periods, the adjustments to the profit before taxes related primarily to the neutralization of gains/losses from the fair value adjustments of investment properties, and non-recurring or exceptional items as other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 as well as transaction and integration costs and non-recurring financing costs.

Fiscal Years Ended December 31, 2012 and December 31, 2011

Income from Residential Property Management increased by 22.2% from EUR 196.4 million in 2011 to EUR 240.1 million in 2012. This increase is primarily due to the acquisitions completed in 2011, which came into full effect in 2012, as well as acquisitions completed in 2012 – in particular of the BauBeCon Group, whose income is included as of September 1, 2012.

Profit before taxes more than doubled, rising from EUR 85.8 million in 2011 to EUR 205.6 million in 2012. The improved earnings were primarily due to higher gains from the fair value adjustments of investment properties together with higher earnings from the Residential Property Management and Disposals segments. EBT (adjusted), increased by 70.7% from EUR 46.0 million in 2011 to EUR 78.5 million in 2012 primarily as a result of the additions to the portfolio over the last few years.

Recent Developments

The German economy continued its steady growth in the first half-year of 2014. The gross domestic product increased by 1.2% in the first half-year 2014 (seasonally and calendar-adjusted) when compared with the first half-year 2013. Positive contributions were made primarily by domestic demand as foreign trade has slowed (Source: German Federal Statistical Office, Press Release No. 287).

In the six months ended June 30, 2014, income of Deutsche Wohnen increased, not only due to the acquisition of GSW, but also as a result of improved performance parameters of its business segments compared to the six months ended June 30, 2013. The integration of the GSW Group is progressing on schedule and the management board of Deutsche Wohnen remains confident to realize the anticipated synergies of EUR 25 million p.a. by 2016. On the basis of developments to date in the fiscal year 2014, the Company raises its guidance for the FFO (without disposals) from EUR 210 million to EUR 220 million in 2014 (without consideration of any adjustments for the non-controlling interests in GSW Immobilien AG).

Deutsche Wohnen is currently in advanced negotiations of an agreement regarding the sale of a 51% interest in the company operating the KATHARINENHOF® properties to a private investor. Pursuant to the terms of this agreement, Deutsche Wohnen will retain veto rights in relation to material decisions and unchanged ownership in the real properties operated by KATHARINENHOF®. The transaction, if completed, will result in a capital gain of approximately EUR 16 million and will thereafter have a negative impact on the Group’s yearly EBITDA contribution in a low single-digit million Euro amount. Further, the transaction will have no impact on the Deutsche Wohnen’s strategy to further expand its nursing and assisted living business.

Due to the takeover of GSW Immobilien AG, Deutsche Wohnen has reached a critical mass of residential units in its Greater Berlin portfolio, which it deems sufficient in size to take advantage of current favorable conditions in the real estate transaction market. As part of GSW’s integration, Deutsche Wohnen has identified suitable residential portfolios in the Greater Berlin Area for potential opportunistic sales. If the opportunity arises to realize attractive prices for selected portfolios in the foreseeable future, Deutsche Wohnen AG will consider divesting up to 7,000 residential units from its Greater Berlin portfolio to institutional investors.

The Company targets, market-permitting, to refinance most parts of its financial liabilities that mature until and including fiscal year 2017 with new bank loans with average maturities of around 8 years. The aggregate refinancing volume is anticipated to amount to approximately EUR 1.4 billion. Based on the current financing environment, Deutsche Wohnen expects, subject to stable market conditions, to reduce current interest expenses by at least EUR 35 million p.a. over the term of the new financing, thereby significantly increasing the FFO (without disposals) of the Group as of 2015. In addition and beyond non-recurring financing costs described below, the Company expects to reduce contractual amortizations by approximately EUR 20 million p.a. over the term of the new financing, thereby increasing free cash flow in aggregate by at least EUR 55 million p.a. compared to Deutsche Wohnen’s current financing structure.

As part of the refinancing, the Company announced on the date of this Prospectus that it intends to conduct, market-permitting, a private placement of convertible bonds (which placement is not the subject matter of this Prospectus). Each convertible bond will initially be convertible into ordinary bearer shares with no-par-value of the Company, with a notional amount of EUR 1.00 and with dividend rights as of the fiscal year of their issue (the “Convertible Bond 2014”). For this purpose, the Company will create shares out of existing conditional capital. The gross proceeds from the possible placement of the Convertible Bond 2014 are expected to amount to up to EUR 400 million. Subscription rights of the Company’s shareholders will be excluded. The Convertible Bond 2014 will have a maturity of 7 years. The initial conversion price, the interest rate and the aggregate principal amount of the Convertible Bond 2014 are expected to be determined by the Management Board with the consent of the Supervisory Board of the Company by resolution on or about September 3, 2014.

The proceeds from the private placement of the Convertible Bond 2014 are intended to be used, in an amount of approximately EUR 100 million, to cover non-recurring financing costs associated with the envisaged refinancing (including prepayment compensations and costs arising out of the dissolution of interest rate swaps entered into in connection with the respective bank loans). Further, an additional up to EUR 150 million of the net proceeds are earmarked for the partial debt retirement or repayment of bank loans. Proceeds of at least EUR 150 million will be used for investments in Deutsche Wohnen’s real estate portfolio and general corporate purposes.

Between June 30, 2014 and the date of this Prospectus, there have been no material changes to Deutsche Wohnen AG’s or the Group’s financial position, financial performance or cash flows, or in Deutsche Wohnen AG’s or Deutsche Wohnen Group’s trading position.

B.8	Selected key pro-forma financial information	Not applicable. No pro forma financial information has been prepared by the Company.

B.9	Profit forecast and estimate.

On the basis of developments to date in the fiscal year 2014, the Company currently anticipates that Deutsche Wohnen Group’s FFO (without disposals) will amount to approximately EUR 220 million in 2014 (without consideration of any adjustments for the non-controlling interests in GSW Immobilien AG).

B.10	Qualifications in the audit report on the historical information.

Not applicable. The auditor’s reports on the annual financial statements (HGB) as of and for the fiscal year ended December 31, 2013 and the consolidated financial statements (IFRS) as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 of the Company included in this Prospectus have been issued without any qualifications.

B.11	Insufficiency of the issuer’s working capital for its present requirements.	Not applicable. The issuer’s working capital is sufficient for its present requirements.

C. – Securities

C.1	Type and the class of the securities offered and being admitted to trading.

New ordinary bearer shares with no-par-value of the Deutsche Wohnen AG with the ISIN DE000A0HN5C6, each with a nominal value of EUR 1.00 and, except as described under C.4, carrying dividend rights as of January 1, 2014 to be offered in Germany and Luxembourg as consideration in the context of the settlement offer to the minority shareholders of GSW Immobilien AG (the “Settlement Offer”).

To the extent that minority GSW Immobilien AG shareholders (the “Minority GSW Shareholders”) tender their GSW shares (the “GSW Shares”) after the expiry of the Offer Period in accordance with their statutory rights under section 305 German Stock Corporation Act (Aktiengesetz), different dividend entitlements may apply (see below under C.4).

Security identification number.

The security identification numbers of the settlement shares (the “Settlement Shares”) are:

International Securities Identification Number (ISIN): DE000A0HN5C6

German Securities Identification Number (WKN): A0HN5C

A separate International Securities Identification Number (ISIN) and German Securities Identification Number (WKN) may be assigned for an interim period in case Settlement Shares will be issued with a dividend entitlement that differs from such entitlement carried by other Deutsche Wohnen shares.

C.2	Currency.	Euro.

C.3	The number of shares issued and fully paid.

286,216,731 no-par-value ordinary shares. The share capital of the Company is fully paid.

The shares of the Company are divided into registered shares and bearer shares.

Of the total number of 286,216,731 shares, 286,134,248 (around

99.97%) are held as bearer shares and 82,483 (around 0.03%) as registered shares.

	Par value per share.	Each of the shares of the Company represents a notional value of EUR 1.00 in the share capital.

C.4	Description of the rights attached to the securities.

Each individual share grants the owner one vote in the general meeting. There are no restrictions on voting rights. The shares carry full dividend rights as of January 1, 2014.

To the extent that Minority GSW Shareholders tender their GSW Shares after the expiry of the Offer Period in accordance with their statutory rights under section 305 German Stock Corporation Act (Aktiengesetz), the following rules shall apply: In the event that Minority GSW Shareholders exchange their GSW Shares for shares of Deutsche Wohnen AG before receiving a dividend and/or payment under the guaranteed dividend for the fiscal year 2014 or subsequent fiscal years they shall as far as practically and legally possible be granted shares in Deutsche Wohnen AG that participate in profit from the start of the last fiscal year that ended before such shares in Deutsche Wohnen AG were created. If Minority GSW Shareholders exchange their GSW Shares for shares of Deutsche Wohnen AG after receiving a dividend and/or payment under the guaranteed dividend for the fiscal year 2014 or subsequent fiscal years or where it is not practically or legally possible to grant shares that participate in profit as described above they shall be granted Deutsche Wohnen AG shares that participate in profit from the start of the fiscal year in which they are created.

C.5	Description of any restrictions on the free transferability of the securities.

Not applicable. The Company’s shares are freely transferable in accordance with the legal requirements for bearer shares. There are no prohibitions or restrictions on disposals with respect to the transferability of the Company’s shares.

C.6	Application for admission to trading on a regulated market and the identity of all the regulated markets where the securities are to be traded.

The application for admission of up to 15,000,000 new ordinary bearer shares with no-par-value of Deutsche Wohnen AG to be issued out of the Conditional Capital 2014/II to trading on the regulated market of the Frankfurt Stock Exchange and their simultaneous admission to the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) was filed on August 15, 2014. The approval decision for admission to trading is expected to be passed and announced on September 4, 2014. The shares to be issued out of the Conditional Capital 2014/II are expected to begin trading on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and to be included in the existing quotation of Deutsche Wohnen AG’s registered bearer shares following their issuance. A separate quotation may be assigned for an interim period in case Settlement Shares will be issued with a dividend entitlement that differs from such entitlement carried by other Deutsche Wohnen shares. It is anticipated that these shares will be incorporated into the existing quotation of Deutsche Wohnen AG’s no-par-value bearer shares after payment of dividends for the respective fiscal year.

C.7	Description of dividend policy.

For the fiscal year 2013, Deutsche Wohnen AG distributed approximately 50% of FFO (without disposals) as dividends. In accordance with section 1.3 of the business combination agreement between the Company and GSW Immobilien AG, dated October 14, 2013, Deutsche Wohnen AG intends to raise the dividend amount, starting from fiscal year 2014, from the current 50% to around 60%

of the FFO (without disposals). The Company’s intention is to pay dividends only to the extent that they are covered by Deutsche Wohnen AG’s cash flows available for dividends. If there are insufficient cash flows available for dividends, the Company will likely refrain from paying a dividend. It cannot be ruled out, that Deutsche Wohnen AG may not be in a position to pay a dividend again in the medium term from balance sheet profit and the free capital reserve of the Company within the meaning of section 272 paragraph 2 No. 4 of the German Commercial Code (HGB).

D. – Risks

D.1	Information on the key risks that are specific to the issuer or its industry.

An investment in the Company’s shares is subject to risks. Therefore, investors should carefully consider the following risks and the remaining information contained in this Prospectus when deciding whether or not to invest in the Company’s shares. The market price of the Company’s shares could fall if any of these risks were to materialize, in which case investors could lose some or all of their investment. The following risks, alone or together with additional risks and uncertainties currently unknown to the Company, or that the Company might currently deem immaterial, could materially adversely affect Deutsche Wohnen’s business, net assets, financial condition and results of operations.

The order in which the risks are presented is not an indication of the likelihood of the risks actually materializing, or the significance or degree of the risks or the scope of any potential harm to the Group’s business, net assets, financial condition, or results of operations. The risks mentioned herein may materialize individually or cumulatively.

Market and Competition Risks

•

The German real estate market and Deutsche Wohnen’s business may be negatively affected by changes in general economic and business conditions, such as the recent financial and economic crisis. The continued economic uncertainty in the eurozone following the sovereign debt crisis may lead to a slowdown or even a reversal of the economic recovery and may have a detrimental effect on the German real estate market and on Deutsche Wohnen’s business.

		•	Deutsche Wohnen AG is dependent on developments in regional markets where its portfolio is concentrated, particularly in the Greater Berlin area.

		•	For various reasons it may become more difficult for Deutsche Wohnen to acquire properties on attractive terms, which would impair the future performance and, above all, the growth of its business.

		•	The forecast with respect to funds from operations (FFO) for Deutsche Wohnen Group may differ materially from actual future cash flows, revenue, earnings and sales proceeds of Deutsche Wohnen Group.

		•	Sales prices of Deutsche Wohnen residential properties may come under pressure from competition and other factors.

		•	Deutsche Wohnen invests predominantly in real estate. Due to the potentially illiquid nature of the real estate market, Deutsche Wohnen may not be able to sell portions of its portfolio on favorable terms or even at all.

Risks Related to Deutsche Wohnen’s Business

•

The loss of in-place rents, rent reductions, higher vacancy rates and the inability to charge economically reasonable in-place rent levels may have a detrimental effect on revenue and earnings in the Residential Property Management segment.

•	If Deutsche Wohnen is unable to generate positive cash flows from its operating activities, the Group may be forced to sell properties or borrow on financially unfavorable terms.

•

The intended refinancing of financial liabilities including the private placement of a convertible bond in 2014, remains to be decided, and may, if undertaken, not be successful or realized only at unfavorable terms.

•	Deutsche Wohnen’s ability to refinance existing debt with loans and other debt instruments could be limited. It may be difficult or expensive to obtain new sources of financing.

•

If any of Deutsche Wohnen Group’s companies breach their obligations under Deutsche Wohnen Group’s loan agreements, they may be required to repay the loans before they would ordinarily become due. If Deutsche Wohnen fails to make payments on its loans when due, the Group’s creditors may dispose of the significant collateral it furnished to secure the loans.

•

A rise in general interest rate levels could increase Deutsche Wohnen’s financing costs for both the Group’s existing portfolio as well as for newly acquired properties or properties potentially to be acquired in the future.

•

In the event of a downturn in the real estate market, the fair value model may require Deutsche Wohnen to adjust current fair values of its investment properties (such as in the case of a change in interest rate levels or a deterioration of the market), which may lead to adverse effects on the Group’s net assets and results of operations.

•

The Property Appraisal Report included in this Prospectus which is used to determine fair value, and/or existing or future financial information may incorrectly assess the value of Deutsche Wohnen’s properties.

•	Deutsche Wohnen Group is exposed to risks related to the structural condition of the properties and their maintenance and modernization.

•

The lack of or only partial sale of residential units intended for sale as well as maintenance and/or modernization measures related to the sale that last longer than planned may lead to higher administrative expenses and increased costs or to a delayed realization of earnings in the Disposals segment.

•	The acquisition of real estate involves risks such as missing building permits, licenses and certificates that cannot be avoided on the basis of legal, tax and economic due diligence.

•

Deutsche Wohnen is subject to numerous legal requirements that limit its economic discretion in connection with the acquisition and management of real estate portfolios and companies previously held by government entities.

•	Deutsche Wohnen may be subject to liability claims for several years after selling properties.

•	The Company’s cash flows and possible future dividend payments are dependent on the profitability of its subsidiaries or must be funded with borrowed capital.

•

Deutsche Wohnen bears risks in connection with possible acquisitions and investments such as greater indebtedness, higher interest expenses, and challenges in integrating the business and in achieving the anticipated synergies. The income and synergy effects from potential acquisitions may be less than expected. In addition, acquisitions involve risks, at least transitionally, related to the management of the properties by third parties.

•	Deutsche Wohnen’s lean organizational structure, particularly at the management level, may adversely impact the development of its business and the effectiveness of its risk management.

•	Deutsche Wohnen may be subject to additional claims for pension and benefits obligations.

•	Deutsche Wohnen’s use of standardized contracts may multiply the risks as compared with the use of individual contracts.

•	Deutsche Wohnen may sustain substantial losses from damage not covered by, or exceeding the coverage limits of, its insurance policies.

•	Deutsche Wohnen may be exposed to risks from residual pollution, including wartime munitions, soil pollution and contaminants in building materials, as well as from possible building code violations.

•

Deutsche Wohnen’s business is subject to the general legal and tax environment in Germany. Any disadvantageous changes to the legal environment, such as an expansion of tenant protection laws or more restrictive environmental laws, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group, as well as on the future business activities, e.g., with regard to potential acquisitions.

•

Deutsche Wohnen’s ability to increase certain rents may be limited by rent restrictions or regulations concerning permissible rent increases. Deutsche Wohnen may be forced to partially reverse effected increases.

•	Deutsche Wohnen may be required to pay additional taxes following tax audits of the Group and Group companies.

•	Deutsche Wohnen may not be in a position to take tax deductions for its interest payments, which may result in a higher tax burden.

•

There are uncertainties with respect to the amount of tax-loss carry-forwards and interest carry-forwards as well as to Deutsche Wohnen’s ability to sustain or implement real estate transfer tax-neutral structures following its most recent acquisitions.

•	The IT systems may malfunction or become impaired. In addition, the integration of IT systems of newly acquired portfolios may lead to significant expense and impairment of the existing IT systems.

•	Deutsche Wohnen is subject to potential financial risks from GEHAG Group’s1 former activities in real estate investment funds.

•	Deutsche Wohnen’s inability to increase prices as commercially necessary in the Nursing and Assisted Living segment may have an adverse effect on the revenue and earnings of that segment.

•	The Nursing and Assisted Living segment may be subject to greater regulatory constraints as a consequence of legal reforms.

•	It is not assured that Deutsche Wohnen’s Nursing and Assisted Living segment will be able in the future to recruit qualified employees at a reasonable cost and to retain current qualified employees.

•

As a recipient of public subsidies, Deutsche Wohnen undertook to comply with numerous restrictions on the rental management of subsidized residential units. Any failure to comply with these restrictions may result in fines, contractual penalties and an obligation to refund subsidies.

•	The Company’s ability to dispose of certain retirement homes is constrained by conditions imposed as a consequence of its having received public subsidies.

•	Deutsche Wohnen is exposed to counterparty risk, i.e. the risk that third parties will not perform their obligations, under agreements into which it has entered.

Risks Related to the Integration of GSW

•	The integration of the GSW Group with Deutsche Wohnen Group may not be successful or not proceed as planned and be connected with higher costs than expected.

•

The expected synergies in connection with the integration of the GSW Group may not be realized, or may only be realized to a small extent, or materialize at a later point in time or the achieved synergies may have higher costs than planned.

•	An impairment of Deutsche Wohnen’s goodwill may adversely

[1]	The GEHAG Group consists of GEHAG GmbH and its subsidiaries.

affect its net assets and results of operations.

D.2	Information on the key risks that are specific to the securities.	Risks Related to Shares and the Offering
		•	Minority GSW Shareholders accepting the Settlement Offer will lose their entitlement to guaranteed dividends.
		•	Future capitalization measures may lead to substantial dilution, i.e., a reduction in the value of the shares and the voting rights, of existing shareholders’ interests in Deutsche Wohnen AG.
		•	Any future sales of Deutsche Wohnen AG shares by major shareholders may depress the market price of the shares.
		•	The market price of Deutsche Wohnen AG shares has been volatile and might continue to be volatile.

E. – Offer

E.1	The total net proceeds.	The Company will not receive any proceeds from the conditional capital increase against contributions in kind.

Estimate of the total expenses of the offering, including estimated expenses charged to the investor by the issuer.

The total issue costs, including commissions for Deutsche Bank AG (“Deutsche Bank” or “Settlement Agent”) as settlement agent (but excluding the costs under the commitment and option transaction with Deutsche Bank) and the costs of the public offering and the admission for trading on the regulated market segment of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment with additional admission obligations (Prime Standard), are expected to be approximately EUR 1 million. Neither the Company nor DZ Bank nor Deutsche Bank will charge any of these costs to those Minority GSW Shareholders who accept the Settlement Offer.

E.2a	Reasons for the offering.

On April 30, 2014, Deutsche Wohnen AG, as the controlling company, entered into a domination agreement with GSW Immobilien AG, the controlled company (the “Domination Agreement”). Following the approval by the general meetings of both parties to the agreement, the Domination Agreement will enter into force upon registration in the commercial register on September 4, 2014. Under the Domination Agreement, GSW Immobilien AG assigns the management control (Leitung) of its company to Deutsche Wohnen AG.

Pursuant to the Domination Agreement, Deutsche Wohnen AG guarantees the minority shareholders of GSW Immobilien AG for the duration of the agreement a fixed annual payment in the form of a guaranteed dividend currently amounting to EUR 1.40 (derived from a gross sum of EUR 1.66 less any corporate income tax and solidarity surcharge at the prevailing rate for the relevant fiscal year) for each no-par-value share of GSW Immobilien AG for each entire fiscal year of GSW Immobilien AG, payable for the first time for the fiscal year 2014.

In addition, upon the entry into force of the Domination Agreement, the Company is obliged under section 305 of the German Stock Corporation Act (Aktiengesetz) to offer as an alternative to the guaranteed dividend an exit option to the Minority GSW Shareholders in the form of a Settlement Offer. In accordance with this mandatory statutory duty, Deutsche Wohnen AG undertook pursuant to section 5 paragraph 1 of the Domination Agreement to acquire, on request by a Minority GSW Shareholder, the shareholder’s shares in exchange for bearer shares in Deutsche Wohnen representing a notional value of EUR 1.00 each in the share capital in the ratio of seven Settlement Shares for three GSW registered Shares within a defined Offer Period.

	Use of proceeds, estimated amount of the net proceeds.	Not applicable. The Company will not receive any proceeds from the conditional capital increase against contributions in kind.

E.3	Offer conditions.

The offer relates to the issuance of 10,552,572 new ordinary bearer shares with no-par-value of Deutsche Wohnen AG, each with a nominal value of EUR 1.00 and carrying dividend rights as of January 1, 2014. The Settlement Shares will be used as consideration in the context of the settlement offer to the minority shareholders of GSW Immobilien AG, created by way of conditional capital increase against contribution of three shares of GSW Immobilien AG for the issuance of seven shares in Deutsche Wohnen AG, resolved by the general meeting on June 11, 2014 pursuant to agenda item 10(b) “Conditional Capital 2014/II”.

Important Notices

This Settlement Offer will only become effective if the existence of the Domination Agreement in the commercial register of the seat of GSW Immobilien AG is deemed to have been made known in accordance with section 10 of the German Commercial Code (Handelsgesetzbuch), thus on September 4, 2014.

Where GSW Immobilien AG shareholders would be entitled to fractional amounts of Deutsche Wohnen shares according to the exchange ratio, GSW Immobilien AG shareholders will receive compensation for fractional rights to shares of Deutsche Wohnen (“Fractional Share Rights”) in cash.

Acceptance Period

The period for acceptance of the Settlement Offer (“Offer Period”) commences on September 4, 2014. Without prejudice for the Minority GSW Shareholders’ rights under section 305 paragraph 4 sentence 3 German Stock Corporation Act (Aktiengesetz), it expires on November 4, 2014, at 24:00 hours (Central European Summer Time).

Minority GSW Shareholders wishing to accept the Settlement Offer shall submit a written acceptance notice to be received by the Settlement Agent within the Offer Period.

Settlement

Under the Domination Agreement, Minority GSW Shareholders may opt to accept the Settlement Offer submitted by Deutsche Wohnen AG in accordance with section 305 of the German Stock Corporation Act (Aktiengesetz) and withdraw as shareholders of GSW Immobilien AG by accepting the settlement in the form of seven shares in Deutsche Wohnen AG for three shares of GSW Immobilien AG.

The Minority GSW Shareholders do not forfeit the right to tender their shares by virtue of the fact that they have already accepted compensation payments in the form of guaranteed dividends.

Compensation for fractional rights to Settlement Shares (“Fractional Share Rights”) is in cash. For the purposes of compensation in cash, the Fractional Share Rights due to individual shareholders are pooled into full shares for all shares issued at a given date, and the resulting shares of Deutsche Wohnen AG are sold on the stock exchange by Deutsche Bank; the holders of Fractional Share Rights receive a compensation in cash in the amount of their pro rata share in the proceeds corresponding to their Fractional Share Rights. To the extent Fractional Share Rights continue to exist after pooling, a cash compensation will be paid by Deutsche Bank equaling the prorated closing price of Deutsche Wohnen AG stock in XETRA trading (or a corresponding successor system) in Frankfurt am Main on the day before such cash is credited by Deutsche Bank.

Immediately upon the entry into force of the Domination Agreement and following the publication of the specific details of the execution of the Settlement Offer in the German Federal Gazette (Bundesanzeiger), the Minority GSW Shareholders will be notified of the Settlement Offer through their custodian banks. The transfer of the GSW Shares to Deutsche Wohnen AG in acceptance of the Settlement Offer is free of charge for the Minority GSW Shareholders provided that they have a domestic custodian account.

Stabilizing Measures, Over-Allotment and Greenshoe-Option.

Not applicable. This Prospectus is published in connection with a settlement offer, which is not accompanied by stabilizing measures, over-allotments, greenshoe-options or other measures typically accompanying the issuance of securities.

E.4	Description of any interest that is material to the offer and the listing including conflicting interests.

The Listing Agent will receive a fee amounting to EUR 320,000.00 plus value-added tax (“VAT”) from Deutsche Wohnen AG for its services rendered in the course of the listing of the Settlement Shares.

Under the Share Settlement Agreement, the Company is obliged to pay Deutsche Bank a settlement fee of up to EUR 140,000.00 plus VAT. The settlement fee may increase if the initiation of appraisal proceedings results in further services of Deutsche Bank being rendered under this agreement.

In connection with the conclusion of a commitment and option agreement with Deutsche Bank on April 28, 2014 (the “Commitment and Option Agreement”), the Company is obliged to pay Deutsche Bank a structuring fee of EUR 937,500 and certain commitment fees. For the time period between April 28, 2014 and the date on which Deutsche Bank acquires title to the GSW Shares, Deutsche Bank will receive a commitment fee at a rate of 5.3% (calculated on a 360-day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement. Thereafter, Deutsche Bank will initially receive a commitment fee at a rate of 5.7% (calculated on a 360-day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement and, depending on the number of shares Deutsche Bank holds after 18 months following the publication of the Settlement Offer, a step-up fee may be charged. These fees are subject to certain reductions, in particular if dividends are paid on GSW Shares and in the event that Deutsche Bank sells GSW Shares. Further, Deutsche Wohnen AG is obligated to compensate Deutsche Bank AG for the difference between the purchase price paid by the buyer according to this procedure and the amount that Deutsche Bank has used to acquire the GSW Shares. There are no conflicts of interest.

E.5	Name of the person or entity offering to sell the security.

Deutsche Wohnen AG, with its registered office at Pfaffenwiese 300, 65929 Frankfurt am Main, Germany, and registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under docket number HRB 42388.

	Lock-up agreement: the parties involved; indication of the period of the lock-up.	Not applicable. The Company is not bound by any lock-up agreements.

E.6	The amount and percentage of immediate dilution resulting from the offer.

Assuming the acceptance of the Settlement Offer by all current Minority GSW Shareholders within the Offer Period and assuming that 10,552,572 Deutsche Wohnen AG shares will be issued for 4,522,531 Minority GSW Shares, shareholders who owned stock in Deutsche Wohnen AG prior to the Settlement Offer (“Deutsche Wohnen Shareholders”) would be diluted by 3.6% of each Deutsche Wohnen Shareholder’s share in the Company. The number of Settlement Shares to be issued may, however, increase, if, amongst others, proceedings are initiated pursuant to German Act on Appraisal Proceedings (Spruchverfahrensgesetz) and the court adjudicates a higher settlement and therefore a higher exchange ratio, or otherwise pursuant to the terms of the Domination Agreement.

The net book value of the Company (corresponding to the total consolidated equity of the Company) amounted to EUR 3,954.5 million as of June 30, 2014 (equal to total assets in the amount of EUR 10,080.5 million minus total liabilities in the amount of EUR 6,126.0 million in each case as shown in the unaudited condensed consolidated interim financial statements (IFRS for interim financial reporting (IAS 34)) as of and for the six months ended June 30, 2014) which corresponds to EUR 13.82 per share (based on the 286,216,731 outstanding shares of the Company as of the date of this Prospectus).

The Company will not receive any cash proceeds from the contingent capital increase against contributions in kind. The total costs of the public offering and the admission for trading on the regulated market segment of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment with additional admission obligations (Prime Standard) are expected to be approximately EUR 1 million. The net book value of the Company would have been approximately EUR 4,058.8 million, which corresponds to EUR 13.68 per share (assuming the issuance of 10,552,572 Deutsche Wohnen AG shares), and shareholders who owned stock in Deutsche Wohnen AG prior to the Settlement Offer (“Deutsche Wohnen Shareholders”) would be diluted by 3.6% of each Deutsche Wohnen Shareholder’s share in the Company, i.e., based on the assumption of 296,769,303 outstanding shares of the Company. This would represent a decrease in the net book value of the Company by EUR 0.14 (1.0%) per share for Deutsche Wohnen Shareholders.

E.7	Estimated expenses charged to the investor by the issuer.	Not applicable. No expenses are charged to the investor by the issuer.

ZUSAMMENFASSUNG

[GERMAN TRANSLATION HAS BEEN OMITTED]

RISK FACTORS

Before deciding to purchase shares of Deutsche Wohnen AG (the “Company”, and together with its subsidiaries, the “Group”, “Deutsche Wohnen Group” or “Deutsche Wohnen”), prospective investors should carefully review and consider the following risk factors and other information contained in this prospectus (“Prospectus”) when deciding whether to invest in the Company’s shares. The occurrence of one or more of these risks, individually or in combination with other circumstances, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen. The stock price of the Company’s shares may fall if any of these risks were to materialize, in which case investors could lose all or part of their investment. The risks listed below might, in retrospect, prove to be incomplete and therefore might not be the only risks to which Deutsche Wohnen is exposed. Additional risks and uncertainties of which Deutsche Wohnen is currently unaware or which the Group does not consider to be significant may also have a material adverse effect on the Group’s net assets, financial condition and results of operations.

The order in which the risks are presented is not an indication of the likelihood of the risks actually materializing, or the significance or degree of the risks or the scope of any potential harm to the Group’s business, net assets, financial condition, or results of operations. The risks mentioned herein may materialize individually or cumulatively.

Market and Competition Risks

The German real estate market and Deutsche Wohnen’s business may be negatively affected by changes in general economic and business conditions, such as the recent financial and economic crisis. The continued economic uncertainty in the eurozone following the sovereign debt crisis may lead to a slowdown or even a reversal of the economic recovery and may have a detrimental effect on the German real estate market and on Deutsche Wohnen’s business.

Deutsche Wohnen’s core business is the management of residential properties and the sale of individual apartments in Germany. Accordingly, the Group relies significantly on rental income. Therefore, Deutsche Wohnen’s performance depends largely on the in-place rents currently generated and its ability to generate these in-place rents in the future, the expenses the Group incurs in generating such rents, the generated or achievable proceeds from disposals, and the value of its properties. These performance factors and the value of the properties are subject to general economic and business conditions.

The global financial crisis, triggered by the mortgage crisis in the United States and other factors, forced banks to take extraordinarily large asset write-downs on their balance sheets and led to a substantial increase in credit spreads in the financial markets. As a consequence, the banks’ refinancing costs increased significantly. This resulted in a worldwide economic crisis that expanded to essentially all business sectors. In recent years, many economies have recovered from the economic crisis to some extent. However, the outlook has deteriorated considerably and the economic environment may worsen again, due, for example, to concerns over the level of sovereign debt in many developed countries, particularly in the eurozone and the United States, and high levels of unemployment in many eurozone countries. The response of the EU, the countries of the eurozone and the European Central Bank to the crisis has also raised a number of questions regarding the stability and overall state of the eurozone, resulting in concerns about the potential reintroduction of national currencies in one or more eurozone countries or, in particularly extreme circumstances, the abandonment of the euro.

Persistent issues with the pace of economic growth, instability in the credit and financial markets and weak consumer confidence in many markets may continue to put pressure on global economic conditions. In addition, the current geopolitical crises in the Middle East and Ukraine as well as the economic sanctions being imposed on the Russian Federation may have negative repercussions for the European economy as a whole. Such instability and the resulting market volatility may also create contagion risks for economically strong countries like Germany and may spread to the German financial sector as well as to the German residential real estate market.

Given Deutsche Wohnen’s dependence on its ability to access financial markets for the refinancing of its debt liabilities, the continued instability or a further deterioration of the economic environment or the capital markets may reduce Deutsche Wohnen’s ability to refinance its existing and future liabilities. Furthermore, Deutsche Wohnen’s counterparties, in particular its hedging counterparties, may not be able to fulfil their obligations under the respective agreements due to a lack of liquidity, operational failure, bankruptcy or other reasons (see below “—Risks Related to Deutsche Wohnen’s Business—Deutsche Wohnen is exposed to counterparty risk.”).

Furthermore, the creditworthiness of tenants and potential real estate purchasers could deteriorate. When tenants’ creditworthiness deteriorates, if they lose their jobs, for example, tenants may be unable to make their payment obligations under the agreed rent and the agreed incidental costs, and/or they might be forced to terminate their leases with Deutsche Wohnen, which may result in a decline of rental income. Moreover, due to the factors described above, it is possible that lower demand from potential tenants and purchasers of residential properties could follow if the economy in Germany faces another downturn, or, if a slowdown actually takes place, causing higher unemployment and stagnation or even a decline in real incomes due to additional pressure from increases in taxes, energy prices and the cost of living. Additionally, demographic developments or local employment conditions in certain regions where Deutsche Wohnen’s portfolio is concentrated may affect the real estate market, particularly the demand for housing. In addition to the loss of agreed rents, vacancies may increase. In that case, it is possible that the apartments may not be re-let on the original terms, or that this is only possible after making additional investments to maintain or re-establish the attractiveness of the property.

The interest rate level is currently very low. It is possible that the interest rate for real estate loans in Germany and elsewhere will increase significantly in the future. Any such development can negatively affect the willingness of potential buyers to make real estate purchases, require real estate portfolio value adjustments and therefore constrain Deutsche Wohnen’s sales of apartments. Additionally, due to the recent developments in the financial markets, financial institutions may require that borrowers meet more stringent requirements with regard to creditworthiness. This could lead potential buyers of residential properties to refrain from purchasing real estate due to worse financing terms or unavailable credit. A significant increase in real estate loan interest rates and more stringent borrower qualification requirements may also require Deutsche Wohnen to postpone scheduled investments and delay, due to market conditions, planned disposals. Besides this, such increase may permanently impair Deutsche Wohnen’s ability to finance real estate portfolio acquisitions through debt and may generally impact the Group’s ability, and that of its competitors, to refinance. Consequently, Deutsche Wohnen and its competitors may be forced to sell real estate portfolios at substantial discounts, due in large part to the difficult financing conditions experienced by buyers. As a result, Deutsche Wohnen may be exposed to the risk of a reduction in the fair value of its total real estate portfolio and may be required to recognize the corresponding losses from the resulting fair value adjustments of the Group’s investment properties in its consolidated profit -and -loss statement.

Worsening business and general economic conditions could impair the future performance of Deutsche Wohnen Group with regard to real estate management business, single-unit sales (residential unit privatizations), block sales (institutional sales) and acquisitions, and may have a material adverse effect on the Group’s net assets, financial condition and results of operations.

Deutsche Wohnen is dependent on developments in regional markets where its portfolio is concentrated, particularly in the Greater Berlin area.

Deutsche Wohnen’s business activities are affected by numerous demographic and economic factors in the regional sub-markets where its residential real estate portfolio is primarily located. As of June 30, 2014, around 99% of Deutsche Wohnen’s total residential real estate portfolio, based on the Group’s fair value, is concentrated in selected regions: the so-called “Core+” and “Core” regions. The “Core+” regions comprise the most dynamic rental markets within our portfolio with considerable rental growth. A Core+ Region of particular importance for Deutsche Wohnen is the Greater Berlin area where, as of June 30, 2014, approximately 73% of Deutsche Wohnen’s total residential real estate portfolio, based on the Group’s fair value, are located. The “Core” regions comprise markets with moderately rising rents and stable rent development forecasts. The general demographic and economic conditions and the development of such conditions in these core and growth regions are of significant importance for Deutsche Wohnen’s business and future prospects. The key factors in this respect include demand, demographic structure, tenant creditworthiness, purchasing power of the population, attractiveness of the particular locations, the labor market situation, infrastructure, social structure and other factors influencing supply and demand for real estate in the respective locations and markets. These factors significantly impact, among other things, the rents Deutsche Wohnen is able to charge as well as the payment behavior of Deutsche Wohnen’s tenants and have further a significant effect on vacancy rates, Deutsche Wohnen’s earnings and the valuation of Deutsche Wohnen’s properties. Accordingly, Deutsche Wohnen is subject to economic and demographic developments in the Greater Berlin Area and its other core and growth regions.

Since regional markets within Germany do not develop uniformly, Deutsche Wohnen’s dependence on a few particular regional markets could adversely affect the Group’s earnings targets if the attractiveness of the respective markets declines; the Group may thereby be put at a disadvantage when compared with competitors who have a more regionally diversified real estate portfolio. In addition, negative developments in the strategic core and growth regions of Deutsche Wohnen would not only impact individual properties, but would also affect the entire portfolio in the given strategic core and growth regions.

Unfavorable developments in the real estate market of the Greater Berlin area and the other regional markets where Deutsche Wohnen’s portfolio is located may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen.

For various reasons it may become more difficult for Deutsche Wohnen to acquire properties on attractive terms, which would impair the future performance and, above all, the growth of its business.

Deutsche Wohnen’s commercial success depends, among other things, on the Group’s future ability to continue acquiring residential real estate portfolios and properties with appreciation and/or rent-increase potential in economically attractive regions at reasonable prices, with good tenant structure, in high-quality locations and at favorable occupancy rates. Additionally, the success of the Group’s business model depends on its ability to efficiently integrate and manage as well as to successfully market newly acquired properties in its total residential portfolio.

The management board of Deutsche Wohnen AG (the “Management Board”) believes that current market conditions make it difficult to conclude real estate transactions at conditions similar to those in the past. For one thing, the German real estate market is characterized by a high level of demand as German property prices in recent years were considered relatively attractive when compared to properties in other countries. Investors have therefore been able to achieve relatively attractive returns. As a result, many investors, including numerous foreign financial investors, have increasingly purchased German residential real estate. Foreign investors, in particular, often have considerable financial resources that allow them to submit high bids for real estate portfolios. The stronger presence of foreign investors, as well as the generally high level of investor interest in German real estate as a consequence of the sovereign debt crisis and the ongoing low level of interest rates has therefore caused residential real estate prices to increase in the past. Additionally, real estate portfolios held by municipalities and federal states have increasingly been privatized in Germany in recent years, especially prior to 2007. Deutsche Wohnen’s real estate portfolio also partially originated through such privatizations. With respect to the decision to sell their real estate holdings, the states and municipalities are influenced by public opinion of such privatizations. As there is less support today for the privatization of real estate portfolios than there was in the past, the number of ongoing privatization processes has declined. This development has led to a shortage in supply and an increase in prices of residential properties in the German market. As a consequence, it can be expected that there will be fewer properties for Deutsche Wohnen to acquire in the future or that Deutsche Wohnen may have to pay higher prices due to the lower supply.

If Deutsche Wohnen is unable to acquire suitable properties at attractive terms in the future, the Group’s future growth potential may be limited. If there are only a few or no new properties available for acquisition, Deutsche Wohnen’s earnings from the disposals of a decreasing number of properties earmarked for disposal and/or the Group’s earnings from residential property management of a lower number of residential properties would decline.

Deutsche Wohnen’s acquisition of additional real estate portfolios can be financed not only by taking on additional debt, but also by issuing and offering new shares in the capital markets. If Deutsche Wohnen is unable to obtain the necessary capital on the capital markets at reasonable terms, the Group might be unable to make further acquisitions, or might be able to do so only to a limited extent or, if debt financing is available, may only be able to do so by taking on additional debt. Moreover, any additional debt raised in connection with future acquisitions may have a significant negative effect on the Group’s loan-to-value ratio (“LTV Ratio”), i.e., the ratio of net financial liabilities to the value of the total real estate holdings. If Deutsche Wohnen Group is no longer able to obtain the debt or equity financing that is necessary to acquire additional real estate portfolios, or if the Group is able to do so only on onerous terms, its business development and competitiveness may be severely constrained in the future.

The occurrence of one or more of these risks may have a material adverse effect on Deutsche Wohnen’s net assets, financial condition and results of operations.

The forecast with respect to funds from operations (FFO) for Deutsche Wohnen Group may differ materially from actual future cash flows, revenue, earnings and sales proceeds of Deutsche Wohnen Group.

This Prospectus contains forecasts and other forward-looking information, including a forecast of Deutsche Wohnen Group’s funds from operations (“FFO”). Deutsche Wohnen distinguishes between FFO (without disposals) and FFO (including disposals). FFO (without disposals) is defined as the profit/loss for the period adjusted for earnings from disposals, depreciation and amortization, gains/losses from fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items, prepayment compensation, deferred taxes (tax expense/income), the tax expense from capital increase costs and FFO (without disposals) allocated to non-controlling interests in GSW Immobilien AG. FFO (including disposals) is calculated by adding earnings from disposals to FFO (without disposals) and adjusting for earnings from Disposals allocated to non-controlling interests in GSW Immobilien AG. For purposes of the forecast the FFO (without disposals) has been calculated without consideration of any adjustments for non-controlling interests in GSW Immobilien AG. In arriving at a forecast for FFO, Deutsche Wohnen’s Management Board makes certain assumptions regarding unforeseen events, such as force majeure, legislative and other regulatory measures, the economic development of the real estate industry, interest rate trends and the development of the total portfolio, and of several performance indicators (current gross rental income, vacancy rate and rental loss), expenses (expenses from residential management, staff expenses and general administration expenses as well as other operating income and expenses), level to which synergies have already been realized in the context of the takeover of GSW Immobilien AG (together with its consolidated subsidiaries, “GSW” or “GSW Group”), the Nursing and Assisted Living segment, the financial market and the expenses incurred during the re-letting process. Although Deutsche Wohnen’s Management Board believes that these assumptions are reasonable in the current environment, they may vary, prove to be incorrect, or turn out to be inaccurate compared to actual future developments since they relate to factors on which the Company has very limited or no influence. Should one or more of these assumptions prove to be incorrect or inaccurate, the future FFO may differ materially from the forecast of the Company or of Deutsche Wohnen Group.

Sales prices of Deutsche Wohnen residential properties may come under pressure from competition and other factors.

The success of Deutsche Wohnen’s Disposals segment depends on its ability to sell residential units earmarked for disposal at above their respective book values. The profit from such disposals is influenced primarily by the prices the Group is able to realize in the residential real estate market, which are affected by various supply and demand factors.

Government bodies or industrial companies that own residential real estate may increasingly seek to sell apartments to tenants, owner-occupiers and investors, as well as to financial investors. For example, a considerable number of residential units have been privatized in Germany in recent years. Should the supply of residential properties increase, such increase could put pressure on sales prices, particularly in the local markets in which Deutsche Wohnen owns residential real estate. In addition to increased supply, pressure on sales prices may also result from a decline in demand or a combination of these two factors. As private individuals in Germany frequently purchase real estate as a component of retirement planning, their investment in residential properties in Germany has become an increasingly important part of the market. But if real estate is considered to be less attractive as a component of retirement planning in the future, or if it becomes less favorable economically due to changes in taxation, the legal framework or economic conditions, demand for residential properties among potential purchasers may decrease, and, consequently, it might only be possible to sell apartments at lower prices. For instance, recent legislative reforms to limit rent increases and to regulate the rent for new contracts may reduce the economic attractiveness of investing in apartments (see also “—Risks Related to Deutsche Wohnen’s Business—Deutsche Wohnen’s business is subject to the general legal and tax environment in Germany. Any disadvantageous changes to the legal environment, such as an expansion of tenant protection laws or more restrictive environmental laws, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group, as well as on the future business activities, e.g., with regard to potential acquisitions.”). Overall, lower sales prices for Deutsche Wohnen’s apartments would reduce the Group’s earnings or may even cause the Group to incur losses.

Lower sales prices may also require the Company to adjust the fair value of its total real estate portfolio on its consolidated balance sheet, and to record losses from the resulting fair value adjustments of its investment properties in its consolidated profit-and-loss statement for the respective accounting period.

Moreover, the absence of a liquid real estate market may temporarily make the sale of properties entirely impossible. Further increases in real estate transfer tax rates beyond the current levels of 5% in most states and 6% in Berlin and Hesse may likewise have a negative impact on liquidity and demand for real estate. In addition, lower sales prices for real estate or a decline in sales would also lead to lower cash inflows, which may adversely affect net assets, financial condition and results of operations of Deutsche Wohnen.

Deutsche Wohnen operates in a highly competitive market (including rentals and sales) in Germany in the field of residential real estate, and to a lesser extent in commercial real estate and nursing and assisted living facilities. While most of the Group’s competitors are domestic, foreign competitors may also increasingly enter the German real estate market and may therefore intensify competition. The consequences of increased competition may be lower sales proceeds, lower margins, lower in-place rents and higher acquisition prices for real estate portfolios. Some of Deutsche Wohnen’s current competitors may have a broader customer base to which they can sell properties or significantly greater financial resources than the Group does, and may build on these strengths by engaging in more aggressive pricing.

All of these factors may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen invests predominantly in real estate. Due to the potentially illiquid nature of the real estate market, Deutsche Wohnen may not be able to sell portions of its portfolio on favorable terms or even at all.

Deutsche Wohnen invests predominantly in real estate for which there is a market with limited liquidity. In principle, the ability to sell portions of the total portfolio depends on the liquidity of the investment markets. It is therefore possible that if Deutsche Wohnen were forced to sell portions of the total portfolio, the Group may only be able to conclude the sale at unfavorable terms, if at all, particularly if the sale needed to occur on short notice for any reason (for example, because of a liquidity shortage). In the case of a forced sale, there would likely be a significant shortfall between the fair value of a property or a property portfolio and the price that the Group would be able to achieve upon the sale of such property or property portfolio, and there can be no guarantee that the price thus obtained would even cover the book value of the property sold. These differences in value may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Risks Related to Deutsche Wohnen’s Business

The loss of in-place rents, rent reductions, higher vacancy rates and the inability to charge economically reasonable in-place rent levels may have a detrimental effect on revenue and earnings in the Residential Property Management segment.

Deutsche Wohnen’s commercial success depends significantly on the Group’s ability to maintain and increase its rental income. This entails several risks regarding a variety of aspects.

Lower demand for housing in general, or in a particular area due to the economic, social or other conditions prevailing there, may lead to higher vacancies and result in lower in-place rents. Vacancies resulting in reduced in-place rents also occur when apartments must or should be refurbished and thus cannot be rented out. Lower demand for housing may also force the Group to lease its apartments on less favorable terms or to tenants who pose a greater risk of rent losses due to reduced creditworthiness.

If tenants fail to meet their rent payment obligations in whole or in part (e.g., due to a deterioration of their economic situation because of a job loss), or if larger numbers of tenants give notice of termination without the Group being able to re-let the property within a reasonably short period of time, it would sustain losses in current gross rental income, which may have a material adverse effect on the funds from operations (FFO). To the extent that the Company is in fact able to re-let an apartment, there is a risk that it might no longer be able to do so on the original terms, or might be able to do so only after making an additional investment to maintain or re-establish the attractiveness of the property.

The amount of current gross rental income Deutsche Wohnen can generate and the Group’s ability to increase its in-place rents from existing tenants depend on several factors. These factors include the demand for housing, the customary local market rent, the condition and location of the apartment, modernization measures undertaken, including their scope, as well as tenant turnover. Moreover, when setting the in-place rent levels for its residential properties, Deutsche Wohnen is subject to the restrictions of German landlord-tenant laws, as well as, where applicable, conditions imposed as a consequence of the Group having received public subsidies, or restrictions under privatization agreements. As a consequence, Deutsche Wohnen might not be able to maintain or increase in-place rents in a manner or to the extent that would be in its economic interest. Even if increased modernization costs would merit higher in-place rents from a commercial perspective, the Group may not be able to impose such increases in the in-place rents. Based on current legislation, only up to 11% of the costs incurred for modernization measures (minus the costs that would be necessary for maintenance measures) may be charged to the annual rent, and the current legislature intends to further reduce that amount to a maximum of 10%.

Besides being unable to increase in-place rents, the Company may also experience a loss of in-place rents, rent reductions and increased vacancies in situations where, for example, the properties are situated in undesirable locations (either as a result of social or economic conditions) or where there is only limited demand for housing given the local market conditions, resulting in a decline in total current gross rental income. Deutsche Wohnen is required to conduct its real estate management business in such a manner that the properties are maintained in the condition as required by the leases and by law. If this is not possible and if the required maintenance measures are not performed on time or at all, in-place rents may decline. Additionally, Deutsche Wohnen may experience a shortfall in income through a planned vacancy if it decides to refurbish, sell or privatize a property.

All of these factors, individually or collectively, may have a material adverse effect on revenue and earnings, and thus have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

If Deutsche Wohnen is unable to generate positive cash flows from its operating activities, the Group may be forced to sell properties or borrow on financially unfavorable terms.

In order to service its debt (amortization and interest), Deutsche Wohnen must generate positive cash flows from operating and investing activities. The Group generally generates such cash flows from in-place rents, through proceeds from disposals, and from its nursing services and residential care facilities for the elderly. If Deutsche Wohnen is unable to generate positive cash flows from its operating activities in the future, the Group may be forced to sell apartments (single-unit sales (privatizations) and/or block sales) irrespective of the market situation and possibly on terms unfavorable to it, expend cash, or borrow on financially unattractive terms. As a whole, this could have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The intended refinancing of financial liabilities including the private placement of a convertible bond in 2014, remains to be decided, and may, if undertaken, not be successful or realized only at unfavorable terms.

The Company targets, market-permitting, to refinance most parts of its financial liabilities that mature until and including fiscal year 2017 in the banking market with average maturities of around 8 years. The aggregate refinancing volume is anticipated to amount to approximately EUR 1.4 billion. As part of the refinancing, the Company announced on the date of this Prospectus that it intends to conduct, market-permitting, a private placement of convertible bonds each initially convertible into ordinary bearer shares with no-par-value of the Company with a notional amount of EUR 1.00 and with dividend rights as of the fiscal year of their issue (the “Convertible Bond 2014”). Subscription rights of the Company’s shareholders will be excluded. The Convertible Bond 2014 will have a maturity of 7 years. The private placement of the Convertible Bond 2014 is not subject matter of this Prospectus.

Important price parameters of the intended refinancing will be decided on or shortly after the date of this Prospectus. For instance, the conversion price and the interest rate of the Convertible Bond 2014, are contemplated to be determined presumably on September 3, 2014. As of the date of this Prospectus, it is uncertain whether, and if so, under what conditions the refinancing, including the private placement of the Convertible Bond 2014, will be realized. There is a risk that the refinancing, including the private placement of the Convertible Bond 2014, will not be completed successfully or may be completed only at unfavorable terms. A failure to complete the intended refinancing at attractive terms as well as the non-placement or the placement of the Convertible Bond 2014 at unfavorable terms may adversely affect the quoted market price of the shares of the Company. Investors have to make their investment decision taking this uncertainty into account.

The occurrence of one or more of these risks may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen’s ability to refinance existing debt with loans and other debt instruments could be limited. It may be difficult or expensive to obtain new sources of financing.

As of June 30, 2014, the Group’s LTV Ratio stood at 56.2%. The total amount of Deutsche Wohnen’s outstanding financial liabilities including the convertible bond placed in 2013 was approximately EUR 5.2 billion as of June 30, 2014. Deutsche Wohnen is dependent on refinancing debt that will become due over the next few years. As of June 30, 2014, the nominal value of Deutsche Wohnen’s outstanding financial liabilities, up to and including 2015 is about EUR 389 million, and about EUR 473 million up to and including 2016 as well as about EUR 779 million for 2017. Additionally, Deutsche Wohnen intends to obtain a credit rating and to refinance all material financial liabilities maturing until December 31, 2017 within the foreseeable future. Deutsche Wohnen AG cannot rule out that its current level of debt may adversely affect its ability to refinance financial obligations by taking on new debt or by extending existing loans. In particular, any decline in the Group’s LTV Ratio may make the completion of the envisaged refinancing more difficult and more costly. No assurance can be made that Deutsche Wohnen will be able to refinance its debt at all or at comparable costs and terms in the future.

Additionally, Deutsche Wohnen may find it difficult or expensive to obtain new sources of financing. Banks may refuse to grant Deutsche Wohnen new loans, or they may only make new loans available to the Group at unfavorable financial terms, and refuse to extend existing credit lines or only extend them on unfavorable terms. Furthermore, it is feasible that banks may no longer be able or willing to extend expiring loans and that future contract negotiations will take more time to complete.

The occurrence of one or more of these risks may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

If any of Deutsche Wohnen Group’s companies breach their obligations under Deutsche Wohnen Group’s loan agreements, they may be required to repay the loans before they would ordinarily become due. If Deutsche Wohnen fails to make payments on its loans when due, the Group’s creditors may dispose of the significant collateral it furnished to secure the loans.

In the past, Deutsche Wohnen has taken on debt in the form of loans, convertible bonds and other instruments to refinance existing obligations, as well as to finance acquisitions, and the Group also intends to do so in the future. If Deutsche Wohnen breaches certain obligations under these loan agreements or debt instruments and is not in a position to cure such breaches, and if the creditors under such loan agreements or debt instruments do not waive the Group’s compliance with such obligations, such creditors may be entitled to terminate the respective financing agreements. In particular, several financing agreements require Deutsche Wohnen to comply with certain specific financial metrics (“financial covenants”), such as the maintenance of certain maximum LTV Ratios and the compliance with certain other key financial figure ranges which relate, among others, to the debt servicing ability (Debt Service Cover Ratio (“DSCR”)), the Interest Service Cover Ratio (“ISCR”) and the ratio of debt in relation to the rental income at the level of both the Group as well as the financed portfolio. The Group’s failure to comply with such financial covenants may have severe consequences.

A breach of financial covenants would restrict Deutsche Wohnen’s right to dispose of the rental income arising from the properties securing the respective loan agreement. Several of the loan agreements that Deutsche Wohnen has concluded contain provisions that might require the Group, upon breach of a financial covenant, to make certain monthly payments, based on its rental income less debt service payments under the respective and other equal-ranking loan agreements, into specified blocked accounts. The amounts in such blocked accounts are regularly pledged to the benefit of the respective lender. Deutsche Wohnen may therefore not use these amounts to make certain payments without the prior consent of the respective lender, including for the debt service of other loan agreements. This may result in the Group’s failure to fulfill payment obligations under such other loan agreements.

Furthermore, a breach of financial covenants may trigger the creditors’ right to terminate the financing arrangement with immediate effect. This right of termination by the Company’s creditors may have serious negative consequences for the Group. For instance, all debt outstanding under the respective loan agreement may become due immediately and may severely affect the liquidity position of the Group. In addition, grounds for termination of one loan agreement may entitle creditors under other loan agreements to terminate their agreements with the Company with immediate effect (the so-called “cross default provision”). If one or more loans should become due as a result of an early termination, Deutsche Wohnen might be unable to refinance its loans as they become due, or might only be able to refinance them on significantly less favorable terms. If

Deutsche Wohnen were unable to obtain refinancing in such a scenario, in the worst case, the Group may become insolvent.

To secure the Company’s loans or those of its subsidiaries, it has pledged the shares of various Deutsche Wohnen Group companies to creditors, as well as claims under rental and leasing agreements, purchase agreements and real estate sales agreements, and has taken out mortgages secured by properties held by Deutsche Wohnen Group companies. If the Company or its subsidiaries are unable to fulfill its or their obligations under such financing agreements, the Group’s creditors may seize collateral, including real property and pledged shares of Deutsche Wohnen Group companies, without further negotiations. Breach of obligations under Deutsche Wohnen’s financing agreements may thus result in the loss of portions of the Group’s real estate portfolio or individual Deutsche Wohnen Group companies on economically unfavorable terms.

The occurrence of one or more of these risks may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

A rise in general interest rate levels could increase Deutsche Wohnen’s financing costs for both the Group’s existing portfolio as well as for newly acquired properties or properties potentially to be acquired in the future.

Extensive financial resources are required to implement Deutsche Wohnen’s business concept and growth strategy. The Company needs a significant portion of these resources to finance its existing real estate portfolio as well as its newly acquired and potentially to-be-acquired properties. The conclusion of financing agreements or the extension of such agreements at attractive terms is crucial for the Group’s continued commercial success and its ability to pay dividends. A rise in interest rates could result from an improvement in the economic environment and may adversely impact Deutsche Wohnen’s business.

Although Deutsche Wohnen typically hedges its variable interest rate financing agreements using customary market hedging instruments, interest rates may increase from their currently low levels and thereby develop during the financing term contrary to the Group’s expectations. In addition, the hedging instruments that Deutsche Wohnen uses may not completely counterbalance this effect, or the Group may be unable to successfully conclude the necessary extensions or renegotiations of financing agreements or hedging instruments at their current interest rate terms, including the associated costs. This and any failure on Deutsche Wohnen’s part to obtain financing on the terms its management’s planning anticipates, or to obtain one or more of the hedging instruments it currently uses, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

In the event of a downturn in the real estate market, the fair value model may require Deutsche Wohnen to adjust current fair values of its investment properties (such as in the case of a change in interest rate levels or a deterioration of the market), which may lead to adverse effects on the Group’s net assets and results of operations.

Deutsche Wohnen accounts for investment properties (that is, real estate held to generate rental income and/or for capital appreciation) at fair value. Fair value is the amount at which an asset may be exchanged or a liability may be settled in an arm’s-length transaction between informed and willing parties on standard terms, other than in a forced or liquidation sale. The recording of investment properties at acquisition cost occurs only at the time the property is initially recognized in the balance sheet. On the balance sheet, the fair value of the property is used for dates following the initial recognition of the property. Fair value is primarily based on the trend in the real estate market, including regional market developments, as well as on general economic conditions and, to a lesser extent, on interest rate levels. Accordingly, there is a risk that in the event of a downturn in the real estate market or the general economic situation, Deutsche Wohnen will need to revise the values of its total portfolio on the consolidated balance sheet downward. The same would apply if competitors were forced to sell their real estate portfolios at lower prices due to financial difficulties. Any change in fair value must be recognized in the consolidated profit or loss statement as a gain or loss from fair value adjustments. For example, a change of 0.1 percentage points in the capitalization and discount rates that Deutsche Wohnen uses for its investment properties would have resulted in a fair value adjustment of EUR 92 million (capitalization rate) and EUR 65 million (discount rate) as of December 31, 2013 (excluding nursing and assisted care facilities). All material fair value adjustments that the Group must undertake could have a material adverse effect on the net assets, results of operations of Deutsche Wohnen Group, and on the Group’s share price. Furthermore, there would be a negative impact on financial metrics, particularly net asset value (NAV) and the LTV Ratio.

The Property Appraisal Report included in this Prospectus which is used to determine fair value, and/or existing or future financial information may incorrectly assess the value of Deutsche Wohnen’s properties.

The property appraisal report used to determine fair value (the “Property Appraisal Report”), which is contained in this Prospectus and reprinted herein on pages V-1 et seq., was prepared by the independent appraisers CBRE GmbH. It is based on standard valuation principles and represents the opinion of the independent appraiser who prepared the report. The Property Appraisal Report is based on assumptions that in retrospective may turn out to be incorrect. The assumptions underlying the appraisals are tested merely through random sampling, as is customary in such appraisals. Additionally, the valuation of real estate is based on a multitude of factors that also enter into subjective valuations by the appraiser. These factors include, for example, the general market environment, interest rate levels, the creditworthiness of tenants, the rental market, the development of the location and tax considerations. The valuation of real estate contained in the Property Appraisal Report is therefore subject to numerous uncertainties. Moreover, appraisal methods that are currently generally accepted and that were used for the purpose of developing the Property Appraisal Report may in hindsight be determined to be unsuitable. Also, it cannot be ruled out that the assumptions underlying the appraisals of the properties in the past or in the future may later be determined to have been erroneous.

The values assigned to the appraised properties in the Property Appraisal Report and/or Deutsche Wohnen Group’s financial information (consolidated financial statements and consolidated interim financial statements) already published or yet to be published may exceed the proceeds that the Group can generate from the sale of the appraised properties. This may also apply to sales that occur on or shortly after the respective valuation date. Accordingly, the Property Appraisal Report may not represent the future or current actually achievable sales prices of Deutsche Wohnen’s individual properties or of its real estate portfolio as a whole.

A change in the factors underlying the appraisal and/or its assumptions may also cause the fair value determined for the respective valuation date to fall short of the carrying amount of a property, which would result in losses from fair value adjustments. Under these circumstances, Deutsche Wohnen would be required to immediately recognize the negative change in value as a loss resulting from the fair value adjustment of investment properties for the relevant accounting period. If such losses are material, they may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen Group is exposed to risks related to the structural condition of the properties and their maintenance and modernization.

Deutsche Wohnen Group companies own many properties that are over 40 years old. Many of Deutsche Wohnen’s real estate portfolios have been inspected prior to purchase in the course of a thorough due diligence investigation with respect to their structural condition and, to the extent necessary, the existence of harmful environmental impacts. It is possible, however, that damage or quality defects may remain entirely undiscovered, or that the scope of such problems is not fully apparent in the course of the due diligence investigation, and/or that defects become apparent only at a later point in time. In general, sellers exclude all liability for hidden defects. If liability for hidden defects has not been fully excluded, it is possible that the representations and warranties made in the purchase agreement with respect to the property failed to cover all risks relating to the acquisition. Regarding the older property in the total portfolio, no comprehensive investigation or review was undertaken as to the existence of harmful environmental contamination. As a result, it is possible that significant environmental pollution, such as the use of construction materials containing asbestos, was not recognized in the older property. Deutsche Wohnen may be exposed to financial liability for any required remediation measures.

Besides this, Deutsche Wohnen AG did not have the possibility to conduct a due diligence investigation with respect to the structural condition or the existence of harmful environmental impacts of the real estate portfolios held by GSW prior to the takeover of GSW Immobilien AG. Given the nature of this transaction as a public takeover, Deutsche Wohnen AG will not have any recourse against the selling shareholders if the necessity to perform expensive refurbishment, maintenance and modernization measures on these newly acquired GSW portfolios becomes apparent. Therefore, Deutsche Wohnen AG cannot rule out that obligations to pay damages or additional costs may arise from unrecognized risks associated with the GSW portfolios.

Additionally, the Group may be exposed to unexpected problems or unrecognized risks, such as delays in the implementation of maintenance, refurbishment or modernization measures in connection with acquired real estate portfolios, against which it might not have been contractually protected. As a result, Deutsche Wohnen may be unable to lease a property as planned, effectuate increases in the rent or privatize residential units. The Group’s financial condition may deteriorate, and the value of the acquired assets may decline.

After acquiring properties, Deutsche Wohnen undertakes to maintain rented properties in a good condition. For this reason, and also to avoid the loss of value, the Group has to undertake maintenance and modernization measures. In addition, modernization of properties may be necessary to increase their appeal or to meet changing legal requirements (such as the intensification of the Energy Saving Ordinance (Energieeinsparverordnung)). Such measures can be large-scale and expensive. As a result, risks may arise in the form of higher-than-planned costs or unforeseen additional expenses for maintenance or modernization that cannot be passed on to tenants. Moreover, the actual corresponding work may be delayed, for example, by reason of bad weather, poor performance or insolvency of contractors, or the discovery of unforeseen structural defects.

The lack of or only partial sale of residential units intended for sale as well as maintenance and/or modernization measures related to the sale that last longer than planned may lead to higher administrative expenses and increased costs or to a delayed realization of earnings in the Disposals segment.

In addition to residential real estate management, Deutsche Wohnen’s business also includes the sale of apartments. In this respect, the Group distinguishes between single-unit sales (residential unit privatizations) and block sales (institutional sales) of entire real estate portfolios. Deutsche Wohnen cannot ensure that sales (particularly block sales) will be carried out in the projected numbers, within the projected time frame or on favorable terms. The factors that may affect a possible sale include, among other things, the demand for real estate, the creditworthiness of the purchasers and the number of competitors.

If Deutsche Wohnen is unsuccessful in selling the apartments to the extent planned in the future, the Group’s management of unsold or especially partially sold properties would consume greater administrative resources because, for example, the management of residential housing units would become necessary and the management of the individual remaining residential units would be less efficient. Moreover, maintenance and/or refurbishment measures may extend over a longer period of time than originally planned which, among other things, may lead to higher costs and lower sales prices and, consequently, increase the risk of a decline in value during such time. Significant price reductions in the course of further sales may reduce the profit margin on apartment sales, or even cause that margin to turn negative. These developments may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The acquisition of real estate involves risks such as missing building permits, licenses and certificates that cannot be avoided on the basis of legal, tax and economic due diligence.

Deutsche Wohnen and the former owners of the acquired properties regularly have, or had, only the opportunity to conduct a limited due diligence investigation; accordingly, Deutsche Wohnen or the former owners might not have been in a position to examine whether the original owners of the properties, and/or the properties themselves, obtained all required building permits and satisfied all permit conditions, received all necessary licenses and fire, health and safety certificates, and satisfied all comparable requirements. Moreover, Deutsche Wohnen or the former owners might not have been in a position to carry out all follow-up investigations, inspections, and appraisals/inventories (or to obtain the results of such inquiries). Accordingly, in the course of acquiring real estate portfolios, potential specific risks might not be, or might not have been, recognized or correctly evaluated. Thus, legal and/or economic liabilities may have been overlooked or misjudged. In the purchase agreements that Deutsche Wohnen enters into with sellers of property portfolios, the sellers regularly make various representations and warranties. It is possible, however, that these warranties do not cover all risks or that they fail to cover all risks sufficiently. Additionally, a warranty made by a seller may be unenforceable due to the seller’s financial situation or insolvency. In some cases, a real estate seller makes no representation or warranty as to the sufficiency and accuracy of the information that is made available in a due diligence investigation, or as to whether such information remains correct during the period between the conclusion of the due diligence investigation and the transfer of ownership of the respective property to Deutsche Wohnen. Accordingly, such risks could arise despite thorough due diligence, and they may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen is subject to numerous legal requirements that limit its economic discretion in connection with the acquisition and management of real estate portfolios and companies previously held by government entities.

In acquiring and managing real estate portfolios purchased from government entities, such as states and municipalities, Deutsche Wohnen is often subject to various restrictions imposed by contractual obligations. For example, purchase agreements relating to real estate owned by government entities typically require that tenants be afforded preference in the event of the sale of their units or that the units must initially be offered to tenants at the same conditions at which they are offered to third parties, that older tenants receive certain protection from eviction, that no luxury refurbishment may be undertaken, that only limited rent increases are permitted and that other social concerns and objectives of city planners are to be observed. Additionally, such agreements often contain conditions requiring governmental consent regarding various significant structural changes and measures.

By way of example, the GSW privatization agreement as of May 27, 2004, as amended (the “GSW Privatization Agreement”), obligates GSW Immobilien AG to comply with certain restrictions with respect to its business, many of which have already lapsed. The restrictions include, for example, the obligations (i) to increase the net cold rent only within the limits set by the Berlin rent index, (ii) not to terminate any tenancy agreements for reason of personal and reasonable economic use, (iii) to refrain from carrying out modernization measures that are aimed at changing the socioeconomic mix of its tenant base and shall instead carry out refurbishment measures only in accordance with the standards prevalent for government-subsidized apartment buildings, (iv) in the event of block sales, to pass these restrictions on to acquirers and their legal successor, (v) to ensure in the course of its business and investment planning that sufficient reserves are set aside in order to cover the cost of modernization and refurbishment measures, and (vi) to comply with the “Principles of Apartment Privatization in Berlin” (Grundsätze der Wohnungsprivatisierung in Berlin) in the course of privatizations, which means that, for example, existing tenants and owner-occupiers shall be preferred. Furthermore, under the GSW Privatization Agreement GSW Immobilien AG is guaranteed to maintain the statutory seat and place of management of GSW Immobilien AG and its subsidiaries in the city of Berlin. Besides this, GSW Immobilien AG undertook to further maintain the 26 trainee positions it had at the time that the GSW Privatization Agreement was concluded.

Furthermore, the agreement relating to the acquisition of a residential real estate portfolio from the former GSW Gemeinnützige Siedlungs- und Wohnungsbaugesellschaft Berlin mbH in 2005, the “Fortimo Inventories”, prohibits in particular luxury refurbishments and grants the tenants a preemption right in single-unit sales (privatizations).

In addition, there are restrictions relating to GEHAG GmbH (“GEHAG” and together with its subsidiaries, the “GEHAG Group”). Under the terms of the share purchase agreements entered into with the Federal State of Berlin and other parties and based on GEHAG’s articles of association, the Federal State of Berlin, as minority shareholder, is entitled to special consent rights. Such rights relate, in particular, to the transferability of GEHAG shares and housing policy. Thus, the GEHAG Group’s apartments must be made available to a broad demographic. GEHAG’s articles of association, as well as the privatization agreements, also provide that two officials of the Federal State of Berlin will belong to the twelve-member supervisory board of GEHAG until 2033. Moreover, amendments to GEHAG’s articles of association will require the consent of the Federal State of Berlin until November 17, 2018. Additionally, certain provisions of GEHAG’s articles of association may be amended only with the consent of the Federal State of Berlin until November 17, 2033. These provisions include, among others, the location of GEHAG’s registered office, the business purpose of the company and the composition of the supervisory board. The former shareholders of GEHAG have submitted to these provisions. Accordingly, for certain fundamental decisions, Deutsche Wohnen must consult with the Federal State of Berlin and thus may be prevented from making necessary amendments to GEHAG’s articles of association and undertaking dispositions of the GEHAG Group’s residential properties. Additionally, GEHAG has established a supervisory board in accordance with the provisions of the German One-Third Codetermination Act (Drittelbeteiligungsgesetz) in which four of its twelve members are worker representatives.

Deutsche Wohnen is also subject to restrictions with respect to properties held by Eisenbahn-Siedlung-Gesellschaft Berlin mbH (“ESG”). Following its partial privatization in 2000, ESG, too, is subject to restrictions by the government in the form of the Bundeseisenbahnvermögen (“BEV”). Thus, for example, ESG’s articles of association require that the eight-member supervisory board of ESG include four members of BEV. The articles of association bestow a double voting right on one of these four members in the event of a tie vote, meaning that Deutsche Wohnen does not control a majority of votes on the supervisory board. The limitations also include restrictions on the block sale of properties with 50% or more units rented out to preferred tenants. Preferred tenants are essentially active and inactive employees of BEV and Deutsche Bahn AG. Additionally, there are restrictions with respect to the transfer and pledge of shares of ESG, the authorization of third parties or affiliates of the shareholders to acquire new shares from capital increases at ESG, and certain structural measures at ESG such as mergers, transformations, dissolution or liquidation. These restrictions relating to material business decisions of the GEHAG Group may have a negative effect on economic development and, in particular, the sale of the relevant apartments. Additionally, restructuring measures that would be required or reasonable from a tax perspective may be impeded or even prevented, precluding Deutsche Wohnen’s ability to realize possible cost savings. Moreover, the Group may be limited in its ability to sell shares of GEHAG or ESG.

These restrictions may result in Deutsche Wohnen being unable to optimally manage the relevant apartments or to undertake sales or modernization measures as desired. This may result in lower income in the Residential Property Management and Disposals segments and may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen may be subject to liability claims for several years after selling properties.

In connection with the sale of real estate, Deutsche Wohnen makes representations and warranties to the purchasers with respect to certain property characteristics. The resulting obligations regularly persist for several years after the sale. In particular, Deutsche Wohnen may be subject to claims for damages from purchasers who assert that the representations and warranties the Group made to them were incorrect, or that it failed to meet its obligations. This may lead to legal disputes or litigation with the purchasers, as a consequence of which Deutsche Wohnen may be required to make a payment to the purchasers without being able to take recourse against the predecessor in title or other third parties in each case. To the extent that the Company made warranties to third parties in connection with refurbishment measures and claims are asserted against it because of defects, it is not always certain that it will have recourse against the companies that performed the work and that its recourse claims would be enforceable. Legal disputes and the obligation to pay damages may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The Company’s cash flows and possible future dividend payments are dependent on the profitability of its subsidiaries or must be funded with borrowed capital.

Deutsche Wohnen AG is a holding company that does not conduct its operating business itself. Instead, the Group operates exclusively through its subsidiaries and through servicing its subsidiaries. To cover its operating costs, Deutsche Wohnen AG relies on, among other things, payments that it receives from its subsidiaries and other investment interests for the agreed remuneration for providing agency services, distributions and payments under profit transfer agreements and scheduled repayments of loans the Group has granted to the subsidiaries. It is not assured that such funds will always be sufficient in the future to satisfy all of Deutsche Wohnen’s payment obligations. If this should not be the case, Deutsche Wohnen AG would need to obtain additional funds.

Deutsche Wohnen AG has entered into domination and profit and/or loss transfer agreements with several of its subsidiaries. Based on these agreements, Deutsche Wohnen is required to equalize any annual deficit sustained by the dominated companies insofar as such losses cannot be covered by retained earnings that were created during the term of the agreement. The right to equalization becomes due as of the balance sheet date and is quantified by the amount of the recorded deficit.

Deutsche Wohnen plans to distribute 60% of FFO (without disposals) as dividends. The Company’s intention is to pay dividends only to the extent that they are covered by its cash flows available for dividends. If there are insufficient cash flows available for dividends, the Group will most likely refrain from paying a dividend. If Deutsche Wohnen AG should decide to borrow money to enable its payment of dividends, this may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen bears risks in connection with possible acquisitions and investments such as greater indebtedness, higher interest expenses, challenges in integrating the business and in achieving the anticipated synergies. The income and synergy effects from potential acquisitions may be less than expected.

In addition, acquisitions involve risks, at least transitionally, related to the management of the properties by third parties.

Completed and future portfolio and business acquisitions as well as investments may involve considerable risk. In addition to the risks from the properties themselves, acquisitions tie up management resources that cannot be appropriately deployed elsewhere in Deutsche Wohnen Group. Portfolio and business acquisitions as well as investments may lead to greater indebtedness and higher interest expenses. To the extent that such growth occurs through acquisitions of, or investments in, other companies, it is also necessary that Deutsche Wohnen successfully integrate the acquired business units or investments into its business in order to achieve the desired synergies from the acquisition or investment. The integration may fail, take longer or be more expensive than expected. In particular, this risk exists in the case of larger acquisitions, such as the acquisition of GSW Immobilien AG (see “—Risks Related to the Integration of GSW”) or the portfolio of the BauBeCon group (comprised of the companies BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, BauBeCon Assets GmbH, BauBeCon BIO GmbH, Algarobo Holding B.V., Hamnes Investment B.V. and Intermetro GmbH. (collectively known as the “BauBeCon Group”)). Anticipated synergies, economies of scale and cost savings may not be realized in whole or in part or may occur only later. This may result in higher administrative and management costs. Deutsche Wohnen’s plans to increase the volume of business and possible start-up activity in new strategic core and growth regions require an adaptation of the Group’s operational and organizational structure, particularly the continued development of suitable planning and controlling processes, as well as the hiring of additional qualified employees to the extent that the Group’s growth exceeds its available resources. There is no guarantee that the systems, operations or controls required to support the expansion of its business are sufficient. Deutsche Wohnen may no longer be in a position to effectively control its internal and external growth or may not be able to obtain the resources and employees necessary to do so.

Deutsche Wohnen investigates acquisitions using business plans that are based on assumptions regarding various factors such as revenue and earnings (including growth potential), whether vacancies can be reduced, maintenance expenses, integration costs, potential proceeds from single-unit sales (residential unit privatizations) and block sales (institutional sales), economies of scale and cost savings, and transaction costs. However, the Group cannot exclude the possibility that these and other assumptions underlying its current business plan may not be met, or that they may be met only in part or at a later date, including a potentially undiscovered backlog in capital expenditures required for the maintenance of the properties. The business development of acquisitions depends on various factors and may differ from Deutsche Wohnen’s internal projections. Additionally, parts or all of the acquired portfolios may have larger business management or marketing problems, may be located in weaker locations or may not be entirely aligned with the targeted strategy of Deutsche Wohnen. Factors which may negatively impact the development of newly acquired holdings include a deterioration of macroeconomic conditions in the core and growth regions in which the portfolio is located or in the wider economy, an unfavorable market trend for the sale of residential units, higher capital expenditure requirements and difficulties in increasing rents and reducing vacancy rates. These and other factors may adversely impact the valuation of newly acquired holdings and/or lead to a decrease in proceeds from disposals and rental income, which may subsequently result in lower profits following the acquisition of newly acquired holdings.

Newly acquired portfolios are frequently managed by third parties, at least for a transitional period. During this transition period, Deutsche Wohnen is exposed to the risk that these external managers may fail to fulfill some or all of their duties under the respective service agreement and that it may not be able to adequately control or influence the management of the units in the new portfolio.

Accordingly, the Group cannot guarantee the success of the acquisitions and investments it has made to date or of its potential future acquisitions and investments. A failure of the Group’s acquisitions or investments to achieve the desired results may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen’s lean organizational structure, particularly at the management level, may adversely impact the development of its business and the effectiveness of its risk management.

Deutsche Wohnen’s success depends significantly on the performance of its management executives and qualified employees in key positions, particularly Management Board members Michael Zahn, Andreas Segal and Lars Wittan, as well as other management executives with substantial sector expertise, specifically in the areas of accounting, finance, portfolio- and asset management, as well as sales. Moreover, it is particularly important for the planned additional expansion of Deutsche Wohnen’s business that the Company hires further qualified employees to the extent that its expansion requires an increase in available resources. Due to the intense competition for suitable management executives in the real estate field, Deutsche Wohnen cannot guarantee that it will succeed in recruiting the necessary management executives and employees in the future. The loss of one or more Management Board members or other key employees, and the difficulty of recruiting new, highly qualified management executives may impair the Group’s growth and make it difficult to maintain its Group control function. Because of the small number of employees the Company has in central areas, the Group believes it has a suitable risk management system, though not one as heavily staffed as may be found at larger companies. As a result, it is possible that the Company’s risks might only be recognized at a later point in time. The occurrence of one or more of the risks described above may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen may be subject to additional claims for pension and benefits obligations.

On a Group level, Deutsche Wohnen Group is liable for pension obligations based on retirement provisions in the form of pension grants. For this purpose, the Company recognized an employee benefit liability totaling EUR 58.6 million in the unaudited condensed consolidated interim financial statements as of June 30, 2014 prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”), for interim financial reporting (IAS 34). The actual amount of these obligations, however, cannot be fully calculated in advance and involves substantial uncertainty, so that the actual pension obligations may exceed the recognized employee benefit liability.

Moreover, there is a statutory obligation to review the need for adjustments and, if applicable, to adjust the amount of the pension payments. If such a review was not undertaken in the past or if pension adjustments were not made as required by law, the Company may be subject to an obligation to pay the unpaid pension adjustments and to increase future pension payments.

In addition to the defined benefit pension plans, employees of subsidiaries who were formerly employed by Rhein-Pfalz Wohnen GmbH are covered by a pension plan governed by the rules of the supplemental civil service pension plan because of the employees’ membership in the Bavarian Pension Fund (Bayerische Versorgungskammer – Zusatzversorgungskasse (“BVK”)) of the Bavarian municipalities. The pay-as-you-go financing arrangement of this pension plan bears the risk of contribution adjustments that may result in the Company having to increase its contributions to BVK in the future. Finally, Deutsche Wohnen subsidiaries use pension schemes that have not been adapted to current laws since the 1990s or since such pension schemes were effected. These pension schemes continue to apply to employees who were active at the time the schemes were closed, as well as to retirees, and to departed employees whose entitlements have vested. These pension schemes contain provisions that potentially do not comply with current laws; such provisions could be considered discriminatory in part and therefore rendered invalid. Additional claims may consequently arise from discrimination against part-time and marginally employed workers with respect to their rights to a pension, from discrimination against registered partners in a civil union with respect to their rights to survivorship benefits, and from the unequal treatment of women and men.

Furthermore, based on an agreement from 1967, Deutsche Wohnen’s subsidiary GSW Immobilien AG participates in the German Federal and State Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder) (“German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder)”), a pension fund which used to provide pensions and other benefits exclusively to former employees of public sector employers. Based on agreements from 1998 and 2006, FACILITA Berlin GmbH Facility Management für die Wohnungswirtschaft (“Facilita”) and GSW Betreuungsgesellschaft für Wohnungs- und Gewerbebau mbH (“BWG”) respectively also participate in German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder). If the German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder) were to decide that GSW Immobilien AG, Facilita and BWG were no longer eligible to participate in the German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder), GSW Immobilien AG, Facilita and BWG would be required to make a significant compensation payment. In addition, the German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder) could demand that GSW Immobilien AG, Facilita and BWG enter into new participation agreements that could increase Deutsche Wohnen’s contributions by at least 15%.

Finally, all continuing obligations under pension schemes –with the exception of the pension schemes in effect at KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH (“KATHARINENHOF®”, and together with its subsidiaries, the “KATHARINENHOF® Group”) – are governed by individual contracts incorporating such schemes by reference, making across-the-board changes to the pension schemes practically impossible. Rather, the consent of pension-eligible individuals may be required to implement any changes. Moreover, these pension schemes, because they are incorporated by reference in individual contracts, are all subject to the same rules of interpretation which are applied to general terms and conditions of business, which may result in the invalidity of additional provisions which, in turn, may lead to additional financial burdens.

Deutsche Wohnen bears considerable financial risk from the aforementioned pension schemes if the current employee benefit provisions are insufficient. In addition, unforeseen benefit claims, contribution obligations or back payment obligations may arise for a material amount.

The occurrence of one or more of these risks may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen’s use of standardized contracts may multiply the risks as compared with the use of individual contracts.

Deutsche Wohnen maintains legal relationships with a large number of persons, primarily tenants, employees and purchasers of residential properties. In this context, the Group also uses standardized contractual conditions and general business terms. If these terms contain provisions that are disadvantageous to Deutsche Wohnen, or if clauses therein are invalid or become invalid, e.g., due to new case law, and thus displaced by statutory provisions that are unfavorable to the Group, this standardization of contracts will affect a large number of standardized documents or contracts. As a general rule, standardized terms are invalid if they are not worded clearly and transparently or if they are unbalanced and discriminate inappropriately against the other party. It is impossible to fully avoid risks arising from the use of such standardized contractual terms because of the frequency of changes that are made to the legal framework, particularly court decisions relating to general terms and conditions of business. One example of this is the Federal Supreme Court’s decision relating to the invalidity of decorative repair clauses that provide fixed schedules for the tenant’s performance of decorative repairs or which unreasonably restrict the way the tenant carries out the decorative repairs. The invalidity of such clauses results in higher maintenance costs for the landlord because the landlord is made responsible for maintenance to a bigger extent than expected. Even in the case of contracts prepared with legal advice, problems of this nature cannot be prevented, either from the outset or in the future due to subsequent changes in the legal framework, particularly case law, making it impossible for Deutsche Wohnen to avoid the ensuing legal disadvantages. This may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen may sustain substantial losses from damage not covered by, or exceeding the coverage limits of, its insurance policies.

Deutsche Wohnen’s properties are all insured against losses due to fire or natural hazards. However, these insurance policies are sometimes subject to exclusions and limitations of liability; for example, risks in flood areas are only partially insurable or not insurable at commercially acceptable costs. It is therefore possible that losses may arise that exceed the respective limits of coverage. It is also possible that an insurance company that issued a policy to the Company may become insolvent. If damages are not covered by insurance, this may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen may be exposed to risks from residual pollution, including wartime munitions, soil pollution and contaminants in building materials, as well as from possible building code violations.

It is possible that properties Deutsche Wohnen owns or acquires contain ground contamination, hazardous materials, other residual pollution and/or wartime munitions (including potentially unexploded munitions) and that such issues have not been discovered in a previous due diligence. Moreover, building components might contain hazardous substances (such as polychlorinated biphenyls (PCBs) or asbestos), or the properties may bear other environmental risks. Deutsche Wohnen bears the risk of cost-intensive remediation and removal of such wartime munitions, hazardous materials, residual pollution or ground contamination. The discovery of such residual pollution, particularly in connection with the lease or sale of properties, may also trigger claims for rent reductions, damages and other breach of warranty claims. The remediation of any residual pollution and the related additional measures may negatively affect Deutsche Wohnen’s business activities and involve considerable additional costs. Deutsche Wohnen is also exposed to the risk that it might no longer be possible to take recourse against the polluter or the previous owners of the properties. Moreover, the existence or even merely the suspicion of the existence of wartime munitions, hazardous materials, residual pollution or ground contamination may negatively affect the value of a property and the Group’s ability to lease or sell such property.

Deutsche Wohnen’s business is also exposed to the risk of noncompliance with building codes or environmental regulations. Even though the Group conducts thorough inspections during the acquisition of individual properties, there is a risk that building codes or environmental regulations were not, or are not, being complied with. It is also possible that landlord responsibilities may be further expanded with respect to fire protection and environmental protection, which may require additional refurbishment, maintenance and modernization measures. The projected cost of such measures is based on the assumption that the required permits are issued in accordance with the Company’s plans and, in particular, in a timely manner. It is possible, however, that the required building permits are not always issued promptly. If such permits are not issued, are not issued promptly, or are issued only subject to conditions, this could lead to substantial delays in correcting the problems and result in higher-than-projected costs and lower in-place rents for the relevant properties.

The occurrence of one or more of the aforementioned events may result in additional costs and have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen’s business is subject to the general legal and tax environment in Germany. Any disadvantageous changes to the legal environment, such as an expansion of tenant protection laws or more restrictive environmental laws, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group, as well as on the future business activities, e.g., with regard to potential acquisitions.

Deutsche Wohnen’s business is subject to the general legal framework applicable to housing, commercial real estate and retirement homes or nursing homes. This framework includes in particular the German landlord-tenant law, as well as special provisions in other laws, especially the German Nursing Homes Act (Heimgesetz) and its equivalents on the state level, the German Residential Living and Nursing Contract Act (Wohn- und Betreuungsvertragsgesetz), social welfare legislation, construction laws, historic preservation laws and tax laws.

Any disadvantageous changes to domestic or European laws or changes in the interpretation or application thereof may, therefore, have a negative effect on Deutsche Wohnen. In particular, an expansion of tenant protection laws in connection with conversions of apartments into condominiums may have negative effects on the sale of condominiums to investors. Other changes to tenant protection laws and changes to regulations governing the tenant’s responsibility for ancillary costs or modernization investments may have an adverse effect on the profitability of Deutsche Wohnen’s investments and results of operations.

For instance, there are current political efforts to further restrict rent increases. The German Federal Ministry of Justice and Consumer Protection has recently published a draft bill that would effectively limit rent increases and establish maximum rent levels (Mietpreisbremse). The draft bill restricts rent increases for a period of five years for new leases, to a maximum of 10% above the locally prevailing comparative rent levels in municipalities or parts of municipalities in which the supply of affordable housing is determined to be threatened. New or fully modernized buildings are excluded from the restriction on rent increase at their first lease. Deutsche Wohnen’s management assumes that the entry into force of the draft bill would result in a reduction of in-place rent income amounting to approximately EUR 3.5 million which may be partially offset by a reduction of re-letting expenses.

Besides this, more restrictive environmental laws may lead Deutsche Wohnen to incur greater expenses if, for example, the provisions on the handling of asbestos or other hazardous construction materials were made more restrictive and the Group was required to take action. If it should be discovered during the course of a refurbishment or modernization that one of Deutsche Wohnen’s buildings is subject to historic preservation laws, the need to comply with the respective historic preservation requirements may lead to significant delays in the refurbishment or modernization process and the inability to carry out particular refurbishment or modernization measures, and also to significantly higher costs for the particular project. In the event of a sale of such a property to a buyer, these factors may, for example, result in the Group’s inability to fulfill its contractual obligations towards a buyer, with the consequence that the buyer’s obligation to make payments would be excused or deferred. The same would be true if the legal requirements relating to properties and their use become more onerous, particularly with respect to construction and environmental requirements; similarly, requirements might be imposed in order to increase the availability of handicapped-accessible and adapted housing.

As a seller of properties, Deutsche Wohnen is also liable to existing tenants at the time of sale for any breach of lease agreements by the buyer. This applies also and specifically where Deutsche Wohnen no longer has any control over the property. Moreover, the Group continues to be exposed to liability for breach of contract even in the event that the buyer resells the property and the subsequent buyer breaches lease agreements. However, if a seller notifies the tenant of the change of ownership and the tenant fails to avail itself of the opportunity to terminate the tenancy at the earliest permitted termination date, the seller is released from liability. As a rule, when selling properties, Deutsche Wohnen informs all tenants in writing of the change of landlord.

It cannot be excluded that changes in tax legislation, administrative practice or case law, or changes in the interpretation thereof, which are possible at any time on short notice, may have adverse tax consequences for Deutsche Wohnen. For example, there may be increases in real-estate-related taxes, such as real estate transfer tax and property tax, or capital gains tax. Additionally, the ability to depreciate owned real estate may be restricted. This may have a material adverse effect on the appeal of residential real estate and thus also on Deutsche Wohnen’s Disposals segment. Despite a general principle prohibiting retroactive application, amendments to applicable laws, orders and regulations may also be retroactive. For instance, due to a change in law, it became significantly more difficult to purchase real estate portfolios without triggering the real estate transfer tax (Grunderwerbsteuer). According to the new law, the payment of real estate transfer tax can generally only be avoided if the direct and indirect holdings of the Company in the newly acquired real estate holding entity, when taken together, do not reach 95%. Accordingly, if Deutsche Wohnen intends to purchase real estate holding entities in a tax-neutral way, it may have to partner with one or more third parties that would then acquire more than 5% in the entity (“Third-Party Structure”). For instance, in its acquisition of GSW Immobilien AG, Deutsche Wohnen chose a transaction structure pursuant to which Deutsche Wohnen acquired less than 95% of the shares of the respective target. To this end, Deutsche Wohnen AG entered into a commitment and option transaction with Deutsche Bank AG, Frankfurt, pursuant to which Deutsche Bank AG has committed to acquire and hold a defined number of shares in GSW Immobilien AG. However, if Deutsche Wohnen will be unable to implement a similar or alternative structure upon expiration of this agreement, or if a court deems this structure to be invalid for real estate transfer tax purposes, Deutsche Wohnen could trigger real estate transfer tax in an amount of approximately EUR 150 million (estimate as of June 30, 2014). These Third-Party Structures may make the acquisition process significantly more complex, may result in stronger minority rights for the partner and may ultimately increase acquisition costs and future administrative burdens with respect to the newly acquired entity.

If these changes in the legal or tax framework conditions should occur, individually or together, or if other changes of the legal or tax framework conditions that negatively affect Deutsche Wohnen’s business were to arise, this may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen’s ability to increase certain rents may be limited by rent restrictions or regulations concerning permissible rent increases. Deutsche Wohnen may be forced to partially reverse effected increases.

Changes in the European or German legal framework may have a negative impact on Deutsche Wohnen’s ability to increase rents. For example, the Tenancy Law Amendment Act (Mietrechtsänderungsgesetz), which main provisions came into effect on May 1, 2013, makes it possible for federal states via statutory order to lower the capping limit in regards to rent increases for regions where housing markets are considered to be tight. In such cases, the rent increases up to the locally prevailing comparative levels of rent may be reduced from 20% (standard legal rule) to 15%. Several states have already made use of this possibility, including Bavaria for the city of Munich and Berlin (via the Capping Limit Order (Kappungsgrenzen-Verordnung) dated May 7, 2013). Where applicable, these regulations stipulate that even if the local prevailing rent indices allow for a rent increase, the rent in existing contracts may not be increased by more than 15% during a three-year period (capping limit). The state governments of Berlin and Hamburg have also enacted capping limit laws, which came into effect in May and September 2013, respectively. In addition, North Rhine Westphalia has announced plans to reduce the capping limit to 15%. Other states may follow suit.

In addition, further regulations concerning the permissible increases of rent to the level of the local comparable rent may be introduced or changes in the interpretation of permitted increases that may result in the limitation of rent increases or the mandatory reversal of already effected rent increases. This may have a material adverse effect on the net assets, financial condition and results of operations.

Deutsche Wohnen may be required to pay additional taxes following tax audits of the Group and Group companies.

Deutsche Wohnen’s business activity is assessed for tax purposes based on currently applicable tax legislation taking into account current case law and administrative interpretations. If uncertainties exist regarding the tax treatment of a specific transaction, Deutsche Wohnen generally takes what it considers to be a risk-averse position. Nevertheless, changes in interpretation by the tax authorities, of tax legislation or of tax case law could have a material adverse effect on the Group’s net assets, financial condition and results of operations. Deutsche Wohnen Group companies are regularly subject to tax audits. Tax audits are currently being conducted at Rhein-Main Wohnen GmbH for the period 2005 until 2008 and at GEHAG GmbH.

Tax audits have been concluded for the years 2006 until 2009 at the companies acquired at the start of 2013, i.e., the former Kristensen group and the former GGR group. The companies of BauBeCon Group have been audited up to and including 2006; the relevant tax office has already scheduled the follow-on audit for the years 2007 until 2009. Tax audits for GSW Immobilien AG and major subsidiaries of the GSW Group have been concluded for the years 2005 until 2007 and are currently being conducted for the years 2008 to 2011. In connection with each of these tax audits at GSW Immobilien AG, the tax authorities have taken the view that additional taxes in a mid- to high-single digit million Euro amount shall be paid. Deutsche Wohnen is currently assessing the cases, but cannot exclude that such taxes have ultimately to be paid by GSW Immobilien AG.

All of the tax demands issued for the audit periods and the subsequent years are subject to review. Additionally, there were numerous mergers and restructuring measures within Deutsche Wohnen Group that may result in additional tax demands. Moreover, due to a shareholder loan in the past and the resulting application of section 8a of the German Corporate Tax Act (Körperschaftsteuergesetz) relating to the non-deductibility of interest, Deutsche Wohnen’s tax-loss carry-forwards may be reduced and the Group’s corporate tax liability may increase because of interest that is not tax-deductible. Ultimately, the Company may not be entitled to, and, therefore, may be unable to, utilize tax-loss carry-forwards to the anticipated extent.

If tax risks become apparent during or prior to the performance of tax audits, Deutsche Wohnen establishes what it believes to be an appropriate risk provision (Risikovorsorge). As a consequence of the aforementioned or future tax audits or otherwise divergent assessments by the tax authorities, it is nonetheless possible that Deutsche Wohnen may have to pay amounts for tax arrears that may materially exceed the corresponding provisions recognized in the balance sheet. This may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

There are uncertainties with respect to the amount of tax-loss carry-forwards and interest carry-forwards as well as to Deutsche Wohnen’s ability to sustain or implement real estate transfer tax-neutral structures following its most recent acquisitions.

Deutsche Wohnen Group companies have tax-loss carry-forwards and interest carry-forwards. A loss carry-forward is the sum of the losses that were sustained during prior assessment periods that the Company was unable to set off against positive income and taxable trade profit. An interest carry-forward represents the total interest that the Company was unable to deduct for tax purposes in prior years under the Interest Deduction Ceiling. These loss and interest carry-forwards may, subject to certain restrictions, reduce future taxable income and taxable trade profit. These corporate and business tax-loss carry-forwards and interest carry-forwards may be lost in the future, in whole or in part, at the level of the Company and its direct and indirect subsidiaries, pursuant to section 8c of the German Corporate Tax Act (Körperschaftsteuergesetz) (or, where applicable, in conjunction with section 10a sentence 10 of the German Trade Business Tax Act (Gewerbesteuergesetz) and section 8a of the German Corporate Tax Act if, within a period of five years, 25% or more of the shares or voting rights of the Company are combined, directly or indirectly, to be held by one shareholder (a so-called harmful acquisition). Shares are deemed to have been combined (including by way of a capital increase) for these purposes if they are assigned to a single acquirer, persons related to such acquirer, or a group of acquirers whose interests are aligned. Since Deutsche Wohnen’s issued share capital is fully traded on the Frankfurt Stock Exchange as free float, a harmful acquisition pursuant to section 8c of the German Corporate Tax Act may take place as part of exchange trading without the Company being able to influence it. As a result, there is a risk that Deutsche Wohnen and its subsidiaries will be unable to utilize, in whole or in part, its corporation tax-loss carry-forwards of EUR 1.5 billion and its trade tax-loss carry-forwards of EUR 1.7 billion as of December 31, 2013, and the Group might be unable to fully or partially utilize potential interest carry-forwards.

Tax-loss carry-forwards may also be lost at the level of the Company pursuant to section 8 paragraph 4 of the former version of the German Corporate Tax Act. Deutsche Wohnen AG is only allowed to utilize prior loss carry-forwards if the economic identity of the Company is preserved within the meaning of section 8 paragraph 4 of the former version of the German Corporate Tax Act. This would not be the case if a change in the shareholder structure of more than 50% were to occur and predominantly new assets were contributed to the Company within a certain period. Deutsche Wohnen cannot control this risk because the elimination, in whole or in part, of loss carry-forwards and interest carry-forwards is triggered by measures and transactions undertaken by shareholders. In particular, it cannot be ruled out that one shareholder, or several shareholders whose interests are aligned, will hold 25% or more of the shares/voting rights of the Company.

Furthermore, in its most recent acquisitions of GSW Immobilien AG and of a portfolio of about 6,900 residential units in the Greater Berlin area from companies affiliated with Blackstone Group L.P, Deutsche Wohnen chose a transaction structure pursuant to which Deutsche Wohnen acquired less than 95% of the shares of the respective target. The remaining shares in the respective portfolios are held by third-party acquirers in accordance with agreements that were concluded between Deutsche Wohnen AG and the respective acquirer at the time of the respective transaction. However, the transaction structures currently in place for the takeover of GSW Immobilien AG and the acquisition of a portfolio of about 6,900 residential units in the Greater Berlin area are not permanent. It is possible that when the current agreements with the holders of the remaining shares in these companies expire, and, if Deutsche Wohnen will be unable to implement a similar or alternative structure, at such time Deutsche Wohnen will trigger the real estate transfer tax.

A loss of tax-loss carry-forwards and interest carry-forwards, as well as the triggering of real estate transfer tax following Deutsche Wohnen’s most recent acquisitions, may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen may not be in a position to take tax deductions for its interest payments, which may result in a higher tax burden.

In the course of its business, Deutsche Wohnen has entered into numerous financing transactions with third parties, including for the financing of its acquisitions of real estate portfolios. These debt financing arrangements require the Group to pay principal and interest. Since 2008, the tax deductibility of debt interest may have been limited by section 4h of the German Income Tax Act (Einkommensteuergesetz) in conjunction with section 8a of the German Corporate Tax Act (the “Interest Deduction Ceiling”) (Zinsschranke). Because of the Interest Deduction Ceiling, the deductibility of net interest expenses by a business operation is generally limited to 30% of taxable EBITDA (taxable income adjusted for interest expense and certain types of depreciation), unless certain exceptions apply. Any non-deductible amount may only be carried forward to future periods and may be deductible in future years under certain circumstances. Until now only a limited amount of Deutsche Wohnen’s interest expenses has been non-deductible due to the Interest Deduction Ceiling. But if the Group is affected by the application of these provisions to a greater extent in the future, this would result in a higher tax burden and, consequently, have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The IT systems may malfunction or become impaired. In addition, the integration of IT systems of newly acquired portfolios may lead to significant expense and impairment of the existing IT systems.

Deutsche Wohnen’s information technology system plays an important role in its business strategy. Any interruptions in, failures of, or damage to Deutsche Wohnen’s information technology system may lead to delays or interruptions in its business processes, such as the outage of the Group’s customer service hotline. Any malfunction or impairment of the computer systems may interrupt Deutsche Wohnen’s operations and lead to increased costs. It is possible that future technological developments may adversely affect the functionality of Deutsche Wohnen’s computer systems and require further action, which may require the Group to spend substantial funds to prevent or repair malfunctions of its IT systems. The Company cannot guarantee that even anticipated and/or recognized malfunctions can be avoided in every case by appropriate preventive security measures. Additionally, Deutsche Wohnen has outsourced a portion of its computer systems to external service providers. Deutsche Wohnen cannot guarantee that such risks will not also materialize with such service providers. In addition, the integration of IT systems of newly acquired real estate portfolios into Deutsche Wohnen’s IT systems may lead to significant expense and impairment of existing IT systems and to disruptions of the Group’s operations. Overall, this may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen is subject to potential financial risks from GEHAG Group’s former activities in real estate investment funds.

The GEHAG Group was formerly involved in the organization and establishment of real estate investment funds. The funds business was operated by GEHAG Group companies until 2005. In 2005, most of the closed-end Real Estate Fund segment was transferred to an affiliate of HSH Real Estate AG. In the context of this transaction, HSH Real Estate AG undertook to hold harmless the GEHAG Group. While Deutsche Wohnen has not been subject to financial claims related to GEHAG Group’s former activities in real estate investment funds, and currently does not foresee any such claims, it cannot be excluded that the Group may become subject to such financial claims. It is possible that some risks are not covered by the hold harmless undertaking, and that Deutsche Wohnen will be required to pay damages to aggrieved investors. If they materialize, these risks may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen.

Deutsche Wohnen’s inability to increase prices as commercially necessary in the Nursing and Assisted Living segment may have an adverse effect on the revenue and earnings of that segment.

The Nursing and Assisted Living segment is currently subject, in particular, to the provisions of Books XI and XII of the German Social Security Code (Sozialgesetzbuch), the Nursing Home Act (Heimgesetz), complementary state legislation and the law relating to accommodation and care contracts (Wohn- und Betreuungsvertragsgesetz), (see below, “—The Nursing and Assisted Living segment may be subject to greater regulatory constraints as a consequence of legal reforms.”). These statutes govern, among other things, the remuneration scheme for nursing and retirement home contracts, the goods and services needed for basic care and housekeeping care for which the nursing care insurance (Pflegeversicherung) or other institutions pay reimbursement, and cost reimbursement. In developing its fee schedule, Deutsche Wohnen is required to comply with these legal mandates and cannot, therefore, exercise unfettered discretion in structuring the fees. For example, fee increases – insofar as they can be implemented in the respective regional market – must be approved by or, as the case may be, must be negotiated with the reimbursing entities (nursing care funds or social welfare funding bodies). If a requested fee increase is not approved, it might be impossible to increase fees, or possible only by way of protracted administrative proceedings. Should the Company be unable to increase its fees to the extent necessary for business reasons, this may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The Nursing and Assisted Living segment may be subject to greater regulatory constraints as a consequence of legal reforms.

Legislative authority relating to nursing homes, which applies to the retirement and nursing home sector, was transferred from the federal government to the state governments in 2006. Except for the state of Thuringia, all German states have enacted their own nursing home statutes to date. As state-specific nursing home laws develop, Deutsche Wohnen expects – also with a view to future amendments to nursing home laws – that there will increasingly be different standards for the operation of retirement homes and nursing homes, and it is possible that new regulatory framework conditions may lead to higher costs and have a negative impact on the Nursing and Assisted Living segment. Moreover, laws governing health and welfare may be changed by other reforms. This may result in increased costs for the care of long-term care patients that might no longer be borne by the nursing care funds. In addition, home-based care and services provided by relatives and other volunteer caregivers have been strengthened through various measures as a result of the German Care Realignment Act of 2013 (Pflege-Neuausrichtungs-Gesetz). Home-based care and services provided by relatives could be encouraged in the future with additional reforms, e.g., as of 2015 with the – currently not effective – German Care Reform Act (Pflegereformgesetz). The draft Care Reform Act has still to be negotiated by the German Federal Parliament. Strengthening and promoting the home-based care situation with additional financial means and improved respite care (Verhinderungs- und Kurzzeitpflege) as regulated in the draft Care Reform Act could reduce the need for retirement homes and, respectively, assisted living and nursing homes. The planned growth in the Nursing and Assisted Living segment may be more difficult to achieve as a result, or even prevented altogether, which may result in a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

It is not assured that Deutsche Wohnen’s Nursing and Assisted Living segment will be able in the future to recruit qualified employees at a reasonable cost and to retain current qualified employees.

Deutsche Wohnen’s commercial success depends on retaining highly qualified employees for the long term. Deutsche Wohnen’s planned expansion of the Nursing and Assisted Living segment is particularly dependent on attracting a significant number of qualified employees for the Group’s nursing home facilities. In addition, there is increasing competition for qualified personnel in the growing market for the care of the elderly, which may have adverse effects on the number of job seekers in this area and the wage expectations of potential future employees. Moreover, it is possible that Deutsche Wohnen is not able to retain existing qualified employees in the future.

If Deutsche Wohnen’s efforts to recruit and retain employees fail, this could significantly impair its growth strategy, particularly in the Nursing and Assisted Living segment, and have a material adverse effect on net assets, financial condition and results of operations of Deutsche Wohnen Group.

As a recipient of public subsidies, Deutsche Wohnen undertook to comply with numerous restrictions on the rental management of subsidized residential units. Any failure to comply with these restrictions may result in fines, contractual penalties and an obligation to refund subsidies.

Public subsidies are of relevance for Deutsche Wohnen, in particular for the companies of the GSW Group. Upon receipt of public subsidies, Deutsche Wohnen accepted various restrictions which limit its entrepreneurial discretion, in particular with regards to rent increases, modernizations, residential unit privatizations, block sales and other divestitures (see also “—The Company’s ability to dispose of certain retirement homes is constrained by conditions imposed as a consequence of having received public subsidies.”).

Failure to comply with the specific conditions underlying the respective subsidies may result in contractual penalties, fines and reputational damage. Furthermore, Deutsche Wohnen’s entitlements to future subsidies may be withdrawn and past subsidies may be revoked with retroactive effect. As a consequence, Deutsche Wohnen may be required to repay such subsidies.

Government subsidies are typically granted in the form of low-interest loans or financial aid and government grants. In order to compensate for construction, financing and property-related costs through public funding, public authorities often establish maximum rent levels for the respective properties. Even though rent levels established by the public authorities are below current market rents for a large number of rent-restricted residential units, it may be difficult to increase rents to market levels once the subsidy-related restrictions lapse. This is because the existing tenant base in rent restricted residential units may not be able or willing to pay market level rents for such properties. Upon the expiry of such rent restrictions, Deutsche Wohnen may not be able to adjust current rent levels for rent restricted residential units to market rents.

Furthermore, no assurance can be given that Deutsche Wohnen will continue to be able to secure public funding at the same level as it did in the past. Such shortfall may arise among others as a consequence of a further cut-back on public subsidies by government agencies. For instance, in 2003, the Berlin government resolved to discontinue its supplementary housing subsidy program (Anschlussförderung) following the expiry of an initial term of 15 years of housing subsidies (Grundförderung). Besides this, a considerable amount of Deutsche Wohnen’s revenue is directly or indirectly dependent on social aid provided to or on behalf of Deutsche Wohnen’s tenants, such as unemployment benefits (Arbeitslosengeld I), social welfare (Arbeitslosengeld II, Grundsicherung) and housing subsidies (Wohngeld). Any reduction of these social welfare benefits would adversely affect the creditworthiness of parts of Deutsche Wohnen’s tenant base.

If any of these risks were to materialize, this could have a material adverse effect on Deutsche Wohnen’s net assets, financial condition and results of operations.

The Company’s ability to dispose of certain retirement homes is constrained by conditions imposed as a consequence of having received public subsidies.

GEHAG and KATHARINENHOF® received a total of EUR 32.1 million in public construction subsidies in connection with nursing home facilities in the new federal states in accordance with section 52 of the German Long Term Care Insurance Act (Pflege-Versicherungsgesetz). The conditions imposed in connection with the receipt of these public subsidies require GEHAG and KATHARINENHOF® to operate the facilities as nursing homes for seniors for the duration of the subsidy commitment period (which is generally 40 years from the date of the approval notice for acquired or newly erected buildings) and require the consent of the subsidizing agencies for any sale of the subsidized facilities. If the Company violates these conditions, it may be required to repay the public subsidies, which may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Deutsche Wohnen is exposed to counterparty risk.

Deutsche Wohnen is exposed to the risk that third parties will not perform their obligations under agreements into which it has entered. Third parties in this case include customers (tenants), trading counterparties and financial institutions. These parties may default on their obligations to Deutsche Wohnen due to lack of liquidity, operational failure, insolvency or for other reasons. The risk of counterparty default has become increasingly relevant since the recent financial crisis. Market conditions have led to the insolvency or mergers under distressed conditions of a number of prominent businesses and financial institutions. Although the largest portion of Deutsche Wohnen’s exposure to counterparty risk is generally attributable to its hedging activities, any significant loss the Group suffers from counterparty defaults may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

Risks Related to the Integration of GSW

The integration of the GSW Group with Deutsche Wohnen Group may not be successful or not proceed as planned and be connected with higher costs than expected.

The integration of the GSW Group with Deutsche Wohnen Group is expected to extend over a two-year period and may require considerable management and financial resources. The successful integration of the companies presupposes the successful consolidation of the two workforces, the merging of different corporate cultures, the harmonization of the IT systems and the creation of joint processes for the integrated Group. Furthermore, the integration may have an adverse effect on the contractual or legal position of the Group. For example, GSW Immobilien AG and some of its subsidiaries are members of the Pension Institution (Versorgungsanstalt) of the Federal Republic and the Federal States, which is responsible for the pensions of employees of former public sector companies. This pension agency assumes the pension plans for workers of companies that were formerly attributable to the public. Should GSW Immobilien AG as well as its subsidiaries no longer be entitled to participation, this may result in significant additional costs for the GSW Group. Should these risks materialize, they may have a material adverse effect on the net assets, financial condition and results of operations of Deutsche Wohnen Group.

The expected synergies in connection with the integration of the GSW Group may not or may only be realized to a small extent, may materialize at a later point in time or the achieved synergies may have higher costs than planned.

Deutsche Wohnen cannot rule out the possibility that the anticipated synergies and economies of scale from the takeover of GSW may not be realized or may only be realized to a lesser degree than originally anticipated. Furthermore, the costs associated with the realization of synergies may prove to be higher than expected and the portfolio of the GSW Group may perform differently than assumed by Deutsche Wohnen AG in the context of its original valuation. Moreover, Deutsche Wohnen AG cannot exclude the possibility that circumstances of material importance for the valuation of the GSW Group were not taken into consideration in the valuation of the GSW Group for the purpose of determining the exchange ratio for the shares. Besides this, the corporation and trade tax-loss carry-forwards of the GSW Group resulting from the acquisition of the shareholding by Deutsche Wohnen AG may be entirely or partially lost.

An impairment of Deutsche Wohnen’s goodwill may adversely affect its net assets and results of operations.

Deutsche Wohnen’s consolidated balance sheet as of June 30, 2014 shows goodwill in the amount of EUR 491.6 million. This mainly reflects goodwill arising in connection with Deutsche Wohnen’s acquisition of GSW Immobilien AG in 2013. Therefore, the accounting for goodwill has a significant impact on the balance sheet. Goodwill is not subject to amortization but to impairment tests carried out annually or more frequently if circumstances indicate that an impairment has occurred. These impairment tests may, if the synergy effects turn out to be lower than expected, result in significant impairments that would have to be recognized in the Group’s consolidated profit-and-loss statement. This and other factors may have a material adverse effect on the net assets and results of operations of Deutsche Wohnen.

Risks Related to Shares and the Offering

Minority GSW Shareholders accepting the Settlement Offer will lose their entitlement to guaranteed dividends.

On April 30, 2014, Deutsche Wohnen AG, as the controlling company, entered into a domination agreement with GSW Immobilien AG, the controlled company (the “Domination Agreement”). Pursuant to the Domination Agreement, Deutsche Wohnen AG guarantees the minority shareholders of GSW Immobilien AG for the duration of the agreement a fixed annual payment in the form of a guaranteed dividend. Besides this, upon the entry into force of the Domination Agreement, the Company is obliged under section 305 of the German Stock Corporation Act (Aktiengesetz) to offer as an alternative to the guaranteed dividend an exit option to the Minority GSW Shareholders in the form of a settlement offer (the “Settlement Offer”). Minority GSW Shareholders choosing to accept the Settlement Offer will lose their ownership of shares in GSW Immobilien AG and therefore forfeit any future Guarantee Dividend that GSW shareholders may, without having tendered their shares in the Settlement Offer, have been entitled to. Furthermore, the individual tax situation of the Minority GSW Shareholder may be adversely affected by the acceptance of the Settlement Offer.

Future capitalization measures may lead to substantial dilution, i.e., a reduction in the value of the shares and the voting rights, of existing shareholders’ interests in Deutsche Wohnen AG.

The Company may require additional capital in the future to finance its business operations and growth, such as through the acquisition of major portfolios, or to repay its debts. Both the raising of additional equity through the issuance of new shares, and the potential exercise of conversion or option rights by the holders of convertible bonds or bonds with warrants that might be issued in the future, may dilute shareholder interests. Additionally, such dilution may arise from the acquisition of other companies or investments in companies in exchange, fully or in part, for newly issued shares of the Company, as well as from the exercise of stock options by its employees in the context of future stock option programs or the issuance of shares to employees in the context of future employee stock ownership programs.

Any future sales of Deutsche Wohnen AG shares by major shareholders may depress the market price of the shares.

If any major shareholders were to sell substantial amounts of Deutsche Wohnen AG stock on a public exchange or if market participants were to become convinced that such sales might occur, this may have a material adverse effect on the market price of the shares.

The market price of Deutsche Wohnen AG shares has been volatile and might continue to be volatile.

In the past, the market price of Deutsche Wohnen AG shares has been volatile and characterized by fluctuating trading volumes and may continue to be volatile and characterized by fluctuating trading volumes in the future. Securities markets in general, including real estate shares, have also been extremely volatile in the past. The market price of Deutsche Wohnen AG shares may also be subject to significant fluctuations and may decline considerably in spite of positive business performance. The market price of Deutsche Wohnen AG shares may experience major fluctuations due to, in particular, changes in Deutsche Wohnen Group’s actual or projected results of operations or those of the Group’s competitors, changes in earnings projections or failure to meet investors’ and analysts’ earnings expectations, investors’ assessments of the success and effects of the strategy described in this Prospectus, as well as the evaluation of the related risks, changes in general economic conditions, changes in the shareholder structure and other factors. Additionally, general fluctuations in share prices, particularly of shares of companies of the same sector, may lead to pricing pressures on Deutsche Wohnen AG shares, even where there may not necessarily be a reason for this in the business or earnings outlook of Deutsche Wohnen Group.

GENERAL INFORMATION

Responsibility Statement

Deutsche Wohnen AG, with its registered office at Pfaffenwiese 300, 65929 Frankfurt am Main, Germany, and registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under docket number HRB 42388 (the “Company” and together with its subsidiaries, the “Group”, “Deutsche Wohnen”, or “Deutsche Wohnen Group”) and DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank” or the “Listing Agent”) assume responsibility, pursuant to section 5 paragraph 4 of the German Securities Prospectus Act (Wertpapierprospektgesetz, or “WpPG”) for the contents of this Offer Document (the “Prospectus”) and declare, pursuant to section 5 paragraph 4 of the WpPG, that the information contained therein is, to the best of their knowledge, correct and does not contain any material omissions, and that they have taken all necessary steps to ensure that the information contained therein is, to the best of their knowledge, in accordance with the facts and contains no omissions likely to affect its implementation. Notwithstanding section 16 of the WpPG, neither the Company nor the Listing Agent is required by law to update the Prospectus beyond the acceptance period of this Offering (see “The Offering—Offer Period”).

If an investor files claims in court on the basis of the information contained in this Prospectus, the plaintiff investor may be required, pursuant to the laws of the individual member states of the European Economic Area (“EEA”), to bear the cost of translating the Prospectus before proceedings begin.

Purpose of this Prospectus

For the purpose of the public offering of new shares in Germany and Luxembourg during a period starting on September 4, 2014 and ending on November 4, 2014 (“Offer Period”), this Prospectus relates to 10,552,572 ordinary bearer shares with no-par-value from the conditional capital increase against contributions in kind of three shares of GSW Immobilien AG (“GSW Shares”) for the issuance of seven shares in Deutsche Wohnen AG (“Exchange Ratio”) resolved by the general meeting on June 11, 2014 pursuant to agenda item 10(b) “Conditional Capital 2014/II” (“Conditional Capital 2014/II”).

For the purpose of admission to trading of new shares on the regulated market segment (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment thereof, with additional post-admission obligations (Prime Standard), this Prospectus relates to a total of up to 15,000,000 ordinary bearer shares with no-par-value, with each such share representing a notional value of EUR 1.00 and carrying full dividend rights from, and including, the fiscal year starting January 1, 2014. To the extent that Minority GSW Shareholders tender their GSW Shares after the end of the Offer Period in accordance with their statutory rights under section 305 German Stock Corporation Act (Aktiengesetz), the newly issued shares of Deutsche Wohnen may carry dividend entitlements that may differ from the dividend entitlements of the existing shares (see “Information on the Shares—Dividend Entitlement, Share of Liquidation Proceeds”).

On the date of this Prospectus, the Company announced that it intends to conduct, market-permitting, a private placement of convertible bonds each initially convertible into ordinary bearer shares with no-par-value of the Company. The private placement of these convertible bonds is not subject matter of this Prospectus (for more information see “—Outlook”).

Forward-Looking Statements

This Prospectus contains forward-looking statements. A forward-looking statement is any statement that does not relate to historical facts and events. This applies, in particular, to statements in this Prospectus containing information on future earning capacity, plans and expectations regarding Deutsche Wohnen’s business and management, its growth and profitability, and general economic and regulatory conditions to which it is exposed. Statements made using wording such as “predicts”, “forecasts”, “plans”, “prospective”, and “expects” may indicate forward-looking statements. Forward-looking statements in this Prospectus are based on estimates and assessments made to the best of the Company’s present knowledge. These forward-looking statements are based on assumptions, uncertainties and other factors, the occurrence or non-occurrence of which may cause the actual results, including the financial condition and profitability of Deutsche Wohnen Group, to differ materially from or fail to meet the expectations expressed or implied in the forward-looking statements.

In light of the uncertainties and assumptions, it is also possible that the future events mentioned in this Prospectus might not occur. In addition, the forward-looking estimates and forecasts reproduced in this

Prospectus from third-party reports may prove to be inaccurate (see “Sources of Market Data” below). Moreover, it should be noted that the Company is not assuming any obligation, unless required by law, to update any forward-looking statement or to conform any such statement to actual events or developments.

These forward-looking statements apply only as of the date on which they are made. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Appraisers

The independent, external appraisers of CBRE GmbH, Hausvogteiplatz 11a, 10117 Berlin, Germany (“CBRE”), prepared a report on the fair value of the Deutsche Wohnen Group’s entire residential and commercial real estate portfolio as of December 31, 2013, as well as fair value of the Deutsche Wohnen Group’s nursing and assisted living facilities as of June 30, 2014 pursuant to IAS 40 (the “Property Appraisal Report”), which is reprinted in this Prospectus on pages V-1 et seq. CBRE employs publicly appointed and sworn experts, members of the Royal Institution of Chartered Surveyors (RICS) as well as real estate experts certified in the area of valuations by HypZert GmbH. The appraisers have consented to the inclusion of the Property Appraisal Report in the unmodified form that they authorized them and have approved the context in which it is presented. Deutsche Wohnen AG hereby represents that it is not aware of any material change in the total value of the properties appraised in the Appraisal Report since the respective appraisal date.

Note on Financial Information

Unless otherwise indicated, the financial information related to Deutsche Wohnen contained in this Prospectus is based on the accounting regulations under the International Financial Reporting Standards as adopted by the European Union (“IFRS”) on the reporting date of the respective consolidated financial statements. The financial information included in this Prospectus relating to Deutsche Wohnen AG’s financial statements is taken or derived from Deutsche Wohnen AG’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, prepared in accordance with IFRS for interim financial reporting (IAS 34), Deutsche Wohnen AG’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (Handelsgesetzbuch, “HGB”) and from the audited unconsolidated annual financial statements of Deutsche Wohnen AG as of and for the fiscal year ended December 31, 2013, prepared in accordance with the German commercial law (HGB). The aforementioned financial statements are reproduced in the “Financial Information” section of this Prospectus.

Where the financial information stated in this Prospectus is labeled as “audited”, this means that it has been taken from Deutsche Wohnen’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 or from the audited unconsolidated annual financial statements of Deutsche Wohnen AG as of and for the fiscal year ended December 31, 2013. Financial information which has not been taken from the aforementioned consolidated financial statements or unconsolidated annual financial statements but, instead, is taken or derived from Deutsche Wohnen’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, the Company’s accounting records or internal management reporting systems or is based on calculations of financial information of the above mentioned sources is labeled in this Prospectus as “unaudited”.

Notes on Figures

Financial information presented in the text and the tables in this Prospectus is shown in millions of euros (EUR million) and is commercially rounded to one digit after the decimal point. Percentage changes in the text and tables are commercially rounded to one digit after the decimal point. As a result of rounding effects, the aggregated figures in the tables may differ from the totals shown and the aggregated percentages may not exactly equal 100.0%. In addition, rounded totals and subtotals in the tables may vary marginally from unrounded figures indicated elsewhere in this Prospectus

Parentheses around any figures in the tables indicate negative values.

Sources of Market Data

Unless otherwise indicated, the information included in this Prospectus pertaining to the market environment, developments, growth rates, trends and competitive situation in the markets and segments in which Deutsche Wohnen operates is taken from publicly available sources, including, but not limited to, third-party studies or estimates of the Company that are also predominantly based on data or figures from publicly available sources. This information has been accurately reproduced and – to the extent known to the Company and which the Company was able to ascertain from information published by that third-party – no facts have been omitted which would render the reproduced information inaccurate or misleading.

This Prospectus also contains estimates of market data and information derived from these estimates that would not be available from publications issued by market research firms or from any other independent sources. This information is based on the Company’s internal estimates and, as such, may differ from the estimates made by competitors of Deutsche Wohnen or from data collected by market research firms or other independent sources in the future.

The Company has not verified independently the market data and other information, on which third parties have based their studies, and the external sources on which the Company’s own estimates are based.

Investors should therefore exercise due care when assessing such information. Third-party studies are often based on information that may not be exact or appropriate, and their methodology is, by nature, forward-looking and speculative. Notwithstanding the responsibility the Company has assumed for the content in this Prospectus as described under “—Responsibility Statement”, it has not verified the figures, market data and other information that have been used by third parties as the basis for their studies, and therefore assumes no responsibility and makes no guarantee concerning the accuracy of the information contained in this Prospectus that has been derived from third-party studies and public sources. Moreover, investors should bear in mind that the Company’s estimates are not always based on such third-party market research.

The following sources were used in the preparation of this Prospectus:

•

Association of German Mortgage Banks (Verband Deutscher Pfandbriefbanken), dated May 15, 2014, VDP Property Indices: Further Rise in German Property Market Prices in the First Quarter of 2014 (vdp-Immobilienindizes: Weiter steigende Preise auf den deutschen Immobilienmärkten im ersten Quartal 2014) (Association of German Mortgage Banks, Press Release No. 5/2014);

•	Association of German Mortgage Banks (Verband Deutscher Pfandbriefbanken), Residential Property Price Index;

•

Berlin-Brandenburg Statistical Office (Amt für Statistik Berlin-Brandenburg) database, www.statistik-berlin-brandenburg.de, Population Register Statistics – Berlin, as of December 31, 2013 (Einwohnerregisterstatistik Berlin) (“Berlin-Brandenburg Statistical Office”);

•

Berlin-Brandenburg Statistical Office (Amt für Statistik Berlin-Brandenburg) database, www.statistik-berlin-brandenburg.de, Statistics – Employment Market and Labor Force, August 2013 (Statistiken – Arbeitsmarkt and Erwerbstätige, August 2013) (“Berlin-Brandenburg Statistical Office, Employment Market”);

•

Berlin Senate for the Economy, Technology and Women’s Affairs (Berliner Senat für Wirtschaft, Technologie und Frauen); Economic Data – Number of Employed in Berlin as of March 31, 2011 (Konjunkturdaten – Zahl der Erwerbstätigen in Berlin per 31. März 2011) (“Berlin Senate”);

•

CBRE GmbH, press releases: CBRE on the Residential Market in Germany 2011, dated January 20, 2012 (CBRE zum Markt für Wohnungsportfolios in Deutschland 2011) and CBRE on the Residential Market in Germany 2012 dated January 7, 2013 (CBRE zum Markt für Wohnungsportfolios in Deutschland 2012) (“CBRE Press Releases”);

•	CBRE GmbH, Residential Market Berlin 2012 (Wohnungsmarkt Berlin 2012) (“CBRE Residential Market Report”);

•	CBRE GmbH, Residential Portfolio Investment MarketView Q4 2013 (“CBRE MarketView 2013”);

•	CBRE GmbH, Special Report, Residential Property Market Germany, 2010/2011 (Special Report, Wohnimmobilienmarkt Deutschland, 2010/2011) (“CBRE Residential Property Market Germany, 2010/2011”);

•

City of Hanover, script on urban development No. 107, Small-scale Development of the Residential Market in the Capital City Hanover (Schriften zu Stadtentwicklung Nr. 107, Kleinräumige Entwicklung des Wohnungsmarktes in der Landeshauptstadt Hannover) (“Hanover, Script on Urban Development”);

•	City of Magdeburg, Business & Economy, Science, www.magdeburg.de (“City of Magdeburg”);

•	Deutsche Annington Immobilien SE (“Deutsche Annington Immobilien SE”), company website and 2013 annual report;

•	Deutsche Bundesbank, Monthly Report, February 2013;

•	Deutsche Bundesbank, Monthly Report, May 2014;

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Berlin 2010/2011 (Commercial Marktreport Wohn- & Geschäftshäuser Berlin 2010/2011) (“Engel & Völkers Berlin 2010”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Berlin (Commercial Marktreport Wohn- & Geschäftshäuser Berlin) 2011/2012 (“Engel & Völkers Berlin 2011”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Berlin (Commercial Marktreport Wohn- & Geschäftshäuser Berlin) 2012/2013 (“Engel & Völkers Berlin 2012”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Berlin (Commercial Marktreport Wohn- & Geschäftshäuser Berlin) 2013/2014 (“Engel & Völkers Berlin 2013”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Frankfurt (Commercial Marktreport Wohn- & Geschäftshäuser in Frankfurt) 2010/2011 (“Engel & Völkers Frankfurt 2010”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Frankfurt (Commercial Marktreport Wohn- & Geschäftshäuser in Frankfurt) 2012/2013 (“Engel & Völkers Frankfurt 2012”);

•	Engel & Völkers, Commercial Market Report on Residential and Office Buildings in Frankfurt (Commercial Marktreport Wohn- & Geschäftshäuser in Frankfurt) 2013/2014 (“Engel & Völkers Frankfurt 2013”);

•	Engel & Völkers, Market Information (Marktinformationen) – Hanover 2012/2013 (“Engel & Völkers Hanover 2012”);

•

Engel & Völkers, Residential and Office Buildings – Residential Investment, Market Report (Wohn- & Geschäftshäuser – Residential Investment, Marktreport) 2011/2012 – Hanover (“Engel & Völkers Hanover 2011”);

•

Engel & Völkers, Residential and Office Buildings – Residential Investment, Market Report (Wohn- & Geschäftshäuser – Residential Investment, Marktreport) 2011/2012 – Brunswick (“Engel & Völkers Brunswick 2011”);

•

Engel & Völkers, Residential and Office Buildings – Residential Investment, Market Report (Wohn- & Geschäftshäuser – Residential Investment, Marktreport) 2012/2013 – Brunswick (“Engel & Völkers Brunswick 2012”);

•

F+B Market rent monitor 2010, Even Low-demand Regions Have Above-average Rent Increases (Selbst nachfrageschwache Regionen mit überdurchschnittlichen Mietsteigerungen), (“F+B Marktmietenmonitor 2010”);

•	Federal and State Statistical Offices (Statistische Ämter des Bundes und der Länder), selected regional data for Germany, 2012;

•	Federal and State Statistical Offices, Statistical Yearbook (Statistisches Jahrbuch) 2012;

•	Federal and State Statistical Offices, macroeconomic data of the states, GDP;

•	Federal and State Statistical Offices, macroeconomic data of the states, disposable income;

•	GAGFAH S.A. (“GAGFAH S.A.”), company website and 2013 annual report;

•

German Federal Employment Agency (Bundesagentur für Arbeit), Employment Market Statistics by Region and Monthly Reports (Arbeitsmarktstatistik, Statistik nach Regionen und Monatsberichte), April 2014 (“Employment Agency”);

•

German Federal Office for Building, Urban and Regional Planning – BBSR (Bundesinstitut für Bau-, Stadt- und Raumforschung – BBSR) (“BSR Residential Market Forecast 2025”) (BBSR-Wohnungsmarktprognose 2025);

•	German Federal Office for Building, Urban and Regional Planning – BBSR (“BBSR Regional Planning Forecast 2030”) (BBSR-Raumordnungsprognose 2030);

•	German Federal Statistical Office, construction activities and housing 2011;

•	German Federal Statistical Office (Statistisches Bundesamt), Database, Subject: Housing, (“Federal Statistical Office, Housing”);

•

German Federal Statistical Office (Statistisches Bundesamt), Database, Subject: National Economy & Environment – Domestic Product, updated February 2013 (“Federal Statistical Office, National Economy & Environment – Domestic Product”);

•

German Federal Statistical Office and State Statistical Offices (Statistische Ämter des Bundes und der Länder), Database and Publications, Subject: Population and Households (“Federal Statistical Office, Population”);

•	German Federal Statistical Office database, www.destatis.de, Subject: Unemployment;

•	German Federal Statistical Office database, www.destatis.de, Subject: Construction Activity;

•	German Federal Statistical Office database, www.destatis.de, Subject: Population;

•	German Federal Statistical Office database, www.destatis.de, Subject: Living;

•	German Federal Statistical Office database, www.destatis.de, Subject: Residential housing;

•	German Federal Statistical Office, Population, Families and Living Arrangements in Germany (Bevölkerungs- und Haushaltsentwicklung in Bund und Ländern), Edition 2011;

•

German Federal Statistical Office, Population and Labor Market – Status and Developments in the Labor Market in Germany – 2011, dated September 19, 2012 (“German Federal Statistical Office, Population and Labor Market – 2011”);

•	German Federal Statistical Office, Population and Labor Market (Bevölkerung und Erwerbstätigkeit) 2012;

•

German Federal Statistical Office, Press release No. 016, dated January 15, 2014, Moderate Growth of the German Economy in 2013 (Moderates Wachstum der deutschen Wirtschaft im Jahr 2013) (“German Federal Statistical Office, Press Release No. 016”);

•

German Federal Statistical Office, Press release No. 040, dated July 2, 2014, German exports in 2013: –0.2% on 2012 (Deutsche Ausfuhren im Jahr 2013: – 0,2 % zum Jahr 2012) (“German Federal Statistical Office, Press Release No. 040”);

•

German Federal Statistical Office, Press release No. 167, dated May 15, 2014, Gross Domestic Product up 0.8% in 1st Quarter of 2014 (Bruttoinlandsprodukt im 1. Quartal 2014 um 0,8 % gestiegen) (“German Federal Statistical Office, Press Release No. 167”);

•

German Federal Statistical Office, Press release No. 179, dated May 22, 2014, 2013: Highest Level of Immigration to Germany for 20 years (2013: Höchste Zuwanderung nach Deutschland seit 20 Jahren) (“German Federal Statistical Office, Press Release No. 179”);

•

German Federal Statistical Office, Press release No. 233, dated July 11, 2013, Two People at Most Live in Three-Quarters of All Households (In drei Viertel der Haushalte leben höchstens zwei Personen) (“German Federal Statistical Office, Press Release No. 233”);

•

German Federal Statistical Office, Press release No. 287, dated August 14, 2014, Gross domestic product down 0.2% in 2nd quarter of 2014 (Bruttoinlandsprodukt im 2. Quartal 2014 um 0,2 % zurückgegangen) (“German Federal Statistical Office, Press Release No. 287”);

•

German Federal Statistical Office, Press release No. 283, dated August 27, 2013, 80.5 Million Inhabitants at the end of 2012 – Population Growth due to High Number of Immigrants (80,5 Millionen Einwohner am Jahresende 2012 – Bevölkerungszunahme durch hohe Zuwanderung) (“German Federal Statistical Office, Press Release No. 283”);

•

German Federal Statistical Office, Press release No. 381, dated November 14, 2013, Gross Domestic Product Rose by 0.3% in the Third Quarter of 2013 (Bruttoinlandsprodukt im 3. Quartal 2013 um 0,3% gestiegen) (“German Federal Statistical Office, Press Release No. 381”);

•	German Federal Statistical Office, Statistical Yearbook 2012;

•	German Federal Statistical Office, Statistical Yearbook 2013;

•	German Federal Statistical Office, Statistical Yearbook, Economy and Statistics, monthly edition (Wirtschaft und Statistik, Gesamtpakete Monatszahlen), 18th calendar week 2013;

•	German Financial Reporting Enforcement Panel (Deutsche Prüfstelle für Rechnungslegung), Annual Report 2013, January 30, 2014 (“DPR Annual Report 2013”);

•

German Office for Political Education (Bundeszentrale für politische Bildung), Facts & Figures, Population, September 26, 2012 (Zahlen und Fakten, Bevölkerung, 26. September 2012) (“German Office 2012”);

•	GfK GeoMarketing Gmbh, database, press release dated December 12, 2012 (“GfK Press Release”);

•	GfK GeoMarketing Gmbh, database, press release dated January 31, 2013 (“GfK Demographics Germany 2012”);

•	GfK GeoMarketing, GfK Estimate (GfK Schätzung) (“GfK Estimate”);

•	HWWI/Berenberg, City Ranking (Städteranking) 2010 (“HWWI”);

•	IMF, World Economic Outlook, April 2014;

•	Initiative European Metropolitan Regions in Germany (Initiativkreis Europäische Metropolregionen in Deutschland) (IKM), Regional Monitoring 2012;

•	Investitionsbank Berlin, IBB Residential Market Report (Wohnungsmarktbericht) 2011 (“IBB 2011”);

•	Investitionsbank Berlin, IBB Residential Market Report (Wohnungsmarktbericht) 2012 (“IBB 2012”);

•	Investitionsbank Berlin, IBB Residential Market Report (Wohnungsmarktbericht) 2013 (“IBB 2013”);

•	Jones Lang LaSalle, Residential City Profile – Berlin, second half 2012 (“JLL-Report Berlin 2012”);

•	Jones Lang LaSalle, Residential City Profile – Berlin, second half 2012 (“JLL-Report Berlin 2013”);

•	Jones Lang LaSalle, Residential City Profile – Frankfurt am Main, second half 2010 (“JLL-Report Frankfurt am Main 2010”);

•	Jones Lang LaSalle, Residential City Profile – Frankfurt am Main, second half 2011 (“JLL-Report Frankfurt am Main 2011”);

•	Jones Lang LaSalle, Residential City Profile – Frankfurt am Main, second half 2012 (“JLL-Report Frankfurt am Main 2012”);

•	Jones Lang LaSalle, Residential City Profile – Frankfurt am Main, second half 2013 (“JLL-Report Frankfurt am Main 2013”);

•	LEG Immobilien AG, company website and 2013 annual report (“LEG Immobilien AG”);

•	OECD, Report, Economic Outlook No. 93, May 2013;

•	TAG Immobilien AG, company website and 2013 annual report (“TAG Immobilien AG”); and

•	Verband Berlin-Brandenburgischer Wohnungsunternehmen e.V. (BBU), press portfolio: annual conference in Berlin, May 10, 2012.

Documents Available for Inspection

For the period during which this Prospectus remains valid, hard copies of the following documents are available for inspection during regular business hours at the Company’s offices at Pfaffenwiese 300, 65929 Frankfurt am Main, Germany:

•	the Company’s articles of association (“Articles of Association”);

•	the Property Appraisal Report to Determine Fair Value in a summarized version prepared by CBRE GmbH (valuation date: December 31, 2013 / June 30, 2014; appraisal report date: July 17, 2014);

•	the Company’s unaudited condensed consolidated interim financial statements (IFRS for interim financial reporting (IAS 34)) as of and for the six months ended June 30, 2014;

•	the Company’s audited consolidated financial statements (IFRS) as of and for the fiscal year ended December 31, 2013;

•	the Company’s audited consolidated financial statements (IFRS) as of and for the fiscal year ended December 31, 2012;

•	the Company’s audited consolidated financial statements (IFRS) as of and for the fiscal year ended December 31, 2011;

•	the Company’s audited unconsolidated annual financial statements (HGB) as of and for the fiscal year ended December 31, 2013; and

•	the forecast for funds from operations (FFO) without disposals (“FFO (without disposals)”) for the fiscal year 2014 for the Deutsche Wohnen Group.

Future annual reports as well as quarterly financial and interim financial reports of the Company will be available from the Company and the paying agent designated in this Prospectus (see “General Information on Deutsche Wohnen AG and the Deutsche Wohnen Group—Notifications, Paying Agent”). The Company’s annual financial reports will also be published in the German Federal Gazette (Bundesanzeiger).

THE OFFERING

Subject Matter of the Offering

The offering consists of a public offering in Germany and Luxembourg during a period starting on September 4, 2014 and ending on November 4, 2014 of 10,552,572 new ordinary bearer shares with no-par-value of Deutsche Wohnen AG, each with a nominal value of EUR 1.00. These Shares will be used as consideration in the context of the settlement offer to the minority shareholders of GSW Immobilien AG (individually, “Minority GSW Shareholder”, and together, “Minority GSW Shareholders”), created by way of conditional capital increase against contribution of three shares of GSW Immobilien AG (together with its consolidated subsidiaries, “GSW” or “GSW Group”) for the issuance of seven shares in Deutsche Wohnen AG, resolved by the general meeting on June 11, 2014 pursuant to agenda item 10(b) “Conditional Capital 2014/II” (the “Settlement Offer”).

Minority GSW Shareholders that have not exchanged their GSW Shares during the Offer Period may (in case appraisal proceedings are initiated pursuant to the German Act on Appraisal Proceedings) be entitled pursuant to section 305 Stock Corporation Act (Aktiengesetz), to exchange their GSW Shares into new Deutsche Wohnen shares at the same conditions as set forth in the Settlement Offer or, as the case may be, as amended in the appraisal proceeding or in a settlement reached in the course of or in connection with such proceeding, until two months after the initial judgment regarding the last appraisal motion is announced in the German Federal Gazette (Bundesanzeiger). Therefore, as a matter of prudence, the Company has conditionally increased its share capital by up to 15,000,000 shares, all of which will be admitted to trading on the basis of this Prospectus.

On the basis of the exchange ratio of seven shares in Deutsche Wohnen AG (the “Settlement Shares”) for three GSW Shares, depending on how many GSW Shares will be tendered, up to 10,552,572 Deutsche Wohnen AG shares will be issued as consideration for the outstanding 4,522,531 shares in GSW Immobilien AG. This exchange ratio and therewith the number of Deutsche Wohnen shares to be issued is, however, under certain circumstances subject to changes pursuant to the terms of the domination agreement between Deutsche Wohnen AG and GSW Immobilien AG (the “Domination Agreement”).

The private placement of convertible bonds announced by the Company on the date of this Prospectus is not subject matter of this Prospectus (for more information see “—Outlook”).

Important Notices

This Settlement Offer will only become effective if the existence of the Domination Agreement in the commercial register of the seat of GSW Immobilien AG is deemed to have been made known in accordance with section 10 of the German Commercial Code (Handelsgesetzbuch), thus on September 4, 2014.

Where GSW shareholders would be entitled to fractional amounts of Deutsche Wohnen shares according to the exchange ratio, GSW shareholders will receive compensation for fractional rights to shares of Deutsche Wohnen (“Fractional Share Rights”) in cash.

Settlement Offer

The following is an English translation of the German-language Settlement Offer. The German-language version is expected to be published in the German Federal Gazette (Bundesanzeiger) on September 4, 2014:

“Deutsche Wohnen AG

Frankfurt am Main

(ISIN DE000A0HN5C6 / WKN A0HN5C)

Settlement Offer to the Minority Shareholders

of

GSW Immobilien AG

Berlin, Germany

- ISIN DE000GSW1111 -

On April 30, 2014, Deutsche Wohnen AG, Frankfurt am Main, Germany, entered into a domination agreement (the “Domination Agreement”) with GSW Immobilien AG, Berlin, Germany. This Agreement was approved by the general meeting of Deutsche Wohnen AG on June 11, 2014 and by the general meeting of GSW Immobilien AG on June 18, 2014. Following the registration of the Domination Agreement with the commercial register of Charlottenburg in Berlin on September 4, 2014, the Domination Agreement entered into force.

In the Agreement, Deutsche Wohnen AG undertook, upon request by a minority shareholder of GSW Immobilien AG, to acquire the shareholder’s shares in exchange for no-par-value bearer shares in Deutsche Wohnen AG, each representing a notional value of EUR 1.00 in the share capital, thus three no-par-value shares of GSW Immobilien AG (ISIN DE000GSW111)

for seven no-par-value bearer shares (Deutsche Wohnen AG bearer shares) (ISIN DE000A0HN5C6)

Deutsche Wohnen AG guarantees the minority shareholders of GSW Immobilien AG for the duration of the Domination Agreement a fixed annual payment in the form of a guaranteed dividend (“Guaranteed Dividend”). The Guaranteed Dividend for each GSW Immobilien AG fiscal year and each bearer GSW Immobilien AG share representing a notional value of EUR 1.00 of the share capital shall be a gross sum of EUR 1.66 (“Gross Compensation Amount”) less any corporate income tax and solidarity surcharge at the prevailing rate for the relevant fiscal year (“Net Compensation Amount”). Under the circumstances at the time of signature of this Agreement, the Gross Compensation Amount is subject to 15% corporate income tax plus 5.5% solidarity surcharge, or EUR 0.26 for each no-par-value share of GSW Immobilien AG. This results under the circumstances at the time of signature of this Agreement in a Guaranteed Dividend of EUR 1.40 for each no-par-value share of GSW Immobilien AG for an entire fiscal year of GSW Immobilien AG. For the sake of clarity, it is agreed that any withholding tax (such as capital gains tax) shall be withheld from the Net Compensation Amount to the extent required by statute. The Guaranteed Dividend shall become due in each case on the first banking day following the general meeting of GSW Immobilien AG for the preceding fiscal year, and for the first time, in the fiscal year 2014 of GSW Immobilien AG. The minority shareholders of GSW Immobilien AG will receive performance on their Guaranteed Dividend to the extent that the dividend per share paid by GSW Immobilien AG for a fiscal year (including pre-payments thereon) falls short of the Guaranteed Dividend amount.

The exchange ratio or, as the case may be, the Guaranteed Dividend for GSW Immobilien AG minority shareholders have been derived from the enterprise values of both companies as well as determined by the management board of Deutsche Wohnen AG and of GSW Immobilien AG with the approval of their respective supervisory board. For this purpose, Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, Düsseldorf, Germany, was jointly appointed by the management boards of both companies to issue a valuation report for both companies. The contract auditor, MAZARS GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf, appointed upon the joint request of both management boards by the Berlin Regional Court, has declared the Guaranteed Dividend and settlement in Deutsche Wohnen AG bearer shares as appropriate, in accordance with section 293e of the German Stock Corporation Act (Aktiengesetz).

Upon registration of the Domination Agreement in the commercial register of GSW Immobilien AG is deemed to have been announced in accordance with § 10 of the German Commercial Code (Handelsgesetzbuch), thus as of September 4, 2014, minority shareholders of GSW Immobilien AG are entitled to accept the Settlement Offer. The offer period ends on November 4, 2014 at 12 AM (midnight).

In the event of an initiation of appraisal proceedings, the rights of GSW Immobilien AG minority shareholders pursuant to section 305 paragraph 4 sentence 3 of the German Stock Corporation Act (Aktiengesetz) remain unaffected.

Minority shareholders of GSW Immobilien AG can tender their GSW Immobilien AG shares (ISIN DE000GSW1111) for the purpose of receiving compensation in Deutsche Wohnen AG bearer shares to their account from their custodian bank to

Deutsche Bank AG

acting as settlement agent. Furthermore, minority shareholders of GSW Immobilien AG are required to submit a written instruction form and authorization, along with an exercise notice for the acceptance of the Settlement Offer. Minority shareholders of GSW Immobilien AG can obtain this form from their custodian bank.

The receipt of the compensation is free of provisions and charges for minority shareholders of GSW Immobilien AG with a domestic depositary account. Due to the refund of the custodian bank fee, the custodian banks are asked to contact the aforementioned settlement agent.

The no-par-value shares (bearer shares) in Deutsche Wohnen AG that will be issued to the accepting shareholders of GSW Immobilien AG in the course of the Settlement Offer will be delivered immediately upon the transfer of GSW Immobilien AG shares to the central settlement agent and will be credited to their collective custody account upon completion of all necessary settlement actions. The Deutsche Wohnen AG shares required for the settlement will be provided through a capital increase from conditional capital of up to 15,000,000 Deutsche Wohnen AG bearer shares. Any fractional amounts resulting from the exchange ratio will be utilized compulsorily and the proceeds will be paid out in cash to the beneficiaries. However, GSW Immobilien AG shares that are submitted and are not divisible by three (3) will only be settled for whole Deutsche Wohnen AG shares in accordance with the exchange ratio and the then-remaining fractional amounts of the submission will be paid out in cash.

The up to 15,000,000 bearer shares from the conditional capital increase have been admitted to trading on the regulated market segment (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment thereof, with additional post-admission obligations (Prime Standard). The new bearer shares from the aforementioned conditional capital increase will be declared deliverable in advance on September 5, 2014 on the Frankfurt Stock Exchange.

In connection with the Settlement Offer and the admission of the shares from the conditional capital increase, a securities prospectus of Deutsche Wohnen AG has been published on September 3, 2014 on Deutsche Wohnen AG’s website www.deutsche-wohnen.com (section: “Investor Relations”). Printed copies of the Prospectus are available from the company free of charge during normal business hours at the following address: Deutsche Wohnen AG, Mecklenburgische Straße 57, 14197 Berlin, Germany.

Under the Domination Agreement, if proceedings are initiated pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz) and the court adjudicates a higher settlement, or if Deutsche Wohnen AG grants a higher compensation for a minority shareholder of GSW Immobilien AG to settle potential claims arising out of or in connection with proceedings pursuant to section 1 number 1 German Act on Appraisal Proceedings (Spruchverfahrensgesetz). Minority shareholders of GSW Immobilien AG are entitled to a corresponding supplement to the compensation. This entitlement can also be claimed by minority shareholders of GSW Immobilien AG who have already received a settlement regardless of whether the minority shareholder of GSW Immobilien AG participated in any proceeding pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz).

Frankfurt am Main, September, 2014

Deutsche Wohnen AG

The Management Board”

Rights to Subscribe for Deutsche Wohnen Settlement Shares not Exercised and Transferability

The right to subscribe for Settlement Shares will lapse upon expiry of the Offer Period. If appraisal proceedings pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz) are initiated, Minority GSW Shareholders may exchange their shares on the same conditions as set forth in the Settlement Offer or, as the case may be, as amended in the appraisal proceeding or in a settlement reached in the course of or in connection with such proceeding, until two months after the final judgment regarding the last appraisal motion of a shareholder is announced in the German Federal Gazette (Bundesanzeiger). The settlement rights are fully transferable.

Lock-up Agreements

The Company is not bound by any lock-up agreements.

Costs of the Offering and Net Issue Proceeds

The total issue costs, including commissions for Deutsche Bank as settlement agent (but excluding the costs under the commitment and option transaction with Deutsche Bank, see “—Material Interests, Including Conflicts of Interest, Regarding the Offer”) and the costs of the public offering and the admission for trading on the regulated market segment of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment with additional admission obligations (Prime Standard), are expected to be approximately EUR 1 million. Neither the Company nor DZ Bank as Listing Agent nor Deutsche Bank will charge any of these costs to the Minority GSW Shareholders who accept the Settlement Offer.

The Company will not receive any proceeds from the conditional capital increase against contributions in kind.

Notice of Offering Restrictions

The Deutsche Wohnen Settlement Shares will be offered to the public solely in Germany and Luxembourg. The Deutsche Wohnen Settlement Shares will not be publicly offered in any member state of the European Economic Area that has implemented Directive 2003/71 EC of the European Parliament and of the Council of November 4, 2003 (the “Prospectus Directive”, and to the extent a member state of the EEA has implemented Directive 2010/73/EC of the European Parliament and the Council amending the Prospectus Directive (the “Amended Prospectus Directive”) any reference herein to the Prospectus Directive shall be read as a reference to the Amended Prospectus Directive) (other than the offers in Germany and Luxembourg) from the date of implementation of the Prospectus Directive unless

(i)

a prospectus for the Deutsche Wohnen Settlement Shares has been published in advance that has been approved by the competent authorities in the relevant member state or in another member state of the EEA that has implemented the Prospectus Directive, and the competent authorities in the member state in which the Offering is taking place have been notified of this fact in compliance with the Prospectus Directive,

(ii)	the Offering is extended exclusively to “qualified investors” within the meaning of the Prospectus Directive, or

(iii)

the Offering takes place under other circumstances in which the publication of a prospectus by the Company is not required under article 3 of the Prospectus Directive, to the extent that this exemption has been implemented in the respective member state.

The Deutsche Wohnen Settlement Shares to be issued in connection with the Settlement Offer will not be, and are not required to be, registered with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the “Securities Act”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. The Deutsche Wohnen Settlement Shares will be delivered in the United States only if the Company is satisfied that such shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the securities laws of any state of the United States, or on a basis otherwise determined to be acceptable to the Company, in its sole discretion, and without subjecting the Company to any registration or similar requirements.

Agreements with Deutsche Bank

On April 28, 2014, the Company and Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany (“Deutsche Bank” or the “Settlement Agent”) entered into a share settlement agreement (the “Share Settlement Agreement”) regarding the rendering of certain services in connection with the technical execution of the settlement of shares as contemplated by the Settlement Offer (see “—Settlement”). Deutsche Bank has not undertaken to underwrite the Settlement Shares.

Certain Settlement Shares will be offered to the public in Germany and Luxembourg.

The Share Settlement Agreement also sets forth that the Company must release and hold harmless Deutsche Bank from certain liabilities in connection with the Settlement Offer unless a final judgment of a competent court holds that the respective claims or damage were caused by intentional or grossly negligent conduct of Deutsche Bank.

Furthermore, on April 28, 2014, Deutsche Wohnen AG entered into a commitment and option transaction with Deutsche Bank (the “Commitment and Option Agreement”), pursuant to which Deutsche Bank undertook to acquire from Deutsche Wohnen AG 5% plus 10,000 shares of the GSW Shares currently held by Deutsche Wohnen AG shortly before the Settlement Offer is submitted to the Minority GSW Shareholders. Deutsche Wohnen retained, among others, the right to repurchase these shares if certain conditions are met (see “—Material Agreements of the Company—Commitment and Option Transaction”).

Material Interests, Including Conflicts of Interest, Regarding the Offer and Listing

The Listing Agent will receive a fee amounting to EUR 320,000.00 plus VAT (“VAT”) from Deutsche Wohnen AG for its services rendered in the course of the listing of the Settlement Shares.

Under the Share Settlement Agreement, the Company is obliged to pay Deutsche Bank a settlement fee of up to EUR 140,000.00 plus VAT. The settlement fee may increase if the initiation of appraisal proceedings results in further services of Deutsche Bank being rendered under this agreement. For more information regarding the terms of the Share Settlement Agreement including the release of certain liabilities to the benefit of Deutsche Bank, see “—Agreements with Deutsche Bank”.

In connection with the conclusion of a commitment and option agreement with Deutsche Bank on April 28, 2014 (the “Commitment and Option Agreement”), the Company is obliged to pay Deutsche Bank a structuring fee of EUR 937,500 and certain commitment fees. For the time period between April 28, 2014 and the date on which Deutsche Bank acquires title to the GSW Shares, Deutsche Bank will receive a commitment fee at a rate of 5.3% (calculated on a 360 day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement. Thereafter, Deutsche Bank will initially receive a commitment fee at a rate of 5.7% (calculated on a 360 day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement and, depending on the number of shares Deutsche Bank holds after 18 months following the publication of the Settlement Offer, a step-up fee may be charged. These fees are subject to certain reductions, in particular if dividends are paid on GSW shares and in the event that Deutsche Bank sells GSW Shares. Further, Deutsche Wohnen AG is obligated to compensate Deutsche Bank AG for the difference between the purchase price paid by the buyer according to this procedure, and the amount that Deutsche Bank has used to acquire the GSW Shares. For more information regarding the terms of the Commitment and Option Agreement, see “Material Agreements of the Company—Commitment and Option Transaction”.

There are no conflicts of interest.

Timetable

The anticipated timetable for the Settlement Offer and for the admission of the shares to be issued out of the Conditional Capital 2014/II to the regulated market of the Frankfurt Stock Exchange (Prime Standard) is as follows:

September 3, 2014	Approval of the Prospectus by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”).

Publication of the Prospectus on the website of Deutsche Wohnen AG.

September 4, 2014	Registration of the Domination Agreement in the Commercial Register of GSW Immobilien AG.

Publication of the Settlement Offer to the Minority GSW Shareholders in the German Federal Gazette (Bundesanzeiger).

Beginning of the Settlement Offer to the Minority GSW Shareholders.

Admission decision of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and publication of the admission decision.

November 4, 2014	End of the Settlement Offer to the Minority GSW Shareholders.

Offer Period

The period for acceptance of the Settlement Offer commences on September 4, 2014. Without prejudice for the Minority GSW Shareholders’ rights under section 305 paragraph 4 sentence 3 German Stock Corporation Act (Aktiengesetz), it expires on

November 4, 2014, at 24:00 hours (Central European Time).

Article 5.3 of the Domination Agreement stipulates a limited period in which Deutsche Wohnen AG is obliged to acquire the GSW Shares held by Minority GSW Shareholders in return for shares in Deutsche Wohnen AG (see “—Material Agreements of the Company—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG—Compensation and Settlement”). This period expires two months after the day on which the entry of the existence of the Domination Agreement in the commercial register at the registered office of GSW Immobilien AG is deemed to have been announced in accordance with section 10 of the German Commercial Code (Handelsgesetzbuch) (the “Announcement Date”).

Under the current legal requirements, Minority GSW Shareholders may challenge the fairness of the Settlement Offer in court by filing a motion to initiate appraisal proceedings pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz) within three months after the Announcement Date. Section 305 paragraph 4 sentence 3 of the German Stock Corporation Act (Aktiengesetz) stipulates that if such a motion is filed, Minority GSW Shareholders may exchange their shares under the same conditions as set forth in the Settlement Offer or, as the case may be, as amended in the appraisal proceeding or in a settlement reached in the course of or in connection with such proceeding, until two months after the final judgment regarding the last appraisal motion of a shareholder is announced in the German Federal Gazette (Bundesanzeiger).

Minority GSW Shareholders wishing to accept the Settlement Offer shall submit a written acceptance notice to be received by the Settlement Agent within the Offer Period. The Settlement Offer cannot be accepted after the expiry of the Offer Period, which shall be without prejudice for Minority GSW Shareholders’ rights pursuant to section 305 paragraph 4 sentence 3 of the German Stock Corporation Act (Aktiengesetz).

Settlement

Under the Domination Agreement, Minority GSW Shareholders may opt to accept the Settlement Offer submitted by Deutsche Wohnen AG in accordance with section 305 of the German Stock Corporation Act (Aktiengesetz) and withdraw as shareholders of GSW Immobilien AG by accepting the settlement in form of seven shares in Deutsche Wohnen AG for three shares of GSW Immobilien AG (see “—Material Agreements of the Company—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG—Compensation and Settlement”).

The Minority GSW Shareholders do not forfeit the right to tender their shares by virtue of the fact that they have already accepted compensation payments in the form of a guaranteed dividend.

Compensation for fractional rights to Settlement Shares (“Fractional Share Rights”) is in cash. For the purposes of compensation in cash, the Fractional Share Rights due to individual shareholders are pooled into full shares for all shares issued at a given date, and the resulting shares of Deutsche Wohnen AG are sold on the stock exchange by Deutsche Bank; the holders of Fractional Share Rights receive a compensation in cash in the amount of their pro rata share in the proceeds corresponding to their Fractional Share Rights. To the extent Fractional Share Rights continue to exist after pooling, a cash compensation will be paid by Deutsche Bank equaling the prorated closing price of Deutsche Wohnen AG stock in XETRA trading (or a corresponding successor system) in Frankfurt am Main on the day before such cash is credited by Deutsche Bank.

Immediately upon the entry into force of the Domination Agreement and following the publication of the specific details of the execution of the Settlement Offer in the German Federal Gazette (Bundesanzeiger), the Minority GSW Shareholders will be notified of the Settlement Offer through their custodian banks. The transfer of the GSW Shares to Deutsche Wohnen AG in acceptance of the Settlement Offer is free of charge for the Minority GSW Shareholders provided that they have a domestic custodian account.

For further instructions on the Settlement of this Offering, see “—Settlement Offer”.

Availability of the Prospectus

The Prospectus will be published on the Company’s website at www.deutsche-wohnen.com (section: “Investor Relations”). Printed copies of the Prospectus are available from the Company free of charge during normal business hours at the following address: Deutsche Wohnen AG, Mecklenburgische Straße 57, 14197 Berlin, Germany.

INFORMATION ON THE SHARES

Legal Framework for Creation of the Settlement Shares

Sections 192 et seq. of the German Stock Corporation Act (Aktiengesetz) on conditional capital increases provide the legal basis for the issuance of the Settlement Shares. By resolution of the annual general meeting on June 11, 2014, the Company conditionally increased its share capital by up to EUR 15,000,000.00 to up to EUR 301,216,731.00 by issuing up to 15,000,000 new bearer shares with no-par-value (“Conditional Capital 2014/II”). The resolution in relation to the conditional capital increase was entered into the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, on August 6, 2014.

The contingent capital increase serves the granting of compensation in shares of the Company to the Minority GSW Shareholders in accordance with the provisions of the Domination Agreement (see “Material Agreements of the Company—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG”).

Admission to Stock Exchange Trading, Individual Share Certificates, Delivery

The application for admission of the shares to be issued out of the Conditional Capital 2014/II to trading on the regulated market of the Frankfurt Stock Exchange and their simultaneous admission to the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) was filed on August 15, 2014. The approval decision for admission to trading is expected to be passed and announced on September 4, 2014. The shares to be issued out of the Conditional Capital 2014/II are expected to begin trading on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and to be included in the existing quotation of Deutsche Wohnen AG’s registered bearer shares following their issuance. A separate quotation may be assigned for an interim period in case Settlement Shares will be issued with a dividend entitlement that differs from such entitlement carried by other Deutsche Wohnen shares. It is anticipated that these shares will be incorporated into the existing quotation of Deutsche Wohnen AG’s no-par-value bearer shares after payment of dividends for the respective fiscal year.

The shares to be issued out of the Conditional Capital 2014/II will be delivered to buyers in the form of co-ownership rights in a global share certificate to be deposited with the collective securities depositary Clearstream Banking Aktiengesellschaft, Mergenthalerallee 61, 65760 Eschborn, Germany. The Settlement Shares subscribed for under the Settlement Offer are expected to be credited to investors’ accounts through the book-entry facilities of Clearstream Banking AG. Investors can obtain information about the actual delivery of the Settlement Shares subscribed for under the Settlement Offer from their respective custodian banks. Trading in Settlement Shares subscribed for by an investor under the Settlement Offer is not available before the crediting of such shares to the investor’s account at his/her respective custodian bank.

According to the Articles of Association, shareholders are not entitled to receive individual share certificates.

See “Description of the Share Capital of Deutsche Wohnen AG—Issued Share Capital and Shares” for additional information on the rights attached to shares of the Company.

Form, Voting Rights, Currency of the Securities Issuance

All of the Settlement Shares are ordinary bearer shares with no-par-value, each with a nominal value of EUR 1.00. Each Deutsche Wohnen Offer Share entitles the owner to one vote at the general meeting. There are no restrictions on voting rights.

The Settlement Shares are denominated in Euro.

Dividend Entitlement, Share of Liquidation Proceeds

The Settlement Shares that will be issued upon the acceptance of the Settlement Offer by GSW Minority Shareholders during the Offer Period will carry full dividend rights from, and including, the fiscal year starting January 1, 2014 and have the same rights as all other bearer shares of the Company. To the extent that Minority GSW Shareholders tender their GSW Shares after the expiry of the Offer Period in accordance with their statutory rights under section 305 German Stock Corporation Act (Aktiengesetz) the following rules apply: In the event that Minority GSW Shareholders exchange their GSW Shares for shares of Deutsche Wohnen AG before receiving a dividend and/or payment under the guaranteed dividend for the fiscal year 2014 or subsequent fiscal years (see “Material Agreements of the Company—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG—Compensation and Settlement”) they shall, as far as practically and legally possible, be granted shares in Deutsche Wohnen AG that participate in profit from the start of the last fiscal year that ended before such shares in Deutsche Wohnen AG were created. If Minority GSW Shareholders exchange their GSW Shares for shares of Deutsche Wohnen AG after receiving a dividend and/or payment under the guaranteed dividend for the fiscal year 2014 or subsequent fiscal years or where it is not practically or legally possible to grant shares that participate in profit as described above, they shall be granted Deutsche Wohnen AG shares that participate in profit from the start of the fiscal year in which they are created.

In the event of the Company’s liquidation, shareholders are entitled to any remaining liquidation surplus proportionate to their shareholding after deduction of the Company’s liabilities.

ISIN, WKN, Common Code, Stock Exchange Symbol

The security identification numbers of the Settlement Shares are as follows:

International Securities Identification Number (ISIN)	DE000A0HN5C6
German Securities Code (WKN)	A0HN5C
Common Code	095654789
Trading Symbol	DWNI

A separate International Securities Identification Number (ISIN) and German Securities Identification Number (WKN) may be assigned for an interim period in case Settlement Shares will be issued with a dividend entitlement that differs from such entitlement carried by other Deutsche Wohnen shares.

Disposal and Transferability Restrictions

The shares to be admitted for trading are freely transferable, meaning that they are not subject to legal or statutory (satzungmäßig) transfer restrictions. The trading of the Deutsche Wohnen shares to be admitted is not subject to any legal restrictions.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

Reasons for the Offering

On April 30, 2014, Deutsche Wohnen AG, as the controlling company, entered into a domination agreement with GSW Immobilien AG, the controlled company. Following the approval by the general meetings of both parties to the agreement, the Domination Agreement will enter into force upon registration in the commercial register on September 4, 2014. Under the Domination Agreement, GSW Immobilien AG assigns the management control (Leitung) of its company to Deutsche Wohnen AG.

Pursuant to the Domination Agreement, Deutsche Wohnen AG guarantees the minority shareholders of GSW Immobilien AG for the duration of the agreement a fixed annual payment in the form of a guaranteed dividend currently amounting to EUR 1.40 (derived from a gross sum of EUR 1.66 less any corporate income tax and solidarity surcharge at the prevailing rate for the relevant fiscal year) for each no-par-value share of GSW Immobilien AG for each entire fiscal year of GSW Immobilien AG, payable for the first time for the fiscal year 2014.

In addition, upon entry into force of the Domination Agreement, the Company is obliged under section 305 of the German Stock Corporation Act (Aktiengesetz) to offer as an alternative to the guaranteed dividend an exit option to the Minority GSW Shareholders in the form of a Settlement Offer. In accordance with this mandatory statutory duty, Deutsche Wohnen AG undertook pursuant to section 5 paragraph 1 of the Domination Agreement to acquire, on request by a Minority GSW Shareholder, the shareholder’s shares in exchange for bearer shares in Deutsche Wohnen representing a notional value of EUR 1.00 each in the share capital in the ratio of seven Settlement Shares for three GSW registered Shares within a defined Offer Period.

Use of Proceeds

The Company will not receive any cash proceeds from the resolved contingent capital increase against contributions in kind.

USE OF DISTRIBUTABLE BALANCE SHEET PROFIT, EARNINGS PER SHARE AND DIVIDEND POLICY

General Rules on Balance Sheet Profit and Dividend Payments

Under German law, a resolution to pay a dividend can only be made based on the distributable balance sheet profit reported in the Company’s unconsolidated annual financial statements prepared in accordance with the German commercial law (HGB). When determining distributable balance sheet profit, the annual profit is adjusted for profit or loss carry-forwards and allocations to or transfers from reserves. The law requires the establishment of certain reserves that must be deducted when calculating the distributable balance sheet profit.

The resolution on the distribution of a dividend for a fiscal year, as well as the dividend’s amount and timing, is the responsibility of the general meeting of the following fiscal year, which must take place in the first eight months of the fiscal year and which decides on the management board’s (the “Management Board”) proposal adopted by the supervisory board (the “Supervisory Board”) for the appropriation of profits. Any dividends adopted by the general meeting are immediately paid. Since all shares of the Company are evidenced by global share certificates and are held in safekeeping at Clearstream Banking Aktiengesellschaft, dividends are paid via Clearstream Banking Aktiengesellschaft to the custodian banks for the benefit of shareholders. Domestic custodian banks have the same payout duty towards their clients. Shareholders who deposit their shares at foreign custodian banks must contact their custodian banks to inquire about the applicable conditions.

Shareholders’ stakes in the distributable balance sheet profit are determined based on their individual holding of the share capital. The individual shareholder has a claim to a dividend only if a corresponding resolution for appropriation of profit has been adopted by the general meeting. Dividend claims expire within the statute of limitations of three years. Following the expiration of the statute of limitations, the dividend remains with the Company.

The Settlement Shares that will be issued upon the acceptance of the Settlement Offer by GSW Minority Shareholders during the Offer Period will carry full dividend rights from, and including, the fiscal year starting January 1, 2014. To the extent that Minority GSW Shareholders tender their GSW Shares after the expiry of the Offer Period in accordance with their statutory rights under section 305 German Stock Corporation Act (Aktiengesetz), the newly issued shares of Deutsche Wohnen may carry different dividend entitlements (see “Information on the Shares—Dividend Entitlement, Share of Liquidation Proceeds”).

Earnings per Share and Dividend Policy

The following table shows the consolidated profit for the period and basic earnings per share based on the consolidated financial statements (IFRS) of Deutsche Wohnen AG as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. Also shown is Deutsche Wohnen AG’s net loss for the year and the distributable balance sheet profit, each based on the respective unconsolidated annual financial statements (HGB) as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. In addition, the table shows the dividend paid per share and the total dividends paid for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

	January 1 – December 31, 2013		January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited, in EUR million, unless otherwise indicated)
Consolidated profit for the period (IFRS)	212.7		145.5	50.6
Basic earnings per share (IFRS) in EUR 1)	1.21		1.15	0.57
Net loss for the year (HGB)	(12.4)		(8.9)	(11.3	)*)
Balance sheet profit (HGB)	57.4		33.8	23.5	*)
Distributed dividend per share for the respective fiscal year in EUR 2)	0.34	*)	0.21	0.23

Total dividends for the respective fiscal year	57.4	*)	33.8	23.5

1)	Based on the average number (undiluted) of about 175,273 issued shares in 2013, 126,148 issued shares in 2012, and 88,742 in 2011.
2)

The dividend paid per share was calculated based on the number of Company shares participating in the respective distribution (dividend payment for the fiscal year 2011: 102,300,000 shares; dividend payment for the fiscal year 2012: 160,757,143 shares, dividend payment for the fiscal year 2013: 168,907,143 shares).

*)	Unaudited.

Dividends are currently not subject to withholding tax. This is because the dividend payments are considered to be a return of capital (return of capital from the so-called tax-recognized contribution accounts, previously EK 04). According to the law in effect since 2009, gains from the sale of shares that were acquired after December 31, 2008 are now also taxable for shareholders who are tax residents in Germany and hold less than 1% of the shares. Dividend payments also have a tax effect for shareholders who acquired their shares after December 31, 2008, because according to the tax authorities, distributions from the tax-recognized contribution account lower the acquisition cost of the shares, which may result in a greater amount of taxable capital gain upon the shareholder’s sale of the shares. Normally, dividends distributed to shareholders who are German residents are subject to personal or corporate income tax. Dividends distributed to private investors are subject to a dividend withholding tax of 25% plus a solidarity surcharge of 5.5%. Other rules may apply for shareholders who are not tax residents in Germany (see “Taxation in the Federal Republic of Germany—Taxation of Shareholders”).

As of December 31, 2013, the tax-recognized contribution account of Deutsche Wohnen AG totaled approximately EUR 3 billion. The future tax treatment of dividend payments will largely depend on the composition of the Company’s equity in its tax accounts. Based on current tax law, the current amount of the tax-recognized capital contribution reserve and the composition of the Company’s equity in its tax accounts, it is expected that for the next several years, dividend payments will not be reduced by deductions for withholding tax and that (when applicable) they will be deductible against the acquisition costs of the shares held by shareholders who are tax residents in Germany.

In the past, the funds required to pay dividends were primarily financed from the repayment of the loans extended to subsidiaries and the income generated for agency services on behalf of subsidiaries. The subsidiaries, in turn, typically financed these repayments through the sale of apartments. Sometimes dividends were also financed with debt. For the fiscal year 2013, Deutsche Wohnen AG distributed approximately 50% of FFO (without disposals) as dividends. In accordance with section 1.3 of the business combination agreement between the Company and GSW Immobilien AG, dated October 14, 2013 (the “Business Combination Agreement” or “BCA”), Deutsche Wohnen AG intends to raise the dividend amount, starting from fiscal year 2014, from the current 50% to around 60% of the FFO (without disposals) (see “Takeover of GSW Immobilien AG—Transaction Overview—Conclusion of a Business Combination Agreement”). The Company’s intention is to pay dividends only to the extent that they are covered by Deutsche Wohnen AG’s cash flows available for dividends. If there are insufficient cash flows available for dividends, the Company will likely refrain from paying a dividend. Deutsche Wohnen AG’s short-term objectives are to strengthen the balance sheet, build up the Company’s cash reserves, and continue to implement its selective growth strategy. It cannot be ruled out, that Deutsche Wohnen AG may not be in a position to pay a dividend again in the medium term from balance sheet profit and the free capital reserve of the Company within the meaning of section 272 paragraph 2 No. 4 of the German Commercial Code (HGB).

CAPITALIZATION AND INDEBTEDNESS

The following tables provide an overview of the capital and debt of Deutsche Wohnen based on the historical figures taken from the unaudited condensed consolidated interim financial statements of Deutsche Wohnen AG in accordance with IFRS for interim financial reporting (IAS 34) as of and for the six months ended June 30, 2014 and the Company’s accounting records prior to the Settlement Offer as well as adjusted for the issuance of 10,552,572 shares in Deutsche Wohnen AG.

Capitalization

	As of June 30, 2014	As of June 30, 2014 adjusted to reflect the issuance of Settlement Shares1)
	(unaudited)	(unaudited)
	(in EUR million)
Total current debt2)	481.9	480.6
of which guaranteed3)	3.3	3.3
of which secured4)	248.1	248.1
of which unguaranteed/unsecured	230.5	229.2
Total non-current debt (excluding current portion of long-term debt)5)	5,644.2	5,644.2
of which guaranteed3)	0.0	0.0
of which secured4)	4,919.3	4,919.3
of which unguaranteed/unsecured	724.9	724.9
Shareholder’s Equity6)	3,954.5	4,058.8
Share capital7)	286.2	296.8
Legal reserve8)	2,601.8	2,756.4
Other Reserves9)	891.7	891.0
Non-controlling interests	174.8	114.7

Total	10,080.5	10,183.6

1)

The adjusted column assumes that all outstanding shares in GSW Immobilien AG (valued at the XETRA closing price of shares in Deutsche Wohnen AG on June 30, 2014 of EUR 15.75) will be converted into 10,552,572 new ordinary bearer shares with no-par-value in Deutsche Wohnen AG in connection with the Settlement Offer. Prior to the commencement of the Settlement Offer, a shareholding of 5.0% in GSW Immobilien AG plus 10,000 additional shares in GSW Immobilien AG will be sold to Deutsche Bank AG for a purchase price of EUR 103.1 million, shown as an increase in non-controlling interests. The issuance of Settlement Shares results primarily in an increase of “shareholder’s equity” and a reduction of “non-controlling interests”, which is partly offset by the effects on “non-controlling interests” resulting from the sale of a shareholding of 5.0% in GSW Immobilien AG plus 10,000 additional shares in GSW Immobilien AG to Deutsche Bank AG. Besides this, the issuance of the Settlement Shares will effect further non-material changes in “total current debt”, “legal reserve” and “other reserves”, which may be partly offset by the effects of the conversion of shares in GSW Immobilien AG. For instance, the transaction costs of EUR 1.0 million incurred in connection with the Settlement Offer will reduce “legal reserve” while the conversion of shares in GSW Immobilien AG will result in a decrease of “total current debt” and “other reserves”. For simplification purposes it is assumed that the total transaction costs can be fully charged against “legal reserve” (capital reserve) and no tax effects are to be taken into account.

2)	Referred to as “total current liabilities” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
3)	Liabilities that are secured by bank guarantees.
4)	Secured by mortgages and therefore also via rent assignments, assignment of insurance claims and claims from interest hedging and management contracts.
5)	Referred to as “total non-current liabilities” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
6)	Referred to as “total equity” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
7)	Referred to as “issued share capital” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
8)	Referred to as “capital reserve” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
9)	Referred to as “retained earnings” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Net Indebtedness

As of June 30, 2014
(unaudited)
(in EUR million)
A. Cash1)	100.1
B. Cash equivalents2)	83.0
C. Trading securities	0.0
D. Liquidity3) (A) + (B) + (C)	183.1
E. Current financial receivable4)	21.6
F. Current bank debt5)	123.0
G. Current portion of the non-current debt6)	95.3
H. Other current financial debt7)	4.7
I. Current financial debt (F)+(G)+(H)8)	223.0
J. Net current financial indebtedness (I)-(E)-(D)	18.3
K. Non-current liabilities to banks9)	4,513.8
L. Bonds issued10)	258.2
M. Other non-current financial liabilities11)	248.5
N. Non-current financial indebtedness (K)+(L)+(M)	5,020.5

O. Net financial indebtedness (J)+(N)	5,038.8

1)	Contains bank balances and cash.
2)	Contains time deposits.
3)	Referred to as “cash and cash equivalents” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
4)	Referred to as “trade receivables” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
5)

Contains liabilities to banks that become due for payment within one year. These amounts include final repayment installments, accrued interest, swap deferrals and probable special repayments from sales; measured in accordance with IFRS.

6)

Contains repayment installments (fällige Tilgungen) for liabilities to banks and other creditors (e.g., insurance companies) that become due for payment within one year and that will not mature until June 30, 2015.

7)

Contains liabilities to other creditors (e.g., insurance companies) and convertible bonds that become due for payment within one year. These amounts include final repayment installments, accrued interest and swap deferrals; measured in accordance with IFRS.

8)	Referred to as “current financial liabilities” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
9)	Contains liabilities to banks that become due for payment after one year, measured in accordance with IFRS.
10)	Referred to as non-current “convertible bond” in the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
11)	Contains liabilities to other creditors (e.g., insurance companies) that become due for payment within one year. Measured in accordance with IFRS.

On the date of this Prospectus, the Company announced that it intends to conduct, markets permitting, a private placement of convertible bonds. The gross proceeds from the possible placement of the convertible bonds are expected to amount to approximately EUR 400 million. On the basis thereof, net proceeds from the issue of the convertible bonds would be approximately EUR 396.2 million. The Convertible Bonds will be accounted for as liability at fair value.

As of June 30, 2014, the indirect liabilities and contingent liabilities (defined as commitments and contingencies) becoming due within one year amounted to EUR 26.1 million, thereof EUR 9.9 million indirect liabilities as modernization obligations and purchase prices and EUR 16.2 million contingent liabilities as obligations under long-term hereditary building rights, agency, other service or lease contracts. See “—Management’s Discussion and Analysis of Net Assets, Financial Condition and Results of Operations—Financial Liabilities and Convertible Bond, Other Liabilities, Commitments and Contingencies”.

Working Capital Statement

The Company believes that from today’s perspective, Deutsche Wohnen Group is able to meet its payment obligations for at least the next twelve months.

DILUTION

Amount and Percentage of Immediate Dilution Resulting from the Offer

Dilution is comprised of two aspects: The dilution of the shareholding percentage and the value-related dilution of the equity participation.

The dilution of the shareholding percentage refers to the effect of the issuance of new shares on the individual percentage of shareholding of the existing shareholders.

The value-related dilution of the equity participation refers to the effect of the issuance of new shares at a certain exchange ratio on the equity of the Company per share and the effet of the sale of 5% in GSW Immobilien AG plus 10,000 additional shares in GSW Immobilien AG to Deutsche Bank AG (see “Material Agreements of the Company—Commitment and Option Transaction”).

The following calculation assumes that the Settlement Offer is accepted by all current Minority GSW Shareholders within the Offer Period and that the delivery claims of Minority GSW Shareholders regarding the Settlement Shares are satisfied in full. Given the exchange ratio of three GSW Immobilien AG shares for seven Deutsche Wohnen AG shares, it is assumed that 10,552,572 Deutsche Wohnen AG shares will be issued for 4,522,531 Minority GSW Shares. The number of shares in Deutsche Wohnen AG to be issued may increase, if, amongst others, proceedings are initiated pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz) and the court adjudicates a higher settlement and therefore a higher exchange ratio, or otherwise pursuant to the terms of the Domination Agreement.

Prior to the commencement of the Settlement Offer, a shareholding of 5.0% in GSW Immobilien AG plus 10,000 additional shares in GSW Immobilien AG will be sold to Deutsche Bank AG for a purchase price of EUR 103.1 million (see “Material Agreements of the Company—Commitment and Option Transaction”), shown as an increase in “non-controlling interests”. The issuance of Settlement Shares results primarily in an increase of “shareholder’s equity” and a reduction of “non-controlling interests”, which is partly offset by the effects on “non-controlling interests” resulting from the sale of a shareholding of 5.0% in GSW Immobilien AG plus 10,000 additional shares in GSW Immobilien AG to Deutsche Bank AG. These transactions result primarily in a change of the net book value of the Deutsche Wohnen Group of EUR 104.4 million.

	Deutsche Wohnen
Prior to the Offer
Net book value of Deutsche Wohnen Group in accordance with IFRS as of June 30, 2014 (in EUR million)	3,954.5	1)
Number of shares issued as of June 30, 2014	286,216,731
Proportionate net book value per share of Deutsche Wohnen Group (in EUR)	13.82
After Completion of the Offer and the Sale of Shares to Deutsche Bank AG
Increase in net book value of Deutsche Wohnen Group (in EUR million)	104.4
Net book value of Deutsche Wohnen Group (in thousand EUR)	4,058.8
Calculation of number of Deutsche Wohnen Shares to be issued
Number of Minority GSW Shares issued	4,522,531
Number of Settlement Shares offered per three GSW Shares	7
Total maximum number of shares in Deutsche Wohnen AG offered to Minority GSW Shareholders	10,552,572	2)
Number of Deutsche Wohnen Shares issued after the completion of the exchange offer	296,769,303	2)
Proportionate net book value of the Deutsche Wohnen Group per Deutsche Wohnen Share after completion of the exchange offer
Net book value of Deutsche Wohnen Group per Deutsche Wohnen Share (according to the Exchange Ratio) (in EUR)	13.68
Decrease in proportional net book value of Deutsche Wohnen Group per Deutsche Wohnen Share (in EUR)	(0.14)
Decrease in proportional net book value of Deutsche Wohnen Group per Deutsche Wohnen Share (in %)	(1.0)
Dilution of the shareholding percentage of Deutsche Wohnen shareholders (in %)	3.6

1)

Equal to total assets in the amount of EUR 10,080.5 million minus total liabilities in the amount of EUR 6,126.0 million in each case as shown in the consolidated balance sheet as of June 30, 2014 of the unaudited condensed consolidated interim financial statements of Deutsche Wohnen AG as of and for the six months ended June 30, 2014 prepared in accordance with IFRS for interim financial reporting (IAS 34).

2)

The number of Settlement Shares to be issued may increase, if, amongst others, proceedings are initiated pursuant to German Act on Appraisal Proceedings (Spruchverfahrensgesetz) and the court adjudicates a higher settlement and therefore a higher exchange ratio, or otherwise pursuant to the terms of the Domination Agreement.

GSW shareholders accepting the exchange offer will not be exposed to a dilution of value.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables contain key consolidated financial information of Deutsche Wohnen Group in accordance with IFRS (with the exception of the key performance indicators set out under (“—Other Financial and Operating Data”) as of June 30, 2014 and for the six months ended June 30, 2014 and June 30, 2013, as well as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. The financial information contained in the following tables taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 and the Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 as well as the Company’s accounting records. Deutsche Wohnen’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (HGB) and were audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“EY”) who issued an unqualified auditor’s report in each case. The Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 have been prepared in accordance with IFRS for interim financial reporting (IAS 34). Some of the other financial and operating data stated below have been derived from the Company’s accounting records or internal management reporting systems.

Where the financial information stated in the following tables is labeled as “audited”, this means that it has been taken from Deutsche Wohnen’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. Financial information which has not been taken from the aforementioned consolidated financial statements but, instead, is taken or derived from the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, the Company’s accounting records or internal management reporting systems or is based on calculations of financial information of the above mentioned sources is labeled in the following tables as “unaudited”.

Unless otherwise indicated, all the financial information presented in the text and the tables of this section of the Prospectus is shown in millions of euros (EUR million) and is commercially rounded to one digit after the decimal point. Unless otherwise indicated, all percentage changes in the text and tables are commercially rounded to one digit after the decimal point. As a result of rounding effects, the aggregated figures in the tables may differ from the totals shown and the aggregated percentages may not exactly equal 100.0%. Parentheses around any figures in the tables indicate negative values.

The following consolidated financial information of Deutsche Wohnen should be read in conjunction with the section entitled “Financial Information”, the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 reproduced in this Prospectus in the section entitled “Financial Information” and the audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 reproduced in this Prospectus in the section entitled “Financial Information”, as well as the other financial information to be found elsewhere in this Prospectus.

Selected Data from the Consolidated Profit and Loss Statement

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited**))	(unaudited**))	(audited)	(audited)	(audited)
	(in EUR million)
Income from Residential Property Management	313.4	168.1	372.9	240.1	196.4
Expenses from Residential Property Management	(53.7)	(28.9)	(80.6)	(45.6)	(39.0)

Earnings from Residential Property Management	259.7	139.3	292.3	194.4	157.4
Sales proceeds	138.4	62.8	169.7	167.8	150.6
Cost of sales	(6.0)	(3.8)	(10.3)	(11.8)	(8.3)
Carrying amounts of assets sold	(106.8)	(46.7)	(136.3)	(136.1)	(131.7)

Earnings from Disposals	25.6	12.3	23.0	19.9	10.6
Income from Nursing and Assisted Living	33.8	28.0	59.9	42.0	40.1
Expenses from Nursing and Assisted Living	(25.5)	(21.5)	(46.7)	(32.1)	(30.9)

Earnings from Nursing and Assisted Living	8.3	6.5	13.2	9.9	9.2
Corporate expenses	(45.8)	(22.2)	(52.9)	(40.4)	(32.9)
Other expenses/income	(7.5)	(2.9)	(22.7)	12.7	(2.3)

Subtotal	240.3	133.0	252.9	196.5	142.0
Gains from the fair value adjustments of investment properties	—	—	101.3	119.2	40.0
Depreciation and amortization	(3.2)	(2.7)	(5.5)	(3.1)	(3.0)

Earnings before interest and taxes (EBIT)	237.1	130.3	348.7	312.6	179.0
Finance income	0.5	0.5	1.0	2.0	0.7
Gains/Losses from fair value adjustments of derivative financial instruments and of convertible bonds*)	(24.0)	0.0	10.6	(0.2)	(0.2)
Finance expense	(100.1)	(61.5)	(142.4)	(108.7)	(93.7)

Profit before taxes	113.5	69.3	217.9	205.6	85.8
Income taxes	(18.9)	(19.1)	(5.2)	(60.1)	(35.2)

Profit for the period	94.6	50.2	212.7	145.5	50.6

*)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

**)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Selected Data from the Consolidated Balance Sheet

	June 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011
	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Assets
Non-current assets	9,730.4	9,772.5	4,719.4	3,013.6
of which:
Investment properties	8,888.1	8,937.1	4,614.6	2,928.8
Property, plant and equipment	25.6	26.8	20.3	18.6
Intangible assets	502.3	503.7	3.3	2.5
Deferred tax assets	291.8	280.5	80.7	63.0
Current assets	350.1	400.6	188.5	288.7

	June 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011
	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
of which:
Land and buildings held for sale	78.1	97.1	39.1	63.5
Cash and cash equivalents	183.1	196.4	90.6	167.8

Total assets	10,080.5	10,173.1	4,907.8	3,302.3
Equity and liabilities
Total equity	3,954.5	3,944.3	1,609.7	1,083.4
Total non-current liabilities	5,644.2	5,718.8	2,989.5	1,988.4
of which:
Non-current financial liabilities	4,762.3	4,903.3	2,634.3	1,728.3
Employee benefit liability	58.6	55.3	54.5	42.7
Tax liabilities	28.5	27.9	36.5	41.2
Derivative financial instruments	167.1	124.8	113.7	71.7
Deferred tax liabilities	362.8	353.1	143.3	96.2
Total current liabilities	481.9	510.1	308.7	230.5

Total equity and liabilities	10,080.5	10,173.1	4,907.8	3,302.3

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Selected Data from the Consolidated Statement of Cash Flows

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Net cash flows from operating activities	100.7	35.5	61.1	59.2	43.5
Net cash flows from investing activities	125.4	(280.8)	(655.1)	(1,238.0)	(125.1)
Net cash flows from financing activities	(239.4)	260.2	699.8	1,101.5	203.4

Net change in cash and cash equivalents	(13.3)	15.0	105.9	(77.3)	121.8
Closing balance of cash and cash equivalents	183.1	105.5	196.4	90.6	167.8

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Other Financial and Operating Data

The following section describes certain additional operating key performance indicators. Potential investors should note that the following operating key performance indicators of Deutsche Wohnen are not IFRS-defined parameters. For this reason, it is possible that other companies may use different methods for calculating the same or similarly titled key performance indicators. Accordingly, these key performance indicators are not necessarily comparable with the same or similarly titled key performance indicators used by other companies.

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited, unless otherwise indicated*))
EBITDA (adjusted)1) in EUR million	244.0	133.0	270.2	180.6	142.0
EBT (adjusted)2) in EUR million	141.2	69.3	131.9	78.5	46.0
Net operating income (NOI) from Residential Property Management3) in EUR million	238.8	126.6	264.0	172.2	140.6

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013		January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited, unless otherwise indicated*))
In-place rent4) in the residential letting portfolio in the strategic core and growth regions in EUR per square meter and month (end of period)**)	5.64	N/A	5.56		5.54		5.63
In-place rent4) in total letting portfolio in EUR per square meter and month (end of period) **)	5.62	N/A	5.54		5.49		5.57
Vacancy rate5) in the total residential letting portfolio in the strategic core and growth regions in % (end of period) **)	2.2	N/A	1.9		1.8		1.7
Vacancy rate5) in the total residential letting portfolio in % (end of period) **)	2.5	N/A	2.4		2.5		2.4
EPRA NAV (undiluted) in EUR million6) (end of period)	4,063.3	N/A	4,004.7		1,824.4		1,211.3
EPRA NAV (undiluted) per share in EUR6) (end of period)	14.20	N/A	13.99		12.48		11.50
Loan-to-value ratio in %7) (end of period)	56.2	N/A	57.3	***)	57.2	***)	55.0	***)
FFO (without disposals)8) in EUR million	114.2	60.6	114.5		68.2		47.5
FFO (without disposals) per share8) in EUR	0.40	0.38	0.65		0.54		0.54
FFO (including disposals)8) in EUR million	139.0	72.9	137.5		88.1		58.1
FFO (including disposals) per share8) in EUR	0.49	0.46	0.78		0.70		0.65

*)	Calculated based on the above mentioned sources, unless otherwise indicated.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
***)	Audited.

1)

Deutsche Wohnen calculates this key performance indicator by adjusting earnings before interest and taxes (“EBIT”) for gains/losses from the fair value adjustments of investment properties, depreciation and amortization, non-recurring or exceptional items (other non-recurring income from the settlement of the loss compensation agreement with RREEF Management GmbH (“RREEF”) in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012) and gains/losses from the valuation of land and buildings held for sale. The Company uses adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA (adjusted)”) to measure its operating performance. The following table sets out the calculation of EBITDA (adjusted) for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited, unless otherwise indicated)
	(in EUR million)
Earnings before interest and taxes (EBIT)	237.1	130.3	348.7	312.6	179.0
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Depreciation and amortization	3.2	2.7	5.5	3.1	3.0

Subtotal	240.3	133.0	252.9	196.5	142.0
Non-recurring or exceptional items (unaudited**))
Other non-recurring income	—	—	(2.2)	(20.3)	—
Transaction and integration costs	3.7	—	19.1	4.4	—
Gains/losses from the valuation of land and buildings held for sale (unaudited**))	—	—	0.4	—	—

EBITDA (adjusted) (unaudited***))	244.0	133.0	270.2	180.6	142.0

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
***)	Calculated based on the above mentioned sources, respectively.

2)

Deutsche Wohnen calculates the adjusted earnings before tax (“EBT (adjusted)”) by adjusting profit/loss before taxes for gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, non-recurring or exceptional items (other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012 and non-recurring financing costs related to the public takeover of GSW Immobilien AG and for the issue of the convertible bond in 2013 and related to the BauBeCon Group transaction in 2012) and gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds. Deutsche Wohnen uses EBT (adjusted) as an indicator of operating performance. The following table sets out the calculation of EBT (adjusted) for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited**))	(unaudited**))	(audited, unless otherwise indicated)
	(in EUR million)
Profit before taxes	113.5	69.3	217.9	205.6	85.8
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Gains/losses from the valuation of land and buildings held for sale (unaudited***))	—	—	0.4	—	—
Non-recurring or exceptional items (unaudited***))
Other non-recurring income	—	—	(2.2)	(20.3)	—
Transaction and integration costs	3.7	—	19.1	4.4	—
Non-recurring financing costs	—	—	8.6	7.8	—
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds*)	24.0	0.0	(10.6)	0.2	0.2

EBT (adjusted) (unaudited****))	141.2	69.3	131.9	78.5	46.0

*)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

**)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
***)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
****)	Calculated based on the above mentioned sources, respectively.

3)

Deutsche Wohnen defines net operating income (“NOI”) from Residential Property Management as the segment earnings from Residential Property Management less attributable corporate expenses. The attributable corporate expenses comprise the direct and indirect staff and general and administration expenses. To calculate NOI per square meter and month, NOI is divided by the average square meter (quarterly basis) in the relevant period and then by the number of months in that period. The following table sets out the calculation of NOI and NOI per square meter and month for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014		January 1 – June 30, 2013		January 1 – December 31, 2013		January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited and in EUR million, unless otherwise indicated)
Earnings from Residential Property Management	259.7	***)	139.3	***)	292.3	*)	194.4	*)	157.4	*)
Staff and general and administration expenses****)	(20.9)		(12.7)		(28.3)		(22.2)		(16.8)

Net operating income (NOI) from Residential Property Management*****)	238.8	126.6	264.0	172.2	140.6
NOI in EUR per square meter and month**)	4.28	4.06	3.84	4.00	3.88

*)	Audited.
**)

With consideration of the average floor space on a quarterly basis in the relevant period; as of June 30, 2013 excluding floor space pertaining to companies that were consolidated for the first time as of June 30, 2013 (GSW Immobilien AG floor space only included for one month in the 4th quarter 2013); taken or derived from the Company’s internal management reporting systems.

***)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.

*****)	Calculated based on the above mentioned sources, respectively.

4)

In-place rent is defined as the contractually owed net cold rent for the rented units per month divided by the rented floor space. The focus of Deutsche Wohnen’s business activities is on increasing in-place rent and simultaneously minimizing the vacancy rate. Deutsche Wohnen seeks to achieve this by increasing rents in accordance with the residential rental index, by realizing rent potential arising from new leases (fluctuation), specific modernization measures, the costs of which can be passed on to the tenants, and measures to reduce vacancies. The in-place rent as of December 31, 2012 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1 and February 1, 2013. The in-place rent as of December 31, 2011 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1/2, 2012.

5)

The vacancy rate is the ratio of vacancy losses to the potential gross rental income as of the applicable reporting date. The reference to the potential gross rental income ensures that the size of the residential unit and the actual costs are sufficiently factored into the vacancy rate. One of the Company’s strategic goals is to reduce vacancies along with a steady increase in rents. Through vacancy reduction, the vacancy losses and the results of operating costs can be positively affected. The vacancy rate as of December 31, 2012 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1 and February 1, 2013. The vacancy rate as of December 31, 2011 also includes new acquisitions with a transfer of benefits and encumbrances as of January 1/2, 2012.

6)

Deutsche Wohnen considers net asset value (“NAV”) to be an important indicator of the intrinsic value of a real estate company. In accordance with the definition recommended by the European Public Real Estate Association (“EPRA”), EPRA NAV (undiluted) is defined as the sum of total assets less total liabilities and non-controlling interests and is adjusted for the fair value adjustments of the convertible bond, net total of deferred tax assets and liabilities and net total of derivative financial instruments (assets and liabilities). Deutsche Wohnen defines adjusted NAV (undiluted) as EPRA NAV (undiluted) adjusted for the goodwill of GSW Immobilien AG. Potential investors should note that EPRA NAV per share (undiluted) and adjusted NAV per share (undiluted) are not an indication of the future performance of Deutsche Wohnen AG’s shares. The following table sets out the calculation of EPRA NAV (undiluted), adjusted NAV (undiluted), EPRA NAV per share (undiluted) and adjusted NAV per share (undiluted) as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

	June 30, 2014		December 31, 2013		December 31, 2012		December 31, 2011
	(unaudited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Equity (before non-controlling interests)	3,779.7	***)	3,777.8	******)	1,609.3	******)	1,083.1	******)
Fair value adjustments of the convertible bond	8.2	****)	(2.2	)****)	—		—
Fair values of derivative financial instruments (net total of assets and liabilities)	204.4	***)	156.5	******)	152.5	******)	95.0	******)
Deferred taxes (net total of deferred tax assets and liabilities)	71.0	***)	72.6	******)	62.6	******)	33.2	******)

EPRA NAV (undiluted)******)	4,063.3		4,004.7		1,824.4		1,211.3
Goodwill GSW Immobilien AG	(491.6	)***)	(491.6	)*****)	—		—
Adjusted NAV (undiluted) ******)	3,571.7		3,513.1		1,824.4		1,211.3

Number of shares (in millions, end of the period)****)	286.22		286.22		146.14		105.37	*)
EPRA NAV per share in EUR (undiluted) ******)	14.20		13.99		12.48		11.50
Adjusted NAV per share in EUR (undiluted) ******)	12.48		12.27	**)	12.48		11.50

*)

Including scrip adjustment arising from the capital increases in 2012 as the issue price of the new shares included a discount over the theoretical ex-rights price. The issue of the new shares thus entailed a bonus element, which is taken into account with the scrip adjustment.

**)

The Adjusted NAV per share (diluted) would amount to around EUR 13.08 per share taking into account the effect of the conversion of the convertible bond to the value of EUR 247.9 and around 13.33 million additional shares.

***)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively
*****)	Audited.
******)	Calculated based on the above mentioned sources, respectively.

7)

The loan-to-value ratio (“LTV Ratio”) describes the ratio of net financial liabilities (financial liabilities and convertible bond less cash and cash equivalents) to the value of the total real estate holdings (investment properties plus non-current assets held for sale and land and buildings held for sale). Deutsche Wohnen considers the LTV Ratio to be an important indicator of the capital structure. The Company applies the LTV Ratio to identify scope for optimizing the cost of capital, for possible acquisitions and for necessary financial measures. The following table sets out the calculation of the LTV Ratio as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

	June 30, 2014		December 31, 2013	December 31, 2012	December 31, 2011
	(unaudited*))		(audited)	(audited)	(audited)
	(in EUR million, unless otherwise indicated)
Financial liabilities	4,985.2		5,154.6	2,768.6	1,834.7
Convertible bond	258.3		250.2	0.0	0.0
Cash and cash equivalents	(183.1)		(196.4)	(90.6)	(167.8)

Net financial liabilities	5,060.4		5,208.4	2,678.0	1,666.9
Investment properties	8,888.1		8,937.1	4,614.6	2,928.8
Non-current assets held for sale	45.7		57.5	24.4	37.4
Land and buildings held for sale	78.1		97.1	39.1	63.5

Total real estate holdings	9,011.1		9,091.7	4,678.1	3,029.7
Loan-to-value ratio (in %)	56.2	**)	57.3	57.2	55.0

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
**)	Calculated based on the above mentioned sources.

8)

The Company considers FFO to be an important indicator derived from the consolidated profit and loss statement for real estate companies. Deutsche Wohnen distinguishes between FFO (without disposals) and FFO (including disposals). FFO (without disposals) is defined as the profit/loss for the period adjusted for earnings from disposals, depreciation and amortization, gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items (other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 and from the settlement of the lawsuit BauBeCon Immobilien GmbH in 2013, transaction and integration costs related to restructuring and reorganization expenses in connection with GSW Immobilien AG in the six months ended June 30, 2014, transaction and integration costs in connection with the public takeover of GSW Immobilien AG in 2013 and the acquisition of the BauBeCon Group in 2012 and non-recurring financing costs related to the public takeover of GSW Immobilien AG and for the issue of the convertible bond in 2013 and related to the BauBeCon transaction in 2012), prepayment compensation, deferred taxes (tax expense/income), the tax expense from capital increase costs and FFO (without disposals) allocated to non-controlling interests in GSW Immobilien AG. FFO (including disposals) is calculated by adding the earnings from disposals to FFO (without disposals) and adjusting for earnings from disposals allocated to non-controlling interests in GSW Immobilien AG. Whereas FFO (including disposals) is affected by cyclical fluctuation in the market, FFO (without disposals) is the relatively more stable measure of Deutsche Wohnen’s ability to make loan payments, investments (e.g., acquisition of new properties) and dividend payments. The following table sets out the calculation of FFO (without disposals), FFO (without disposals) per share, FFO (including disposals) and FFO (including disposals) per share for the six months ended June 30, 2014 and June 30, 2013 and the fiscal years 2013, 2012 and 2011:

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited****))	(unaudited****))	(audited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Profit/loss for the period	94.6	50.2	212.7	145.5	50.6
Earnings from Disposals	(25.6)	(12.3)	(23.0)	(19.9)	(10.6)
Depreciation and amortization	3.2	2.7	5.5	3.1	3.0
Gains/losses from the fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Gains/losses from the valuation of land and buildings held for sale (unaudited*****))	—	—	0.4	—	—
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds**)	24.0	0.0	(10.6)	0.2	0.2
Non-cash finance expense	7.7	5.5	11.8	11.4	12.1
Non-recurring or exceptional items (unaudited*****))
Other non-recurring income	—	—	(2.2)	(20.3)	—
Transaction and integration costs	3.7	—	19.1	4.4	—

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012		January 1 – December 31, 2011
	(unaudited****))	(unaudited****))	(audited, unless otherwise indicated)
	(in EUR million, unless otherwise indicated)
Non-recurring financing costs	—	—	8.6	7.8		—
Deferred taxes	10.4	13.5	(8.6)	49.6		29.8
Tax expense from capital increase costs***)	0.0	1.0	2.5	5.6		2.4
FFO (without disposals) allocated to non-controlling interests GSW Immobilien AG (unaudited*****))	(3.8)	—	(0.4)	—		—

FFO (without disposals) (unaudited******))	114.2	60.6	114.5	68.2		47.5
Average number of shares issued in millions (unaudited*****))	286.2	159.8	175.3	126.1	*)	88.7	*)
FFO (without disposals) per share in EUR (unaudited******))	0.40	0.38	0.65	0.54		0.54
FFO (without disposals) (unaudited******))	114.2	60.6	114.5	68.2		47.5
Earnings from Disposals	25.6	12.3	23.0	19.9		10.6
Earnings from Disposals allocated to non-controlling interests GSW Immobilien AG (unaudited *****))	(0.8)	—	—	—		—
FFO (incl. disposals) (unaudited******))	139.0	72.9	137.5	88.1		58.1
Average number of shares issued in millions (unaudited*****))	286.2	159.8	175.3	126.1	*)	88.7	*)
FFO (incl. disposals) per share in EUR (unaudited******))	0.49	0.46	0.78	0.70		0.65

*)	Including scrip adjustment arising from capital increases in 2012 and 2011.
**)

In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 referred to as “Gains/losses from fair value adjustments of derivative financial instruments”.

***)	In the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2011 referred to as “Tax benefit from capital increase costs”
****)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless otherwise indicated.
*****)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
******)	Calculated based on the above mentioned sources, respectively.

Selected Data from the Segment Reporting

In accordance with IFRS 8, the Company has identified three segments in its business activities: Residential Property Management, Disposals, and Income from Nursing and Assisted Living. In accordance with the internal reporting approach pursuant to IFRS 8 “Operating segments”, segment earnings comprise the subtotal (EBITDA) shown in the consolidated profit and loss statement, which is defined as earnings before interest and taxes (EBIT) adjusted for gains/losses from the fair value adjustments of investment properties and depreciation and amortization.

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Residential Property Management
Segment revenue (total revenue)	316.2	170.6	378.1	242.3	198.5
Segment earnings	259.7	139.3	292.3	194.4	157.4
Disposals
Segment revenue (total revenue)	140.6	64.2	173.7	177.5	161.8
Segment earnings	25.6	12.3	23.0	19.9	10.6
Nursing and Assisted Living
Segment revenue (total revenue)	33.8	28.0	59.9	42.0	40.1
Segment earnings	8.3	6.5	13.2	9.9	9.2

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF NET ASSETS, FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Investors are advised to read the following description and analysis of Deutsche Wohnen’s net assets, financial position and results of operations in connection with the sections entitled “Business”, “Risk Factors” and “Financial Information”. The following section contains forward-looking statements, which are subject to risks, uncertainties and other factors liable to cause actual events to deviate from the information contained in or suggested by such forward-looking statements (see “Risk Factors” and “General Information—Forward-Looking Statements”).

The financial information contained in this section is based on Deutsche Wohnen AG’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 and Deutsche Wohnen AG’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, as well as the Company’s accounting records. Deutsche Wohnen AG’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (HGB). Deutsche Wohnen AG’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 have been prepared in accordance with IFRS for interim financial reporting (IAS 34). The audited consolidated financial statements and the unaudited condensed consolidated interim financial statements are reproduced in the section entitled “Financial Information” of this Prospectus. Additional information as of and for the fiscal year ended December 31, 2013 has been derived from Deutsche Wohnen AG’s audited unconsolidated annual financial statements as of and for the fiscal year ended December 31, 2013, which have been prepared in accordance with German commercial law (HGB) using the total cost method and are also reproduced in the section entitled “Financial Information” in this Prospectus. There are material differences between IFRS and German commercial law (HGB). Some of the financial and operating data reproduced below have been derived from the Company’s accounting records or internal management reporting systems.

Where the financial information stated in the following tables is labeled as “audited”, this means that it has been taken from Deutsche Wohnen AG’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. Financial information which has not been taken from the aforementioned consolidated financial statements but, instead, is taken or derived from the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, the Company’s accounting records or internal management reporting systems or is based on calculations of financial informations of the above mentioned sources is labeled in the following tables as “unaudited”.

Unless otherwise indicated, all the financial information presented in the text and the tables of this section of the Prospectus is shown in millions of euros (EUR million) and is commercially rounded to one digit after the decimal point. Unless otherwise stated, all percentage changes in the text and the tables are commercially rounded to the first digit after the decimal point. As a result of rounding effects, the aggregated figures in the tables may differ from the totals shown and the aggregated percentages may not exactly equal 100.0%. Parentheses around any figures in the tables indicate negative values.

Overview of Deutsche Wohnen’s Business Activities

According to its own assessment, Deutsche Wohnen AG is one of the largest publicly listed German residential real estate companies with a market capitalization of approximately EUR 4.9 billion (XETRA closing price on August 29, 2014). The Company’s real estate portfolio includes 150,136 residential and commercial properties, as well as 2,176 nursing and assisted care units/apartments, with a fair value totaling around EUR 8,937 million (as of June 30, 2014). Deutsche Wohnen’s investment strategy focuses on residential real estate and nursing and assisted care facilities in German metropolitan areas with strong growth, including the Greater Berlin area, the Rhine-Main region with Frankfurt am Main and the Rhineland with Düsseldorf, as well as stable urban areas such as Hanover/Brunswick/Magdeburg. In the six months ended June 30, 2014, Deutsche Wohnen had an average number of 2,405 employees, including 1,410 employees in the Nursing and Assisted Living segment.

Segments

The Company has organized its business into the following business segments: Residential Property Management, Disposals as well as Nursing and Assisted Living.

The Residential Property Management segment is the core and focus of the Company’s business. It encompasses the so-called “residential letting portfolio” and includes all activities relating to residential real estate management, lease management and tenant assistance. Deutsche Wohnen’s strategic goal in this segment is to improve the funds from operations (“FFO”). It aims to accomplish this by focusing on (i) rent increases in line with adjustments to rent indexes, modernization measures and by realizing the potential of existing rent increases through new tenancies (fluctuation), (ii) lowering vacancy rates, (iii) ensuring efficient management of its residential properties including targeted investments and (iv) realizing economies of scale by acquiring and integrating new portfolios. Over the last few years, Deutsche Wohnen has demonstrated that by focusing its residential letting portfolio on the strategic core and growth regions and continually optimizing its residential letting portfolio, it can generate organic growth, thereby improving its funds from operations (without disposals) (“FFO (without disposals)”).

The Disposals segment encompasses the so-called “disposals portfolio” and includes all activities relating to the sale of residential units, buildings and land. Deutsche Wohnen’s residential holdings intended for sale can be divided into (i) block sales (institutional sales) and (ii) single-unit privatizations (also referred to as single-unit sales or residential unit privatizations). The residential portfolio for block sales (institutional sales) comprises residential units in so-called Non-Core Regions, i.e., regions that do not comply with Deutsche Wohnen’s long-term business strategy. Some residential units in these locations are part of the residential portfolio because they were acquired as part of larger portfolio acquisitions. These mainly include residential units and buildings in rural areas and single scattered holdings. Generally, the majority of these properties are sold to institutional investors, at or above fair value, although at times, below fair value in order to focus on the residential letting portfolio in the strategic core and growth regions. Opportunistic sales of residential units and portfolios from the strategic core and growth regions still occur to take advantage of the current market situation. For single-unit privatizations, Deutsche Wohnen aims to sell predominantly to owner-occupants and capital investors at prices significantly above the fair value. All sales of residential units are intended to optimize and consolidate the residential letting portfolio and occur on an ongoing but staggered basis.

In the Nursing and Assisted Living segment, Deutsche Wohnen manages and markets nursing and residential care facilities for the elderly under the KATHARINENHOF® brand; the vast majority of these facilities are owned by Deutsche Wohnen. These facilities provide full inpatient care with the aim of helping nursing care patients preserve their independence as much as possible. Deutsche Wohnen assisted living facilities also provide the elderly with rental apartments along with an extensive range of services tailored to their needs.

Portfolio

As of June 30, 2014, Deutsche Wohnen’s total portfolio consisted of 148,035 residential units (145,367 in the strategic core and growth portfolio and 2,668 in the non-core portfolio) with a total residential floor space of approximately 9 million square meters based on the total residential floor space listed in the rental contracts. As of June 30, 2014, the average monthly in-place rent of Deutsche Wohnen’s residential letting portfolio amounted to EUR 5.64 per square meter. The vacancy rate in relation to Deutsche Wohnen’s residential letting portfolio was 2.2% as of this date. In addition to the residential properties, the real estate portfolio of Deutsche Wohnen included 2,101 commercial units covering a total area of approximately 0.3 million square meters in relation to the entire commercial area specified in the rental contracts, and a total of 31,244 parking spaces as of June 30, 2014. Deutsche Wohnen divides its residential real estate portfolio into strategic core and growth regions and non-core regions. In its core and growth regions, Deutsche Wohnen distinguishes between core and growth regions. The real estate portfolio in the core and growth regions includes both residential units that fall under the Residential Property Management segment as well as the Disposals (residential unit privatizations) segment.

Core+ Regions are dynamic markets in which Deutsche Wohnen sees considerable potential to increase rents and a positive market environment for sales. These markets are characterized by excess demand for housing brought about by a dynamic economic development and an increase in the number of households due to, among others, a growing number of single-person households. Deutsche Wohnen’s Core+ Regions are the metropolitan areas of (i) Greater Berlin, (ii) Rhine-Main (focusing on Frankfurt) and (iii) Rhineland (focusing on Düsseldorf). These markets are also the focus of future acquisitions. Based on the number of units, around 79.8% of the units in the residential real estate portfolio were located in Core+ Regions as of June 30, 2014.

Core Regions are regions in which market development is expected to be stable. These markets are characterized by balanced supply and demand, a good economic situation, a stable economic outlook, average purchasing power and a constant number of households. Deutsche Wohnen’s Core Regions are: (i) Hanover/Brunswick/Magdeburg, (ii) Rhine Valley South, (iii) Rhine Valley North and (iv) selected locations in Central Germany such as Dresden, Leipzig, Erfurt and Halle (Saale). Based on the number of units, around 18.4% of the units in the residential real estate portfolio were located in Core Regions as of June 30, 2014.

Non-Core Regions are defined as geographic regions whose development is stagnating and/or where the trend is negative. These are mainly rural areas or scattered holdings in Rhineland-Palatinate, Brandenburg, Saxony-Anhalt and Lower Saxony. The real estate in Deutsche Wohnen’s portfolio that falls under Non-Core Regions is sub-divided into two groups (sub-clusters): “Disposal” and “Other”. Residential units in the “Disposal” cluster are usually properties in poor structural condition or in less attractive locations. As of June 30, 2014, the number of units in the “Disposal” cluster amounted to 473, or around 0.3% of the total residential real estate portfolio based on the number of units. The Group’s residential holdings in the “Other” cluster are those less affected by such structural issues, but generally still not consistent with the business and portfolio strategy in terms of concentration. As of June 30, 2014, the number of units in the “Other” cluster amounted to 2,195, or around 1.5% of the total residential real estate portfolio based on the number of units.

As of June 30, 2014, Deutsche Wohnen’s nursing and assisted living portfolio comprised 21 facilities, of which 16 are solely nursing facilities, three are facilities for assisted living and two are combined facilities. The facilities provide about 1,767 nursing care places and 409 apartments for assisted living. Of the 21 properties that are nursing facilities and assisted living facilities, there are three facilities that Deutsche Wohnen does not own but still operates. Around 66% of the nursing and assisted living portfolio is situated in Berlin and Brandenburg in terms of the number of nursing care units/apartments.

The Property Appraisal Report included in this Prospectus that was used to determine fair value found the market value (pursuant to IAS 40) of Deutsche Wohnen’s entire real estate portfolio (residential and commercial real estate as of December 31, 2013 as well as nursing and assisted living facilities as of June 30, 2014) to be EUR 9,022 million. The Company valued the entire real estate portfolio (residential and commercial real estate as of December 31, 2013, as well as nursing and assisted living facilities as of June 30, 2014) at EUR 9,026 million. The value according to the Appraisal Report and the Company’s internal value deviates by 0.04% based on the total valued portfolio. Based on individual property, the values deviate by no more than 10%, or less than EUR 250,000, from one another. Since the valuations were conducted independently of one another, the discrepancies lie within a range of independent valuations and are not attributable to fundamentally different valuation methods.

The Company valued the real estate portfolio (residential and commercial real estate as of June 30, 2014 as well as nursing and assisted living facilities as of June 30, 2014) at EUR 8,937 million.

Material Factors Impacting the Company’s Net Assets, Financial Position and Results of Operations

Deutsche Wohnen is exposed to different trends. This section describes the main factors which the Company believes could be influential for Deutsche Wohnen’s business performance.

General Economic and Demographic Trends in Germany

The market value and rental income of Deutsche Wohnen’s total portfolio depend to a significant degree on the economic environment. Cyclical economic trends beyond the Company’s control, including economic growth, unemployment rates, price trends and interest rate levels, affect rental income, potential real estate sales, opportunities for acquisitions and purchase prices paid within the scope of portfolio additions. In addition, the Company’s expenses are exposed to inflation-related price increases. To the extent permissible under applicable law, and taking into account the market environment, cost increases are compensated for by rent increases and/or allocated ancillary costs.

Several factors, such as changes in per-capita living space, average household size, home ownership rate and migration patterns, affect the market value and rental yield of Deutsche Wohnen’s total residential portfolio. The number of households is forecast to increase by 2.9% between 2010 and 2025 (Source: BBSR – Regional Planning 2030). Similarly, floor space requirements per person are expected to increase by 6% from 38 square meters in 2010 to 41 square meters in 2025 as a result of growing requirements with respect to the size of units and the aging population (Source: BBSR Residential Market Forecast 2025).

Portfolio Size, Vacancy Rate, Tenant Turnover and Rent Restrictions Drive Rental Income

The development of current gross rental income is a material factor affecting income from Residential Property Management. The current gross rental income is primarily determined by the relevant in-place rent and the floor space actually let. These two factors are influenced by the location and condition of the properties. In-place rents are not exposed to any material seasonal fluctuation. Significant changes primarily arise from portfolio additions and sales, which determine the size and composition of Deutsche Wohnen’s total residential real estate portfolio and affect the average in-place rent. The number of residential units in Deutsche Wohnen’s total residential real estate portfolio increased significantly from 50,626 as of December 31, 2011 to 82,738 as of December 31, 2012, primarily due to the acquisition of the BauBeCon Group in 2012. In 2013, the total residential real estate portfolio increased further to 150,219 units as of December 31, 2013 due to the takeover of GSW (see “Description of the Takeover of GSW Immobilien AG”) and, to a lesser extent, the acquisition of a real estate portfolio in the Greater Berlin area from companies affiliated with Blackstone Group L.P. In the six months ended June 30, 2014, Deutsche Wohnen’s total residential real estate portfolio decreased to 148,035 units.

Vacancy rates also impact Deutsche Wohnen’s income as an increase in the vacancy rate adversely affects rental income and ancillary costs. The vacancy rate for Deutsche Wohnen’s total residential real estate portfolio increased slightly from 2.4% as of December 31, 2011 to 2.5% as of December 31, 2012 due to portfolio additions. In 2013, the vacancy rate decreased again to 2.4% as of December 31, 2013. In the six months ended June 30, 2014, the vacancy rate increased to 2.5% as of June 30, 2014. The vacancy rate in the residential letting portfolio in the strategic core and growth regions increased from 1.7% as of December 31, 2011 to 1.8% as of December 31, 2012 and further to 2.0% as of December 31, 2013. In the six months ended June 30, 2014, the vacancy rate for the residential letting portfolio in the strategic core and growth regions increased to 2.2% as of June 30, 2014. There are significant regional differences in the vacancy rate. For example, the vacancy rate for the letting portfolio stood at 2.0% in the Greater Berlin area as of June 30, 2014 and at 3.6% in the Hanover/Brunswick/Magdeburg region as of the same date. Deutsche Wohnen considers its vacancy rate to be relatively low. Accordingly, the potential for reducing this rate further and thus generating additional income is limited.

Deutsche Wohnen’s income is also affected by its ability to increase rents in its Residential Property Management segment. Tenant fluctuation helps Deutsche Wohnen to increase rents, as in-place rents for newly-let units tend to be higher than Deutsche Wohnen’s average in-place rent. As of June 30, 2014, the monthly in-place rent for the residential letting portfolio in the Core+ Regions was EUR 5.73 per square meter, whereas the in-place rent under newly signed leases taking effect in 2014 in the residential letting portfolio in the Core+ Regions not subject to price restrictions was EUR 7.07 per square meter. Any increase in tenant turnover will accelerate the reduction in the differences between existing and new in-place rents. However, regulations such as rental restrictions imposed in connection with programs for the construction of additional housing and public advances for redeveloping and renovating buildings place limits on upside rent potential. As of June 30, 2014, around 18% of Deutsche Wohnen’s residential units were subject to price restrictions (December 31, 2013: 18%, December 31, 2012: 15%, December 31, 2011: 20%). In the Core+ Regions, around 16% of Deutsche Wohnen’s residential units were subject to price restrictions (December 31, 2013: 16%, December 31, 2012: 8%, December 31, 2011: 11%).

Maintenance and Modernization Measures

Deutsche Wohnen’s net assets and results of operations are influenced by maintenance and modernization measures concerning its portfolio. Maintenance expenses are recorded as expenses in the profit and loss statement in the period in which it is incurred, whereas modernization expenses are capitalized and depreciated over several years.

Maintenance serves the purpose of maintaining a certain quality standard throughout Deutsche Wohnen’s residential real estate entire portfolio. Deutsche Wohnen uses modernization measures to enhance the quality of individual units with the aim of increasing rental income. The costs and the time required to implement maintenance and modernization measures depend on the size, quality and location of the units in question, the tenants’ quality expectations and the purpose of the work performed.

Total maintenance and capitalized modernization expenses for Deutsche Wohnen’s total portfolio increased from EUR 54.3 million in 2011 to EUR 86.2 million in 2013. Maintenance and capitalized modernization expenses for Deutsche Wohnen’s total portfolio increased on a per square meter basis from EUR 18.00 per square meter in 2011 to EUR 18.94 per square meter in 2012. Maintenance and capitalized modernization expenses decreased to EUR 15.03 per square meter in 2013, due to a significant decrease in modernization expenses.

Sales Prices and Proceeds

Deutsche Wohnen sells residential units from its residential real estate portfolio in the strategic core and growth regions as well as the residential real estate portfolio in the disposal regions. It engages in sales to owner-occupier privatization (also referred to as residential unit privatization) and institutional sales (block sales). With respect to the residential privatization of units, Deutsche Wohnen’s goal is to sell residential units mostly to owner-occupiers at a price which is no less than its fair value. Deutsche Wohnen’s residential real estate portfolio in its disposal regions comprises residential units that are no longer part of Deutsche Wohnen’s business strategy. As margins on institutional sales are usually substantially smaller than on residential unit privatizations, earnings from disposals are primarily driven by the latter.

Sales proceeds depend on the number of units sold and the sales price per square meter. Deutsche Wohnen plans the target number of units to be sold in a year based on the liquidity contribution sought and any intended portfolio structure changes as well as market opportunities. Sales prices are determined by supply and demand, which in turn primarily depend on the location and condition of the units, the expected rental income and financing conditions. In addition, the tenant structure and regional purchasing power also play an important role. Further, any increase in housing construction may exert pressure on market demand for Deutsche Wohnen’s real estate portfolio and adversely affect its earnings from disposals. Similarly, political and administrative decisions, such as the granting of public assistance for housing, legal or regulatory limitations on rent increases or an increase in real estate transfer tax, influence the residential real estate market and influence the prices of residential real estate.

The cost of sales, which includes pre-sales expenses and broker commissions, increased from EUR 8.3 million in 2011 (5.5% of sales proceeds) to EUR 11.8 million in 2012 (7.0% of sales proceeds); cost of sales decreased in 2013 to EUR 10.3 million (6.1% of sales proceeds).

Gains/Losses from the Fair Value Adjustments of Investment Properties

Deutsche Wohnen remeasures the fair value of its investment properties in regular intervals. The fair value of Deutsche Wohnen’s investment properties is influenced by two main factors. The first factor is the cash flows arising from operational performance and the second is the discount and capitalization rates. The cash flows arising from operational performance is mainly determined by assumptions concerning current gross rental income per square meter and vacancy rate trends, total portfolio size, maintenance and administrative expenses as well as operating expenses. The discount and capitalization rates are influenced by market interest rates and risk premiums. If discount and capitalization rates increase, the fair value of the portfolio will decrease and vice versa. Even small changes in one or more of these factors can have a considerable influence on the fair value of Deutsche Wohnen’s investment properties and its net assets and results of operations. The contribution to earnings made by gains/losses from the fair value adjustments of investment properties was EUR 40 million (22.4% of EBIT) in 2011, EUR 119.2 million (38.1% of EBIT) in 2012 and EUR 101.3 million (29.1% of EBIT) in 2013.

Financial Liabilities and Financing Costs

Deutsche Wohnen’s business is largely debt-financed. Accordingly, it is of considerable importance for Deutsche Wohnen to enter into financing agreements on favorable terms, particularly at low interest rates and with moderate amortization payments.

Deutsche Wohnen’s net financial liabilities (current and non-current financial liabilities plus current and non-current convertible bond less cash and cash equivalents) increased by 60.7% from EUR 1,666.9 million as of December 31, 2011 to EUR 2,678.0 million as of December 31, 2012 for acquisition-related reasons. As of December 31, 2013, Deutsche Wohnen’s net financial liabilities nearly doubled to EUR 5,208.4 million, primarily due to the takeover of GSW and the inclusion of GSW’s net financial debt in Deutsche Wohnen’s consolidated balance sheet. In the six months ended June 30, 2014, Deutsche Wohnen’s net financial liabilities decreased to EUR 5,060.4 million as of June 30, 2014 due to regular repayments and repayments in connection with disposals.

Although Deutsche Wohnen’s net financial liabilities increased between December 31, 2011 and June 30, 2014 for acquisition-related reasons, the LTV Ratio remained relatively stable, increasing slightly from 55.0% as of December 31, 2011 to 56.2% as of June 30, 2014. The average interest rate for Deutsche Wohnen’s financial liabilities decreased from 4.1% as of December 31, 2011 to 3.4% as of June 30, 2014.

Effects of Interest Rate Changes

Changes in interest rates impact Deutsche Wohnen’s business activities in many ways. Interest rates influence the discount and capitalization rates, which in turn affect the fair value of the investment properties. Moreover, lower interest rates in Germany generally result in increased demand for home ownership, resulting in higher prices partially driven by lower financing costs. On the other hand, rising interest rates result in economically less favorable funding conditions and tend to have an adverse effect on real estate prices. Changes in interest rates also impact Deutsche Wohnen’s financing costs. They determine the conditions at which Deutsche Wohnen may obtain fixed-rate finance and influence the interest rate payment obligations in the case of floating-rate finance. With respect to its floating-rate debt, Deutsche Wohnen has entered into a substantial volume of interest rate swaps. As of June 30, 2014, approximately 90% of Deutsche Wohnen’s financial liabilities were either fixed-rate or hedged by means of interest rate swaps. The fixed-rate or hedged loans including the convertible bond placed in 2013 had a nominal value of EUR 4.8 billion as of June 30, 2014. Deutsche Wohnen fulfills the requirements of the IAS 39 hedge accounting rules applicable to accounting for hedging instruments (interest rate swaps) with respect to hedging against cash flow risks from variable interest loans. When interest rate levels fluctuate, the fair value of the interest rate swaps also fluctuates. For interest rate swaps that have been entered into by Deutsche Wohnen to hedge against cash flow risks from variable interest loans and that are an asset, increases in interest rate levels lead to an increase in the fair value of the interest rate swaps and vice versa. Under hedge accounting, changes in the fair value of hedging instruments forming part of an effective hedge relationship are recognized directly in equity. Only those portions that do not meet the effectiveness requirements of IAS 39 are recognized in the consolidated profit and loss statement.

Payments Related to EK-02 Inventories

Within the Deutsche Wohnen Group there are different housing companies with substantial EK-02 tax liabilities (flat-rate withholding tax), which have arisen from changes in the taxation status of non-profit organizations, resulting in tax assessment at the standard rate. The EK-02 flat-rate tax has to be paid in ten equal annual installments from 2008 to 2017 or as a lump-sum payment equaling the present value. Deutsche Wohnen’s EK-02 tax liabilities stood at EUR 96.0 million at the beginning of 2008. Due to the integration of BauBeCon, Deutsche Wohnen’s EK-02 liabilities increased. The annual installments amount to EUR 10.4 million, payable until 2017. As of December 31, 2013 the present value from the payment of the EK-02-holdings results in a liability totaling EUR 38.1 million, which is recognized as current and non-current tax liabilities.

Income Taxes

Income taxes include current tax expense and deferred tax expense. In the period from 2011 through 2013, corporations domiciled in Germany were taxed at an annual corporation tax rate of 15% plus a solidarity surcharge of 5.5% on the corporation tax owed. Corporations domiciled in Germany are also subject to a trade tax at a rate which is determined by the respective local authorities. Deutsche Wohnen AG’s nominal tax rate stood at 31.93% in 2013, 2012 and 2011. At the same time, it has useable tax losses, with which it is able to lower its actual tax burden significantly.

Comparability of the Financial Information Contained in the Consolidated Financial Statements

Deutsche Wohnen closed a number of significant acquisitions that influence the comparability of the financial information contained in the consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 and the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014. The most significant of these were the acquisition of the BauBeCon Group in 2012 and the takeover of GSW in 2013, which are described in more detail below.

On May 27, 2012, Deutsche Wohnen entered into an investment agreement (purchase contract) with Barclays Bank PLC and a number of companies affiliated with Barclays Bank PLC concerning the acquisition of the BauBeCon Group for a total price of around EUR 1.235 billion. The BauBeCon Group comprises 23,320 residential units and was consolidated in the consolidated financial statements from September 1, 2012. The periods prior to September 1, 2012 do not include the assets and liabilities or the income and expenses of the BauBeCon Group.

On August 20, 2013, Deutsche Wohnen announced its intention to submit a takeover offer for the acquisition of all shares of GSW Immobilien AG in exchange for newly-issued shares of the Company (the “Exchange Offer”). The public Exchange Offer was made on October 2, 2013 to the shareholders of GSW Immobilien AG for the acquisition of their registered shares of GSW Immobilien AG. The Exchange Offer was accepted with 91.05% of GSW Shares (based on outstanding share capital as of November 18, 2013) tendered and completed on November 27, 2013. After execution of the Exchange Offer, the Company acquired further GSW Shares. GSW’s income and expenses and assets and liabilities have been fully consolidated in Deutsche Wohnen’s consolidated financial statements with effect from November 30, 2013. The periods prior to November 30, 2013 do not include the assets and liabilities or the income and expenses of GSW.

Results of Operations

The following discussion compares Deutsche Wohnen’s results of operations for the six months ended June 30, 2014 and June 30, 2013 and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011:

Comparison of the Six Months Ended June 30, 2014 and June 30, 2013

The following table sets out Deutsche Wohnen’s consolidated profit and loss statement for the six months ended June 30, 2014 and June 30, 2013, based on Deutsche Wohnen AG’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Income from Residential Property Management	313.4	168.1
Expenses from Residential Property Management	(53.7)	(28.9)
Earnings from Residential Property Management	259.7	139.3
Sales proceeds	138.4	62.8
Cost of sales	(6.0)	(3.8)
Carrying amount of assets sold	(106.8)	(46.7)
Earnings from Disposals	25.6	12.3
Income from Nursing and Assisted Living	33.8	28.0
Expenses from Nursing and Assisted Living	(25.5)	(21.5)
Earnings from Nursing and Assisted Living	8.3	6.5
Corporate expenses	(45.8)	(22.2)

Other expenses/income	(7.5)	(2.9)

Subtotal	240.3	133.0
Depreciation and amortization	(3.2)	(2.7)

Earnings before interest and taxes (EBIT)	237.1	130.3
Finance income	0.5	0.5
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds	(24.0)	0.0
Finance expense	(100.1)	(61.5)

Profit before taxes	113.5	69.3
Income taxes	(18.9)	(19.1)

Profit for the period	94.6	50.2

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Residential Property Management

The Residential Property Management segment generates income from the management of Deutsche Wohnen’s residential units (particularly short-term gross rental income). The income from Residential Property Management is derived entirely from real estate located in Germany. Expenses are primarily incurred in connection with maintenance of Deutsche Wohnen’s real estate portfolio, operating costs and marketing.

Residential Property Management is Deutsche Wohnen’s core segment. Earnings from Residential Property Management are derived from income earned from letting residential units (including subsidies). A very small contribution to earnings in this segment comes from the letting of commercial real estate and parking space.

The following table sets out the business performance of the Residential Property Management segment for the six months ended June 30, 2014 and June 30, 2013.

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Income from Residential Property Management (contractual rents)	313.4	168.1
Non-recoverable operating expenses	(6.8)	(2.8)
Rental loss	(4.1)	(2.1)
Maintenance costs	(39.6)	(21.3)
Other income/expenses	(3.2)	(2.6)

Expenses from Residential Property Management	(53.7)	(28.8)
Earnings from Residential Property Management	259.7	139.3
Staff expenses and general and administration expenses**)	(20.9)	(12.7)

Operating Result (Net Operating Income – NOI) Residential Property Management***)	238.8	126.6
NOI margin in %1)***)	76.2	75.3
NOI in EUR per square meter and month2)	4.28	4.06

1)	The NOI margin is the ratio of operating result (net operating income – NOI) Residential Property Management to income from Residential Property Management (contractual rents).
2)	Including the average floor space on a quarterly basis in the respective period; taken or derived from the Company’s internal management reporting systems.
*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless indicated otherwise.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
***)	Calculated based on the above mentioned sources, respectively.

Income from Residential Property Management increased by 86.4% from EUR 168.1 million in the six months ended June 30, 2013 to EUR 313.4 million in the six months ended June 30, 2014. This increase was primarily due to the acquisition-driven growth in the portfolio resulting from the takeover of GSW. In addition, monthly contractual rents in the residential letting portfolio in the strategic core and growth markets increased by 3.3% from EUR 5.56 per square meter on June 30, 2013 to EUR 5.74 per square meter on June 30, 2014 for the real estate which was consistently managed in the twelve months ended June 30, 2014 (like-for-like comparison). The like-for-like increase in the contractual rents of the letting portfolio amounted to 3.8% in the Core+ Regions and to 2.0% in the core portfolio. The increase in the Core+ Regions was particularly highlighted by new contractual rents (contractually owed rent from newly signed leases for residential portfolio units not subject to price restrictions which took effect or will take effect in 2014) in the six months ended June 30, 2014. At EUR 7.07 per square meter, these were 23.5% higher than the existing contract rents on residential units in the Core+ Region as of June 30, 2014.

The vacancy rate for the total residential real estate portfolio decreased from 3.0% on June 30, 2013 to 2.5% on June 30, 2014, primarily due to the acquisition-related increase of the portfolio in Berlin. On a like-for-like basis, the vacancy rate for the total residential real estate portfolio was 2.5% on June 30, 2013 and on June 30, 2014, whereas the vacancy rate for the residential letting portfolio in the strategic core and growth regions decreased from 2.3% on June 30, 2013 to 2.0% on June 30, 2014.

Expenses from Residential Property Management increased by 86.5% from EUR 28.8 million in the six months ended June 30, 2013 to EUR 53.7 million in the six months ended June 30, 2014. Maintenance costs, the largest cost item, increased in this period by 85.9% from EUR 21.3 million in the six months ended June 30, 2013 to EUR 39.6 million in the six months ended June 30, 2014. This increase was primarily due to the expansion of the portfolio. At EUR 8.51 per square meter (annualized) on June 30, 2014, maintenance costs per square meter increased by 3.9% compared to the previous year (EUR 8.18 per square meter (annualized) on June 30, 2013).

Earnings from Residential Property Management increased by 86.4% from EUR 139.3 million in the six months ended June 30, 2013 to EUR 259.7 million in the six months ended June 30, 2014, primarily due to the increased size of the portfolio.

Including the staff expenses and general and administration expenses directly and indirectly attributable to the Residential Property Management segment, NOI in this segment increased by 88.6% from EUR 126.6 million in the six months ended June 30, 2013 to EUR 238.8 million in the six months ended June 30, 2014. The NOI margin relative to income from Residential Property Management increased slightly from 75.3% in the six months ended June 30, 2013 to 76.2% in the six months ended June 30, 2014. NOI per square meter and month increased by 5.4% from EUR 4.06 per square meter and month in the six months ended June 30, 2013 to EUR 4.28 per square meter and month in the six months ended June 30, 2014 due to the changes to the structure of the portfolio as a result of the takeover of GSW.

Disposals

Earnings from Disposals equal the difference between the sales proceeds and the cost of sales and carrying amounts of the assets sold. Sales proceeds include all income in connection with the sale of the residential units, commercial units or other properties. Sales proceeds are derived entirely from properties sold that are located in Germany. The Company distinguishes between single-unit privatization (also referred to as single-unit sales and residential unit privatization) and block sales (institutional sales). Proceeds are recognized upon the execution of the transfer of benefits and encumbrances. The cost of sales primarily comprises sales commissions and marketing costs.

The following table sets out the business performance of the Disposals segment for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Sales proceeds	138.4	62.8
Cost of sales	(6.0)	(3.8)

Net sales proceeds	132.4	59.0
Carrying amounts of assets sold	(106.8)	(46.7)

Earnings from Disposals	25.6	12.3

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

In the six months ended June 30, 2014, the transfer of benefits and encumbrances was effected for 2,252 units (1,018 units in the six months ended June 30, 2013). Sales proceeds increased by 120.4% from EUR 62.8 million in the six months ended June 30, 2013 to EUR 138.4 million in the six months ended June 30, 2014 due to an increase in the number of units sold, which was driven by demand for real estate as a form of investment for owner-occupiers and investors.

Earnings from Disposals doubled from EUR 12.3 million in the six months ended June 30, 2013 to EUR 25.6 million in the six months ended June 30, 2014. This increase was primarily due to the high proportion of residential unit privatizations, which is characterized by higher gross margins compared with institutional sales.

The following table sets out the business performance of single-unit sales (residential unit privatizations) for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
Sales proceeds in EUR million	89.3	46.6
Average sales price in EUR per square meter	1,128	1,183
Number of residential units	1,138	621
Cost of sales in EUR million	(5.5)	(3.3)

Net sales proceeds in EUR million	83.8	43.3
Carrying amounts of assets sold in EUR million	(61.9)	(31.6)
Gross margin in %1)	44.3	47.5

Earnings from single-unit sales (residential unit privatizations) in EUR million	21.9	11.7

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from single-unit sales (residential unit privatizations) increased by 91.6% from EUR 46.6 million in the six months ended June 30, 2013 to EUR 99.3 million in the six months ended June 30, 2014 due to an increase in the number of units sold. Net sales proceeds from single-unit sales (residential unit privatizations) increased by 93.5% from EUR 43.3 million in the six months ended June 30, 2013 to EUR 83.8 million in the six months ended June 30, 2014. Earnings from single-unit sales (residential unit privatizations) increased by 87.2% from EUR 11.7 million in the six months ended June 30, 2013 to EUR 21.9 million in the six months ended June 30, 2014.

The following table shows the business performance of institutional sales for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2014
	(unaudited*))
Sales proceeds in EUR million	49.1	16.2
Average sales price in EUR per square meter	655	599
Number of residential units	1,119	397
Cost of sales in EUR million	(0.5)	(0.5)

Net sales proceeds in EUR million	48.6	15.7
Carrying amounts of assets sold in EUR million	(44.9)	(15.1)
Gross margin in %1)	9.4	7.3

Earnings from institutional sales in EUR million	3.7	0.6

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from institutional sales increased by 203.1% from EUR 16.2 million in the six months ended June 30, 2013 to EUR 49.1 million in the six months ended June 30, 2014 due to an increase in the number of units sold and an increase in the average sales price. Net proceeds from institutional sales increased by 209.6% from EUR 15.7 million in the six months ended June 30, 2013 to EUR 48.6 million in the six months ended June 30, 2014. Earnings from institutional sales increased from EUR 0.6 million in the six months ended June 30, 2013 to EUR 3.7 million in the six months ended June 30, 2014.

Nursing and Assisted Living

The Nursing and Assisted Living segment records the income and expenses from the business of the KATHARINENHOF® Group, which primarily operates or manages nursing and assisting living facilities in five German federal states, namely Berlin, Brandenburg, Saxony, Lower Saxony and Rhineland-Palatinate. The income from Nursing and Assisted Living is entirely derived from facilities located in Germany.

The following table shows the business performance of the Nursing and Assisted Living segment for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Income from Nursing**)	27.6	25.0
Income from Assisted Living**)	3.0	1.0
Other income**)	3.2	2.0

Income from Nursing and Assisted Living	33.8	28.0
Nursing and corporate costs	(8.9)	(7.2)
Staff expenses	(16.6)	(14.3)

Earnings from Nursing and Assisted Living	8.3	6.5

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014, unless indicated otherwise.
**)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.

Income from Nursing and Assisted Living increased by 20.7% from EUR 28.0 million in the six months ended June 30, 2013 to EUR 33.8 million in the six months ended June 30, 2014. This was particularly due to the acquisition of facilities with about 675 places in 2013. The average occupancy rate of the facilities under management decreased slightly from 96.8% in the six months ended June 30, 2013 to 96.1% in the six months ended June 30, 2014).

Earnings from Nursing and Assisted Living (earnings of KATHARINENHOF® Seniorenwohn- and its subsidiaries, Pflegeanlage Betriebs-GmbH (“KATHARINENHOF®” and together with its subsidiaries, the “KATHARINENHOF® Group”) excluding the rentals, interest on loans for rented properties, maintenance and similar costs as these are absorbed or not recharged by real estate companies belonging to the GEHAG Group) increased by 27.7% from EUR 6.5 million in the six months ended June 30, 2013 to EUR 8.3 million in the six months ended June 30, 2014.

Corporate Expenses

Corporate expenses include staff expenses and general and administration expenses excluding corporate expenses from the Nursing and Assisted Living segment, which are reported under the line item nursing and corporate costs shown above.

The following table shows the composition of corporate expenses for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Staff expenses
Holding company function	12.0	4.7
Disposals	1.1	1.0
Property management	15.3	7.6

Total staff expenses	28.4	13.3
General and administration expenses	17.4	6.7

Total staff expenses and general and administration expenses	45.8	20.0
Property management	—	2.2

Corporate expenses**)	45.8	22.2

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, unless indicated otherwise.
**)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Staff expenses increased by 113.5% from EUR 13.3 million in the six months ended June 30, 2013 to EUR 28.4 million in the six months ended June 30, 2014 due to the takeover of GSW which resulted in an increased real estate portfolio compared with six months ended June 30, 2013 and the resulting greater staff numbers. General and administration expenses increased by 159.7% from EUR 6.7 million in the six months ended June 30, 2013 to EUR 17.4 million in the six months ended June 30, 2014. Deutsche Wohnen did not incur property management expenses in the six months ended June 30, 2014, as the contract with an external provider of property management services relating to the management of units in the BauBeCon Group expired in February 2013. These factors caused corporate expenses to increase by 106.3% from EUR 22.2 million in the six months ended June 30, 2013 to EUR 45.8 million in the six months ended June 30, 2014. The relative proportion of corporate expenses to income from Residential Property Management (contractual rents) increased from 13.2% in the six months ended June 30, 2013 to 14.6% in the six months ended June 30, 2014.

Depreciation and Amortization

Depreciation and amortization relates to intangible assets and equipment.

Depreciation and amortization increased by 18.5% from EUR 2.7 million in the six months ended June 30, 2013 to EUR 3.2 million in the six months ended June 30, 2014, primarily for acquisition-related reasons.

Financial Result

The financial result comprises finance expenses, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds and finance income. Finance expenses include current interest expenses, accrued interest on liabilities and pensions and financing costs.

The following table shows the composition of the financial result for the six months ended June 30, 2014 and June 30, 2013:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Current interest expenses	(92.4)	(56.0)
Accrued interest on liabilities and pensions	(7.7)	(5.5)
Finance expenses	(100.1)	(61.5)
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds	(24.0)	0.0
Finance income	0.5	0.5

Financial result	(123.6)	(61.0)

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

The financial result deteriorated by 102.6% from negative EUR 61.0 million in the six months ended June 30, 2013 to negative EUR 123.6 million in the six months ended June 30, 2014. This deterioration was primarily due to the increase in non-current financial liabilities in association with the acquisitions.

Profit before Taxes

Profit before taxes increased by 63.8% from EUR 69.3 million in the six months ended June 30, 2013 to EUR 113.5 million in the six months ended June 30, 2014. Profit before taxes benefited from an improvement in the earnings of all three segments, particularly Residential Property Management, which was driven by the growth in the portfolio resulting from the takeover of GSW and increases in the monthly contractual rents. The improvements in earnings was only partially offset by increases in finance expenses, corporate expenses and depreciation and amortization. EBT (adjusted) increased by 103.8% from EUR 69.3 million in the six months ended June 30, 2013 to EUR 141.2 million in the six months ended June 30, 2014.

Income Taxes

Income taxes decreased by 1.0% from EUR 19.1 million in the six months ended June 30, 2013 to EUR 18.9 million in the six months ended June 30, 2014. The following table shows the development of income taxes:

	January 1 – June 30, 2014	January 1 – June 30, 2013
	(unaudited*))
	(in EUR million)
Current tax expense	8.5	5.6
Deferred tax expense	10.4	13.5

Income taxes**)	18.9	19.1

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, unless indicated otherwise.
**)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Current tax expense in the six months ended June 30, 2013 included the non-cash tax expense of EUR 1.0 million arising from the tax benefits in connection with the costs of executing the capital increases in January and June 2013.

Profit for the Period

Profit for the period increased by 88.4% from EUR 50.2 million in the six months ended June 30, 2013 to EUR 94.6 million in the six months ended June 30, 2014.

Comparison of the Fiscal Years Ended December 31, 2013 and December 31, 2012

The following table shows Deutsche Wohnen’s consolidated profit and loss statement for the fiscal years ended December 31, 2013 and December 31, 2012, based on the audited consolidated financial statements of Deutsche Wohnen AG as of and for the fiscal years December 31, 2013 and December 31, 2012.

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited)
	(in EUR million)
Income from Residential Property Management	372.9	240.1
Expenses from Residential Property Management	(80.6)	(45.6)

Earnings from Residential Property Management	292.3	194.4
Sales proceeds	169.7	167.8
Cost of sales	(10.3)	(11.8)
Carrying amounts of assets sold	(136.3)	(136.1)

Earnings from Disposals	23.0	19.9
Income from Nursing and Assisted Living	59.9	42.0
Expenses from Nursing and Assisted Living	(46.7)	(32.1)

Earnings from Nursing and Assisted Living	13.2	9.9
Corporate expenses	(52.9)	(40.4)
Other expenses/income	(22.7)	12.7

Subtotal	252.9	196.5
Gains/losses from fair value adjustments of investment properties	101.3	119.2
Depreciation and amortization	(5.5)	(3.1)

Earnings before interest and taxes (EBIT)	348.7	312.6
Finance income	1.0	2.0
Gains/losses from fair value adjustments of derivative financial instruments	10.6	(0.2)
Finance expense	(142.4)	(108.7)

Profit before taxes	217.9	205.6
Income taxes	(5.2)	(60.1)

Profit for the period	212.7	145.5

Residential Property Management

The following table shows the performance of the Residential Property Management segment for the fiscal years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013		January 1 – December 31, 2012
	(audited, unless otherwise indicated)
	(in EUR million)
Income from Residential Property Management (contractual rents)	372.9		240.1
Non-recoverable expenses	(9.6)		(4.1)
Rental loss	(4.9)		(3.0)
Maintenance costs	(59.4)		(34.7)
Other expenses	(6.7)		(3.8)

Expenses from Residential Property Management	(80.6)		(45.6)

Earnings from Residential Property Management	292.3		194.4
Staff expenses and general and administration expenses (unaudited*))	(28.3)		(22.2)

Operating Result (Net Operating Income – NOI) Residential Property Management (unaudited**))	264.0		172.2
NOI margin in % (unaudited**))1)	70.8		71.7
NOI in EUR per square meter and month (unaudited*))	3.84	2)	4.00	3)

1)	The NOI margin is the ratio of operating result (net operating income – NOI) Residential Property Management to income from Residential Property Management (contractual rents).
2)

Based on the average floor space on a quarterly basis in the relevant period; as of June 30, 2013 excluding floor space pertaining to companies that were consolidated for the first time as of June 30, 2013; the floor space of GSW’s portfolio was only included for December 2013.

3)

Taking into consideration the average floor space on a quarterly basis in the relevant periods; in the figure for the third quarter of 2012, the floor space of BauBeCon’s portfolio was only included for one month.

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
**)	Calculated based on the above mentioned sources, respectively.

Income from Residential Property Management increased by 55.3% from EUR 240.1 million in 2012 to EUR 372.9 million in 2013. This increase was primarily due to the acquisitions which became fully effective in 2013. These acquisitions include in particular the acquisition of the BauBeCon Group, the income of which has been fully consolidated since September 1, 2012, and the takeover of GSW, which closed in late November 2013. GSW’s income has been fully consolidated since December 1, 2013. In addition, monthly in-place rents in the residential letting portfolio in the strategic core and growth regions increased by 3.3% from EUR 5.65 per square meter on December 31, 2012 to EUR 5.84 per square meter on December 31, 2013 for the real estate which was consistently managed throughout the entire year 2013 (like-for-like comparison). This increase was primarily due to a like-for-like increase in in-place rents of 4.2% in the residential letting portfolio in the Core+ Regions. In the Core regions, the increase in in-place rents was 0.9% over the same period on a like-for-like basis. The increase was mainly due to adjustments of rent indices (Mietspiegelanpassungen) and re-letting. Specifically, new leases for non-rent-controlled units in the letting portfolio in Deutsche Wohnen’s Core+ Regions supported the increase in monthly in-place rent, as the re-letting of non-rent-controlled units in the letting portfolio in Deutsche Wohnen’s Core+ Regions effective in 2013 was effected at a monthly new letting rent of EUR 7.58 per square meter on average, compared to an in-place rent of EUR 6.10 per square meter.

The vacancy rate for the total portfolio decreased slightly from 2.5% as of December 31, 2012 to 2.4% as of December 31, 2013. On a like-for-like basis, the vacancy rate for the total portfolio increased from 2.0% as of December 31, 2012 to 2.5% as of December 31, 2013, whereas the vacancy rate for the residential letting portfolio in the strategic core and growth regions increased from 1.7% as of December 31, 2012 to 1.9% as of December 31, 2013. These increases were in particular due to the integration of BauBeCon units located in Hanover/Brunswick/Magdeburg.

Expenses from Residential Property Management increased by 76.8% from EUR 45.6 million in 2012 to EUR 80.6 million in 2013 due to an increase of all components of expenses from Residential Property Management. Maintenance costs, which are the largest cost item, increased by 71.2% from EUR 34.7 million in 2012 to EUR 59.4 million in 2013. This increase was mainly due to the growth in the portfolio and an increase in maintenance costs per square meter from EUR 9.68 per square meter in 2012 to EUR 10.36 per square meter in 2013.

Earnings from Residential Property Management increased by 50.4% from EUR 194.4 million in 2012 to EUR 292.3 million in 2013, mainly as a result of the acquisition-related increase in income from Residential Property Management.

Including the staff expenses and general and administration expenses directly and indirectly attributable to the Residential Property Management segment, the operating result (NOI) of this segment increased by 53.3% from EUR 172.2 million in 2012 to EUR 264.0 million in 2013. The NOI margin decreased slightly from 71.7% in 2012 to 70.8% in 2013, and NOI per square meter and month decreased by 4.0% from EUR 4.00 per square meter and month in 2012 to EUR 3.84 per square meter and month in 2013, mainly due to an increase in maintenance costs per square meter and acquisition driven changes in the portfolio structure.

Disposals

The following table shows the business performance of the Disposals segment for the fiscal years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited, unless otherwise indicated)
	(in EUR million)
Sales proceeds	169.6	167.8
Cost of sales	(10.3)	(11.8)

Net sales proceeds (unaudited*))	159.3	156.0
Carrying amounts of assets sold	(136.3)	(136.1)

Earnings from Disposals	23.0	19.9

*)	Calculated based on the above mentioned sources, respectively.

Sales proceeds increased by 1.1% from EUR 167.8 million in 2012 to EUR 169.6 million in 2013 due to an increase in sales proceeds from institutional sales that was only partially offset by a decrease in sales proceeds from residential unit privatizations.

Earnings from Disposals increased by 15.6% from EUR 19.9 million in 2012 to EUR 23.0 million in 2013. This increase was primarily due to a significant increase in the gross margin for residential unit privatizations.

The following table summarizes the single-unit sales (residential unit privatizations) for the years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(unaudited*))
Sales proceeds in EUR million	100.7	115.4
Average sales price in EUR per square meter	1,171	1,114
Number of residential units	1,342	1,623
Cost of sales in EUR million	(8.7)	(9.2)

Net sales proceeds in EUR million	92.0	106.2
Carrying amounts of assets sold in EUR million	(68.6)	(86.3)
Gross margin in %1)	46.8	33.7
Earnings from single-unit sales (residential unit privatizations) in EUR million	23.4	19.9

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from single-unit sales (residential unit privatizations) decreased by 12.7% from EUR 115.4 million in 2012 to EUR 100.7 million in 2013 due to a planned decrease in the number of units sold, which was only partially offset by an increase in the average sales price per square meter. Earnings from single-unit sales (residential unit privatizations) increased by 17.6% from EUR 19.9 million in 2012 to EUR 23.4 million in 2013 due to a significant gross margin increase.

The following table summarizes the institutional sales for the years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(unaudited*))
Sales proceeds in EUR million	68.9	52.4
Average sales price in EUR per square meter	492	573
Number of residential units	2,157	1,377
Cost of sales in EUR million	(1.6)	(2.6)

Net sales proceeds in EUR million	67.3	49.8
Carrying amounts of assets sold in EUR million	(67.7)	(49.8)
Gross margin in %1)	1.8	5.2

Earnings from institutional sales in EUR million	(0.4)	0.0

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from institutional sales increased by 31.5% from EUR 52.4 million in 2012 to EUR 68.9 million in 2013 due to a significant increase in the number of residential units sold, which was only partially offset by a decrease in the average sales price per square meter. Earnings from institutional sales decreased slightly to negative EUR 0.4 million in 2013 (2012: EUR 0.0 million) due to a significant decrease in the gross margin. The gross margin decrease was due to accelerated sales of units located in economically less developed regions, which were effected in line with Deutsche Wohnen’s effort to further improve its portfolio structure. Out of the total 2,157 units sold, 2,066 units were located in non-core regions.

Nursing and Assisted Living

The following table shows the business performance of the Nursing and Assisted Living segment for the fiscal years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited unless otherwise indicated)
	(in EUR million)
Income from Nursing (unaudited*))	52.0	36.4
Income from Assisted Living (unaudited*))	3.0	2.0
Other income (unaudited*))	4.9	3.6

Income from Nursing and Assisted Living	59.9	42.0
Nursing and corporate costs	(16.4)	(11.3)
Staff expenses	(30.3)	(20.8)

Earnings from Nursing and Assisted Living	13.2	9.9

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.

Income from Nursing and Assisted Living increased by 42.6% from EUR 42.0 million in 2012 to EUR 59.9 million in 2013. This increase was primarily due to the transfer of risks and rewards of five acquired facilities, all of which are located in Berlin. About 425 places were added to the Nursing and Assisted Living portfolio in the first quarter of 2013, and about 250 places were added to the Nursing and Assisted Living portfolio in the fourth quarter of 2013.

Earnings from Nursing and Assisted Living increased by 33.3% from EUR 9.9 million in 2012 to EUR 13.2 million in 2013. The segment’s EBITDA margin (ratio of earnings from Nursing and Assisted Living to the fair value of the facilities at the end of the relevant period) decreased from 11.6% in 2012 to 9.1% in 2013, largely due to the purchase of five facilities during 2013 that only contributed to earnings from Nursing and Assisted Living during a fraction of the fiscal year.

Corporate expenses

The following table contains information on corporate expenses for the fiscal years ended December 31, 2013 and December 31, 2012. Corporate expenses do not include corporate expenses of the Nursing and Assisted Living segment, which are reported under the line item nursing and corporate costs shown above.

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited unless otherwise indicated)
	(in EUR million)
Staff expenses
Holding company function (unaudited*))	12.4	9.1
Asset management/sales (unaudited*))	1.8	2.0
Property management (unaudited*))	17.6	12.5

Total staff expenses	31.8	23.6
General and administration expenses	17.7	12.7

Total staff expenses and general and administration expenses (unaudited**))	49.5	36.3
Property management1)	3.4	4.1

Corporate expenses	52.9	40.4

1)	In the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2012 referred to as “Property management (external management BauBeCon)”.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.
**)	Calculated based on the above mentioned sources, respectively.

Staff expenses increased by 34.7% from EUR 23.6 million in 2012 to EUR 31.8 million in 2013 mainly due to acquisitions. The inclusion of GSW’s staff expenses for December 2013 contributed about EUR 2.4 million to the increase.

General and administration expenses increased by 39.4% from EUR 12.7 million in 2012 to EUR 17.7 million in 2013. This increase was due to acquisitions. With EUR 2.4 million, nearly half of the increase was attributable to the inclusion of GSW for the month of December 2013.

The cost ratio of corporate expenses, i.e., the ratio between corporate expenses and current gross rental income, decreased from 16.8% in 2012 to 14.2% in 2013 due to economies of scale resulting from the integration of recent acquisitions.

Gains/Losses from the Fair Value Adjustments of Investment Properties

Gains from the fair value adjustments of investment properties were EUR 101.3 million in 2013. The increase in fair value of investment properties in 2013 was driven by the continued favorable operating performance of the total portfolio. Fair value was measured on the basis of various parameters, including assumptions with respect to annual rental increases, the target vacancy rate and discount and capitalization rates.

Gains from the fair value adjustments of investment properties amounted to EUR 119.2 million in 2012.

The internal valuation of Deutsche Wohnen’s entire real estate portfolio was largely confirmed by the external valuations performed by CBRE GmbH as of December 31, 2013 and December 31, 2012.

Depreciation and Amortization

Depreciation and amortization increased by 77.4% from EUR 3.1 million in 2012 to EUR 5.5 million in 2013.

Financial Result

The following table breaks down the financial result for the years ended December 31, 2013 and December 31, 2012:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited, unless otherwise indicated)
	(in EUR million)
Current interest expenses	(122.0)	(89.6)
Accrued interest on liabilities and pensions	(11.8)	(11.4)

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited, unless otherwise indicated)
	(in EUR million)
Financing costs	(8.6)	(7.8)
Gains/losses from fair value adjustments of derivative financial instruments	10.6	(0.2)
Finance income	1.0	2.0

Financial Result (unaudited*))	(130.8)	(107.0)

*)	Calculated based on the above mentioned sources, respectively.

The financial result deteriorated by 22.2% from negative EUR 107.0 million in 2012 to negative EUR 130.8 million in 2013. This deterioration was mainly due to a 36.2% increase in current interest expenses from EUR 89.6 million in 2012 to EUR 122.0 million in 2013. The main reason was an acquisition related increase in liabilities, which was only partially offset by a reduction of the average interest rate from 3.7% as of December 31, 2012 to 3.5% as of December 31, 2013. In addition, non-recurring financing costs of EUR 8.6 million arose in 2013 primarily for commitment fees and commissions in connection with the public takeover of GSW and in connection with the issuance of Deutsche Wohnen’s convertible bond. Interest income decreased from EUR 2.0 million in 2012 to EUR 1.0 million in 2013.

Profit before Taxes

Profit before taxes increased by 6.0% from EUR 205.6 million in 2012 to EUR 217.9 million in 2013. As stated above, the improved earnings were due to a better operating performance of all three segments, which was only partially offset by an acquisition-related deterioration in the financial result, lower gains from the fair value adjustments of investment properties and an increase in corporate expenses on absolute terms. EBT (adjusted) increased by 68.0% from EUR 78.5 million in 2012 to EUR 131.9 million in 2013. In both periods, the adjustments related primarily to the neutralization of gains/losses from fair value adjustments of investment properties, and non-recurring or exceptional items as other non-recurring income from the settlement on the loss compensation agreement with RREEF in 2012 and transaction and integration costs as well as non-recurring financing costs.

Income taxes

Income taxes improved significantly from EUR 60.1 million in 2012 to EUR 5.2 million in 2013, due to a swing in deferred taxes. In contrast to 2012, Deutsche Wohnen reported income from deferred taxes in 2013. This swing was due to a technical effect. Deutsche Wohnen capitalized tax assets on losses carried forward for entities that joined the Deutsche Wohnen’s fiscal group (Organschaft) in 2013. The swing in deferred taxes was only partially offset by an increase in current tax expense by 31.4% from EUR 10.5 million in 2012 to EUR 13.8 million in 2013.

The following table shows the development of income taxes:

	January 1 – December 31, 2013	January 1 – December 31, 2012
	(audited)
	(in EUR million)
Current tax expense	(11.3)	(4.9)
Tax expense from capital increase costs1)	(2.5)	(5.6)
Deferred tax expense
Properties	(52.3)	(49.8)
Loss carry-forwards	58.2	(2.0)
Loans and convertible bond	7.7	1.8
Other provisions	(0.6)	0.0
Interest rate swaps	(4.3)	0.1
Pensions	(0.5)	0.3
Other	0.3	0.0

	8.6	(49.6)

Income taxes	(5.2)	(60.1)

1)	In the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2012 referred to as “Tax benefit from capital increase costs”.

Profit for the Period

Profit for the period increased significantly from EUR 145.5 million in 2012 to EUR 212.7 million in 2013, primarily due to the decrease in income taxes described above and the factors summarized under “—Profit before Taxes” above.

Comparison of the Fiscal Years Ended December 31, 2012 and December 31, 2011

The following table shows Deutsche Wohnen’s consolidated profit and loss statement for the fiscal years ended December 31, 2012 and December 31, 2011, based on the audited consolidated financial statements of Deutsche Wohnen AG as of and for the fiscal years December 31, 2012 and December 31, 2011.

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited)
	(in EUR million)
Income from Residential Property Management	240.1	196.4
Expenses from Residential Property Management	(45.6)	(39.0)

Earnings from Residential Property Management	194.4	157.4
Sales proceeds	167.8	150.6
Cost of sales	(11.8)	(8.3)
Carrying amounts of assets sold	(136.1)	(131.7)

Earnings from Disposals	19.9	10.6
Income from Nursing and Assisted Living	42.0	40.1
Expenses from Nursing and Assisted Living	(32.1)	(30.9)

Earnings from Nursing and Assisted Living	9.9	9.2
Corporate expenses	(40.4)	(33.0)
Other expenses/income	12.7	(2.3)

Subtotal	196.5	142.0
Gains/losses from fair value adjustments of investment properties	119.2	40.0
Depreciation and amortization	(3.1)	(3.0)

Earnings before interest and taxes (EBIT)	312.6	179.0
Finance income	2.0	0.7
Gains/losses from fair value adjustments of derivative financial instruments	(0.2)	(0.2)
Finance expense	(108.7)	(93.7)

Profit before taxes	205.6	85.8
Income taxes	(60.1)	(35.2)

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited)
	(in EUR million)
Profit for the period	145.5	50.6

Residential Property Management

The following table shows the business performance of the Residential Property Management segment for the fiscal years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited unless otherwise indicated)
	(in EUR million)
Income from Residential Property Management (contractual rents)	240.1	196.4
Non-recoverable expenses	(4.1)	(5.8)
Rental loss	(3.0)	(1.9)
Maintenance costs	(34.7)	(29.6)
Other expenses	(3.8)	(1.7)

Expenses from Residential Property Management	(45.6)	(39.0)

Earnings from Residential Property Management	194.4	157.4
Staff expenses and general and administration expenses (unaudited*))	(22.2)	(16.8)

Operating Result (Net Operating Income – NOI) Residential Property Management (unaudited**))	172.2	140.6
NOI margin in % (unaudited**))1)	71.7%	71.6%
NOI in EUR per square meter and month2) (unaudited*))	4.00	3.88

1)	The NOI margin is the ratio of operating result (net operating income – NOI) Residential Property Management to income from Residential Property Management (contractual rents).
2)	Including the average floor space on a quarterly basis in the period in question (floor space attributable to the BauBeCon Group included for only one month in the 3rd quarter of 2012).
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.
**)	Calculated based on the above mentioned sources, respectively.

Income from Residential Property Management increased by 22.2% from EUR 196.4 million in 2011 to EUR 240.1 million in 2012. This increase is primarily due to the acquisitions completed in 2011 which became fully effective in 2012, as well as acquisitions completed in 2012, particularly the BauBeCon Group, whose income is included from September 1, 2012 on. In addition, monthly in-place rents in the residential letting portfolio in the strategic core and growth markets increased by 2.6% from EUR 5.63 per square meter on December 31, 2011 to EUR 5.78 per square meter on December 31, 2012 for the real estate which was consistently managed throughout the entire year in 2012 (like-for-like comparison). The like-for-like increase in contractual rents in the residential letting portfolio came to 2.8% in the Core+ Regions and 1.4% in the Core regions. The increase in the Core+ portfolio in 2012 was particularly underpinned by new contractual rents (contractually owed rent from newly signed leases for residential portfolio units not subject to price restrictions, which took effect in 2012): The new contractual rent actually achieved in 2012 on units not subject to price restrictions from leases taking effect in the Core+ Regions (net of the BauBeCon Group portfolio) came to EUR 7.16 per square meter, i.e., up roughly 22% on the existing contractual rents on the letting portfolio in the Core+ Regions (net of the BauBeCon Group portfolio) as of December 2012.

The vacancy rate for the overall portfolio increased slightly from 2.4% on December 31, 2011 to 2.5% on December 31, 2012 primarily for acquisition-related reasons. In like-for-like terms, the vacancy rate for the overall portfolio remained unchanged at 1.8% on December 31, 2011 and December 31, 2012, whereas the vacancy rate for the letting portfolio in the strategic core and growth regions dropped from 1.6% on December 31, 2011 to 1.3% on December 31, 2012.

Compared with income from Residential Property Management, expenses from Residential Property Management increased by a disproportionately low 16.9% from EUR 39.0 million in 2011 to EUR 45.6 million in 2012. During this period, maintenance costs, which are the largest cost item, increased by 17.2% from EUR 29.6 million in 2011 to EUR 34.7 million in 2012. This increase was primarily due to the growth in the portfolio. Maintenance costs per square meter dropped slightly from EUR 9.81 per square meter in 2011 to EUR 9.68 per square meter in 2012.

Earnings from Residential Property Management increased by 23.5% from EUR 157.4 million in 2011 to EUR 194.4 million in 2012, primarily as a result of the acquisition-related increase in income from Residential Property Management.

Including the staff expenses and general and administration expenses directly and indirectly attributable to the Residential Property Management segment, the operating result (NOI) in this segment increased by 22.5% from EUR 140.6 million in 2011 to EUR 172.2 million in 2012. Accordingly, at just under 72%, the NOI margin relative to income from Residential Property Management was virtually unchanged (71.6% in 2011; 71.7% in 2012); NOI per square meter and month increased 3.1% from EUR 3.88 per square meter and month in 2011 to EUR 4.00 per square meter and month in 2012.

Disposals

The following table shows the business performance of the Disposals segment for the years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited, unless otherwise indicated)
	(in EUR million)
Sales proceeds	167.8	150.6
Cost of sales	(11.8)	(8.3)

Net sales proceeds (unaudited*))	156.0	142.3
Carrying amounts of assets sold	(136.1)	(131.7)

Earnings from Disposals	19.9	10.6

*)	Calculated based on the above mentioned sources, respectively.

Sales proceeds as a whole increased by 11.4% from EUR 150.6 million in 2011 to EUR 167.8 million in 2012 due to higher sales proceeds from residential unit privatization and were only partially offset by declining sales proceeds from institutional sales.

Earnings from Disposals increased by 87.7% from EUR 10.6 million in 2011 to EUR 19.9 million in 2012. This increase was primarily due to the greater proportion of single-unit sales (residential unit privatizations), which is characterized by higher margins, compared with institutional sales with their lower margins.

The following table shows the business performance of single-unit sales (residential unit privatizations) for the years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))
Sales proceeds in EUR million	115.4	78.1
Average sales price in EUR per square meter	1,114	1,155
Number of residential units	1,623	1,053
Cost of sales in EUR million	(9.2)	(6.0)

Net sales proceeds in EUR million	106.2	72.1
Carrying amounts of the properties sold in EUR million	(86.3)	(57.9)
Gross margin in %1)	33.7	34.9

Earnings from single-unit sales (residential unit privatizations) in EUR million	19.9	14.2

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from single-unit sales (residential unit privatizations) increased by 47.8% from EUR 78.1 million in 2011 to EUR 115.4 million in 2012 due to the increase in the number of units sold in tandem with a slightly narrower gross margin. Earnings from single-unit sales (residential unit privatizations) increased by 40.1% from EUR 14.2 million in 2011 to EUR 19.9 million in 2012.

The following table shows the institutional sales for the years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))
Sales proceeds in EUR million	52.4	72.5
Average sales price in EUR per square meter	573	508
Number of residential units	1,377	2,246
Cost of sales in EUR million	(2.6)	(2.3)

Net sales proceeds in EUR million	49.8	70.2
Carrying amounts of the properties sold in EUR million	(49.8)	(73.8)
Gross margin in %1)	5.2	(1.8)

Earnings from institutional sales in EUR million	0.0	(3.6)

1)	Gross margin is the ratio of the excess of sales proceeds over carrying amounts of assets sold to carrying amounts of assets sold.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Sales proceeds from institutional sales declined by 27.7% from EUR 72.5 million in 2011 to EUR 52.4 million in 2012 due to the focus on streamlining the portfolio and, thus, the decrease in the number of residential units sold. Earnings from institutional sales improved, with the loss of EUR 3.6 million sustained in 2011 being eliminated in 2012 (EUR 0.0 million).

Nursing and Assisted Living

The following table shows the business performance of the Nursing and Assisted Living segment for the fiscal years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited unless otherwise indicated)
	(in EUR million)
Income from Nursing (unaudited*))	36.4	33.6
Income from Assisted Living (unaudited*))	2.0	2.7
Other income (unaudited*))	3.6	3.8

Income from Nursing and Assisted Living	42.0	40.1
Nursing and corporate costs	(11.3)	(11.5)
Staff expenses	(20.8)	(19.4)

Earnings from Nursing and Assisted Living	9.9	9.2

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.

Income from Nursing and Assisted Living increased by 4.7% from EUR 40.1 million in 2011 to EUR 42.0 million in 2012. This increase is primarily due to the increase in average occupancy rate from 94.9% in 2011 to 97.8% in 2012, as well as the acquisition of a facility in Leipzig.

Earnings from Nursing and Assisted Living increased by 7.6% from EUR 9.2 million in 2011 to EUR 9.9 million in 2012, as expenses increased slower than income in this segment.

Corporate expenses

The following table contains information on corporate expenses for the fiscal years ended December 31, 2012 and December 31, 2011. Corporate expenses do not include corporate expenses from the Nursing and Assisted Living segment, which are reported under the line item nursing and corporate costs shown above.

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited unless otherwise indicated)
	(in EUR million)
Staff expenses
Holding company function (unaudited*))	9.1	7.0
Asset management/disposals (unaudited*))	2.0	2.2
Property management (unaudited*))	12.5	11.1

Total staff expenses	23.6	20.3
General and administration expenses	12.7	12.6

Total staff expenses and general and administration expenses (unaudited**))	36.3	32.9
Property management (external management BauBeCon)	4.1	—

Corporate expenses	40.4	32.9

*)	Taken or derived from the Company’s accounting records or internal management reporting systems, respectively.
**)	Calculated based on the above mentioned sources, respectively.

Staff expenses increased by 16.3% from EUR 20.3 million in 2011 to EUR 23.6 million in 2012 mainly due to the recruitment of new employees, variable remuneration components and the special bonuses paid to staff and management for the fiscal year 2012.

General and administration expenses remained largely constant in spite of the significant growth in the real estate portfolio, coming to EUR 12.7 million in 2012, compared to EUR 12.6 million in 2011.

Gains/Losses from Fair Value Adjustments of Investment Properties

Gains from fair value adjustments of investment properties amounted to EUR 119.2 million in 2012. The fair value of investment properties increased in 2012, largely due to the continued favorable operating performance of the overall portfolio and the higher sales prices which the Company was able to achieve in the market in tandem with a substantial increase in transaction volumes. Fair value was measured on the basis of various parameters, including assumptions with respect to annual rental increases, the target vacancy rate and discount and capitalization rates.

Gains from fair value adjustments of investment properties amounted to EUR 40.0 million in 2011.

The internal valuation of Deutsche Wohnen’s entire real estate portfolio was largely confirmed by the external valuations performed by CBRE GmbH as of December 31, 2012 and December 31, 2011.

Depreciation and Amortization

At EUR 3.1 million, depreciation and amortization expense remained largely unchanged in 2012 over the previous year (2011: EUR 3.0 million).

Financial Result

The following table breaks down financial result for the years ended December 31, 2012 and December 31, 2011:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited, unless otherwise indicated)
	(in EUR million)
Current interest expenses	(89.6)	(81.6)
Accrued interest on liabilities and pensions	(11.4)	(12.1)
Financing costs for BauBeCon	(7.8)	—

Finance expenses	(108.8)	(93.7)
Gains/losses from fair value adjustments of derivative financial instruments	(0.2)	(0.2)
Finance income	2.0	0.7

Financial Result (unaudited*))	(107.0)	(93.2)

*)	Calculated based on the above mentioned sources, respectively.

The financial result deteriorated by 14.8% from negative EUR 93.2 million in 2011 to negative EUR 107.0 million in 2012. This was primarily due to a 9.8% increase in current interest expenses from EUR 81.6 million in 2011 to EUR 89.6 million in 2012. The main reason for this was the absolute increase in liabilities, particularly as a result of the acquisition of the BauBeCon Group. The reduction in the average interest rate in 2012 compared to 2011 had an opposite effect. In addition, non-recurring financing costs arose in connection with the acquisition of the BauBeCon Group, which reduced the financial result in 2012 in the amount of EUR 7.8 million. The increase in finance expenses was only partially offset by an increase in interest income, which increased from EUR 0.7 million in 2011 to EUR 2.0 million in 2012. At EUR 0.2 million, losses from fair value adjustments of derivative financial instruments remained unchanged in 2012 compared to 2011.

Profit before Taxes

Profit before taxes has more than doubled, rising from EUR 85.8 million in 2011 to EUR 205.6 million in 2012. As stated above, the improved earnings were primarily due to higher gains from fair value adjustments of investment properties together with higher earnings from Residential Property Management and Disposals segments. EBT (adjusted) increased by 70.7% from EUR 46.0 million in 2011 to EUR 78.5 million in 2012, primarily as a result of the additions to the residential portfolio over the last few years.

Income taxes

Income taxes increased by 70.7% from EUR 35.2 million in 2011 to EUR 60.1 million in 2012, underpinned by both higher current tax expense and higher deferred tax expense. The increase in deferred tax expense was particularly due to the gains from fair value adjustments of investment properties. The increase in current tax charge from EUR 3.0 million in 2011 to EUR 4.9 million in 2012 was primarily for sales-related reasons.

The following table shows the development of income taxes:

	January 1 – December 31, 2012	January 1 – December 31, 2011
	(audited)
	(in EUR million)
Current tax expense
Current income tax charge	(4.9)	(3.0)
Tax benefit from capital increase costs	(5.6)	(2.4)

	(10.5)	(5.4)

Deferred tax expense
Properties	(49.8)	(30.6)
Loss carry-forwards	(2.0)	0.2
Loans	1.8	2.0
Other provisions	0.0	(0.2)
Interest rate swaps	0.1	0.1
Pensions	0.3	0.1
Other	0.0	(1.5)

	(49.6)	(29.8)

Income taxes	(60.1)	(35.2)

Profit for the Period

Profit for the period increased significantly from EUR 50.6 million in 2011 to EUR 145.5 million in 2012. As stated above, the improved earnings were primarily due to higher gains from fair value adjustments of investment properties together with higher earnings from Residential Property Management and Disposals.

Investment Properties

Investment properties are the largest item in the consolidated balance sheet. The following table shows the development in investment properties from December 31, 2011 to June 30, 2014:

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(unaudited*))	(audited)
	(in EUR million)
Investment properties	8,888.1	8,937.1	4,614.6	2,928.8

*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Investment properties are properties that are held for generating rental income or capital appreciation rather than for use by the owner itself or for sale in the ordinary course of business. Investment properties include land with residential or commercial buildings, undeveloped land or land subject to third-party hereditary rights. Upon initial recognition, investment properties are measured at cost including incidental costs. After initial recognition, investment properties are measured at fair value. Gains or losses from fair value adjustments are recognized as income or expenses in the consolidated profit and loss statement. Measurement in each case is at the balance sheet date. Prepayments or assets under construction related to investment properties are measured at fair value and reported under investment properties.

The Deutsche Wohnen Group carries investment properties as “non-current assets held for sale” under current assets if notarized purchase contracts exist on the reporting date, but the transfer of ownership is at a later date; these assets are reclassified and recognized at the lower of either the sales price or carrying amount. The value of non-current assets held for sales amounted to EUR 57.5 million as of December 31, 2013 and EUR 24.4 million as of December 31, 2012. These amounts are not included in the investment property numbers shown in the table above.

An internal discounted cash flow (DCF) model is used to measure fair value. The valuations as of December 31, 2013 and December 31, 2012 were carried out according to the following principles. For valuations on the basis of defined clusters, the expected annual rent increases and target vacancies were determined based on the location and physical characteristics of the properties. For valuations of individual properties, the market rent as of the relevant reporting date and the expected development of the rent per square meter of lettable area based on the market rent and in-place rent were determined and a forecast of the development of costs was prepared. Then, the cash flows from annual proceeds and payments and the terminal value at the end of year ten (based on the recurring cash flows expected in year eleven or an expected average sales price less sales expenses) are forecast. In addition to assumptions on expected future cash flows, discount and capitalization rates are the key value drivers for investment properties. They are derived based on a risk-free interest rate (10-year average of net yields on German government bonds) and real estate-specific risk estimates. Discount rates of between 6.6% and 6.8% were used for the valuation as of December 31, 2013 for units in Deutsche Wohnen’s Core and Core+ Regions. The capitalization rates fell within a range between 5.5% and 5.8% for units in Deutsche Wohnen’s Core and Core+ Regions. As of December 31, 2013, a 0.1% change in the capitalization and discount rates would have resulted in a fair value adjustment of EUR 92 million (capitalization rate) and EUR 65 million (discount rate), respectively.

June 30, 2014 Compared to December 31, 2013

Investment properties decreased slightly from EUR 8,937.1 million as of December 31, 2013 to EUR 8,888.1 million as of June 30, 2014. This decrease was due to disposals of residential units with a carrying amount of EUR 106.8 million. As of June 30, 2014, investment properties accounted for 88.1% of the Deutsche Wohnen Group’s total assets.

December 31, 2013 Compared to December 31, 2012

Investment properties nearly doubled from EUR 4,614.6 million on December 31, 2012 to EUR 8,937.1 million on December 31, 2013. The primary driver of this increase was the inclusion of GSW’s investment properties as of December 31, 2013. Gains from fair value adjustments of investment properties contributed EUR 101.3 million to this increase. Disposals of EUR 86.5 million in 2013 and reclassifications of investment properties as non-current assets held for sale of EUR 57.5 million as of December 31, 2013 had the opposite effect. As of December 31, 2013, investment properties accounted for 87.9% of the Deutsche Wohnen Group’s total assets.

December 31, 2012 Compared to December 31, 2011

Investment properties increased by 57.6% from EUR 2,928.8 million on December 31, 2011 to EUR 4,614.6 million on December 31, 2012. Acquisitions of EUR 1,633.2 million were the primary driver of this increase, with the acquisition of the BauBeCon Group’s residential real estate portfolio accounting for the bulk of acquisitions in 2012. Gains from fair value adjustments of investment properties contributed EUR 119.2 million to this increase. Disposals of EUR 75.1 million in 2012 and reclassifications of investment properties as non-current assets held for sale of EUR 24.4 million as of December 31, 2012 had the opposite effect. As of December 31, 2012, investment properties accounted for 94.0% of the Deutsche Wohnen Group’s total assets.

Liquidity and Capitalization

Overview

Net cash flows from operating activities is one of the main sources of liquidity for Deutsche Wohnen Group, amounting to EUR 100.7 million in the six months ended June 30, 2014 (EUR 35.5 million in the six months ended June 30, 2013) and EUR 61.1 million in 2013 (2012: EUR 59.2 million; 2011: EUR 43.5 million). In addition, sales proceeds generally exceed the liabilities related to the sold units and therefore provide a liquidity contribution. Deutsche Wohnen also receives financing from banks, which is included in cash flows from financing activities.

Consolidated Statements of Cash Flows

The following table shows Deutsche Wohnen’s consolidated statements of cash flows for the six months ended June 30, 2014 and June 30, 2013 based on Deutsche Wohnen AG’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 based on Deutsche Wohnen AG’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Operating activities
Profit for the period	94.6	50.2	212.7	145.5	50.6
Finance income	(0.5)	(0.5)	(0.1)	(2.0)	(0.7)
Finance expenses	100.1	61.5	142.4	108.7	93.7
Income taxes	18.9	19.1	5.2	60.1	35.2

Profit for the period before interest and taxes	213.1	130.3	359.4	312.4	178.8
Non-cash expenses/income
Fair value adjustments of investment properties	—	—	(101.3)	(119.2)	(40.0)
Depreciation and amortization	3.2	2.7	5.5	3.1	3.0
Fair value adjustments of interest rate swaps and of convertible bonds	24.0	(0.0)	(10.6)	0.2	0.2
Other non-cash operating expenses/income	(32.9)	(19.2)	(43.0)	(33.9)	(20.3)
Change in net working capital

	January 1 – June 30, 2014	January 1 – June 30, 2013	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))	(unaudited*))	(audited)	(audited)	(audited)
	(in EUR million)
Change in receivables, inventories and other current assets	4.0	(72.6)	12.7	(3.1)	2.3
Change in operating liabilities	(14.7)	54.2	(11.7)	2.8	7.4

Net operating cash flows	196.7	95.3	210.9	162.2	131.4
Interest paid	(93.2)	(57.0)	(132.8)	(93.5)	(79.4)
Interest received	0.5	0.5	1.0	2.0	0.7
Taxes paid/received excluding EK-02 payments1)	(3.3)	(3.3)	(7.6)	(1.1)	0.5

Net cash flows from operating activities before EK-02 payments	100.7	35.5	71.5	69.6	53.1
EK-02 payments	—	—	(10.4)	(10.4)	(9.6)

Net cash flows from operating activities	100.7	35.5	61.1	59.2	43.5

Investing activities
Sales proceeds	148.4	90.3	184.1	163.5	149.4
Purchase of property, plant and equipment/investment property and other non-current assets2)	(23.0)	(371.0)	(771.8)	(1,400.6)	(260.4)
Payments for the purchase of the convertible bond of GSW	—	—	(213.1)	—	—
Receipt of investment subsidies	—	—	1.3	0.4	1.6
Proceeds from acquisition of companies	—	—	145.7	—	—
Payments to limited partners in funds	(0.1)	(0.0)	(1.3)	(1.4)	(15.8)

Net cash flows from investing Activities	125.4	(280.8)	(655.1)	(1,238.0)	(125.1)

Financing activities
Proceeds from borrowings	32.9	187.9	640.4	847.4	633.1
Proceeds from the issuance of convertible bonds	—	—	250.0	—	—
Payments arising from repayment of convertible bonds	(1.9)	—	—	—	—
Repayment of borrowings	(213.0)	(85.8)	(331.0)	(158.5)	(592.4)
One-off financing costs for transactions3)	—	—	(13.0)	(7.8)	—
Proceeds from the capital increase	—	195.1	195.1	461.2	186.5
Costs of the capital increase	—	(3.2)	(7.9)	(17.2)	(7.4)
Dividend paid4)	(57.4)	(33.8)	(33.8)	(23.5)	(16.4)

Net cash flows from financing activities	(239.4)	260.2	699.8	1,101.5	203.4

Net change in cash and cash equivalents	(13.3)	15.0	105.9	(77.3)	121.8
Opening balance of cash and cash equivalents	196.4	90.6	90.6	167.8	46.0
Closing balance of cash and cash equivalents	183.1	105.5	196.4	90.6	167.8

1)	In the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 referred to as “Taxes paid/received”.
2)	In the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 referred to as “Payments for Investments”.
3)	In the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2012 referred to as “One-off financing costs for the BauBeCon transaction”.
4)	In the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 referred to as “Payment of dividend”.
*)	Taken from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Comparison of the Six Months ended June 30, 2014 and June 30, 2013

Operating Activities

Net cash flows from operating activities increased from cash inflows of EUR 35.5 million in the six months ended June 30, 2013 to cash inflows of EUR 100.7 million in the six months ended June 30, 2014, primarily due to the acquisition related increase in the scale of Deutsche Wohnen’s operations.

Investing Activities

Net cash flows from investing activities improved from cash outflows of EUR 280.8 million in the six months ended June 30, 2013 to cash inflows of EUR 125.4 million in the six months ended June 30, 2014. Cash outflow in the six months ended June 30, 2013 included in particular cash outflows related to the acquisition of 6,900 residential units in the Greater Berlin area from companies affiliated with Blackstone Group L.P. Cash inflows in the six months ended June 30, 2014 were primarily due to cash inflows from the sales proceeds.

Financing Activities

Net cash flows from financing activities changed from cash inflows of EUR 260.2 million in the six months ended June 30, 2013 to cash outflows of EUR 239.4 million in the six months ended June 30, 2014, due to cash outflows of EUR 213.0 million for the repayment of borrowings and cash outflows of EUR 57.4 million for the payment of dividends.

Funds from Operations

FFO (without disposals) increased by 88.4% from EUR 60.6 million in the six months ended June 30, 2014 to EUR 114.2 million in the six months ended June 30, 2014 due to the acquisition-driven growth in the portfolio resulting from the takeover of GSW and increases in monthly contractual rents. FFO (including disposals) increased by 90.7% from EUR 72.9 million in the six months ended June 30, 2013 to EUR 139.0 million in the six months ended June 30, 2014.

Comparison of the Fiscal Years Ended December 31, 2013 and December 31, 2012

Operating Activities

Net cash flows from operating activities increased from cash inflows of EUR 59.2 million in 2012 to cash inflows of EUR 61.1 million in 2013 primarily as a result of an increase in profit for the period before interest and taxes, which was only partially offset by increased cash outflows for interest paid.

Investing Activities

Net cash flows from investing activities decreased from cash outflows of EUR 1,238.0 million in 2012 to cash outflows of EUR 655.1 million in 2013. Cash outflows in 2012 included in particular cash outflows from the purchase of property, plant and equipment/investment property and other non current assets of EUR 1.4 billion for the acquisition of the BauBeCon Group, while the cash outflows related to the purchase of property, plant and equipment/investment property and other non current assets amounting to EUR 0.8 billion in 2013. In addition, cash outflows in 2013 reflected payments for the purchase of the convertible bond of GSW of EUR 213.1 million.

Financing Activities

Net cash flows from financing activities decreased from cash inflows of EUR 1,101.5 million in 2012 to cash inflows of EUR 699.8 million in 2013. The cash inflows in 2012 were driven by new borrowings and the proceeds from the capital increase, which were only partially offset by repayments of borrowings. In 2013, Deutsche Wohnen recorded cash inflows from financing activities primarily from borrowings and from the issuance of convertible bonds. The proceeds from the issuance of convertible bonds were largely used to refinance the purchase of the convertible bond of GSW.

Funds from Operations

FFO (without disposals) increased by 67.9% from EUR 68.2 million in 2012 to EUR 114.5 million in 2013 primarily as a result of acquisitions and operational improvements. FFO (without disposals) per share increased on a scrip adjusted basis by 20.4% from EUR 0.54 in 2012 to EUR 0.65 in 2013.

FFO (including disposals) increased by 56.1% from EUR 88.1 million in 2012 to EUR 137.5 million in 2013. FFO (including disposals) per share increased on a scrip adjusted basis by 11.4% from EUR 0.70 in 2012 to EUR 0.78 in 2013.

Comparison of the Fiscal Years Ended December 31, 2012 and December 31, 2011

Operating Activities

Net cash flows from operating activities for the period increased from cash inflows of EUR 43.5 million in 2011 to cash inflows of EUR 59.2 million in 2012 primarily as a result of an increase in profit for the period before interest and taxes, which was only partially offset by increased cash outflows for interest paid.

Investing Activities

Net cash flows from investing activities increased from a cash outflow of EUR 125.1 million in 2011 to a cash outflow of EUR 1,238.0 million in 2012. The increase in the net cash outflow was mostly caused by the payments for the purchase of property, plant and equipment/investment property and other non-current assets of EUR 1.4 billion relating the acquisition of the BauBeCon Group and further acquisitions in 2012.

Financing Activities

Net cash flows from financing activities increased from cash inflows of EUR 203.4 million in 2011 to cash inflows of EUR 1,101.5 million in 2012. The net proceeds from borrowings of EUR 688.9 million in 2012 resulted from repayments of borrowings of EUR 158.5 million and proceeds from borrowings of EUR 847.4 million predominantly used for partially financing the acquisition of the BauBeCon Group. Net cash flows from financing activities in 2012 also include the net issue proceeds from the capital increase in 2012 of EUR 444.0 million offset by the dividend of EUR 23.5 million paid for 2011.

Funds from Operations

FFO (without disposals) increased by 43.6% from EUR 47.5 million in 2011 to EUR 68.2 million in 2012 primarily as a result of the increased earnings from Residential Property Management and reduced net other expenses, which was only partially offset by an increase in current interest expenses and corporate expenses. FFO (without disposals) per share remained constant on a scrip adjusted basis at EUR 0.54 in 2011 and 2012. FFO (including disposals) increased by 51.6% from EUR 58.1 million in 2011 to EUR 88.1 million in 2012 due to the substantial increase in earnings from Disposals. FFO (including disposals) per share increased by 7.7% from EUR 0.65 in 2011 to EUR 0.70 in 2012 on a scrip adjusted basis.

Cash Management System

The Deutsche Wohnen Group has implemented a cash management system. The companies of the Deutsche Wohnen Group can deposit surplus liquidity and borrow cash to cover their liquidity requirements.

Financial Liabilities and Convertible Bond, Other Liabilities, Commitments and Contingencies

The following tables show Deutsche Wohnen’s financial liabilities and convertible bond, other liabilities (excluding financial liabilities and convertible bond), commitments and contingencies as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

Financial Liabilities and Convertible Bond

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(unaudited*))	(audited)
	(in EUR million)
Financial liabilities	4,985.2	5,154.6	2,768.6	1,834.7
Convertible bond	258.3	250.2	—	—

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.

Financial liabilities are liabilities to banks, insurance companies and similar lenders. In addition to financial liabilities, Deutsche Wohnen had unused lines of credit of approximately EUR 195 million as of June 30, 2014. As of June 30, 2014, approximately 90% of the financial liabilities were either fixed interest loans or variable rate loans with interest rate hedging transactions. Almost 69% of the nominal value of loans were subject to financial covenants as of June 30, 2014. As of the same date, 95% of the nominal value of financial liabilities were secured by real estate owned by Deutsche Wohnen.

The convertible bond was issued in November 2013. For more information, see “Material Agreements of the Company—Deutsche Wohnen Convertible Bonds 2013”.

The average interest rate weighted according to the value of the financial liabilities and the convertible bond outstanding was 3.4% on June 30, 2014. Interest-free/low-interest loans, which were granted in return for contractual rents below the market level, are recognized at amortized cost.

As of June 30, 2014, the weighted average remaining term of the loans outstanding was approximately eight years.

The following table shows the loan renewal structure based on the nominal value of the financial liabilities outstanding as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

	Total	Residual term up to within 1 year	Residual term more than 1 and less than 3 years		Residual term over 3 years
	(audited unless otherwise indicated)
	(in EUR million)
Financial liabilities as of June 30, 2014 (unaudited*))	5,081.3	84.6	1,120.4		3,876.4
Financial liabilities as of December 31, 2013	5,253.9	110.4	870.5	**)	4,273.0	**)
Financial liabilities as of December 31, 2012	2,872.8	66.1	342.2	**)	2,464.5	**)
Financial liabilities as of December 31, 2011	1,938.6	45.2	61.1	**)	1,832.3	**)

*)	Taken or derived from the Company’s accounting records or internal management reporting systems.
**)	Unaudited; calculated based on the above mentioned sources.

Other Liabilities (excluding financial liabilities and convertible bond)

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(unaudited*))	(audited)
	(in EUR million)
Non-current
Employee benefit liabilities	58.6	55.3	54.5	42.7
Tax liabilities	28.5	27.9	36.5	41.2
Derivative financial instruments	167.1	124.8	113.7	71.7
Other provisions	6.7	6.5	7.1	8.3
Deferred tax liabilities	362.8	353.1	143.3	96.2

Total non-current liabilities (excluding financial liabilities and convertible bond)(unaudited**))	623.7	567.6	355.2	260.1

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(unaudited*))	(audited)
	(in EUR million)
Current
Trade payables	117.4	120.6	72.0	35.6
Liabilities to limited partners in funds	6.4	4.0	5.1	7.3
Other provisions	10.3	9.8	7.3	3.3
Derivative financial instruments	37.4	34.5	38.8	23.2
Tax liabilities	40.7	34.7	27.1	17.4
Other liabilities	46.6	53.0	24.1	37.3

Total current liabilities (excluding financial liabilities and convertible bond)(unaudited**))	258.8	256.5	174.3	124.1

Total liabilities (excluding financial liabilities and convertible bond)(unaudited**))	882.5	824.1	529.5	384.2

*)	Taken or derived from the Company’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014.
**)	Calculated based on the above mentioned sources, respectively.

Employee benefit liabilities generally reflect future pension payments, newly vesting entitlement (Dienstzeitaufwand) and interest expense. Employee benefit provisions are recognized for liabilities (retirement, invalidity and surviving dependent benefits) arising from entitlement and current benefits for eligible active and former employees and their surviving dependents. No new employees are currently being admitted to the pension plans. Employee benefit liabilities increased by 27.6% from EUR 42.7 million as of December 31, 2011 to EUR 54.5 million as of December 31, 2012 due to lower discount rates and the absorption of employee benefit obligations of EUR 4.5 million in connection with the acquisition of the BauBeCon Group. As of December 31, 2013, employee benefit liabilities increased slightly to EUR 55.3 million as compared to December 31, 2012. As of June 30, 2014, employee benefit liabilities increased to EUR 58.6 million.

Current and non-current tax liabilities (June 30, 2014: EUR 69.2 million; December 31, 2013: EUR 62.6 million; December 31, 2012: EUR 63.6 million; December 31, 2011: EUR 58.6 million) primarily include the present value of the payment for EK-02 inventories held by Deutsche Wohnen Group.

Liabilities to limited partners in funds relate to a right of sell-out granted by individual agreements, which Rhein-Pfalz Wohnen GmbH entered into with the limited partners of DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG (“DB 14”) for their limited partner interests from 2005 to 2019. As limited partners exercise their sell-out rights, the liabilities decrease. As of June 30, 2014, the remaining liabilities to limited partners in funds amounted to EUR 6.4 million.

Derivative financial instruments consist almost entirely of interest rate swaps entered in order to hedge cash flow risks arising from future interest payments. Changes in the fair value of the interest rate swaps result from changes in the interest rate (EURIBOR curve). As of December 31, 2013, a 50 basis-point change in interest rates would have resulted in a EUR 60.0 million change in the fair value of the interest rate swaps.

Commitments and Contingencies

The following table shows Deutsche Wohnen’s commitments and contingencies:

	As of June 30, 2014	As of December 31, 2013		As of December 31, 2012		As of December 31, 2011
	(unaudited*))	(audited, unless otherwise indicated)
	(in EUR million)
Obligations from
Hereditary building right contracts1)	1.9	1.9		1.7		1.2
Agency agreements2)	14.4	16.5		9.9		9.2
Other service contracts	5.6	6.6		3.4		2.9
Trust agreements	0.0	0.6		3.2		3.3
Contractual modernization obligations	5.8	5.9	3)	1.5	3)	4.6

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(unaudited*))	(audited, unless otherwise indicated)
	(in EUR million)
Acquisition agreements	5.6	—	255.7	77.6
Leases
Thereof due up to 1 year	8.6	9.0	2.6	2.3
1 to 5 years	8.1	13.2	6.8	5.9
more than 5 years	4.3	5.2	4.5	1.3

1)	This item comprises the interest on heritable building rights for one year.
2)	This item comprises the payments over the term of the contract.
3)	Unaudited; taken or derived from the Company’s accounting records or internal management reporting systems.

Obligations from agency agreements mainly relate to obligations arising from IT services.

Rhein-Pfalz Wohnen GmbH performs certain tasks as a development and redevelopment agency assigned to it by municipal governments as their trustee. As of June 30, 2014, no material bank balances were assigned to the Company in trust in connection with these restructuring and development measures.

The Company entered into several acquisition agreements in 2011. Since the transfer of benefits and encumbrances was not completed in 2011, the payments outstanding under these agreements in the amount of EUR 77.6 million were reported as other financial obligations as of December 31, 2011. These transactions were completed in 2012. In 2012, the Company entered into several acquisition agreements. Since the transfer of benefits and encumbrances was not completed in 2012, the payments outstanding under these agreements in the amount of EUR 255.7 million were reported as other financial obligations as of December 31, 2012.

Obligations from leasing contracts mainly relate to office buildings.

Capital Expenditures (capex)

The following table shows Deutsche Wohnen Group’s main capital expenditure in 2011, 2012 and 2013 as well as in the six months ended June 30, 2014:

	January 1 – June 30, 2014	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
	(unaudited*))
	(in EUR million)
Acquisitions1)	1.5	741.8	1,362.5	231.2
Modernization measures and investment in new construction2)	20.5	26.8	33.2	24.7
Equipment and software	1.0	5.3	3.8	1.5

Total	23.0	773.9	1,399.5	257.4

1)	Includes payments made for investments in real estate, customer lists, unconsolidated subsidiaries and related receivables as well as goodwill.
2)	Only includes real estate rented by third parties (Fremdgenutzte Immobilien).
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

The capital expenditures between January 1, 2011 and June 30, 2014 were mostly related to acquisitions. These are primarily related to the acquisition of around 51,000 residential units by Deutsche Wohnen Group (transfer of benefits/encumbrances from January 1, 2011 to June 30, 2014). Investments for acquisitions amounted to EUR 231.2 million in 2011. Investments for acquisitions in 2012 amounted to EUR 1,362.5 million and were largely driven by the acquisition of the BauBeCon portfolio of around 23,400 residential units. In 2013, we made further investments for acquisitions of EUR 741.3 million. From January 1, 2011 until June 30, 2014 the majority of the total residential units acquired were located in the Greater Berlin area, with the remainder being located in other parts of Germany. The Exchange Offer had no impact on capital expenditures. These investments were financed partially through debt capital, from equity capital increases and net cash flows from operating activities.

The following table shows Deutsche Wohnen Group’s acquisition of residential units in 2011, 2012 and 2013. In the six months ended June 30, 2014 there were no acquisitions:

	January 1 – December 31, 2013	January 1 – December 31, 2012		January 1 – December 31, 2011	Total
	(unaudited**))
	(in residential units)
Greater Berlin	68,545	13,042	*)	4,343	85,930
Rhein-Main	0	284	*)	292	576
Rheinland	214	856		1,494	2,564
Hanover-Brunswick-Magdeburg	181	11,661		—	11,842
Central Germany	1,944	3,150		—	5,094
Other	47	6,146		—	6,193

Sum	70,931	35,142		6,126	112,199

1)	Numbers include acquisitions with transfer of risks and rewards as of January 1/2, 2013.
*)	Taken or derived from the Company’s accounting records or internal management reporting systems.

Deutsche Wohnen spends significant amounts on modernization measures. The aim of these capital expenditures is to improve the quality of the real estate portfolios and thus to achieve a sustainable increase in realizable contractual rents and the market value of the residential units concerned. The capital expenditures for modernization measures increased from EUR 24.7 million in 2011 to EUR 33.2 million in 2012 in line with the acquisition-driven increase in the size of Deutsche Wohnen’s real estate portfolio. In 2013, capital expenditures for modernization measures decreased to EUR 26.8 million. In the six months ended June 30, 2014, capital expenditures for modernization measures and investment in new construction amounted to EUR 23.0 million.

The Deutsche Wohnen Group’s main ongoing investments relate to the process of modernizing three residential communities in Berlin, which have been designated as UNESCO world heritage sites. Investments in these UNESCO world heritage sites as currently planned amount to approximately EUR 36 million for the period from 2009 through 2014. In May 2014, the modernization of one of the sites, Siemensstadt, was completed. As of June 30, 2014, the total investment amounted to EUR 33.2 million and is included in the above table under investments for modernization measures.

In addition, the Deutsche Wohnen Group announced in April 2014 that it would start to invest EUR 20 million in the modernization of 1,300 residential and commercial units in Berlin’s Marzahn-Hellersdorf district. The investments started in 2014 and are expected to be finalized in 2017.

Also in April 2014, Deutsche Wohnen commenced construction work for 103 new residential units in Potsdam. The apartments will be built in three construction phases lasting until 2016. The investment will amount to €26.4 million. About 60% of the expected investment amount will be financed by debt, the remainder from Deutsche Wohnen’s cash flows from operating activities.

Further, in July 2013, Deutsche Wohnen started the modernization of 127 units in Elstal near Berlin. The total investment is expected to amount to EUR 15 million.

Ongoing investments in modernization projects will be financed through equity and debt and, in part, subsidized by the Federal Republic of Germany and the Federal State of Berlin. The geographic focus of Deutsche Wohnen’s investments is Germany.

The Deutsche Wohnen Group has not engaged in any significant investments since June 30, 2014, nor has there been any firm commitment of the Company’s management board to carry out such investments in the future.

Quantitative and Qualitative Description of Market Risks

Interest Rate Risks

Interest rate risks can occur, as changes in market interest rates impact on the fair value of fixed-interest financial instruments and also result in changes in interest expenditure on floating-rate financial instruments. It is not possible to simultaneously minimize both types of interest rate risks. As the Deutsche Wohnen Group recognizes fixed-interest liabilities at amortized cost, any changes in the fair value of these fixed-interest financial instruments do not affect Deutsche Wohnen AG’s consolidated balance sheet and consolidated profit and loss statement.

The Deutsche Wohnen Group manages its interest expense through a combination of fixed-interest and floating-rate loans. As of December 31, 2013, the Company’s hedging ratio stood at 89%, i.e., 89% of the financial liabilities featured a fixed interest rate or were interest rate hedging transactions. In order to manage interest rate risks, the Deutsche Wohnen Group generally uses interest rate swaps where it swaps the difference between fixed-interest and floating-rate amounts calculated on the basis of an agreed-upon nominal amount with its counterparty at regular intervals. These interest rate swaps hedge the underlying debt. Accordingly, only floating-rate financial liabilities not hedged by interest rate swaps are exposed to interest rate risk. Applied to these financial liabilities, a 1% increase/decrease in the interest rate as of December 31, 2013 would have led to an increase/decrease of EUR 6.4 million (December 31, 2012: EUR 3.9 million) in interest expense. A similar interest rate adjustment would have resulted in an increase/decrease of around EUR 120 million in Deutsche Wohnen Group’s equity (December 31, 2012: around EUR 83 million).

As a preparatory step for the envisaged refinancing (see “—Outlook”), Deutsche Wohnen has entered into interest hedges with a nominal value of approximately EUR 930 million. Since these interest hedges have been entered into after June 30, 2014 they are not yet reflected in Deutsche Wohnen’s hedging ratio, interest rate sensitivity and other metrics published in Deutsche Wohnen’s consolidated financial statements.

Default Risk

Default risks, or the risk that a counterparty will not be able to meet its obligations, is managed through credit limits and control processes. Where appropriate, the Company is provided with collateral. Deutsche Wohnen does not face any considerable default risk concentration from a single counterparty or a group of counterparties with similar characteristics. The maximum default risk is the carrying amount of the financial assets as reported in the consolidated balance sheet.

Liquidity Risk

The Deutsche Wohnen Group monitors the risk of liquidity shortfalls daily by means of a liquidity planning program. This tool takes into account the cash inflows and outflows from the operating business as well as payments relating to financial liabilities.

Deutsche Wohnen seeks to ensure that sufficient liquidity is available at all times to cover future obligations at all times. As of December 31, 2013, Deutsche Wohnen had a debt capital ratio (defined as sum of total non-current liabilities and total current liabilities divided by total equity and liabilities) of 61% (December 31, 2012: 67%) and an LTV Ratio of 57.3% (December 31, 2012: 57.2%).

Market Risks

Financial instruments not recognized at fair value comprise mainly cash and cash equivalents, trade receivables, other current assets, financial liabilities, trade payables and other liabilities.

The carrying amount of cash and cash equivalents is very close to their fair value given the short-term nature of these financial instruments. Similarly, the carrying amount of receivables and liabilities based on normal trade credit arrangements, which are recognized at amortized cost, is also very close to their fair value.

Fair value risks can arise primarily from fixed-interest loans. A large part of Deutsche Wohnen’s liabilities to banks have fixed interest rates or are hedged, so that the effects of interest rate fluctuations can be estimated in the medium term.

Critical Accounting Policies

To prepare the consolidated financial statements in accordance with IFRS, the management must make judgments, estimates and assumptions that have an impact on the reported amounts of the income and revenue, expenses, assets and liabilities, and the disclosure of contingent liabilities. The uncertainty about these assumptions and estimates could lead to results that require considerable material adjustments to the carrying amounts of the assets and liabilities concerned in future periods.

Critical accounting policies are those that often require very complex or subjective judgments, often as a result of the need to make estimates of inherently uncertain effects. The critical accounting policies cover the fair value of the investment properties, pensions and other post-employment benefits and liabilities to limited partners in funds.

Impairment of Non-Financial Assets

The non-financial assets (other than investment properties) consist mainly of property, plant and equipment, intangible assets and inventories. The Group assesses at each reporting date whether there is an indication that any of these assets may be impaired. If any such indication exists, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of the following: an asset’s or cash-generating unit’s fair value less disposal costs and its value in use. The recoverable amount is determined for each individual asset, unless the asset does not generate cash flows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is depreciated to its recoverable amount.

Goodwill acquired in the context of the acquisition of companies and businesses and intangible assets with uncertain useful lives are subjected to an impairment review at least once a year. For impairment testing purposes, these assets are attributed to those cash-generating units which are expected to benefit from the synergies resulting from the acquisitions of the companies and businesses. These cash-generating units represent the lowest level at which these assets are monitored for corporate management purposes. After gaining control of the GSW Group, Deutsche Wohnen set up a corresponding group of cash-generating units for the letting activities of the GSW Group.

The impairment test is carried out by determining the recoverable amount of the cash generating units and comparing them to their carrying amounts. The recoverable amount was determined as value in use. The value in use is based on estimated future cash flows: those from the planned Funds from Operations without disposals (FFO without disposals), which have been derived from actual values and are projected for a three-year period with a customary growth rate. The value in use of the cash generating units are, however, essentially determined by the end value, which will be dependent on the projected cash flows in the third year of the medium-term planning as well as the growth rate of the cash flows thereafter and the discount rate. After the three-year period, the cash flows are extrapolated using a growth rate of 1.0%, which does not exceed the presumed average market or industry growth rate.

A discount rate, based on the Group’s weighted capital cost rate, of 4.91% after taxes or 5.40% before taxes is used to determine the present value of the future cash flows.

Impairment losses are recognized in the profit and loss statement in those expense categories consistent with the function of the impaired asset within the company.

For all assets an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. In this case, the carrying amount of the asset is increased to its recoverable amount. The reversal is limited so that the carrying amount of the asset does not exceed the carrying amount that would have been determined, net of depreciation and amortization had no impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated profit and loss statement. There is no revaluation of any unscheduled depreciation and amortization of goodwill.

Accounting for Investment Properties

The fair value of investment properties was determined internally by means of a portfolio valuation using the DCF method as of December 31, 2013. The properties are clustered on the basis of their location and property quality. Assumptions are made regarding the development of rents, vacancies, vacancy losses, maintenance costs and discount rates on the basis of these clusters. These valuation assumptions are subject to uncertainties on account of their long-term nature that may lead to either positive or negative adjustments in the future. The carrying amount of investment properties amounted to EUR 8,937 million as of December 31, 2013 (December 31, 2012: EUR 4,615 million). An internal measurement of Deutsche Wohnen’s entire real estate portfolio was largely confirmed by the external valuations performed by CBRE GmbH as of December 31, 2013, December 31, 2012 and December 31, 2011.

Investment properties are transferred from this category if there is a change of use by the Company, either due to the commencement of disposal-related development activities or the use of the property by the Company. Due to the different accounting treatment of investment properties and land and buildings available for sale, the reclassification of a property in one category or another may have a significant effect on Deutsche Wohnen Group’s net assets and results of operations. Land and buildings available for sale are reported at the lower value between the cost and the net realizable value in accordance with IAS 2. If the assessed value exceeds the costs, no adjustment is made to the carrying amount, meaning that such changes do not affect the consolidated profit and loss statement or consolidated balance sheet.

Pensions and Other Post-Employment Benefits

Expenses relating to post-employment defined-benefit plans are determined on the basis of actuarial calculations. The actuarial calculations are made on the basis of assumptions regarding discount rates, future salary increases, mortality tables and future pension increases. Such estimates are subject to significant uncertainty due to the long-term nature of these plans. Employee benefit liabilities from pension obligations amounted to EUR 55.3 million as of December 31, 2013 (December 31, 2012: EUR 54.5 million).

Information from the Unconsolidated Annual Financial Statements (in Accordance with the German Commercial Law (HGB)) as of and for the Fiscal Year Ended December 31, 2013

Deutsche Wohnen AG’s unconsolidated annual financial statements as of and for the fiscal year ended December 31, 2013 were prepared in accordance with the provisions of German commercial law (HGB). According to these annual financial statements, Deutsche Wohnen AG’s equity increased from EUR 1,064.2 million as of December 31, 2012 to EUR 3,018.3 million as of December 31, 2013 due to a cash capital increase of EUR 195.1 million, two non-cash capital increases which amounted to EUR 1,762.7 million in aggregate and the issue of a convertible bond with an equity share of EUR 42.5 million. These increases were partially offset by a net loss for the year of EUR 12.4 million and a dividend payment of EUR 33.8 million in 2013. Provisions increased from EUR 9.3 million as of December 31, 2012 to EUR 13.8 million as of December 31, 2013, primarily due to an increase in other provisions, which was driven by increases in provisions for outstanding invoices and for staff-related provisions. Liabilities increased from EUR 180.8 million as of December 31, 2012 to EUR 441.3 million as of December 31, 2013 due to the issuance of the convertible bond and an increase in liabilities to affiliates, which were only partially offset by a decrease in liabilities to banks. The difference between the net loss for the year of EUR 12.4 million for 2013 shown in the unconsolidated annual financial statements prepared in accordance with German commercial law (HGB) and the profit for the period of EUR 212.7 million for 2013 according to the consolidated financial statements prepared in accordance with IFRS was mainly due to the fact that Deutsche Wohnen AG’s operating subsidiaries are not consolidated in the unconsolidated annual financial statements and Deutsche Wohnen AG has not entered into any profit transfer agreements with its subsidiaries. In addition, there are accounting differences between IFRS and German commercial law (HGB) in particular with respect to the valuation of investment properties. For further information on Deutsche Wohnen AG’s unconsolidated annual financial statements, please refer to the Notes to Deutsche Wohnen AG’s annual financial statements as of and for the fiscal year ended December 31, 2013, which are reproduced on pages F-137 et seq. of this Prospectus. Deutsche Wohnen paid a dividend in the amount of EUR 57.4 million for the fiscal year ended December 31, 2013 in 2014 and a dividend of EUR 33.8 million for the fiscal year ended December 31, 2012 in 2013.

PROFIT FORECAST

Forecast of Funds from Operations (FFO) Without Disposals (“FFO (without disposals)”) for the Fiscal Year 2014 for Deutsche Wohnen Group

The forecast of funds from operations (FFO) for the current fiscal year 2014 set out in this section refers to FFO (without disposals) (the “FFO Forecast”). The FFO Forecast is not a statement about facts and should therefore not be interpreted as such by potential investors. Rather, it reflects the forward-looking expectations of the Management Board of Deutsche Wohnen AG (also the “Company”, and together with its subsidiaries, “Deutsche Wohnen Group”) with respect to the FFO (without disposals) for Deutsche Wohnen Group. Potential investors should not place unreasonable reliance on this FFO Forecast.

For the purposes of this FFO Forecast, Deutsche Wohnen AG has defined FFO (without disposals) as follows:

Profit/loss for the period adjusted for earnings from disposals, depreciation and amortization, gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items, prepayment compensation, deferred taxes (tax expense/income) and tax expense from capital increase costs without consideration of any adjustments for non-controlling interests in GSW Immobilien AG.

The FFO Forecast is based on the following assumptions made by the Management Board of Deutsche Wohnen AG. These assumptions relate to factors outside the Company’s influence, factors that can be influenced by the Company only to a limited extent and factors that can be influenced by the Company. Although the Company believes that these assumptions are reasonable on the date on which the FFO Forecast is published, they may subsequently prove to be incorrect or unfounded. If one or more of these assumptions prove to be incorrect or unfounded, Deutsche Wohnen Group’s actual FFO (without disposals) may differ materially from the forecast FFO (without disposals).

FFO Forecast for the Current Fiscal Year 2014 for Deutsche Wohnen Group

On the basis of developments to date in the fiscal year 2014, the Company currently anticipates that Deutsche Wohnen Group’s FFO (without disposals) will amount to approximately EUR 220 million in 2014.

Explanatory notes to the FFO Forecast

Basis of Presentation

The FFO Forecast for the current fiscal year 2014 was prepared in accordance with the principles of the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V., “IDW”) IDW Accounting Practice Statement: Preparation of Profit Forecasts and Estimates in Accordance With the Specific Requirements of the Regulation on Prospectuses and Profit Estimates on the basis of Preliminary Figures (IDW AcPS HFA 2.003) (IDW Rechnungslegungshinweis: Erstellung von Gewinnprognosen und –schätzungen nach den besonderen Anforderungen der Prospektverordnung sowie Gewinnschätzungen auf Basis vorläufiger Zahlen ( IDW RH HFA 2.003)).

For this purpose, the FFO Forecast for the current fiscal year 2014 has been prepared on the basis of the accounting principles of the International Financial Reporting Standards as adopted by the European Union (“IFRS”). The accounting policies applied are described in the respective notes to Deutsche Wohnen AG’s consolidated financial statements as of and for the fiscal year ended December 31, 2013, prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (Handelsgesetzbuch, “HGB”).

The FFO Forecast takes account of the effects of acquisitions concluded in the current fiscal year 2014 (until the date of the preparation of this forecast).

Transactions in the current fiscal year 2014 not closed until the date of preparation of this forecast, in particular the potential sale of 51% interests in the company operating the KATHARINENHOF® properties to a private investor, are not taken into account for the FFO Forecast.

The FFO Forecast for the current fiscal year 2014 is influenced by a number of factors and is based on certain assumptions made by the Company’s Management Board, which are described below:

Factors and Assumptions

Factors outside the Company’s influence

The FFO Forecast for the current fiscal year 2014 for Deutsche Wohnen Group is subject to factors outside the Company’s influence. These factors and the Company’s related assumptions are outlined below:

Factor: Unforeseen events such as “force majeure”

For purposes of the FFO Forecast the Company assumes that no material unforeseen events will occur that could result in material or lasting constraints on the ongoing operations of the entities of Deutsche Wohnen Group, such as force majeure (e.g., fires, floods, hurricanes, storms, earthquakes or terrorist attacks), strikes, extraordinary macroeconomic events or war.

Factor: Legislative and other regulatory measures

When preparing the FFO Forecast, the Company assumes that the current legal and regulatory framework and environment will be subject to no or only insignificant changes and that there will be no material legal and regulatory changes, e.g., to tenancy or tax law or to regulations in the Nursing and Assisted Living segment.

Factor: Economic development in the real estate industry

For the purpose of the FFO Forecast, the Company assumes that:

•	there will be no negative economic development in Germany;

•	there will be no negative development in the real estate industry, particularly in Germany; and

•	the Company can maintain its current competitive position.

Factor: Interest rate development

When preparing the FFO Forecast, the Company assumes that current interest rate levels will remain stable. As Deutsche Wohnen AG has hedged a substantial part of its variable interest-bearing financial liabilities with interest rate swaps, it anticipates no significant deterioration in financing conditions in the current fiscal year 2014.

Factors that can be influenced by the Company to a limited extent

Further factors that can be influenced by the Company to a limited extent may also affect the FFO Forecast for the current fiscal year 2014. The relevant assumptions are listed below:

Factor: Income from Residential Property Management

Income from Residential Property Management comprises potential gross rental income plus subsidies less vacancy loss. For the purpose of the FFO Forecast, the Company assumes that income from Residential Property Management will amount to around EUR 625 million in the current fiscal year 2014 on the basis of current in-place rents. The Company believes it can forecast the income from Residential Property Management with reasonable certainty for the purposes of the FFO Forecast. For planning purposes, the Company assumes that most of the units for which the lease contracts will expire or be terminated for the 2014 planning period can be re-let in this planning period. When preparing the FFO Forecast the Company also assumes that the average vacancy rate as a consequence of new acquisitions in 2014 will be higher than in the fiscal year 2013 and that there will be no material change in the in-place rent per square meter in 2014 compared to 2013.

Factor: Expenses from Residential Property Management

Expenses from Residential Property Management include all costs arising from rental activities such as maintenance costs, non-recoverable operating expenses, rental loss and other expenses. For the purpose of the FFO Forecast the Company assumes that the expenses from Residential Property Management relative to the income from Residential Property Management in the fiscal year 2014 will fall compared to the fiscal year 2013.

Factor: Earnings from Nursing and Assisted Living

For the purpose of the FFO Forecast, the Company assumes the Nursing and Assisted Living segment will generate earnings of around EUR 16 million in the current fiscal year 2014. It is assumed that (i) the average occupancy rate will remain largely unchanged at around 97% compared to the fiscal year 2013; and (ii) expenses from Nursing and Assisted Living relative to income from Nursing and Assisted Living will remain at largely the similar level as in the fiscal year 2013.

Factor: Corporate expenses

Corporate expenses are divided into staff expenses and general and administration expenses (excluding expenses for Nursing and Assisted Living). For the purpose of the FFO Forecast, the Company assumes that the staff expenses and general and administration expenses relative to income from Residential Property Management will fall compared to 2013 considering a similar group structure for the entire fiscal year 2013 as it currently is in 2014. The Company assumes, for the purpose of the FFO Forecast, a ratio of approximately 14.4% between corporate expenses and income from residential property management in the current fiscal year 2014.

Factor: Other expenses/income

For the purpose of the FFO Forecast, the Company assumes that, with respect to other expenses/income, other expenses incurred in the current fiscal year 2014 will be lower relative to income from Residential Property Management than in the fiscal year 2013, also taking into account the acquisitions with transfer of benefits and encumbrances up to the date of the preparation of this forecast.

Factor: Finance expense

For the purpose of the FFO Forecast, the Company assumes that:

•	the debt ratio for the entire real estate portfolio will remain stable in the current fiscal year 2014;

•	it will comply with all agreed financial covenants;

•	the interest rate risk will remain low based on the existing hedging instruments (interest rate swaps); and

•

the liquidity risk will remain low as the Company assumes that sufficient liquidity will be available and that the financing conditions for existing loan agreements can be retained in the event of any loan extension with the banks.

Factor: Current income tax expense

The Company assumes there will be no changes in the corporation tax and trade tax rates, and that there will be no further changes in the tax environment or in tax legislation in the current fiscal year 2014. The current income tax expense relevant for the FFO Forecast will amount to around EUR 18 million for the current fiscal year 2014.

Factor: Non-recurring or exceptional items

Non-recurring or exceptional items relating to transaction and integration costs in the amount of EUR 14 million have been eliminated from the FFO Forecast.

Factors that can be influenced by the Company

The following factor that can be influenced by the Company may also affect the FFO Forecast for the current fiscal year 2014: In the event of tenant fluctuations, the Company can determine the amount that is to be invested to enhance rent potential prior to new lettings. The amount of these expenses affects the rents of new lettings. The Company assumes for the current fiscal year 2014 a fluctuation rate of around 8% and expenses per residential unit comparable with the corresponding expenses incurred in the fiscal year 2013.

Other Explanatory Notes

The FFO Forecast does not include any extraordinary items or results from non-recurring activities within the meaning of the IDW Accounting Practice Statement IDW AcPS HFA 2.003 (IDW RH HFA 2.003).

The FFO Forecast for the current fiscal year 2014 from August 14, 2014 was updated on September 3, 2014. As the FFO Forecast relates to a period not yet completed and has been prepared on the basis of assumptions about future uncertain events and actions, it naturally entails substantial uncertainties. Because of these uncertainties, it is possible that Deutsche Wohnen Group’s actual FFO (without disposals) for the current fiscal year 2014 may differ materially from the forecast FFO (without disposals).

The following auditor’s report is a translation of the German-language auditor’s report (Bescheinigung) on the Funds from Operations (FFO (without disposals)) Forecast of Deutsche Wohnen Group.

Auditor’s Report on the Funds from Operations (FFO (without disposals)) Forecast of Deutsche Wohnen Group

To Deutsche Wohnen AG, Frankfurt/Main

We have audited whether the forecast of the Funds from Operations (“FFO (without disposals)”) of Deutsche Wohnen Group, defined for purposes of the forecast as the profit/loss for the period adjusted for earnings from disposals, depreciation and amortization, gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items, prepayment compensation, deferred taxes (tax expense/income) and tax expense from capital increase costs without consideration of any adjustments for non-controlling interests in GSW Immobilien AG (the “FFO (without disposals) Forecast”), prepared by Deutsche Wohnen AG, Frankfurt/Main (the “Company”), for the period from January 1, 2014 to December 31, 2014 has been properly compiled on the basis stated in the explanatory notes to the FFO (without disposals) Forecast and whether this basis is consistent with the accounting policies of the Company. The FFO (without disposals) Forecast comprises the FFO (without disposals) of Deutsche Wohnen Group for the period from January 1, 2014 to December 31, 2014 and explanatory notes to the FFO (without disposals) Forecast.

The preparation of the forecast of FFO (without disposals) including the factors and assumptions presented in the explanatory notes to the FFO (without disposals) Forecast is the responsibility of the Company’s management.

Our responsibility is to express an opinion based on our audit on whether the forecast of the FFO (without disposals) has been properly compiled on the basis stated in the explanatory notes to the (FFO (without disposals) Forecast and whether this basis is consistent with the accounting policies of the Company. Our engagement does not include an audit of the factors and assumptions identified by the Company underlying the forecast of the FFO (without disposals).

We conducted our audit in accordance with IDW Prüfungshinweis: Prüfung von Gewinnprognosen und -schätzungen i.S.v. IDW RH HFA 2003 und Bestätigung zu Gewinnschätzungen auf Basis vorläufiger Zahlen (IDW PH 9.960.3) (IDW Auditing Practice Statement: The Audit of Profit Forecasts and Estimates in accordance with IDW AcPS HFA 2.003 and Confirmation regarding Profit Estimates on the basis of Preliminary Figures (IDW AuPS 9.960.3)) issued by the Institut der Wirtschaftsprüfer in Deutschland e.V. (Institute of Public Auditors in Germany) (IDW). Those standards require that we plan and perform the audit such that material errors in the compilation of the FFO (without disposals) on the basis stated in the explanatory notes to the FFO (without disposals) Forecast and in the compilation of this basis in accordance with the accounting policies of the Company are detected with reasonable assurance.

As the forecast of the (FFO (without disposals) relates to a period not yet completed and is prepared on the basis of assumptions about future uncertain events and actions, it naturally entails substantial uncertainties. Because of the uncertainties it is possible that the actual FFO (without disposals) of DeutscheWohnen Group for the period from January 1, 2014 to December 31, 2014 may differ materially from the forecast FFO (without disposals) of DeutscheWohnen Group.

We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on the findings of our audit, the forecast of the FFO (without disposals) has been properly compiled on the basis stated in the explanatory notes to the FFO (without disposals) Forecast. This basis is consistent with the accounting policies of the Company.

Berlin, September 3, 2014

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Glöckner	Wehner
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

MARKET AND COMPETITION

Introduction

According to its own assessment, Deutsche Wohnen AG is one of the largest publicly listed German residential real estate companies with a market capitalization of approximately EUR 4.9 billion (XETRA closing price on August 29, 2014). The Company’s real estate portfolio includes 150,136 residential and commercial properties as well as 2,176 nursing and assisted care units/apartments with a fair value totaling around EUR 8,937 million (as of June 30, 2014). Deutsche Wohnen’s investment strategy focuses on residential real estate and nursing and assisted care facilities in German metropolitan areas with strong growth including the Greater Berlin area, the Rhine-Main area including Frankfurt and the Rhineland including Düsseldorf, as well as in stable urban areas such as Hanover/Brunswick/Magdeburg.

Market and German Metropolitan Areas

Overview

Deutsche Wohnen AG’s business operations are influenced by numerous factors. These include demographic and political factors, as well as economic developments in Germany. The development of the residential real estate market in Germany is extremely important to the Company. This market environment plays a decisive role in the future development of purchase prices and rents within the residential housing portfolio, home ownership rates (which are relatively low in Germany when compared to other European countries) and the new construction activity.

Economic Data in Germany

With approximately 80.5 million inhabitants according to the last census in 2011 and a gross domestic product (“GDP”) of approximately EUR 2.74 trillion in 2013, Germany is the largest country in the European Union in terms of population and economic output (Source: Federal Statistical Office, Population and Federal Statistical Office, National Economy & Environment – Domestic Product). Following the sharp decline of 4.0% in real GDP in 2009 due to the financial and economic crisis, which triggered the most serious recession since World War II, Germany’s economy significantly recovered during 2010, 2011, 2012 and 2013. Real GDP increased by 3.3% in 2011. This was followed by a moderate rise of 0.7% in 2012 and 0.4% in 2013 (Sources: Federal Statistical Office, National Economy & Environment – Domestic Product and Federal Statistical Office, Press Release No. 016). This price-adjusted increase in GDP over the last few years was mainly driven by net exports, which increased 7.4% in 2011, 1.8% in 2012 and decreasing slightly by 0.2% in 2013 (Source: German Federal Statistical Office (Statistisches Bundesamt), Statistical Yearbook (Economy and Statistics monthly edition, 18th calendar week 2013) and German Federal Statistical Office, Press Release No. 040).

Compared to the previous year, the German economy grew in the first half-year of 2014. Price-adjusted GDP was up 2.5% in the first quarter of 2014 compared to the previous year. GDP was up 0.8% from the previous quarter compared with the same quarter in the previous year (Sources: German Federal Statistical Office, Press Release No. 167; Federal Statistical Office, Press Release No. 381).

Weakened demand brought about by the slowdown in the global growth rate, recessive trends in the eurozone and considerable uncertainty related to resolving the debt crisis curbed German economic activity. At the same time, overall capacity utilization in the German economy remained at an almost-normal level (Source: Deutsche Bundesbank, Monthly Report, September 2013). The IMF forecasts real GDP growth of 1.7% in 2014 (Source: IMF, World Economic Outlook, April 2014).

The strong growth in economic performance is also reflected in the considerably lower unemployment figures. The unemployment rate in Germany was 6.0% in June 2011. It then declined to 5.3% in June 2012 and increased slightly to 5.4% in June 2013. The unemployment rate in June 2014 was 5.1% (Source: German Federal Statistical Office database, www.destatis.de, Subject: Unemployment).

The continued positive economic situation in Germany was clearly reflected in employees’ earnings. In 2013, gross wages and salaries rose by 3.0% following an increase of 4.2% the year before. The primary reason for this was collective wage agreements with higher scheduled pay increases. Another reason for the increase over the last few years was employers’ extraordinary payments on a voluntary basis. Households’ disposable income increased 2.1% in 2013 while the households’ saving ratio only decreased slightly by 0.3 percentage points to

10.0% (Source: Deutsche Bundesbank, Monthly Report, May 2014). GfK predicts an increase of 2.9% in purchasing power to EUR 20,621 per German citizen in 2013 (Source: GfK press release).

Demographic Development in Germany

The Federal Republic of Germany is a densely populated country. Its population density, measured by the number of inhabitants per square kilometer, was approximately 225 people per square kilometer as of December 31, 2012, although there are large disparities among the 16 German federal states. The Federal State of Berlin (3,785), Hamburg (2,296) and Bremen (1,562) are the most densely populated, while Saxony-Anhalt (110), Brandenburg (83) and Mecklenburg-Vorpommern (69) are the least densely populated (Source: German Federal Statistical Office database, www.destatis.de, Subject: Population).

In 2013, 1.2 million people immigrated to Germany while 789,000 people emigrated, resulting in a net immigration of approximately 437,000 people into Germany. This influx represents the highest level of immigration to Germany since 1993 (Source: Federal Statistical Office, Press Release No. 179). The percentage of inhabitants under the age of 20 is expected to decrease from 18.4% in 2010 to 16.7% by 2030 and the percentage of inhabitants over the age of 60 is projected to increase from 26.3% in 2010 to 36.2% by 2030 (Source: German Office for Political Education (Bundeszentrale für politische Bildung) 2012). This development, however, is not uniform for the entire country but varies from state to state as well. Migration could thus have positive effects for individual regions and cities in the future.

Residential Real Estate Market in Germany

Residential Real Estate Portfolio and Home Ownership Rates

In 2012, there were 41.6 million apartments and 18.5 million residential buildings in Germany, with a total living space of about 3.8 billion square meters (Source: Federal Statistical Office, Housing). The number of apartments in newly constructed buildings completed in Germany declined by 25% between 2003 and 2012 from 268,103 to 200,466. The number of building permits issued for new residences also decreased by 27% between 2003 and 2012 from 297,000 to 216,594 (Source: German Federal Statistical Office database, www.destatis.de, Subject: Construction Activity). The decline in building permits and new housing units was largely attributable to high construction costs, the scarcity of building land, low risk-adjusted returns for developers and strict construction regulations, particularly for buildings.

In contrast to this development, the number of households in Germany increased by 3.8% from 39.2 million in 2005 to approximately 40.7 million in 2012 (Source: German Federal Statistical Office, Subject: Population). The number of households is expected to grow by 2.9% between 2010 and 2025 (Source: German Federal Office for Building and Regional Planning (Bundesamt für Bauwesen und Raumordnung), Regional Planning Forecast 2030). The average household in 2012 had 2.01 people (Source: German Federal Statistical Office, Press Release No. 233). Household size, starting from the 1990 figure of 2.3 people per household (former West and East Germany), is projected to generally decrease to fewer than 2.0 people per household in former West Germany and fewer than 1.9 people per household in former East Germany by 2025 (Source: German Federal Statistical Office, Population and Labor Market 2012). These figures are underscored by the general growth in the number of one- and two-person households. Between 1991 and 2012, the number of one-and two-person households rose by 10.6% (Source: German Federal Statistical Office, Press Release No. 233). It is expected that the number of single-person households will increase from 2011 levels by 11% to 17.8 million by 2030 and the number of two-person households will increase by 13% to 15.5 million (Source: German Federal Statistical Office, Population, families and living arrangements in Germany, Edition 2011). Expectations are that from 2010 onwards the number of households will increase, particularly in cities and densely populated areas. The demand for residential floor space per capita is also expected to grow 6% by 2025 from 2010 levels, due to growing demand for more living space and the aging population (Source: German Federal Office for Building and Regional Planning, Housing Market Forecast 2025).

Latest home ownership data for 2013 indicate that approximately 43.0% of the apartments in Germany were owner-occupied (Source: Press release from the German Federal Statistical Office, dated October 12, 2013), up from 45.7% in 2010. Home ownership rates for 2010 range from 14.9% in Berlin and 22.6% in Hamburg to 58.0% and 63.7% in Rhineland-Palatinate and Saarland, respectively (Source: German Federal Statistical Office database, www.destatis.de, Subject: Living). In comparison to other European countries, home ownership in Germany is relatively low. This is mainly due to the low rents which create a strong incentive for renting instead of owning a home. In response to the housing shortage after World War II and the strong housing demand resulting from the recovery of the German economy in the 1950s and 1960s, the German public and private sectors built a high proportion of subsidized or low price rental properties.

The quality of housing in Germany is varied. In 2011, of the 36.68 million residential units, about half (20.95 million) were located in 3 million buildings with three or more units. The majority of Germans thus live in multi-family houses. German apartments have an average size of 43.0 square meters per capita (Source: German Federal Statistical Office database, www.destatis.de, Subject: Residential Housing).

Price Trends for Resales

Residential property prices in Germany, compared to other European countries, have remained relatively stable since the early 1990s and have not experienced any major cyclical fluctuations. However, the prices of apartments have increased steadily in Germany since 2003: in Q4 2012 they were 13.6% higher than in Q1 2003. Prices have continued to rise this year, with prices for multi-family houses in Q1 2014 increasing by 5.8% over Q1 2013, while prices for owner-occupied residential housing rose by 2.4%. (Sources: Association of German Mortgage Banks (Verband Deutscher Pfandbriefbanken), Residential Property Price Index; Association of German Mortgage Banks, Press Release No. 5/2014).

Interest rates for medium- and long-term mortgages, which remain low compared to the past, have not influenced residential property sales in Germany to the same extent as they have in other European real estate markets. In March 2014, the effective interest rates p.a. for housing loans to private households with a term of more than 5 years were 3.92% (from 4.19% in March 2013 (Source: Deutsche Bundesbank, Monthly Report, May 2014).

Development of Residential Rents

The effective in-place rent is the rent per square meter excluding service charges and ancillary costs which are allocated to the tenant (such as the costs for heating and warm water). The average in-place rent includes all rents paid (including the rent for apartments that have been rented out for many years). Average in-place rent in Germany increased by 1.2% from 2011 to 2012 (Source: German Federal Statistical Office, Statistical Yearbook 2013). In the same period, the German Consumer Price Index increased by 2.0% from 102.1 points to 104.1 points in 2012 (Source: German Federal Statistical Office, Statistical Yearbook 2013). The available residential floor space increased by 8.3% between 2000 and 2011, from 3,245 million square meters to 3,516 million square meters (preliminary) (Source: German Federal Statistical Office, Statistical Yearbook 2013).

Latest Privatizations in Germany

With regard to the purchase of additional residential property portfolios, the low price level compared to other European countries makes the German market interesting for investors like Deutsche Wohnen, especially because of the wide range of large-volume residential real estate portfolios. However, the Company cannot foresee if this trend will continue in the secondary market through the sale of large-volume residential real estate portfolios.

In the past, large stocks of residential real estate were sold due to the government’s financial shortfalls and the sales activities of German corporate groups: these included the sale of GAGFAH with approximately 82,000 residential units by the Bundesversicherungsanstalt für Angestellte (BfA) (2004); the sale of GSW with approximately 66,000 residential units by the State of Berlin (2004); the sale of approximately 48,000 residential units by ThyssenKrupp AG (2004); NILEG Immobilien Holding GmbH’s sale of approximately 30,000 apartments by NORD/LB (2005); the sale of Viterra AG with approximately 115,000 residential properties by E.ON AG (2005); the sale of BauBeCon Immobilien GmbH with approximately 20,000 residential units by the Beteiligungsgesellschaft der Gewerkschaften (2005); the sale of WOBA DRESDEN GmbH with approximately 48,000 apartments by the City of Dresden (2006); and finally, the sale of the TLG with around 12,000 residential units to TAG Immobilien AG (2012).

The continued uncertainty in 2011 about how to resolve the sovereign debt crisis in Europe further increased the transaction volume of the residential portfolio to a total of EUR 6.1 billion. Most investments were made in metropolitan areas. This trend continued in 2012: the transaction volume of EUR 11.25 billion exceeded the previous year’s figure by 84% and became the best annual result since 2007. The year 2013 again saw an increase, reaching a record volume of EUR 13.8 billion, or 23% over 2012. Sales of large residential packages to institutional investors made up the majority of the volume for these years (Source: CBRE Press Releases; CBRE MarketView 2013).

To the knowledge of the Company, in February 2012 Landesbank Baden-Wurttemberg (LBBW) sold approximately 21,500 residential units at a price of approximately EUR 1.4 billion to Patrizia Immobilien AG, a listed real estate company. Following LBBW, the Bavarian Landesbank (BayernLB) sold its real estate operations bundled in DKB Immobilien AG with approximately 25,000 residential units for approximately EUR 980 million to TAG Immobilien AG. In addition, an investor consortium headed up by Patrizia Immobilien AG acquired the shares in the German housing association GBW AG in April 2013 that are held by the Bayerische Landesbank (company sales price EUR 2.45 billion). The portfolio has around 32,000 apartments.

Residential Real Estate Market in Selected German Locations

Berlin/Brandenburg

With a population of approximately 3.5 million, Berlin, the core city of the German Metropolitan Area Berlin/Brandenburg, is the most populated city in Germany. The three largest universities in Germany are also located in Berlin. Migration to the city has been steady for many years. According to the Berlin-Brandenburg Statistical Office (Amt für Statistik Berlin-Brandenburg), the population of Berlin was 3,517,424 on December 31, 2013, or 47,803 inhabitants (+1.4%) more than December 31, 2012 (Source: Berlin-Brandenburg Statistical Office).

Berlin’s per capita GDP in 2013 was EUR 30,642 compared to the average German per capita GDP of EUR 33,355 in the same year. Berlin’s per capita GDP increased by 2.6% from EUR 29,865 in 2012 to EUR 30,642 in 2013 (Source: Federal and State Statistical Offices, macroeconomic data of the federal states, GDP). In recent years, companies and institutions have relocated to Berlin or have announced to do so in the future. Besides this, the long-awaited opening of the new Berlin-Brandenburg International Airport is expected to become a further stimulus of the region. These developments have contributed to Berlin’s attractiveness as a city (Source: Berlin Senate).

Berlin saw an increase in working population of 13.6% between 2006 and 2013 (Source: Federal and State Statistical Office, selected regional data for Germany, 2012). The unemployment rate was 11.1% in Berlin in May 2014 (204,109 people). This represents a decrease of 4.1%, or 8,764 people, from May 2013 (11.8% unemployed, or 212,873 people). The unemployment rate in Berlin of 11.1% was 4.5 percentage points higher than the unemployment rate in Germany in May 2014 (Source: German Federal Employment Agency).

Disposable per capita income rose by 0.4% from an average of EUR 3,593 in 2012 to EUR 3,609 in 2013 (Source: Federal and State Statistical Offices, macroeconomic data of the federal states disposable income) and was therefore approximately 4.3% and 5.1%, respectively, below the German monthly average in those years. According to GfK estimates, average per capita purchasing power in Berlin in 2012 was EUR 18,220. This represents an increase of around 2% from 2011, but is about 9% below the German average of the same year (Source: GfK Estimate). The per capita purchasing power is thus low compared to other major German cities like Frankfurt am Main, Munich, Hamburg or Cologne. The monthly housing costs of EUR 410 and thus the monthly in-place rent per month of 26% of the household purchasing power are at the lower end compared to the cities mentioned (Source: CBRE Housing Market Report).

In 2012, Berlin had the largest residential rental market in Germany with approximately 1.9 million apartments and a total floor space of approximately 137 million square meters (Source: German Federal Statistical Office, Housing Update 2012). In 2012, there were approximately 547 apartments per 1,000 inhabitants in Berlin. This corresponds to a residential floor space of approximately 39.6 square meters per inhabitant (Source: German Federal Statistical Office, Housing Update 2012). Approximately 90% of Berlin’s residential real estate is located primarily in residential and commercial buildings with a commercial proportion (Gewerbeanteil) of less than 20% (Source: Engel & Völkers Berlin 2010). Between 2000 and 2012, the number of apartments constructed in Berlin declined by approximately 40% from 9,064 in 2000 to 5,417 in 2012. However, the number of newly built apartments is expected to rise; in 2012 approximately 10,000 new building permits were issued, an increase of 35% over 2011 (Source: IBB 2013).

In contrast to this development, the number of households in Berlin increased by 9.3% from 1.859 million in 2002 to approximately 2.031 million in 2012 (Source: IBB 2013). The number of households is expected to further increase by around 4.8% from 2012 to 2020 (Source: IBB 2013). Because the growth in the number of households will exceed the supply of new apartments, vacancies are expected to decrease and market rents to increase (Source: IBB 2013). In 2012, the average household size in Berlin was 1.67 people per household (Source: IBB 2013). Of the private households in Berlin, approximately 54.3% were single-person households (Source: IBB 2013). Since 2003, the number of single-person households has increased by around 157,000 (13.4%) to approximately 1.172 million. This figure will continue to increase much more than the number of multi-person households in the future. It is projected that the number of households will rise by an additional 97,000 (approximately 4.8%) until 2020 (Source: IBB 2013).

The residential vacancy rate among the members of the Association of Berlin-Brandenburg Housing Companies was 3.5% as last measured in the 2011 census, and amounted to 2.0% in 2012 according to empirica (Source: IBB 2013). In addition, the average rent for residential real estate has been rising. With an average rent of EUR 8.20 per square meter in Berlin, rents have increased by 7.9% from the second half of 2012 to the second half of 2013, following an 8.1% rent increase from 2011 to 2012 (Source: JLL-Report Berlin 2012 and 2013).

According to the latest home ownership data (from 2011), the home ownership rate in Berlin was approximately 15.3%, which is significantly lower than the average German home ownership rate of 44.3% for 2011 (Source: German Federal Statistical Office). Nevertheless, the home ownership rate in Berlin is expected to increase to 16.4% by 2025 (Source: German Federal Office for Building and Regional Planning, Housing Market Forecast 2025). Accordingly, prices for condominiums in Berlin are rising. In the second half of 2013, the average purchase price increased to EUR 2,570 per square meter, which represents an increase of 8.7% compared to the second half of 2012 and a 28.5% increase compared to the second half of 2011 (Source: JLL-Reports Berlin 2012 and 2013).

The volume of real estate portfolio transactions (for residential and mixed use buildings) declined by 3.5% from EUR 1,977 million in 2008 to EUR 1,908 million in 2009, before increasing again by 53.3% to an average of EUR 2,925 million in 2010 (Source: Engel & Völkers Berlin 2011). In 2011 the transaction market for residential and mixed use buildings reported a volume of EUR 3,387 million, or an increase of 16% compared to the year before. The year 2012 again saw increases, rising by 7% to a volume of EUR 3,625 (Source: Engel & Völkers Berlin 2013).

Frankfurt/Rhine-Main

Frankfurt am Main is at the center of the second largest concentration of large German cities, and is in the center of the most important economic region, the German Metropolitan Area Frankfurt/Rhine-Main. It is therefore considered the leading German city with respect to the appeal of local conditions (Source: Hamburg World Economy Institute (Hamburgische WeltWirtschaftsInstitut gemeinnützige GmbH – HWWI)). The university and several colleges in Frankfurt am Main alone educate around 47,000 students, with several additional large universities located nearby. The European Central Bank (ECB), the German Central Bank (Deutsche Bundesbank), the Frankfurt Stock Exchange and more than 200 national and international banks make the city one of the most important financial centers in the world. Frankfurt am Main also enjoys an excellent reputation for its service sector and as a venue for trade fairs. Almost all well-known accounting firms, law firms and consulting firms have offices in Frankfurt am Main today. Major chemical companies, advertising agencies, insurance companies, and software manufacturers are also represented in Frankfurt am Main and the Rhine-Main region in large numbers (Source: Engel & Völkers Frankfurt 2010).

Frankfurt am Main is one of the leading German Metropolitan Areas in terms of economic power (Source: German Federal Office for Building and Regional Planning, Housing Market Forecast 2025). Per capita GDP in 2012 was EUR 79,494 and thus about twice the German average. The unemployment rate in Frankfurt was 7.6% in April 2014 (Source: German Federal Employment Agency).

With a population of approximately 685,000, Frankfurt am Main is the largest city in the state of Hesse and the fifth largest city in Germany. The city, together with its nearer suburbs, has a population of 1.8 million, while the entire Frankfurt/Rhine-Main area has a population of approximately 5.8 million. Frankfurt am Main is expected to steadily grow, having added 6,500 people in 2013. Forecasts predict that the city will reach a population of 725,000 in 2020. There has also been a resurgence in those deciding to live in the city limits; net migration from the suburbs in 2013 was approximately 8,000 (Source: JLL-Reports Frankfurt am Main 2010, 2012, and 2013).

In 2012, the average household size in Frankfurt am Main was 1.8 people per household. In the same year, approximately 54.1% of the private households in Frankfurt am Main were single-person households compared to the German average of 39.9% (Source: JLL-Report Frankfurt am Main 2013; GfK Demographics Germany 2012).

In the second half of 2012, Frankfurt had a total of 377,300 private households, which represents an increase of 5.0 percentage points from 2006. The vacancy rate in 2009 was 2.2%. The average in-place rent in Frankfurt am Main has risen significantly since 2011. From the second half of 2011 to the second half of 2012 the average rent increase by 6.5% to EUR 11.70 per square meter. The second half of 2012 to the second half of 2013 saw a modest increase of 2.5% to EUR 12.00 per square meter. (Source: JLL-Reports Frankfurt am Main 2012 and 2013). Rent for new apartments constructed in or after 2009 is now more than EUR 13.00 per square meter. Median lease rates range from EUR 9.40 per square meter in the west of Frankfurt to as much as EUR 14.40 per square meter in the city center (Source: JLL-Report Frankfurt am Main 2013).

Competition

In the residential management and sales business segments, Deutsche Wohnen competes with other real estate companies that also focus on residential management, the sale of residential real estate, or the operation of nursing and assisted living facilities. Deutsche Wohnen sees itself as a competitor against large- and medium-sized German real estate companies and international investors. In residential real estate sales, Deutsche Wohnen also competes with the internal sales departments of large real estate holding companies (Bestandshaltergesellschaften) that often sell their own real estate.

In the two German Metropolitan Areas of Berlin/Brandenburg and Frankfurt/Rhine-Main, Deutsche Wohnen competes with numerous small private providers as well as with municipal and large private commercial housing companies as a landlord, manager, and seller of apartments and one- and two-family homes. The most important competitors are the following companies that operate both nationwide and regionally (presented according to portfolio size as of December 31, 2013):

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Deutsche Annington: Deutsche Annington has a portfolio of approximately 175,258 rented and managed residential units that are managed, rented and sold by the company itself. Approximately 69% of the company’s portfolio is located in cities with a population of more than 100,000 people, with 9,960 of its units being located in Frankfurt and approximately 12,875 in Berlin. The corporate group was founded in 2001 through the takeover of government-owned railroad housing companies and consolidated to its present form and size in the summer of 2005 through the acquisition of the Viterra residential real estate portfolio. Deutsche Annington’s IPO was successfully completed in July 2013. In February 2014, Deutsche Annington announced that it had reached an agreement in principle with certain shareholders of the Vitus group (“Vitus”) with respect to the integration of certain Vitus entities comprising around 30,000 residential units into the Deutsche Annington group for a consideration of EUR 1.4 billion (including the assumption of certain liabilities and the repayment of third-party debt), and that it had entered into a purchase agreement with respect to the acquisition of a portfolio of around 11,500 residential units managed by DeWAG (Source: Deutsche Annington Immobilien SE).

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GAGFAH: GAGFAH is, according to its own acclaim, one of the largest private residential management and residential privatization companies listed in Germany with 143,196 residential, 1,587 commercial units and an additional 13,000 apartments nationwide that are managed for third parties. Like Deutsche Wohnen, it focuses on the business segments of residential management and sales. Although the GAGFAH Group’s residential real estate portfolio is spread throughout Germany, there is also a major concentration in Berlin, Hamburg, Dresden and Hanover/Brunswick. GAGFAH has approximately 1,567 employees and has been publicly traded on the Frankfurt Stock Exchange in Germany since 2006 (Source: GAGFAH S.A.);

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LEG: The LEG Group, with approximately 94,311 residential and 1,031 commercial units primarily located in North Rhine-Westphalia, is one of the largest residential real estate companies in Germany. LEG was founded in 1970 through the merger of Rheinische Heim GmbH, Rote Erde GmbH, Westfälische Lippe Heimstätte GmbH and Rheinische Heimstätte GmbH. In 2008, Saturea B.V. (a company indirectly owned by Whitehall private equity funds and other funds managed by Goldman Sachs) and Perry Luxco had acquired LEG NRW GmbH from the State of North Rhine-Westphalia. Employing roughly 915 people, LEG Immobilien AG has been listed on the Frankfurt Stock Exchange since February 1, 2013 (Source: LEG Immobilien AG);

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TAG: TAG Immobilien AG’s business comprises residential as well as commercial real estate. At the end of 2013, TAG owned approximately 69,806 residential and 675 commercial units mainly located in the urban regions of Hamburg, Berlin, Lower Saxony, Thuringia and North Rhine-Westphalia. With the acquisition of DKB Immobilien AG and TLG Wohnen, TAG added an additional 25,000 and 11,350 residential units, respectively, to its portfolio. TAG employs 519 people, and since September 2012 it has been listed on the MDAX of the Frankfurt Stock Exchange (Source: TAG Immobilien AG);

•	Municipal housing companies such as Deutsche Gesellschaft zur Förderung des Wohnungsbaus AG, Berlin (DEGEWO) or NASPA Immobilien GmbH.

BUSINESS

Overview

According to its own assessment, Deutsche Wohnen AG is one of the largest publicly listed German residential real estate companies with a market capitalization of approximately EUR 4.9 billion (XETRA closing price on August 29, 2014). The Company’s real estate portfolio includes 150,136 residential and commercial properties, as well as 2,176 nursing and assisted care units/apartments, with a fair value totaling around EUR 8,937 million (as of June 30, 2014). Deutsche Wohnen’s investment strategy focuses on residential real estate and nursing and assisted care facilities in German metropolitan areas with strong growth, including the Greater Berlin area, the Rhine-Main region with Frankfurt am Main and the Rhineland with Düsseldorf, as well as stable urban areas such as Hanover/Brunswick/Magdeburg. In the six months ended as of June 30, 2014, Deutsche Wohnen had an average number of 2,405 employees, including 1,410 employees in the Nursing and Assisted Living segment.

Segments

The Company has organized its business into the following business segments: Residential Property Management, Disposals as well as Nursing and Assisted Living.

The Residential Property Management segment is the core and focus of the Company’s business. It encompasses the so-called “residential letting portfolio” and includes all activities relating to residential real estate management, lease management and tenant assistance. Deutsche Wohnen’s strategic goal in this segment is to improve the funds from operations. It aims to accomplish this by focusing on (i) rent increases in line with adjustments to rent indexes, modernization measures and by realizing the potential of existing rent increases through new tenancies (fluctuation), (ii) lowering vacancy rates, (iii) ensuring efficient management of its residential properties including targeted investments and (iv) realizing economies of scale by acquiring and integrating new portfolios. Over the last few years, Deutsche Wohnen has demonstrated that by focusing its residential letting portfolio on the strategic core and growth regions and continually optimizing its residential letting portfolio, it can generate organic growth, thereby improving its funds from operations (without disposals).

The Disposals segment encompasses the so-called “disposals portfolio” and includes all activities relating to the sale of residential units, buildings and land. Deutsche Wohnen’s residential holdings intended for sale can be divided into (i) block sales (institutional sales) and (ii) single-unit privatizations (also referred to as single-unit sales or residential unit privatizations). The residential portfolio for block sales (institutional sales) comprises residential units in so-called Non-Core Regions, i.e., regions that do not comply with Deutsche Wohnen’s long-term business strategy. Some residential units in these locations are part of the residential portfolio because they were acquired as part of larger portfolio acquisitions. These mainly include residential units and buildings in rural areas and single scattered holdings. Generally, the majority of these properties are sold to institutional investors, at or above fair value, although at times, below fair value in order to focus on the residential letting portfolio in the strategic core and growth regions. Opportunistic sales from the strategic core and growth regions still occur to take advantage of the current market situation. For single-unit privatizations, Deutsche Wohnen aims to sell predominantly to owner-occupants and capital investors at prices significantly above the fair value. All sales of residential units are intended to optimize and consolidate the residential letting portfolio and occur on an ongoing but staggered basis.

In the Nursing and Assisted Living segment, Deutsche Wohnen manages and markets nursing and residential care facilities for the elderly under the KATHARINENHOF® brand; the vast majority of these facilities are owned by Deutsche Wohnen. These facilities provide full inpatient care with the aim of helping nursing care patients preserve their independence as much as possible. Deutsche Wohnen assisted living facilities also provide the elderly with rental apartments along with an extensive range of services tailored to their needs.

Portfolio

As of June 30, 2014, Deutsche Wohnen’s total portfolio consisted of 148,035 residential units (145,367 in the strategic core and growth portfolio and 2,668 in the non-core portfolio) with a total residential floor space of approximately 9 million square meters based on the total residential floor space listed in the rental contracts. As of June 30, 2014, the average monthly in-place rent of Deutsche Wohnen’s residential letting portfolio amounted to EUR 5.62 per square meter. The vacancy rate in relation to Deutsche Wohnen’s residential letting portfolio was 2.2% as of this date. In addition to the residential properties, the real estate portfolio of Deutsche Wohnen included 2,101 commercial units covering a total area of approximately 0.3 million square meters in relation to the entire commercial area specified in the rental contracts, and a total of 31,244 parking spaces as of June 30, 2014. Deutsche Wohnen divides its residential real estate portfolio into strategic core and growth regions and non-core regions. In its core and growth regions, Deutsche Wohnen distinguishes between core and growth regions. The real estate portfolio in the core and growth regions includes both residential units that fall under the Residential Property Management segment as well as the Disposals (residential unit privatizations) segment.

Core+ Regions are dynamic markets in which Deutsche Wohnen sees considerable potential to increase rents and a positive market environment for sales. These markets are characterized by excess demand for housing brought about by a dynamic economic development and an increase in the number of households due to, among others, a growing number of single-person households. Deutsche Wohnen’s Core+ Regions are the metropolitan areas of (i) Greater Berlin, (ii) Rhine-Main (focusing on Frankfurt) and (iii) Rhineland (focusing on Düsseldorf). These markets are also the focus of future acquisitions. Based on the number of units, around 79.8% of the units in the residential real estate portfolio were located in Core+ Regions as of June 30, 2014.

Core Regions are regions in which market development is expected to be stable. These markets are characterized by balanced supply and demand, a good economic situation, a stable economic outlook, average purchasing power and a constant number of households. Deutsche Wohnen’s Core Regions are: (i) Hanover/Brunswick/Magdeburg, (ii) Rhine Valley South, (iii) Rhine Valley North and (iv) selected locations in Central Germany such as Dresden, Leipzig, Erfurt and Halle (Saale). Based on the number of units, around 18.4% of the units in the residential real estate portfolio were located in Core Regions as of June 30, 2014.

Non-Core Regions are defined as geographic regions whose development is stagnating and/or where the trend is negative. These are mainly rural areas or scattered holdings in Rhineland-Palatinate, Brandenburg, Saxony-Anhalt and Lower Saxony. The real estate in Deutsche Wohnen’s portfolio that falls under Non-Core Regions is sub-divided into two groups (sub-clusters): “Disposal” and “Other”. Residential units in the “Disposal” cluster are usually properties in poor structural condition or in less attractive locations. As of June 30, 2014, the number of units in the “Disposal” cluster amounted to 473, or around 0.3% of the total residential real estate portfolio based on the number of units. The Group’s residential holdings in the “Other” cluster are those less affected by such structural issues, but generally still not consistent with the business and portfolio strategy. As of June 30, 2014, the number of units in the “Other” cluster amounted to 2,195, or around 1.5% of the total residential real estate portfolio based on the number of units.

As of June 30, 2014, Deutsche Wohnen’s nursing and assisted living portfolio comprised 21 facilities, of which 16 are solely nursing facilities, three are facilities for assisted living and two are combined facilities. The facilities provide about 1,767 nursing care places and 409 apartments for assisted living. Of the 21 properties that are nursing facilities and assisted living facilities, there are three facilities that Deutsche Wohnen does not own but still operates. Around 66% of the nursing and assisted living portfolio is situated in Berlin and Brandenburg in terms of the number of nursing care units/apartments.

The Property Appraisal Report included in this Prospectus that was used to determine fair value found the market value (pursuant to IAS 40) of Deutsche Wohnen’s entire real estate portfolio (residential and commercial real estate as of December 31, 2013 as well as nursing and assisted living facilities as of June 30, 2014) to be EUR 9,022 million. The Company valued the entire real estate portfolio (residential and commercial real estate as of December 31, 2013, as well as nursing and assisted living facilities as of June 30, 2014) at EUR 9,026 million. The value according to the Appraisal Report and the Company’s internal value deviates by 0.04% based on the total valued portfolio. Based on individual property, the values deviate by no more than 10%, or less than EUR 250,000, from one another. Since the valuations were conducted independently of one another, the discrepancies lie within a range of independent valuations and are not attributable to fundamentally different valuation methods.

The Company valued the real estate portfolio (residential and commercial real estate as of June 30, 2014 as well as nursing and assisted living facilities as of June 30, 2014) at EUR 8,937 million.

Competitive Strengths and Strategy of Deutsche Wohnen

Competitive Strengths

Based on the size and quality of its total residential and nursing and assisted living portfolio, the focus on attractive German Metropolitan Areas, and the quality of its real estate platform with highly trained and qualified employees, Deutsche Wohnen AG believes that it is well-positioned on the one hand to participate in growth in the key German Metropolitan Areas, thereby enhancing the long-term value of its existing residential real estate portfolio, and, on the other hand, to grow the Company through selective value enhancing acquisitions of additional real estate portfolios and/or nursing and assisted living portfolios.

Deutsche Wohnen AG believes that the following competitive strengths have been the primary drivers of its past success and will continue to set it apart from its competitors in the future:

•	Attractive, almost fully rented residential letting portfolio with high rent potential in the Core+ Regions;

•	Commitment to quality, efficiency and sustainability;

•	Proven asset and portfolio management track record as basis for continuous improvements in operational performance;

•	Scalability of the Company platform and proven integration expertise;

•	Solid balance sheet structure, conservative debt to equity ratio and access to diverse and long-term financing sources;

•	Highly experienced management team with longstanding real estate experience as a basis for the Company’s strategy.

Attractive, almost fully rented residential letting portfolio with high rent potential in the Core+ Regions

As of June 30, 2014, Deutsche Wohnen maintains a residential real estate portfolio of 148,035 residential units primarily located in attractive German Metropolitan Areas, including in Berlin, the Rhine-Main region and the Rhineland. The vacancy rate of the residential letting portfolio in the strategic core and growth regions was on average 2.2% as of June 30, 2014, while in the dynamic Core+ Regions it was 2.0%.

As of June 30, 2014, Deutsche Wohnen sees considerable rent potential (defined as the actual monthly rents for new tenancies for units not subject to rent control stipulated in lease contracts that became or will become effective in 2014 compared to the monthly in-place rent without taking into account the most recent additions) for units not subject to rent control of 21.3% in the letting portfolio (Vermietungsbestand) in the Greater Berlin area, 25.9% in the Rhine-Main area and 21.7% in the Rhineland. Overall, the letting portfolio in the Core+ Regions has a rent potential of around 23.0% based on the actual monthly rents set for new tenancies for units not subject to rent control stipulated in leases that became effective in 2014. General tenant turnover of approximately 9% per annum in relation to the entire portfolio is one of the factors relevant to realizing the potential for rent increases. In addition, investments in the real estate portfolio will play a key role in being able to bring about rent increases. Consequently, Deutsche Wohnen has invested around EUR 15 per square meter in the fiscal year 2013, around EUR 19 per square meter in the fiscal year 2012 and around EUR 18 per square meter in the fiscal year 2011 in maintenance and modernizations.

Deutsche Wohnen’s investment strategy focuses on real estate in urban regions and German Metropolitan Regions with strong growth (Core+ Regions), including the Greater Berlin area, the Rhine-Main area (focusing on Frankfurt am Main) and the Rhineland (focusing on Düsseldorf), as well as stable urban areas such as Hanover/Brunswick/Magdeburg. Deutsche Wohnen is of the opinion that this strong focus on the Core+ Regions and Core Regions, as well as the high concentration of the portfolio on the two high-growth cities of Berlin and Frankfurt am Main, offers a competitive advantage that positions Deutsche Wohnen to allow it to benefit from potential rent increases and to leverage efficiencies.

Commitment to quality, efficiency and sustainability

Deutsche Wohnen AG considers itself as the efficiency leader among German residential property companies. The Company believes that the cost ratio in the residential property management segment, i.e. the staff costs and general and administration expenses in relation to the current gross rental income, is considerably below the industry average at 13.6% (as of December 31, 2013). The regionally concentrated nature and the quality of Deutsche Wohnen’s portfolio together with the Company’s ability to successfully integrate large portfolios in the last four years in conjunction with Deutsche Wohnen’s ongoing business operations sets Deutsche Wohnen apart from most competitors.

Deutsche Wohnen’s commitment to quality extends also to its Nursing and Assisted Living segment, as is evident from the outcome of quality tests carried out by the Medical Review Board of the German Statutory Health Insurance Funds in the context of annual evaluations. Deutsche Wohnen’s facilities were awarded excellent ratings between 1.0 and 1.2 in all 82 rated categories, corresponding to an overall industry ranking of 3rd place and making it one of the leading providers in the nursing and assisted living sector in Germany. The success of Deutsche Wohnen AG’s nursing and assisted living concept is reflected in what has been above-average occupancy rates for years. In 2013, the average occupancy rate stood at 96.1%.

In recent years, Deutsche Wohnen AG has recorded a considerable appreciation in value in conjunction with dynamic growth. Deutsche Wohnen AG believes that this success is attributable to its commitment to sustainability as expressed in its clear and focused long-term investment strategy. As a sustainably managed company, Deutsche Wohnen assumes responsibility for environmental and social issues, as well as for its employees.

Proven asset and portfolio management track record as basis for continuous improvements in operational performance

Deutsche Wohnen is a real estate manager with a fully-internalized management and successful track record in all of the relevant areas along the residential real estate value chain. Deutsche Wohnen benefits in day-to-day operations from its platform of professionals with in-depth knowledge of the Group’s portfolio and the German residential real estate market. Deutsche Wohnen generally follows a buy-and-manage approach, engaging in selective disposals of non-strategic real estate and/or single-unit sales.

Deutsche Wohnen differentiates between an FFO per share including disposals and an FFO per share without disposals. While the FFO per share including disposals is influenced by cyclical fluctuations in the market environment, the FFO per share without disposals is a more stable measure of the Company’s ability to make loan amortization payments, investments (e.g., the acquisition of new real estate or value-enhancing maintenance and/or modernizations) and distribute dividends. Overall, the FFO (without disposals) per share improved from EUR 0.38 in 2010 to EUR 0.54 in 2011. In 2012, the FFO (without disposals) per share remained constant at EUR 0.54 and improved to EUR 0.65 in 2013. In the first six months of 2014, the FFO per share (without disposals) increased to EUR 0.40 compared to EUR 0.38 in the first half of 2013. The FFO (including disposals) per share increased from EUR 0.65 in 2011 to EUR 0.70 in 2012 and to EUR 0.78 in 2013. In the first six months of 2014, the FFO (including disposals) per share amounted to EUR 0.49 in comparison to EUR 0.46 in the first six months of 2013.

Scalability of the Company platform and proven integration expertise

Deutsche Wohnen’s business organization is set up efficiently and allows for scalability of portfolios in its core and growth regions as well as the expansion into new German Metropolitan Areas. Its organizational structure is set up to expand the existing residential letting portfolio by acquiring portfolios without incurring substantial additional fixed costs. Thanks to the size of the business, additional staff and material costs that arise when residential letting portfolios are acquired can be minimized, and goods and services can be purchased at low cost. The holding functions are also maintained at low cost. The Company strives to reduce the cost ratio (i.e., the ratio of staff costs and general and administrative expenses divided by the current gross rental income) to 12% by fiscal year 2016.

The Company’s most recent acquisition of 92.02% of the shares of GSW Immobilien AG, builds on these strengths. The rationale of this acquisition is to improve and increase the efficiency of both organizational structures and to realize approximately EUR 25 million of FFO relevant (without disposals) synergies per annum by 2016. In 2014 the Company has already generated synergies which will increase the recurring FFO profile of the Group in the amount of approximately EUR 15 million by 2016; EUR 10 million thereof, are expected to be cash effective already in the fiscal year 2014.

Solid balance sheet structure, conservative debt equity ratio and access to diverse and long-term financing sources

Deutsche Wohnen has what it considers a conservative capital structure, with a LTV Ratio of 56.2% as of June 30, 2014. In the fiscal years 2014, 2015 and 2016, the Group’s refinancing volume based on nominal values will be EUR 862 million, or around 17% of the total financial liabilities, excluding the convertible bond. Around 83% of the financial liabilities, excluding the convertible bond, will only be due for refinancing after the fiscal year 2017 (as of June 30, 2014). As of June 30, 2014, around 90% of the Company’s financial liabilities either had fixed interest rates or were hedged by interest rate swaps.

Based on its experience in structuring financing and its positive track record with its financing partners, Deutsche Wohnen has proven its ability to efficiently access the refinancing markets. For example, in November 2013, Deutsche Wohnen successfully placed a convertible bond with institutional investors at an annual interest rate of 0.5% and a conversion premium of 30% above the applicable Deutsche Wohnen reference share price to finance the acquisition of outstanding convertible bonds issued by GSW Immobilien AG. The capital increases in October 2009, November 2011, June 2012 and January 2013, which raised a total of just under EUR 1.1 billion, demonstrate the Company’s access to the equity capital markets. Despite the sometimes unfavorable and volatile conditions of the financial markets, the Company successfully placed the new shares, mainly with institutional investors. Finally, in 2013, Deutsche Wohnen proved to be able to finance major acquisitions such as the acquisition of a portfolio of about 6,900 residential units in the Greater Berlin area from companies affiliated with Blackstone Group L.P. partly or, as it was the case in the takeover of GSW Immobilien AG, fully on a share-for-share basis.

Taking advantage of today’s interest rate environment, the Company envisages to obtain a credit rating and to refinance loans with maturities until 2017. If completed successfully, such refinancing has the potential to enhance the Company’s FFO profile by at least EUR 25 million per year through a decrease of existing interest rate levels based on today’s interest rate environment. The Company expects that the one-off costs associated with this refinancing will be amortized within a few years.

Highly experienced management team with longstanding real estate experience as basis for the Company’s strategy

Deutsche Wohnen’s management team benefits from in-depth knowledge of the Group’s total portfolio as it played a primary role in all acquisitions in the past years, both on Deutsche Wohnen AG’s as well as on GSW Immobilien AG’s side. This comprehensive knowledge of the overall portfolio, combined with the management’s general business expertise and the Company’s focused approach, are considered a key operating advantage which gives Deutsche Wohnen access to investors and business opportunities and facilitates portfolio management.

The management team is supported in all aspects of business operations by an experienced and skilled managerial staff. The letting of residential units or their sale as part of residential unit privatizations is also handled primarily internally by experienced and skilled employees. Due to their longstanding experience in the residential real estate sector, both the management team and staff possess extensive knowledge of the German residential real estate market, including the special characteristics of the relevant regions.

Strategy

The focus of Deutsche Wohnen’s business is to enhance the Company’s value. The core elements of its growth strategy along the residential value chain continue to be as follows:

•	Focusing and concentrating on residential real estate located in the key German Metropolitan Areas and urban centers;

•	Capitalizing on the potential for higher rents through active asset and portfolio management;

•	Portfolio optimization through value-oriented, single-unit sales and block sales; and

•

Continuous growth through selective and value-oriented acquisitions of real estate portfolios and/or nursing and assisted living facilities intended to increase the FFO per share and EPRA NAV per share.

Focusing and concentrating on residential real estate located in the key German Metropolitan Areas and urban centers

Deutsche Wohnen wants to continue to concentrate its efforts on residential real estate management in the German Metropolitan Areas and urban centers. Deutsche Wohnen is confident that the anticipated economic growth and migration patterns in these German Metropolitan Areas and urban centers will provide a very good basis for the successful management of the real estate portfolio. In addition to Deutsche Wohnen’s current core areas of Berlin/Brandenburg, Rhine-Main (focusing on Frankfurt am Main), the Rhineland (focusing on Düsseldorf) and Hanover/Brunswick/Magdeburg, Deutsche Wohnen plans – as already evidenced by the acquisition of the BauBeCon Group – to tap into opportunities to expand its residential letting portfolio to other German Metropolitan Areas to increase the FFO per share and/or the EPRA NAV per share and open up the potential to increase profitability.

Capitalizing on the potential for higher rents through active asset and portfolio management

Deutsche Wohnen aims to further increase its FFO profile through active asset and portfolio management. Since current in-place rents particularly in its Core+ Regions are generally below normal market levels, it needs, above all, measures designed to increase the in-place rents to improve the FFO. Key drivers realizing rent increases and retaining a high-quality tenant structure include modernization/investment measures in selected properties and ongoing maintenance measures. Overall, the rental property portfolio in the Core+ Regions demonstrates a rent increase potential of 23% as of June 2014, based on the newly signed leases for non-rent-controlled apartments that became effective in 2013.

Portfolio optimization through value-oriented, single-unit sales and block sales

Deutsche Wohnen aims to further enhance shareholder value via value-oriented single-unit sales (residential unit privatizations) and continuous optimization of the portfolio structure through block sales. The Company’s disposal portfolio can be broken down into single-unit privatizations and block sales.

The goal of its single-unit privatizations is to sell apartments (sometimes opportunistically), mainly to owner-occupiers, at prices exceeding fair value, from the core and growth regions. The single-unit privatization portfolio (single-unit privatizations) consisted of 6,411 residential units as of June 30, 2014. A total of 1,664 residential units (including units, whose purchase agreement has been notarized in the previous fiscal year) were privatized (transfer of benefits and encumbrances) from January 1, 2014 to June 30, 2014 with a gross margin of 45%. The residential portfolio in the Non-Core Regions includes apartments in locations that are not consistent with the Company’s business strategy. The majority of these properties are sold to institutional investors, generally at least at fair value, although, at times, below fair value in order to adjust the portfolio. If, as part of future portfolio acquisitions, residential units are acquired that do not match the Company’s business strategy, it plans to sell them in block sales to optimize the portfolio.

Besides this, in the course of the integration of GSW, Deutsche Wohnen has identified suitable residential portfolios in the Greater Berlin Area for potential opportunistic sales. If the opportunity arises to realize attractive prices for selected portfolios in the foreseeable future, Deutsche Wohnen AG will consider divesting up to 7,000 residential units from its Greater Berlin portfolio to institutional investors.

Continuous growth through selective and value-oriented acquisitions of real estate portfolios and/or nursing and assisted living facilities intended to increase the FFO per share and EPRA NAV per share

Deutsche Wohnen has established itself as a residential real estate “consolidation platform”, i.e., it is in a position to integrate new portfolios into existing organizational structures quickly and at low marginal costs, allowing it to take advantage of economies of scale. As part of its growth strategy, the Company aims to expand its existing residential letting portfolio through further selective acquisitions of predominantly small and medium-sized portfolios in its core and growth regions. However, as was the case for the acquisition of the BauBeCon Group in 2012 or GSW Immobilien AG in 2013, it will also consider acquisitions of larger portfolios and platforms if they provide effective entry into new metropolitan areas or a significant strengthening of Deutsche Wohnen’s presence in existing core and growth regions. The prerequisite for acquisitions is that they either directly increase the FFO and EPRA NAV per share or offer possibilities for asset management or new positioning initiatives that contribute to increasing the FFO and EPRA NAV per share over the medium term.

In the Nursing and Assisted Living segment, Deutsche Wohnen underscored its strategic goal of further expanding its nursing and assisted living facilities in core and growth regions by completing the acquisition of the LebensWerk Group in the first quarter of 2013. Deutsche Wohnen also plans to expand its Nursing and Assisted Living segment in its strategic core and growth regions in the future. Deutsche Wohnen aims to expand its current capacity of around 2,200 nursing care units/apartments to 4,000 to 5,000 units over the coming years.

Key Information on the Company’s History and Recent Developments

1996	Company founded as Kera Beteiligungs AG; pure asset company initially with no operations.

1998/99	Company name changed to “Deutsche Wohnen AG” and operating activities started.

1999	Deutsche Wohnen AG’s initial public offering (Börseneinführung) on the regulated market of the Luxembourg Stock Exchange.

2006	Deutsche Wohnen AG removed from the Deutsche Bank Group’s consolidated financial statements.

All shares of Deutsche Wohnen AG admitted for trading to the regulated market segment of the Frankfurt Stock Exchange.

2007

Shares of the GEHAG Group acquired with approximately 27,000 residential units in Berlin and Brandenburg, several retirement homes and nursing home facilities, as well as a telecommunications service provider with approximately 80,000 connected households.

Michael Zahn assumes the position of CEO.

2008

The GEHAG Group is integrated into Deutsche Wohnen AG through the creation of a new, competitive organizational structure and reorientation of the Company’s investment management and real estate portfolio strategy to focus on the management of properties in the strategic core and growth regions of Berlin and Rhine-Main.

In this context, sale of residential holdings comprising 1,169 apartments not part of the residential portfolio in the core regions for regional or product-specific reasons and sale of the Telecommunications business segment (AKF Group).

2009	Capital increase against cash contributions to reduce debt equity ratio and finance further acquisitions.

2010	Shares of Deutsche Wohnen AG included in the MDAX index of the Frankfurt Stock Exchange.

2011	Approximately 6,100 residential units acquired in Berlin, Rhine-Main area, Rhine Valley North and the Rhine Valley South. Capital increase against cash contributions to finance further growth.

2012

Shares of BauBeCon Group acquired with around 23,400 residential units. The portfolio’s geographic focus is urban centers. They comprise right around 82% of the total portfolio (more than 19,000 residential units); 40% of these residential units are situated in the metropolitan areas of Hanover/Brunswick/Magdeburg and 30% in the Greater Berlin area. The acquisition was partially refinanced by a capital increase against cash contributions.

2013	Capital increase against contributions in cash. Around 7,800 residential units acquired in Greater Berlin.

91.05% of GSW Immobilien AG shares acquired (based on the share capital at the time) in connection with a public tender offer.

Issue and offering of a convertible bond with a total nominal value of EUR 250 million.

2014	Conclusion of a domination agreement with GSW Immobilien AG.

Business Organization of Deutsche Wohnen Group

Deutsche Wohnen’s business operations focus on three business segments: Residential Property Management, Disposals and Nursing and Assisted Living.

In addition to the business organization of Deutsche Wohnen AG, the companies belonging to the GSW Group currently maintain to a certain extent a separate business organization with overlapping business functions. Upon entry into force of the Domination Agreement, Deutsche Wohnen AG intends to combine these business functions and to integrate them into the business organization of Deutsche Wohnen Group.

Deutsche Wohnen AG

Within Deutsche Wohnen Group, Deutsche Wohnen AG functions as a financial and management holding company for approximately 110 Group companies. Its responsibilities include the following: Asset management, corporate finance, accounting/tax/controlling, risk management, human resources, investor relations, corporate communications, legal/compliance and IT/organization. Business operations are conducted exclusively by subsidiaries, nearly all of which were founded under German law and have their registered offices in the Federal Republic of Germany. Business operations are broken down into (i) Residential Property Management, (ii) Disposals (block sales (sales to institutional investors) and single-unit sales (residential unit privatizations)) and (iii) Nursing and Assisted Living.

Residential Property Management Segment

Overview

Deutsche Wohnen’s business activities focus on managing residential properties as part of its strategy of active asset management.

While Deutsche Wohnen AG is assuming traditional holding company’s functions, Deutsche Wohnen’s real estate management activities are largely carried out by Deutsche Wohnen Management GmbH, Deutsche Wohnen Immobilien Management GmbH and Deutsche Wohnen Construction and Facilities GmbH. Residential Property Management is organized into centralized and decentralized units. The key centralized services are rent management, procurement of services related to Residential Property Management, the Service Center, and administrative activities such as rent accounting (Mietenbuchhaltung) and operating cost billing (Betriebskostenabrechnung). The decentralized units are known as “Service Points” and are distributed throughout various regions in Germany. These Service Points act as a point of contact for existing and prospective tenants and provide technical and administrative services. In addition to managing its residential properties, Deutsche Wohnen also manages commercial space on a small scale. These properties are mainly retail businesses inside residential buildings and, to a lesser extent, office buildings.

Rent Management

The Rent Management staff in the central offices in Berlin and Frankfurt am Main reviews the potential for rent increases in non-rent-controlled units and thus strives to bring the rent structure in line with current market conditions on an ongoing basis. In this context, the rent-related features (Ausstattungsmerkmale) in Deutsche Wohnen’s residential properties are also assessed, and the potential for optimization is being determined which can lead to modernization projects, to minor measures for entire building units or to complex modernization and maintenance measures. Rent Management also carries out rent increases in rent-controlled buildings under the subsidy agreements.

In the event that complex measures are necessary, the rent development and project management units work closely with the centralized technical services unit to handle management and coordination of the commercial aspects of these projects.

At the same time, the Rent Management staff calculates the operating costs incurred, bills tenants for these costs and informs tenants of the required adjustments to pre-payments. The employees in Rent Management unit continuously identify potential savings and improve processes. For more information, see “—Central Services Management”.

Receivables Management

Receivables Management, which also operates from the central offices in Berlin and Frankfurt am Main, includes rent accounting, collections/litigation and advice on tenants’ housing concerns. All rent and deposit accounts are monitored on an ongoing basis and all incoming payments are systematically tracked. Where receivables are outstanding, the collections/litigation staff takes the necessary steps for successful collection. The employees responsible for advice on the tenants’ housing concerns also support fund management. Personal contact with and support for tenants who fell behind on their rent payments are provided with the aim of preventing evictions.

Service Center

Set up in 2009, the Service Center in Berlin is the central administrative office for all of Deutsche Wohnen’s locations. Service Center employees field and route telephone calls (for example, notification of a defect). They also review and pre-sort incoming mail. Many issues can be handled directly by the Service Center (notifying system providers of defects, processing initial complaints, managing tenant data in SAP, etc.). The goal is to define additional standardized processes which can be handled directly by Service Center employees. All issues that require a detailed on-site inspection are passed on to the responsible employees in the service points or to the employees in the central services units.

Service Points

The 13 Service Points serve as points of contact for existing and prospective tenants. The Service Points provide commercial and technical housing and rental services and also have back-office employees. The employees handle all of the special concerns of Deutsche Wohnen’s tenants directly on-site. Technical problems in buildings can be inspected at short notice and subsequent steps are taken to solve them. Technical service partners (system providers) in technical building management services are responsible for completing work in apartments on time when tenants move and for fixing technical problems up to a total cost of EUR 1,000 per case. The system providers have a price list they use to invoice individual services associated with modernization projects in individual apartments and when tenants move. The Service Points also monitor the operations of the system providers and coordinate maintenance work that costs in excess of EUR 1,000 per case.

Project Management

Project Management for Deutsche Wohnen’s entire portfolio is coordinated centrally from the office in Berlin. A key focus is the strategic planning of maintenance and modernization measures.

Maintenance and modernization measures are undertaken to sustainably increase the market value of apartments, to improve general housing conditions in the long term or to achieve or assure long-term energy savings. These measures are systematically implemented in those buildings where further potential for rent increases has been identified. Modernization measures that can be capitalized (for example, installation of heating systems and balconies or modernization measures aimed at improving energy efficiency) are suitable, in particular, for achieving significant increases in in-place rents. Based on available data from the in-house portfolio management system and with the help of macro and micro research data, Deutsche Wohnen routinely analyzes and identifies the potential rent increases at locations in its residential letting portfolio that can be achieved through modernization measures. To assess this potential, alternatives (continued management of a property or single-unit sales) are compared and contrasted based on investment calculations using the discounted cash flow method and presented to management to choose a course of action. When a residential property is modernized, the building’s fundamental structural condition is generally improved. In its assessment, the Company also takes into account the temporary vacancy of a building.

Deutsche Wohnen works with third-party contractors to draft concrete plans and particularly to carry out the maintenance and modernization measures. The Project Management segment is responsible for managing, coordinating and monitoring the quality of these services as the representative of the property developer.

Central Services Management

The Central Services Management unit is further divided into Facility Management (formerly central purchasing) and Central Technical Services teams. The Facility Management team is responsible for developing the Company’s key processes and procurement procedures, for adapting them to its corporate strategy, continually streamlining them and managing them internally and externally. They identify potential for improving various areas of property management-related services and types of care, and taking into account current market developments, they change processes to boost profits and develop and update business models. Existing contracts are managed comprehensively, and subsequent contracts are strategically aligned with corporate philosophy. Managing the technical system providers also falls under Central Services Management. These providers serve as direct contacts for tenants for maintenance projects up to EUR 1,000 per case.

Disposals Segment

Overview

The Disposals segment is the second pillar of Deutsche Wohnen’s operations and is managed by Deutsche Wohnen Corporate Real Estate GmbH. While generating proceeds from property sales is less important to Deutsche Wohnen’s business than Residential Property Management, property sales will continue to play a key role in the active management of the total portfolio.

The disposal portfolio (single-unit sales in the strategic core and growth regions and the residential letting portfolio in the Non-Core Regions) consisted of 9,079 residential units as of June 30, 2014. Of these units, 6,411 were slated for single-unit sales. The specific responsibilities of the Disposals segment are as follows: target group research and contact, compliance with statutory land register requirements for buildings (e.g., obtaining a certificate of delimitation which is required under German law to sell an apartment as a condominium), notarial recording and, if necessary, execution of the condominium declaration in the land register, preparation for sale (implementation of targeted modernization measures to increase margins) and contract performance.

The Company is subject to limitations on single-unit sales arising from purchase contracts for certain apartments or individual property portfolios. Due to these obligations, Deutsche Wohnen must comply with certain rules (for example, sale to tenants, social conditions, etc.) when making decisions about single-unit sales (residential unit privatizations).

The Disposals segment is split into residential unit privatizations (single-unit sales) and Institutional Sales (block sales).

Privatizations

Privatizations involve the sale of individual residential units to tenants, owner-occupiers or capital investors. In 2013, Deutsche Wohnen sold around 1,342 residential units achieving an average gross sales margin of 47% (2012: 34%).

Since 1999, Deutsche Wohnen has carried out privatizations from its residential real estate portfolio in all regions and all construction-year categories.

Institutional Sales

In regards to Institutional Sales, the Company undertakes block sales of residential units to institutional investors as part of its overall portfolio optimization strategy. The Institutional Sales team handles all aspects of a block sale, including the sale preparation and execution of the transaction. The main purpose of the Institutional Sales team is to divest properties that are not consistent with Deutsche Wohnen’s business strategy and to focus on its strategic core and growth regions. In addition, it also sells scattered holdings to consolidate the residential portfolio in its strategic core and growth regions. Moreover, block sales can be conducted in connection with the future acquisition of portfolios for the purpose of portfolio optimization and financing.

Asset Management

Overview

Asset Management manages and supports the activities of the Residential Property Management and Disposals segments. Asset Management involves the acquisition and strategic alignment of existing and future real estate portfolios. A key focus is allocating the real estate to regional clusters, differentiating between the residential portfolio in the strategic core and growth regions and the residential letting portfolio in the Non-Core Regions. Asset Management also has a control function: it identifies the existing potential for rent increases at portfolio level for the Residential Property Management segment and continuously analyzes the portfolio and selects which properties and portfolios to sell for the Disposals segment. The Asset Management unit also continually assesses the residential real estate portfolio for risks and optimization potential and, if necessary, recommends portfolio optimization measures in structurally weak regions and in scattered holdings.

Activities of Asset Management in the purchase of residential real estate portfolios

As part of Deutsche Wohnen’s growth strategy, it aims to expand its existing real estate portfolio by acquiring residential real estate portfolios in high-growth urban areas in Germany. For this purpose, Deutsche Wohnen’s Asset Management unit manages the acquisition process.

When preparing for acquisitions, a key responsibility of Asset Management is market analysis and the selection of suitable small- and large-scale portfolios. A number of criteria are considered when selecting suitable properties, including in-place rents, vacancy, location, structural quality, tenants, proportion of publicly-subsidized residential units and infrastructure. The acquisition of residential portfolios is always based on economic considerations, i.e., expanding the existing residential letting portfolio has to have a long-term positive impact on relevant Group performance indicators (for example, cash flow, FFO, fair value, or NAV).

The most important individual criteria for portfolio acquisitions are as follows:

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Location: The micro location, in other words, the immediate vicinity of the property within a municipality, plays a key role in the long-term rentability and the medium-term privatization potential of apartments. Locations must feature stable macroeconomic performance indicators. A sufficient supply of jobs in the location itself or within a reasonable distance is an important factor.

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Condition: The condition of the property is an important criterion in Deutsche Wohnen’s decision. The general condition of the property, its fixtures and necessary short-term investments all play an important role.

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Market potential: The development of the respective regional market environment also influences Deutsche Wohnen’s ability to generate stable, long-term cash flows from renting out and selling apartments.

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Potential to increase in-place rents: One of the criteria is the portfolio’s potential for rent increases. The modernization of real estate and the resulting potential for rent increases play a key role in this context.

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Portfolio size: Purchasing individual properties is not part of Deutsche Wohnen’s acquisition strategy. Smaller portfolios are also acquired in the current strategic core and growth regions. Generally, for market access to new regions with growth potential outside of its core and growth regions, Deutsche Wohnen estimates the necessary property portfolio size required for sustainable management to be approximately 1,500 apartments per location.

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Commercial share: The property portfolios to be acquired should only have a small proportion of commercial space because Deutsche Wohnen focuses on residential real estate. The commercial space currently held in the real estate portfolio is generally an integral part of residential buildings.

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Vacancy rate: Depending on the reasons for vacancy (unattractive location or targeted optimization of the tenant structure) and further planning (subsequent sale, short-term renovation or modernization to increase rent), the vacancy rate may be used as a reason for or against an investment.

In addition to market analysis and/or support in the selection of suitable property portfolios, Asset Management also conducts due diligence audits related to the acquisition of real estate portfolios. Due diligence measures cover all relevant data relating to the target portfolio, as well as the business, legal and tax situation of the real estate company to be analyzed (in the case of share deals). Finally, Asset Management is responsible for annual calculations of the fair value of the real estate portfolio which is included in the calculation of Deutsche Wohnen’s NAV. See “Selected Consolidated Financial Information—Other Financial and Operating Data”.

Nursing and Assisted Living Segment

With the acquisition of a majority share in the GEHAG Group, the Nursing and Assisted Living segment became another independent segment of Deutsche Wohnen’s business. This business segment with approximately 2,200 nursing places is primarily operated under the KATHARINENHOF® brand, an indirect, wholly owned subsidiary of Deutsche Wohnen AG. The scope of business activities in this segment includes the marketing and management of nursing homes and retirement homes and assisted living facilities for the elderly, as well as assistance services for residents and outpatient care services.

Deutsche Wohnen plans to further expand the Nursing and Assisted Living segment in view of demographic change and the many positive experiences gained over the last few years. The target capacity is 4,000 to 5,000 nursing places in the coming years. Through the acquisition in full of the LebensWerk Group in 2013, which operates four facilities (with a total of 425 beds) for full inpatient care in Berlin, Deutsche Wohnen underscored its ambitions to further expand its nursing facilities in the strategic core and growth regions. The facilities in the LebensWerk Group complement the facilities operated by KATHARINENHOF® Group in their organization, size and locations.

The vast majority of properties managed by the Nursing and Assisted Living segment are owned by Deutsche Wohnen. Only three of the properties operated by KATHARINENHOF® Group are made available through lease contracts with third-party owners.

The goal of full inpatient nursing care is to promote an active lifestyle for patients in exalted quality. Efforts focus on promoting the health of each individual patient by innovative therapies and preserving the patient’s independence as much as possible. The assisted living facilities and the retirement homes offer rental apartments to senior citizens along with an extensive range of services that they can freely choose from, including minor assistance with everyday tasks, meals and events. Residents all live independently in their own apartments with guaranteed assistance in the case of emergencies. In addition, the facilities feature common rooms and fitness centers, as well as additional services, such as physiotherapy, swimming pools and beauty and hair salons. The individual services vary from facility to facility. The outpatient care services offer assistance and care for the elderly in their households.

Customers and Sales & Marketing

Deutsche Wohnen’s residential properties are sold through the Disposals segment, as well as through external real estate brokers. However, sales are conducted primarily by Deutsche Wohnen’s own employees who are compensated with variable salary benefits. Deutsche Wohnen’s internal sales rate in 2012 and 2013 was approximately 52% and 56%, respectively. The responsibilities of the Disposals segment, therefore, include managing its own sales and those of external real estate brokers as part of customer communication. The external real estate brokers are usually paid a commission.

Target sales groups are, in particular, owner-occupants (buyers who were not already tenants of the property being sold), as well as tenants and private investors.

Overview of the Residential Real Estate Portfolio of Deutsche Wohnen

Deutsche Wohnen Group’s residential real estate portfolio as of June 30, 2014 included 148,035 residential units, with a total residential floor space of approximately 9 million square meters.

As of June 30, 2014, most material tangible fixed assets, including leased properties, serve as collateral for loans. There are also agreements in individual cases stipulating that the condition of the properties may not deteriorate or determining average minimum investments for the maintenance and modernization of the properties on a sqm-basis.

The following table provides an overview of important operational figures in Deutsche Wohnen’s residential real estate portfolio:

Property Figures

	June 30, 2014	December 31, 2013	December 31, 20121)	December 31, 20112)
Residential real estate portfolio
Number of residential units
Strategic core and growth regions	145,367	146,675	77,007	47,240
Letting portfolio	138,956	139,236	71,455	42,558
Single-unit sale (residential unit privatization)	6,411	7,439	5,552	4,682
Core+ Region(s)	118,142	119,317	51,587	38,436
Letting portfolio	113,769	114,047	48,436	34,387
Single-unit sale (residential unit privatization)	4,373	5,270	3,151	4,049
Core	27,225	27,358	25,420	8,804
Letting portfolio	25,187	25,189	23,019	8,171
Single-unit sale (residential unit privatization)	2,038	2,169	2,401	633
Non-core	2,668	3,544	5,731	3,386
Disposal	473	1,119	2,246	1,544
Other	2,195	2,425	3,485	1,842
Total	148,035	150,219	82,738	50,626
Floor space (in thousands of square meters)
Strategic core and growth regions	8,822	8,902	4,699	2,865
Letting portfolio	8,396	8,411	4,328	2,562
Single-unit sale (residential unit privatization)	426	492	371	303

	June 30, 2014	December 31, 2013		December 31, 20121)		December 31, 20112)
Core+ Region(s)	7,106	7,177		3,086		2,304
Letting portfolio	6,815	6,830		2,875		2,042
Single-unit sale (residential unit privatization)	290	347		211		262
Core	1,717	1,726		1,613		561
Letting portfolio	1,581	1,581		1,453		520
Single-unit sale (residential unit privatization)	136	145		160		41
Non-core	170	228		366		211
Disposal	30	72		146		96
Other	140	156		221		116
Total	8,992	9,131		5,066		3,076
In-place rent (in EUR per square meter)
Strategic core and growth regions	5.63	5.56		5.54		5.62
Letting portfolio	5.64	5.56		5.54		5.63
Single-unit sale (residential unit privatization)	5.49	5.48		5.55		5.58
Core+ Region(s)	5.72	5.65		5.73		5.72
Letting portfolio	5.73	5.65		5.73		5.74
Single-unit sale (residential unit privatization)	5.55	5.52		5.68		5.60
Core	5.26	5.20		5.18		5.21
Letting portfolio	5.25	5.18		5.16		5.19
Single-unit sale (residential unit privatization)	5.38	5.38		5.37		5.49
Non-core	4.93	4.82		4.76		4.73
Disposal	5.09	4.72		4.69		4.51
Other	4.90	4.86		4.80		4.90
Total	5.62	5.54		5.49		5.57
New in-place rent3) (per month in EUR per square meter)
Letting portfolio of the Core+ Region(s)	7.07	7.58	6)	7.16	5)	6.91
Rent potential of the letting portfolio of the Core+ Region(s)4)	23.5%	24.2	%6)	21.6	%5)	20.4%
Vacancy rate (in %)7)
Strategic core and growth regions	2.3%	2.2%		2.1%		2.2%
Letting portfolio	2.2%	2.0%		1.8%		1.7%
Single-unit sale (residential unit privatization)	5.6%	5.7%		4.9%		6.4%
Core+ Region(s)	2.1%	1.9%		1.9%		2.1%
Letting portfolio	2.0%	1.8%		1.6%		1.6%
Single-unit sale (residential unit privatization)	5.3%	5.1%		5.7%		6.0%
Core	3.2%	3.6%		2.6%		2.4%
Letting portfolio	3.0%	3.2%		2.4%		1.9%
Single-unit sale (residential unit privatization)	6.3%	7.1%		3.8%		8.7%
Non-Core	11.2%	10.1%		8.6%		7.2%
Disposal	16.9%	12.9%		12.7%		10.6%
Other	10.0%	8.9%		6.0%		4.6%
Total	2.5%	2.4%		2.5%		2.4%
Portion of subsidized units (in %)
Strategic core and growth regions	18%	18%		14%		19%
Letting portfolio	18%	18%		15%		21%
Single-unit sale (residential unit privatization)	2%	3%		4%		3%
Core+ Region(s)	16%	16%		8%		11%
Letting portfolio	17%	17%		9%		12%

	June 30, 2014		December 31, 2013		December 31, 20121)		December 31, 20112)
Single-unit sale (residential unit privatization)	3%		3%		5%		1%
Core	24%		24%		27%		53%
Letting portfolio	26%		26%		29%		56%
Single-unit sale (residential unit privatization)	1%		3%		4%		17%
Non-core	19%		26%		29%		43%
Disposal	48%		28%		35%		37%
Other	12%		25%		25%		47%
Total	18%		18%		15%		20%
Construction year cluster (portion of units in %)
Before 1950	34%		34%		37%		32%
1951-1970	34%		34%		33%		44%
1971-1990	25%		26%		25%		16%
After 1990	6%		6%		5%		8%
Commercial
Number of units	2,101		2,146		961		477
Floor space (in thousands of square meters)	287		292		156		85
Parking
Number of units	31,244		31,833		21,029		15,331
Investments (maintenance/modernizations)
Maintenance plus modernization expenses (in EUR million)	58.7	11)	86.2		67.9		54.3
Maintenance plus modernizations expenses (in EUR million per square meter)8)	12.62	11)	15.03	10)	18.94	9)	18.00

1)	Including acquisitions with transfer of benefits and encumbrances as of January 1 and February 1, 2013.
2)	Including acquisitions with transfer of benefits and encumbrances as of January 1 and January 2, 2012.
3)	Average rent due for newly concluded contracts for units not subject to rent control effective in the respective year.
4)	New tenant rent in the letting portfolio of the Core+ Region(s) compared to the in-place rent in the letting portfolio of the Core+ Region(s).
5)	Excluding the portfolio of the BauBeCon Group and the acquisitions as of January 1 and February 1, 2013.
6)	Excluding the portfolio of the BauBeCon Group and the acquisitions as of January 1, February 1 and June 30, 2013 and excluding GSW Immobilien AG.
7)	The vacancy rate of a residential property is included in the vacancy rate starting the first month of vacancy.
8)	Based on the average floor space on a quarterly basis.
9)	Areas of the BauBeCon Group for Q3 2012 only included for one month.
10)

Extrapolated for 12 months as of June 30, 2013 without floor space of companies which were first consolidated as of June 30, 2013. Including floor space of GSW Immobilien AG for a month in the 4th quarter 2013.

11)	Average expenses calculated on a quarterly basis during the respective period; if major additions occurred during a quarter, average floor space has been adjusted.

Most of the residential units are located in the German Metropolitan Areas of the Greater Berlin area and Rhine-Main.

The following table also offers an overview of the fair value measurement of Deutsche Wohnen’s residential real estate portfolio based on the Company’s calculations:

Fair value measurement according to IAS 40

	June 30, 2014	December 31, 2013	December 31, 20121)	December 31, 20112)
Total portfolio in the strategic core and growth regions (residential letting portfolio, single-unit sale (privatization) and commercial)
Strategic core and growth regions
Core+ Region(s)
Greater Berlin
Fair value (in EUR million)	6,435	6,475	2,178	1,654
Fair value (in EUR per square meter)	969	966	1,035	959
Number of residential units	107,361	108,411	34,962	28,341

	June 30, 2014	December 31, 2013	December 31, 20121)	December 31, 20112)
Total portfolio in the strategic core and growth regions (residential letting portfolio, single-unit sale (privatization) and commercial)
Multiplier on in-place rent	14.1	14.4	15.2	14.4
Rhine-Main
Fair value (in EUR million)	733	742	727	675
Fair value (in EUR per square meter)	1,275	1,271	1,223	1,194
Number of residential units	8,966	9,084	9,275	8,938
Multiplier on in-place rent	14.7	15.4	15.4	15.5
Rhineland
Fair value (in EUR million)	145	146	131	0
Fair value (in EUR per square meter)	1,176	1,177	1,170	0
Number of residential units	1,815	1,822	1,620	0
Multiplier on in-place rent	14.9	15.5	15.3	0.0
Core
Hanover/Brunswick/Magdeburg
Fair value (in EUR million)	558	562	465	0
Fair value (in EUR per square meter)	773	774	787	0
Number of residential units	11,010	11,064	9,007	0
Multiplier on in-place rent	12.3	12.7	12.5	0.0
Rhine Valley South
Fair value (in EUR million)	276	277	280	271
Fair value (in EUR per square meter)	879	878	873	858
Number of residential units	4,831	4,871	4,952	4,888
Multiplier on in-place rent	12.9	13.3	13.6	13.5
Rhine Valley North
Fair value (in EUR million)	146	146	144	145
Fair value (in EUR per square meter)	762	763	755	740
Number of residential units	2,947	2,954	2,944	3,029
Multiplier on in-place rent	12.0	12.4	12.4	12.0
Central Germany
Fair value (in EUR million)	272	272	95	15
Fair value (in EUR per square meter)	777	776	729	1,027
Number of residential units	5,720	5,720	2,003	174
Multiplier on in-place rent	13.1	13.3	12.4	13.7
Other
Fair value (in EUR million)	122	123	126	20
Fair value (in EUR per square meter)	693	693	693	534
Number of residential units	2,717	2,749	2,818	544
Multiplier on in-place rent	11.8	12.1	11.8	9.9
Non-core
Disposal
Fair value (in EUR million)	20	42	73	48
Fair value (in EUR per square meter)	552	519	478	497
Number of residential units	473	1,119	2,242	1,544
Multiplier on in-place rent	10.4	10.3	10.0	10.3
Other
Fair value (in EUR million)	86	96	100	72
Fair value (in EUR per square meter)	605	605	597	626
Number of residential units	2,195	2,425	2,593	1,839
Multiplier on in-place rent	11.4	11.5	10.9	11.0
Total
Fair value (in EUR million)	8,792	8,881	4,320	2,899
Fair value (in EUR per square meter)	949	944	950	946
Number of residential units	148,035	150,219	72,416	49,297
Multiplier on in-place rent	13.9	14.2	14.3	14.2

1)	Not including the acquisitions with transfer of benefits and encumbrances as of January 1 and February 1, 2013.
2)	Not including the acquisitions with transfer of benefits and encumbrances as of January 1 and January 2, 2012.

Deutsche Wohnen divides its real estate holdings into real estate holdings situated in (i) strategic core and growth regions and (ii) disposal regions. A definition of strategic core and Non-Core Regions can be found under “—Portfolio”.

The following table shows an overview of the strategic core and growth regions and Non-Core Regions as of June 30, 2014:

	Residential					Commercial		Parking	Fair value
	Residential units	Living space	Subsidized residential units	In-place rent	Vacancy	Commercial units	Commercial space	Parking	Fair value		Multiple in-place rent
	(#)	(in tsd. of sqm)	(%)	(EUR per sqm)	(%)	(#)	(in tsd. of sqm)	(#)	(EUR million)	(EUR per sqm)
Strategic core and growth regions	145,367	8,822	18%	5.63	2.3%	2,066	279	30,373	8,686	956	13.9
Residential Letting portfolio	138,956	8,396	18%	5.64	2.2%	1,954	263	27,915	8,297	960	13.9
Single-unit sale (privatization)	6,411	426	2%	5.49	5.6%	112	16	2,458	390	881	13.3
Core+ Region(s)	118,142	7,106	16%	5.72	2.1%	1,848	242	20,461	7,313	997	14.2
Letting portfolio	113,769	6,815	17%	5.73	2.0%	1,738	226	18,541	7,029	1,000	14.2
Single-unit sale (privatization)	4,373	290	3%	5.55	5.3%	110	16	1,920	283	925	13.6
Greater Berlin	107,361	6,449	16%	5.59	2.1%	1,635	199	14,834	6,435	969	14.1
Letting portfolio	104,016	6,233	17%	5.61	2.0%	1,589	194	14,168	6,249	974	14.2
Single-unit sale (privatization)	3,345	216	0%	5.23	4.4%	46	4	666	185	840	13.3
Rhine-Main	8,966	538	15%	7.05	2.3%	177	38	4,904	733	1,275	14.7
Letting portfolio	8,084	478	16%	7.12	1.8%	121	28	4,007	651	1,289	14.7
Single-unit sale (privatization)	882	60	13%	6.39	7.4%	56	10	897	82	1,177	14.3
Rhineland	1,815	119	6%	6.59	3.6%	36	5	723	145	1,176	14.9
Letting portfolio	1,669	104	6%	6.56	3.1%	28	3	366	129	1,204	15.2
Single-unit sale (privatization)	146	14	0%	6.83	7.2%	8	2	357	16	989	12.7
Core	27,225	1,717	24%	5.26	3.2%	218	37	9,912	1,374	783	12.5
Letting portfolio	25,187	1,581	26%	5.25	3.0%	216	37	9,374	1,267	784	12.5
Single-unit sale (privatization)	2,038	136	1%	5.38	6.3%	2	0	538	106	782	12.5
Hanover/Brunswick/Magdeburg	11,010	706	18%	5.31	3.9%	111	16	2,755	558	773	12.3
Letting portfolio	10,210	654	20%	5.27	3.6%	110	16	2,500	511	763	12.2
Single-unit sale (privatization)	800	52	3%	5.86	6.7%	1	0	255	47	901	13.0
Rhine Valley South	4,831	302	57%	5.58	1.3%	41	12	3,330	276	879	12.9
Letting portfolio	4,650	290	59%	5.58	1.1%	41	12	3,183	266	881	12.9
Single-unit sale (privatization)	181	12	1%	5.64	7.4%	—	—	147	9	813	12.7
Rhine Valley North	2,947	191	57%	5.22	1.7%	3	0	2,113	146	762	12.0
Letting portfolio	2,845	184	58%	5.21	1.4%	3	0	2,007	140	760	11.9
Single-unit sale (privatization)	102	7	7%	5.53	10.7%	—	—	106	6	819	13.0
Central Germany	5,720	343	1%	5.02	3.2%	55	8	1,157	272	777	13.1
Letting portfolio	5,720	343	1%	5.02	3.2%	55	8	1,157	272	777	13.1
Single-unit sale (privatization)	—	—	—	—	—	—	—	—	—	—	—
Other	2,717	175	0%	5.05	5.7%	8	1	557	122	693	11.8
Letting portfolio	1,762	110	0%	5.10	6.0%	7	1	527	77	701	11.8
Single-unit sale (privatization)	955	66	0%	4.95	5.2%	1	0	30	45	679	12.0
Non-core	2,668	170	19%	4.93	11.2%	35	9	871	106	594	11.2
Disposal	473	30	48%	5.09	16.9%	22	7	175	20	552	10.4
Other	2,195	140	12%	4.90	10.0%	13	2	696	86	605	11.4

Total	148,035	8,992	18%	5.62	2.5%	2,101	287	31,244	8,792	949	13.9

Key Figures of the Residential Property Management Segment

The following table provides an overview of the key figures of Deutsche Wohnen’s Residential Property Management segment as of June 30, 2014 and as of December 31, 2013, December 31, 2012 and December 31, 2011:

Total residential portfolio	June 30, 2014	December 31, 2013	December 31, 2012		December 31, 2011
In-place rent per month in EUR per square meter	5.62	5.54	5.49	1)	5.57	2)
Vacancy rate in %	2.5%	2.4%	2.5	%1)	2.4	%2)
Number of residential units	148,035	150,219	82,738	1)	50,626	2)

1)	Including the acquisitions with transfer of benefits and encumbrances as of January 1 and February 1, 2013.
2)	Including the acquisitions with transfer of benefits and encumbrances as of January 1 and January 2, 2012.

The following table provides an overview of the key figures of Deutsche Wohnen’s residential letting portfolio in its strategic core and growth regions in its Residential Management segment as of June 30, 2014 and as of December 31, 2013, December 31, 2012 and December 31, 2011:

Residential letting portfolio in the strategic core and growth regions	June 30, 2014	December 31, 2013	December 31, 2012		December 31, 2011
In-place rent per month in EUR per square meter	5.64	5.56	5.54	1)	5.63	2)
Vacancy rate in %	2.2%	2.0%	1.8	%1)	1.7	%2)
Number of residential units	138,956	139,236	71,455	1)	42,558	2)

1)	Including the acquisitions with transfer of benefits and encumbrances as of January 1 and February 1, 2013.
2)	Including the acquisitions with transfer of benefits and encumbrances as of January 1 and January 2, 2012.

The following table shows the development in in-place rent and vacancy for properties that were managed by Deutsche Wohnen as of the two dates specified (like-for-like comparison, i.e., only those properties that were managed continuously between the two reference dates).

		In-place rent			Vacancy
	Residential units	June 30, 2014	June 30, 2013	Change	June 30, 2014	June 30, 2013	Change
	(#)	(in EUR per sqm)		(in %)	(in %)		(in %)
Strategic core and growth regions	139,067	5.64	5.45	3.4%	2.4%	2.5%	-4.0%
Residential letting portfolio	132,716	5.65	5.46	3.6%	2.2%	2.5%	-12.0%
Single-unit sale (privatization)	6,351	5.48	5.42	1.2%	5.6%	2.6%	115.4%
Core+	114,148	5.72	5.51	3.8%	2.2%	2.2%	0.0%
Letting portfolio	109,831	5.73	5.51	3.9%	2.0%	2.2%	-9.1%
Single-unit sale (privatization)	4,317	5.52	5.45	1.4%	5.4%	2.3%	134.8%
Greater Berlin	103,590	5.59	5.38	3.9%	2.1%	2.2%	-4.5%
Letting portfolio	100,298	5.60	5.39	3.9%	2.1%	2.2%	-4.5%
Single-unit sale (privatization)	3,292	5.20	5.10	2.0%	4.5%	1.4%	221.4%
Rhine-Main	8,961	7.05	6.87	2.6%	2.3%	2.7%	-14.8%
Letting portfolio	8,082	7.12	6.93	2.8%	1.7%	2.5%	-32.0%
Single-unit sale (privatization)	879	6.39	6.39	0.0%	7.4%	4.4%	68.2%
Rhineland	1,597	6.62	6.37	3.9%	3.5%	2.8%	25.0%
Letting portfolio	1,451	6.59	6.30	4.6%	2.9%	2.6%	11.5%
Single-unit sale (privatization)	146	6.83	6.83	0.0%	7.2%	3.7%	94.6%
Core	24,919	5.30	5.20	1.9%	3.3%	3.8%	-13.2%
Letting portfolio	22,885	5.30	5.19	2.0%	3.0%	3.8%	-21.1%
Single-unit sale (privatization)	2,034	5.39	5.35	0.7%	6.2%	3.3%	87.9%
Hanover/Brunswick/Magdeburg	10,828	5.31	5.21	2.0%	3.9%	5.2%	-25.0%
Letting portfolio	10,029	5.27	5.15	2.2%	3.7%	5.4%	-31.5%
Single-unit sale (privatization)	799	5.86	5.84	0.4%	6.6%	3.4%	94.1%
Rhine Valley South	4,828	5.58	5.47	2.0%	1.3%	1.6%	-18.8%
Letting portfolio	4,650	5.58	5.46	2.0%	1.1%	1.6%	-31.3%
Single-unit sale (privatization)	178	5.64	5.56	1.4%	6.6%	2.0%	230.0%
Rhine Valley North	2,900	5.20	5.13	1.3%	1.7%	1.6%	6.3%
Letting portfolio	2,798	5.19	5.12	1.4%	1.3%	1.3%	0.0%
Single-unit sale (privatization)	102	5.53	5.48	0.9%	10.7%	8.3%	28.9%
Central Germany	3,646	5.18	5.05	2.7%	3.7%	3.6%	2.8%
Letting portfolio	3,646	5.18	5.05	2.7%	3.7%	3.6%	2.8%
Single-unit sale (privatization)	—	—	—	—	—	—	—
Other	2,717	5.05	5.00	1.0%	5.7%	4.4%	29.5%
Letting portfolio	1,762	5.10	5.06	1.0%	6.0%	5.4%	11.1%
Single-unit sale (privatization)	955	4.95	4.91	0.9%	5.2%	2.8%	85.7%
Non-core	2,401	4.94	4.94	-0.1%	12.0%	8.7%	37.9%
Disposal	473	5.09	5.04	1.0%	16.9%	14.4%	17.4%
Other	1,928	4.90	4.92	-0.3%	10.7%	7.3%	46.6%

Total	141,468	5.63	5.44	3.4%	2.5%	2.6%	-3.8%

The 2013 annual average turnover rate in Deutsche Wohnen’s entire portfolio was 9%.

Land and Facilities and Other Significant Property, Plant and Equipment

The following table provides a summary of the essential space owned or leased and largely used by Deutsche Wohnen AG. The investment property portfolio of the Deutsche Wohnen Group consisting of real estate held as financial investments is explained in more detail under “—Property Figures”.

Location	Address	Size (office space)	Use	Ownership status
Berlin	Mecklenburgische Str. 57	10,424 sqm	Office	Owned by a Group company
Frankfurt am Main	Pfaffenwiese 300	1,975 sqm	Office	Owned by a Group company

The material land and buildings included in property, plant and equipment are encumbered with land charges. The two properties owned by Group companies are encumbered with several land charges totaling EUR 42.3 million (Frankfurt am Main) and EUR 132.6 million (Berlin). In the six months ended June 30, 2014, Deutsche Wohnen’s expenses for rented real estate amounted to approximately EUR 2.4 million, EUR 0.6 million in 2013, EUR 0.5 million in 2012 and EUR 0.7 million in 2011.

Furthermore, property, plant and equipment, which consists primarily of technical equipment, are carried on Deutsche Wohnen’s consolidated balance sheet, as well as office equipment and, since January 1, 2013, photovoltaic systems. The total value of this property, plant and equipment was EUR 12.9 million as of June 30, 2014, EUR 13.7 million as of December 31, 2013, EUR 12.2 million as of December 31, 2012 and EUR 7.2 million as of December 31, 2011.

Patents, Licenses and Trademarks

The companies in Deutsche Wohnen Group do not hold any patents. The following trademarks are currently registered or pending registration at the German Patent and Trademark Office in Munich for Deutsche Wohnen Group:

•	A word mark/logo “Deutsche Wohnen AG” from July 17, 2009;

•	A word mark/logo “GSW”, registered on January 25, 2006;

•	A word mark/logo “GEHAG Gruppe” from May 21, 2007;

•	A logo of the “GEHAG Gruppe” from May 21, 2007;

•	A word mark “KATHARINENHOF®” from March 1, 1999;

•	A word mark/logo “KATHARINENHOF®” from August 6, 2001;

•	A word mark/logo “Wohn-Raum Das Kundenmagazin der GSW” from April 25, 2007; and

•	A word mark “Facilita Berlin” from December 7, 2006.

The four most important internet domains of Deutsche Wohnen Group are deutsche-wohnen.de, www.gsw.de, www.facilita-berlin.de and katharinenhof.net.

The companies in Deutsche Wohnen Group hold no other significant intellectual property rights.

Employees

The following table contains an overview of the average number of employees (excluding trainees and apprentices) of Deutsche Wohnen since January 1, 2014 up to the date of this Prospectus as well as in the fiscal years 2013, 2012 and 2011:

Number of employees	January 1, 2014 until the date of this Prospectus	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
Deutsche Wohnen	493	430	361	304
KATHARINENHOF®	1,409	1,218	947	885
GSW Immobilien AG	299	315	—	—
Facilita	219	222	—	—

Number of employees	January 1, 2014 until the date of this Prospectus	January 1 – December 31, 2013	January 1 – December 31, 2012	January 1 – December 31, 2011
Total	2,420	2,193	1,308	1,224

The increase in the number of employees since January 1, 2013 can be primarily attributed to the acquisition of GSW Immobilien AG in 2013. As of December 31, 2013, a total of 322 employees could be attributed to GSW Immobilien AG as the parent company of the GSW Group and 223 to GSW’s facility management unit FACILITA Berlin GmbH (“Facilita”).

Workers councils do not exist in any of Deutsche Wohnen companies with the exception of KATHARINENHOF®, GSW Immobilien AG and Facilita. Likewise, no entrepreneurial co-determination exists on the Supervisory Board of Deutsche Wohnen AG. Only KATHARINENHOF® and GEHAG have a Supervisory Board that is constituted according to the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz), i.e., one of the three supervisory board members of KATHARINENHOF® and four of the twelve supervisory board members of GEHAG are employee representatives.

Besides this, at the level of GSW Immobilien AG, there is a representation of vocational trainees in place consisting of one trainee and two employees. Further, economic committees at GSW Immobilien AG and Facilita have been established.

Pensions

Due to historical reasons, Deutsche Wohnen Group has different models of company pension plans for former employees of Deutsche Wohnen (prior to its acquisition of shares in GEHAG), for former employees of the GSW Group and for former employees of the GEHAG Group whose contracts it has taken over and continues on an individual basis. The pension models have been continued on an individual contractual basis because of various restructuring measures within the Group in the past. As part of the restructuring measures, the existing operational structures were dissolved completely and transferred in part to new operational structures and in part to existing operational structures of various Group companies. New employees are not accepted into the pension plans.

Deutsche Wohnen is liable for employee benefit obligations (pension, disability, widow/widower pension and orphan pension benefits) arising from deferred and current benefits for eligible active and former employees and their surviving dependents. The expenses for the benefits granted as part of the defined benefit plans are determined in accordance with IAS 19 using the projected unit credit method. The future obligations are valued here using actuarial methods with cautious estimates of the relevant variables. Actuarial profits and losses are recognized in the retained earnings in the consolidated statement of recognized income and expense. Any retroactively calculated service cost (Dienstzeitaufwand) is dispersed on a linear basis over the average period until the deferred benefit is vested. Insofar as pension rights are immediately vested upon implementation or modification of a pension plan, the retroactively calculated service cost must be recognized immediately in the profit-and-loss statement.

In addition to payment of the legally required contributions to government pension insurance institutions, an additional retirement benefit plan exists according to the regulations for supplementary benefits in public service. This is based on the membership of one of the Group’s companies in the Bavarian chamber for social benefits and pensions (Bayerische Versorgungskammer) and GSW Immobilien AG’s as well as Facilita’s membership in the German Government Employees Pension Fund (Versorgungsanstalt des Bundes und der Länder). The supplementary benefits comprise a partial or full pension for reduction in earning capacity as well as an old-age pension in the form of a full pension or a survivor pension. The contribution charged by the Bavarian chamber for social benefits and pensions is set according to the remuneration of the employees subject to a supplementary pension. Accordingly, the Bavarian chamber for social benefits and pensions represents a common benefit plan for several employers which is treated as a defined contribution plan under IAS 19.30(a) because the Bavarian chamber for social benefits and pensions does not provide sufficient information to treat it as a defined benefit plan.

As of June 30, 2014, the total amounts of the employee benefit liability recognized by Deutsche Wohnen in its unaudited condensed consolidated interim financial statements as of and for the six month period ended June 30, 2014 to provide pension, retirement or similar benefits was EUR 58.6 million.

Litigation

In the course of their business activities, the companies of the Deutsche Wohnen Group are regularly parties to rental and warranty disputes as well as labor law disputes, but none of these are material with regard to the financial situation or profitability of Deutsche Wohnen Group, neither individually nor as a whole. Except for the circumstances described below, no company of Deutsche Wohnen Group is currently, or has been in the past twelve months, party to any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the issuer is aware), during a period covering the previous 12 months which may have, or have had in the recent past significant effects on the Company’s and/or Group’s financial position or profitability.

Ongoing Proceedings

GEHAG Funds

In the past, subsidiaries of GEHAG GmbH (“GEHAG” and together with its subsidiaries, the “GEHAG Group”) participated in the design and creation of real estate funds (the so-called “GEHAG Funds”). The funds business was operated by GEHAG Group companies until 2005. Due to this earlier activity, investors in the closed-end real estate funds filed a total of approximately 160 claims for damages arising from prospectus liability against the initiators and founders of the funds, including GEHAG among others. The vast majority were dismissed or concluded without a payment obligation for GEHAG. At present, only five suits are still pending. In connection with the GEHAG Funds business, on which the suits are based, the former GEHAG shareholder, HSH Real Estate AG, issued a release agreement in favor of GEHAG according to which GEHAG is indemnified against third-party claims arising from the funds business.

Tax Proceedings

In relation to Deutsche Wohnen’s EK 02 Inventories, Rhein-Pfalz Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Sophienstraße Aachen Vermögensverwaltungsgesellschaft mbH (formerly Sanierungs- und Gewerbebau GmbH), Aufbaugesellschaft der GEHAG mbH and the ESG have filed an objection to the lump-sum tax notices issued by the Tax Office. In addition, proceedings related to the continuation of the former legal situation (regarding the exercise of the selection right) are still pending on the basis of petitions by Rhein-Pfalz Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Rhein-Main Wohnen GmbH, GEHAG and Aufbaugesellschaft der GEHAG mbH. On August 18, 2010, GEHAG filed a test case with the finance court of Berlin-Brandenburg for all former charitable companies of the Group. Subsequent to the oral hearing on August 27, 2013, the lawsuit was overturned by the Berlin-Brandenburg Finance Court (Finanzgericht); because of the fundamental meaning of the question of law, revision to the Federal Finance Court (Bundesfinanzhof) was allowed. The Company filed an appeal against the judgment in October 2013. The objection filed by Rhein-Pfalz Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Sophienstraße Aachen Vermögensverwaltungsgesellschaft mbH (formerly Sanierungs- und Gewerbebau GmbH), Aufbaugesellschaft der GEHAG mbH and ESG have been suspended with reference to the test case.

Concluded Proceedings

In 2006, Zusatzversorgungskasse des Baugewerbes AG (“ZVK”) filed a claim for damages against BEGEBAU Immobilien Beratungs- und Verwaltungsgesellschaft mbH, which has since been merged to become BauBeCon Immobilien GmbH. ZVK claimed damages based on alleged problems with a facade renovation of three residential buildings in Pinneberg at the end of the 1990s amounting to a total of EUR 4.2 million plus interest. This long-standing legal dispute between ZVK and BauBeCon Immobilien GmbH at entry court level was resolved with a court-recorded settlement in April 2013. Consistent with this settlement, BauBeCon Immobilien GmbH paid ZVK EUR 1.75 million to compensate for all claims on May 7, 2013.

Insurance

Deutsche Wohnen Group has purchased various operating insurance policies, including among others pecuniary damage insurance; building and landowner insurance; environmental and environmental damage insurance; operating and construction liability insurance; and property insurance policies, such as comprehensive operating insurance and building, group accident, electronics, infidelity, fire, burglary, water damage and storm insurance.

In addition, a D&O insurance policy is in place for the members of the Management Board and Supervisory Boards of Deutsche Wohnen AG and GSW Immobilien AG which contains a deductible of 10% up to one-and-a-half of the annual fixed compensation for members of the Management Board. Deutsche Wohnen is of the opinion that the Group is appropriately covered with regard to the nature of its business activities and the related risks by the available insurance policies and rates. However, it is impossible to rule out that the Group will incur damages that are not covered by its insurance policies or that exceed the coverage limits of these insurance policies. Moreover, there can be no guarantee that it will be possible for Deutsche Wohnen Group to obtain adequate insurance coverage in the future.

MATERIAL AGREEMENTS OF THE COMPANY

The following summarizes the material agreements of Deutsche Wohnen that were either concluded in the past two years or the current fiscal year, or that are currently material to the Company and that the Company or another Group company is a party to.

GSW Privatization Agreement

By notarial deed of May 27, 2004, as amended (the “GSW Privatization Agreement”), the State of Berlin sold its shares in the predecessor company of GSW Immobilien AG to a group of investors comprised of Archon Group Deutschland GmbH, an indirect subsidiary of the Goldman Sachs Group, Inc. (“Archon”), real estate investment funds sponsored and managed by Goldman Sachs (the “Whitehall Funds”) and funds and accounts affiliated with Cerberus Capital Management, L.P. (“Cerberus”) (the purchasing entities, together the “Initial Investors”). In an addendum agreement to the GSW Privatization Agreement concluded between the GSW Immobilien AG and the parties to the GSW Privatization Agreement, dated April 1, 2010 and entering into effect on April 19, 2010 (“Addendum Agreement”), GSW Immobilien AG confirmed, amongst others, that it had assumed all obligations of the Initial Investors under the GSW Privatization Agreement in the course of a downstream merger of one of the Initial Investors’ acquisition vehicle with GSW Immobilien AG’s predecessor company.

The GSW Privatization Agreement obligates GSW Immobilien AG to comply with certain restrictions with respect to its business, many of which have already lapsed.

The restrictions include, for example, the undertaking to increase the net cold rent in principle only within the limits set by the Berlin rent index. Additionally, the Company shall refrain from terminating any tenancy agreements for reason of personal and reasonable economic use. Moreover, in order to avoid luxury modernizations, GSW Immobilien AG shall refrain from conducting modernization measures that are aimed at changing the socioeconomic mix of its tenant base and shall, instead, carry out refurbishment measures only in accordance with the standards prevalent for government-subsidized apartment buildings. In the case of block-sales of apartments, GSW Immobilien AG is obliged to ensure that these restrictions are assumed by the purchaser and its legal successors. Further, GSW Immobilien AG shall, in the course of its business and investment planning, ensure that sufficient reserves are set aside to cover the costs of carrying out modernization and refurbishment measures. In addition, the privatization of residential units has to be conducted in compliance with the “Principles of Apartment Privatization in Berlin” (Grundsätze der Wohnungsprivatisierung in Berlin), which provides, for example, that existing tenants and owner-occupiers are preferred.

Under the GSW Privatization Agreement, GSW Immobilien AG undertook to maintain the statutory seat and place of management of GSW Immobilien AG and several subsidiaries in the City of Berlin. Besides this, GSW Immobilien AG undertook to further maintain the 26 trainee positions it had at the time of the conclusion of the GSW Privatization Agreement.

GSW Immobilien AG undertook to regularly report its compliance with the aforementioned contractual duties to the State of Berlin. The GSW Privatization Agreement provides for penalties in the case that the aforementioned requirements are violated. Any non-immaterial violations of contractual undertakings relating to tenancy agreements, such as the restrictions on rent increases and termination of lease agreements, will result in a fine amounting to the in-place rents for two years of the respective residential unit. Any violation of the obligations to pass on contractual duties arising under the GSW Privatization Agreement or to comply with the “Principles of Apartment Privatization in Berlin” (Grundsätze der Wohnungsprivatisierung in Berlin) may trigger a sanction in the amount of 50% of the fair value of the residential unit sold or 50% of the actual sale price, whichever is higher. The violation of the duty to maintain the trainee positions is sanctioned with a contractual penalty of EUR 100.000,00 per trainee position. The same sanction applies for each violation of the contractual undertaking to report any non-compliance with the requirements of the GSW Privatization Agreement to the State of Berlin. In the event that GSW Immobilien AG violates its duty to maintain its statutory seat and its place of management in the City of Berlin, GSW Immobilien AG is obliged to pay a contractual penalty of EUR 40.1 million.

The compliance with these requirements is monitored by an implementation committee (“Implementation Committee”) established by the parties to the GSW Privatization Agreement. According to the Addendum Agreement, the Management Board of GSW Immobilien AG reports regularly to the Implementation Committee, which is represented on the part of the state of Berlin by two members of the Senate Administration.

Between 2005 and the date of this Prospectus, the committee has not brought any allegations of a breach or claims of penalties based on a breach against the Company.

Enterprise Agreements

Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG

On April 30, 2014, Deutsche Wohnen AG, as the controlling company, entered into a domination agreement with GSW Immobilien AG, the controlled company. Following the approval by the general meetings of both parties to the agreement, the Domination Agreement will enter into force upon registration in the commercial register on September 4, 2014.

Management Control and Information Rights

Under the Domination Agreement, GSW Immobilien AG assigns the management control (Leitung) of its company to Deutsche Wohnen AG. Accordingly, Deutsche Wohnen AG is entitled to issue instructions (Weisungen) which are binding for the Management Board of GSW, both generally and with regard to individual cases. In order to allow Deutsche Wohnen AG to exercise efficient management control, the management board of GSW Immobilien AG must supply Deutsche Wohnen AG with all requested information on all matters relating to GSW Immobilien AG at any time. Further, Deutsche Wohnen AG is entitled to inspect the books and records of GSW Immobilien AG at any time.

Assumption of Losses

Deutsche Wohnen AG undertook to assume any losses (Verlustübernahme) incurred by GSW Immobilen AG pursuant to the provisions of section 302 German Stock Corporation Act (Aktiengesetz), beginning at the start of the fiscal year 2014.

Compensation and Settlement

Pursuant to the Domination Agreement, Deutsche Wohnen AG guarantees the minority shareholders of GSW Immobilien AG for the duration of the agreement a fixed annual payment in the form of a guaranteed dividend, payable for the first time for the fiscal year 2014. If the agreement ends during a fiscal year of GSW Immobilien AG, the guaranteed dividend is reduced pro rata temporis. To the extent the dividend paid by GSW Immobilien AG for a fiscal year is less than the guaranteed dividend, Deutsche Wohnen AG will pay each minority shareholder of GSW Immobilien AG the difference for each share with no-par-value. The guaranteed dividend for each GSW Immobilien AG fiscal year and each bearer GSW Immobilien AG share shall currently amount to EUR 1.40 (derived from a gross sum of EUR 1.66 less any corporate income tax and solidarity surcharge at the prevailing rate for the relevant fiscal year) for each no-par-value share of GSW Immobilien AG for each entire fiscal year of GSW Immobilien AG, payable for the first time for the fiscal year 2014.

Furthermore, at the request of a minority shareholder of GSW Immobilien AG, Deutsche Wohnen AG undertakes to acquire the shareholder’s shares in exchange for bearer shares in Deutsche Wohnen AG representing a notional value of EUR 1.00 each in the share capital in the ratio of seven shares of Deutsche Wohnen AG for three registered shares of GSW Immobilien AG (“Exchange Ratio”) within a defined Offer Period (see “The Offering—Settlement Offer” and “The Offering—Settlement”). In the event Deutsche Wohnen AG or GSW Immobilien AG implement capital measures prior to the expiration of the offer period, the Exchange Ratio will, to the extent required by statute, be adjusted.

Deutsche Wohnen AG only undertakes to acquire shares under the Domination Agreement for a limited period of time. The Offer Period expires two months after the day on which the registration of the Domination Agreement with the commercial register at the registered office of GSW Immobilien AG is deemed to have been announced in accordance with section 10 of the German Commercial Code (Handelsgesetzbuch). This does not prejudice the minority shareholders’ rights under section 305 paragraph 4 sentence 3 of the German Stock Corporation Act (Aktiengesetz). According to this section of the German Stock Corporation Act (Aktiengesetz), if proceedings are initiated pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz), Minority GSW Shareholders that have not exchanged their GSW Shares during the Offer Period may be entitled to exchange their GSW Shares into new Deutsche Wohnen shares at the same conditions as set forth in the Settlement Offer or, as the case may be, as amended in the appraisal proceeding or in a settlement reached in the course of or in connection with such proceeding, until two months after the initial judgment regarding the last appraisal motion is announced in the German Federal Gazette (Bundesanzeiger). See “The Offering—Offer Period”.

Effect of Appraisal Proceedings

If proceedings are initiated pursuant to the German Act on Appraisal Proceedings (Spruchverfahrensgesetz) and the court adjudicates a higher settlement, shareholders who have already received settlement can also require a corresponding supplement to the compensation that they have already received. The same applies in the event that Deutsche Wohnen AG grants a higher compensation for a shareholder of GSW Immobilien AG to settle potential claims arising out of or in connection with proceedings pursuant to section 1 number 1 German Act on Appraisal Proceedings (Spruchverfahrensgesetz).

Term of Agreement, Termination

The Domination Agreement is entered into for an indefinite period of time. Ordinarily, it can be terminated with notice of three months to the end of a fiscal year of GSW Immobilien AG. Furthermore, the Domination Agreement may be terminated for good cause (wichtiger Grund) without notice. Such good causes include, but are not limited to (i) any event as a result of which Deutsche Wohnen AG no longer holds the majority of the voting rights arising from the shares of GSW Immobilien AG directly, or it has undertaken to transfer shares of GSW Immobilien AG to a third party in an agreement with the result that upon the planned execution of such agreement or the conditional execution of such agreement contingent upon the discharge of external conditions, it no longer directly holds the majority of the voting rights of GSW Immobilien AG; (ii) conclusion of a combined domination and profit-and-loss transfer agreement or isolated profit-and-loss transfer agreement between the parties to the Domination Agreement or between GSW Immobilien AG and a controlled company of Deutsche Wohnen AG (excluding GSW Immobilien AG and companies affiliated with GSW); (iii) any changes in tax legislation or case law affecting the existence or absence of a fiscal union (steuerliche Organschaft) between the two parties to the Domination Agreement; or (iv) the transformation (Umwandlung) of GSW Immobilien AG or Deutsche Wohnen AG, particularly as a result of a carve-out, merger or change of the legal form. In the event of termination for good cause (wichtiger Grund), the Domination Agreement will lapse at the end of the date stated in the notice of termination provided that this is no earlier than the day on which notice of termination is served.

Other Enterprise Agreements

Deutsche Wohnen AG has entered into domination and/or profit-and-loss transfer agreements with the following subsidiaries in order to create fiscal units for tax purposes.

•	Deutsche Wohnen Fondsbeteiligungs GmbH (domination and profit-and-loss transfer agreement);

•	Deutsche Wohnen Management- und Servicegesellschaft mbH (domination and profit-and-loss transfer agreement);

•	Deutsche Wohnen Zweite Fondsbeteiligungs GmbH (domination and profit-and-loss transfer agreement);

•	Deutsche Wohnen Corporate Real Estate GmbH (domination and profit-and-loss transfer agreement);

•	Rhein-Pfalz Wohnen GmbH (domination agreement);

•	Deutsche Wohnen Management GmbH (profit-and-loss transfer agreement);

•	Deutsche Wohnen Immobilien Management GmbH (profit-and-loss transfer agreement); and

•	Deutsche Wohnen Construction and Facilities GmbH (profit-and-loss transfer agreement).

Under the domination and profit-and-loss transfer agreements, the respective subsidiary has given Deutsche Wohnen AG control over the management of its company. Furthermore, the subsidiaries must transfer their annual net profit or loss as it would have been calculated without the transfer of profit-and-losses to Deutsche Wohnen AG. In exchange, Deutsche Wohnen AG is obligated to offset any annual shortfalls that may arise at the level of the subsidiaries. The control and profit-and-loss transfer agreements have a minimum term of five years and can be terminated with a notice period of six months following this fixed term. Otherwise they are automatically extended for one more year. However, the right of the parties to cancel the agreements for due cause without notice shall not be affected. These provisions apply mutatis mutandis to the stand-alone profit-and-loss transfer agreements, save that the respective subsidiary does not cede control to Deutsche Wohnen AG.

The domination agreement with Rhein-Pfalz Wohnen GmbH can initially be terminated at the end of each business year subject to a notice period of six months. Based on the domination agreement, Deutsche Wohnen AG is required to compensate for any annual deficit sustained by Rhein-Pfalz Wohnen GmbH.

Financing Agreements

Deutsche Wohnen Group has entered into various loan agreements. In addition to the loan agreements described in detail below, Deutsche Wohnen Group companies have entered into several hundreds of other loan agreements with several banks. The loans were valued at a total of EUR 5,066 million (residual value excluding the convertible bond placed in 2013) as of June 30, 2014.

Most loan agreements were granted for the purpose of financing real estate. They are typically secured by land charges, assignments of rental payments and account pledge agreements. The general terms and conditions of the relevant lender typically form part of the individual loan agreements. The general terms and conditions include, in particular, provisions regarding the event of defaults related to the commercial situation of the borrower in question and/or a change of control. Some loan agreements prohibit the assignment of borrower rights without the prior written consent of the lender. Some of the loan agreements include negative pledges.

Loan Agreement between Deutsche Wohnen AG (et al.) and Helaba

On March 10, 2011, Deutsche Wohnen AG, its subsidiaries Rhein-Main Wohnen GmbH and Main-Taunus Wohnen GmbH & Co. KG, as borrowers, and Landesbank Hessen-Thüringen Girozentrale, Frankfurt am Main, Germany (“Helaba”), as lender, amended their existing loan agreement from September 9, 2009. The amended loan agreement provides for four loan facilities with an aggregate amount of EUR 474 million (balance as of June 30, 2014: EUR 326.9).

Under the loan agreement, Helaba granted Deutsche Wohnen AG a loan facility in the amount of EUR 79.7 million (“Facility A”) and Rhein-Main Wohnen GmbH a loan facility in the amount of EUR 264.8 million (“Facility B”) and a loan facility in the amount of EUR 100 million (“Facility C”). Main-Taunus Wohnen GmbH & Co. KG was granted a loan facility in the amount of EUR 29.7 million (“Facility D”) by Helaba.

All loan facilities mature on December 31, 2017. The annual interest rate for the loan facilities is EURIBOR (on a 3-month basis) plus a margin of 160 basis points (Facility A) and 110 basis points (Facilities B, C and D). As required under the loan agreement, the borrowers entered into interest rate hedging agreements to offset interest rate risks.

Facility A amortizes in annual installments in the amount of approximately EUR 1.6 million, payable on June 30 of each calendar year. Facility B amortizes in quarterly installments in the amount of EUR 1.2 million with the first payment due on March 20, 2015. Facility D amortizes in quarterly installments in the amount of EUR 92,600 with the first payment also due on March 20, 2015. Facility C is non-amortizing and has to be repaid in full at the end of its loan term.

The loan agreement also provides for certain mandatory unscheduled repayments. Among other things, the loan agreement stipulates that if units from the real estate portfolio and certain other residential units are sold, unscheduled repayments must be made from the sales proceeds. These mandatory unscheduled repayments must be made first and Facilities B and D shall be prioritized.

The financial covenants of the loan agreements require that the borrowers comply with a fixed ratio of net rental income and Deutsche Wohnen’s total debt service obligations, the so-called Debt Service Cover Ratio (“DSCR”), and a fixed ratio between the net rental income and the remaining amount of the loan at its respective level at the time of calculation, the so-called exit yield (“Exit Yield”).

Furthermore, the borrowers are subject to certain positive and negative pledges. Positive pledges include, among others, the proper maintenance of the properties that serve as security for the loan and compliance with payment obligations. The negative pledges contain clauses that prohibit mergers, de-mergers and changes in the legal form of the respective borrower. A breach of these pledges may entitle Helaba to terminate the loan.

Deutsche Wohnen AG is jointly and severally liable for all facilities. Rhein-Main Wohnen GmbH is jointly and severally liable for facilities A, B and C. Main-Taunus Wohnen GmbH & Co. KG is only liable for Facility D.

In addition to land charges, the borrowers have provided Helaba with certain collateral as security, including the following:

•	an assignment by the borrowers of all rights and claims arising out of interest rate hedge agreements;

•	an assignment by the borrowers of all current or future rights to receive rental income from the properties that serve as security under the loan agreement; and

•

a first ranking pledge by the borrowers of all credit balances of the reserve account arising from (i) the borrowers’ payments in order to remedy a breach of financial covenants and (ii) the sale of units from the real estate portfolio that serves as collateral under the loan agreement and of certain other units.

Loan Agreement between GEHAG and Bayerische Landesbank

On September 28, 2010, GEHAG, as borrower, and Bayerische Landesbank, as lender, entered into a loan agreement for the amount of initially up to EUR 255 million. It consists of two facilities of which Facility A (EUR 228 million) is a long-term loan and Facility B (EUR 27 million) constitutes a revolving facility that has since been terminated by GEHAG. Following the conclusion of an amendment agreement in December 2013, Facility A is divided into four tranches: a first tranche of EUR 136.4 million, a second tranche of EUR 65.4 million and a third tranche of EUR 27 million, which has since been repaid in full, and a fourth tranche of EUR 11.4 million.

The loan matures on December 31, 2018. Moreover, mandatory unscheduled repayments have to be made if units are sold from the real estate portfolio that serves as security under the loan agreement. In this case, an amount allocated to the properties sold shall be repaid prior to the sale. In addition, GEHAG has to pay a certain premium in the case of privatizations (single-unit sales).

Deutsche Wohnen AG is jointly and severally liable for all current or future payment obligations arising from the loan agreement. As of June 30, 2014, the credit borrowed under this agreement amounted to EUR 205.6 million.

The interest rate for the loan is EURIBOR (on a 3-month basis) plus a certain margin. The margin for the first tranche of Facility A is 84 basis points and 234 basis points for the second tranche as well as 150 basis points for the fourth tranche. Vis-à-vis Bayerische Landesbank, GEHAG has undertaken to enter into interest rate hedging agreements to offset the interest rate risks for at least 75% of Facility A.

Within the scope of the loan agreement, GEHAG is required to comply with certain debt-to-rent and debt-service-cover ratios that are tested annually.

Furthermore, GEHAG is subject to certain positive and negative pledges. Positive pledges include, among others, proper maintenance of the properties securing the loan, making investments consistent with the business plan and maintenance of specific insurance policies. Negative pledges include refraining from making dividend payments to shareholders as long as the debtor is in breach of financial covenants.

The loan agreement contains a change of control clause that requires Deutsche Wohnen AG to hold, directly or indirectly, at least 50% of the shares of GEHAG. A breach of this clause entitles Bayerische Landesbank to terminate the loan with immediate effect.

In addition to land charges, GEHAG has provided Bayerische Landesbank with collateral, including among others:

•	an assignment by GEHAG of all rights and claims arising from interest rate hedge agreements up to an amount of EUR 171 million;

•	an assignment by GEHAG of all current or future rights to receive rental income from the properties that serve as security under the loan agreement;

•	an assignment by GEHAG of all current or future claims arising from sales agreements with third parties for units from the real estate portfolio that serves as security under the loan agreement; and

•

an assignment by GEHAG of all credit balances arising from (i) GEHAG’s payments into the reserve account and (ii) the sales of units from the real estate portfolio that serves as collateral under the loan agreement.

Loan Agreement between BauBeCon Immobilien GmbH, Intermetro GmbH, Algarobo Holding B.V., GEHAG and Deutsche Pfandbriefbank

Pursuant to this loan agreement, dated August 2, 2012, between BauBeCon Immobilien GmbH, Intermetro B.V. (now Intermetro GmbH), Algarobo Holding B.V., as borrowers, and Deutsche Pfandbriefbank, as lender, Deutsche Pfandbriefbank has granted BauBeCon Immobilien GmbH, Intermetro B.V. (now Intermetro GmbH), Algarobo Holding B.V. and GEHAG a loan of EUR 280.4 million. It consists of three tranches: a first tranche of approximately EUR 226.6 million, a second tranche of approximately EUR 24.80 million and a third tranche of approximately EUR 29.7 million. The first tranche will be due in seven years, the second tranche in five years and the third tranche four years after the loan agreement is signed. As of June 30, 2014, the remaining balance under this loan is EUR 264.0 million.

The loan agreement stipulates mandatory unscheduled repayments in the event of block sales from the real estate portfolio that serves as security if these sales exceed a certain level.

The loan is secured by, among other things, land charges and assignments of security from rent and insurance payments.

According to the financial covenants, BauBeCon Immobilien GmbH, Intermetro B.V. (now Intermetro GmbH), and Algarobo Holding B.V. are required to comply with a specific DSCR, a specific debt-to-rent ratio and a specific LTV Ratio, although if the LTV Ratio is not complied with, this alone does not constitute grounds for termination. These financial covenants are tested on a quarterly basis. The positive pledges include, among others, the proper maintenance of the properties that serve as security and disclosure duties (in particular, with respect to the financial situation, portfolio reports, any sales of residential units, etc.).

Loan Agreements of GSW Group

Through the acquisition of GSW Immobilien AG, financing agreements originally entered into by companies of the GSW Group became part of the material financial agreements of the Group. These loan agreements include the following:

Loan Agreement between GSW Immobilien AG and UniCredit Bank AG

Pursuant to a loan agreement, dated January 18, 2011, between GSW Grundbesitz AG & Co. KG (“GSW KG”), as borrower, and UniCredit Bank AG, as lender (in this paragraph, the “UniCredit”), UniCredit granted GSW KG a term loan in an amount of EUR 215 million. By operation of law, the rights and obligations under the loan agreement have been assumed by GSW Immobilien AG as of January 1, 2012, when GSW KG accrued into GSW Immobilien AG. UniCredit has consented to the accrual by the letter dated December 22, 2011. Funding occurred on February 14, 2011. As of June 30, 2014, the remaining balance under this loan is EUR 197.4 million.

The facility matures on February 15, 2016. The loan bears interest at a variable rate of three-month EURIBOR plus an interest margin of 1.40% per year. As part of the loan agreement, GSW Immobilien AG entered into an interest rate hedge agreement with UniCredit.

The loan amortizes in quarterly installments in an amount of initially EUR 0.80 million, which increases by EUR 0.05 million every twelve months up to EUR 1 million, provided that the first repayment is made on May 16, 2011.

The loan agreement provides for a voluntary prepayment right which enables GSW Immobilien AG to terminate and prepay part or the entire loan at the end of each interest period. In case of a voluntary prepayment during an interest period, customary breakage costs shall be payable to UniCredit. In the event that either voluntary and mandatory prepayments are made by GSW Immobilien AG within the first two years following the execution of the loan agreement, GSW Immobilien AG will have to pay a prepayment penalty amounting to 1.00% in the first year and 0.75% in the second year, each calculated on the basis of the prepaid amount.

GSW Immobilien AG undertook to comply with a debt service coverage ratio covenant (greater than or equal to 1.20) that is tested semi-annually. For as long as a breach of this financial covenant continues, any net earnings shall be deposited in a reserve account pledged to UniCredit. The financial covenant breach can be cured by repayment or prepayment of the loan, as well as any other means listed in the loan agreement. The funds deposited on the reserve account will be released once the financial covenant test is met at two successive testing dates and the forecast for the next twelve months shows compliance with the financial covenant test.

GSW Immobilien AG is subject to certain positive and negative pledges. Positive pledges include, among others, that the properties provided as security are managed in a certain manner, the business is developed with UniCredit and investments are made in accordance with the business plan. In addition, GSW Immobilien AG is obligated to comply with certain information undertakings, including the obligation to inform UniCredit of any intention to incur financial indebtedness, any intention to amend the business purpose or the articles of incorporation of GSW Immobilien AG, any intention to participate in or buy participations of other companies or any intention to change the management of the properties securing the loan. Furthermore, GSW Immobilien AG is subject to certain negative covenants, such as a negative pledge, as well as restrictions relating to dividends, encumbrances or disposals of properties securing the loan, changes to the purpose or articles of incorporation of GSW Immobilien AG, participation in or acquisition of participations in other companies, the management of the properties securing the loan and the incurrence of financial indebtedness.

The loan agreement and the general terms and conditions of UniCredit, which form part of the loan agreement, contain events of default which, in certain cases if not remedied within a specific period, entitle UniCredit to terminate the loan agreement. Such events of default include, but are not limited to, noncompliance with payment obligations, the non-observance with the purpose provision of the loan agreement, the disposal of the properties provided as security, the repudiation of obligations under the loan agreement or the security agreements, the inaccuracy of representations made by GSW Immobilien AG relating to its financial condition, the opening or request for the opening of an insolvency proceeding regarding GSW Immobilien AG, the enforcement against the properties securing the loan or against other material assets of GSW Immobilien AG, the material deterioration of the financial condition of GSW Immobilien AG or the value of the collateral granted as security for the loan, the abandonment or change of GSW Immobilien AG’s business, voidness or unenforceability of the loan agreement or the security agreement in any material respect, the second successive non-compliance with the financial covenant (a cured financial covenant is counting in respect thereto) or non-compliance with other obligations under the loan agreement or the security documents.

In addition to land charges, GSW Immobilien AG has provided UniCredit with collateral, including:

•	an assignment by GSW Immobilien AG of all current and future claims and rights arising out of the disposal of certain collateral;

•	a security pledge of the reserve account;

•	an assignment by GSW Immobilien AG of all current and future rights and claims arising out of the insurance contracts relating to collateral; and

•	an assignment by GSW Immobilien AG of all current and future rights to receive rental income relating to certain collateral.

Loan Agreement between GSW Immobilien AG and Berlin-Hannoversche Hypothekenbank AG

Pursuant to a loan agreement dated March 18, 2013 between GSW Immobilien AG, as borrower, and Berlin-Hannoversche Hypothekenbank AG (“Hannoversche Hypothekenbank”), as lender, Hannoversche Hypothekenbank granted GSW Immobilien AG two term loans in an amount of EUR 161,870,000 million and EUR 39,739,768 million, respectively. Funding occurred until April 2013. As of June 30, 2014, the remaining balance under this loan is EUR 198.1 million.

The facility matures on February 15, 2017. The term loans bear interest at a variable rate of three-month EURIBOR plus an interest margin of 0.900% for the first term loan and 3.863% for the second term loan per year. As part of the loan agreement, GSW KG entered into an interest rate swap agreement with the Landesbank Berlin AG.

The first term loan in the amount of EUR 161.87 million will be repaid in one final repayment at the end of the facility. The second term loan in the amount of EUR 39.74 million amortizes in equal quarterly installments in an amount of EUR 0.71 million.

A mandatory prepayment event applies in case of disposals of properties securing the loan, in which case a certain loan amount allocated to the disposed properties shall be prepaid. This prepayment provision is in addition to the voluntary prepayment right which enables GSW Immobilien AG to terminate and prepay part or the entire loan at the end of each interest period. In the event that either voluntary and mandatory prepayments are made by GSW Immobilien AG, it will have to pay an exit fee amounting to 1.00% for prepayments made until February 13, 2015, and 0.50% for prepayments made between February 14, 2015 and February 13, 2017, each calculated on the basis of the amount prepaid.

GSW Immobilien AG undertook to comply with a loan-to-value covenant (equal to or less than 70%) and a debt service coverage ratio covenant (equal to or more than 110%), with the debt service coverage ratio covenant tested quarterly and the loan-to-value covenant annually, each with a first testing date on June 30, 2013. A breach of any of these financial covenants can be remedied by providing additional security within a period of four weeks after Hannoversche Hypothekenbank’s request. If such financial covenant breach is not remedied within such a period, an event of default will occur which enables Hannoversche Hypothekenbank to terminate the loan.

GSW Immobilien AG is subject to certain affirmative covenants, such as the maintenance of certain insurance policies relating to the properties securing the loan or the making of investments in accordance with the business plan. In addition, GSW Immobilien AG is obligated to comply with certain information undertakings. Furthermore, GSW Immobilien AG is subject to certain negative covenants, including, but not limited to, certain restrictions on the incurrence of intra-group indebtedness.

The loan agreement contains events of default which, in certain cases if not remedied within a specific period of time, entitle Hannoversche Hypothekenbank to terminate the loan agreement. Such events of default include, but are not limited to, non-compliance with payment obligations, the enforcement against the properties provided as security, the inaccuracy of representations relating to the financial condition of GSW Immobilien AG or the properties provided as security, the deterioration of the financial condition of GSW Immobilien AG or the value of the collateral granted as security for the loan, the insolvency of GSW Immobilien AG, non-compliance with laws or administrative orders, the lack of sufficient insurance coverage relating to properties securing the loan and the noncompliance with financial covenants or other obligations under the loan agreement.

In addition to land charges, GSW KG has provided Hannoversche Hypothekenbank with collateral, including:

•	security pledges over the hedging documents relating to the loan agreement entered into by GSW Immobilien AG; and

•	security assignments by GSW Immobilien AG of any current and future rental receivables relating to the properties listed in a schedule to the loan agreement, and

•	security pledges over certain accounts.

Interest Rate Swap Agreements

Finally, as part of its ordinary course of business, Deutsche Wohnen hedges its variable interest rate financing agreements using customary market hedging instruments. For this reason, the Group entered into various interest rate swap agreements, which are derivative contracts where each counterparty agrees to pay cash flows based on either a fixed or floating rate denominated in a particular currency to the other counterparty.

Deutsche Wohnen Convertible Bonds 2013

On November 22, 2013, the Company issued convertible bonds with a total nominal amount of EUR 250 million, divided into 2,500 bonds with a nominal amount of EUR 100,000 each (the “Convertible Bonds”, and each a “Convertible Bond”). The Convertible Bonds bear interest of 0.5% p.a. on their nominal amount, to be payable semi-annually in arrears.

The Convertible Bonds mature on November 22, 2020 and include the following options:

•

The Company has the right to redeem the Convertible Bonds, in whole, but not in part, from December 7, 2017 on at any time if the XETRA-quotation (volume-weighted) on at least 20 of 30 consecutive trading days exceeds 130% of the then applicable conversion price.

•	The Company has a clean-up option if only 20% or less of the Convertible Bonds issued are outstanding.

•	The bondholders have one put option for each Convertible Bond after five years and may reclaim redemption on November 22, 2018.

•

The Convertible Bonds may be repaid at the nominal amount plus accrued interest in cash, or instead, at the Company’s discretion (if no event of default has occurred), in whole or in part, in shares at the then prevailing market price.

•

The Convertible Bonds can be converted into shares of the Company from January 2, 2014 on at the conversion price (to be determined in accordance with their terms and conditions); to the best knowledge of the Company, none of Convertible Bonds have been converted yet. Both contingent capital and authorized capital can be used to service the Convertible Bonds (subject to general corporate requirements). The Company has the right to pay a cash amount in Euro instead of the delivery of shares (in whole or in part). The cash consideration shall be calculated on the basis of the arithmetic average of the XETRA-quotations during 15 consecutive trading days.

The conversion price per share currently amounts to EUR 18,3605 and is subject to customary anti-dilution adjustments (for instance, in case of the consolidation of shares, capital increases against contribution with subscription rights or dividend payments). Based on the aforementioned conversion price, the full exercise of all conversion rights could result in the issuance of up to approximately 13.6 million shares in the Company and would thereby increase the share capital by up to approximately 4.8%. The terms and conditions contain a “change of control” provision, as a consequence of which the bondholders may choose to either demand early redemption or conversion into shares of the Company at an adjusted conversion price.

Commitment and Option Transaction

Background of the Transaction

As of the date of this Prospectus, Deutsche Wohnen AG owns GSW Shares which correspond to 92.02% of outstanding share capital and voting rights in GSW Immobilien AG. Under the Real Estate Transfer Tax Act (Grunderwerbsteuergesetz), the acquisition of at least 95% of a company’s shares triggers a duty to pay real estate transfer tax (see “Regulatory Framework—Background of the Transaction—Real Estate Transfer Tax”). Upon entry into force of the Domination Agreement, the Company is obliged under section 305 of the German Stock Corporation Act (Aktiengesetz) to offer as an alternative to the Guaranteed Dividend an exit option to the Minority GSW Shareholders in the form of a Settlement Offer. In accordance with this mandatory statutory duty, Deutsche Wohnen AG undertook pursuant to section 5 paragraph 1 of the Domination Agreement to acquire, on request by a Minority GSW Shareholder, GSW Shares in exchange for shares in Deutsche Wohnen within a defined Offer Period (see “—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG”). If Deutsche Wohnen AG acquired at least 95% of GSW Immobilien AG’s share capital in the course of the Settlement Offer, it would trigger real estate transfer tax.

Obligations under the Commitment and Option Agreement

Against this background, Deutsche Wohnen AG entered into an agreement with Deutsche Bank, which is designed to effectively limit Deutsche Wohnen’s accretion of share in GSW Immobilien AG to a maximum of

95% minus 10,000 shares in GSW Immobilien AG (the “Target Share”). For this reason, Deutsche Wohnen concluded on April 28, 2014 a commitment and option agreement with Deutsche Bank, pursuant to which Deutsche Bank undertook to acquire from Deutsche Wohnen AG 5% plus 10,000 shares in GSW Immobilien AG currently held by Deutsche Wohnen AG shortly before the Settlement Offer is submitted to the Minority GSW Shareholders. Deutsche Bank committed to hold these shares until the earlier of (i) the calendar day following the day that is four years after the date on which Deutsche Bank acquired the shares in GSW Immobilien AG from Deutsche Wohnen AG and (ii) and October 29, 2018.

Provided that Deutsche Wohnen, together with its affiliates, will hold less than the Target Share following the Settlement Offer, Deutsche Wohnen AG is entitled to repurchase these shares in GSW Immobilien AG, if certain conditions are met. Furthermore, under the Commitment and Option Agreement, Deutsche Wohnen retained, among others, the right to nominate any independent third party to which Deutsche Bank shall sell a number of shares in GSW Immobilien AG to be determined by Deutsche Wohnen AG. Besides this, upon request by Deutsche Wohnen AG, Deutsche Bank is obliged to place shares in GSW Immobilien AG or certificates representing such shares into the market (subject to certain restrictions). In either case, Deutsche Wohnen AG is obliged to hold harmless Deutsche Bank for any loss suffered in the course of such sale, i.e., for any difference between the purchase price paid by Deutsche Bank to Deutsche Wohnen AG for the shares in GSW Immobilien AG and the proceeds from such placement.

Fee Structure

In connection with the Commitment and Option Agreement, the Company is obliged to pay Deutsche Bank a structuring fee of EUR 937,500 and certain commitment fees. For the time period between April 28, 2014 and the date on which Deutsche Bank acquires title to the GSW Shares, Deutsche Bank will receive a commitment fee at a rate of 5.3% (calculated on a 360 day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement. Thereafter, Deutsche Bank will initially receive a commitment fee at a rate of 5.7% (calculated on a 360 day basis) of the pre-agreed contractual value of the GSW Shares acquired by Deutsche Bank in execution of the Commitment and Option Agreement and depending on the number of shares Deutsche Bank holds after 18 months following the publication of the Settlement Offer, a step-up fee may be charged. These fees are subject to certain reductions, in particular if dividends are paid on GSW shares and in the event that Deutsche Bank sells GSW Shares. Further, Deutsche Wohnen AG is obligated to compensate Deutsche Bank AG for the difference between the purchase price paid by the buyer according to this procedure, and the amount that Deutsche Bank has used to acquire the GSW Shares.

Further, Deutsche Wohnen AG is obligated to compensate Deutsche Bank AG for the difference between the purchase price paid by the buyer according to this procedure, and the amount that Deutsche Bank has used to acquire the GSW Shares.

Urban Development Agreements/Public Law Agreements

Agreements regarding the development of Berlin-Buch

In 1999, the State of Berlin and GSW Immobilien AG’s wholly owned subsidiary SEG Buch Stadtentwicklungsgesellschaft Buch mbH (“SEG Buch”) entered into a framework agreement on the urban development of the neighborhood Berlin-Buch (Städtebaulicher Rahmenvertrag). Under this agreement, SEG Buch is obligated, among others, to plan and realign properties, develop the land (that is, install infrastructures), remedy environmental pollutions and bear the costs for schools and nurseries. In order to secure the fulfillment of these obligations, SEG Buch had to provide a guarantee by GSW Immobilien AG. On the basis of the framework agreement, the State of Berlin sold to SEG Buch several properties. SEG Buch was obligated to build apartment buildings on these properties. Further agreements, among others, on the allocation of remediation costs and on the construction of sports facilities, were concluded.

Due to unforeseen developments in the real estate market, the construction of new apartment buildings in Berlin-Buch is currently economically unviable. In 2004, SEG Buch and Berlin therefore agreed on a moratorium regarding most of SEG Buch’s obligations. Both parties intended to develop a new urban concept for the neighborhood and to agree on new measures to be taken. So far, however, no new concept exists. SEG Buch and Berlin prolonged the moratorium until Berlin and SEG Buch will have found an amicable solution. Consequently, the measures to be taken and the costs to be borne by SEG Buch and/or GSW Immobilien AG in relation to the neighborhood Berlin-Buch cannot be specified at the moment.

Agreement with the City of Teupitz on the Purchase and Development of Properties

In 1999, GSW Immobilien AG’s wholly owned subsidiary GSW Gesellschaft für Stadterneuerung GmbH (“GfS”) and the City of Teupitz agreed on the purchase of properties and the development of land. Moreover, GfS is obligated under the purchase agreement to share certain profits it realizes by reselling properties. The development measures are completed. By contrast, the obligation to share certain profits with the City of Teupitz is still ongoing, since GfS has not yet resold all properties.

Other Material Agreements

Companies belonging to the former GSW Group as well as companies which have already been part of Deutsche Wohnen prior to the takeover of GSW Immobilien AG have concluded numerous intra-group agreements as well as agreements with third-party service providers. As part of its ongoing integration efforts, the Company consistently monitors its contractual relationships. In the course of this contract management, the Company seeks to realize economies of scale by including as many asset companies as possible into existing contractual relationships and thereby standardize the contractual relationships within the Group. To this end, existing service agreements are consistently amended or replaced, in particular, with a view to the integration of GSW.

Systems Provider Agreements

Deutsche Wohnen has entered into various systems provider agreements with four providers for building management of its entire real estate portfolio (except for facilities for senior citizens) with a total annual volume of approximately EUR 20 million as of June 30, 2014. Above all, the agreements involve servicing technical building systems, maintenance, tenant changes, and processing of insured losses. To facilitate the implementation of the contracts, the four service providers have been integrated into the Group’s SAP system.

On October 12, 2010, Deutsche Wohnen Management- und Servicegesellschaft mbH, Deutsche Wohnen Asset Immobilien GmbH, Deutsche Wohnen Beteiligungen Immobilien GmbH, Rhein-Main Wohnen GmbH, Rhein-Pfalz Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Main-Taunus Wohnen GmbH & Co. KG, and DB 14 entered into a systems provider agreement and an agreement for the servicing of technical systems with B & O Service u. Messtechnik AG for certain real estate portfolios of the contract companies of Deutsche Wohnen located in the Frankfurt/Rhine-Main region. These agreements are effective from January 1, 2011 to December 31, 2015 and will be automatically extended for thirty-six months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term. Effective from January 1, 2014, Larry Condo S.à. r.l. acceded to the agreements with B & O Service u. Messtechnik AG.

On October 20, 2011, Fortimo GmbH, GEHAG, Aufbau Gesellschaft der GEHAG mbH and GEHAG Erste Beteiligungs GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with B & O Service u. Messtechnik AG for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin. These agreements have a fixed term from January 1, 2012 to December 31, 2015. Effective from January 1, 2014, Larry Condo S.à r.l., Larry Condo Holdco S.à r.l. and Larry Berlin I S.à r.l. acceded to the agreements with B & O Service u. Messtechnik AG.

On October 20, 2011, GEHAG and GEHAG Erste Beteiligungs GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with Gegenbauer Property Services GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin. These agreements have a fixed term from January 1, 2012 to December 31, 2015 and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On October 20, 2011, Fortimo GmbH, GEHAG, Aufbau Gesellschaft der GEHAG mbH, GEHAG Erste Beteiligungs GmbH and Eisenbahn-Siedlungs-Gesellschaft Berlin mbH entered into a systems provider agreement and an agreement for the servicing of technical systems with ALBA Facility Solutions GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin. These agreements have a fixed term from January 1, 2012 to December 31, 2015 and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term. Effective from January 1, 2014, Larry Condo S.à r.l., Larry Condo Holdco S.à r.l., Larry Berlin I S.à r.l. and Larry Berlin Lichtenberg S.à r.l. acceded to the agreements with Gegenbauer Property Service GmbH.

On October 20, 2011, GEHAG, GEHAG Erste Beteiligungs GmbH, GEHAG Dritte Beteiligungs GmbH, ESG and Haus and Heim Wohnungsbau-GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with URBANA Energiedienste GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin. These agreements have a fixed term from January 1, 2012 to December 31, 2015. After this date, the contracts will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term. Effective from January 1, 2014, Larry Condo S.à r.l., Larry Condo Holdco S.à r.l., Larry Berlin I S.à r.l., Larry II Berlin Marzahn S.à. r.l., Larry II Berlin Hellersdorf S.à. r.l., Larry II Greater Berlin S.à. r.l., Larry II Potsdam S.à r.l.) became party to the agreement with URBANA Energiedienste GmbH.

On October 20, 2011, Rhein-Main Wohnen GmbH, Rhein-Pfalz Wohnen GmbH, Rhein-Mosel Wohnen GmbH und DB 14 entered into a systems provider agreement and an agreement for the servicing of technical systems with URBANA Energiedienste GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of the Rhine-Main region. These agreements have a fixed term from January 1, 2012 to December 31, 2015. After this date, the contracts will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On November 29, 2012, BauBeCon Assets GmbH, BauBeCon Bio GmbH, BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, Algarobo Holding B.V., Hamnes Investments B.V. and Intermetro B.V. (now Intermetro GmbH) entered into a systems provider agreement and an agreement for the servicing of technical systems with B & O Service u. Messtechnik AG for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin, Saxony, Saxony-Anhalt, Lower Saxony, Bremen, Baden-Württemberg, North Rhine Westphalia, Hesse, Rhineland-Palatinate, Bavaria, Hamburg, Schleswig-Holstein and Thuringia. These agreements have a fixed term from December 1, 2012 to December 31, 2015, January 1, 2013 to December 31, 2015 and March 1, 2013 to December 31, 2016, respectively, and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On November 19, 2012, BauBeCon Assets GmbH, BauBeCon Bio GmbH, BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, Algarobo Holding B.V., Hamnes Investments B.V. and Intermetro B.V. (now Intermetro GmbH) entered into a systems provider agreement and an agreement for the servicing of technical systems with Gegenbauer Property Services GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin, Brandenburg, Lower Saxony and Hesse. These agreements have a fixed term from December 1, 2012 to December 31, 2015, January 1, 2013 to December 31, 2015 and March 1, 2013 to December 31, 2016, respectively, and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On May 30, 2013, DWRE Dresden GmbH, DWRE Erfurt GmbH, DWRE Halle GmbH, DWRE Leipzig GmbH and DWRE Merseburg GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with B & O Service u. Messtechnik AG for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Saxony, Saxony-Anhalt and Thuringia. These agreements have a fixed term from June 1, 2013 to December 31, 2016 and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On April 24, 2013, DWRE Alpha GmbH, DWRE Braunsweig GmbH and DWRE Hennigsdorf GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with Gegenbauer Property Services GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Lower Saxony and Brandenburg. These agreements have a fixed term from May 1, 2013 to December 31, 2016 and June 1, 2013 to December 31, 2015, respectively, and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

On March 21, 2013, GGR Wohnparks Alte Hellersdorfer Straße GmbH, GGR Wohnparks Kastanienallee GmbH, GGR Wohnparks Nord Leipziger Tor GmbH and GGR Wohnparks Süd Leipziger Tor GmbH entered into a systems provider agreement and an agreement for the servicing of technical systems with ALBA Facility Solutions GmbH for certain real estate portfolios of the contract companies of Deutsche Wohnen located in certain areas of Berlin. These agreements have a fixed term from April 1, 2013 to December 31, 2015 and will be automatically extended for twelve months each if they are not terminated within a notice period of three months prior to the expiration of the respective contract term.

Service Agreements

Service Agreements with MVV Energiedienstleistungen Mitte GmbH and ista Deutschland GmbH

Following the sale of its limited partnership interest in MVV Wohnen KG to MVV Energiedienstleistungen Mitte GmbH (formerly MVV Energiedienstleistungen GmbH Berlin) on October 30, 2008, GSW Immobilien AG, together with GSW Grundbesitz GmbH & Co. KG (“GSW KG”), entered into a cooperation agreement with MVV Energiedienstleistungen GmbH, MVV Energiedienstleistungen Mitte GmbH, MVV Wohnen KG and MVV Wohnen GmbH and into a framework services agreement as well as various individual service agreements with MVV Wohnen KG.

The framework services agreement lasts until December 31, 2029 and provides for, among others, an elaborate quality assurance mechanism, which includes a bonus/malus system. The various individual service agreements relate to the real estate portfolio of GSW Immobilien AG as a whole or in part (according to the cooperation agreement, changes in the property portfolio of GSW Immobilien AG which exceede certain thresholds or result in the termination or new conclusion of service agreements may entail specific compensation payments) and include, among other things, agreements regarding the support of technical building facilities, engineering services and the preparation of energy performance certificates for buildings (Gebäudeenergiepässe), each with a fixed term until December 31, 2017, an agreement concerning the billing of additional property expenses for the years 2009 to 2012 as well as an exclusive heat supply agreement with a fixed term until December 31, 2022. Additionally, GSW Immobilien AG, GSW KG and MVV Wohnen KG have extended the terms of various existing heat supply agreements by ten years.

Furthermore, GSW Immobilien AG, GSW KG and MVV Wohnen KG have entered into a meter management agreement, dated October 13, 2008 and with a fixed term until July 31, 2013, and GSW KG and MVV Wohnen KG have concluded an exclusive heat supply agreement regarding the property Westerwaldstraße 11, 13585 Berlin, with a fixed term until December 31, 2023. Both agreements are also governed by the framework services agreement dated October 30, 2008.

The rights and obligations of MVV Wohnen KG under these agreements have, by operation of law, been assumed by MVV Energiedienstleistungen Mitte GmbH as of September 30, 2009, the date on which MVV Energiedienstleistungen Mitte GmbH became the sole remaining partner of MVV Wohnen KG and MVV Wohnen KG was thereby dissolved.

On July 27, 2010, GSW Immobilien AG, GSW KG and MVV Energiedienstleistungen Mitte GmbH replaced the engineering services agreement dated October 20, 2008 with a new engineering services agreement which provides for a fixed term until December 31, 2017.

Additionally, on July 27, 2010, GSW Immobilien AG, GSW KG and MVV Energiedienstleistungen Mitte GmbH concluded a new (exclusive) meter management agreement and a new agreement regarding the preparation of energy performance certificates for buildings (Gebäudeenergiepässe), both providing for a fixed term until December 31, 2022. Also on July 27, 2010, GSW Immobilien AG, GSW KG and MVV Energiedienstleistungen Mitte GmbH concluded an agreement concerning the billing of additional property expenses for the years 2009 to 2022 which includes a quality assurance and bonus/malus mechanism as well as a price adjustment clause in respect of changes in the real estate portfolio of GSW Immobilien AG. These agreements replaced the meter management agreement dated October 13, 2008, as well as the agreements regarding the preparation of energy performance certificates for buildings (Gebäudeenergiepässe) and the billing of additional property expenses dated October 30, 2008. Pursuant to a multilateral agreement between GSW Immobilien AG, GSW KG, MVV Energiedienstleistungen Mitte GmbH and ista Deutschland GmbH dated July 27, 2010, all rights and obligations of MVV Energiedienstleistungen Mitte GmbH under the three new agreements were transferred to ista Deutschland GmbH. Moreover, on the same date GSW Immobilien AG and ista Deutschland GmbH entered into an agreement regarding the development and implementation of a strategic partnership in the fields of energy consumption management and operational excellence.

The rights and obligations of GSW KG under these agreements have, by operation of law, been assumed by GSW Immobilien AG as of January 1, 2012, when GSW Immobilien AG became the sole remaining partner of GSW KG and GSW KG was thereby dissolved.

Service Agreement with BMH Berlin Mediahaus GmbH

On December 16, 2010, GSW Immobilien AG, together with GSW KG, GSW Gesellschaft für Stadterneuerung mbH and Wohnanlage Leonberger Ring GmbH, concluded a service agreement with BMH Berlin Mediahaus GmbH for the exclusive supply of all tenants in the residential and commercial units held by these companies with analogue and digital broadband cable TV services as well as other services delivered via broadband cable, such as high-speed internet and telephony. The service agreement started on January 1, 2012 and lasts until December 31, 2026. BMH Berlin Mediahaus GmbH has the option to extend the agreement for another period of 5 years. The service agreement replaces previous service agreements between GSW Immobilien AG, its subsidiaries and various cable network providers which expired at the end of December 2011. On July 21, 2011, the group companies concluded an amendment agreement with Kabel Deutschland Vertrieb und Service GmbH & Co. KG (being the legal successor of BMH Berlin Mediahaus GmbH) including further objects into the service agreement.

In order to promote the penetration of digital TV, the service agreement includes an option for all tenants to obtain a smartcard for the decryption of encrypted digital free TV programs without additional charges and to purchase digital hardware decoders at reduced prices for an initial period of time. While the monthly costs for the provision of analogue and digital free services will be borne by GSW Immobilien AG and its subsidiaries and reimbursed by each tenant via ancillary cost billing (Betriebskostenabrechnung) for the initial 10 years of the duration of the service agreement, additional services such as Pay-TV, high-speed internet access or telephony can be ordered by the tenants on an individual basis. According to the services agreement, changes in the property portfolio of GSW Immobilien AG and its subsidiaries resulting in the partial or full termination of the service agreement may entail specific compensation payments.

Service Agreements with Intra Group Companies

GSW Immobilien AG has entered into service agreements with several of its subsidiaries. For example, service agreements relating to personnel administration and auditing services. In addition, Facilita provides several management services for GSW Group companies. This includes, among others, the following agreements:

Through two framework agreements, dated June 5, 2009, GSW Immobilien AG has assigned infrastructural and technical facility management as well as commercial property management services for its headquarters to Facilita. GSW Immobilien AG has concluded these agreements as operator of the headquarters and as its general tenant. The parties agreed on a fixed term until December 31, 2009, which shall automatically be extended by one year each, unless terminated by either party with a six months’ notice prior to its expiry.

GSW Immobilien AG and Facilita have entered into a framework agreement about infrastructural and technical facility management as well as commercial property management services dated August 29/30, 2006. This service agreement comprises six of GSW Immobilien AG’s offices in Berlin except the headquarters and has a fixed term until June 30, 2014.

Furthermore, GSW Immobilien AG and Facilita have agreed on several service agreements with respect to GSW Immobilien AG’s residential portfolio. On January 20, 2009, GSW Immobilien AG and Facilita have entered into a framework agreement regarding unit turn measures as well as into a framework agreement about the reactive management, including the management of fixing defects and disruption in operation, both with a fixed term until December 31, 2013. GSW Immobilien AG further has assigned project management services with respect to turn/maintenance projects to Facilita in an agreement dated September 8, 2008, as amended. By agreement dated March 20/27, 2008, GSW Immobilien AG and Facilita have entered into an agreement on services with respect to the acceptance procedure with the tenants. Moreover, GSW Immobilien AG and Facilita have concluded a service agreement on the vacancy management dated March 19/25, 2008. On December 10, 2007, GSW Immobilien AG and Facilita have also entered into an agreement about caretaker services.

In addition, GSW Immobilien AG has assigned personnel administration and payroll accounting services to Facilita through a service agreement dated July 31/November 17, 2006. There is no fixed term in the contract, and it is automatically extended by one year each, unless terminated by either party with three months’ notice prior to December 31.

Sale and Leaseback of GSW Immobilien AG’s headquarters

GSW Immobilien AG sold its company headquarters for EUR 65 million in August 2005 as part of a sale and leaseback transaction with a Spanish investment company. Its headquarters comprises several buildings with an aggregate space of 23,372 sqm and 390 parking spaces. As part of the transaction, GSW Immobilien AG leased the building for 10 years with the option to extend the lease for two separate five-year periods. The monthly rent is approximately EUR 370,000 (excluding ancillary costs and VAT), which is indexed at 75% of the consumer price index for the first 10 years. As part of the transaction, GSW Immobilien AG provides technical and infrastructural facility management through their subsidiary FACILITA Berlin GmbH for which it currently receives a gross amount of approximately EUR 510,000 per year from the Spanish investment company. This management agreement has a fixed term of five years with the option to extend the agreement for another five years.

REGULATORY FRAMEWORK

Deutsche Wohnen’s business activities are subject to legal requirements. The essential regulatory framework for Deutsche Wohnen’s business activities is shown below.

Legal Framework Applicable to Landlords

Limitations of German Tenancy Law

Since Deutsche Wohnen’s main business activity is the letting of its properties to third parties, it is subject, in particular, to German tenancy law. German tenancy law distinguishes between residential and commercial space. The majority of the residential units in Deutsche Wohnen’s portfolio are governed by residential tenancy law, which to a large part favors tenants through extensive social safeguards. In particular, these include restrictions on Deutsche Wohnen in regard to terminations, evictions, rent increases and the reallocation of ancillary costs, as well as maintenance and repair.

Statutory Protection Against Eviction

As a rule, the landlord may terminate a tenancy for residential space on a statutory basis only if the landlord has a legitimate interest in ending the tenancy. Under the law, a legitimate interest in ending the tenancy arises, in particular, if the tenant commits a culpable and not insignificant contractual breach; the landlord has a claim of personal use in the property for himself, his family members, or members of his household (not applicable for legal entities); or the landlord would otherwise be prevented from reasonable economic utilization and would therefore suffer considerable detriment. Termination for the purpose of increasing the rent is not permitted.

“Reasonable economic use” as a ground for termination is intended to ensure the free economic disposability of property. Such grounds exist if the landlord were to suffer considerable detriment from continuing the tenancy (such as receiving a significantly lower purchase price or having expenses significantly exceed income). However, a landlord’s intention of selling the property in connection with converting housing into individually owned residential units, for example, would not qualify as a ground for termination. In fact, the German Civil Code (Bürgerliches Gesetzbuch) completely prohibits personal use and reasonable economic use as grounds for termination by the purchaser for a limited amount of time (specifically, three years after the transfer of title) if the space has been converted to a residential unit, and the residential space was already rented to a tenant before the transfer of title and is then sold. In regions where housing supplies are deemed to be insufficient, German state governments may extend this prohibition by statutory order for up to ten years.

Certain Federal States, including North Rhine-Westphalia, Hesse and Berlin, have made use of this option. Pursuant to a statutory order dated January 24, 2012 (entry into force on February 10, 2012), the prohibition on termination in North Rhine-Westphalia was extended to eight years for residential units located in Bonn, Cologne, Düsseldorf and Münster and to five years for residential units located in 33 other municipalities, including Dortmund, Aachen and Bottrop. The Senate of Berlin adopted a statutory order dated August 13, 2013 (entry into force on October 1, 2013) setting the prohibition on termination to ten years for residential units located in Berlin. Pursuant to an amending statutory order of Hesse dated December 18, 2009 (entry into force on December 31, 2009), the prohibition on termination was extended to five years for residential units located in ten cities in Hesse, including Frankfurt and Wiesbaden. In rent-restricted apartments, the restrictions can last for the term of the subsidy.

Even if the landlord terminates the letting contract on the basis of a legitimate interest, the tenant is protected under German tenancy law. Consequently, in the event that the tenant has been ordered to be evicted from the property, the court may stipulate an appropriate period of transition (including postponement of up to one year maximum) in which the tenant must vacate the residential unit. As an alternative to the classic eviction procedure, during which the landlord must bear the costs of the removal and safekeeping of all moveable objects from the evicted property by the court-appointed enforcement officer under certain conditions, the German Tenancy Law Amendment Act (Mietrechtsänderungsgesetz - MietRÄndG), which entered into force on May 1, 2013, provides the landlord with the cost-saving option of limiting the eviction procedure to obtain possession of the property and allows the landlord to remove and store the moveable objects from the property at his own will and expense (the so-called “Berlin Eviction”). If the tenant fails to pay a security deposit equal to two months’ rent, landlords are entitled to terminate the lease without notice. In litigation which combines the actions on eviction and payment, a judge can issue a securing order requiring the tenant to pay a security deposit covering the monthly rent accruing during the proceedings. If the tenant fails to pay, this eases the landlord’s possibility to obtain an eviction order. The eviction procedures will no longer be tediously delayed because of a right of possession of a third party (sub-tenant) if the landlord is unaware that the premises was sub-let and consequently has not obtained an eviction writ against the sub-tenant; a further title against such third person may be obtained by way of an interim injunction (einstweiliger Rechtsschutz). Furthermore, judges must prioritize actions of eviction. Conversely, protection from eviction based on claims for personal use was expanded to include the so-called “Munich Model”. The key point of this model is to purchase rented residential space through a partnership or multiple purchasers and then to terminate the letting contract for one or multiple tenants based on claims of personal use for individual partners or purchasers and to subsequently convert the apartment into an individually owned residential unit, as was the original intention, all to circumvent the tenant’s three-year protection from termination based on claims of personal use. The amendment invalidates this option.

Statutory Limits on Rent Increases

The ability of landlords to increase rent unilaterally under existing tenancy agreements is limited by German law; however, the amount of rent agreed upon between existing or new tenants and the landlord is generally not subject to restrictions. According to section 5 of the German Economic Offenses Act (Wirtschaftsstrafgesetz), the wilful or reckless (leichtfertig) letting of rooms for living at unconscionably high rents, however, constitutes an administrative offense (Ordnungswidrigkeit). A rent is considered to be unconscionably high in the event that it exceeds the locally prevailing comparative rent index in a municipality during the last four years by more than 20% due to an abuse of the limited availability of comparable rooms. In the prior legislative period, a draft bill was introduced into the German parliament stating that rents exceeding 20% of the prevailing comparative rent level in a municipality or a district of a municipality shall constitute an administrative offense without it being required that this is “due to an abuse of the limited availability of comparable rooms”. The draft bill period has elapsed, but it is not excluded that a new draft bill with similar provisions will be presented. In addition, according to the German Federal Court of Justice (Bundesgerichtshof) case-law, rent levels exceeding the locally prevailing comparative rent level (ortsübliche Vergleichsmiete) by approximately 50% may constitute an usury crime pursuant to section 291 of the German Criminal Code (Strafgesetzbuch). If the parties to the existing tenancy agreements have not agreed on a staggered rent (Staffelmiete) or an indexation of rents (Indexmiete) – which is only permissible in specific cases – and the tenant refuses to amend the tenancy agreement, a rent increase may only be effected unilaterally under certain circumstances.

Additionally, the landlord may, subject to statutory and contractual requirements, exercise a right of contractual adjustment of up to the locally prevailing comparative levels of rent, if the rent has remained unchanged during the 15 months preceding the intended increase. As a rule, however, the rent cannot increase by more than 20% within a three-year period (capping limit - Kappungsgrenze). The German Tenancy Law Amendment Act makes it possible for federal states with constricted housing markets to lower via statutory order the capping limit for regions where housing markets are considered to be tight in order to react flexibly to rent increases, especially in metropolitan areas. In such cases, the rent increases up to the locally prevailing comparative levels of rent can be reduced from 20% (standard legal rule) to 15%. Several states have already employed this option, including Berlin (via the Capping Limit Order dated May 7, 2013, entry into force on May 19, 2013). Furthermore, North Rhine-Westphalia has announced plans to reduce the capping limit to 15% for specified municipalities. Other states, including Hesse, are reported to be contemplating following suit.

For certain modernization measures, the landlord may allocate the costs of the modernization measures by increasing the annual rent by currently 11% of his total costs for modernizing the residential unit in compliance with all legal and contractual regulations (less the costs that would have been incurred for ordinary maintenance measures), unless the tenant can prove that the rent increase constitutes an undue burden/hardship, the measures only save primary energy or only serve environmental protection purposes. Following the rent increase, the tenants may have a special termination right (Sonderkündigungsrecht).

After receiving notification of modernization measures, tenants have the right to terminate the lease for exceptional cause. If tenants do not exercise this termination right, they are obliged to endure energy modernization measures carried out by the landlord without being entitled to rent abatements for a period of three months. Contending that the reallocation of modernization costs constitutes unreasonable hardship for the tenant is no ground for not tolerating execution of the measures, as this issue will be reviewed in later rent increase proceedings. However, there may be special circumstances which grant the tenant grounds to do so.

Statutory Restrictions on Selling Residential Space

For a sale of rented residential space that has been, or is intended to be, converted into condominiums, i.e., separately transferable residential units, to a third party, the tenant has by German law the right to purchase the unit on the same terms as the buyer (Vorkaufsrecht). No preemptive right exists, however, if the unit was already a separately transferable condominium at the time when the landlord had handed over the rental space to the tenant.

Landlord Maintenance Obligations

Generally, under German law, the landlord must maintain the property, including maintenance of the structure, façade and roof of the building, as well as the interior of the residential units, and cannot transfer this maintenance obligation to the tenant.

However, the landlord may contractually assign the so-called decorative repairs (Schönheitsreparaturen) to the tenant. If the landlord assigns such obligations within standardized contracts, the terms must comply with the strict requirements for general business terms (Allgemeine Geschäftsbedingungen) which are regulated in the German Civil Code (Bürgerliches Gesetzbuch). For example, the Federal Supreme Court of Justice (Bundesgerichtshof) has ruled that standard clauses in letting contracts are invalid if they require the tenant to carry out decorative repairs within a fixed schedule or require the tenant to fully renovate the apartment at the end of the letting term independently of its actual status (Endrenovierung). The invalidity of such clauses results in the landlord being held responsible for decorative repairs, and being required to bear all related costs. If the tenant carries out such repair and maintenance work without actually being required to do so, the landlord may have to compensate the tenant for the corresponding costs.

Requirement for Energy Certificates

As from January 1, 2009, sellers and landlords of residential buildings are required to provide potential buyers or tenants with a special certificate that discloses the property’s energy efficiency before any sale or new rentals of residential units. An energy certificate must be prepared if an engineering assessment of the entire building’s energy consumption is performed in the course of modernization measures, which allows for the certificate to be prepared at a reasonable cost. The energy certificate is generally valid for ten years.

On July 13, 2013, the Fourth Law Amending the Energy Saving Act (Viertes Gesetz zur Änderung des Energieeinsparungsgesetzes) came into force. It stipulates additional energy-saving measures for the construction of buildings, but does not have any material impact on already existing buildings. The act also reinforces the energy certificate, e.g., by requiring that real estate advertisements in commercial media cite the heat transfer coefficient or U-value of the property. Following this amendment of the Energy Saving Act, additional amendments of the Energy Saving Ordinance based upon this law became necessary. On October 16, 2013, the federal government passed the amendment of the Energy Saving Ordinance (Energieeinsparverordnung) which came into force on May 1, 2014. The Energy Saving Ordinance includes various regulations regarding reconstruction works designed to improve energy efficiency. Failure to comply with these rules can be sanctioned as an administrative offense.

Restrictions with Publicly or Privately Subsidized Housing

The German public administration subsidizes housing construction, in particular, residential units that are intended and suitable for large segments of the population based on size, fixtures and rent. “Publicly subsidized” housing construction, being carried out, inter alia, by way of loans with preferential interest rates, is governed by two significant requirements: first, such housing may only be occupied by tenants who hold housing eligibility certificates (Wohnungsberechtigungsschein); second, the landlord is limited on the amount of rent to be paid by the tenant.

Restrictions on Public Subsidies

The legal principles for subsidized residential space are primarily set down in the housing promotion legislation (Wohnraumförderungsgesetz - WoFG), which replaced the First and Second Housing Act (Erstes und Zweites Wohnungsbaugesetz), of September 13, 2001 (entry into force on January 1, 2002), in the ordinance regulating publicly subsidized tenancies on controlled rents in newly built houses (Neubaumietenverordnung) of 1970, in the controlled tenancies legislation (Wohnungsbindungsgesetz), and in the computation legislation (II.

Berechnungsverordnung). Additionally, the legislative power to subsidize social housing was transferred to the German federal states as of September 1, 2006, in the course of federalism reform legislation. Currently, housing promotion and controlled tenancies legislation has come into effect in the federal states of Baden-Württemberg, Bavaria, Bremen, Hamburg, Hesse, Lower Saxony, North Rhine-Westphalia, Rhineland Palatinate, Schleswig-Holstein, and Thuringia. Other federal states are planning similar legislation that is essentially guided by the preceding federal law with respect to the aforementioned public law obligations regarding publicly sponsored housing. The rules of the housing promotion legislation and the controlled tenancies legislation in Berlin were partly supplemented by the Berlin Housing Act (Wohnraumgesetz Berlin – WoG Bln) of July 1, 2011 (entry into force on July 10, 2011). These amendments include rules for termination for cause, grant the right to claim for rent compensation and relocation allowances after expiration of the initial funding, and offer other options, such as the early repayment of investment loans.

With regard to Deutsche Wohnen’s total portfolio, public subsidies may also have been approved under the German Historical Debt Relief Act (Altschuldenhilfegesetz). That act granted financial support to municipalities and to communally owned housing construction and management organizations, which acquired properties in the former German Democratic Republic after German reunification.

Under the legal regime until the federalism reform in 2006, statutory law provided for different restrictions on the amount of rent to be paid by the tenant. Firstly, a fixed rent according to the respective subsidization agreement and, secondly, a cost-covering rent during the sponsorship period stipulated by law. The cost-covering rent is the amount of rent necessary to cover all expenses of the property, including a return on equity capital. This amount is adjusted over time. Under certain circumstances, higher incidental expenses may permit an increase of the average rent and, accordingly, of the individual rent. However, aside from a few exceptions, such rent increases require the respective sponsor’s approval. The cost-covering rent includes a statutory fixed amount for maintenance and modernization costs which is determined regardless of the actually incurred costs.

The fixed rent and the cost-covering rent are still applicable in German federal states that have not (yet) passed legislation for housing promotion and controlled tenancies or where individual sections of the federal state’s laws deviate from the federal statutes.

The rules of the housing promotion legislation and the controlled tenancies legislation in Berlin were partly supplemented by the Berlin Housing Act (Wohnraumgesetz Berlin). These amendments include rules for termination for cause, grant the right to claim for rent compensation and relocation allowances after expiration of the initial funding, and offer other options, such as the early repayment of investment loans. However, the so-called “rent reference value” (Richtmiete) discussed in the bill of the Berlin Housing Act was not introduced. Pursuant to the proposal, recipients of public housing subsidies would generally no longer be entitled to charge the cost-covering rent, but will be subject to a maximum rent corresponding to the amount of rent customary in a certain place in connection with a social component. The social standard rent could be lower than the currently applicable cost-covering rent, and could therefore further restrict the rent income. It might also restrict the breadth of potential rent increases.

Approximately 18% of the properties owned by Deutsche Wohnen as of June 30, 2014 receive public subsidies and are therefore subject to restrictions regarding rent increases and/or the intended usage of the buildings. As of June 30, 2014, approximately 73% of Deutsche Wohnen’s total residential real estate portfolio measured by units is located in the Greater Berlin area. For 16.4% of the Greater Berlin area, real estate portfolio Deutsche Wohnen has received subsidies from the State of Berlin.

Sales of publicly subsidized housing may, in some cases, require approval by the sponsor. Moreover, if a property is converted for individual ownership and is subsequently sold for owner-occupancy, any subsidies that have been received must be paid back.

In addition to subsidies from the German federal government and federal states, municipalities also provide subsidies in certain cases. In exchange for such subsidies, a municipality usually receives a right to determine the respective building’s intended use. Accordingly, the municipality is entitled to decide on the respective tenants of the property.

Restrictions on Private Subsidies

Housing may also be subsidized by private companies, particularly through the granting of company loans to create housing for a company’s employees. Such subsidies consistently stipulate occupancy rights in the sponsor’s favor, especially in the case of either company loans that fund construction, or grants that are subject to term limits. The holder of occupancy rights may also require that the owner of residential units governed by such rights only rent the units to tenants who are designated by the right-holder.

Restrictions in Connection with Investment Funding

Under the Investment Allowance Act of 1999 (Investitionszulagengesetz 1999), tax-exempt investment funding could be granted for the purchase, modernization, refurbishment or maintenance of certain apartment buildings within the territory of the former German Democratic Republic. The granting of investment funding is not coupled with occupancy rights, rent control or comparable restrictions. The recipient of the funding is, however, obligated to only rent out the subsidized rental units for residential housing purposes, and to do so during a period of five years upon completion of modernization work. In cases of non-compliance, the funding can be reclaimed.

Restrictions on Properties Governed by Historic Preservation and/or Special Urban Planning Laws; Restrictions Due to Copyrights in Architectural Services

Some of Deutsche Wohnen Group’s properties may be located in urban renewal and urban preservation areas. Additionally, some buildings are registered as historic sites. The statutory rules of the German Building Code (Baugesetzbuch), and federal state legislation concerning monument preservation (Landesdenkmalschutzgesetze), apply in those instances. These laws generally restrict certain structural changes and property use, and also require the owner to maintain the protected structure and its surroundings.

Owners of properties located within an urban renewal area must obtain governmental approval to demolish or structurally alter a building, to enter into lease agreements lasting for more than one year, to sell the properties, and to grant liens and mortgages. Owners of properties located in an officially defined urban renewal area must also pay to the municipality a compensatory monetary amount toward the funding of the redevelopment. This compensatory amount is equal to the increase of land value resulting from the redevelopment.

Owners of properties located in a preservation area must obtain governmental approval for demolishing or structurally altering a building, or for changing the building’s use. Moreover, ordinances may require approval for converting the status of residential units into individual ownership for owner-occupancy (units for individual ownership or part-ownership).

Owners of buildings listed as historic sites are required to preserve and maintain the buildings in a predominantly unchanged state. Compliance with these requirements is monitored and enforced by the relevant governmental agency. Any change to the structure or use of a building requires specific administrative approval. The owners of structures governed by historic preservation laws must also notify the relevant agency of any intended sale of such structures. The municipality generally has a preemptive right of purchase in such cases. Noncompliance with any of the aforementioned requirements may result in administrative fines of up to EUR 0.5 million for each violation. Owners of buildings which are adjacent to buildings listed as monuments are also subject to restrictions for monument protection in connection with alterations of their building.

As of June 30, 2014, approximately 19.4% of flats owned by Deutsche Wohnen Group form part of buildings listed as historic sites. The individual buildings must be maintained in a predominantly unchanged state because of historic, artistic, scientific or urban renewal concerns.

Certain Deutsche Wohnen properties may be considered as works of architectural significance, and possibly may therefore be subject to copyrights, especially with regard to the respective architect’s services. Structural changes may in such instances be subject to the designer’s or architect’s consent.

Limitation on the Use of Properties by Easement

On some of the Company’s properties, easements have been established in the land register. An easement requires the owner of the charged property in rem to refrain from taking action (for example, not to build on specific parts of the property) or to forbear action to be taken (for example, right to access for third parties). The obligation can be enforced by the relevant third party. Since registered easements are attached to the property itself, they can be enforced against the current owner of the charged property, as well as against legal successors.

On some of Deutsche Wohnen’s properties, public easements have been established. A public easement requires the owner of the relevant property to take action (for example, to create a certain number of parking lots), refrain from taking action (for example, not to build on specific parts of the property), or forbear action to be taken (for example, laying pipes or cables by third parties). The content of the obligation can be enforced by means of an administrative order. Various properties are also subject to unified public easements. These public easements create a single “construction property” under public building law (for building permit purposes) out of the affected properties which continue to be independent properties.

Many provisions of public building law, such as the requirements of minimum distances between buildings, apply to the construction property as if the plot boundaries did not exist. Since public easements rest on the property itself, they can be enforced against the owner of the charged property and against third parties. Public easements are also effective against legal successors (e.g., buyers of the charged property) and can only be suspended by a waiver of the competent authority. The restrictions resulting from the public easement may affect the value of the charged property.

Current Developments in German Tenancy Law

The German Federal Ministry of Justice and Consumer Protection has recently published a draft bill that would effectively limit rent increases and establish maximum rent levels (Mietpreisbremse). The draft bill restricts rent increases for a period of five years for new leases to a maximum of 10% above the locally prevailing comparative rent levels in municipalities or parts of municipalities in which the supply of affordable housing is determined to be threatened. New or fully modernized buildings are excluded from the restriction on rent increase at their first lease. Deutsche Wohnen’s management assumes that the entry into force of the draft bill would result in a reduction of in-place rent income amounting to approximately EUR 3.5 million which may be partially offset by a reduction of re-letting expenses.

In addition, the draft bill contains provisions regarding the payment of a real estate agent. Currently, the tenant has to pay the agent’s commission, even if the landlord hires the real estate agent. Under the proposed law, a landlord is required to pay the commission if the owner hires the agent. Tenants still would have to pay if they hire an agent to help them find an apartment.

The draft bill is currently discussed within the federal government. It is based on an agreement between the current governmental coalition’s parties CDU/CSU and SPD from late 2013. It is reported that the government wants to pass the law before the Bundestag’s summer break, so that the law can enter into force at the beginning of 2015. It is planned to initially have the provisions in force for only five years in order to examine their effects.

Furthermore, according to press reports the German Federal Ministry of Justice and Consumer Protection is considering reducing the percentage up to which the landlord may allocate the costs for certain measures to the tenant by increasing the annual rent from currently 11% to a maximum of 10%.

Liability for Environmental Damage and Contamination

Liability for residual pollution and harmful changes to soil, as well as for the contamination of buildings with asbestos and other harmful materials may arise from rules and regulations under both public and civil law. Liability under public law for residual pollution cannot be excluded through agreements under civil law. Civil law liability for breaches of warranty, however, can be limited or excluded.

Responsibility under Public Law for Environmental Damage and Contamination

Under the German Federal Soil Protection Act (Bundesbodenschutzgesetz), the responsibility for residual pollution and harmful changes to soil (hereinafter, each a “contamination”) lies with, amongst others, the perpetrator of the contamination, such perpetrator’s universal successor, the current owner of the property, the party in actual control of the property, and the previous owner of the contaminated property if such owner transferred title after March 1, 1999, and knew or must have known about such contamination. Liability is strict and not based on fault; that is, the relevant governmental agency does not need to prove intent or negligence on the part of the party held responsible for the remediation. Administrative powers arising from the German Federal Soil Protection Act include risk assessments, investigative orders, remediation orders, and other necessary measures to prevent harmful changes to soil or residual pollution.

In principle, there is no statutory ranking order according to which the parties responsible for remediation must be held liable. Instead, this decision is at the discretion of the respective governmental agency. In that regard, effectiveness of remediation is the prevailing factor. Thus, the current owner of the contaminated property is usually held initially responsible because that owner is generally in the best position to undertake the necessary remediation work. However, pursuant to the German Federal Soil Protection Act, the other responsible parties, as the case may be, are required to indemnify the person who carried out the remediation on a pro rata basis, regardless of who is held liable by the government. This indemnity right may take the form of an explicit contractual agreement and may also be waived. However, whether and to what extent that right can actually be enforced depends on the circumstances of each case.

Asbestos

German law distinguishes between two types of asbestos: (i) friable asbestos and (ii) other types of asbestos, each resulting in different legal consequences.

Friable asbestos can release asbestos fibers into building air due to aging and external force. Friable asbestos is generally found in construction materials that provide fire safety, noise abatement, moisture protection, heat insulation, and thermal protection. Other types of asbestos are involved if the material containing asbestos is firm and no asbestos fibers can escape into the air, thus not posing a risk to human health.

Under the rules of the so-called asbestos guidelines (Asbest-Richtlinien) of the German federal states, the standard for determining a remediation obligation is the presence of any threat to health in any specific case. Therefore, except in the event of structural alterations, there is generally no obligation to remove non-friable asbestos under the asbestos guidelines because of the lack of fiber formation.

As to friable asbestos, the asbestos guidelines prescribe criteria for assessing the urgency of taking remedial action in case of contamination. This is determined according to three levels of urgency: urgency level I requires immediate remediation of the structure; urgency level II requires reassessments at intervals of no more than two years; and urgency level III requires a reassessment at intervals of no more than five years. Remediation measures under the asbestos guidelines include demolition, removal, or coating of the asbestos products, and separation of the asbestos products from the respective space to ensure that fibers do not become airborne.

In the event of asbestos contamination, the tenant can assert a commensurate right of rent abatement. German courts have ruled that the presence of a defect for purposes of warranty requirements under tenancy law can be presumed if the onset of a health threat cannot be excluded. Accordingly, the courts have permitted rent abatements even in cases involving urgency levels II or III, which, under the asbestos guidelines, merely require that the level of risk be monitored and do not require immediate remediation. Tenants may also claim compensatory damages if the defect was present at the time of contract formation or if the landlord is in default with its obligation to remedy the defect. Additionally tenants may claim compensation for personal suffering (Schmerzensgeld). Finally, tenants also have the right to remedy the defect on their own and require that their reasonable expenses incurred be reimbursed under certain conditions.

Polychlorinated Biphenyl (PCB), Dichlorodiphenyltrichloroethane (DDT), Pentachlorophenol (PCP) and Hexachlorocyclohexane (Lindane)

PCB is widespread in the environment today. Since PCB may cause damage to embryos and is suspected of having carcinogenic effects and affecting human health, its production was prohibited in Germany in 1983. However, PCB may still exist in buildings (for example, in wood preservatives, synthetic materials, insulations or joints). Based on construction law or emissions protection law in conjunction with the “Guidelines on the Assessment and Remediation of PCB containing Construction Material or Elements in Buildings” (PCB-Guidelines), the owner of a building may be obliged to remedy PCB sources. In particular, remediation measures may become necessary if the PCB concentration in rooms which are designed for human use exceeds 300 nanograms per cubic meter of air. Remediation measures include the elimination or sealing of PCB-containing construction elements.

DDT and lindane are synthetic pesticides, which were also used in wood preservatives. DDT is suspected of causing cancer and of being genotoxic, while lindane is suspected of harming the nervous system, especially in the case of occupationally intensive exposure, and also possibly of causing cancer. PCP was used as a fungicide against mold and is also suspected of having negative effects on human health. As regards DDT, PCP and lindane, their existence in buildings may entitle the tenant under certain conditions to reduce rent or claim damages. Moreover, the remediation of rooms or buildings where DDT, PCP or lindane concentrations exceed certain thresholds may be required.

Groundwater and Maintenance of Sewage Systems

Pursuant to the German Federal Water Management Act (Wasserhaushaltsgesetz), all sewage systems must be constructed, operated and maintained according to the generally accepted Rules of Technology (annerkannte Regeln der Technik). Property owners are required to check, among other things, for the sewage system’s condition, operability, maintenance and the amount and quality of wastewater and the substances contained therein. Private sewage systems shall be checked once every 20 years. The first check of a new sewage system may also take place after 30 years if it has already been checked during its installation. In the case of deficiencies, property owners must repair the sewage system. The German Federal Water Management Act authorizes the federal government, with approval of the Bundesrat, to enact an ordinance specifying the above-mentioned obligations concerning sewage systems. Until the federal government ordinance is enacted, the federal state governments may enact their own ordinances regarding the aforementioned obligations. Berlin only requires examinations of private sewage systems in certain water protection areas every five to 20 years (subject to the applicable regulation for the respective water protection area).

Legionella Tests

The Drinking Water Ordinance (Trinkwasserverordnung), as published on November 28, 2011 and last amended on August 7, 2013, requires the owners of specified centralized heated water supply facilities for use in certain multi-family buildings to test the stored heated water for legionella (pathogenic bacteria) by December 31, 2013 at the latest and to repeat this test least once every three years or once every year, depending on the size of the used facilities. The responsible government agencies can order additional tests.

Only bodies accredited by the respective federal state are authorized to conduct these tests. The existence of appropriate sample extraction points (Probeentnahmestellen) must be ensured by the owner of the building. If the measured value exceeds the limits specified by the Drinking Water Ordinance, the owner of the facility will regularly be ordered by the responsible government agency to remedy the situation accordingly.

Civil Law Liability

Civil law liability for residual pollution can arise from contractual warranty provisions or statutory law. Warranty obligations can generally be waived or limited by contract. According to statutory provisions, a perpetrator of a contamination can be liable for damages or for remediation of the contamination and its consequences. Deutsche Wohnen could be subjected to such liability if a property that Deutsche Wohnen currently owns or formerly owned is detrimentally affecting the property of third parties. This civil law liability exists, independent of official action, under the provisions of the German Federal Soil Protection Act.

Legal Framework Applicable to Retirement Homes and Nursing Homes

KATHARINENHOF®, a Group company, operates retirement homes and nursing homes. Such operations are governed by the law relating to accommodation and care contracts (Wohn- und Betreuungsvertragsgesetz), the federal nursing homes act (Heimgesetz) and various nursing home laws of German federal states. In addition, the Social Security Code (Sozialgesetzbuch) provides for special requirements set forth in the Eleventh Book of the Social Security Code XI – Social Nursing Care Insurance (Sozialgesetzbuch XI – Soziale Pflegeversicherung) (“SGB XI”) and in the Twelfth Book of the Social Security Code XII – Social Welfare (Sozialgesetzbuch XII - Sozialhilfe).

Social Laws

People in need of care are entitled to care at inpatient facilities if home care or semi-inpatient care is not feasible or otherwise cannot be considered due to the special circumstances of a given case. Such people may choose among the accredited institutions of various sponsoring bodies. Nursing care fund (Pflegekasse) benefits are provided in kind and in cash. The nursing care insurance’s benefits in cash are awarded only in an amount up to defined cost limits (depending on the level of the care allowance). Costs in excess of that amount must be borne by the person in need of care.

As a rule, the nursing care funds discharge their duty of providing coverage with the help of accredited inpatient care facilities, such as the retirement homes and nursing homes operated by KATHARINENHOF®. Pursuant to SGB XI, only nursing care homes that have entered into care contracts (Versorgungsvertrag) may provide inpatient care at the expense of the nursing care insurance. The care contracts are entered into by a care facility’s sponsoring body (or an association authorized to represent sponsoring bodies of equal status) and the state federations (Landesverband) of nursing care funds, in consensus with the regional social welfare funding bodies in the respective federal state (unless that state’s law has assigned responsibility for the respective care facility to a local social welfare funding body). If a care facility meets the requirements for entering into a care contract, it then has the right to conclude such a contract. The care contract stipulates the nature, substance and scope of the general care services that the care facility is to provide to the policy holders during the term of the contract (the “Care Mandate”). The contract obligates the care facility to provide the policy holders with care in accordance with the Care Mandate. Additional provisions concerning the terms governing the provision of care are found in the master contracts applicable statewide, between the state federations of the nursing care funds and the associations of the sponsoring bodies. The care contracts directly bind all nursing care funds within the country. The state federations of the nursing care funds may terminate a care contract only under certain conditions.

The care facilities accredited under a care contract are entitled to compensation for the general nursing care services known as care rates (Pflegesätze). The care rates are to be borne by the nursing home residents. If a resident is in need of care, the care rates will be borne by his or her cost carrier (i.e., by the nursing care funds and social welfare funding bodies). To that end, the sponsoring body of every single accredited nursing home enters into care rates agreements (Pflegesatzvereinbarung) with the nursing care funds and with the relevant social welfare funding bodies, to the extent that a specific percentage of the calculation days of the nursing home is attributed to the cost carrier. As to nursing home residents who, pursuant to SGB XI, are entitled to care insurance benefits, the nursing care funds and the social welfare funding bodies also agree on the fees for room and board with the sponsoring bodies of the care facilities. However, those fees have to be borne completely by the resident.

Capital investments can be financed through public grants in accordance with state law. Such investments include, for example, the costs necessary for the construction, acquisition and maintenance of the buildings and other depreciable assets that are necessary to operate the care facilities; the costs of acquiring and improving real properties; the renting, use, or co-use of real properties, buildings or other depreciable assets; and, the start-up or internal changeover costs of care facilities. To the extent that capital investment expenditures are not covered by public grants, a subsidized nursing home may charge the people in need of care separately for parts of the capital investments. However, this requires the approval of the relevant governmental agency at the state level. Unsubsidized care facilities merely have to notify those agencies of the separate assessment of investment costs. In the case of care facilities that are not publicly subsidized, the social welfare funding body must assume any separately assessed costs only if an agreement to that effect is in place.

Nursing homes are subject to extensive economic efficiency and quality control measures. Violations may result in the termination of the care contract or in a cut in compensation for the care.

Common Basic Requirements for Retirement and Nursing Homes

According to the law relating to accommodation and care contracts (Wohn- und Betreuungsvertragsgesetz), a private law residential contract must be entered into between a retirement or nursing home’s sponsoring body and the residents of the retirement or nursing home concerning the services to be provided by such retirement or nursing home’s sponsoring body, as well as the fees to be paid by the residents. As a rule, the contract has to be concluded for an undefinite period. The fees have to be calculated pursuant to standardized principles for each resident. As to nursing homes, the services and fees must comply with the rules of SGB XI. As to retirement homes, the stipulated fees must be reasonable in relation to the services. The operation of a retirement or nursing home is linked to legal requirements pursuant to the federal nursing homes act (Heimgesetz), and various nursing home laws of German federal states. Reports must be filed on the operation so that the competent governmental agency can review whether the respective retirement or nursing home meets the requirements of the respective nursing homes law. Retirement and nursing homes are subject to the supervision of the federal states. In the event that defects are found, the state supervisory body may issue orders against the relevant retirement or nursing home’s sponsoring body ranging all the way to the prohibition of operations.

Retirement and nursing homes are also subject to several regulations on the federal as well as the state level. The Minimum Building Regulation for Retirement and Nursing Homes (Heimmindestbauverordnung) contains minimum requirements for a retirement or nursing home’s design. The Retirement and Nursing Home Staffing Regulation (Heimpersonalverordnung) imposes minimum requirements on the qualifications of a retirement or nursing home’s staff. The Retirement and Nursing Home Security Regulation (Heimsicherungsverordnung) applies if a retirement or nursing home’s sponsoring body accepts cash or non-cash benefits for the room and board of a resident or applicant. The Retirement and Nursing Home Cooperation Regulation (Heimmitwirkungsverordnung) governs the activities of a retirement or nursing home’s residents.

Legal Framework Applicable to Outpatient Care Services

Further, KATHARINENHOF® operates an outpatient care service. Such service is also governed by the SGB XI. Pursuant to SGB XI, just as regarding inpatient care only, outpatient care service providers that have entered into care contracts may provide outpatient care at the expense of the nursing care insurance. The nursing care insurance’s benefits are also awarded in an amount up to defined cost limits (depending on the level of the care allowance). Costs in excess of that amount must be borne by the person in need of care.

Selected General Regulations Relevant for Deutsche Wohnen

Trade Regulations

In Germany, the business activities of Deutsche Wohnen are regulated primarily by the German Industrial Code (Gewerbeordnung). Important provisions are found in the regulations thereunder and especially in the Regulations for Real Estate Brokers and Developers (Makler- und Bauträgerverordnung), last amended on May 2, 2012. While the German Industrial Code requires licenses for some business activities of Deutsche Wohnen, the most important provisions of the Regulations for Real Estate Brokers and Developers require the disclosure of certain information to government agencies, compliance with record retention obligations, and an annual audit of the respective companies of Deutsche Wohnen Group by independent auditors.

The pertinent regulations under industrial law which apply explicitly to retirement homes and nursing homes have already been covered in the section “—Legal Framework Applicable to Retirement Homes and Nursing Homes”.

Real Estate Transfer Tax

Purchasers of real estate located in Germany are required to bear certain costs. It is market practice that the purchaser of real estate is required to pay the real estate transfer tax triggered by the respective sale and purchase transaction. Real estate transfer tax in North Rhine-Westphalia, Baden-Württemberg and Bremen currently amounts to 5.0% of the purchase value of the property, to 6.0% in Berlin and Hesse, to 6.5% in Schleswig-Holstein and to 3.5% in Bavaria. Additional costs, amounting to approximately 1.5% of the purchase value are incurred for notary fees and land registry office (Grundbuchamt) fees, depending on the value of the transaction. These additional costs are usually also paid by the purchaser whereas costs in connection with the deletion of mortgages that were registered by the seller for the purpose of its financing are usually to be borne by the seller. While the real estate transfer tax rate is determined on the state level, the statutory real estate transfer tax framework falls within the competency of federal lawmakers.

Under the current tax laws, the acquisition of a participation in an entity that owns German real estate exceeding 95% is subject to real estate transfer tax. Before June 6, 2013, the tax could be avoided by way of a share deal in which up to 94.9% of shares in a property owning entity and up to 94.9% of shares in an interim vehicle owning the remaining 5.1% in the property owning entity are acquired. An acquirer could thereby hold almost all of the shares in a property holding entity without being subject to real estate transfer tax.

On June 6, 2013, the Bundestag implemented the EU Directive on Mutual Assistance (Amtshilferichtlinie Umsetzungsgesetz). Pursuant to this new act, real estate transfer tax is also triggered if an acquisition or transaction results in an entity holding an economic participation of at least 95% of an entity that owns a piece of German real property, regardless of whether this is held (partly) directly or (partly) indirectly. The economic participation shall equal the sum of direct or indirect participations in the respective entity’s capital or assets. To determine participations, the percentages of participations in the capital or assets of the entities have to be multiplied. Thus, pursuant to the new act, real estate transfer tax is triggered if the overall effective ownership, taking into account direct and indirect participation (economic ownership), is, or exceeds, 95% when accumulation is determined based on economic interest calculated on a look-through basis.

Capital Investment Code/AIFM Directive

The German Capital Investment Code (Kapitalanlagegesetzbuch) was passed on May 16, 2013, by the German Bundestag and enacted on July 22, 2013. It replaces the German Investment Act (Investmentgesetz) and implements, inter alia, the EU Directive 2011/61/EU of June 8, 2011 on the administration of alternative investment funds. According this new law, any organization for joint investments that collects capital from a number of investors with the purpose of investing it in accordance with a fixed strategy and that is not an operating company outside the finance sector, is considered as an investment fund and is, thus, subject to regulation. The legislation stipulates that the investment criteria applied to the collected capital must be binding, in writing, and with a scope that goes beyond a generic business strategy in order for a company to qualify as an investment asset pursuant to the Capital Investment Code. The difference between a defined investment strategy and a general business strategy of a company lies in the fact that the investment criteria are precisely specified and the scope of action is limited by the investment requirements and the articles of association.

In June 2013 the BaFin published a letter of interpretation, including a set of questions and answers that also concerned real estate companies, regarding the application of the Capital Investment Code and the definition of the term “investment asset”. It clarifies that a real estate company only qualifies as an investment asset when it meets the criteria under section 1 paragraph 1 sentence 1 of the Capital Investment Code. Real estate companies whose main business is focused on project development (the conception, acquisition, and development of properties and the subsequent sale of these properties) or facility management, brokerage and appraisal activity or financing advice in regard to the purchase or sale of property are already disqualified as investment assets due to these “operational activities”. The same applies to (listed) real estate companies who operate their own properties (e.g., the operation of nursing care facilities). It is immaterial if the real estate company uses an external service provider or another company within the same group to run its operations as long as the business decisions remain in its hands. If the real estate company’s business is focused on the acquisition, lease or rental, management and sale of properties and not on an operational activity, it would meet the criterion of “non-operational activity” and set itself apart by the mere presence of a “fixed investment strategy” (festgelegte Anlagestrategie) in lieu of a “general business strategy” (Unternehmensstrategie). The letter of interpretation lists various indications of what meets the criterion of a “fixed investment strategy”, including a legally binding, enforceable obligation on the part of investors to adhere to the strategy of the investors and a defined strategy that stipulates, e.g., investment in certain asset categories, limitations on asset allocation, the pursuit of specific strategies, investment in specific geographic regions, limitations on leverage, etc.

Given its Nursing and Assisted Living segment, the Company believes that it qualifies as an “operating company”. The fact that the business purpose in the Articles of Association grants the Company’s directors a broad scope of action and does not stipulate a clear investment strategy meeting the criteria listed above gives us further reason to believe that, based on the legislation and the letter of interpretation from BaFin, neither the Company itself nor its asset-holding companies qualify as an investment asset within the meaning of the Capital Investment Code.

Sampling Examination by the German Financial Reporting Enforcement Panel (Deutsche Prüfstelle für Rechnungslegung)

According to Section 342b of the German Commercial Code (Handelsgesetzbuch) the German Financial Reporting Enforcement Panel (Deutsche Prüfstelle für Rechnungslegung) (the “DPR”) is authorized to examine whether the company’s financial statements comply with statutory requirements, including generally accepted accounting principles or other accounting standards authorized by law. In particular, the DPR conducts an examination (i) with cause if indications exist of a breach of accounting standards, (ii) upon request by the BaFin, or (iii) on a random-sampling basis without immediate cause (“sampling examination”). On June 23, 2014, the DPR notified the Company of its intention to conduct a sampling examination of the Company’s most recent financial statements and respective management reports. The notification relates to the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2013 and the unconsolidated annual financial statements as of and for the fiscal year ended December 31, 2013 and the Company’s respective group management report and the management report. In 2013, 9% of the sampling examination undertaken by DPR resulted in findings (Source: DPR Annual Report 2013) and the respective companies may be required to publicly correct their financial reports.

BUSINESS AND LEGAL RELATIONSHIPS WITH RELATED PARTIES

In accordance with IAS 24, parties related to Deutsche Wohnen AG include those entities with which Deutsche Wohnen AG forms a group or in which it owns a stake enabling it to exert a significant influence over the entity. These include companies and associated companies that are controlled but not consolidated for reasons of materiality.

Under IAS 24, parties related to Deutsche Wohnen include members of the Management Board and the Supervisory Board, including their close family members, as well as any entities over which members of the Company’s Management Board or Supervisory Board or their close family members can exert a controlling influence.

Business Relationships between Deutsche Wohnen AG and its Directors

The former Chief Financial Officer, Mr. Helmut Ullrich, acquired three individually owned residential units from GEHAG GmbH in the fiscal year 2012 for a purchase price of EUR 0.4 million. The current Chief Financial Officer, Mr. Lars Wittan, acquired four such residential units from GEHAG in the fiscal year 2012 as well for a purchase price of EUR 0.3 million. These transactions were approved by the Supervisory Board.

Mr. Claus Wisser is the company founder and chairman of the Supervisory Board of AVECO Holding AG, a holding company of the WISAG group. WISAG group provides certain building cleaning and maintenance services to FACILITA Berlin GmbH, a group company of the Deutsche Wohnen AG Group. The contracts for cleaning services have a total gross volume of approximately EUR 400,000 per year. In addition, WISAG group’s maintenance services are used on an as-needed basis in the fields of heating, plumbing and electricity. These contracts contain no purchase obligation for Deutsche Wohnen Group. The contract volume in 2013 was approximately EUR 1.3 million.

Business Relationships between Deutsche Wohnen AG and Companies of Deutsche Wohnen Group

Deutsche Wohnen AG, Deutsche Wohnen Management GmbH, Deutsche Wohnen Construction and Facilities GmbH, Deutsche Wohnen Immobilien Management GmbH and Deutsche Wohnen Service GmbH maintain business and contractual relationships with different related parties within the Group. These relationships entail providing a wide variety of services in the areas of leasing and sales management, consulting to residents and tenants, rent and receivables management, central purchasing and contract administration, customer service, technical management including maintenance and modernization, personnel, legal and financial matters, marketing, IT, business management and portfolio controlling.

Furthermore, numerous service agreements exist between Deutsche Wohnen and companies of the GSW Group. These agreements are concluded in Deutsche Wohnen’s ordinary course of business and serve the purpose of integrating the newly acquired entities into the Group.

In the ordinary course of its business activities, all transactions and legal relationships with related companies and related people were conducted on standard market terms and conditions that are commonly also applied to transactions with non-Group third parties.

TAKEOVER OF GSW IMMOBILIEN AG AND DESCRIPTION OF GSW

Transaction Overview

Submission of a Takeover Offer

On August 20, 2013, Deutsche Wohnen AG announced its intention to submit a takeover offer for the acquisition of all shares of GSW Immobilien AG in exchange for Settlement Shares (the “Exchange Offer” or the “Takeover Offer”). The public Exchange Offer was made on October 2, 2013 to all shareholders of GSW Immobilien AG for the acquisition of their registered shares of GSW Immobilien AG, each with a notional amount of the registered share capital of EUR 1.00 per share. The Takeover Offer was accepted with 91.05% of GSW Shares (based on outstanding share capital as of November 18, 2013) tendered and completed on November 27, 2013. After execution of the Takeover Offer, Deutsche Wohnen AG acquired further GSW Shares by exercising conversion rights from convertible bonds issued by GSW Immobilien AG and acquired by Deutsche Wohnen AG in 2013. As of the date of this Prospectus, Deutsche Wohnen AG owned GSW Shares which corresponded to 92.02% of outstanding share capital and voting rights in GSW Immobilien AG (“Existing Shares”).

Conclusion of a Business Combination Agreement

On October 14, 2013, GSW Immobilien AG and Deutsche Wohnen AG concluded an agreement regarding their combination (“Business Combination Agreement” or “BCA”). In the BCA, provisions were defined for the future strategy and structure of the consolidated corporate group. A joint integration committee consisting of the Management Board members of both companies was to be created, for the purpose of coordinating the integration of the business segments of GSW Immobilien AG and Deutsche Wohnen AG in consideration of the BCA regulations.

In the BCA, the Parties to the Agreement affirmed their joint understanding that the workforce deployed is the basis for the current and future success of the corporate group. As a result, job cuts shall only be implemented if a long-term surplus of staff is identified despite the company’s continued dynamic growth. If terminations for operational reasons cannot be avoided, they shall be carried out in a socially responsible manner.

The BCA also stipulates that beginning in 2014, the dividends amounting to approximately 50% of the FFO (without disposals), which Deutsche Wohnen AG will pay its shareholders, shall be increased to approximately 60% of the FFO (without disposals).

As provided for in the BCA, two Management Board members of Deutsche Wohnen AG, Michael Zahn and Lars Wittan, were appointed to the Management Board of GSW Immobilien AG alongside Andreas Segal. Michael Zahn took over the position as chairman of the GSW Immobilien AG Management Board. Concurrently, Andreas Segal was named a member of the Management Board of Deutsche Wohnen AG. Jörg Schwagenscheidt withdrew from the Management Board of GSW Immobilien AG with effect as of January 31, 2014 at his own request.

Acquisition of GSW Convertible Bonds

On November 20, 2012, GSW Immobilien AG issued a convertible bond with a total nominal value of EUR 182,900,000.00 (ISIN: DE000GSW1CB6 / WKN: GSW1CB), which was divided into elements with nominal value of EUR 100,000.00 each (“GSW Convertible Bonds”). The GSW Convertible Bonds had an interest rate of 2% p.a. with a maturity on November 20, 2019. In principle, as of December 30, 2013, the GSW Convertible Bonds could be converted at a specific conversion price at any time.

On November 19, 2013, Deutsche Wohnen AG invited holders of the GSW Convertible Bonds to make Deutsche Wohnen AG an offer for the sale of their GSW Convertible Bonds (the “Purchase Offer”). Over the course of the Purchase Offer, Deutsche Wohnen AG was able to acquire GSW Convertible Bonds with a total nominal value of approximately EUR 181 million.

Following the completion of the takeover of GSW by Deutsche Wohnen on November 27, 2013, GSW announced that a change of control has occurred. Accordingly, each bond holder was entitled to convert the bond at a reduced conversion price. Deutsche Wohnen AG exercised the conversion rights for all GSW Convertible Bonds acquired by it. As a result of the exercise of further conversion rights and the exercise of the right of premature redemption as a result of the change of control by other convertible bond holders, the total nominal amount of outstanding GSW Convertible Bonds amounted to EUR 1.4 million as of February 11, 2014.

Because of the small total of outstanding GSW Convertible Bonds, GSW Immobilien AG made use of its right to premature redemption as of March 13, 2014. As a result, the remaining outstanding GSW Convertible Bonds were redeemed prematurely at nominal value plus accrued interest (a so-called “clean-up call”).

Issuance of Convertible Bond 2013

In order to finance the Purchase Offer, Deutsche Wohnen AG issued a convertible bond (ISIN: DE000A1YCR02 / WKN: A1YCR0) on November 19, 2013 with a total nominal amount of EUR 250 million, divided among pari passu fractional bearer bonds with a nominal amount of EUR 100,000.00 each, a maturity of seven years and annual interest of 0.5% on their nominal amount subject to the exclusion of subscription rights. The DWAG convertible bonds will mature on November 22, 2020 and be repaid at the nominal amount upon final maturity, provided they are not converted, repurchased or repaid prior to this time. The initial conversion price amounts to 130% of the relevant reference value and/or EUR 18.7538 per share (see “Material Agreements of the Company—Deutsche Wohnen Convertible Bonds”).

Conclusion of a Domination Agreement with GSW Immobilien AG

On March 7, 2014, the Management Board of GSW and Management Board of Deutsche Wohnen resolved to prepare and conclude the Domination Agreement between GSW Immobilien AG, as the controlled company, and Deutsche Wohnen AG, as the controlling company. On April 30, 2014, the Domination Agreement was concluded. Following the respective approvals of the general meetings of Deutsche Wohnen AG on June 11, 2014 and GSW Immobilien AG on June 18, 2014, the Domination Agreement is expected to enter into force on the day following the date of this Prospectus (see “Material Agreements of the Company—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG”).

Description of GSW

Business Operations

GSW is a publicly traded real estate company with its registered office in Berlin. The business model of GSW is focused on the long-term rental of residential property in Berlin. A key strategic element of business is active and value-oriented portfolio management. With a portfolio comprising 60,436 (as of June 30, 2014) residential and commercial units, GSW Immobilien AG manages one of the largest real estate portfolios in Berlin.

GSW is a one-segment company, which covers the management of residential properties in Berlin. GSW Immobilien AG is the parent company of the GSW Group. It performs the operating activities of the GSW Group together with Facilita. GSW Immobilien AG holds property and has its own staff.

As part of its acquisition of GSW Immobilien AG, Deutsche Wohnen indirectly acquired GSW Immobilien AG’s wholly owned subsidiary Facilita. Facilita is independently responsible for facility management in the Group. This includes, e.g., industrial cleaning, gardening, caretaking and small repairs, vacancy management and technical building management. Facilita employs the facility managers in the GSW Group and has its own administrative staff.

Major property portfolios are also held by the subsidiaries GSW Pegasus GmbH, GSW Corona GmbH and GSW Grundvermögens- und Vertriebsgesellschaft mbH. These companies do not have their own staff. GSW also has majority interests in subsidiaries, some of which hold individual housing complexes. GSW also has additional direct and indirect holdings. As of December 31, 2013, the consolidated GSW Group consisted of 16 consolidated companies. There are profit transfer and control agreements with the major subsidiaries. All companies are also included in Group-wide cash management, which secures the transfer of liquidity to the parent company.

Pursuant to the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2014 of GSW Immobilien AG, prepared in accordance with IFRS for interim financial reporting (IAS 34), the total assets of the GSW Group amounted to approximately EUR 3,659.0 million as of June 30, 2014 and the net operating profit before interest and taxes (EBIT) of the GSW Group amounted to approximately EUR 87.8 million for the six months ended June 30, 2014. The consolidated net income for the period of the GSW Group amounted to approximately EUR 32.8 million for the six months ended June 30, 2014.

Share Capital

As of June 30, 2014, the share capital of GSW Immobilien AG amounted to EUR 56,676,960 and was divided into an equivalent amount of registered shares with no-par-value, each representing a notional amount of EUR 1.00 in the share capital.

Corporate Bodies and Employees

Pursuant to section 5 of the GSW articles of Incorporation, the Management Board must consist of at least two members. Furthermore, the Supervisory Board decides the number of members on the Management Board. As of the date of this Prospectus, the Management Board of GSW Immobilien AG consisted of the following members:

•	Michael Zahn (CEO);

•	Andreas Segal; and

•	Lars Wittan.

The Supervisory Board of GSW Immobilien AG is comprised of six members. Supervisory Board members are appointed by the general meeting in accordance with section 8.2 of the GSW articles of Incorporation. On the date of the Prospectus, the Supervisory Board of GSW Immobilien AG consisted of the following members:

•	Uwe E. Flach (Chairman of the Supervisory Board);

•	Dr. Andreas Kretschmer (Vice Chairman of the Supervisory Board);

•	Dr. Reinhard Baumgarten;

•	Kirsten Kistermann-Christophe;

•	Matthias Hünlein; and

•	Helmut Ullrich.

As of December 31, 2013, the GSW Group had a total of 545 employees (excl. apprentices). The Supervisory Board of GSW Immobilien AG is not currently subject to co-determination.

Corporate History of GSW

GSW Immobilien AG was founded by the city of Berlin and the Prussian State in 1924 as the “Wohnungsfürsorgegesellschaft Berlin mbH”. In 1937, eight independent residential construction companies were consolidated under the name GSW Immobilien AG. After GSW Immobilien AG constructed several large housing estates with several thousand residential units especially between 1969 and 1973, its portfolio again increased significantly in 1992/1993 when its expropriated residential units in East Berlin were largely returned to it. In 2004, the city of Berlin, the majority shareholder of GSW Immobilien AG up to that point, sold its shareholding to financial investors, who listed GSW Immobilien AG on the Frankfurt Stock Exchange in 2011.

Economic and Strategic Rationale of the Takeover

The business strategy of Deutsche Wohnen Group centers on expanding its position as the leading German residential real estate company through a combination of strategic acquisitions, efficiency improvements in its business operation and organic growth. Accordingly, the acquisitions focus on attractive German metropolitan regions, as a result of which more than half of the portfolio is located in the Berlin area. The takeover of GSW Immobilien AG by Deutsche Wohnen AG is consistent with this strategy and represents the most significant acquisition in the history of the Company.

The economic and strategic purpose of the takeover of GSW by Deutsche Wohnen AG is the realization of competitive advantages and synergies for the benefit of the shareholders of the combined company under the Deutsche Wohnen brand.

In particular the considerations which have formed, and still are, the economic and strategic rationale of the takeover, include the following:

•

Focus on a Growth Market. With the takeover, Deutsche Wohnen increased its portfolio share of residential units located in the Greater Berlin area from 54% prior to the takeover of GSW Immobilien AG to 72% as of June 30, 2014.

•

Potential for Synergies. With the merger of the two companies, structures and processes will be unified. Deutsche Wohnen AG strives to realize cost savings in administration and purchasing with a positive effect on the sustainable FFO (without disposals) of the combined company group in the amount of approximately EUR 25 million per year, after taxes. In 2014, the Company has already generated synergies which will increase the recurring FFO profile of the Group in the amount of approximately EUR 15 million by 2016; EUR 10 million thereof, will be cash effective already in the fiscal year 2014.

•

Improvement of Key Performance Indicators. The acquisition by means of an exchange offer enabled the Company to maintain its sustainable funding structure. As of June 30, 2014, the LTV Ratio for the combined company amounted to 56.2%.

•

Stronger Capital Market Profile. Through the acquisition of GSW, Deutsche Wohnen became one of the five largest listed real estate companies in Europe in terms of market capitalization, which allows for a broader diversification of its funding sources on both the equity and debt capital fronts.

GENERAL INFORMATION ON DEUTSCHE WOHNEN AG AND THE

DEUTSCHE WOHNEN GROUP

Formation, Name and Commercial Register Entry

Deutsche Wohnen AG is a stock corporation (Aktiengesellschaft) organized under German law. It was incorporated as KERA Beteiligungs Aktiengesellschaft, a stock corporation organized under German law, on November 19, 1996 and was registered with the commercial register of the local court of Frankfurt am Main, Germany, under docket number HRB 42388 on December 12, 1996. The founder and sole shareholder was Deutsche Bank AG. Initially, the Company had no business operations. It first started to conduct business in 1998. The Company changed its name to Deutsche Wohnen AG pursuant to a resolution adopted by an extraordinary general meeting on October 30, 1998, which was recorded in the commercial register of the local court of Frankfurt am Main on January 6, 1999. The Company conducts business under the commercial brand Deutsche Wohnen.

Company History

The cornerstone of Deutsche Wohnen Group’s formation was laid in 1998/99 with the acquisition of the residential property portfolios of what was formerly Hoechst AG and the Heimstätte Rheinland-Pfalz Group. Deutsche Wohnen Group took on its current form through its merger with the GEHAG Group in August 2007.

In 1999, all of the Company’s four million no-par-value registered shares, each such share representing a notional value of approximately EUR 2.56, were sold in a private placement to retail and institutional investors by the Company’s then sole shareholder, DB Real Estate Management GmbH (formerly Deutsche Grundbesitz Management GmbH and now RREEF Management GmbH), Eschborn, Germany, a wholly owned subsidiary of Deutsche Bank AG. The Company’s initial public offering took place on November 2, 1999, with its shares trading on the regulated market of the Luxembourg Stock Exchange and on the open markets of the Düsseldorf and Berlin/Bremen stock exchanges. The Company’s stocks were approved for trading on the regulated market of the Frankfurt Stock Exchange on July 14, 2006, at the same time gaining approval for its Prime Standard, a market segment with stricter requirements. Starting on November 1, 2007, the regulated market and former regulated market were merged to create the current regulated market. At the Company’s request, the listing on the Luxembourg Stock Exchange was cancelled with effect as from the end of December 12, 2006.

As part of DB Real Estate Management GmbH’s placement of the Deutsche Wohnen shares in 1999, DB Real Estate Management GmbH granted those registered shareholders who were recorded in the Company’s stock register as of June 30, 2009, the right to sell their shares to DB Real Estate Management GmbH by December 31, 2009. In view of this right, Deutsche Wohnen AG and DB Real Estate Management GmbH executed a domination agreement on May 7, 1999, under which the Company gave control of its business to DB Real Estate Management GmbH. The sole shareholder of DB Real Estate Management GmbH was Deutsche Bank AG.

In early 2006, Deutsche Wohnen AG and DB Real Estate Management GmbH decided to cancel their domination agreement and financially separate Deutsche Wohnen AG from the Deutsche Bank Group in order to facilitate the sustainable growth of Deutsche Wohnen AG. The State of Rhineland-Palatinate and Hoechst GmbH, legal successor of the former Hoechst AG, had already consented to a waiver of the control requirement in 2005.

On the basis of a concept formulated by the Company and the Deutsche Bank Group on March 23, 2006, an extraordinary general meeting of the Company approved the cancellation of the domination agreement with DB Real Estate Management GmbH with a majority of 99% of the capital represented. Another condition of the financial separation set by DB Real Estate Management GmbH provides that at least 90% of the shareholders take advantage of the opportunity to exchange their existing Company registered shares for bearer shares and, in connection with such exchange, waive their right to a sell-out. This condition was also approved by the extraordinary general meeting on March 23, 2006. Upon fulfillment of these conditions, the domination agreement was cancelled, effective as of the end of June 30, 2006. As of September 10, 2009, the date of exchange, 466,599 of the 677,822 registered shares were exchanged for bearer shares, leaving a total of 211,223 registered shares outstanding as of September 10, 2009 (approximately 0.8% of the shares of Deutsche Wohnen AG). Since then, a small number of registered shares have been exchanged for bearer shares on various dates, bringing the current total of registered shares (as of the last exchange date on June 16, 2014) to 82,483. Including these later exchanges and the capital increases conducted by issuing bearer shares, only 0.029% of the outstanding shares of the company remain in the form of registered shares. As of June 11, 2014, the general meeting of the Company resolved that any shares in the Company in registered form that have not already been converted into bearer shares by their owners shall be converted into bearer shares. The conversion is expected to become effective prior to the end of fiscal year 2014.

In the course of its merger with Berlin-based GEHAG, Deutsche Wohnen AG acquired, in two stages, all shares of GEHAG from the companies affiliated with Oaktree Capital Management, L.P.

Deutsche Wohnen Group acquired the BauBeCon Group portfolio of about 23,500 residential units from Barclays Bank PLC in May 2012. Deutsche Wohnen financed the purchase price of nearly EUR 1.235 billion through a combination of equity and debt, with the latter representing approximately EUR 700 million.

In April 2013, Deutsche Wohnen Group acquired a portfolio of about 6,900 residential units in the Greater Berlin area from companies affiliated with Blackstone Group L.P. The purchase price for the acquisition of the residential property portfolio consisted of a cash component of EUR 260 million and a share component made up of 8,150,000 new, no-par-value bearer shares in Deutsche Wohnen AG.

In November 2013, the Company acquired 91.05% of GSW Immobilien AG shares (based on the share capital at the time) in the course of a public share-for-share tender offer. After execution of the Takeover Offer, Deutsche Wohnen AG acquired further GSW Shares by exercising conversion rights from convertible bonds issued by GSW Immobilien AG and acquired by Deutsche Wohnen AG in 2013. As of the date of this Prospectus, Deutsche Wohnen AG owned GSW Shares which corresponded to 92.02% of outstanding share capital and voting rights in GSW Immobilien AG.

On November 22, 2013, the Company issued Convertible Bonds with a total nominal amount of EUR 250 million, divided into 2,500 bonds with a nominal amount of EUR 100,000.

Registered Office, Fiscal Year, Duration and Purpose of the Company

The Company’s registered office is located at Pfaffenwiese 300, 65929 Frankfurt am Main, Germany, and its telephone number is +49 (0) 69 97 69 70 0.

Since January 1, 2007, the Company’s fiscal year has been the calendar year. The duration of the Company is indefinite.

Pursuant to section 2 of the Articles of Association, the objective of Deutsche Wohnen AG is the acquisition, administration, letting and management, as well as the sale of residential property, nursing care facilities and other real estate. Real estate may be built, modernized and refurbished, services may be provided, and co-operations in all forms may be undertaken by the Company. The Company shall be entitled to be active in the fields listed above, either by itself, or through subsidiaries or portfolio companies; provided, that the purpose of the relevant entity covers the business activities of the Company in full or in part. The Company shall also be entitled to found or acquire such companies; it shall be entitled to manage subsidiaries under joint management or limit itself to the administration of its participating interests, and the Company shall be entitled to dispose of its interests. The Company is entitled to take all actions related to its purpose and which serve its purpose directly or indirectly.

Structure of the Deutsche Wohnen Group and Significant Shareholdings

Deutsche Wohnen AG is the parent company of Deutsche Wohnen Group, which consists of around 110 companies. Its primary role within Deutsche Wohnen Group is to function as a finance and management holding company. The operating business is conducted exclusively by subsidiaries, the majority of which were founded and have their registered office in the Federal Republic of Germany.

The current structure of Deutsche Wohnen Group 2014 is as follows (only major subsidiaries are shown):

(1)

Major subsidiaries of GSW Immobilien AG are: GSW Grundvermögens- und Vertriebsgesellschaft mbH, FACILITA Berlin GmbH, GSW Gesellschaft für Stadterneuerung mbH, Stadtentwicklungsgesellschaft Buch mbH, Grundstücksgesellschaft Karower Damm mbH, GSW Acquisition 3 GmbH, GSW Wohnwert GmbH, GSW Corona GmbH, GSW Pegasus GmbH, Wohnanlage Leonberger Ring GmbH, GSW Immobilien GmbH & Co. Leonberger Ring KG, GSW Verwaltungs- und Betriebsgesellschaft mbH & Co. Zweite Beteiligungs KG, and GSW Fonds Weinmeisterhornweg 170-178 GbR.

(2)

Major other subsidiaries of Deutsche Wohnen AG are: Rhein-Main Wohnen GmbH, Rhein-Mosel Wohnen GmbH, Deutsche Wohnen Reisholz GmbH, Main-Taunus Wohnen GmbH & Co. KG, Rhein-Pfalz Wohnen GmbH, DB Immobilien Fonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Larry Group (consisting of the companies Larry Condo S.à r.l., Larry Condo Holdco S.à r.l., Larry Berlin I S.à r.l., Larry Berlin II S.à. r.l, Larry Berlin Lichtenberg S.à r.l., Larry II Berlin Marzahn S.à. r.l., Larry II Berlin Hellersdorf S.à. r.l., Larry II Greater Berlin S.à. r.l., Larry II Potsdam S.à r.l.).

(3)

Major other subsidiaries of Deutsche Wohnen AG are: Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, BauBeCon group (BauBeCon Assets GmbH, BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, BauBeCon Bio GmbH, Hamnes Investments B.V., Algarobo Holding B.V., Intermetro GmbH), DWRE Group (formerly Kristensen), GEHAG Erste Beteiligungs GmbH, GEHAG Dritte Beteiligungs GmbH, GEHAG Vierte Beteiligungs S.E., Fortimo GmbH, Aufbau-Gesellschaft der GEHAG GmbH, Grand City (Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, SGG Scharnweberstraße Grundstücks GmbH, AGG Auguste-Viktoria Allee Grundstücks GmbH), GGR Group (consisting of the companies GGR Wohnparks Alte Hellersdorfer Straße GmbH, GGR Wohnparks Kastanienallee GmbH, GGR Wohnparks Nord Leipziger Tor GmbH, GGR Wohnparks Süd Leipziger Tor GmbH), Deutsche Wohnen Dresden I GmbH and Deutsche Wohnen Dresden II GmbH.

(4)	Major subsidiaries of KATHARINENHOF Seniorenwohn- und Pflegeanlagen Betriebs- GmbH are: Katharinenhof Service GmbH, Seniorenresidenz Am Lunapark GmbH, LebensWerk GmbH.

The following table shows the financial information pursuant to German commercial law (HGB) for selected subsidiaries of Deutsche Wohnen AG (medium-sized and large corporations) as of December 31, 2013 (unless indicated otherwise). The figures are in million euros, unless indicated otherwise. No material change occurred following to this date.

Company name and Registered office	Areas of responsibility	Share of voting rights (direct and indirect)	Issued capital	Reserves	Equity	Book value of the shares	Receivables of Deutsche Wohnen AG from affiliated companies	Liabilities of Deutsche Wohnen AG to Affiliated companies	Net profit/loss		Dividend recognized by Deutsche Wohnen in the fiscal year 2013
		(in %)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)		(in EUR million)
Direct participations
Deutsche Wohnen Management GmbH, Berlin	Management	100.00	0.03	0.0	0.0	0.0	2.4	8.4	0.0	2)	-1.2	1)
Deutsche Wohnen Corporate Real Estate GmbH, Berlin	Management	100.00	0.03	0.0	0.0	0.0	2.7	0.9	0.0	2)	5.0	1)
GSW Immobilien AG, Berlin	Property Management;	92.02	56.68	497.6	1,108.0	1,890.45	0.0	0.0	(8.4)		n/a	1)

Company name and Registered office	Areas of responsibility	Share of voting rights (direct and indirect)	Issued capital		Reserves	Equity	Book value of the shares	Receivables of Deutsche Wohnen AG from affiliated companies	Liabilities of Deutsche Wohnen AG to Affiliated companies	Net profit/loss		Dividend recognized by Deutsche Wohnen in the fiscal year 2013
		(in %)	(in EUR million)		(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)	(in EUR million)		(in EUR million)
	Management
Indirect participations
BauBeCon Assets GmbH, Berlin	Property management	100.00	0.13		57.8	27.7	33.2	8.0	4.5	0.9		n/a
BauBeCon Immobilien GmbH, Berlin	Property management	100.00	58.38		804.1	336.9	357.7	2.0	0.0	15.4		n/a
BauBeCon Wohnwert GmbH, Berlin	Property management	100.00	5.20		21.5	26.7	26.7	0.0	1.6	0.0	2)	n/a
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn	Property management	89.52	29.36	3)	0.0	34.6	61.2	0.0	0.0	0.8		n/a
Eisenbahn-Siedlungs-Gesellschaft Berlin mit beschränkter Haftung, Berlin	Property management	94.90	10.74		1.2	11.9	134.3	0.0	3.6	0.0	2)	n/a
FACILITA Berlin GmbH, Berlin	Management	100.00	0.03		0.3	1.2	0.3	0.0	0.0	0.2		n/a
Fortimo GmbH, Berlin	Property management	100.00	0.03		6.1	6.1	6.1	0.0	0.0	0.0	2)	n/a
GEHAG Erste Beteiligungs GmbH, Berlin	Property management	100.00	0.03		0.0	0.0	0.0	1.7	0.0	0.0	2)	n/a
GEHAG GmbH, Berlin	Property management	100.00	13.00		861.4	61,023.7	945.1	50.7	0.0	47.8		n/a
GGR Wohnparks Kastanienallee GmbH, Berlin	Property management	100.00	0.03		50.2	19.6	35.3	0.0	0.0	0.0	2)	n/a
GSW Corona GmbH, Berlin	Property Management	99.70	1.04		2.0	(11.5)	32.3	0.0	0.0	0.0	2)	n/a
GSW Grundvermögens- und Vertriebsgesellschaft mbH, Berlin	Property Management	100.00	0.26		90.0	90.3	90.3	0.0	0.0	0.0	2)	n/a
GSW Pegasus GmbH	Property Management	100.00	0.03		30.7	(10.8)	105.2	0.0	0.0	4.8	2) 4)	n/a
KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin	Management	100.00	1.95		0.0	2.0	1.5	0.1	0.0	0.0	2)	n/a
LebensWerk GmbH, Berlin	Management	100.00	0.03		0.4	2.1	8.5	0.0	0.0	1.3		n/a
Rhein-Main Wohnen GmbH, Frankfurt am Main	Property management	100.00	13.12		317.2	523.2	296.5	341.3	0.0	24.1		n/a
Rhein-Mosel Wohnen GmbH, Mainz	Property management	100.00	10.03		76.0	168.7	74.7	0.0	17.4	13.9		n/a
Seniorenresidenz Am Lunapark GmbH, Leipzig	Management	100.00	0.10		0.0	1.0	5.5	0.0	0.0	0.0	2)	n/a

1)	Profit/loss 2012 transferred to Deutsche Wohnen AG according to a profit-and-loss transfer agreement. The payment was made in the fiscal year 2013.
2)	No annual net profit or loss for 2013 due to a profit-and-loss transfer agreement or a domination agreement.
3)	All capital accounts of limited partnerships are shown as issued capital.
4)	No result reported due to negative retained earnings.

Auditor

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Stuttgart, Niederlassung Berlin, Friedrichstraße 140, 10117 Berlin, Deutschland, audited in accordance with section 317 of the German Commercial Code (Handelsgesetzbuch, HGB) and German generally accepted standards for the audit of financial statements promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V., IDW), Deutsche Wohnen AG’s annual financial statements as of and for the fiscal year ended December 31,

2013, prepared in accordance with German commercial law (HGB), and Deutsche Wohnen AG’s consolidated financial statements as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, prepared in accordance with International Financial Reporting Standards, as adopted by the EU, and the additional requirements of German commercial law pursuant to section 315a paragraph 1 of the German Commercial Code (HGB), and issued an unqualified auditor’s report, in each case.

EY is a member of the German Chamber of Public Accountants (Wirtschaftsprüferkammer K.d.ö.R), Berlin.

Admission to Stock Exchange Trading

Deutsche Wohnen AG shares were admitted to trading on the regulated market of the Frankfurt Stock Exchange on July 14, 2006, at the same time gaining approval for its Prime Standard, a market segment with stricter requirements; starting on November 1, 2007, the regulated market and former regulated market were merged to create the current regulated market. Deutsche Wohnen AG’s share capital currently amounts to EUR 286,216,731, divided into 286,216,731 shares.

The bearer shares of Deutsche Wohnen AG have been included in the MDAX® Index of the Frankfurt Stock Exchange since December 8, 2010.

Notifications, Paying Agent

Pursuant to the Articles of Association, its announcements are published in the German Federal Gazette (Bundesanzeiger). To the extent permitted by law, announcements may also be sent by registered mail. Notices concerning the Company’s shares are published in the German Federal Gazette (Bundesanzeiger). Stock market announcements are also published in the German Federal Gazette (Bundesanzeiger). This Prospectus and any subsequent additions to the Prospectus are published on the Company website (www.deutsche-wohnen.com, section: “Investor Relations”) pursuant to section 14 paragraph 2 of the German Securities Prospectus Act (Wertpapierprospektgesetz). Printed copies of the Prospectus are available from the Company free of charge during normal business hours at the following addresses: Deutsche Wohnen AG, Mecklenburgische Straße 57, 14197 Berlin, Germany, and Pfaffenwiese 300, 65929 Frankfurt am Main, Germany.

The paying agent is Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany.

Designated Sponsors

Close Brothers Seydler Bank AG and COMMERZBANK Aktiengesellschaft have assumed the role of designated sponsor of the Company’s ordinary bearer shares. Designated sponsors ensure, in particular, greater liquidity in the market for the shares by issuing fixed ask and bid prices.

DESCRIPTION OF THE SHARE CAPITAL OF DEUTSCHE WOHNEN AG

Issued Share Capital and Shares

The current share capital of the Company amounts to EUR 286,216,731. It is divided into 286,216,731 no-par-value ordinary shares, each representing a notional amount of EUR 1.00.

The Company’s shares are divided into registered shares and bearer shares. Of the Company’s 286,216,731 current shares, 286,134,248 (around 99.97%) are held as bearer shares and 82,483 (around 0.03%) as registered shares. The bearers of registered shares are entitled to exchange the registered shares recorded under their name in the Company share registry for bearer shares once per quarter by notifying the management board in writing or text (section 126b German Civil Code). As of June 11, 2014, the general meeting of the Company resolved that any shares in the Company in registered form that have not already been converted into bearer shares by their owners shall be converted into bearer shares. The conversion is expected to become effective prior to the end of fiscal year 2014.

Section 4 paragraph 4 sentence 2 of the Articles of Association states that shareholders are not entitled to have their shares evidenced by individual share certificates.

The Company’s Existing Shares have been deposited with Clearstream Banking Aktiengesellschaft, Mergenthalerallee 61, 65760 Eschborn, Germany, in the form of global share certificates without dividend coupons.

Neither the Company nor any of its subsidiaries currently holds any shares of Deutsche Wohnen AG.

Development of the Share Capital since the Company’s Formation

The Company’s share capital upon its formation on December 12, 1996, amounted to DEM 100,000. It was increased by DEM 19,900,000 to DEM 20,000,000 and divided into 4,000,000 no-par-value shares by a resolution of an extraordinary general meeting of the Company on October 30, 1998. The general meeting of June 20, 2001 resolved to convert the share capital to Euro, bringing the share capital of the Company to EUR 10,225,837.62. It was divided among 4,000,000 no-par-value ordinary shares, each representing a notional amount of EUR 2.56.

On August 10, 2006, the general meeting resolved to increase the Company’s share capital from own funds by EUR 9,774,162.38, from EUR 10,225,837.62 to EUR 20,000,000, by converting a EUR 9,774,162.38 portion of the capital reserves reported on the balance sheet as of December 31, 2005. No new shares were issued and the share capital as it existed at the time was newly divided, so that five shares representing a notional value of EUR 1.00 each replaced every no-par-value share that would have represented a notional value of EUR 5.00 (following the capital increase from own funds). Subsequently, the share capital was divided into 20,000,000 no-par-value shares.

On July 2, 2007, with the approval of the Supervisory Board on the same date, the Management Board resolved to increase the Company’s share capital by issuing 6,400,000 new bearer shares against contribution in kind, raising the share capital by EUR 6,400,000 from EUR 20,000,000 to EUR 26,400,000, divided into 26,400,000 no-par-value shares. Each of the Oaktree Companies was permitted to underwrite and subscribe for a total of 3,200,000 new shares. The consummation of this capital increase was registered with the commercial register on August 8, 2007.

On August 7, 2009, an extraordinary general meeting of the Company resolved to increase the share capital increase against contributions in cash by up to EUR 250,000,000. The Management Board and Supervisory Board resolved on September 13, 2009, to increase the Company’s share capital from EUR 26,400,000 by EUR 55,440,000 to EUR 81,840,000 by issuing 55,440,000 new no-par-value bearer shares against contributions in cash. The consummation of this capital increase was registered with the commercial register on October 6, 2009.

Subsequently, by resolution of the Management Board on November 14, 2011, approved the Supervisory Board on the same day, the Company’s share capital was increased by EUR 20,460,000 by issuing 20,460,000 new no-par-value bearer shares against contribution in kind from EUR 81,840,000 to EUR 102,300,000 and the total number of shares rose to 102,300,000. The consummation of this capital increase was registered with the commercial register on November 30, 2011.

By resolution of the Management Board on June 11, 2012, approved by the Supervisory Board on the same day, the Company’s share capital was increased by EUR 43,842,858 by issuing 43,842,858 new no-par-value bearer shares against contribution in cash, based upon the resolution of the general meeting on June 6, 2012. This increased the share capital from EUR 102,300,000 to EUR 146,142,858 and the total number of shares rose to 146,142,858. The consummation of this capital increase was registered with the commercial register on June 27, 2012.

By resolution of the Management Board on January 15, 2013 and January 16, 2013, approved by the Supervisory Board on the same days, the Company’s share capital was increased by EUR 14,614,285 by issuing 14,614,285 new no-par-value bearer shares against contribution in cash, based upon the resolution of the general meeting on December 4, 2012. This increased the share capital from EUR 146,142,858 to EUR 160,757,143 and the total number of shares rose to 160,757,143. The consummation of this capital increase was registered with the commercial register on January 17, 2013.

By resolution of the Management Board on April 26, 2013, approved by the Supervisory Board on the same day, the Company’s share capital was increased by EUR 8,150,000 by issuing 8,150,000 new no-par-value bearer shares against contributions in kind, based upon the resolution of the general meeting on December 4, 2012. This increased the share capital from EUR 160,757,143 to EUR 168,907,143, and the total number of shares rose to 168,907,143. The consummation of this capital increase was registered with the commercial register on June 21, 2013.

In preparation of the Exchange Offer for GSW Immobilien AG, the extraordinary general meeting of the Company resolved on September 30, 2013 to increase the Company’s share capital by up to EUR 128,842,101.00 against contributions in kind or in cash. Based on the number of shares tendered in the Exchange Offer, the capital increase was implemented in the amount of EUR 117,309,588 new no-par-value bearer shares against contributions in kind to EUR 286,216,731. The consummation of this capital increase was registered with the commercial register on November 27, 2013.

By resolution of the Management Board on November 19, 2013, approved by the Supervisory Board on the same day, the Company placed, on the basis of the resolution of the general meeting on May 28, 2013, the convertible bond with an aggregate principal amount of EUR 250 million by way of a private placement on November 19, 2013. The convertible bonds may be converted into up to 16,075,714 new ordinary bearer shares with no-par-value issued from the contingent capital the general meeting resolved upon on May 28, 2013 (also see “Takeover of GSW Immobilien AG—Issuance of Convertible Bond 2013”).

Authorized Capital

The Company’s authorized capital currently amounts to EUR 85,000,000.

By resolution of the general meeting on June 11, 2014, which was entered into the commercial register on August 6, 2014, the Management Board has been authorized to increase the Company’s share capital, with the consent of the Supervisory Board, by up to EUR 85,000,000 once or several times in the period until June 10, 2017 by the issuance of up to 85,000,000 new, no-par-value bearer shares against contribution in cash and/or in kind (“Authorized Capital 2014”).

Shareholders are to be granted subscription rights in principle. According to section 186 paragraph 5 German Stock Corporation Act (Aktiengesetz), the shares may also be underwritten by one or more banks subject to the obligation that they offer these to the shareholders for subscription (indirect subscription right). However, the Management Board is authorized, subject to approval by the Supervisory Board, to exclude shareholders’ statutory subscription rights for one or more capital increases from authorized capital:

(iv)	to exclude fractional amounts from subscription rights;

(v)

to the extent required to grant holders of conversion or option rights or creditors of mandatorily convertible bonds, which have been or will be issued by the Company or a directly or indirectly wholly owned subsidiary, a subscription right to new no-par-value bearer shares in the Company, to which they would be entitled as shareholders if they were to exercise their option or conversion rights or upon fulfillment of a conversion obligation;

(vi)

to issue shares against contributions in cash, provided the issue price of the new shares is not materially lower than the stock exchange price of the already listed shares of the same class and features at the time of the final determination of the issue price within the meaning of section 203 paragraphs 1 and 2, and section 186 paragraph 3 sentence 4 German Stock Corporation Act and the pro rata amount of the share capital attributable to the new shares excluded from subscription rights according to section 186 paragraph 3 sentence 4 German Stock Corporation Act does not exceed 10% of the Company’s share capital, neither with respect to the date on which the authorization becomes effective nor the date on which such authorization is exercised. This figure is to include shares that have been or will be issued to service warrant-linked bonds, convertible bonds or convertible or warrant-linked participation rights, insofar as these bonds were issued during the term of this authorization and under exclusion of subscription rights (section 186 paragraph 3 sentence 4 German Stock Corporation Act accordingly). Furthermore, this limit of 10% of the share capital shall also include the Company’s treasury shares that are sold during the term of this authorization under exclusion of the shareholders’ subscription rights pursuant to section 71 paragraph 1 number 8 sentence 5 clause 2 in conjunction with section 186 paragraph 3 sentence 4 German Stock Corporation Act;

(vii)

to the extent this is necessary so that shares can be issued under the stock option program, which has been resolved by the general meeting on June 11, 2014 (“Stock Option Program 2014”) (see “Management and Supervisory Bodies of Deutsche Wohnen AG—Remuneration, Shareholdings and Other Legal Relationships”), to people who are or were employees of the Company and/or its affiliates, whereby the pro rata amount of the share capital of the new shares issued may not exceed 5% of the share capital, neither with respect to the date on which a resolution is passed on this authorization nor on which this authorization is exercised. This 5% limit shall also include the Company’s treasury shares and shares from the Company’s conditional capital that are granted to employees and executive bodies of the Company or its affiliates under the terms of this authorization;

(viii)

to issue shares against contributions in kind, especially for – but not limited to – the purpose of the direct or indirect acquisition of companies, parts of companies, participations in companies, or other assets (in particular real estate portfolios and shares in real estate companies), or to service convertible bonds, warrant-linked bonds, convertible or warrant-linked participation rights, or a combination of these instruments which are issued against contributions in kind.

The aforementioned authorizations for excluding subscription rights to capital increases against contributions in cash and/or in kind are limited to an amount which may not, in sum, exceed 20% of the share capital, either with respect to the date on which the authorization becomes effective or the date on which such authorization is exercised. This 20% limit shall also include treasury shares that are sold during the term of this authorization under exclusion of shareholders’ subscription rights, as well as those shares that are issued to service convertible or warrant-linked bonds (including participation rights) or mandatorily convertible bonds (or a combination of these instruments), provided that the bonds or participation rights were issued during the term of this authorization in accordance with the authorization resolved upon by the general meeting on June 11, 2014 under the exclusion of shareholders’ subscription rights. To the extent that rights are established to subscribe to shares of Deutsche Wohnen AG in exchange for shares of GSW Immobilien AG through the entry into force of the Domination Agreement during the term of this authorization, the number of these shares of Deutsche Wohnen AG will also be included in the above-mentioned 20% limit. In addition, shares from the Conditional Capital 2014/III that are issued to service stock option rights under the Stock Option Program 2014 are also to be included in this 20% limit.

The Management Board is also authorized to define the other share rights and the terms of share issuance with the consent of the Supervisory Board.

Authorization to Issue Convertible Bonds and/or Warrant-linked Bonds and/or Profit Participation Rights Carrying a Conversion and/or Option Right (or a Combination of these Instruments)

By resolution of the general meeting on June 11, 2014, which was entered into the commercial register on August 6, 2014, the Management Board has been authorized subject to the consent of the Supervisory Board to issue registered or bearer convertible bonds and/or warrant-linked bonds and/or participation rights carrying an option or conversion right, or a combination of these instruments (hereinafter referred to as “Bonds”) for a nominal amount of up to EUR 950,000,000.

a)	Nominal Amount, Authorization Period, Number of Shares

With the consent of the Supervisory Board, the Management Board has been authorized to issue Bonds with or without a limitation on maturities with a par value of up to EUR 950,000,000 once or several times in the period until June 10, 2019 and to grant the buyers of Bonds conversion or option rights to the Company’s shares with a notional value of up to EUR 50,000,000 of the share capital in accordance with the more detailed provisions of such warrant-linked bonds, convertible bonds and participation rights. The terms and conditions for each bond can stipulate a conversion obligation at maturity or some other time, including an obligation to exercise the conversion or option right. Bonds can also be issued against non-cash payment.

In addition to Euros, the Bonds can be issued in the official currency of any OECD country – provided the corresponding Euro equivalent is not exceeded. The Bonds can also be issued by dependent Group enterprises or enterprises in which the Company has a majority shareholding; in this case, the Management Board is authorized to guarantee the Bonds on behalf of the enterprise and to grant the creditors of such Bonds conversion or option rights to the Company’s shares. When Bonds are issued, they are normally divided into multiple fractional Bonds with equal rights.

b)	Granting of Subscription Rights, Exclusion of Subscription Rights

Shareholders are to be granted subscription rights to acquire the Bonds in principle. Pursuant to section 186 paragraph 5 of the German Stock Corporation Act, the Bonds may also be underwritten by one or more banks subject to the obligation that they offer these to the shareholders for subscription (mittellbares Bezugsrecht). The Management Board shall, however, be authorized, subject to the approval of the Supervisory Board, to exclude subscription rights of shareholders:

i.	to exclude fractional amounts from subscription rights;

ii.

to the extent required to grant bearers of conversion or option rights or holders of convertible bonds and/or participation rights carrying a conversion or option obligation that have been or will be issued by the Company or a directly or indirectly wholly owned subsidiary a subscription right to which they would be entitled as shareholders if they were to exercise their option or conversion rights or upon fulfillment of a conversion or option obligation;

iii.

insofar as they are issued against cash and the issue price is not significantly below the fractional bond’s theoretical market value determined according to recognized principles of financial mathematics according to section 221 paragraph 4 sentence 2 and section 186 paragraph 3 sentence 4 German Stock Corporation Act; however, this authorization to exclude subscription rights only to the extent that Bonds with rights to shares do not represent more than 10% of the share capital, either with respect to the date on which the authorization becomes effective or the date on which such authorization is exercised. This restriction also includes the sale of treasury shares insofar as they are sold during the term of this authorization under exclusion of subscription rights pursuant to section 71 paragraph 1 number 8 sentence 5 clause 2 in conjunction with section 186 paragraph 3 sentence 4 German Stock Corporation Act. This restriction furthermore includes shares that are issued from authorized capital during the term of this authorization under exclusion of subscription rights pursuant to section 203 paragraph 2 sentence 2 in conjunction with section 186 paragraph 3 sentence 4 German Stock Corporation Act;

iv.

insofar as they are to be issued against non-cash payment to the extent that the value of the non-cash payment is commensurate with the market value of the Bonds as determined in the manner described in section (b) (iii) above.

The aforementioned authorizations for the exclusion of subscription rights are limited to an amount which may not, in sum, exceed 20% of the share capital, either with respect to the date on which the authorization becomes effective or the date on which such authorization is exercised. This 20% limit also includes treasury shares that are sold during the term of this authorization under exclusion of subscription rights and those shares that have been issued during the term of this authorization out of the Authorized Capital 2014 under the exclusion of the shareholders’ subscription rights. To the extent that rights are established to shares of Deutsche Wohnen AG in exchange for shares of GSW Immobilien AG through the entry into force of the Domination Agreement during the term of this authorization, the number of these shares of Deutsche Wohnen AG will also be included in the above-mentioned 20% limit. In addition, the following shares are also to be included in this 20% limit: the shares from the Conditional Capital 2014/III that are issued to service stock option rights under the Stock Option Program 2014.

c)	Conversion Right, Conversion Obligation

In case of convertible bonds, the holders may exchange their Bonds for shares in the Company according to the terms and conditions of the Bonds. The pro rata amount of the share capital represented by the shares to be issued as a result of any conversion may not exceed the nominal value of the convertible bond or convertible participation right. The Exchange Ratio is calculated by dividing the nominal value of one bond by the conversion price fixed for obtaining one share of the Company. The Exchange Ratio may also be determined by dividing the issue price of the Bonds, if it is lower than its nominal value, by the fixed conversion price for obtaining one share of the Company. The Exchange Ratio may be rounded up or down to a whole number; in addition, a cash premium may be provided for. Furthermore, the terms and conditions may provide for fractional amounts to be combined and/or settled in cash. The terms and conditions may also provide for a variable exchange ratio.

In the case of a conversion or option obligation, the terms and conditions of the Bonds may entitle the Company to settle in cash, in full or in part, any difference between the nominal value of the convertible bonds or convertible or warrant-linked participation rights and the result obtained from multiplying the Exchange Ratio and a stock market price for the shares at the time of the mandatory exchange to be more closely defined in the terms and conditions of the Bonds. In these cases, the stock market price can equal at least either the minimum price specified under e) below or the volume-weighted average closing price of the shares of Deutsche Wohnen AG in XETRA trading (or a corresponding successor system) on the ten trading days in Frankfurt am Main before the date of the final maturity or the other set date, even if this average price is lower than the minimum price (80%) specified above. The proportionate amount of the share capital represented by the no-par-value shares of Deutsche Wohnen AG to be issued upon conversion or exercise of an option right must not exceed the nominal value of the convertible bonds. Section 9 paragraph 1 in conjunction with section 199 paragraph 2 German Stock Corporation Act must be observed.

d)	Option right

In the case of warrant-linked bonds, one or more warrants shall be attached to each bond, entitling the holder to purchase shares in the Company pursuant to the more detailed provisions of the terms and conditions set out by the Management Board. The pro rata amount of the share capital represented by the shares to be issued per bond may not exceed the nominal value of the warrant-linked bond.

e)	Conversion/Option Price

The conversion or option price for a share to be determined respectively must either be at least 80% of the volume-weighted average closing price of Deutsche Wohnen AG shares in XETRA trading (or a comparable successor system) on the ten trading days in Frankfurt am Main prior to the day the final decision is made by the Management Board on the issuance of Bonds or the acceptance or allocation by the Company as part of a placement of Bonds, or – if a subscription right is granted – at least 80% of the volume-weighted average closing price of Deutsche Wohnen AG shares in XETRA trading (or a comparable successor system) during (i) the days on which the subscription rights are traded on the Frankfurt Stock Exchange, excluding the last two days of subscription rights trading on the stock exchange, or (ii) the days from the start of the subscription period through the time when the final subscription price is set. Section 9 paragraph 1 and section 199 German Stock Corporation Act (Aktiengesetz) remain unaffected.

In the case of Bonds with conversion and/or option rights or conversion and/or option obligations, section 9 paragraph 1 German Stock Corporation Act notwithstanding, the conversion or option price also may be reduced based on an anti-dilution clause in accordance with the precise terms and conditions if the Company increases the share capital during the conversion or option period while granting subscription rights to its shareholders, or if the Company issues or guarantees further convertible bonds, warrant-linked bonds or convertible or warrant-linked participation rights or other option rights and the holders of conversion and option rights are not granted subscription rights to the extent those would have been entitled after exercising their conversion or option rights or after fulfillment of the mandatory conversion or option obligation. The reduction in the option and/or conversion price may also be fulfilled through a cash payment when exercising the option and/or conversion right or fulfilling a mandatory conversion or option obligation. The terms and conditions may also provide for a value-preserving adjustment of the conversion or option price with regard to other measures that may lead to a dilution in the value of the conversion and/or option rights (e.g., payment of a dividend). In any case, the pro rata amount of the share capital represented by the shares to be issued per bond may not exceed the nominal value of the bond.

f)	Further Structuring Possibilities

The individual terms and conditions may determine that treasury shares, shares from the Company’s authorized capital or other means of compensation may be granted if conversion or option rights are exercised. Furthermore, it may be stipulated that if conversion or option rights are exercised, instead of granting holders of conversion or option rights shares in the Company, the Company may pay the equivalent value in cash or grant stock exchange listed shares in another company.

The terms and conditions of the Bonds may also provide for the number of shares to be acquired upon exercising of the conversion and/or option rights or upon fulfillment of the mandatory conversion or option obligation, or a conversion right in this regard, to be variable, and/or for the conversion and/or option price to be subject to change depending on the change in the share price or as a result of anti-dilution clauses during the term and within a range to be determined by the Management Board.

g)	Authorization to Determine Further Terms and Conditions of the Bonds

The Management Board is authorized to determine further details relating to the issuance, terms and conditions of the Bonds, particularly with respect to the interest rate, issue price, term and denomination, conversion or option price, and the conversion or option period, or to determine these in agreement with the corporate bodies of the Group companies issuing the Bonds.

The Management Board made use of this authorization by issuing a convertible bond in the amount of EUR 250,000,000 (see additionally, “Takeover of GSW Immobilien AG—Issuance of Convertible Bond 2013”).

Contingent Capital

Currently, the Articles of Association provides for the following four contingent capitals: the Contingent Capital 2013, the Contingent Capital 2014/I, the Contingent Capital 2014/II and the Contingent Capital 2014/III.

Contingent Capital 2013

By resolution of the general meeting on May 28, 2013 (entered into the commercial register on July 9, 2013), the Company conditionally increased its share capital by up to 40,189,000 new bearer shares entitled to dividends (“Contingent Capital 2013”).

The Management Board of the Company, with the approval of the Supervisory Board, placed a convertible bond on November 19, 2013. If the creditors of the convertible bond exercise their conversion rights, the necessary shares for fulfilment are expected to be raised from the Contingent Capital 2013 (also see for the convertible bond, “Takeover of GSW Immobilien AG—Issuance of  Convertible Bond 2013”). For this purpose, the annual general meeting on June 11, 2014 resolved to only cancel the Contingent Capital 2013 in a partial amount of EUR 24,113,286 and to reserve a partial amount of EUR 16,075,714 for the granting of shares to the creditors of the convertible bond. Thus, the Contingent Capital 2013 currently amounts to EUR 16,075,714.

Further, the Articles of Association stipulate that the conditional capital increase out of the Conditional Capital 2013 is only carried out insofar as the holders of the convertible bonds issued by the Company in November 2013 against contributions in cash exercise their conversion right in accordance with the bond terms and conditions, or the Company exercises its option in accordance with the terms and conditions to repay every bond on the relevant maturity date in full or in part in shares insofar as other forms of servicing are not used. In the event of conversion, the issue of the new shares takes place at the applicable conversion price in accordance with the bond terms and conditions. The new shares participate in profit from the start of the fiscal year in which they are created. The Management Board is authorized to set additional details of the implementation of the conditional capital increase.

Contingent Capital 2014/I

The Contingent Capital 2014/I amounts to EUR 50,000,000.

By resolution of the general meeting on June 11, 2014 (entered into the commercial register on August 6, 2014), the Company conditionally increased its share capital by up to 50,000,000 new bearer shares entitled to dividends (“Contingent Capital 2014/I”). The contingent capital increase serves the granting of shares to the creditors of Bonds to be issued in accordance with the aforementioned authorization.

The new shares are issued at the conversion or option price to be fixed in accordance with the aforementioned authorization. The conditional capital increase is only to be implemented insofar as conversion and/or option rights from issued Bonds are exercised and/or holders of Bonds with a conversion and/or option obligation meet their obligation to exercise the conversion and/or option rights, or insofar as Deutsche Wohnen AG grants shares in Deutsche Wohnen AG instead of paying the cash sum due, and insofar as the conversion or option rights or conversion or option obligations are not serviced by treasury shares, shares issued out of authorized capital or other means of compensation.

The new shares pay a dividend from the beginning of the fiscal year in which they are created by the exercise of conversion or option rights or the fulfillment of conversion obligations; alternatively, insofar as legally permissible, the Management Board, with the approval of the Supervisory Board, can determine that the new shares provide for a dividend entitlement from the beginning of the fiscal year for which the conversion or option rights, or conversion obligations must be satisfied if the general meeting has not passed any resolution on the use of the net profits for the period.

The Management Board is authorized to determine further details of the implementation of the contingent capital increase.

Contingent Capital 2014/II

By resolution of the annual general meeting on June 11, 2014, the Company conditionally increased its share capital by up to EUR 15,000,000.00 to up to EUR 301,216,731.00 by issuing up to 15,000,000 new bearer shares with no-par-value (“Conditional Capital 2014/II”). The resolution in relation to the conditional capital increase was entered into the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, on August 6, 2014 (see “Material Agreements—Enterprise Agreements—Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG” and “The Offering”).

New shares out of the Contingent Capital 2014/II will be issued against the transfer of shares in GSW Immobilien AG by the Minority GSW Shareholders. The conditional capital increase shall only be executed to the extent that the Minority GSW Shareholders make use of their right to subscribe for Settlement Shares. The Management Board is authorized to set additional details of the capital increase and its implementation, subject to the approval of the Supervisory Board.

Minority GSW Shareholders are granted – insofar as practically and legally possible – Settlement Shares that pay a dividend from the start of the last fiscal year that ended before they were created in case the Minority GSW Shareholders exchange their GSW Immobilien AG shares for Settlement Shares before receiving a dividend and/or consideration based on the guaranteed dividend on their shares for the fiscal year 2014 or subsequent fiscal years. In the event that the Minority GSW Shareholders exchange their shares for Settlement Shares after receiving a dividend and/or consideration based on the guaranteed dividend on their shares for the fiscal year 2014 or subsequent fiscal years, or to the extent it is not practically or legally possible to grant shares that pay a dividend as described in the previous sentence, they are granted Settlement Shares that pay a dividend from the start of the fiscal year in which they are created.

Contingent Capital 2014/III

By resolution of the general meeting on June 11, 2014 (entered into the commercial register on August 6, 2014), the Company conditionally increased its share capital by up to 12,879,752 new no-par-value bearer shares (“Conditional Capital 2014/III”). The conditional capital increase solely serves to grant shares to the holders of stock options under Stock Option Plan 2014 (see “Management and Supervisory Bodies of Deutsche Wohnen AG—Remuneration, Shareholdings and Other Legal Relationships”). The conditional capital increase will only be exercised to the extent that the holders of stock options granted under the authorization by the general meeting of June 11, 2014 exercise these stock options and the Company does not fulfill the stock option by delivering treasury shares.

Insofar as practically and legally possible, the new shares pay a dividend from the beginning of the fiscal year for which the general meeting has not yet adopted a resolution on the appropriation of profits at the time the new shares are issued.

The new shares issued out of the Contingent Capital 2014/III may not exceed 5% of the share capital, neither at the time of the general meeting resolution regarding this authorization nor on the date this authorization is exercised. This 5% limit shall also include the Company’s treasury shares and shares from the Company’s authorized capital that are granted to employees or executive bodies of the Company or its affiliates during the term of this authorization.

Authorization to Purchase and Sell Treasury Shares

A resolution was adopted by the general meeting on June 11, 2014 that authorizes the Management Board, subject to the approval of the Supervisory Board and provided it complies with the legal requirement of equal treatment, to purchase up to a total of 10% of the Company’s existing share capital up until and including June 10, 2019. The shares can be purchased in one or more tranches and may be used for any purpose permitted by law. The shares may also be sold. In particular, the shares can be sold by means other than on a stock exchange; they can be sold as part of a merger of companies, sold to satisfy conversion or subscription rights or conversion obligations under convertible bonds or bonds with warrants or profit participation rights and sold at a price near the market price if sold as part of a placement, with the possibility to exclude subscription rights in any of these three cases; the shares may also be retired. They also may be offered to current or former employees of the Company or its affiliates or members of management bodies of the Company or its affiliates in order to service Stock Options granted under the Stock Option Program 2014 and other compensation arrangements of the Management Board, the details of which are set by the Company’s Supervisory Board (see “Management and Supervisory Bodies of Deutsche Wohnen AG—Remuneration, Shareholdings and Other Legal Relationships”). Furthermore, the Management Board is authorized, subject to the approval of the Supervisory Board, to exclude subscription rights to the extent required to protect against dilution in order to grant holders of securities with conversion or option rights or of convertible bonds with conversion obligations issued by the Company or subsidiaries of the Company subscription rights to shares to the extent to which they would be entitled if they were to exercise their conversion rights or options or upon fulfillment of a conversion obligation.

General Rules on the Appropriation of Profit and Dividend Payments

Shareholders’ stakes in the distributable balance sheet profit are determined based on their individual holding of the Company’s share capital. In the event of a capital increases, the Articles of Association permit alternative arrangements to be made with regard to the profit participation of newly issued shares.

The distribution of dividends on the Company’s shares in any given fiscal year is subject to the decision by the general meeting of the following fiscal year, which acts on the basis of a proposal by the Management Board and the Supervisory Board.

Under German law, dividends may only be approved and distributed on the basis of the distributable profits reported in the Company’s financial statements. Distributable profits are calculated by adjusting the profits for the year to reflect profits or losses carried forward from the previous year and additions to or releases from reserves. Some allocations to reserves are required by law and must be deducted when calculating the distributable profits.

Under German law, when approving the annual financial statements, the Management Board and Supervisory Board may allocate up to half of the net profits for the year remaining after deducting allocations to statutory reserves and any accumulated losses carried forward to other retained earnings. When voting on the appropriation of distributable profits, the general meeting may decide to make further allocations to retained earnings or to carry a profit forward.

Dividends approved by the general meeting are paid annually shortly after the meeting, according to the rules of the relevant clearing system. Dividends are subject to a limitation period of three years. Details of any dividends approved by the general meeting and the paying agent appointed by the Company are published in the German Federal Gazette.

General Provisions on the Liquidation of the Company

With the exception of liquidation as a result of insolvency proceedings, the Company can only be liquidated by resolution of the general meeting. A liquidation resolution requires at least 75% of the share capital represented when the vote is cast. In this case, any assets remaining after deduction of all of the Company’s liabilities will be distributed among the shareholders in proportion to their share in the share capital, pursuant to the provisions of the German Stock Corporation Act. Certain requirements for the protection of creditors must be complied with in this process.

General Provisions on Changes in Share Capital

According to the German Stock Corporation Act, a stock corporation requires a resolution by the general meeting to be adopted by a majority of at least 75% of the share capital represented at the meeting to increase its share capital unless the Articles of Association specify other majority requirements. The Company has exercised its right to stipulate a lower majority. Pursuant to section 10 paragraph 3 of the Articles of Association, resolutions by the Company’s general meeting may be adopted by a simple majority and, to the extent that a majority of the share capital must be represented, by a simple majority of the share capital, unless otherwise required by the law or the Articles of Association.

Shareholders may also create authorized capital. The creation of authorized capital requires a resolution adopted by a majority of 75% of the share capital represented at the meeting to authorize the Management Board to issue shares up to a specific nominal amount within a period of no more than five years. The nominal amount may not exceed half of the share capital existing at the time of authorization.

Additionally, shareholders may resolve to create contingent capital (i) to issue shares to holders of convertible bonds or other securities that grant their holders the right to subscribe for shares, (ii) to grant shares as consideration in a merger with another company, or (iii) to offer shares to officers and employees, provided that, in each case, a corresponding resolution is approved by a majority of at least 75% of the share capital represented when the vote is taken. The nominal amount of contingent capital created for the issuance of shares to officers and employees may not exceed 10% of the share capital existing at the time of the resolution. In all other cases, it may not exceed half of the share capital existing at the time of the resolution.

A resolution to decrease the share capital requires approval by a majority of 75% of the share capital represented when the vote is taken.

If a change to the share capital results in an increase or decrease in voting rights, the Company must inform BaFin and must publish the total number of voting rights at the end of the month in which the change takes place according to section 26a German Securities Trading Act.

General Provisions Governing Subscription Rights

In principle, the German Stock Corporation Act grants all shareholders the right to subscribe for new shares to be issued in a capital increase. The same applies to convertible bonds, bonds with warrants, profit participation rights, and participating bonds. Subscription rights are freely transferable and may be traded on German stock exchanges for a prescribed period before the deadline for subscription expires. The general meeting may, subject to a majority of at least 75% of the share capital represented at the meeting, resolve to exclude shareholders’ subscription rights. Exclusion of subscription rights also requires a report from the Management Board stating the grounds for such exclusion, which must demonstrate that the Company’s interest in excluding subscription rights outweighs the interest of the shareholders to be granted subscription rights. Exclusion of subscription rights with respect to new shares issued is specifically permissible where:

The Company is increasing share capital against cash contributions;

The amount of the capital increase does not exceed 10% of the existing share capital; and

The price at which the new shares are being issued is not materially lower than the stock exchange price.

Squeeze-out of Minority Shareholders

Under the provisions of section 327a et seq. of the German Stock Corporation Act governing a “squeeze-out under stock law”, the general meeting of a stock corporation may, at the request of a shareholder who owns at least 95% of the voting share capital (the “Principal Shareholder”), vote to transfer the shares held by minority interests to the Principal Shareholder in exchange for an appropriate cash settlement. The Principal Shareholder may participate in the vote. The amount of the cash settlement to be offered to the Minority GSW Shareholders must take into account the “circumstances of the company” (die Verhältnisse der Gesellschaft) at the time the general meeting passes the resolution. The amount of the cash settlement must be based on the full value of the company, which is usually calculated using the discounted earnings method (Ertragswertmethode). Furthermore, this cash settlement may not be less than the mean stock exchange price of the shares during the last three months before announcement of the planned squeeze-out.

In case of a “squeeze-out under takeover law” under sections 39a and 39b of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), a bidder holding at least 95% of the voting share capital of a target company as defined in the German Securities Acquisition and Takeover Act after a takeover bid or mandatory offer may, within three months of expiry of the deadline for acceptance, petition the district court of Frankfurt am Main for a court order for the transfer of the remaining voting shares in exchange for an adequate consideration. A resolution passed by a general meeting is not required. The nature of the consideration must be the same as the consideration provided in the takeover bid or mandatory offer; a cash alternative must always be offered. The consideration provided in the takeover bid or mandatory offer is deemed adequate when the bidder has acquired at least 90% of the relevant share capital due to the offer. In addition, after a takeover bid or mandatory offer, shareholders in a target company who have not accepted may do so up to three months after the deadline for acceptance has expired, provided the bidder is entitled to petition the court for the transfer of the outstanding voting shares. The provisions for a squeeze-out under corporate law cease to apply once a bidder has petitioned for a squeeze-out under takeover law, and only become applicable again when these proceedings have been definitively completed.

In addition, under the provisions of section 62 paragraph 5 Reorganization Act (Umwandlungsgesetz), within three months after conclusion of a merger agreement, the general meeting of a transferring company may pass a resolution according to section 327a (1.1) German Stock Corporation Act, i.e., a resolution on the transfer of the shares held by the remaining shareholders (minority interests) to the transferee company (Principal Shareholder) in exchange for an adequate cash settlement if the Principal Shareholder has at least 90% of the share capital. The result of this “squeeze-out under reorganization law” is the exclusion of the minority shareholders in the transferring company. The entitlement to consideration is based on the provisions of section 327a et seq. German Stock Corporation Act.

Section 319 et seq. of the German Stock Corporation Act concerning integrations provides that the general meeting of a stock corporation may resolve to integrate their company into another company with its registered office in Germany if 95% of the shares of the company to be integrated are being held by the future principal company. When the integration is consummated by registration in the commercial register, all shares not being held by the principal company are transferred to it. The former shareholders of the integrated company are entitled to an adequate settlement payment, which must generally be granted in the form of the principal company’s own shares. If compensation takes the form of shares in the principal company, it is deemed adequate if the shares are granted in the same proportion as shares of the principal company would have been granted per share in the company integrated if a merger had taken place. Fractional amounts may be compensated in cash.

Shareholding Notification and Disclosure Requirements

As a listed company, the Company is subject to the provisions of the German Securities Trading Act (Wertpapierhandelsgesetz) regarding the obligation to disclose major shareholdings. The German Securities Trading Act states that shareholders who exceed or fall below certain thresholds of voting rights in a listed company by buying or selling or in any other manner must report this fact promptly to the company and to BaFin in writing at the latest within four trading days. The thresholds are 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% and 75% of the company’s voting rights. The Company is obliged to publish such notifications promptly (within three trading days of receipt at the latest) in the media, including those which can be assumed to disseminate the information across the entire EU and in other signatory states of the European Economic Area. The Company must advise BaFin of the publication and send the information contained therein to the Company Register for archiving. At the end of every month in which increases or decreases in voting rights have taken place, the Company must publish the total number of voting rights in the same manner, advise the Company Register, and inform BaFin of the publication. The German Securities Trading Act contains various rules according to which the voting rights of shares are attributed to parties subject to disclosure obligations in cases where they do not hold the shares directly but nevertheless control or could control the voting rights. For example, shares are deemed to belong to a company even if they belong to a third company, when one company controls the other; the same applies where shares are held by a third company for the account of the first company or another company controlled by it. Shareholders who do not file a report cannot exercise the rights attached to their shares (including voting rights and the right to receive dividends; but with regard to dividends, only in cases where the failure to file was deliberate and has not been remedied) until they file. Depending on the extent of voting rights concerned, if the breach of the shareholding notification is intentional or gross negligence, this period may be extended by six months. A breach of the shareholding notification requirements may also be fined.

Notification Requirements for Holders of Financial Instruments and Other Instruments

Direct or indirect holders of financial instruments that are, by means of legally binding agreement, unilaterally entitled to acquire voting shares issued by an issuer originating from the Federal Republic of Germany, must immediately inform both the issuer and BaFin once a level of 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% of voting rights has been reached, exceeded, or fallen below. The provisions of the Investor Protection and Capital Markets Improvement Act (Gesetzes zur Stärkung des Anlegerschutzes und  Verbesserung der Funktionsfähigkeit des Kapitalmarkts), which took effect on February 1, 2012, has expanded the disclosure rules to include other instruments.

Since the Investor Protection and Capital Markets Improvement Act took effect, the disclosure requirements upon reaching, exceeding or falling below the thresholds also apply to direct or indirect holders of other instruments if these grant holders the actual or economic opportunity to acquire the issuer’s securities. It is not material whether an enforceable right to acquire voting rights is granted. The law in particular covers cases in which a party other than the holder could exclude or reduce its risks from these instruments by holding the shares, or the financial instruments or other instruments could grant a right or an obligation to purchase such shares. The issuer and BaFin must be notified promptly, within four trading days at the latest.

These instruments are always added to the shareholdings that must be disclosed. The expanded disclosure requirements under the Investor Protection and Capital Markets Improvement Act also apply to people who, on February 1, 2012, already held financial instruments and other instruments granting holders the right to purchase 5% or more of the voting shares issued. In this event, shareholders must promptly notify the issuer and BaFin of the number of voting shares they hold, within thirty trading days at the latest.

Notification of Director’s Dealings

Individuals performing executive functions within the meaning of the German Securities Trading Act for an issuer of shares must notify both the issuer and BaFin within five business days about their own transactions regarding shares of the issuer or related financial instruments, in particular derivatives. This obligation also applies to people “having a close relationship” with such individuals, as defined in the German Securities Trading Act.

Notification Requirement for Holders of Significant Shareholdings

Any shareholder reaching or exceeding a threshold of 10% (or a higher threshold) of voting shares of a listed company, must in principle inform the issuer originating from the Federal Republic of Germany of the goals pursued with the acquisition of the voting rights as well as the source of the financial means used for the acquisition within 20 trading days of reaching or exceeding the threshold in question. A change in goals must also be disclosed within 20 trading days. This requirement may be waived by a change to a company’s articles of association. Deutsche Wohnen has not waived this rule.

Publication of Assumption of Control and Mandatory Offer

In addition, the German Securities Acquisition and Takeover Act provides that any person whose voting rights reach or exceed 30% of the Company’s voting shares must publish this fact and the percentage of voting rights held on the Internet and by means of an electronically operated information dissemination system for financial information within seven calendar days and, unless released from this obligation, must subsequently submit a mandatory public offer addressed to all of the company’s shareholders.

EU Short Selling Regulation (Ban on Naked Short-Selling)

Regulation (EU) No 236/2012 of the European Parliament and of the Council of 14 March 2012 on short selling and certain aspects of credit default swaps, hereinafter referred to as the “EU Short Selling Regulation”, took effect on November 1, 2012. Since coming into force, the EU Short Selling Regulation, the European Commission’s delegated regulation for the purposes of detailing it, and the German EU Short Selling Implementation Act (EU-Leerverkaufs-Ausführungsgesetz) of November 15, 2012 have replaced the application of Germany’s former federal law banning naked short-selling of equities and specific debt instruments. The EU Short Selling Regulation only permits the short selling of shares when specific criteria are met. Under the provisions of the EU Short Selling Regulation, significant net short selling positions in shares must be reported to BaFin and also published if they exceed a specific percentage. The reporting and publication process is detailed in the German Regulation on Net-Short Positions (Netto-Leerverkaufspositionsverordnung) of December 17, 2012. The net short selling positions are calculated by offsetting the short positions a natural person or legal entity has in the shares issued by the company concerned with the long positions it has in this capital. The details are regulated in the EU Short Selling Regulation and the other regulations the European Commission enacted on short-selling to specify it. In certain situations described in detail in the EU Short Selling Regulation, BaFin may restrict short selling and comparable transactions.

MANAGEMENT AND SUPERVISORY BODIES OF DEUTSCHE WOHNEN AG

Overview

The Company’s corporate bodies are the Management Board, the Supervisory Board and the general meeting. The powers and responsibilities of these corporate bodies are governed by the German Stock Corporation Act, the Articles of Association and the Bylaws of the Management Board and the Supervisory Board.

The Management Board conducts the business of the Company in accordance with the law, the Articles of Association and the Bylaws of the Management Board, taking into account the resolutions of the general meeting. The Management Board represents the Company in its dealings with third parties. The Management Board is required to introduce and maintain appropriate risk management and risk controlling measures, in particular setting up a monitoring system in order to ensure that any developments potentially endangering the continued existence of the Company may be identified early. Furthermore, the Management Board must report regularly to the Supervisory Board of the performance and the operations of the Company. In addition, the Management Board is required to present to the Supervisory Board, no later than at the last Supervisory Board meeting of each fiscal year, certain matters of business planning (including financial investment and personnel planning) for the following fiscal year for approval by the Supervisory Board. Furthermore, as regards all matters of particular significance to the Company, each member of the Management Board who becomes aware of such matters must immediately report these matters, verbally or in writing, to the chairman and the vice chairman of the Supervisory Board or to all members of the Supervisory Board. Significant matters also include any development or event at an affiliated company of which the Management Board has become aware and that could have a material influence on the Company’s position.

The Supervisory Board appoints the members of the Management Board and has the right to remove them for good cause. Simultaneous membership on the Management Board and the Supervisory Board is prohibited. The Supervisory Board advises the Management Board in the management of the Company and monitors its management activities. The Management Board may not transfer management tasks to the Supervisory Board. However, pursuant to the Bylaws of the Management Board, the Management Board must obtain the consent of the Supervisory Board for certain transactions or measures, in particular transactions or measures that entail fundamental changes to the Company’s net assets, financial position or results of operations.

The members of the Management Board and of the Supervisory Board owe duties of loyalty and due care to the Company. In discharging these duties, the members of the governing bodies have to take into account a broad range of interests, in particular those of the Company, its shareholders, employees and creditors. The Management Board must also take into account the rights of shareholders to equal treatment and equal information. If the members of the Management Board or Supervisory Board fail to discharge their duties, they are jointly and severally liable for damages to the Company. A directors and officers (“D&O”) insurance policy, which provides for a deductible, protects the Management Board and Supervisory Board members against claims for damages.

Under German stock corporation law, neither individual shareholders nor any other person may use its influence on the Company to cause a member of the Management Board or Supervisory Board to act in a manner that would be detrimental to the Company. People using their influence to cause a member of the Management Board or Supervisory Board, a holder of a general commercial power of attorney or an authorized agent to act in a manner causing damage to the Company or its shareholders, are liable to compensate the Company for any resulting losses if they have acted in violation of their obligation to use due care. Moreover, in this case, the members of the Management Board and Supervisory Board are jointly and severally liable in addition to the person using its influence if they have acted in breach of their obligations towards the Company.

Generally, an individual shareholder may not take court action against members of the Management Board or Supervisory Board if he believes that they have acted in breach of their duties to the Company and, as a result, the Company has suffered losses. Claims of the Company for damages against the members of the Management Board or Supervisory Board may generally only be pursued by the Company itself; in the case of claims against members of the Supervisory Board, the Company is represented by the Management Board, and in case of claims against members of the Management Board, it is represented by the Supervisory Board. Pursuant to a ruling by the German Federal Court of Justice, the Supervisory Board must bring claims that are likely to succeed against Management Board members unless significant considerations of the Company’s well-being, which outweigh or are at least equivalent to those in favor of such claim, render such a claim inadvisable. If the representative body in question decides against pursuing the claim, claims against the Management Board or

Supervisory Board must be asserted if the general meeting adopts a resolution to this effect by a simple majority.

Shareholders whose joint holdings equal or exceed 10% of the share capital or the pro-rata amount of EUR 1,000,000 may petition the court to appoint a representative to pursue their claims for damages. Furthermore, shareholders whose joint holdings equal or exceed 1% of the share capital or a proportionate interest of EUR 100,000 at the time the petition is submitted may petition in their own name for a claim for damages to be heard by the regional court where the Company has its registered office. For such a claim to be heard, the Company must have failed to make a claim when called on to do so by the general meeting within an appropriate deadline set by them, and facts must have come to light justifying the suspicion that the Company has sustained damages as a consequence of dishonesty or of a flagrant breach of the law or of the Articles of Association and there are no significant grounds relating to the welfare of the Company outweighing such claim. The Company is entitled to bring a claim for damages itself at any time, and any pending application or claim on the part of the shareholders is barred once the Company does so.

The Company may only waive or settle a claim for damages against board members if at least three years have elapsed since the vesting of the claim, so long as the shareholders approve the waiver or settlement in the general meeting by a simple majority and provided that a minority of shareholders whose aggregate shareholdings amount to at least one-tenth of the share capital does not record an objection to such resolution in the minutes of the meeting.

Management Board and Senior Management

Pursuant to section 5 of the Articles of Association, the Company’s Management Board must consist of at least two members. The Supervisory Board determines the exact number of members. At present, the Management Board consists of three members, Michael Zahn, Andreas Segal and Lars Wittan. Mr. Zahn is currently appointed as the chief executive officer. On March 18, 2011 the Supervisory Board appointed Mr. Wittan as a member of the Management Board, effective October 1, 2011 and on January 31, 2014, Mr. Andreas Segal was appointed as an additional member of the Management Board with immediate effect.

On May 16, 2011, the Supervisory Board issued the most recent version of the Bylaws for the Management Board. According to these Bylaws, the Management Board shall adopt its resolutions by simple majority if it consists of more than two members. If the Management Board consists of two members, resolutions must be unanimous. If consensus cannot be reached on a matter to be decided, it is presented to the chairman of the Supervisory Board. While the members of the Management Board have the right to make decisions in their respective area of responsibility relating to matters in the ordinary course of business, the entire Management Board resolves on all matters of particular significance and importance for the Company or the Group.

The Company is legally represented by two members of the Management Board or by one Management Board member acting jointly with a holder of a general power of attorney. The Supervisory Board may grant to each member of the Management Board of the Company sole power of representation.

Pursuant to the Articles of Association and the Bylaws of the Management Board and Supervisory Board, the Management Board must seek prior consent of the Supervisory Board for certain transactions or measures that entail fundamental changes to the Company’s net assets, financial position or results of operation listed in the bylaws of the Management Board. The Management Board has to, among others, obtain approval in particular for:

•	the acquisition of domestic real estate in case the relevant transaction surpasses certain thresholds, varying from EUR 30 million to EUR 125 million;

•	the acquisition of foreign real estate;

•

the sale of real estate in case certain other conditions are met. These conditions include, inter alia, the fair value of the sold object exceeding certain thresholds varying from EUR 30 million to EUR 50 million and transactions in which the sale price falls short of the fair value of the sold object;

•

the acquisition, sale or encumbrance of shares in real estate companies if the purchase or sale of a comparable real estate portfolio would be subject to the Supervisory Board’s consent pursuant to the aforementioned parameters;

•	the acquisition, sale or encumbrance of shares in companies other than real estate companies;

•

carrying out construction projects (other than maintenance works and refurbishments in the ordinary course of business) if costs incurred and not covered by insurances exceed the threshold of EUR 10 million;

•

taking up loans and raising other forms of debt capital in case certain other conditions are met. These conditions include, inter alia, the amount of a debt instrument exceeding EUR 30 million, the LTV Ratio surpassing 65% or the hedging ratio falling below 75%;

•	certain unusual transactions, e.g., granting loans if the loan amount exceeds EUR 10 million; and

•	the execution of transactions with related parties.

The Supervisory Board has delegated the decision-making responsibility for certain transactions to the Acquisition Committee. These transactions include, inter alia:

•	purchases and sales of real estate if the relevant purchase or sale price does not exceed a threshold ranging from EUR 10 million to EUR 187.5 million;

•	purchases, sales and encumbrances of shares in real estate companies as long as the value of the transaction does not exceed a threshold ranging from EUR 10 million to EUR 187.5 million;

•

carrying out construction projects (other than maintenance works and refurbishments in the ordinary course of business) if costs incurred and not covered by insurances does not exceed the threshold of EUR 15 million; and

•	the raising of debt capital as long as the amount of the debt instrument does not exceed EUR 100 million.

Transactions and measures do not require separate approval by the Supervisory Board if they are part of and expressly described in a business plan that has been approved by the Supervisory Board unless the Supervisory Board expressly reserves its decision-making responsibility.

In addition to the Management Board and the Supervisory Board, the Company provides for a senior management within the meaning of prospectus law, to which Dr. Kathrin Wolff belongs as General Representative of the Company and chairperson of the board of directors of Deutsche Wohnen Management GmbH.

Members of the Management Board and Senior Management

At present, the Management Board consists of three members: Michael Zahn, Andreas Segal and Lars Wittan. On March 18, 2011 the Supervisory Board appointed Mr. Wittan as a member of the Management Board, effective October 1, 2011, and on January 31, 2014, Mr. Segal was appointed as an additional member of the Management Board with immediate effect. Dr. Kathrin Wolff is also deemed a member of the Company’s senior management within the meaning of prospectus law. The following table lists the members of the Company’s Management Board and senior management and their respective areas of responsibility.

Management Board

Name	Member since	Appointed until	Areas of Responsibility

Michael Zahn (CEO)	September 1, 2007	December 31, 2015	– Strategic Corporate Development – Property Management – Nursing and Assisted Living – Human Resources – Communication

Andreas Segal (CFO)	January 31, 2014	December 31, 2015	– Corporate Finance – Legal/Compliance – Investor Relations

Lars Wittan (CIO)	October 1, 2011	September 30, 2019	– Accounting/Tax/ Controlling – Asset Management – Risk Management – Corporate Plannning – IT/Organisation

Senior Management
Dr. Kathrin Wolff (General Representative)	April 15, 2011	–	– Property Management

Short biographies of the current Management Board members and senior management are given below:

Michael Zahn

Michael Zahn received his degree in economics from the Albert-Ludwigs University in Freiburg im Breisgau, Germany, in 1992. In parallel with his professional activity, he completed postgraduate courses to become a Corporate Real Estate Manager and Chartered Surveyor at the European Business School in Oestrich-Winkel, Germany. Michael Zahn began his professional career in 1993 with the association of Berlin-Brandenburg housing enterprises (Verband Berlin-Brandenburgischer Wohnungsunternehmen), Domus AG, in Berlin, Germany. After a brief period as deputy managing director at GEWOBA GmbH in 1996, he joined GEHAG AG (now GEHAG GmbH), where he worked in various management roles between 1997 and 2007. From 2007 to June 30, 2009, he was also chief financial officer of KATHARINENHOF®, a subsidiary of GEHAG. In the course of the merger of Deutsche Wohnen AG and the GEHAG Group, he was appointed member of the Management Board in September 2007 and speaker of the Management Board in October 2007. In December 2008, Michael Zahn was appointed chairman of the Management Board of Deutsche Wohnen AG and on January 15, 2014 he was also appointed chairman of the management board of GSW Immobilien AG.

Andreas Segal

Andreas Segal has completed an apprenticeship as a banker and holds a bachelor’s degree in Business Administration. He completed his academic education with the second state examination in law, specializing as a certified tax lawyer. Between 1997 and 1998 Andreas Segal worked as real estate consultant. Subsequently, from 1998 to 2000 he worked as a lawyer specializing in corporate finance. From 2000 to 2003, Andreas Segal worked as an adviser in the field of capital markets for Commerzbank AG in Frankfurt and London. From 2003 to 2006, Andreas Segal was a managing director at ProMarkt Handels GmbH and member of the management board at Wegert Holding GmbH, a private real estate and investment management company. Since 2006, Andreas Segal has worked in leading positions for GSW Immobilien AG. He worked as Chief Financial Officer (CFO) of the Group since 2007 and became a member of the management board in 2008. From August 2013 until January 2014 he acted as Co-CEO of GSW Immobilien AG, and continues to serve as a member of GSW Immobilien AG’s management board following the takeover by Deutsche Wohnen AG. On January 31, 2014, Andreas Segal was appointed as Chief Financial Officer of Deutsche Wohnen AG with immediate effect.

Lars Wittan

Lars Wittan received a degree in economics from the College of Vocational Studies (Berufsakademie) of Berlin, in 2000. Lars Wittan began his professional career in 2000 with Arthur Andersen Deutschland, Germany. In 2002, he was transferred to Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

(now Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft) following the merger with Arthur Andersen. He became a certified public auditor in 2006. Since August 2007, Lars Wittan has held various management positions for Deutsche Wohnen Group. During its meeting on March 18, 2011 the Supervisory Board of the Company appointed Lars Wittan as an additional member of the Management Board effective as of October 1, 2011. Succeeding Helmut Ullrich, Lars Wittan was Chief Financial Officer of the Company from July 1, 2012 until January 30, 2014. With effect from January 31, 2014, Lars Wittan was appointed Chief Investment Officer (CIO) of the Company. Since June 15, 2014 Lars Wittan is also member of the management board of GSW Immobilien AG.

Dr. Kathrin Wolff

Dr. Kathrin Wolff received a degree in geography from Humboldt University of Berlin and subsequently obtained a Ph.D. in economical geography (urban development) from the same university. She began her professional career in 1989 (head of the editorial office from 1990 to 1993) at the Tourist Verlag in Berlin, and worked from 1994 to 1996 for the real estate companies ProMark GmbH and Inter-Markt GmbH, where she was involved in real estate financing and project development. From 1996 to 1999, Dr. Wolff acted as Managing Director in group companies of Notbohm Holding GmbH/GIWA Grundstücks-, Industrie-, Wirtschaftsanlagen Verwertungs GmbH & Co. KG. In 2000, she joined GEHAG GmbH where she became head of the portfolio development department in April 2002 and authorized representative in March 2004. Since March 2008, Dr. Wolff is a managing director of Deutsche Wohnen Management GmbH, a wholly owned subsidiary of the Company, which carries out the entire residential real estate management for the Company’s portfolios. On April 15, 2011 Dr. Kathrin Wolff was appointed as General Representative of Deutsche Wohnen AG.

The following table lists the names of all entities and companies in which the members of the Management Board and senior management were members of the administrative, management or supervisory bodies or were partners during the last five years, including whether the membership in this body or partnership is to continue. Roles held in Deutsche Wohnen AG’s subsidiaries (other than in GSW Immobilien AG) are not listed.

Michael Zahn	Current mandates:
GSW Immobilien AG, Berlin, Germany (CEO)
Terminated mandates:
None

Andreas Segal	Current mandates:
GSW Immobilien AG (member of the management board)
Terminated mandates:
Zisa Verwaltungs GmbH (managing director)
GSW Berlin Asset Invest Verwaltungs-GmbH (managing director)
Berlin Mediahaus GmbH (managing director)

Lars Wittan	Current mandates:
GSW Immobilien AG (member of the management board)
Terminated mandates:
None

Dr. Kathrin Wolff	Current mandates:
None
Terminated mandates:
None

The employment contract between Michael Zahn and the Company runs until December 31, 2015. The current employment contract between Andreas Segal and the Company runs until December 31, 2015. The employment contract between Lars Wittan and the Company runs from April 1, 2014 until September 30, 2019. None of the employment contracts stipulate additional benefits at the end of the term, though the contracts with Michael Zahn, Andreas Segal and Lars Wittan define severance pay in the event of a change of control and the resulting termination of his employment contract, as described below. Apart from those indicated above, no other contracts of employment have been executed between the members of the Management Board, the Supervisory Board and the Company or its subsidiaries.

The members of the Management Board and senior management may be reached at the Company’s address.

Remuneration, Shareholdings and Other Legal Relationships

Based on the proposal of the Executive Committee, the Supervisory Board decides the remuneration system for the Management Board, including all essential contractual elements, and reviews it regularly. Against the background of the provisions of the German Stock Corporation Act introduced in 2009 concerning the appropriateness of the remuneration system of the Management Board. The Supervisory Board introduced a new remuneration system for the Management Board members in 2010, with changes that were made in 2014. The remuneration system (in its current form) applies to the employment contract of Michael Zahn, Lars Wittan and Andreas Segal. The remuneration system was approved by the general meetings on May 31, 2011 and again on June 11, 2014. The monetary remuneration is divided into a fixed annual base salary and variable salary components that consist of short-term incentives and long-term incentives.

Since April 1, 2014, the fixed remuneration on a per year-basis of the members of the Management Board is set at EUR 750 thousand for Michael Zahn, EUR 426 thousand for Andreas Segal and EUR 376 thousand for Lars Wittan.

The variable salary components are performance-based. In respect to the short-term incentive, which is limited to less than 50% of the overall variable compensation, each member of the Management Board agrees with the Supervisory Board on specific individual targets in advance of each fiscal year. Performance criteria include group performance (EBITDA, FFO) as well as individual targets. The level of variable remuneration under the short term incentive depends on the achievement of these pre-defined performance targets in the respective year. Bonus payments are capped at 125% of target payment. At less than 75% of target performance across all targets, no bonus payments are granted. For the year 2013, short term incentives were granted in the amounts of EUR 476 thousand and paid in the amounts of EUR 300 thousand to Michael Zahn and granted in the amounts of EUR 238 thousand and paid in the amounts of EUR 150 thousand to Lars Wittan. In 2013, supplementary payments were made for Michael Zahn in the amount of EUR 27 thousand and for Lars Wittan EUR 24 thousand in accordance with their respective employment contracts. For 2014, if the performance targets for the short-term incentive are met at a performance level of 100%, Michael Zahn will receive EUR 500 thousand, and Andreas Segal and Lars Wittan will each receive EUR 240 thousand.

Until December 31, 2013 the long-term variable compensation component was calculated according to the provisions of the Deutsche Wohnen management performance share unit plan. As of December 31, 2013, the entitlements of the Management Board resulting from the performance share unit plan in the period 2010 to 2013 have a value of EUR 3.2 million (Michael Zahn EUR 1.35 million, Helmut Ullrich, a former Member of the Management Board of the Company, EUR 1.12 million and Lars Wittan EUR 0.74 million). For fiscal year 2014, the performance share unit plan has been replaced by the Stock Option Program 2014 that was approved by the Company’s annual general shareholders’ meeting on June 11, 2014. The program is intended to better align Deutsche Wohnen’s remuneration policy with long-term shareholder value. Under the Stock Option Program 2014 the Company is authorized for up to four years after the entry of the Conditional Capital 2014/III in the commercial register to grant up to 8,371,839 stock options to members of the Management Board of the Company and up to 4,507,913 stock options to selected executives of the Company and affiliates. The number of stock options to be issued is based on the relevant share price at the time the stock option was granted and the planned variable compensation for the respective eligible person. Stock options may be exercised for the first time after the respective four-year holding period starting on the day the stock option is granted has expired. The stock options expire after seven years. Stock options that have not been exercised or could not be exercised by the end of the term lapse without replacement or compensation. Stock options can only be exercised if and to the extent the following performance targets have been achieved after the respective four-year holding period: Increase of the “adjusted NAV per share”, “FFO (without disposals) per share” and share price relative to EPRA/NAREIT (National Association of Real Investment Trusts) index. The minimum target is reached at 75% of target achievement and the maximum target at 150% of target achievement. The determination of the performance target is based on the respective planning of the Company for the next four years. Dilution from the Stock Option Program 2014 is capped at 5% of the outstanding share capital (including grants to the Management Board members and further executives). No discount is granted on the share price at the grant date.

As the performance targets are set on a multi-year basis, the Stock Option Program 2014 complies with legal requirements set by the German Stock Corporation Act and the German Corporate Governance Code regarding variable compensation. The variable compensation component participates not only in positive developments, but also, if one or several performance targets are not met, in negative developments during the assessment period. The Supervisory Board is allowed to partly or wholly limit the content and the size of the stock options granted to the Management Board if there are extraordinary, unforeseen developments.

For fiscal year 2014, Michael Zahn, Andreas Segal and Lars Wittan have been granted long-term incentive - entitlements amounting to EUR 1.125 million, EUR 390 thousand and EUR 390 thousand (each corresponding to a performance level of 150% at the grant date under the Stock Option Program 2014).

In addition, the Supervisory Board is contractually entitled to award a special bonus to Management Board members, which is capped at the amount of the annual base salary of the respective Management Board member. In 2013, Michael Zahn and Lars Wittan have received under their old employment contracts a special remuneration following the successful takeover of GSW Immobilien AG (see “Takeover of GSW Immobilien AG”). Michael Zahn has been granted a special remuneration of EUR 900 thousand and Lars Wittan EUR 600 thousand (in each case partially expressed by a corresponding number of shares of the Company), 50% of which was paid in cash in 2013. With respect to the second part of this special remuneration, Michael Zahn and Lars Wittan have committed themselves to fully invest the net cash amount received in shares of the Company. However, 50% of this second past will be paid dependent on achieving the envisaged synergy potential of the takeover of GSW Immobilien AG of EUR 25 million per year.

Mr. Zahn’s, Mr. Segal’s and Mr. Wittan’s employment contract provide for severance payments if they terminate their employment contracts due to a change of control. A change of control in this sense is deemed to have occurred, as soon as (i) one or more parties acting in concert acquire at least 30% of the Company’s shares and (ii) as a result the role of Mr. Zahn, Mr. Segal or Mr. Wittan is materially affected. In case of a termination of their employment contracts without cause, the members of the Management Board are entitled to a severance payment amounting to two annual salaries plus ancillary emoluments. However, the amount of severance payment shall not exceed the amount of Mr. Zahn’s, Mr. Segal’s and Mr. Wittan’s compensation granted for the rest of their office terms. These payments meet the requirements under Point 4.2.3 paragraph 4 of the German Corporate Governance Code and the limit on severance pay defined therein.

For the fiscal year 2013, Dr. Wolff received a total compensation of EUR 305 thousand.

In addition, each of the Management Board members and senior management is entitled to family health insurance sponsored in part by the Company, as well as a company car, reimbursement of travel expenses, and a subsidy for family health insurance. The Company has purchased group accident insurance that also covers the Management Board members and provides for the payment of death and disability benefits. The Company provides the Management Board members with retirement and survivor benefits in the form of direct insurance.

The Company has taken out a D&O insurance policy for members of the Management Board, which provides (since July 1, 2010) for a deductible. The deductible payable by the members of the Management Board amounts to 10% of the compensation for all insured events in a year up to a maximum of 150% of the basic annual remuneration. The D&O insurance policy provides insurance coverage for financial losses resulting from breaches of duty by the governing bodies in exercising their functions.

Except for Andreas Segal, who directly or indirectly holds a total of 40,098 shares in Deutsche Wohnen AG, the members of the Management Board and senior management do not hold any shares in the Company. There are no actual or potential conflicts of interest between the responsibilities of the members of the Management Board or senior management vis-à-vis the Company and their private interests or other responsibilities. There are no family relationships between (i) individual members of the Management Board and between Management Board members and senior management or (ii) between Management Board members/senior management and members of the Supervisory Board. There are no service agreements between the Company or its subsidiaries and the members of the Management Board or senior management that would provide for any benefits upon their termination.

No member of the Management Board or senior management faces any convictions in relation to fraudulent offences for the last five years. In addition, no member of the management board or senior management has been publicly incriminated and/or sanctioned by statutory or regulatory authorities (including designated professional bodies) or, acting in the capacity of a member of an administrative, management or supervisory body or as founder of an issuer, been associated with any bankruptcies, and/or receiverships, and/or insolvencies or liquidations. No member of the Management Board or senior management has ever been disqualified by a court from acting as a member of the administrative, management or supervisory body of an issuer or from acting in the management or conduct of the affairs of any issuer for the previous five years.

Supervisory Board

Pursuant to section 6 paragraph 1 of the Articles of Association, the Company’s Supervisory Board consists of six members. It is not subject to employee codetermination as provided by the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz) or the German Codetermination Act (Mitbestimmungsgesetz). Therefore, the members of the Supervisory Board are all elected by the general meeting as representatives of the shareholders. The members of the Supervisory Board are generally elected for a fixed term of approximately five years. Reelection, including repeated reelection, is permissible.

For each member of the Supervisory Board, the shareholders may, at the same time the respective member is elected, appoint substitute members. These substitute members will replace the elected Supervisory Board member in the event of his premature departure in an order that was defined at the time of the appointment. The term of office of the substitute member replacing the departing member terminates, if a successor is elected at the next general meeting or the following one, at the close of the general meeting, otherwise on the expiry of the term of office of the departed member of the Supervisory Board. Members of the Supervisory Board who were elected by the general meeting may be dismissed at any time during their term of office by a resolution of the general meeting adopted by 50% of the votes cast. In accordance with the Articles of Association, any member or substitute member of the Supervisory Board may resign at any time, even without providing a reason, by giving one month’s notice of his resignation to the Management Board in writing. This does not affect the right to resign for good cause.

Pursuant to section 107 paragraph 1 of the German Stock Corporation Act and section 6 paragraph 4 of the Articles of Association, the Supervisory Board elects its Chairman and Vice Chairman from among its members. Currently, Uwe E. Flach has been elected Chairman and Dr. Andreas Kretschmer Vice Chairman.

The Supervisory Board forms committees from among its members. The following four committees were set up in the fiscal year 2013:

•

the Executive Committee (advises and passes resolutions relating to urgent matters; remains in constant communication with and advises the Management Board; prepares the Supervisory Board’s meetings; decides on the content of and executes employment agreements with members of the Management Board in accordance with resolutions of the Supervisory Board);

•

the Nomination Committee (proposes suitable candidates to Supervisory Board for election recommendation to the general meeting in compliance with the requirements of the German Corporate Governance Code);

•

the Audit Committee (conducts advance review and prepares the annual financial statements and the consolidated financial statement for approval by the Supervisory Committee, discusses the quarterly and semi-annual interim reports with the Management Board prior to publication; discusses compliance, risk assessment, risk management, and the adequacy and effectiveness of the internal control system with the Management Board; prepares the recommendation for appointing the external auditors at the general meeting); and

•

the Acquisition Committee (discussion of potential targets and conditions for the purchase or sale of property or holdings with the Management Board and preparation of the Supervisory Board’s decision to approve the same).

No separate remuneration committee has been established.

The German Stock Corporation Act stipulates that a quorum of the Supervisory Board is present if at least three members, and at least one-half of the members of the Supervisory Board as mandated by law or the Articles of Association, participate in the voting. The resolutions of the Supervisory Board are passed with a simple majority, unless otherwise mandated by law. In the event of a parity of votes, the Chairman or, if he is unable to vote, the Vice Chairman, has the deciding vote.

Members of the Supervisory Board

The following table lists the members of the Company’s Supervisory Board and the positions they hold outside the Company.

Name	Member since	Appointed until	Committee Memberships	Principal occupation outside the Company
Uwe E. Flach (Chairman)	January 18, 20081)	2018 general meeting	Executive Committee Nomination Committee Audit Committee Acquisition Committee	Senior Advisor to Oaktree GmbH, Frankfurt am Main

Dr. rer. pol. Andreas Kretschmer (Vice Chairman)	June 28, 2000	2015 general meeting	Executive Committee Nomination Committee Audit Committee Acquisition Committee	Chief Executive Officer of Ärzteversorgung Westfalen-Lippe, Münster

Dr. h.c., Dr. Ing. e.h. Wolfgang Clement	July 6, 20112)	2017 general meeting	Nomination Committee	Former Federal Minister for Economy and Labor; Publicist and independent consultant

Matthias Hünlein	June 28, 2000	2015 general meeting	Executive Committee Acquisition Committee	Managing Director of Tishman Speyer Properties Deutschland GmbH, Frankfurt am Main

Claus Wisser	June 11, 20143)	2019 general meeting	–	Business man and master craftsman

Dr. Florian Stetter	March 23, 2006	2016 general meeting	Audit Committee	Real estate salesman

1)	After the initial appointment by court order of January 18, 2008, Mr. Flach was further appointed by the general meeting on June 17, 2008, and reelected by the general meeting on May 28, 2013.
2)	After the initial appointment by court order of July 6, 2011, Dr. Clement was further appointed by the general meeting on June 6, 2012.

Short biographies of the current Supervisory Board members are given below:

Uwe E. Flach

Uwe E. Flach studied business administration and is a qualified banker. Mr. Flach began his professional career with Dresdner Bank AG and he joined Dillon Read & Company where he worked in New York, London and Paris for six years. In 1976, he moved to DG BANK AG, where he became in 1977 senior manager with responsibility for capital markets, securities and corporate finance. In 1989, he first became a deputy member of the Management Board of DG Bank AG, and in 1991 he became a member of the Management Board, taking responsibility for the investment banking division. From 2001 until his retirement in 2003, he was appointed as deputy chairman to the Management Board of DG BANK’s successor bank, DZ BANK AG. Besides his affiliation with DG BANK AG and DZ BANK AG, Mr. Flach has held various Supervisory Board positions in various companies (see list below). Since 2004, he has been a senior advisor and consultant for Oaktree GmbH. Mr. Flach has been a member of the Supervisory Board of Deutsche Wohnen AG since January 2008 and since July 2011, the chairman of the Supervisory Board.

Dr. Andreas Kretschmer

Dr. Andreas Kretschmer studied economics with a focus on auditing/accounting and further earned a degree in law from the Johann-Wolfgang-Goethe University in Frankfurt am Main, Germany. In 1977, he received a Ph.D. in economics from the Johannes Gutenberg University in Mainz, Germany. From 1973 to 1992, Dr. Kretschmer worked at Dresdner Bank, where he held leading positions, including executive assistant and director of corporate customer service. Dr. Kretschmer was active both nationally and internationally during his work at Dresdner Bank. During 1991 and 1992, he also worked as Head of Finances to the governmental agency privatizing eastern German property (Treuhandanstalt). In 1992, Dr. Kretschmer joined the pension scheme for physicians in Westphalia-Lippe (Ärzteversorgung Westfalen-Lippe) as managing director of capital investment and was appointed as CEO in 2009. Dr. Kretschmer has held various board positions in various companies (see list below). Dr. Kretschmer has been a member of the Supervisory Board of Deutsche Wohnen AG since June 2000; he was first elected as vice chairman to the Supervisory Board in August 2006.

Dr. h.c., Dr. Ing. e.h. Wolfgang Clement

Wolfgang Clement received a law degree and at the same time completed a journalism internship in 1965. He became an assistant at the Institute for Litigation at Marburg University, and then editor, head of the political department and deputy editor in chief of “Westfälische Rundschau” in Dortmund. From 1981 to 1986 he was spokesman for the federal executive board of the Social Democratic Party of Germany (Sozialdemokratische Partei Deutschlands – SPD) and was also the deputy secretary-general of the party from 1985 to 1986. From 1987 to 1988 he served as editor in chief of “Hamburger Morgenpost”. Wolfgang Clement was appointed head of the state chancellery of the German federal state of North Rhine-Westphalia in 1989 and ran this office in the post of Minister for Special Tasks starting in 1990. From 1995 to 1998, he was Minister for Economic Affairs, Small- and Medium-Sized Business Enterprises, Technology and Transport of the State of North Rhine-Westphalia. In addition, he became a deputy chairman of the board of the SPD of North Rhine-Westphalia in 1996. In 1998, he succeeded Johannes Rau as Prime Minister of the State of North Rhine-Westphalia. Following the regional elections in 2000, he was confirmed in office. In 2002 he was appointed Federal Minister for Economy and Labor under the administration of Federal Chancellor Gerhard Schröder. In this role he was responsible, among other things, for a host of labor market reforms as part of the “Agenda 2010.” Since 2005 he has been working as a publicist, sits on the board of trustees for various scientific organizations, and is a member of different supervisory boards as well as the impartial chairman for the Central Arbitration Board for the German Construction Industry (Zentralschlichtungsstelle für das deutsche Baugewerbe). Wolfgang Clement holds various mandates in the supervisory bodies of numerous companies (see list below) and has been a member of the Supervisory Board of Deutsche Wohnen AG since July 2011.

Matthias Hünlein

Matthias Hünlein received a law degree from the University of Passau, Germany. In 1990, Matthias Hünlein began his professional career with Deutsche Bank Group after completing his law degree. Among other positions he was hired by Deutsche Bank-Investmentgesellschaft DB Real Estate Management GmbH (now RREEF Management GmbH) and as managing director of DB Real Estate Spezial Invest GmbH (now RREEF Spezial Invest GmbH), where he was responsible for product development and client relationships. In November 2005, Matthias Hünlein joined Tishman Speyer Properties Deutschland GmbH where he is responsible, as managing director, for client relationships and capital raising activities in Europe and the Middle East. Matthias Hünlein has held various board positions in various companies (see list below). Matthias Hünlein has been a member of the Supervisory Board of Deutsche Wohnen AG since June 2000.

Claus Wisser

After studying business administration in 1963 in Frankfurt am Main, Claus Wisser founded WISAG Service Holding GmbH & Co. KG (“WISAG”) in 1965. Under Mr. Wisser’s stewardship, WISAG developed into one of the leading facility and building service companies in Germany.

Since 1975, Mr. Wisser has served as a founder, director and shareholder of numerous real estate companies, where he has developed and managed his own and others’ property with an emphasis on the Rhine-Main region. Claus Wisser also continues to serve as chairman and member of a number of management and supervisory boards and councils (see list below), including serving as chairman of the supervisory board of AVECO Holding AG (the parent company of WISAG group), as well as a member of the supervisory board for Deutsche Familienversicherung AG. At the same time, he is actively involved with a number of charitable, cultural and social organizations. Mr. Wisser was appointed to the Supervisory Board of Deutsche Wohnen AG on June 11, 2014.

Dr. Florian Stetter

Dr. Florian Stetter studied business administration at the Vienna University of Economics and Business and received a Ph.D. from the University of Vienna, Austria. He began his professional career in 1988 with

McKinsey & Company as a business analyst. From 2000 to 2010, Dr. Stetter was managing director of Strabag Property and Facility Services GmbH. He is currently an independent real estate salesman. Dr. Stetter is a member of the supervisory board in one other company (see list below). Dr. Stetter has been a member of the Supervisory Board of Deutsche Wohnen AG since March 2006.

Over the last five years, the members of the Supervisory Board were or currently are members of the executive, administrative, or supervisory bodies and/or partners in the following enterprises and companies, both domestic and foreign, outside Deutsche Wohnen Group (other than in GSW Immobilien AG):

Uwe E. Flach (Chairman)	Current mandates:
GSW Immobilien AG, Berlin, Germany (chairman of the supervisory board)
DO Deutsche Office AG, Cologne, Germany (vice chairman of the supervisory board)
Terminated mandates:
Nordenia International AG, Greven, Germany (supervisory board)
STADA Arzneimittel AG, Bad Vilbel, Germany (supervisory board)
Versatel AG, Berlin, Germany (supervisory board)

Dr. Andreas Kretschmer (Vice Chairman)	Current mandates:
Amprion GmbH, Dortmund (vice chairman of the supervisory board) BIOCEUTICALS Arzneimittel AG, Bad Vilbel, Germany (chairman of the supervisory board)
GSW Immobilien AG, Berlin, Germany (supervisory board)
Terminated mandates:
Biofrontera AG, Leverkusen, Germany (vice chairman of the supervisory board)
Oppenheim Immobilien-Kapitalanlagegesellschaft mbH, Wiesbaden, Germany (supervisory board)
Private Life Biomed AG, Hamburg, Germany (chairman of the supervisory board)

Dr. h.c., Dr. Ing. e.h. Wolfgang Clement	Current mandates:
RWE Power Aktiengesellschaft, Essen, Germany (supervisory board)
Landau Media Monitoring AG & Co. KG, Berlin, Germany (supervisory board)
Dussmann Stiftung & Co. KGaA, Berlin, Germany (Chairman of the supervisory board)
Peter Dussmann-Stiftung, Berlin, Germany (Member of the Foundation Board)
Daldrup & Söhne Aktiengesellschaft, Grünwald/Geiselgasteig, Germany (Chairman of the supervisory board)
DIS Deutscher Industrie Service Aktiengesellschaft, Düsseldorf, Germany (supervisory board)
Terminated mandates:
Energy Consulting, Moscow, Russia (Management Board)
M. DuMont Schauberg GmbH & Co. KG, Cologne, Germany (supervisory board)
Versatel AG, Berlin, Germany (supervisory board)

Matthias Hünlein	Current mandates:
A. A. A. Aktiengesellschaft Allgemeine Anlageverwaltung, Frankfurt am Main, Germany (supervisory board)
GSW Immobilien AG, Berlin, Germany (supervisory board)
Terminated mandates:
None

Claus Wisser	Current mandates:
Aveco Holding AG, Frankfurt am Main, Germany (Chairman of the supervisory board)
Deutsche Familienversicherung AG, Frankfurt am Main, Germany (Member of the Management Board)
Terminated mandates:
None

Dr. Florian Stetter	Current mandates:
CalCon Deutschland AG, Munich, Germany (supervisory board)
Enovo s.r.o., Bratislava, Slovakia (Managing Partner)
Terminated mandates:
None

The members of the Supervisory Board may be reached at the Company’s address.

Remuneration, Shareholdings and Other Legal Relationships

Pursuant to the Articles of Association, as amended by the resolution of the general meeting of May 28, 2013 and with effect as of July 9, 2013, each member of the Supervisory Board receives a fixed annual compensation payment of EUR 30 thousand for his activity. The chairman of the Supervisory Board receives twice this amount and a vice chairman one and a half times the compensation of an ordinary member of the Supervisory Board. In addition, each member of the Supervisory Board receives a lump-sum remuneration of EUR 5 thousand per fiscal year for their membership on the audit committee of the Supervisory Board. Furthermore, every member of the executive and acquisition committee of the Supervisory Board will receive an attendance fee of EUR 1 thousand for personally participating in each meeting. If a fiscal year is shorter than twelve months, compensation is paid on a pro rata basis. The total remuneration of the members of the Company’s Supervisory Board for 2013 amounted to EUR 240 thousand (net without VAT). Uwe E. Flach received a remuneration of EUR 65 thousand, Dr. Andreas Kretschmer of EUR 50 thousand, Dr. Wolfgang Clement of EUR 30 thousand, Matthias Hünlein of EUR 30 thousand, Dr. Michael Leinwand of EUR 30 thousand, and Dr. Florian Stetter of EUR 35 thousand for 2013, in each case net without VAT.

The Supervisory Board members are further entitled to reimbursement of all expenses. In addition, the Company has purchased, at its own expense, D&O insurance for the members of the Supervisory Board, which provides (since July 1, 2010) for a deductible pursuant to the German Corporate Governance Codex. The deductible payable by the members of the Supervisory Board amounts to 10% of the compensation for all insured events in a year up to a maximum of 150% of the basic annual remuneration.

Member of the Supervisory Board Uwe E. Flach held 10,000 Deutsche Wohnen AG shares on June 30, 2014. Pursuant to directors’ dealings notification received by the Company, Uwe E. Flach sold 2,500 shares in Deutsche Wohnen AG on August 7, 2014 and an additional 2,500 shares in Deutsche Wohnen AG on August 27, 2014. As of June 30, 2014, his wife held 10,000 Deutsche Wohnen AG shares. The wife of member of the Supervisory Board Dr. Andreas Kretschmer held 4.705 Deutsche Wohnen AG shares on June 30, 2014. Member of the Supervisory Board Wolfgang Clement held, together with his wife, 1,000 shares of Deutsche Wohnen AG as of June 30, 2014. The remaining members of the Supervisory Board currently do not hold any shares in Deutsche Wohnen AG. No supervisory board member holds options over shares in Deutsche Wohnen AG.

With the exception of these shareholding interests, there are no actual or potential conflicts of interest between the responsibilities of the members of the Supervisory Board vis-à-vis the Company and their private interests or other responsibilities. However, it should be noted that Mr. Claus Wisser is the company founder and chairman of the Supervisory Board of AVECO Holding AG, a holding company of the WISAG group. WISAG group provides certain building cleaning and maintenance services to FACILITA Berlin GmbH, a group company of the Deutsche Wohnen AG Group. The contracts for cleaning services have a total gross volume of EUR 400,000 per year. In addition, WISAG group’s maintenance services are used on an as-needed basis in the fields of heating, plumbing and electricity. These contracts contain no purchase obligation for Deutsche Wohnen Group. The contract volume in 2013 was EUR 1.3 million.

There are no family relationships between (i) individual members of the Supervisory Board or (ii) between Supervisory Board members and senior management or (iii) between Supervisory Board members and members of the Management Board. There are no service agreements in place between the Company or its subsidiaries and the members of the Supervisory Board that would provide for benefits in the event of termination of the respective service relationship. The Supervisory Board members have not taken out loans from Deutsche Wohnen AG.

No member of the Supervisory Board faces any convictions in relation to fraudulent offences for the last five years. In addition, no member of the Supervisory Board has been publicly incriminated and/or sanctioned by statutory or regulatory authorities (including designated professional bodies) or, acting in the capacity of a member of an administrative, management or supervisory body or as founder of an issuer, been associated with any bankruptcies, and/or receiverships, and/or insolvencies or liquidations. No member of the Supervisory Board has ever been disqualified by a court from acting as a member of the administrative, management or supervisory body of an issuer or from acting in the management or conduct of the affairs of any issuer for the previous five years.

General Meeting

The general meeting is the body in which shareholders can exercise their rights within the Company. The general meeting of the Company is convened by the Management Board of the Company in the cases provided for by law or the Articles of Association or if required in the interests of the Company. Pursuant to section 9 paragraph 1 of the Articles of Association, the general meeting must be held at the registered office of the Company or in another German city with a stock exchange. Notice of the general meeting, accompanied by the agenda, must be issued no later than 30 days before the day on which shareholders must register prior to the meeting. This period does not include the day on which the convening notice is issued and the day on which the shareholders must register to participate in the general meeting. Notice of the convening of the general meeting is made through publication in the German Federal Gazette.

If the interests of the Company so require, the general meeting can also be convened by the Supervisory Board. Pursuant to the German Stock Corporation Act, shareholders whose shares constitute at least 5% of the share capital may demand that the general meeting be convened; this demand must be made in writing, stating the purpose of the meeting and be directed to the Management Board. Using the same procedure, shareholders whose aggregated shares constitute at least 5% of the Company’s share capital, or a proportional interest of EUR 500,000 of the share capital, may demand that items be submitted for vote at a general meeting. In addition, shareholders must prove that they have owned their shares for at least three months and that they will hold their shares until their motion has been decided upon. If such demand is not met by the Company, a court may authorize the shareholders who issued the demand to convene the general meeting. The convening notice or publication must make reference to such authorization.

Holders of bearer shares are entitled to participate in the general meeting and exercise their voting rights pursuant to section 9 paragraph 5 of the Articles of Association, provided that they have registered for participation in the meeting in due time as defined in section 9 paragraph 6 of the Articles of Association. In order to exercise the rights attributable to bearer shares, the holders of bearer shares must also prove to the Company their eligibility to participate in the general meeting and to exercise their voting rights. Written evidence of the shareholdings in German or English, prepared by the custodian institution, must be presented by the end of the seventh day before the date of the general meeting. The written evidence of shareholding must relate to the beginning of the twenty-first day prior to the general meeting.

Pursuant to section 9 paragraph 5 of the Articles of Association, registration of participation is in due time according to section 9 paragraph 6 of the Articles of Association if it is received by the Management Board at the registered office of the Company, or at another location specified in the convening notice, no later than on the seventh day before the date of the general meeting; registration of participation must be made in writing, by fax or, if the Management Board so decides, in another way to be defined by the Management Board (primarily electronically).

The ordinary general meeting must take place within the first eight months of each fiscal year. In addition, an extraordinary meeting of the shareholders must be convened by the Management Board if the interests of the Company so require.

The general meeting votes on the appropriation of the distributable profits and on the approval of the actions of the Management Board members and those of the Supervisory Board members for the fiscal year completed before the respective general meeting. The general meeting also appoints an external auditor for the respective current fiscal year. The general meeting approves the annual financial statements of the Company if the Management Board and the Supervisory Board fail to do so.

Pursuant to section 10 paragraph 1 of the Articles of Association, each individual share grants the owner one vote in the general meeting. Voting rights can be exercised through a proxy. Neither German stock corporation law nor the Articles of Association require a minimum participation at a general meeting for a quorum. Resolutions are adopted by the general meeting with a simple majority and, if the law so requires, with a simple majority of share capital, unless otherwise provided by mandatory applicable law or the Articles of Association.

Under the German Stock Corporation Act, certain resolutions of fundamental importance mandatorily require – in addition to a majority of the votes cast – a majority of at least three-quarters of the share capital represented at the vote. These resolutions include in particular:

•	Changes to the company’s business objectives;

•	Capital reductions;

•	Creation of authorized or contingent capital;

•	Exclusion of subscription rights;

•	Corporate transformation measures, such as mergers, de-mergers and changes in legal form;

•	Transfer of all the assets of the company;

•	Execution and amendment of company agreements (for example, control and profit-and-loss transfer agreements); and

•	Liquidation of the company.

Corporate Governance

The Code, which was passed in February 2002 and last amended on May 13, 2013, contains recommendations and suggestions for the management and supervision of German companies listed on the stock exchange. The Code incorporates nationally and internationally recognized standards of good and responsible corporate governance. The purpose of the Code is to make the German system of corporate governance and supervision transparent for investors. The Code includes recommendations and suggestions for management and supervision with regard to shareholders and general meetings, Management and Supervisory Boards, transparency, accounting and auditing.

There is no obligation to comply with the recommendations or suggestions of the Code. However, the German Stock Corporation Act requires that the Management Board and Supervisory Board of a German listed company declare, every year, either that the recommendations have been or will be applied, or which recommendations have not been or will not be applied and explain why the Management Board and the Supervisory Board do not/will not apply such recommendations that have not been or will not be applied. This declaration is to be made permanently accessible to shareholders. However, deviations from the suggestions contained in the Code need not be disclosed.

The Management Board and Supervisory Board of the Company passed the following Declaration of Conformity in December 2013 according to section 161 paragraph 1 of German Stock Corporation Act:

“Since the adoption of the last declaration of compliance in December 2012, Deutsche Wohnen AG has complied with the recommendations given by the Government Commission of the German Corporate Governance Code, with the following exceptions:

In deviation from the recommendation in clause 5.4.6 of the Code, the remuneration regulation for the Supervisory Board members in Deutsche Wohnen AG’s Articles of Association does indeed take the membership in committees into consideration, yet they do not apply separate consideration to chairing Supervisory Board committees. Moreover, memberships and chairs in Supervisory Board committees are not considered in this pay. The company is of the opinion that the present pay scale for the Supervisory Board members sufficiently compensates them for assuming duties as chairperson of Supervisory Board committees, too.

In the future, Deutsche Wohnen AG will comply with the recommendations of the Government Commission of the German Corporate Governance Code (in the version of May 13, 2013) with the following exceptions:

In deviation from the recommendation in clause 5.4.6 of the Code, the remuneration regulation for the Supervisory Board members in Deutsche Wohnen AG’s Articles of Association does indeed take the membership in committees into consideration, yet they do not apply separate consideration to chairing Supervisory Board committees. Moreover, memberships and chairs in Supervisory Board committees are not considered in this pay. The company is of the opinion that the present pay scale for the Supervisory Board members sufficiently compensates them for assuming duties as chairperson of Supervisory Board committees, too.

The consolidated financial statements and the interim reports are made publicly accessible within the periods defined by law, yet possibly not within 90 days of the end of the fiscal year or 45 days of the end of the period under review (Code clause 7.1.2 sentence 4). Given the time required for a diligent preparation of financial statements and business reports, it is, for the time being, impossible to enter into commitments concerning earlier dates of publication.”

As of the date of this Prospectus, the Company is in compliance with the recommendations of the Code in the scope declared in the Declaration of Compliance by the Management Board and Supervisory Board of the Company of December 2013.

SHAREHOLDER STRUCTURE

The Company’s share capital as of the date of this Prospectus amounts to EUR 286,216,731 divided into 286,216,731 ordinary shares with no-par-value, each representing a notional value of EUR 1.00. The Company’s shares are currently divided into registered shares and bearer shares. Of the 286,216,731 total shares of the Company, 286,134,248 (approximately 99.97%) are bearer shares and 82,483 (approximately 0.03%) are registered shares. As of June 11, 2014, the general meeting of the Company resolved that any shares in the Company in registered form that have not already been converted into bearer shares by their owners shall be converted into bearer shares. The conversion is expected to become effective prior to the end of fiscal year 2014.

On the basis of the notifications received by the Company as of the date of this Prospectus in accordance with the German Securities Trading Act and pursuant to the information provided by the respective shareholders, the following shareholders hold more than 3% of the Company’s ordinary shares as of the date of this Prospectus:

Shareholders	Stake/Share of Voting Rights
Sun Life Financial Inc.1)/Massachusetts Financial Services Company (MFS)	11.05%
BlackRock, Inc.1)	8.83%
Norges Bank (Central Bank of Norway)2)	5.48%
MFS International Value Fund	5.05%
APG Asset Management N.V.	3.13%
The Capital Group Companies	3.00%

Total	36.54%

1)	Attribution pursuant to section 22 paragraph 1, sentence 1, No. 6 in conjunction with section 22 paragraph 1, sentence 2 of the German Securities Trading Act.
2)	Attribution pursuant to section 22 paragraph 1, sentence 1, No. 1 of the German Securities Trading Act.

Other shareholders, including those shareholders whose shareholdings represent less than 3% of the total voting rights in Deutsche Wohnen AG, hold the remaining shares of Deutsche Wohnen AG.

All Deutsche Wohnen AG shares confer the same voting rights.

TAXATION IN THE FEDERAL REPUBLIC OF GERMANY

The following section outlines certain key German tax principles that may be relevant with respect to the acquisition, holding, or transfer of shares.

This summary does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be relevant to shareholders. This presentation is based upon domestic German tax laws in effect as of the date of this Prospectus and the provisions of double taxation treaties currently in force between Germany and other countries. It is important to note that the legal situation may change, possibly with retroactive effect.

Under the caption “—Tax considerations regarding the Settlement Offer for Minority GSW Shareholders resident in Germany” this summary further outlines certain key German taxation principles that may be relevant to Minority GSW Shareholders in connection with the Settlement Offer. This description is limited to the tax situation of Minority GSW Shareholders whose tax domicile is Germany. If Minority GSW Shareholders are not fully tax liable in Germany, the tax implications of the conclusion of the Domination Agreement and the acceptance of the Settlement Offer will depend on the specific provisions of German tax law, on the tax laws of the state in which the respective Minority GSW Shareholder is domiciled, and on the provisions of a treaty for the avoidance of double taxation, if applicable. Furthermore, the explanations under the the caption “—Tax considerations regarding the Settlement Offer for Minority GSW Shareholders resident in Germany” describe only applicable income, corporate income, and trade taxes in Germany and cover only certain key aspects of these types of taxes. Special regulations or scenarios, for example, for certain companies in the financial and insurance sectors and investment funds are not accounted for.

This section does not replace the need for individual shareholders to seek personal tax advice. It is therefore recommended that shareholders consult their own tax advisors regarding the tax implications of acquiring, holding, or transferring shares and what procedures are necessary to secure the repayment of German withholding tax (capital gains tax), if possible. Only qualified tax advisors are in the position to adequately consider the particular tax situation of individual shareholders.

Taxation of the Company

The Company’s taxable income, whether distributed or retained, is generally subject to German corporate income tax at a uniform rate of 15% plus the solidarity surcharge of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends and other share in profits the Company receives from domestic and foreign corporations are not generally subject to corporate income tax; however, 5% of each type of income is deemed to be a non-deductible business expense. The same applies to profits earned by the Company from the sale of shares in another domestic or foreign corporation. Different rules apply to free floating dividends, i.e., dividends earned on direct shareholdings in a distributing corporation equal to less than 10% of its share capital at the start of the calendar year. Such free floating dividends are fully taxed at the corporate income tax rate. The acquisition of a shareholding of at least 10% is deemed to have occurred at the start of the calendar year. Losses incurred from the sale of such shares are not deductible for tax purposes, regardless of the amount of shareholding.

In addition, the Company is subject to a trade tax with respect to its taxable trade profits from its permanent establishments in Germany. When determining the amount on which to assess the trade tax, 25% of the tax-deductible interest expenses will be added to the trade tax basis to the extent that the sum of all trade taxable add-back items exceeds EUR 100,000.

The trade tax rate depends on the local municipalities in which the Company maintains its permanent establishments. For the Company, it currently amounts to between approximately 10% and 17% of the taxable trade profit, depending on the local trade tax multiplier.

For trade tax purposes dividends received from domestic and foreign corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner as for corporate income tax purposes. However, shares in profits received from domestic and foreign corporations are effectively 95% exempt from trade tax only if the Company held and continues to hold at least 15% (10% in the case of companies resident for tax purposes in EU member states other than Germany) of the registered share capital of the distributing corporation at the beginning or – in the case of foreign corporations – since the beginning of the relevant tax assessment period. Additional limitations apply with respect to shares in profits received from foreign non-EU corporations.

The provisions of the interest barrier restrict the extent to which interest expenses are tax deductible. Under these rules, net interest expense (the interest expense minus the interest income in a fiscal year) are generally only deductible up to 30% of the taxable EBITDA (taxable earnings adjusted for interest costs, interest income, and certain depreciation and amortization), though there are certain exceptions to this rule. Interest expense that is not deductible in a given year may be carried forward to subsequent fiscal years of the Company (interest carry-forward) and will increase the interest expense in those subsequent years. Under certain conditions, non-offsettable EBITDA can also be carried forward to subsequent years (EBITDA carry-forward).

Any remaining losses of the Company can be carried forward in subsequent years and used to fully offset taxable income for corporate income tax and trade tax purposes only up to an amount of EUR 1 million. If the taxable income for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset by tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation). The rules also provide for a tax carry-back to the previous year in regard to corporate income tax. Unused tax carry-forwards can generally continue to be carried forward without time limitation.

If more than 50% of the subscribed capital, the membership interests, equity interests or voting rights (harmful acquisition) is transferred to an acquiring party within five years directly or indirectly (so-called harmful acquisition), all tax-loss carry-forwards and interest carry-forwards are forfeited. A group of acquirers with aligned interests is also considered to be an acquiring party for these purposes. In addition, any current year losses incurred prior to the acquisition will not be deductible. If between 25% and 50% of the subscribed capital, membership interests, equity interests or voting rights of the Company is transferred, a proportional amount of tax-loss carry forwards, the unused losses and interest carry-forwards is forfeited. Tax-loss carry-forwards, unused losses and interest carry-forwards taxable in Germany will not expire to the extent that they are covered by hidden reserves taxable in Germany at the time of the harmful acquisition.

Taxation of Shareholders

Shareholders are taxed particularly in connection with the holding of shares (taxation of dividend income), upon the sale of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax).

Taxation of Dividend Income

In the past, the Company paid dividends out of a tax-recognized contribution account (formerly EK 04). To the extent that the Company can continue to pay dividends from this account, the dividends, as investment income, are not subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends lower the acquisition costs of the shares, which may result in a greater amount of taxable capital gain upon the shareholder’s sale of the shares. To the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares, a capital gain is recognized by the shareholder, which may be subject to tax in accordance with the provisions regarding the disposal of shares outlined below.

Withholding Tax

The dividends distributed by the Company are subject to a deduction at source (withholding tax) at a 25% rate on dividends distributed by the Company plus a solidarity surcharge of 5.5% on the amount of withholding tax (amounting in total to a rate of 26.375%). The basis for determining the dividend withholding tax is the dividend approved for distribution by the Company’s general meeting.

Dividend withholding tax is withheld regardless of whether and, if so, to what extent the shareholder must report the dividend for tax purposes and regardless of whether the shareholder is a resident of Germany or of a foreign country.

As the Company’s shares are admitted to be held in collective safe custody (Sammelverwahrung) with a central securities depository (Wertpapiersammelbank) and are entrusted to such central securities depository for collective safe custody in Germany, the Company is not responsible for withholding the withholding tax; rather, it is, for the account of the shareholders, the responsibility of one of the following entities in Germany authorized to collect withholding tax do so and remit it to the relevant tax authority: (i) a domestic bank or financial service institute, a domestic securities trading company, or a domestic securities trading bank (including the domestic branches of foreign banks) that holds the shares in custody or manages them and that pays out or credits the shareholders’ investment income or that pays the investment income to a foreign entity, or (ii) the securities depository holding the collective deposit shares in custody, if it pays the investment income to a foreign entity.

Where dividends are distributed to a company resident in another member state of the European Union within the meaning of article 2 of the Parent-Subsidiary Directive (EC Directive 2011/96/EU of November 30, 2011, as amended, the “Parent-Subsidiary Directive”), the withholding of the dividend withholding tax may not be required, upon application, provided that additional requirements are met (withholding tax exemption). This also applies to dividends distributed to a permanent establishment located in another European Union member state of such a parent company or of a parent company that is tax resident in Germany if the interest in the dividend-paying subsidiary is part of the respective permanent establishment’s business assets. An important prerequisite for the exemption from withholding at source under the Parent-Subsidiary Directive is that the shareholder has directly held at least 10% of the company’s registered capital continuously for one year and that the German tax authorities (Bundeszentralamt für Steuern, Hauptdienstsitz Bonn-Beuel, An der Küppe 1, D-53225 Bonn) have, based upon an application filed by the creditor on the officially prescribed form, certified to him that the prerequisites for exemption have been met.

The dividend withholding tax rate for dividends paid to other shareholders without a tax domicile in Germany will be reduced in accordance with the applicable double taxation treaty, if any, between Germany and the shareholder’s country of residence, provided that the shares are neither held as part of the business assets of a permanent establishment or a fixed base in Germany nor as part of the business assets for which a permanent representative in Germany has been appointed. The reduction in the dividend withholding tax is generally obtained by applying to the Federal Central Office of Taxation (Bundeszentralamt für Steuern, with its registered office in Bonn-Beuel, An der Küppe 1, D-53225 Bonn, Germany) for a refund of the difference between the dividend withholding tax withheld, including the solidarity surcharge, and the amount of withholding tax actually owed under the applicable double taxation treaty, which is usually 15%. Forms for the refund procedure may be obtained from the Federal Central Office of Taxation (http://www.bzst.bund.de), as well as German embassies and consulates.

Corporations that are not tax resident in Germany will receive a refund of two-fifths of the dividend withholding tax that was withheld and remitted to the tax authorities. This is in addition to any further reduction or exemption provided under the Parent-Subsidiary Directive or a double taxation treaty.

Foreign corporations will generally have to meet certain substance criteria defined by statute in order to receive an exemption from or (partial) refund of German dividend withholding tax.

The Company assumes liability for withholding of taxes from sources (with the exception of church tax) on distributions, in accordance with statutory provisions. This means that the Company is released from liability for the violation of its legal obligation to withhold and transfer the taxes from the sources if it provides evidence that it has not breached its duties intentionally or grossly negligent.

Taxation of Dividends of Shareholders with a Tax Domicile in Germany

Individuals who Hold the Shares as Private Assets

For individuals who are tax resident in Germany (generally, individuals whose domicile or usual residence is located in Germany) and who hold the shares as private assets, the withholding tax will generally serve as a final tax. In other words, once deducted, the shareholder’s income tax liability on the dividends will be settled, and he or she will no longer have to declare them on his or her annual tax return (the “Flat Tax”).

The purpose of the Flat Tax is to provide for separate and final taxation of capital investment income earned; in other words, taxation that is irrespective of the individual’s personal income tax rate. Shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden. In this case, the base for taxation would be the gross dividend income less the savers’ allowance of EUR 801 (EUR 1,602 for married couples filing jointly). Any tax and solidarity surcharge already withheld would be credited against the income tax and solidarity surcharge so determined and any overpayment refunded. Income-related expenses cannot be deducted from capital gains in either case.

If the individual owns (i) at least 1% of the shares in the Company and works for the Company or (ii) at least 25% of the shares, the tax authorities may approve upon application that the dividends are treated under the partial-income method (see below “—Sole Proprietors (Individuals)”).

Through 2014, shareholders who pay church tax and hold shares as private assets may request the domestic paying agent that pays out their capital investment income to withhold their church tax according to the church tax legislation of their state and remit it to the relevant tax authority. Starting in 2015, entities required to collect withholding taxes on capital investment income are required to likewise withhold the church tax on shareholders who pay church taxes, unless the shareholder objects in writing to the German tax authorities sharing his private information regarding his affiliation with a denomination. If church tax is withheld and remitted to the tax authority as part of the withholding tax deduction, then the church tax on the dividends is also deemed to be discharged when it is deducted. The withheld church tax cannot be deducted in the tax assessment as a special expense; however, 26.375% of the church tax withheld on the dividends is deducted from the withholding tax (including the solidarity surcharge) withheld by the Company. If no church taxes are withheld along with the withholding of capital gains tax, the shareholder who pays church tax is required to report his dividends in his income tax return. The church tax on the dividends will then be imposed during the assessment.

Shares Held as Business Assets

The Flat Tax does not apply to the dividends from shares held as business assets of shareholders who are tax resident in Germany. The taxation is based on whether the shareholder is a corporation, an individual, or a partnership. The capital gains tax withheld and paid to the tax authorities, including the solidarity surcharge, is credited against the income or corporate income tax and the solidarity surcharge of the shareholder and any overpayment will be refunded.

Corporations

Dividends received by corporations resident in Germany are generally 95% exempt from corporate income tax and solidarity surcharge, irrespective of the stake represented by the shares and the length of time the shares are held. The remaining 5% is treated as a nondeductible business expense and, as such, is subject to corporate income tax (plus the solidarity surcharge) with a total tax rate of 15.825%.

Different rules apply to free floating dividends, i.e., dividends earned on direct shareholdings in the Company equal to less than 10% of its share capital at the start of the calendar year. Such free floating dividends are fully taxed at the corporate income tax rate. The acquisition of a shareholding of at least 10% is deemed to have occurred at the start of the calendar year.

Business expenses actually incurred and having a direct business relationship to the dividends may be fully deducted.

The amount of any dividends (after deducting business expenses related to the dividends) is fully subject to trade tax, unless the corporation held at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period, entitling it to an intercorporate privilege for trade tax purposes. In the latter case, the aforementioned exemption of 95% of the dividend income applies analogously for trade tax purposes, but the business expenses directly related to the dividends (for example, financing costs) are not deductible unless they exceed the amount of dividend income exempted.

Sole Proprietors (Individuals)

If the shares are held as part of the business assets of a sole proprietor (individual), with his tax domicile in Germany, 40% of the dividend is tax exempt (so-called partial-income method). Only 60% of the expenses economically related to the dividends is tax-deductible. The partial-income method will also apply when individuals hold the shares indirectly through a partnership (with the exception of personal investors who hold their shares through an asset management partnership). If the shares are held as business assets of a domestic commercial permanent establishment, the full amount of the dividend income (after deducting business expenses that are economically related to the dividends) is also subject to trade tax, unless the taxpayer held at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period. In the latter case, the net dividends (after deducting directly related expenses) are exempt from the trade tax. However, trade tax is generally credited – fully or in part – as a lump sum against the shareholder’s personal income tax liability.

Partnerships

If the shareholder is a trading or deemed to be a trading partnership with its tax domicile in Germany, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge, are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, then the dividend is generally 95% tax exempt; however, dividends from a direct shareholding representing less than 10% of the share capital are fully subject to taxation (see above “—Corporations”). If the partner is an individual, only 60% of the dividend income is subject to income tax (see above “—Sole Proprietors (Individuals)”).

Additionally, if the shares are held as business assets of a domestic commercial permanent establishment or deemed to be a trading partnership, the full amount of the dividend income is also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on his or her proportion of the partnership’s income is generally credited as a lump sum – fully or in part – against the individual’s personal income tax liability. If the partnership held at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period, the dividends are not subject to the trade tax. The business expenses directly related to the dividends (for example, financing costs) are not deductible unless they exceed the amount of dividend income exempted. However, if the partners are corporations, the 5% of the dividend income treated as nondeductible business expenses will be subject to trade tax.

Financial and Insurance Sector

Special rules apply to companies operating in the financial and insurance sector (see below “—Special Treatment of Companies in the Financial and Insurance Sectors and Pension Funds”).

Taxation of Dividends of Shareholders without a Tax Domicile in Germany

The dividends paid to shareholders (individuals and corporations) without a tax domicile in Germany are taxed in Germany, provided that the shares are held as part of the business assets of a permanent establishment or a fixed base in Germany or as part of the business assets for which a permanent representative in Germany has been appointed. The withholding tax (including solidarity surcharge) withheld and remitted to the German tax authorities is credited against the respective shareholder’s personal income tax or corporate income tax liability, and any overpayment will be refunded. The same applies to the solidarity surcharge. These shareholders are essentially subject to the same rules applicable to resident shareholders, as discussed above.

In all other cases, the withholding of the dividend withholding tax discharges any tax liability of the shareholder in Germany. A refund or exemption is granted only as discussed in the section on dividend withholding tax above (see above “—Taxation of the Company”).

Taxation of Capital Gains

Taxation of Capital Gains of Shareholders with a Tax Domicile in Germany

Shares Held as Private Assets

Gains on the sale of shares that are held as private assets by shareholders with a tax domicile in Germany, and which were acquired after December 31, 2008, are generally taxable regardless of the length of time held. The tax rate is a uniform 25% plus the 5.5% solidarity surcharge thereon (as well as any church tax).

The taxable capital gains are the difference between (a) the sales gains after deducting the direct sales costs and (b) the acquisition cost of the shares. Under certain conditions, prior payments from the tax-recognized contribution account may lead to reduced acquisition costs of the shares held as personal assets and, as a consequence, increase the taxable sales gain. Losses on the sale of shares may only be netted against gains on the sale of shares.

If a domestic bank or financial service provider, a domestic securities trading company, or a domestic securities trading bank (the “Domestic Paying Agent”) sells the shares and pays out or credits the capital gains, said Domestic Paying Agent withholds a withholding tax of 25% (plus 5.5% solidarity surcharge and any church tax) and remits this to the tax authority, the tax on the capital gain will generally be discharged. If the shares were held in safekeeping or administered by the respective Domestic Paying Agent after acquisition, the amount of tax withheld is generally based on the difference between the proceeds from the sale, after deducting expenses directly related to the sale, and the amount paid to acquire the shares. However, the withholding tax rate of 25% (plus the 5.5% solidarity surcharge thereon and any church tax) will be applied to 30% of the gross sales proceeds if the shares were not administered by the same custodian bank since acquisition and the original cost of the shares cannot be verified or such a verification is not admissible. In this case, the shareholder is entitled to verify the original costs of the shares in his annual flat tax.

Through 2014, shareholders who pay church tax and hold shares as private assets may request the Domestic Paying Agent that pays out their capital investment income to withhold their church tax on the capital gain according to the church tax legislation of their state and remit it to the relevant tax authority. Starting in 2015, entities required to collect withholding taxes on capital investment income are required to likewise withhold the church tax on shareholders who pay church taxes, unless the shareholder objects in writing to the German tax authorities sharing his private information regarding his affiliation with a denomination. If church tax is withheld and remitted to the tax authority as part of the withholding tax deduction, then the church tax on the capital gain is also deemed to be discharged when it is deducted. The withheld church tax cannot be deducted in the tax assessment as a special expense; however, 26.375% of the church tax withheld on the capital gain is deducted from the withholding tax (including the solidarity surcharge) withheld by the Company.

A shareholder may request that all his items of capital investment income, along with his other taxable income, be subject to the progressive income tax rate instead of the uniform tax rate for private capital investment income, if this lowers his tax burden. The base for taxation would be the gross income less the savers’ allowance of EUR 801 (EUR 1,602 for married couples filing jointly). The prohibition on deducting income-related costs and the restrictions on offsetting losses also apply to tax assessments based on the progressive income tax rate. Any tax already withheld would be credited against the income tax so determined and any overpayment refunded.

One exception to this rule is that a shareholder’s capital gains are subject to the partial-income method and not the Flat Tax. Consequently, 60% of the proceeds from the sale of shares are subject to the individual income tax rate, if the shareholder, or his legal predecessor in case of acquisition without consideration, has directly or indirectly held shares equal to at least 1% of the Company’s share capital at any time during the previous five years (“Qualified Participation”). Of the expenses economically related to the proceeds of the sale of shares, 60% is tax-deductible.

In the case of a Qualified Participation, withholding tax (including the solidarity surcharge) is also withheld by the Domestic Paying Agent. The tax withheld, however, is not treated as a final tax. Hence, the shareholder is obligated to declare the gain on the sale on his income tax return. The withholding tax (including solidarity surcharge) withheld and remitted to the German tax authorities is credited against the respective shareholder’s personal income tax or corporate income tax liability in the tax assessment, and any overpayment will be refunded.

Shares Held as Business Assets

The Flat Tax does not apply to proceeds from the sale of shares held as business assets by shareholders domiciled in Germany. If the shares form part of a shareholder’s business assets, taxation of the capital gains realized will then depend upon whether the shareholder is a corporation, sole proprietor or partnership.

1.

Corporations: In general, capital gains earned on the sale of shares by corporations domiciled in Germany are 95% exempt from corporate income tax (including the solidarity surcharge) and trade tax, irrespective of the stake represented by the shares and the length of time the shares are held. However, 5% of the capital gains is treated as a nondeductible business expense and, as such, is subject to corporate income tax (plus the solidarity surcharge) and to trade tax. Losses from the sale of shares and any other reductions in profit do not qualify as tax-deductible business expenses.

2.

Sole proprietors (individuals): If the shares were acquired after December 31, 2008, and form part of the business assets of a sole proprietor (individual) who is a tax resident of Germany, 60% of the capital gains on their sale is subject to the individual’s tax bracket plus the solidarity surcharge (partial-income method). Correspondingly, only 60% of losses from such sales and 60% of expenses economically related to such sales are deductible. For church tax, if applicable, the partial-income method also applies. If the shares are held as business assets of a commercial permanent establishment located in Germany, 60% of the capital gains is also subject to trade tax. The trade tax is fully or partially credited as a lump sum against the shareholder’s personal income tax liability.

3.

Partnerships: If the shareholder is a trading or deemed to be a trading partnership, personal income tax or corporate income tax, as the case may be, is assessed at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the respective partner is a corporation or an individual. If the partner is a corporation, the tax principles applying to capital gains which are outlined in subsection 1 apply. If the partner is an individual, the tax principles applying to capital gains which are outlined in subsection 2 apply. Upon application and provided that additional prerequisites are met, an individual who is a partner can obtain a reduction of his personal income tax rate for profits not withdrawn from the partnership. In addition, capital gains from the sale of shares attributable to a permanent establishment maintained in Germany by a trading partnership are subject to trade tax at the level of the partnership. As a rule, only 60% of the gains in this case is subject to trade tax if the partners in the partnership are individuals, while 5% is subject to trade tax if the partners are corporations and shares are sold. Under the principles discussed under 1 and 2 above, losses on sales and other reductions in profit related to the shares sold are generally not deductible or only partially deductible, if the partner is a corporation. If the partner is an individual, the trade tax the partnership pays on his or her share of the partnership’s income is generally credited as a lump sum – fully or in part – against his or her personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of the taxpayer.

Special rules apply to capital gains realized by companies active in the financial and insurance sectors, as well as pension funds (see below “—Special Treatment of Companies in the Financial and Insurance Sectors and Pension Funds”).

When a domestic paying agent is concerned, the proceeds from the sale of shares held in business assets are generally subject to the same withholding tax rate as those of shareholders whose shares are held as private assets (see section “—Taxation of Capital Gains of Shareholders with a Tax Domicile in Germany—Shares Held as Private Assets”). However, the Domestic Paying Agent may refrain from withholding the withholding tax if (i) the shareholder is a corporation, association or estate with its tax domicile in Germany, or (ii) the shares form part of the shareholder’s domestic business assets, and the shareholder informs the paying agent of this on the officially prescribed form and meets certain additional prerequisites. If the Domestic Paying Agent nevertheless withholds taxes, the withholding tax withheld and remitted (including solidarity surcharge) will be credited against the shareholder’s income tax or corporate income tax liability and any excess amount will be refunded.

Taxation of Capital Gains of Shareholders without a Tax Domicile in Germany

Capital gains realized by a shareholder with no tax domicile in Germany are subject to German income tax only if the selling shareholder holds a Qualified Participation or if the shares form part of the business assets of a permanent establishment in Germany or of business assets for which a permanent representative is appointed.

Most double taxation treaties provide for an exemption from German taxes and assign the right of taxation to the shareholder’s country of domicile in the former case. However, certain double taxation treaties contain special provisions for shareholdings in a real estate company. In the latter case the taxation of capital gains is governed by the same rules that apply to shareholders resident in Germany.

Special Treatment of Companies in the Financial and Insurance Sectors and Pension Funds

If financial institutions or financial services providers hold or sell shares that are allocable to their trading book pursuant to section 1a of the German Banking Act (Gesetz über das Kreditwesen), they will neither be able to use the partial-income method nor have 60% of their gains exempted from taxation nor be entitled to the 95% exemption from corporate income tax plus the solidarity surcharge and any applicable trade tax. Thus, dividend income and capital gains are fully taxable. The same applies to shares acquired by financial enterprises (Finanzunternehmen) in the meaning of the German Banking Act for the purpose of generating profits from short-term proprietary trading. The preceding sentence applies accordingly for shares held in a permanent establishment in Germany by financial institutions, financial service providers, and finance companies domiciled in another member state of the European Union or in other signatory states of the EEA Agreement. Likewise, the tax exemption described earlier afforded to corporations for dividend income and capital gains from the sale of shares does not apply to shares that qualify as a capital investment in the case of life insurance and health insurance companies, or those which are held by pension funds.

However, an exemption to the foregoing, and thus a 95% effective tax exemption, applies to dividends obtained by the aforementioned companies, to which the Parent-Subsidiary Directive applies.

Inheritance and Gift Tax

The transfer of shares to another person by will or gift is generally subject to German inheritance and gift tax only if

1.

the decedent, donor, heir, beneficiary or other transferee maintained his or her domicile or usual residence in Germany, or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside Germany without maintaining a residence in Germany (special rules apply to certain former German citizens who neither maintain their domicile nor have their usual residence in Germany);

2.

the shares were held by the decedent or donor as part of business assets for which a permanent establishment was maintained in Germany or for which a permanent representative in Germany had been appointed; or

3.

the decedent or donor, either individually or collectively with related parties, held, directly or indirectly, at least 10% of the Company’s registered share capital at the time of the inheritance or gift.

The fair value represents the tax assessment base. In general that is the stock exchange price. A special discount on this amount applies to shareholdings of directly more than 25% in the Company dependent on the composition of the business assets and future business figures, when et alia the heir or beneficiary meets a five year holding period. Dependent on the degree of relationship between decedent or donor and recipient different tax free allowances and tax rates apply.

The few German double taxation treaties relating to inheritance tax and gift tax currently in force usually provide that the German inheritance tax or gift tax can only be levied in the cases of (1.) above, and also with certain restrictions in case of (2.) above. Special provisions apply to certain German nationals living outside of Germany and former German nationals.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of shares. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added-tax on transactions that are otherwise tax-exempt. Net wealth tax is currently not imposed in Germany.

On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven EU member states (including Germany) to introduce a financial transaction tax within the framework of enhanced cooperation. On February 14, 2013, the European Commission accepted the Proposal for a Council Directive implementing enhanced cooperation in the area of financial transaction tax. The plan focuses on levying a financial transaction tax of 0.1% (0.01% for derivatives) on the purchase and sale of financial instruments. The directive awaits the unanimous agreement of the 11 participating member states.

Tax considerations regarding the Settlement Offer for Minority GSW Shareholders resident in Germany

Taxation of settlement in shares in the case of Minority GSW Shareholders

If Minority GSW Shareholders accept the Settlement Offer and exchange their shares in GSW Immobilien AG for shares of Deutsche Wohnen AG in accordance with the Exchange Ratio, this exchange is generally treated as a sale of their shares in GSW Immobilien AG for tax purposes.

A capital gain is realized, if, on the date on which the shares in Deutsche Wohnen AG are booked into a depositary account, the value of the shares in Deutsche Wohnen AG received, minus any costs associated with the sale, exceeds their acquisition cost or book value declared for tax purposes in the case of the respective

Minority GSW Shareholder for the shares in GSW Immobilien AG concerned. If, on the date on which they are booked into a depositary account, the value of the shares acquired in Deutsche Wohnen AG, minus any costs associated with the sale, is lower than the acquisition cost or book value of the shares in GSW Immobilien AG in the case of the respective Minority GSW Shareholder, then a capital loss has been incurred which may, depending on whether the shares are held as private or business assets, be recognized for income tax purposes.

Both the determination for tax purposes of a capital gain and the crediting of a capital loss for tax purposes depends on whether the shares belonged to the personal or business assets of the respective Minority GSW Shareholder prior to being transferred to Deutsche Wohnen AG.

Shares Held as Private Assets

The Company is of the opinion that the present case constitutes a tax-neutral exchange of shares for purposes of the flat-rate withholding tax, because the shares in Deutsche Wohnen AG are replacing the shares in GSW Immobilien AG for tax purposes. On the basis of this interpretation, no profit or loss is realized on the sale of the shares held by shareholders with a tax domicile in Germany and only a fractional amount, to be settled by means of a cash settlement, is taxable as income from investment of capital. However, no assurance can be given that the German Federal Tax Authorities will share this interpretation.

If and to the extent the acceptance of the Settlement Offer is not treated as a tax-neutral exchange of shares, the general rules regarding the taxation of capital gains and the recognition of capital tax losses will apply, see “—Taxation of Capital Gains—Taxation of Capital Gains of Shareholders with a Tax Domicile in Germany—Shares Held as Private Assets”.

Shares Held as Business Assets

Where shares are held as business assets by shareholders domiciled in Germany, taxation will depend on whether the shareholder is a corporation, a sole proprietor (individual), or a partnership. For more information see “—Taxation of Capital Gains—Taxation of Capital Gains of Shareholders with a Tax Domicile in Germany—Shares Held as Business Assets”.

TAXATION IN THE GRAND DUCHY OF LUXEMBOURG

The following information is of a general nature only and is based on the laws in force in Luxembourg as of the date of this Prospectus. It does not purport to be a comprehensive description of all the tax considerations that might be relevant to an investment decision. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the essential material Luxembourg tax consequences with respect to the Offering and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to shareholders. This summary is based on the laws in force in Luxembourg on the date of this Prospectus and is subject to any change in law that may take effect after such date. Prospective shareholders should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject, and as to their tax position. Please be aware that the residence concept used under the respective headings applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) generally. Corporate shareholders may further be subject to net wealth tax (“NWT”) (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Luxembourg Taxation of Shares of a Non-Resident Company

Withholding Taxes

Dividend payments made to shareholders by a non resident company, such as the Company, as well as liquidation proceeds and capital gains derived therefrom are not subject to a withholding tax in Luxembourg.

Income Tax

Taxation of Income Derived From Shares and Capital Gains Realized On Shares by Luxembourg Residents

Luxembourg Resident Individuals

Dividends and other payments derived from the shares by resident individual shareholders, who act in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the progressive ordinary rates with a current top effective marginal rate of 40% (43.60% including the maximum 9% solidarity surcharge) depending on the annual level of income of individuals. A tax credit may be granted for foreign withholding taxes, provided that it does not exceed the corresponding Luxembourg tax. Under current Luxembourg tax law, 50% of the gross amount of dividends received by resident individuals from a company resident in a EU member state and covered by Article 2 of the Parent Subsidiary Directive, such as the Company, is exempt from income tax.

Capital gains realized on the disposal of the shares by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless said capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative and are subject to income tax at ordinary rates if the shares are disposed of within six months after their acquisition or if their disposal precedes their acquisition. A participation is deemed to be substantial where a resident individual shareholder holds, either alone or together with his spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the Company. A shareholder is also deemed to transfer a substantial participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a substantial participation in the hands of the transferor (or the transferors in case of successive transfers free of charge within the same five year period). Capital gains realized on a substantial participation more than six months after the acquisition thereof are subject to income tax according to the half global rate method (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on a substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the shares.

Capital gains realized on the disposal of the shares by resident individual shareholders, who act in the course of their professional/business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

Luxembourg Resident Fully Taxable Companies and Luxembourg Permanent Establishments of Foreign Companies or of Non Resident Individuals

Unless benefiting from a special tax regime, dividends and other payments made by the Company to a Luxembourg resident fully taxable company or to a Luxembourg permanent establishment of a foreign company or of non resident individuals are subject to income tax at their respective ordinary rates. Under current Luxembourg tax laws, 50% of the gross amount of dividends received from a company resident in a EU member state and covered by Article 2 of the amended Parent-Subsidiary Directive, such as the Company, is exempt from income tax. A tax credit may further be granted for foreign withholding taxes, provided it does not exceed the corresponding Luxembourg corporate income tax on the dividends and other payments derived from the shares.

However, under the participation exemption regime, dividends derived from shares of an entity covered by Article 2 of the amended Parent Subsidiary Directive, such as the Company, may be exempt from income tax at the level of the shareholder if, at the time the dividend is made available to the shareholders, cumulatively, (i) the shareholder is (a) a fully taxable Luxembourg resident company, (b) a Luxembourg permanent establishment of a company covered by Article 2 of the amended Parent-Subsidiary Directive, (c) a Luxembourg permanent establishment of a foreign company in a country having a tax treaty with Luxembourg, or (d) a Luxembourg permanent establishment of a company limited by share capital or a cooperative company resident in the EEA other than a EU member state, (ii) the shareholder has held or commits itself to hold the shares of the distributing entity (i.e., the Company) for an uninterrupted period of at least 12 months, (iii) during this uninterrupted period of 12 months, the shares represent a participation of at least 10% in the share capital of the Company or a participation of an acquisition price of at least EUR 1.2 million, and (iv) the dividend is put at its disposal within such period. Liquidation proceeds may be exempt under the same conditions. Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the assets of the transparent entity.

Capital gains realized by (i) a Luxembourg fully-taxable resident company or (ii) the Luxembourg permanent establishment of a non-resident foreign company on the shares of the Company are subject to income tax at the current maximum global rate of 29.22% in Luxembourg City, unless the conditions of the participation exemption regime, as described above, are satisfied except that the acquisition price must be of at least EUR 6 million for capital gain exemption purposes. Shares held through a tax-transparent entity are considered as a direct participation holding proportionally to the percentage held in the assets of the transparent entity.

Taxable gains are determined to be the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

Capital gains realized on the disposal of the shares by a non resident individual holding the shares through a Luxembourg permanent establishment are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

Luxembourg Resident Undertakings Benefiting from a Special Tax Regime

A shareholder which is a Luxembourg resident undertaking benefiting from a special tax regime, such as (i) an undertaking for collective investment governed by the law of December 17, 2010, as amended, (ii) a specialized investment fund governed by the law of February 13, 2007, as amended or (iii) a family wealth management company governed by the law of May 11, 2007, as amended, is exempt from income tax in Luxembourg. Dividends and capital gains derived from the shares are thus not subject to Luxembourg income tax in the hands of such shareholder.

Net Wealth Tax

A Luxembourg resident shareholder, as well as non-resident shareholder who has a permanent establishment or a permanent representative in Luxembourg to which the shares are attributable, is subject to Luxembourg NWT on such shares, except if the shareholder is (i) a resident or non-resident individual taxpayer, (ii) an undertaking for collective investment subject to the law of December 17, 2010, as amended, (iii) a securitization company governed by the law of March 22, 2004, as amended, on securitization, (iv) a company governed by the law of June 15, 2004, as amended, on venture capital vehicles, (v) a specialized investment fund governed by the law of February 13, 2007, as amended or (vi) a family wealth management company governed by the law of May 11, 2007, as amended company

Luxembourg NWT is levied at the rate of 0.5% applied on the shareholder’s net wealth as determined for NWT purposes. Net wealth is referred to as the unitary value (valeur unitaire), as determined on January 1 of each year. The unitary value is basically calculated as the difference between (a) assets estimated at their fair market value (valeur estimée de réalisation or Gemeiner Wert), and (b) liabilities vis à vis third parties, unless one of the exceptions mentioned below is satisfied.

Further, under the participation exemption regime, shares of an entity covered by Article 2 of the amended EU Parent Subsidiary Directive, such as the Company, may be exempt from NWT at the level of the shareholder for a given year, if the shares represent at the end of the previous year a participation of at least 10% in the share capital of the entity or a participation of an acquisition price of at least EUR 1.2 million. The NWT charge for a given year can be reduced if a specific reserve, equal to five times the NWT to save, is created before the end of the subsequent tax year and maintained during the five following tax years. The maximum NWT to be saved is limited to the corporate income tax amount due for the same tax year, including the employment fund surcharge, but before imputation of available tax credits.

Other Taxes

Under Luxembourg tax law, where an individual shareholder is a resident of Luxembourg for inheritance tax purposes at the time of his/her death, the shares are included in his/her taxable basis for inheritance tax purposes.

Gift tax may be due on a gift or donation of the shares if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

Tax considerations regarding the Settlement Offer for Minority GSW Shareholders resident or having a permanent establishment or permanent representative in Luxembourg

General Tax Treatment of Settlement in Shares in the Case of Minority GSW Shareholders

If Minority GSW Shareholders accept the Settlement Offer and exchange their shares in GSW Immobilien AG for shares of Deutsche Wohnen AG in accordance with the Exchange Ratio, this exchange is generally treated for Luxembourg tax purposes as a disposal of their shares in GSW Immobilien AG, followed by the acquisition of the Deutsche Wohnen AG shares received in exchange.

For Luxembourg tax purposes, the acquisition price of the Deutsche Wohnen AG shares at the level of the concerned Minority GSW Shareholder is equal to the fair market value of the GSW Immobilien AG shares given in the exchange. A Minority GSW Shareholder thus realizes a capital gain on such exchange, if, on the date of the exchange, the fair market value of the GSW Immobilien AG shares given in the exchange exceeds their acquisition cost or book value in the hands of the Minority GSW Shareholder.

If, on the date of the exchange, the fair market value of the GSW Immobilien AG shares given by the Minority GSW Shareholder in the exchange is lower than the acquisition cost or book value of such GSW Immobilien AG shares in the hands of the Minority GSW Shareholder, then a capital loss has been incurred which, depending on whether the shares are held as private or business assets, may be recognized for income tax purposes.

Both the determination for tax purposes of a capital gain and the crediting of a capital loss for tax purposes depends on whether the shares belonged to the private or business assets of the respective Minority GSW Shareholder prior to being transferred to Deutsche Wohnen AG.

Tax Consequences in the Hands of Luxembourg Resident Individuals

Capital gains realized on the exchange by resident individuals, who act in the course of the management of their private wealth, will not be subject to income taxation, unless said capital gains qualify either as speculative gains or as gains on a substantial participation, as described above under “Luxembourg Taxation of Shares of a Non-Resident Company – Income Tax – Taxation of Income Derived From Shares and Capital Gains Realized On Shares by Luxembourg Residents – Luxembourg Resident Individuals”. However, even in such case, a resident individual, who acts in the course of the management of his/her private wealth, will not be considered to realize a capital gain for Luxembourg tax purposes, provided that the conditions of article 102(10) of the Luxembourg Income Tax Law, as amended (“LITL”) are fulfilled. By virtue of article 102(10) LITL, an exchange of shares held in a company (i.e. GSW Immobilien AG) which is either:

a)	a company resident in a member state of the EU/EEA covered by Art. 3 of the EU Merger Directive; or

b)	a company limited by share capital (société de capitaux), liable to a tax corresponding to Luxembourg CIT;

to another company satisfying these conditions (i.e., Deutsche Wohnen AG) against the attribution of shares in such other company (i.e., Deutsche Wohnen AG), does not lead to a realization of a capital gain at the level of the Luxembourg resident individual in relation to the shares given in the exchange, provided that through the exchange, the other company (i.e., Deutsche Wohnen AG) has either obtained or increased a majority of voting rights in the first company (i.e., GSW Immobilien AG). In order to be able to benefit from article 102(10) LITL, any additional cash payments (soulte) paid by the company (i.e., Deutsche Wohnen AG) to the Luxembourg resident individual may generally not exceed 10% of the nominal value (or, in case of shares without nominal value, of the book value) of the shares in such company (i.e., Deutsche Wohnen AG).

Tax Consequences in the Hands of Luxembourg Resident Fully Taxable Companies and Luxembourg Permanent Establishments of Foreign Companies or of Non-Resident Individuals

Capital gains realized on the exchange by (i) a Luxembourg fully-taxable resident company or (ii) the Luxembourg permanent establishment of a non-resident foreign company on the shares of the Company are subject to income tax at the current maximum global rate of 29.22% in Luxembourg City, unless the conditions of the participation exemption regime, as described above, are fulfilled or unless article 22bis LITL, as described hereafter, applies. Capital gains realized on the exchange by a non resident individual holding the shares through a Luxembourg permanent establishment are subject to income tax at ordinary rates, unless article 22bis LITL, as described hereafter, applies.

Luxembourg resident fully taxable companies and Luxembourg permanent establishments of foreign companies or of non-resident individuals will not be considered to realize a capital gain on the exchange for Luxembourg tax purposes, provided that the conditions of article 22bis LITL are fulfilled. By virtue of article 22bis LITL, an exchange of shares held in a company (i.e., GSW Immobilien AG) which is either:

a)	a company resident in a member state of the EU/EEA covered by Art. 3 of the EU Merger Directive; or

b)	a company limited by share capital (société de capitaux), liable to a tax corresponding to Luxembourg CIT;

to another company satisfying these conditions (i.e., Deutsche Wohnen AG) against the attribution of shares in such other company (i.e., Deutsche Wohnen AG), does not lead to a realization of a capital gain at the level of the Luxembourg resident individual in relation to the shares given in the exchange, provided that through the exchange, the other company (i.e., Deutsche Wohnen AG) has either obtained or increased a majority of voting rights in the first company (i.e., GSW Immobilien AG). In order to be able to benefit from article 22bis LITL, any additional cash payments (soulte) paid by the company (i.e., Deutsche Wohnen AG) to the Luxembourg shareholder may generally not exceed 10% of the nominal value (or, in case of shares without nominal value, of the book value) of the shares in such company (i.e., Deutsche Wohnen AG).

For more information please see “Luxembourg Taxation of Shares of a Non-Resident Company – Income Tax – Taxation of Income Derived From Shares and Capital Gains Realized On Shares by Luxembourg Residents – Luxembourg Resident Fully Taxable Companies and Luxembourg Permanent Establishments of Foreign Companies or of Non-Resident Individuals”.

Deutsche Wohnen AG Short Report    —    CBRE

SHORT REPORT FOR THE DETERMINATION OF FAIR VALUE

in the form of a short valuation report (“Short Report”) of the determination of Fair Value carried out by CBRE in accordance with the International Financial Reporting Standards (IFRS), the International Standards for the Valuation of Real Estate for Investment Purposes (“International Valuation Standards”) and the RICS Valuation – Professional Standards, Eighth Edition (Residential Portfolio) / Ninth Edition (Nursing Home and Sheltered Housing Portfolio) (Red Book), published by the Royal Institution of Chartered Surveyors, for the purpose of a capital raise of the Residential Portfolio of Deutsche Wohnen AG (the “Company”) involving 2,491 assets, including 149,794 residential units, 2,445 commercial units and 35,403 miscellaneous rented units (garages, parking spaces, antennae), of the Nursing Home and Sheltered Housing Portfolio, comprising 17 properties and of the Landbank comprising 26 undeveloped sites with an area of 765,745 sq m.

Date of Valuation:	December 31, 2013 (Residential Portfolio) June 30, 2014 (Nursing Home and Sheltered Housing Portfolio)

Date of Short Report:	July 17, 2014

Valuer:	CBRE GmbH Bockenheimer Landstraße 24 60323 Frankfurt Germany

Addressees:	Deutsche Wohnen AG Mecklenburgische Str. 57 14197 Berlin Germany DZ Bank AG Platz der Republik 60265 Frankfurt am Main Germany

CBRE is a “Gesellschaft mit beschränkter Haftung” (limited liability company), registered under commercial law in Germany under the company registration number 13347. The German company CBRE GmbH was established on April 3, 1973 and has its registered office at Bockenheimer Landstraße 24, 60323 Frankfurt/Main, Germany.

CBRE is not a company that is regulated by any regulatory authority; however in its valuation department it employs amongst others a publicly appointed and sworn-in valuer (Öffentlich bestellter und vereidigter Sachverständiger), members of the Royal Institution of Chartered Surveyors (RICS), and valuers certified by HypZert AG.

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SUMMARY OF THE VALUATION CONCLUSIONS

Upon the assumption that, after reasonable inquiry of the Company, there are no onerous restrictions or unusual outgoings of which we have no knowledge and based on the specific comments and assumptions set out in this Short Report, we are of the opinion that the aggregate of the individual Fair Values (net) of the freehold / ground-leasehold interests of the assets in the Residential Portfolio, as at December 31, 2013, and in the Nursing Home and Sheltered Housing Portfolio, as at June 30, 2014, rounded at asset level, is in total:

9,022,313,100 EUR

(Nine billion, twenty-two million, three hundred thirteen thousand and one hundred Euro)

of which the value of the Landbank is 19,031,500 EUR.

The assessment of Fair Value was carried out at asset level. The aggregate of the individual Fair Values presented here takes account of the marketing period and the transaction costs of the individual assets and does not reflect any discount or premium on the sale of the whole portfolio or if part of the portfolio were to be marketed simultaneously or in lots. For a detailed breakdown of values between freehold-equivalent and leasehold assets please refer to Part 5 “Valuation Conclusions”.

One asset in the Residential Portfolio has a negative value (please refer to table below):

Asset	Cluster	Postcode	City	Address	Fair Value EUR
1150.67	106	14193	Berlin	Nikischstr. 4, 4a, 6; Regerstr. 11, 11a-c, 13	-3,152,500

This amount is reflected in the total valuation result.

Our opinion of Fair Value is based upon the scope of work and valuation assumptions as detailed in Part 4 “Valuation” and Part 5 “Valuation Conclusions” of this Short Report.

For further information please refer to Part 6 “Valuation Key Definitions”.

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CONTENTS

1		BASIS OF VALUATION	5

	1.1	Preamble	5
	1.2	Valuation Instructions	5
	1.3	Purpose of Valuation	5
	1.4	Principal	5
	1.5	Valuer	5
	1.6	Addressee	6
	1.7	Publication	6
	1.8	Date of Valuation	6
	1.9	Subject Assets	6
	1.10	Tenure	6
	1.11	Basis of Valuation	6
	1.12	Currency	7
	1.13	Sources of Information	7
	1.14	Place of Performance and Jurisdiction	8
	1.15	Assignment of Rights	8
	1.16	Declaration of Independence	8

2		RESIDENTIAL PORTFOLIO	9

	2.1	Portfolio Structure	9
	2.2	Regional Allocation	9
	2.3	Types of Use by Total Lettable Area	10
	2.4	Current Gross Rental Income (annualised) by Type of Use	10
	2.5	Residential Units by Regional Portfolios	11
	2.6	Lettable Area by Regional Portfolios	12
	2.7	Vacancy Rate by Regional Portfolios	12
	2.8	Current Gross Rental Income (annualised) by Regional Portfolios	13
	2.9	Fair Value by Regional Portfolios	13
	2.10	Fair Value (EUR per sq m) by Regional Portfolios	14
	2.11	Fair Value of Residential Portfolio	14
	2.12	Key Valuation Data	15

3		NURSING HOME AND SHELTERED HOUSING PORTFOLIO	16

	3.1	Portfolio Structure	16
	3.2	Regional Allocation	16
	3.3	Current Gross Rental Income (annualised) by Federal State	17
	3.4	Fair Value by Federal State	17
	3.5	Fair Value of Nursing Home and Sheltered Housing Portfolio	18
	3.6	Key Valuation Data	18

4		VALUATION	19

	4.1	Inspections	19
	4.1.1	Basis of Inspections	19
	4.1.2	Date and Extent of Inspection	19
	4.2	Method of Valuation	20
	4.3	General Valuation Assumptions	21
	4.3.1	Constituents of the Subject Assets	21
	4.3.2	Structural Surveys	21
	4.3.3	Accommodation	21
	4.3.4	Environmental Aspects	22
	4.3.5	Title, Encumbrances and Tenancies	22
	4.3.6	Pending Litigation, Legal Restrictions (Easements on Real Estate, Rent Regulations etc.)	23

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	4.3.7	Listed Monuments	24
	4.3.8	Tenants	24
	4.3.9	Taxes, Contributions, Charges	24
	4.3.10	Insurance	24
	4.3.11	Legal Requirements / Permission for the Existence and Use of the Subject Assets	24
	4.3.12	Town Planning and Road Proposals, Roads and Services	24
	4.3.13	Assumptions Regarding the Future	25
	4.4	Valuation Assumptions	25
	4.4.1	Non-Recoverable Management Costs	25
	4.4.2	Non-Recoverable Repair and Maintenance Costs	25
	4.4.3	Capital Expenditure and other Factors affecting Value	25
	4.4.4	Tenant Improvements	26
	4.4.5	Non-Recoverable Operating Costs (Vacancy)	26
	4.4.6	Inflation	26
	4.4.7	Discount Rate and Exit Capitalisation Rate	26
	4.4.8	Estimated Rental Value (ERV)	27
	4.4.9	Market Rental Trends during the Period of Detailed Considerations	27
	4.4.10	Rent Control and Public Subsidies	27
	4.4.11	Rent Undeveloped Parcels (“Landbank”)	28
	4.4.12	Structural and Fluctuation Vacancy	28
	4.4.13	Purchaser’s Costs	28

5		VALUATION CONCLUSIONS	30

6		VALUATION KEY DEFINITIONS	31

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1	BASIS OF VALUATION

1.1	Preamble

CBRE GmbH (“CBRE”) has conducted valuation services for the Principal since 2009 for the residential portfolio including newly acquired properties and prepared the last valuation reports with the date of valuation being 31 December 2013. Furthermore, CBRE has valued parts of the Nursing Home and Sheltered Housing Portfolio with the dates of valuation being 31 December 2012 and 30 June 2013. CBRE has prepared a short report for the valuation of the residential portfolio and the nursing homes and submitted it to the Principal by 21 August 2013.

1.2	Valuation Instructions

CBRE has prepared a short English valuation report (the “Short Report”) for the valued residential portfolio with the date of valuation being 31 December 2013 as well as the nursing homes with the date of valuation being 30 June 2014.

1.3	Purpose of Valuation

We acknowledge that our Short Report is used by the Principal as one of many sources to determine the value of the subject property for capital raising purposes. The Short Report complies with the legal provisions, in particular with Commission Regulation (EC) No 809/2004, dated 29 April 2004.

1.4	Principal

Deutsche Wohnen AG

Mecklenburgische Str. 57

14197 Berlin

Germany

(hereinafter the “Principal”)

1.5	Valuer

CBRE GmbH

Bockenheimer Landstraße 24

60323 Frankfurt

Germany

(hereinafter “CBRE”)

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1.6	Addressee

The Short Report is addressed to and may only be relied upon by:

•	The Principal;

•	DZ Bank AG; Platz der Republik; 60265 Frankfurt am Main; Germany.

1.7	Publication

CBRE agrees that the Short Report will be included in unchanged form in the English prospectus. Apart thereof neither the Short Report nor any references thereto may be included in any published document, circular statement nor published in any way without our prior written approval of the form and context in which it will appear.

1.8	Date of Valuation

The date of valuation for the Residential Portfolio is December 31, 2013.

The date of valuation for the Nursing Home and Sheltered Housing Portfolio is June 30, 2014.

1.9	Subject Assets

The subject of the valuation is the Residential Portfolio, comprising 2,491 assets with 149,794 residential units, of which 26,523 are subject to public rent control, 2,445 commercial units and 35,403 miscellaneous rented units (garages, parking spaces, antennae), the Nursing Home and Sheltered Housing Portfolio comprising 17 properties and the Landbank comprising 26 undeveloped sites with an area of 765,745 sq m.

1.10	Tenure

2,399 assets in the Residential Portfolio and the 17 properties of the Nursing Home and Sheltered Housing Portfolio are held on the equivalent of freehold (Eigentum). 92 assets of the Residential Portfolio are held on the equivalent of ground leaseholds (Erbbaurechte), with the Principal as ground lessee. The unweighted average leasehold term ends on August 26, 2059. The 92 ground leasehold assets account for 2.5% of the aggregate Fair Value of the portfolio.

1.11	Basis of Valuation

The assessment of Fair Value has been carried out by CBRE in accordance with the guidelines in the International Financial Reporting Standards (IFRS), the International Standards for the Valuation of Real Estate for Investment Purposes (International Valuation Standards) and the RICS Valuation – Professional Standards, Eighth Edition (Residential Portfolio) / Ninth Edition (Nursing Home and Sheltered Housing Portfolio) (Red Book), published by the Royal Institution of Chartered Surveyors March 2012 / January 2014.

The assets have been valued to “Fair Value” in accordance with IAS 40 in connection with IFRS 13.9 of the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB), which is defined as:

“Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date.”

“Fair Value”, for the purpose of financial reporting under International Financial Reporting Standards is effectively the same as “Market Value” (RICS), which is defined as:

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“The estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion.”

We have valued the assets individually and no account has been taken of any discount or premium that might be negotiated in the market if all or part of the portfolio were to be marketed simultaneously, either in lots or as a whole.

We confirm that we have sufficient current local and national knowledge of the particular asset market involved and have the skills and understanding to undertake the valuation competently.

Note:

The valuation represents the figures that would appear in a hypothetical contract of sale at the valuation date. No allowances have been made for any expenses of realisation or for taxation which might arise in the event of a disposal. Our valuations are net of purchasers’ statutory and other normal acquisition costs. No account has been taken of any inter-company leases or arrangements, or of any mortgages, debentures or other charges. No account has been taken of the availability or otherwise of capital-based government or European Community grants. All rents and capital values stated in this report are exclusive of VAT.

The values stated in this report represent our objective opinion of Fair Value in accordance with the definitions set out above as at the date of valuation. Inter alia, this assumes that the assets had been properly marketed and that exchange of contracts took place on that date.

1.12	Currency

The currency used in the Short Report is Euro.

1.13	Sources of Information

The information on which the valuation was based was provided to CBRE by the client, or by third parties acting on the client’s instructions, in the form of an extensive correspondence.

The valuation of the Residential Portfolio was carried out on the basis of external and internal inspection as follows:

Year of Inspection	Total	No Inspection	External Inspection	Internal Inspection
2014	24	0	18	6
2013	395	0	351	44
2012	2,029	0	1,764	265
2011	1	0	0	1
no inspection	42	42	0	0

Total	2,491	42	2,133	316

From in total 2,491 assets, we have undertaken 2,133 external inspections (67.90% of the Gross Current Annual Rental Income), 316 internal inspections (32.06% of the Gross Current Annual Rental Income) and 42 assets (single apartments in buildings for privatisation) have not been inspected (0.05% of the Gross Current Annual Rental Income).

The valuation of the Nursing Home and Sheltered Housing Portfolio was carried out on the basis of internal inspections and took place in the period from 23 to 27 June 2014.

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For the Residential Portfolio, the statements and figures in this report are based on the tenancy schedule as at December 31, 2013 and as at November 30, 2013 (for a part of the Indigo portfolio) provided by the Principal.

For the Nursing Home and Sheltered Housing Portfolio, the statements and figures are based on overviews stating nursing services (e.g. occupancy rate, number of beds, costs), floor areas, rents and lease contracts provided by the Principal.

An adequate number of documents were checked for plausibility using random sampling at the time of carrying-out the respective initial valuation.

1.14	Place of Performance and Jurisdiction

German law applies. The place of performance and jurisdiction is Frankfurt am Main.

1.15	Assignment of Rights

The parties to this Short Report are not entitled to assign their rights - in whole or in part - to third parties.

1.16	Declaration of Independence

We hereby confirm that, to the best of our knowledge and belief, CBRE has carried out the determination of Fair Value on the instructions of Deutsche Wohnen AG in its status as independent valuer and that the valuations so far carried out for Deutsche Wohnen AG account for less than 2.5% of the annual turnover of the CBRE GmbH. We further confirm that we are not aware of any actual or potential conflict of interest that might have influenced CBRE’s independent status. This declaration also includes all other departments of CBRE, including the Investment and Agency Departments.

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2	RESIDENTIAL PORTFOLIO

2.1	Portfolio Structure

The majority of the 2,491 assets in the Residential Portfolio are residential buildings (2,211 properties). The remainder comprises mixed-use buildings (97 assets), commercial buildings (37 assets), parking units (142 units) and other units (4 units). The portfolio includes 187,642 rental units, made up of 149,794 residential units, 2,445 commercial units (office, retail and other commercial), 3,639 other units (including 54 mansards) and 31,764 parking spaces.

2.2	Regional Allocation

As shown on the following map, the assets of the portfolio are located in 173 towns and cities throughout Germany, mainly concentrated in the Berlin and Rhine-Main core economic regions.

Microsoft MapPoint Europa 2009; CBRE GmbH

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2.3	Types of Use by Total Lettable Area

(Total lettable area1: 9,397,682 sq m)

2.4	Current Gross Rental Income (annualised) by Type of Use

(Total rental income2: 618,267,052 EUR)

[1]	excluding owner-occupied assets
[2]	excluding owner-occupied assets

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2.5	Residential Units by Regional Portfolios[3]

The Principal, Deutsche Wohnen AG, has divided the Residential Portfolio into eleven “Regional Portfolios”. The following table, which is provided for information purposes only, refers to residential units only and illustrates, together with the other graphics, the distribution of total lettable areas, Fair Values and Fair Values per sq m in these Regional Portfolios.

Regional Portfolio	Number of Residential Units	Residential Accommodation sq m	Current Residential Rent EUR per sq m per month[4]	Gross Multiplier (based on current rent)	Gross Multiplier (based on potential rent)	Gross Multiplier (based on market rental value)
Berlin area	108,048	6,488,555	5.53	14.6	14.3	12.9
Hanover-Brunswick-Magdeburg	11,298	724,844	5.16	12.9	12.1	11.7
Central Germany	6,909	414,903	4.90	12.7	12.1	11.8
North	755	50,100	4.70	11.0	9.6	9.2
North Rhine-Westphalia	22	1,265	5.64	10.0	8.7	8.9
Rhineland	1,822	118,890	6.40	15.1	14.3	13.5
Rhineland-Palatinate	6	467	4.90	21.8	7.9	8.0
Rhine-Main	9,065	547,886	6.92	15.5	14.8	13.6
Rhine Valley North	3,050	197,317	5.10	12.1	11.7	11.4
Rhine Valley South	6,068	386,187	5.35	12.8	12.3	11.9
Other Deutsche Wohnen	2,751	177,511	5.01	11.8	11.0	10.7

Total	149,794	9,107,927	5.54	14.3	13.9	12.7

(Please refer to the Valuation Key Definitions.)

[3]	excluding 54 mansards (total area approx. 560 sq m)
[4]	taking into account occupied units only

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2.6	Lettable Area by Regional Portfolios

(Total lettable area5: 9,397,682 sq m)

2.7	Vacancy Rate by Regional Portfolios

[5]	excluding owner-occupied assets

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2.8	Current Gross Rental Income (annualised) by Regional Portfolios

(Total rental income6: 618,267,052 EUR)

2.9	Fair Value by Regional Portfolios

(Total Fair Value6: 8,859,461,600 EUR)

[6]	excluding owner-occupied assets

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2.10	Fair Value (EUR per sq m) by Regional Portfolios

2.11	Fair Value of Residential Portfolio

Upon the assumption that, after reasonable inquiry of the Company, there are no onerous restrictions or unusual outgoings of which we have no knowledge and based on the specific comments and assumptions set out in this Short Report, we are of the opinion that the aggregate of the individual Fair Values (net) of the freehold / ground leasehold interests of the assets in the Residential Portfolio, as at December 31, 2013, rounded at asset level, is:

8,859,461,600 EUR

(Eight billion, eight hundred fifty-nine million, four hundred sixty-one thousand and six hundred Euro)

The assessment of Fair Value was carried out at asset level. The aggregate of the individual Fair Values presented here takes account of the marketing period and the transaction costs of the individual assets and does not reflect any discount or premium on the sale of the whole portfolio or if part of the portfolio were to be marketed simultaneously or in lots.

One asset in the Residential Portfolio has a negative value (please refer to table below):

Asset	Cluster	Postcode	City	Address	Fair Value EUR
1150.67	106	14193	Berlin	Nikischstr. 4, 4a, 6; Regerstr. 11, 11a-c, 13	-3,152,500

This amount is reflected in the total valuation result.

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2.12	Key Valuation Data

The following table shows the aggregated key valuation data for the Residential Portfolio:

Total lettable area[7]:	9,397,682 sq m
Average Fair Value per sq m lettable area:	943 EUR

Current annual rental income (gross)[8]:	618,267,052 EUR
Potential annual rental income (gross)[8]:	639,212,703 EUR
Estimated annual rental value (gross)[8]:	698,042,630 EUR

Multiplier (based on current rent):	14.3 times
Multiplier (based on potential rent):	13.9 times
Multiplier (based on rental value):	12.7 times

Net initial yield (based on current rent):	5.0%
Net initial yield (based on potential rent):	5.3%
Net initial yield (based on rental value):	5.9%

[7]	excluding owner-occupied assets
[8]	month 1 annualised

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3	NURSING HOME AND SHELTERED HOUSING PORTFOLIO

3.1	Portfolio Structure

17 nursing home and sheltered housing properties, owned and operated by Katharinenhof Seniorenwohn- und Pflegeanlage Betriebs-GmbH, a subsidiary of Deutsche Wohnen AG, in the following referred to as the “Nursing Home and Sheltered Housing Portfolio”, were valued.

3.2	Regional Allocation

As shown on the following map, the 17 nursing home and sheltered housing properties are located in 10 German towns and cities.

Microsoft MapPoint Europa 2009; CBRE GmbH

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3.3	Current Gross Rental Income (annualised) by Federal State

(Total rental income: 11,440,901 EUR)

3.4	Fair Value by Federal State

(Total Fair Value: 143,820,000 EUR)

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3.5	Fair Value of Nursing Home and Sheltered Housing Portfolio

Upon the assumption that, after reasonable inquiry of the Company, there are no onerous restrictions or unusual outgoings of which we have no knowledge and based on the specific comments and assumptions set out in this Short Report, we are of the opinion that the aggregate of the individual Fair Values (net) of the freehold interests of the assets in the Nursing Home and Sheltered Housing Portfolio, as at June 30, 2014, rounded at asset level, is:

143,820,000 EUR

(One hundred forty-three million, eight hundred and twenty thousand Euro)

The assessment of Fair Value was carried out at asset level. The aggregate of the individual Fair Values presented here takes account of the marketing period and the transaction costs of the individual assets and does not reflect any discount or premium on the sale of the whole portfolio or if part of the portfolio were to be marketed simultaneously or in lots.

3.6	Key Valuation Data

The following table shows the aggregated key valuation data for the Nursing Home and Sheltered Housing Portfolio:

Current annual rental income (gross)[9]:	11,440,901 EUR
Potential annual rental income (gross)[9]:	11,594,021 EUR
Estimated annual rental value (gross)[9]:	11,153,814 EUR

Multiplier (based on current rent):	12.6 times
Multiplier (based on potential rent):	12.4 times
Multiplier (based on rental value):	12.9 times

Federal State	Potential annual rental income (gross)[8] EUR	Gross Multiplier (based on potential rent)
Berlin	6.769.806	12.3
Brandenburg	2.789.562	12.4
Lower Saxony	928.017	13.2
Saxony	1.106.635	12.5

Total	11.594.021	12.4

(Please refer to the Valuation Key Definitions.)

[9]	month 1 annualised

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4	VALUATION

4.1	Inspections

4.1.1	Basis of Inspections

In accordance with the instruction, the valuation of the Residential Portfolio has been carried out separately at individual asset level. For the purpose of the inspections we amalgamated the assets into homogeneous clusters. The criteria for these clusters were location and situation, type of assets and date of construction, as follows:

•	LOCATION/SITUATION: all assets in a single inspection cluster must be in the same housing estate or – if they are separate buildings – must be situated in the same neighbourhood,

•	TYPE OF ASSETS: These were mainly differentiated into:

A)	Detached/Semi-detached houses

B)	Apartment buildings

C)	Commercial assets, such as office buildings, office and retail buildings, mixed-use assets where the proportion of commercial accommodation is greater than 20%

•	DATE OF CONSTRUCTION: The categories of construction date were defined as follows:

before 1945

1946 to 1959

1960 to 1969

1970 to 1979

1980 to 1989

1990 to 2001

2002 onwards

During our inspections we verified that each of the buildings in the valuation clusters were internally consistent and checked whether adjoining buildings had corresponding characteristics that enabled them to be amalgamated in inspection clusters.

Garages, parking spaces and other income-producing units such as antennae were valued as part of a building, provided that they could not be regarded as economically independent units.

At cluster level, we made an assessment of the situation, the quality according to the local official table of rents, the condition of the buildings and the typical features of the apartments. This assessment was used as a basis for our allowances for regular maintenance and tenant improvement costs.

For the assets that form the basis of valuation calculations, we took individual account of asset-specific parameters such as management costs, structural vacancy, current rent, market rental value, public subsidies (if any), ground rent (where appropriate) and relevant entries in section II of the land register.

4.1.2	Date and Extent of Inspection

As agreed, for the purpose of this valuation, we did not re-inspect the assets of the Residential Portfolio, except the instructed inspections of the framework agreement. The inspections of the 24 newly-acquired assets of the Residential Portfolio took place in the period from 20 to 23 January 2014. A reference property for each inspection cluster was selected, by means of data analyses and the available information.

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The valuation of the Residential Portfolio was carried out on the basis of external and internal inspection as follows:

Year of Inspection	Total	No Inspection	External Inspection	Internal Inspection
2014	24	0	18	6
2013	395	0	351	44
2012	2,029	0	1,764	265
2011	1	0	0	1
no inspection	42	42	0	0

Total	2,491	42	2,133	316

From in total 2,491 assets, we have undertaken 2,133 external inspections (67.90% of the Gross Current Annual Rental Income), 316 internal inspections (32.06% of the Gross Current Annual Rental Income) and 42 assets have not been inspected (0.05% of the Gross Current Annual Rental Income).

In respect of those properties that were not re-inspected, the Principal confirmed that it is not aware of any material changes to the physical attributes of the properties, or the nature of their location, that might have occurred since the last inspection.

23 of the total 26 undeveloped sites (99.9% weighted by Fair Value) were inspected in the period from 12 December 2012 to 4 January 2103. Three undeveloped sites were not inspected.

As agreed, for the purpose of this valuation, we have undertaken internal inspections of the 17 nursing home and sheltered housing properties, which took place in the period from 23 to 27 June 2014.

4.2	Method of Valuation

The determination of the Fair Value of the individual assets has been carried out using the internationally recognised Discounted Cash Flow (DCF) method. This method, which is based on dynamic investment calculations, allows valuation parameters to be reflected explicitly and, therefore, provides a transparent arithmetical determination of Fair Value. In the DCF method, the future income and expenditure flows associated with the subject asset are explicitly forecasted over a 10-year period of detailed consideration, assuming a letting scenario which is not taking into account any potential privatisations of individual apartments. The cash flows calculated for the period of detailed consideration are discounted, monthly in advance, to the date of valuation, allowing the effect on the current Fair Value of the receipts and payments at varying dates during the 10-year period to be properly reflected.

The discount rate chosen reflects not only the market situation, location, condition and letting situation of the asset and the yield expectations of a potential investor but also the level of security of the forecast future cash flows. As the discounting process means that the effect of future cash flows reduces in importance while at the same time the uncertainty of forecasting tends to increase over time, it is usual in real estate investment considerations for the sustainable net rental income after a ten-year time horizon (the period of detailed consideration) to be capitalised, using a growth-implicit yield, and then discounted to the date of valuation.

The assumptions adopted in the valuation model reflect the average estimates that would be made at the respective date of valuation by investors active in the market. The result of the DCF method is, therefore, the price that a relevant investor in the market would be prepared to pay for the asset at the respective date of valuation, in order to achieve a return from the proposed investment that is in line with present asset market expectations.

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4.3	General Valuation Assumptions

4.3.1	Constituents of the Subject Assets

Fixtures in the subject assets, such as passenger and goods lifts, other conveyor installations, central heating installations and other building services installations have been regarded as integral parts of the subject asset and are therefore included in our valuation. Tenants’ fixtures and fittings, specific tenants’ production installations or business assets that would normally be in the ownership of the tenant are not included in our valuation.

In carrying out the valuation of the properties 1257.1000 (Am Steingarten, Mannheim) and 1257.13 (Hanauer Landstr., Frankfurt) we assumed that the existing furniture in the apartments would be sold together with the property in a single transaction.

4.3.2	Structural Surveys

We have not carried out building surveys, tested services, made independent site investigations, inspected woodwork, exposed parts of the structure which were covered, unexposed or inaccessible, nor arranged for any investigations to be carried out to determine whether or not any deleterious or hazardous materials or techniques have been used, or are present, in any part of the assets. We are unable, therefore, to give any assurance that the assets are free from defect.

In the absence of any information to the contrary, we have assumed that:

•	there are no abnormal ground conditions or archaeological remains that might adversely affect the current or future occupation, development or value of the assets;

•	the assets are free from rot, infestation, structural or latent defects;

•

no currently known deleterious or hazardous materials or suspect techniques, including but not limited to composite panelling, have been used in the construction of, or subsequent alterations or additions to, the assets; and

•	the building services, and all associated controls and software, are in working order and free from defect.

We have otherwise had regard to the age and apparent general condition of the assets. Comments made in the property details do not purport to express an opinion about, or advise upon, the condition of uninspected parts and should not be taken as making an implied representation or statement about such parts.

4.3.3	Accommodation

For the purposes of this determination of Fair Value we have not measured the buildings or the sites. The calculations are based on the floor areas in the tenancy schedule and the additional information provided by the Principal.

Unless advised specifically to the contrary, we have assumed that the floor areas supplied to us have, in principle, been calculated in accordance with the II. Berechnungsverordnung. All areas quoted in this Short Report are approximate.

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4.3.4	Environmental Aspects

According to the information provided by the Principal some areas of property 2129 are contaminated with asbestos. In accordance with the Principal there is no immediate need for action but regular monitoring is necessary and some elements will probably have to be replaced. We have therefore taken a negative impact on value, stated by the Principal, of 743,764 EUR into account in this valuation.

In property 2502, some now-redundant heating pipes in the basement are clad with material that contains asbestos. According to environmental investigations by the surveyor Baubiologie und Umweltanalytik, of Berlin, there is no immediate risk but decontamination will have to be arranged. Following privatisation of the residential units of this property, the Principal owns around 28% of the property at the date of valuation. The total decontamination costs are 95,000 EUR and the Principal is responsible for around 50,000 EUR. These costs are covered by a book reserve of the Principal related to this privatisation property 2502. Therefore, for the purposes of this valuation, we did not make any additional allowance for contamination.

For all other assets, in accordance with instructions, for the purposes of our valuation we have assumed that the subject properties are free from contamination and that the present and previous uses do not indicate a substantial potential for contamination. In particular we have assumed that

•	the subject properties are not contaminated and are not adversely affected by any existing or proposed environmental law,

•	any processes carried out on the subject properties that are regulated by environmental legislation have been properly licensed by the appropriate authority.

We have not undertaken, nor are we aware of the content of, any environmental audit or other environmental investigation or soil survey which may have been carried out on the assets and which may draw attention to any contamination or the possibility of any such contamination.

We have not carried out any investigation into the past or present uses of the assets, nor of any neighbouring land, in order to establish whether there is any potential for contamination and have therefore assumed that no such risks exist.

The age and the apparent general structural condition of the subject properties has been taken into account by our assumptions. However, our statements refer only to those parts of the property that were actually inspected and do not include parts of the property that were not inspected.

4.3.5	Title, Encumbrances and Tenancies

For two assets with 377 residential units (2050 and 4306) a lending contract (Grundstücksleihvertrag) exists between the GSW IMMOBILIEN AG and the State of Berlin. The State of Berlin is allowed to terminate this lending contract annually by paying 11.37 million EUR, which is below the current Market Value. We have therefore included the 11.37 million EUR as Fair Value in our valuation.

Details of title/tenure under which the assets are held and of tenancies to which they are subject are as supplied to us. We have not generally examined nor had access to all the deeds, leases or other documents relating thereto. Where reference to deeds, leases or other documents is made in this Short Report, this represents our understanding of the relevant documents, but is not based on specific legal advice.

Unless stated otherwise in this report and in the absence of any information to the contrary, we have assumed that:

•	the subject properties possess good and marketable title free from any onerous or hampering restrictions or conditions;

•	the subject properties are not adversely affected by any town planning or transport infrastructure

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proposals.

•	The building complies with statutory provisions and local authority requirements as regards fire protection, health and safety regulations.

•	there are no restrictions on use or other restrictive clauses in leases that negatively affect the value of the property.

•	all vacant accommodation could be re-let at any time and is free of any encumbrances in landlord and tenant law.

For the purposes of this valuation we have not carried out any creditworthiness investigations with reference to the financial status of the tenant. However, for the commercial rents we have incorporated our market appraisal from an investor’s point of view and have taken into account a potential sector- and volume-specific risk of default ensuing from the amount of the rental value we have assessed.

We were not provided with a Legal Due Diligence Report by the Principal.

In accordance with our valuation instructions, our determination of Fair Value is based on the information provided to us (in particular concerning areas, tenancies, current rental income, remaining lease terms, land register information and other lease conditions).

Thus:

•	3.7% of the assets in the Residential Portfolio (corresponding to 2.5% of the Fair Value) are on sites held on the equivalent of ground leases (Erbbaurechte).

•

All other assets in the Residential Portfolio, including sites, as well as the Nursing Home and Sheltered Housing Portfolio as at the dates of valuation December 31, 2013 and June 30, 2014, are owned (freehold or as condominiums) by the Principal and/or its subsidiaries.

•	there are no circumstances having an effect on value resulting from encumbrances and restrictions in Section II of the land register;

•	we assume that the tenancies listed in the rent roll were still in existence at the date of valuation;

•	there are no entries affecting value in the Baulastenverzeichnis (register of public land charges).

Mortgages or other liabilities that currently exist or that in the future might encumber one or more of the subject assets have not been taken into account.

4.3.6	Pending Litigation, Legal Restrictions (Easements on Real Estate, Rent Regulations etc.)

Based on the documentation provided by the Principal we have assumed, without verification, that the assets are free from any pending litigation, that the ownership is unencumbered and that there are no other legal restrictions such as easements on real estate, rent regulations, restrictive covenants in leases or other outgoings that might adversely affect value.

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4.3.7	Listed Monuments

Based on the documentation provided by the Principal, we assume that 27,507 of the total of 149,794 residential units (approx. 18.4%) are in listed buildings. This represents about 19.4% of the Fair Value. We were not provided with any information concerning monument protection for the Nursing Home and Sheltered Housing Portfolio and therefore have assumed that the properties are not listed.

4.3.8	Tenants

CBRE has not checked the status of contractually agreed rent payments as at the date of valuation. Provided that we had no information to the contrary, we have assumed that there are no arrears of rent and that there are no reservations concerning the creditworthiness of the individual tenants.

4.3.9	Taxes, Contributions, Charges

We have assumed that all public taxes, contributions, charges etc. that could have an effect on value will have been levied and, as far as they are due, paid as at the date of valuation.

4.3.10	Insurance

For the purposes of this valuation we have assumed that the subject properties are covered by valid insurance policies that are appropriate both in terms of the sum assured and the types of potential loss covered, or that these will be taken out as soon as possible.

4.3.11	Legal Requirements / Permission for the Existence and Use of the Subject Assets

We have not carried out any investigations of the compliance of the individual subject assets with legal requirements, such as planning regulations, planning consent, acceptance, restrictions, building-, fire-, health- and safety regulations etc., or with any existing private-law agreements relating to the existence and use of the subject properties including the buildings.

In carrying out our valuations, we have assumed that all necessary consents and authorisations for the use of the subject assets and the processes carried out at the assets are in existence, will continue to subsist and that they are not subject to any onerous conditions.

4.3.12	Town Planning and Road Proposals, Roads and Services

We have not undertaken planning enquiries but have relied upon the information provided where appropriate. For the purposes of our valuation we assume that there are no adverse town planning, highways or other schemes or proposals that will have a detrimental effect on our valuations.

We have assumed that all the subject assets benefit from all roads and mains services as defined by § 123 Baugesetzbuch, i.e. that they are connected to [public] roads, electricity, gas and/or district heat, mains water and sewers.

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4.3.13	Assumptions Regarding the Future

For the purpose of determining the Fair Value of the subject assets, we have assumed that the assets will continue in their existing use or a comparable use, in terms of both type and extent, during the remaining useful lives assessed for the buildings.

4.4	Valuation Assumptions

The assessment of Fair Value is based on future cash flows that reflect normal market expectations, taking into account past figures from the subject assets or comparable investments. The valuation parameters have been assessed by CBRE, using its best judgement, based on the information provided by the Company.

4.4.1	Non-Recoverable Management Costs

Under German law, management costs are not transferable to residential tenants. With the benefit of our valuation experience in the last few years and on the basis of various published cost allowances, inter alia in the II. Berechnungsverordnung we have allowed lump sums for management costs, which take into account the number of residential units (the fewer the residential units per building / valuation unit, the higher the costs per residential unit). Based on our experience of typical management cost allowances for residential buildings applied in the market, we have allowed between 195 and 400 EUR (in exceptional instances, e.g. sheltered housing/privatisation properties) per residential unit p.a.

The weighted average non-recoverable management costs equate to 220 EUR per residential unit p.a.

The non-recoverable management costs for the nursing home and sheltered housing properties have been assessed at 2% of the gross market annual rental income.

4.4.2	Non-Recoverable Repair and Maintenance Costs

The annual costs per square metre of lettable area adopted for the purposes of this valuation are average figures for the types of use concerned, arrived at on the basis of experience by CBRE and the analysis of costs of similar buildings by external firms. They take into account the necessary cost inputs for long-term operation of the assets. The maintenance and repair costs for residential units allowed for in the valuation range between 2.00 and 20.00 EUR per sq m p.a., with a weighted average of 9.77 EUR per sq m p.a. The individual allowances reflect both the state of repair of the building concerned (after rectification of outstanding repairs) as well as the existence of lifts, special listed building conditions etc.

The non-recoverable repair and maintenance costs for the nursing home and sheltered housing properties have been allowed between 4.00 and 10.00 EUR per sq m p.a.

4.4.3	Capital Expenditure and other Factors affecting Value

In addition to the non-recoverable ancillary costs, which are deducted monthly from the gross rental income during the period of detailed consideration, capital expenditure on repair and maintenance work already planned at the date of valuation has also been reflected. CBRE has not undertaken a technical survey. Based on our inspection and the information which we were provided within the technical due diligence assessment for the GSW Portfolio, it is our opinion that the overall condition of the buildings and its technical equipment has been regularly maintained. We therefore assumed that there is only a minor part of the portfolio with deferred or outstanding maintenance costs to be expected at 961,000 EUR.

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4.4.4	Tenant Improvements

German commercial and residential leases generally make provision for decorative repairs to be carried out by the tenant, either during the lease or at the end of the term. Decorative repairs include superficial works, such as painting the walls or removing stains from fitted carpets, but not substantial works of modernisation or refurbishment. On a change of tenant and/or on re-letting vacant accommodation however, at regular intervals depending on the state of repair of the individual rental units, the landlord incurs costs for tenant improvement.

In the case of residential units, inter alia sanitary appliances, kitchen units and floor coverings are replaced. In our valuation we have assumed that amounts ranging from 0 to 250 EUR per sq m of residential accommodation will be invested on change of tenant, depending on the state of refurbishment, the average size of apartments and the achievable rent. The average allowance for tenant improvement is 58.62 EUR per sq m of residential accommodation.

For the nursing home and sheltered housing properties we have allowed costs ranging between 10 and 150 EUR per sq m.

4.4.5	Non-Recoverable Operating Costs (Vacancy)

Non-recoverable operating costs in the event of vacancy, e.g. pro rata Grundsteuer (land tax) or heating costs have been allowed for at a spot figure of 16.80 EUR per sq m p.a. for the western federal states (12 EUR per sq m p.a. for eastern Germany including Berlin). These allowances are based on surveys by the Deutsche Mieterbund (DMB – the German tenants’ association).

4.4.6	Inflation

The DCF method used includes an explicit reflection of cost inflation. We have assumed inflation rates for the portfolios as follows:

	year 1	year 2	subsequent years
Residential Portfolio	1.8%	2.0%	2.0%
Nursing Home and Sheltered Housing Portfolio	1.3%	1.9%	2.0%

Allowance for inflation has been made in particular for maintenance and repair costs, management and operating costs and ground rents (Erbbauzinsen). The forecast inflation rates are based on figures from Consensus Forecast and the ECB, collated by CBRE Research in December 2013 / June 2014.

4.4.7	Discount Rate and Exit Capitalisation Rate

Various elements have been taken into account when deriving the discount rate. Starting from a basis interest rate, additions and deductions are made for the subject properties according to specific criteria. The resulting discount rates that have been applied have a weighted average of approx. 6.0% for the Residential Portfolio and 7.0% for the Nursing Home and Sheltered Housing Portfolio.

The capitalisation rate applied for the disposal scenario depends on the discount rate. The discount rate takes into account the specific opportunities and risks of the property, the location and the letting situation during the 10-year period of detailed consideration. The capitalisation rate for the terminal value is used to capitalise the net rental income for this period. The capitalisation rate implicitly reflects growth assumptions. In order to derive the capitalisation rate from the discount rate, the latter is normally corrected in relation to elements of market rental growth during the period of detailed consideration. The resulting capitalisation

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rates that have been applied have weighted averages of approx. 5.1% for the Residential Portfolio and 7.2% for the Nursing Home and Sheltered Housing Portfolio.

The resulting Fair Values have been checked using our analyses of comparable transactions and sale price data collated by the relevant local land valuation board and using an analysis of the CBRE Valuation Department internal rent and sale price data base. Where necessary in the absence of adequate transaction data, the sale prices of comparable properties using empirical data (source: empirica-systeme GmbH) have been taken into account. In specific instances where it has been ascertained that the results of our DCF calculations do not reflect the Fair Value of an individual building, the calculations have been adjusted, in that the discount rate and capitalisation rate have been amended on the basis of a professional and experienced assessment

4.4.8	Estimated Rental Value (ERV)

For the purposes of this valuation, CBRE has estimated rental values for the lettable units at the date of valuation. These are based on an analysis of the local property market, using data available to CBRE and from accessible external sources. These include:

•	Recent Leases concluded in the subject properties in 2012 and 2013

•	Analysis of the CBRE Valuation Department rental database

•	Publications by, and chargeable database queries of, market research institutes and real estate undertakings

4.4.9	Market Rental Trends during the Period of Detailed Considerations

During the 10-year period of detailed consideration of the forecast cash flows, explicit modelling of changes in market rental values has been included, estimated by CBRE at administrative district (Landkreis/Kreisfreie Stadt) level for all assets. The estimates are mainly based on data from the state statistics offices, BulwienGesa AG’s RIWIS database and the Prognos AG Zukunftsatlas. Depending on location, the resulting annual increases in market rental value range from 0% to 1.65%, with a weighted average of 1.0%. In each case they have been adjusted for the quality of situation and condition of the building in the Residential Portfolio.

4.4.10	Rent Control and Public Subsidies

According to information provided by the Principal, 17.7% of the residential units in the Residential Portfolio are subject to rent control.

These residential units are subject to an economic rent (Kostenmiete). Based on our experience, we have allowed for rental growth of 0.5% p.a.

As at the date of valuation, 20,332,836 EUR of direct public subsidies was payable to the Principal.

According to information provided by the Principal, six Nursing Homes were subject to public subsidies (building cost subsidy). As a consequence, the properties in general have lower investment costs per resident and per day in comparison to a free financed property.

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4.4.11	Rent Undeveloped Parcels (“Landbank”)

The Land Bank includes 26 undeveloped sites with a total area of 765,745 sq m. The total annual current rental income is 237,501 EUR.

The valuation has mainly been based on the data provided. For a few of the parcels we obtained additional oral information from the planning authorities.

To provide a systematic approach, a classification of the parcels of land was carried out, modelled on methods in: the Wertermittlungsverordnung (German valuation statute, WertV); the standard text “Verkehrswertermittlung von Grundstücken” (Appraising the Market Value of Property) by Kleiber/Simon; and the property market reports by the local Gutachterausschuss (valuation committee) as follows:

•	Baureifes Bauland (land ripe for development)

•	Rohbauland (unserviced land zoned for development)

•	Bauerwartungsland (land with hope value for development)

•	Begünstigtes Agrarland (favoured agricultural land – with potential for other uses but not having hope value for development)

•	Forst- und Agrarland (woodland and agricultural land)

•	Other (roads, slag heaps, derelict land)

4.4.12	Structural and Fluctuation Vacancy

Currently, the Residential Portfolio has an average vacancy rate of 3.0% (weighted by floor area) and the Nursing Home and Sheltered Housing Portfolio has an average vacancy rate of 2.4%. For the purposes of this valuation, we assume that the weighted average vacancy rate of the Residential Portfolio could decrease to a structural vacancy rate of 1.1%, with a range of 0% to 50% (in exceptional cases 100%) at asset level.

In addition to the structural vacancy we have calculated a fluctuation vacancy for the Residential Portfolio of between zero and six months. This corresponds to 0% to 5%, with an average of 1.6%.

4.4.13	Purchaser’s Costs

The net capital value is derived by deducting the purchaser’s costs as shown from the calculated gross capital value. It is therefore equivalent to the net proceeds that the vendor would receive on a notional sale, not allowing for any personal costs or taxes to which the vendor would become liable as a result of the sale. The amount of the deduction depends on the investment volume of the asset concerned.

We have made the following allowances for purchaser’s costs:

Notary and lawyers’ fees: In the case of acquisition, we have assumed notary and lawyers’ fees of 0.25% to 1.5% for individual properties, depending on the lot size of the individual subject property.

Agents’ fees: On the German property market it is usual for the purchaser to pay all, or at least a part, of the agents’ fees. In our DCF model for each individual property we have therefore allowed between 1% and 3%.

Land transfer tax: According to German tax law, on purchase of real estate a transfer tax is payable by the purchaser. The rate of tax varies between federal states. The rates applicable since December 1, 2014 are as follows:

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Federal State	Transfer Tax
Baden-Wurttemberg	5.0%
Bavaria	3.5%
Berlin	6.0%
Brandenburg	5.0%
Bremen	5.0%
Hamburg	4.5%
Hesse	5.0%
Mecklenburg-Western Pomerania	5.0%
Lower Saxony	5.0%
North Rhine-Westphalia	5.0%
Rhineland-Palatinate	5.0%
Saarland	5.5%
Saxony	3.5%
Saxony-Anhalt	5.0%
Schleswig-Holstein	6.5%
Thuringia	5.0%

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5	VALUATION CONCLUSIONS

Upon the assumption that, after reasonable inquiry of the Company, there are no onerous restrictions or unusual outgoings of which we have no knowledge and based on the specific comments and assumptions set out in this Short Report, we are of the opinion that the aggregate of the individual Fair Values (net) of the freehold / ground-leasehold interests of the assets in the Residential Portfolio, as at December 31, 2013, and in the Nursing Home and Sheltered Housing Portfolio, as at June 30, 2014, rounded at asset level, is in total:

9,022,313,100 EUR

(Nine billion, twenty-two million, three hundred thirteen thousand and one hundred Euro)

of which the value of the Landbank is 19,031,500 EUR.

The assessment of Fair Value was carried out at asset level. The aggregate of the individual Fair Values presented here takes account of the marketing period and the transaction costs of the individual assets and does not reflect any discount or premium on the sale of the whole portfolio or if part of the portfolio were to be marketed simultaneously or in lots.

The table below shows the distribution of values between freehold-equivalent and ground leasehold assets:

Ownership	Fair Value EUR
Freehold-equivalent	8.799.690.600
Short Ground-leasehold (50 years or less unexpired)	192.991.000
Long Ground-leasehold (over 50 years unexpired)	29.631.500

Total	9. 022. 313. 100

One asset in the Residential Portfolio has a negative value (please refer to table below):

Asset	Cluster	Postcode	City	Address	Fair Value EUR
1150.67	106	14193	Berlin	Nikischstr. 4, 4a, 6; Regerstr. 11, 11a-c, 13	-3,152,500

This amount is reflected in the total valuation result.

Our opinion of “Fair Value” is based upon the scope of work and valuation assumptions as detailed in Part 4 “Valuation” and Part 5 “Valuation Conclusions” of this Short Report. It has been derived mainly using comparable recent market information, if available, according to common market conditions.

For further information please refer to Part 6 “Valuation Key Definitions”.

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6	VALUATION KEY DEFINITIONS

Current annual rental income (gross):

The current gross rental income is the total of the monthly contractual rents according to the tenancy schedule, before deducting ancillary costs and VAT, multiplied by 12.

Rent-free periods have been taken into account.

Potential annual rental income (gross):

The potential rent is the sum of the monthly contractual rents of the units occupied at the date of valuation and the rental values of vacant but lettable units at the date of valuation multiplied by 12.

Estimated annual rental income (gross):

The (monthly) market rental value of all units (without taking into account average/structural vacancy) multiplied by 12.

Gross Multiplier (based on current rent):

Net capital value divided by current gross rental income

Gross Multiplier (based on potential rent):

Net capital value divided by potential gross rental income

Multiplier (based on rental value):

Net capital value divided by estimated gross rental value

Net initial yield (based on current rent):

Current net rental income divided by gross capital value

Net initial yield (based on potential rent):

Potential rental income (net) divided by gross capital value

Net initial yield (based on rental value):

Estimated rental income (net) divided by gross capital value

Dr. Henrik Baumunk Head of Residential Valuation Germany Managing Director CBRE GmbH	ppa. Sandro Höselbarth Team Leader Residential Valuation Germany Director CBRE GmbH

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FINANCIAL INFORMATION

UNAUDITED CONDENSED CONSOLIDATED

INTERIM FINANCIAL STATEMENTS OF

DEUTSCHE WOHNEN AG FOR

THE PERIOD FROM 1 JANUARY TO 30 JUNE 2014 (IFRS)

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED BALANCE SHEET AS AT 30 JUNE 2014

	30/06/2014	31/12/2013
	in EUR k
ASSETS
Investment properties	8,880,090	8,937,118
Property, plant and equipment	25,616	26,818
Intangible assets	502,341	503,674
Derivative financial instruments	76	2,656
Other non-current assets	22,514	21,749
Deferred tax assets	291,784	280,509
Non-current assets	9,730,421	9,772,524
Land and buildings held for sale	78,073	97,124
Other inventories	3,394	3,294
Trade receivables	21,621	29,784
Income tax receivables	3,894	2,624
Derivative financial instruments	20	77
Other current assets	14,286	13,706
Cash and cash equivalents	183,085	196,423
Subtotal current assets	304,373	343,032
Non-current assets held for sale	45,739	57,544
Current assets	350,112	400,576
Total assets	10,080,533	10,173,100

EQUITY AND LIABILITIES
Equity attributable to shareholders of the parent company
Issued share capital	286,217	286,217
Capital reserve	2,601,804	2,601,804
Retained earnings	891,632	889,762
	3,779,653	3,777,783
Non-controlling interests	174,828	166,492
Total equity	3,954,481	3,944,275
Non-current financial liabilities	4,762,298	4,903,262
Convertible bond	258,187	247,937
Employee benefit liabilities	58,569	55,300
Tax liabilities	28,518	27,937
Derivative financial instruments	167,093	124,795
Other provisions	6,693	6,458
Deferred tax liabilities	362,810	353,061
Total non-current liabilities	5,644,168	5,718,750
Current financial liabilities	222,886	251,322
Convertible bond	132	2,244
Trade payables	117,405	120,641
Liabilities to limited partners in funds	6,401	4,004
Other provisions	10,326	9,752
Derivative financial instruments	37,364	34,458
Tax liabilities	40,731	34,653
Other liabilities	46,639	53,001
Total current liabilities	481,884	510,075
Total equity and liabilities	10,080,533	10,173,100

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED PROFIT AND LOSS STATEMENT FOR THE PERIOD FROM

1 JANUARY TO 30 JUNE 2014

	H1/2014	H1/2013	Q2/2014	Q2/2013
	in EUR k
Income from Residential Property Management	313,369	168,126	156,329	84,826
Expenses from Residential Property Management	–53,703	–28,876	–28,361	–16,513
Earnings from Residential Property Management	259,666	139,250	127,968	68,313
Sales proceeds	138,383	62,766	52,022	30,641
Cost of sales	–5,997	–3,804	–2,999	–1,795
Carrying amounts of assets sold	–106,753	–46,683	–39,151	–22,071
Earnings from Disposals	25,633	12,279	9,872	6,775
Income from Nursing and Assisted Living	33,801	28,032	17,058	14,719
Expenses from Nursing and Assisted Living	–25,542	–21,544	–12,951	–11,376
Earnings from Nursing and Assisted Living	8,259	6,488	4,107	3,343
Corporate expenses	–45,845	–22,163	–23,011	–10,404
Other expenses/income	–7,460	–2,878	–3,167	–763
Subtotal	240,253	132,976	115,769	67,264
Depreciation and amortisation	–3,169	–2,706	–1,606	–1,390
Earnings before interest and taxes (EBIT)	237,084	130,270	114,163	65,874
Finance income	468	507	144	265
Gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds	–23,997	43	–7,342	239
Finance expenses	–100,066	–61,538	–47,659	–31,231
Profit before taxes	113,489	69,282	59,306	35,147
Income taxes	–18,888	–19,092	–10,254	–11,168
Profit for the period	94,601	50,190	49,052	23,979
Thereof attributable to:
Shareholders of the parent company	91,533	50,190	47,241	23,979
Non-controlling interests	3,068	0	1,811	0
	94,601	50,190	49,052	23,979
Earnings per share
Basic in EUR	0.32	0.31	0.16	0.15
Diluted in EUR	0.32	0.31	0.17	0.15

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE PERIOD FROM

1 JANUARY TO 30 JUNE 2014

	H1/2014	H1/2013	Q2/2014	Q2/2013
	in EUR k
Profit for the period	94,601	50,190	49,052	23,979
Other comprehensive income
Items reclassified as expense at a later stage
Net gain/loss from derivative financial instruments	–33,791	47,044	–17,689	33,077
Income tax effects	10,511	–14,639	5,694	–10,293

	–23,280	32,405	–11,995	22,784
Items not reclassified as expense at a later stage
Actuarial gains/losses with employee benefits and effects of maximum limits for assets	–3,903	651	–2,809	1,877
Income tax effects	1,101	–203	761	–584

	–2,802	448	–2,048	1,293
Other comprehensive income after taxes	–26,082	32,853	–14,043	24,077
Total comprehensive income, net of tax	68,519	83,043	35,009	48,056
Thereof attributable to:
Shareholders of the parent company	65,629	83,403	33,198	48,056
Non-controlling interests	2,890	0	1,811	0

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM

1 JANUARY TO 30 JUNE 2014

	H1/2014	H1/2013
	in EUR k
Operating activities
Profit/loss for the period	94,601	50,190
Finance income	–468	–507
Finance expenses	100,066	61,538
Income taxes	18,888	19,092
Profit/loss for the period before interest and taxes	213,087	130,313
Non-cash expenses/income
Depreciation and amortisation	3,169	2,706
Fair value adjustments to interest rate swaps	23,997	–43
Other non-cash operating expenses/income	–32,857	–19,210
Change in net working capital
Change in receivables, inventories and other current assets	4,029	–72,569
Change in operating liabilities	–14,707	54,150
Net operating cash flows	196,718	95,347
Interest paid	–93,187	–57,041
Interest received	468	507
Taxes paid/received	–3,290	–3,299
Net cash flows from operating activities	100,709	35,514
Investing activities
Sales proceeds	148,449	90,272
Payments for investments	–22,996	–371,019
Payments to limited partners in funds	–54	–14
Net cash flows from investing activities	125,399	–280,761
Financing activities
Proceeds from borrowings	32,851	187,865
Payments arising from repayment of convertible bonds	–1,912	0
Repayment of borrowings	–212,957	–85,837
Proceeds from capital increase	0	195,100
Costs of capital increase	0	–3,150
Payment of dividend	–57,428	–33,759
Net cash flows from financing activities	–239,446	260,219
Net change in cash and cash equivalents	–13,338	14,972
Opening balance of cash and cash equivalents	196,423	90,571
Closing balance of cash and cash equivalents	183,085	105,543

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY AS AT 30 JUNE 2014

			Retained earnings
	Issued share capital	Capital reserves	Pensions	Reserve for cash flow hedge	Other reserves	Subtotal	Non-controlling interests	Equity
	in EUR k
Equity as at 1 January 2013	146,143	859,251	–6,724	–101,213	711,868	1,609,324	346	1,609,670
Profit/loss for the period					50,190	50,190		50,190
Other comprehensive income after tax			448	32,405		32,853		32,853
Total comprehensive income, net of taxes			448	32,405	50,190	83,043	0	83,043
Capital increase	22,764	276,330				299,094		299,094
Costs of capital increase, less tax effects		–2,142				–2,142		–2,142
Change in non-controlling interests						0	7,826	7,826
Dividend payment					–33,759	–33,759	0	–33,759
Equity as at 30 June 2013	168,907	1,133,439	–6,276	–68,808	728,299	1,955,560	8,172	1,963,732
Equity as at 1 January 2014	286,217	2,601,804	–6,177	–64,436	960,375	3,777,782	166,492	3,944,274
Profit/loss for the period					94,601	94,601		94,601
thereof non-controlling interests					–3,068	–3,068	3,068	0
Other comprehensive income after tax			–2,802	–23,280		–26,082		–26,082
thereof non-controlling interests			0	178		178	–178	0
Total comprehensive income, net of taxes			–2,802	–23,102	91,533	65,629	2,890	68,519
Change in non-controlling interests						0	5,446	5,446
Dividend payment					–57,428	–57,428		–57,428
Other					–6,331	–6,331		–6,331
Equity as at 30 June 2014	286,217	2,601,804	–8,979	–87,538	988,149	3,779,652	174,828	3,954,480

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

Notes to the condensed consolidated financial interim statements

General information

The business activities of Deutsche Wohnen AG are limited to its role as the holding company for the companies in the Group. In particular these activities include Corporate Development, Corporate Finance, Finance, Human Resources, Investor Relations and Corporate Communication. Consistent with the business strategy the company concentrates on residential and nursing care properties in dynamic conurbations and metropolitan areas in Germany, such as Greater Berlin, the Rhine-Main region with Frankfurt/Main and the Rhineland with a focus on Düsseldorf, as well as in stable conurbations and metropolitan regions like Hanover/Brunswick/Magdeburg.

The consolidated financial statements are presented in euros (EUR). Unless otherwise stated, all figures are rounded to the nearest thousand (k) or the nearest million (m) EUR. For arithmetical reasons there may be rounding differences between tables and references and the exact mathematical figures.

Basic principles and accounting policies applied to the consolidated financial statements

The condensed consolidated interim financial statements for the period from 1 January to 30 June 2014 were prepared in accordance with International Accounting Standards (IAS) 34 for interim reporting as applicable in the European Union (EU). The condensed consolidated interim financial statements have not been audited or subjected to an audit review.

These interim financial statements do not contain all the information and details required for consolidated financial statements and should therefore be read in conjunction with the consolidated financial statements as at 31 December 2013.

The consolidated financial statements have been prepared in principle on a historical cost basis with the exception of, in particular, investment properties, the convertible bond and derivative financial instruments, which are measured at fair value.

The consolidated financial statements include the financial statements of Deutsche Wohnen and its subsidiaries as at 30 June 2014. The financial statements of the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company.

The preparation of the consolidated financial statements requires the management to make judgements, estimates and assumptions which affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities at the end of the reporting period. However, the uncertainty connected with these assumptions and estimates could result in outcomes which in future require considerable adjustments to the carrying amounts of the assets or liabilities affected.

The business activities of Deutsche Wohnen are basically unaffected by seasonal influences and economic cycles.

Changes to accounting and valuation methods

As a basic principle Deutsche Wohnen has applied the same accounting and valuation methods as for the equivalent reporting period in the previous year.

In the first six months of the financial year 2014 the new standards and interpretations which must be applied for financial years commencing after 1 January 2014 have been applied in full. There were no changes in comparison to 31 December 2013.

Selected notes on the consolidated balance sheet

Investment properties comprise 88% of the assets of the Deutsche Wohnen Group. As at 31 December 2013 these investment properties underwent a detailed valuation and were recorded in the balance sheet at fair value. For the purposes of the interim reports the appropriateness of these valuations is monitored on an ongoing basis. As at 31 December 2014 the investment properties will once again undergo a detailed valuation. With regard to the valuation methods and parameters, we refer you to the consolidated financial statements as at 31 December 2013.

The item “Property, plant and equipment” covers mainly owner-occupied property (IAS 16), technical facilities and office furniture and equipment.

The item “Intangible assets” covers, in addition to software and licences, the goodwill in the amount of EUR 491.6 million which resulted from the GSW transaction (financial year 2013).

The convertible bonds are reported on the balance sheet at fair value on the basis of their market price plus accrued interest. The current conversion price of the convertible bond of Deutsche Wohnen AG is EUR 18.3605. The nominal value is EUR 250.0 million. The convertible bond of GSW Immobilien AG is repaid completely.

The derivative financial instruments are interest hedges recorded at fair value. These hedges were not concluded for speculative purposes but solely in order to minimise the interest rate risks and consequent cash flow risks of floating-rate loans. The negative market value (net), which was calculated based on the mark-to-market method, has increased in comparison to 31 December 2013 from EUR 156.5 million (net) to EUR 204.4 million (net) – mainly because of the slight decrease in interest rates.

All other financial assets (trade receivables, other current assets, cash and cash equivalents) as well as the other financial liabilities (current and non-current financial liabilities, trade payables and other liabilities) are valued at amortised cost. The amortised costs of these assets and liabilities also correspond closely to the fair value of these assets and liabilities.

The developments in equity can be found in the consolidated statement of changes in equity on page F-6.

Financial liabilities have decreased in comparison to 31 December 2013 particularly because of the repayment of loans.

The liabilities arising from the convertible bond have increased in comparison to 31 December 2013 mainly because of the valuation on the basis of the share price as at the reporting date.

The employee benefit liabilities were valued as at the reporting date with a discount rate of 3.0% p.a. (31 December 2013: 3.5% p.a.). This rate derives from the yield of fixed-interest rate corporate bonds.

The tax liabilities mainly refer to liabilities from the lump-sum taxation of EK-02 holdings.

Selected notes on the consolidated profit and loss statement

The income from Residential Property Management is made up as follows:

	H1/2014	H1/2013
	in EUR m
Potential gross rental income	320.3	173.0
Subsidies	3.6	1.2
	323.9	174.2
Vacancy losses	10.5	–6.1
	313.4	168.1

The expenses for Residential Property Management are made up as follows:

	H1/2014	H1/2013
	in EUR m
Maintenance costs	–39.6	–21.3
Non-recoverable operating expenses	–6.8	–2.8
Rental loss	–4.1	–2.1
Other income/expenses	–3.2	–2.6
	–53.7	–28.8

The earnings from Disposals include sales proceeds, cost of sales and carrying amounts of assets sold and certain land and buildings held for sale.

Earnings from Nursing and Assisted Living are made up as follows:

	H1/2014	H1/2013
	in EUR m
Income from Nursing and Assisted Living	33.8	28.0
Nursing and corporate costs	–8.9	–7.2
Staff expenses	–16.6	–14.3
	8.3	6.5

Financial expenses are made up as follows:

	H1/2014	H1/2013
	in EUR m
Current interest expenses	–92.4	–56.0
Accrued interest on liabilities and pensions	–7.7	–5.5
	–100.1	–61.5

Notes on the consolidated statement of cash flows

The cash fund is made up of cash at hand and bank deposits. In addition, we have readily available credit facilities with banks in the amount of EUR 190 million.

Notes on segment reporting

The following table shows the segment revenues and the segment results for the Deutsche Wohnen Group:

	External revenue		Internal revenue
	H1/2014	H1/2013	H1/2014	H1/2013
	in EUR m
Segments
Residential Property Management	313.4	168.1	2.8	2.5
Disposals	138.4	62.8	2.2	1.4
Nursing and Assisted Living	33.8	28.0	0.0	0.0
Reconciliation with consolidated financial statement
Central functions and other operational activities	4.0	0.1	23.8	25.8
Consolidations and other reconciliations	4.0	–0.1	–28.8	–29.7
	485.6	258.9	0.0	0.0

	Total revenue		Segment earnings		Assets
	H1/2014	H1/2013	H1/2014	H1/2013	30/06/2014	31/12/2013
	in EUR m
Segments
Residential property management	316.2	170.6	259.7	139.3	9,403.8	8,967.3
Disposals	140.6	64.2	25.6	12.3	130.2	162.9
Nursing and Assisted Living	33.8	28.0	8.3	6.5	14.9	15.5
Reconciliation with consolidated financial statement
Central functions and other operational activities	27.8	25.9	–53.3	–25.1	236.0	744.3
Consolidations and other reconciliations	–32.8	–29.8	0.0	0.0	0.0	0.0
	485.6	258.9	240.3	133.0	9,784.9	9,890.0

Other information

Associated parties and companies

Dr Michael Leinwand resigned from his position as member of the Supervisory Board with effect from the end of the Annual General Meeting of 11 June 2014. At the Annual General Meeting of 11 June 2014 the entrepreneur Mr Claus Wisser was elected onto the Supervisory Board. Mr Wisser is a member of the following supervisory boards and controlling bodies as defined in section 285 (2), no. 10 of the German Commercial Code (HGB) in conjunction with section 125 (1), sentence 5 of the German Stock Corporation Act (AktG):

•	Head of the supervisory board of AVECO Holding AG, Frankfurt/Main,

•	Member of the supervisory board of DFV Deutsche Familienversicherung AG, Frankfurt/Main.

Apart from the above, there have been no significant changes in respect of associated parties and companies in comparison to the information provided as at 31 December 2013.

Risk report

With regard to the risks which exist for future business development we refer you to the information presented in the risk report in the consolidated financial statements as at 31 December 2013.

Frankfurt/Main, August 2014

Deutsche Wohnen AG

Management Board

Michael Zahn	Andreas Segal	Lars Wittan
Chief Executive Officer Board (CIO)	Member of the Management Board (CFO)	Member of the Management

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

OF DEUTSCHE WOHNEN AG FOR

THE YEAR ENDED 31 DECEMBER 2013 (IFRS)

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2013

	Notes	31/12/2013	31/12/2012
		in EUR k
ASSETS
Investment properties	D.1	8,937,118	4,614,598
Property, plant and equipment	D.2	26,818	20,348
Intangible assets	D.3	503,674	3,256
Derivative financial instruments	D.6	2,656	0
Other non-current assets		21,749	438
Deferred tax assets	D.15	280,509	80,716
Non-current assets		9,772,524	4,719,356
Land and buildings held for sale	D.4	97,124	39,143
Other inventories		3,294	3,206
Trade receivables	D.5	29,784	20,842
Income tax receivables		2,624	1,188
Derivative financial instruments	D.6	77	0
Other current assets		13,706	9,078
Cash and cash equivalents	D.7	196,423	90,571
Subtotal current assets		343,032	164,028
Non-current assets held for sale	C.9	57,544	24,425
Current assets		400,576	188,453
Total assets		10,173,100	4,907,809

EQUITY AND LIABILITIES
Equity attributable to shareholders of the parent company
Issued share capital	D.8	286,217	146,143
Capital reserve	D.8	2,671,660	859,251
Retained earnings	D.8	819,914	603,930
		3,777,791	1,609,324
Non-controlling interests	D.8	166,484	346
Total equity		3,944,275	1,609,670
Non-current financial liabilities	D.9	4,903,262	2,634,286
Convertible bond	D.10	247,937	0
Employee benefit liabilities	D.11	55,300	54,538
Tax liabilities	D.14	27,937	36,509
Derivative financial instruments	D.6	124,795	113,694
Other provisions	D.13	6,458	7,102
Deferred tax liabilities	D.15	353,061	143,331
Total non-current liabilities		5,718,750	2,989,460
Current financial liabilities	D.9	251,322	134,357
Convertible bond	D.10	2,244	0
Trade payables		120,641	71,962
Liabilities to limited partners in funds	D.12	4,004	5,142
Other provisions	D.13	9,752	7,272
Derivative financial instruments	D.6	34,458	38,767
Tax liabilities	D.14	34,653	27,060
Other liabilities		53,001	24,119
Total current liabilities		510,075	308,679
Total equity and liabilities		10,173,100	4,907,809

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED PROFIT AND LOSS STATEMENT FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2013

	Notes	2013	2012
		in EUR k
Income from Residential Property Management	E.1	372,929	240,054
Expenses from Residential Property Management	E.2	–80,628	–45,633
Earnings from Residential Property Management		292,301	194,421
Sales proceeds		169,661	167,756
Cost of sales		–10,327	–11,763
Carrying amounts of assets sold		–136,315	–136,106
Earnings from Disposals	E.3	23,019	19,887
Income from Nursing and Assisted Living		59,935	42,013
Expenses from Nursing and Assisted Living		–46,737	–32,089
Earnings from Nursing and Assisted Living	E.4	13,198	9,924
Corporate expenses	E.5	–52,858	–40,421
Other expenses/income		–22,720	12,726
Subtotal		252,940	196,537
Gains from the fair value adjustments of investment properties	D.1	101,287	119,203
Depreciation and amortisation	D.2/3	–5,509	–3,129
Earnings before interest and taxes (EBIT)		348,718	312,611
Finance income		954	1,959
Gains/losses from fair value adjustments of derivative financial instruments	D.6	10,634	–214
Finance expense	E.6	–142,392	–108,720
Profit before taxes		217,914	205,636
Income taxes	E.7	–5,201	–60,123
Profit for the period		212,713	145,513
Thereof attributable to:
Shareholders of the parent company		212,411	145,513
Non-controlling interests		302	0
		212,713	145,513
Earnings per share
basic in EUR		1.21	1.15
diluted in EUR		1.20	1.15

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	2013	2012
	in EUR k
Profit for the period	212,713	145,513
Other comprehensive income
Items reclassified as expense at a later stage
Net gain/loss from derivative financial instruments	53,389	–57,637
Income tax effects	–16,612	17,804
	36,777	–39,833
Items not reclassified as expense at a later stage
Actuarial losses/gains in pensions and impacts of caps for assets	757	–7,873
Income tax effects	–202	2,410
	555	–5,463
Other comprehensive income after taxes	37,332	–45,296
Total comprehensive income, net of tax	250,045	100,217
Thereof attributable to:
Shareholders of the parent company	249,735	100,217
Non-controlling interests	310	0

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2013

	Notes	2013	2012
		in EUR k
Operating activities
Profit/loss for the period		212,713	145,513
Finance income		–954	–1,959
Finance expense		142,392	108,720
Income taxes		5,201	60,123
Profit/loss for the period before interest and taxes		359,352	312,397
Non-cash expenses/income
Fair value adjustment of investment properties	D.1	–101,287	–119,203
Depreciation and amortisation	D.2/3	5,509	3,129
Fair value adjustment to interest rate swaps		–10,634	214
Other non-cash operating expenses/income	G	–42,965	–33,943
Change in net working capital
Change in receivables, inventories and other current assets		12,717	–3,126
Change in operating liabilities		–11,749	2,775
Net operating cash flows		210,943	162,243
Interest paid		–132,791	–93,487
Interest received		954	1,959
Taxes paid/received excluding EK-02-payments		–7,586	–1,072
Net cash flows from operating activities before EK-02-payments		71,520	69,643
EK-02-payments	D.14	–10,421	–10,421
Net cash flow from operating activities		61,099	59,222
Investing activities
Sales proceeds	G	184,124	163,540
Purchase of property, plant and equipment/investment property and other non-current assets		–771,820	–1,400,555
Payments for the purchase of the convertible bond of GSW		–213,087	0
Receipt of investment subsidies		1,347	432
Proceeds from acquisition of companies		145,722	0
Payments to limited partners in funds	D.12	–1,341	–1,420
Net cash flows from investing activities		–655,055	–1,238,003
Financing activities
Proceeds from borrowings	D.9	640,379	847,402
Proceeds from the issuance of convertible bonds	D.10	250,000	0
Repayment of borrowings	D.9	–331,037	–158,526
One-off financing costs for transactions	E.6	–12,979	–7,782
Proceeds from the capital increase	D.8	195,100	461,157
Costs of the capital increase	D.8	–7,896	–17,199
Dividend paid	H	–33,759	–23,529
Net cash flows from financing activities		699,808	1,101,523
Net change in cash and cash equivalents		105,852	–77,258
Opening balance of cash and cash equivalents		90,571	167,829
Closing balance of cash and cash equivalents		196,423	90,571

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

AS AT 31 DECEMBER 2013

			Retained earnings
	Issued share capital	Capital reserves	Pensions	Reserves for cash flow hedge	Other reserves	Subtotal	Non- controlling interests	Equity
	in EUR k
Notes	D.8	D.8	D.8	D.8	D.8		D.8
Equity as at 1 January 2012	102,300	496,174	–1,261	–61,380	547,239	1,083,072	302	1,083,374
Profit/loss for the period					145,513	145,513		145,513
Other comprehensive income after tax			–5,463	–39,833		–45,296		–45,296
Total comprehensive income, net of taxes			–5,463	–39,833	145,513	100,217	0	100,217
Capital increase	43,843	417,314				461,157		461,157
Costs of capital increase, less tax effects		–11,593				–11,593		–11,593
Transfer from the capital reserve		–42,645			42,645	0	0	0
Change non-controlling interests						0	44	44
Dividend paid					–23,529	–23,529	0	–23,529
Equity as at 31 December 2012	146,143	859,251	–6,724	–101,213	711,868	1,609,324	346	1,609,670
Equity as at 1 January 2013	146,143	859,251	–6,724	–101,213	711,868	1,609,324	346	1,609,670
Profit/loss for the period					212,713	212,713		212,713
Thereof non-controlling interests					–302	–302	302	0
Other comprehensive income after tax			555	36,777		37,332		37,332
Thereof non-controlling interests			–8	0		–8	8	0
Total comprehensive income, net of taxes			547	36,777	212,411	249,735	310	250,045
Capital increase	140,074	1,817,779				1,957,852		1,957,852
Costs of capital increase, less tax effects		–5,370				–5,370		–5,370
Transfer from the capital reserve		69,855			69,855	0	0	0
Change non-controlling interests						0	165,836	165,836
Dividend paid					–33,759	–33,759		–33,759
Equity as at 31 December 2013	286,217	2,601,840	–6,177	–64,436	960,375	3,777,782	166,492	3,944,274

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

Notes to the Consolidated Financial Statements

FOR THE FINANCIAL YEAR AS AT 31 DECEMBER 2013

A	GENERAL INFORMATION ON THE CONSOLIDATED FINANCIAL STATEMENTS OF THE DEUTSCHE WOHNEN GROUP

1	The Deutsche Wohnen Group

The consolidated financial statements of Deutsche Wohnen AG (“Deutsche Wohnen”) as at 31 December 2013 were prepared by the Management Board on 10 March 2014. The Supervisory Board is scheduled to approve the consolidated financial statements at its meeting on 20 March 2014. Deutsche Wohnen AG is a publicly listed real estate company based in and operating across Germany with its registered office at Pfaffenwiese 300, Frankfurt/Main, and is registered in the commercial register of the Frankfurt/Main District Court under number HRB 42388.

The business activities of Deutsche Wohnen AG are limited to its role as the holding company for the companies in the Group. These comprise, in particular, Asset Management, Corporate Finance, Investor Relations, Communication and Human Resources. The operating subsidiaries focus on residential property management and disposals relating to properties, as well as on the division Nursing and Assisted Living.

The consolidated financial statements are presented in Euros. Unless stated otherwise, figures are rounded to the nearest thousand (EUR k) or the nearest million (EUR m) EUR. For arithmetical reasons there may be rounding differences between tables and references and the exact mathematical figures.

2	Consolidated financial statements

The consolidated financial statements of Deutsche Wohnen and its subsidiaries were prepared in accordance with the International Financial Reporting Standards (IFRS) as applicable in the European Union (EU).

The consolidated financial statements have been prepared on a historical cost basis. This excludes, in particular, investment properties, the convertible bond and derivative financial instruments, which are measured at fair value.

The consolidated financial statements comprise the financial statements of Deutsche Wohnen and its subsidiaries as at 31 December of each financial year. The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company.

3	Application of IFRS in the financial year

With the exception of new and revised standards and interpretations, the same accounting and valuation methods were applied to the consolidated financial statements for the past financial year as were used for the consolidated financial statements as at 31 December 2012.

The following standards were applied for the first time in the financial year 2013:

The “Amendments to IAS 1 – Presentation of Items of Other Comprehensive Income” were implemented since 1 January 2013, and additionally identifies in the statement of comprehensive income those components of other cumulated equity which, subject to the fulfilment of certain requirements, will in future have to be reported in the profit and loss statement. The figures for the previous year have been reported accordingly.

We have applied the “Amendments to IAS 19 – Employee Benefits” since 1 January 2013. The first-time application results exclusively in additional obligatory disclosures in the Notes.

IFRS 13 “Fair Value Measurement” introduces an extensive framework concept for the determination of fair value. It has been applied since 1 January 2013 and entails greater disclosure obligations with respect to assets and liabilities measured at fair value. Apart from this, its application had no significant effect on the financial position or financial performance.

Furthermore, in the financial year 2013 there were no changes arising from the first-time application of the IFRS standards or IFRIC interpretations.

The following shows IFRS standards which have already been published but do not have to be applied yet:

IFRS 9 “Financial Instruments” was published by the IASB in November 2009. According to this standard, in future, financial assets are to be allocated to one of the two valuation categories “at amortised cost” or “at fair value”, and are valued accordingly. Based on a change published in December 2011, IFRS 9 henceforth only has to be applied to financial years starting on or after 1 January 2015. It has not yet been adopted into European law. The amendments published in November 2013 contain new regulations relating to hedge accounting and replace the corresponding regulations contained in IAS 39. The amendments to IFRS 9 introduce a new general model for the recording of hedging activities on the balance sheet which extends the range of the underlying transactions and hedging instruments which come into question in this context. In addition, the amendments to IFRS 9 confer a right to select the method of hedge accounting to be applied, i.e. whether to report all hedging activities in accordance with the existing IAS 39 regulations or in accordance with the new IFRS 9 regulations. The application of the new standard will result in changes to the presentation and accounting of financial assets and liabilities.

In May 2011, the IASB published IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements”, IFRS 12 “Disclosure of Interest in Other Entities”, amendments to IAS 27 “Separate Financial Statements” and amendments to IAS 28 “Investments in Associates and Joint Ventures.” IFRS 10 replaces the current regulations on consolidated financial statements (parts of IAS 27 “Consolidated and Separate Financial Statements”) and special purpose entities (SIC-12 “Consolidation – Special Purpose Entities”) and stipulates that the control approach is the standard principle from now on. These changes will be initially applicable for financial years starting on or after 1 January 2014 following their adoption in European law. However, the changes to IFRS 10, IFRS 11 and IFRS 12, which were published in June 2012 by the IASB, and which serve to clarify the IFRS 10 transition rules and concern simplifications for initial application have not yet been adopted in European law. We assume that the new and revised standards will not have any significant effects on the financial position and financial performance.

The IASB and the IFRS IC issued further statements during the reporting year, which will not have any significant effect on the consolidated financial statements.

4	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require considerable adjustments to the carrying amount of the asset or liability affected in future periods.

Judgements

In the process of applying the Group’s accounting policies and valuation methods, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements. However, this excludes decisions involving estimates. Insofar as statements regarding discretionary decisions in the context of individual rules had to be made, an explanation was provided for the corresponding items.

Operating lease commitments – Group as lessor

The Group has entered into leases to rent out its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties and accounts for the contracts as operating leases. The carrying amounts of the investment properties amount to EUR 8.9 billion (previous year: EUR 4.6 billion).

Estimates and assumptions

The most important assumptions concerning the future and other key sources of uncertainty concerning estimates at the reporting date – where these are at significant risk of necessitating a material adjustment to the carrying amounts of assets and liabilities within the next financial years - are discussed below.

Fair value of investment properties

The fair value of investment properties was determined internally by a portfolio valuation as at 31 December 2013. The properties are clustered on the basis of their location and property quality.

Assumptions regarding the development of rents, vacancies, vacancy losses, maintenance costs and discount rates are made on the basis of these clusters. These valuation assumptions are subject to uncertainties due to their long-term nature that may lead to either positive or negative value adjustments in the future. The carrying amount of the investment properties amount to EUR 8.9 billion (previous year: EUR 4.6 billion).

Value of goodwill arising out of the acquisition of GSW

The value of the goodwill arising out of the acquisition of GSW was determined as at 31 December 2013 on the basis of a discounted cash flow projection derived from key real estate-related figures. The estimated inflow of cash and cash equivalents from the Residential Property Management of GSW and the potential synergies expected to be realised as a result of the company acquisition were discounted at a risk-adjusted discount rate of 4.91% as at the balance sheet date. The carrying amount of the goodwill arising out of the acquisition of GSW amounted to EUR 491.6 million (previous year: EUR 0 million) as at the balance sheet date. The following assumptions underlying the calculation of the value in use of the reporting units entail some uncertainty as to the accuracy of the estimates:

•

Projected inflow of funds: The projections are based on historical empirical figures and take account of expected market growth for this specific sector on the basis of the location of the real estate portfolio in question. To the extent that the inflow of funds is reduced by 5.8% in the last planning year, the value in use will be commensurate with the carrying amount.

•

Discount rate: The discount rate for the reporting units is determined on the basis of average weighted capital costs in line with industry standards. To the extent that the discount rate is increased to 5.13%, the value in use will be commensurate with the carrying amount.

•

Growth rate: Growth rates are based on published industry-related market research. To the extent that the growth rate is reduced to 0.75%, the value in use will be commensurate with the carrying amount.

Pensions and other post-employment benefits

Expenses relating to post-employment defined benefit plans are determined on the basis of actuarial calculations. The actuarial calculations are made on the basis of assumptions regarding discount rates, future wage and salary increases, mortality and future pension increases. Such estimates are subject to significant uncertainty due to the long-term nature of these plans. The employee benefit liability from pensions obligations as at 31 December 2013 amount to EUR 55.3 million (previous year: EUR 54.5 million).

B	BASIS OF CONSOLIDATION AND CONSOLIDATION METHODS

1	Basis of consolidation

The consolidated financial statements comprise Deutsche Wohnen AG and the subsidiaries it controls from the time of their acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases. The composition of Deutsche Wohnen can be seen in the list of shareholdings attached as Appendix 1.

In 2013, the basis of consolidation changed as follows:

•

A total of 98 (previous year: 54) new companies have been fully consolidated. Of the 47 newly included companies, 20 companies are business combinations according to IFRS 3 and therefore are included in the consolidated financial statement.

•

27 companies are intermediate holding companies or residential property companies without autonomous business operations. The acquisition of these companies cannot be classified as business combination in accordance with IFRS 3, given that the companies in question essentially comprise real estate assets and financing allocated to these assets, and do not, therefore, meet the criteria for an operating business.

•

As part of the acquisition of the GSW Group and the LebensWerk Group 16 companies and 4 companies respectively were fully consolidated for the first time in the financial year. Three previously fully consolidated companies are no longer included in the basis of consolidation as a result of intra-Group mergers or accretions.

2	Consolidation methods

The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company. Subsidiaries are fully included in the consolidation from the time of acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases.

Consolidation of capital is made in accordance with the acquisition method, according to which the acquisition costs arising in the context of the acquisition of companies and businesses are offset against the fair value of the acquired assets and liabilities at the time of the acquisition on a pro rata basis. A difference in a positive amount resulting from this offsetting is recognised under assets as goodwill. Negative differences are immediately recognised in the consolidated profit and loss statement. The date of the acquisition represents the date at which control over the assets and the financial and operating activities of the acquired company or business is transferred to the Group. Differential amounts arising out of disposals and acquisitions of shares of non-controlling shareholders are offset within equity.

All intra-Group balances, transactions, revenues, expenses, gains and losses from intra-Group transactions which are included in the carrying amount of the assets are eliminated in full.

Non-controlling interests (minority interests) represent the share of the profits and net assets not attributable to the shareholders of the parent company of the Group. Non-controlling interests (minority interests) are shown separately in the consolidated profit and loss statement and in the consolidated balance sheet. The disclosure in the consolidated balance sheet is made within equity, separate from the equity attributable to the owners of the parent company.

3	Company acquisitions

Deutsche Wohnen has acquired 100% of the shares in the LebensWerk Group, which has been fully consolidated since 31 January 2013, with the result that the earnings of the LebensWerk Group for 11 months are included in the profit/loss for the period of Deutsche Wohnen. The LebensWerk Group operates four nursing and assisted living facilities in Berlin, which supplement the facilities already operated by KATHARINENHOF® in terms of organisation, size and location.

At the date of first-time consolidation, the fair value of the acquired assets and liabilities was as follows:

in EUR m
Investment properties	32.1
Other non-current assets	12.1
Liquid funds	0.5
Non-current liabilities	–22.8
Current liabilities	–1.5

20.4

The other non-current assets consist mainly of the fair value of the customer base of the four nursing facilities. No significant trade receivables were acquired.

Allowing for acquired liquid funds in the amount of EUR 0.5 million, the total cash amount of the purchase price contained in the net cash flows from investment activities was EUR 19.9 million.

Had the LebensWerk Group been fully consolidated from 1 January 2013, it would have contributed revenues in the amount of approximately EUR 14.2 million and earnings before taxes (EBT) in the amount of approximately EUR 1.8 million to the consolidated profits.

This business combination resulted in transaction costs in the amount of EUR 1.6 million, primarily in relation to property transfer tax and consultancy costs.

In the second quarter of 2013, Deutsche Wohnen executed agreements for the acquisition of the facility “Uferpalais”, with the transfer of risks and rewards occurring on 1 October 2013. This nursing and assisted living facility supplements the business operations of the facilities already operated by KATHARINENHOF® and strengthens the Berlin location.

At the date of first-time consolidation, the preliminary fair value of the acquired assets and liabilities was as follows:

in EUR m
Investment properties	27.6
Other non-current assets	0.9

28.5

No liquid funds were acquired. The total cash amount of the purchase price contained in the net cash flows from investment activities was EUR 27.7 million.

Had the acquisition been fully consolidated from 1 January 2013, it would have contributed revenues in an amount of approximately EUR 7.5 million and earnings before taxes (EBT) in an amount of approximately EUR 2.0 million to the consolidated profits. This business combination resulted in transaction costs in the amount of EUR 2.2 million, primarily in relation to property transfer tax and consultancy costs.

In August 2013, Deutsche Wohnen submitted a takeover offer to the shareholders of GSW Immobilien AG (“GSW” or the “GSW Group”), offering to exchange the shares of the shareholders of GSW for new shares of Deutsche Wohnen to be issued. Following a General Meeting held for the purposes of creating authorised capital for the issue of new shares and the publication of an offer document containing information on the exchange transaction, the exchange of the shares was effected on 28 November 2013. The takeover offer was accepted by approximately 91.05% of the shareholders of GSW (equivalent to 46,003,783 shares in GSW, which were exchanged for Deutsche Wohnen shares in the ratio of 51:20).

GSW is a company based in Berlin which is primarily active in the area of the letting and disposal of rental residential units. As at 31 December 2013, the GSW Group managed a total of approximately 60,000 rental residential units.

This business combination resulted in preliminary acquisition costs for 91.05% of the shares in the amount of EUR 1,658.7 million. This sum is based on the market value of the shares of Deutsche Wohnen which were issued in exchange for the shares in GSW. The market value of the Deutsche Wohnen shares as at 27 November 2013, the date of the share exchange, was EUR 14.14 per share. Acquisition costs in the amount of EUR 18.4 million were reported as expenses. In addition, further expenses were incurred in relation to the financing of the takeover and in the context of the subsequent integration process.

The allocation of the purchase price for the purchased value of assets and liabilities as at the reported date is provisional, because only public information was available up until the takeover of control of the GSW Group while the corporate acquisition was made in proximity in time to the balance sheet date. The preliminary acquisition costs may be allocated to the acquired assets and liabilities, valued at preliminary estimated fair values, as follows:

30/11/2013
in EUR m
Investment properties	3,376.9
Goodwill	491.6
Other non-current assets	9.6
Current assets	42.7
Liquid funds	145.2
Acquired assets	4,066.0
Acquired non-controlling interests	–0.4
Non-current liabilities	–1,882.4
Current liabilities	–361.4
Acquired liabilities	–2,243.8
Net assets at 100%	1,821.8
Non-controlling interests	–163.1
Acquisition costs for 91.05% shareholding	1,658.7

The non-tax-deductible goodwill is above all attributable to non-separable values such as synergy effects expected to arise out of the integration and strategic advantages resulting from the leading market position of the acquired company, and was allocated in full to the Letting segment.

The gross amount of the acquired trade receivables was EUR 21.1 million and includes value adjustments in the amount of EUR 9.4 million.

Had GSW been fully consolidated from 1 January 2013, it would have contributed approximately EUR 236.1 million to the proceeds from letting operations and approximately EUR 60.0 million to the consolidated profits.

C	ACCOUNTING POLICIES AND VALUATION METHODS

1	Assessment of the fair value

The fair value is the price which would be received for the disposal of an asset or paid for the transfer of a liability in the context of an orderly business transaction between market participants on the assessment date. The assessment of the attributable fair value is based on the presumption that the business transaction in the context of which the asset is sold or the liability is transferred occurs in either

•	the primary market for the asset or liability in question, or

•	where no primary market exists, the most advantageous market for the asset or liability in question.

The Group must have access to the primary or most advantageous market. The fair value of an asset or a liability is determined by reference to the assumptions on which the market participants would base their pricing of the asset or liability, assuming that the market participants would thereby be acting in their own best economic interests.

The Group applies valuation techniques which are appropriate in the individual circumstances and for which sufficient data is available for the carrying out of a valuation of fair value. In this context, it is necessary to apply observable input factors to the greatest possible extent and minimise the application of non-observable input factors.

All assets and liabilities, whose fair value is determined or reported in the financial statements, are classified in accordance with the following fair value hierarchy, based on the input parameter at the lowest level which is of overall significance for the valuation at fair value:

•	Level 1 – (Unamended) prices quoted in active markets for identical assets or liabilities.

•

Level 2 – Valuation procedure pursuant to which the input parameter at the lowest level which is of overall significance for the valuation at fair value can be directly or indirectly observed in the market.

•	Level 3 – Valuation procedure pursuant to which the input parameter at the lowest level which is of overall significance for the valuation at fair value cannot be observed in the market.

In the case of assets and liabilities which are recognised in the financial statements on a recurring basis, the Group will decide whether the levels within the hierarchy have been reached by carrying out a review of the classification (on the basis of the input parameter at the lowest level which is of overall significance for the valuation at fair value) at the end of each reporting period.

2	Investment properties

Investment properties are properties that are held to generate rental income or for the purpose of generating value and which are not used by the company itself or held for sale in the course of normal business activities. Investment properties include land with residential and commercial buildings, undeveloped land and land with leasehold rights of third parties.

Investment properties are measured initially at cost including transaction costs. Subsequent to the initial recognition, investment properties are measured at fair value. Gains or losses arising from adjustments are included in the profit and loss statement.

Internal valuations were carried out as at 31 December 2013 and 31 December 2012. The portfolio was also evaluated by CB Richard Ellis GmbH, Frankfurt/Main, as at 31 December 2013 and 31 December 2012, and the total value was confirmed. Value deviations for individual properties were no larger than +/-10%. The total valuation by CB Richard Ellis deviated by approximately -0.16% (previous year: -0.1%) from the internal valuation.

Investment properties are derecognised when either they have been sold or when the investment property is permanently withdrawn from use and no future economic benefit is expected from its disposal. Gains or losses from the permanent withdrawal from use or disposal of investment properties are recognised in the year of their withdrawal from use or disposal.

Properties are transferred from the investment properties portfolio if there is a change of use caused by the company either starting to use the property itself or by the commencement of development with an intention to dispose.

3	Property, plant and equipment

Property, plant and equipment are stated at cost net of cumulative depreciation and amortisation and cumulative impairment losses. Subsequent acquisition costs are recognised insofar as it is likely that a future economic benefit from the property, plant and equipment will accrue for Deutsche Wohnen.

Straight-line depreciation and amortisation is based on the estimated useful life of the asset. The useful life of buildings is 50 years. The useful life of moveable fixed assets is four to ten years.

Impairment tests regarding the carrying amounts of property, plant and equipment are performed as soon as there are indications that the carrying amount of an asset exceeds its recoverable amount.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising when the asset is derecognised is calculated as the difference between the net disposal proceeds and the carrying amount of the asset, and is included in the consolidated profit and loss statement for the period in which the asset is derecognised.

The asset residual values, useful lives and methods of depreciation are reviewed at the end of each financial year and adjusted if appropriate.

4	Intangible assets

Deutsche Wohnen only recognises acquired intangible assets on the balance sheet. These are measured on initial recognition at cost. No economic or legal restrictions are currently in place with respect to the use of the intangible assets.

Intangible assets with a certain useful life are amortised on a straight-line basis over their respective useful lives. Their useful lives are between three and five years.

Intangible assets with an uncertain useful life, including goodwill in particular, are not amortised on a scheduled basis. These assets are subject to impairment testing at least once a year on an individual asset basis or at the level of the cash-generating unit.

5	Borrowing costs

Borrowing costs are recognised as an expense in the period in which it arises. There were no effects from the application of IAS 23 (revised), as the relevant assets (properties) were already recognised at fair value.

6	Impairment of non-financial assets

The non-financial assets consist mainly of property, plant and equipment, intangible assets and inventories. The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of the following: an asset’s or cash-generating unit’s fair value less disposal costs and its value in use. The recoverable amount is determined for each individual asset, unless the asset does not generate cash flows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is depreciated to its recoverable amount.

Goodwill acquired in the context of the acquisition of companies and businesses and intangible assets with uncertain useful lives are subjected to an impairment review at least once a year. For impairment testing purposes, these assets are attributed to those cash-generating units which are expected to benefit from the synergies resulting from the acquisitions of the companies and businesses. These cash-generating units represent the lowest level at which these assets are monitored for corporate management purposes. After gaining control of the GSW group a corresponding cash-generating unit exists in the letting activities of the GSW group.

The impairment test is carried out by determining the carrying amount of the cash generating units based on estimated future cash flows, those from the planned Funds from Operations without disposals (FFO without disposals), which have been derived from actual values and projected for a three year period with a customary growth rate. The carrying amounts of the cash generating units are, however, essentially determined by the end value. The carrying amounts of the cash generating units are, however, essentially determined by the end value, which will be dependent on the projected cash flow in the third year of the medium-term planning as well as the growth rate of the cash flows thereafter and the discount rate. After the three-year period, the cash flows are extrapolated using a growth rate of 1.0%, which does not exceed the presumed average market or industry growth rate.

A discount rate, based on the Group’s weighted capital cost rate, of 4.91 % after taxes or 5.40 % before taxes is used to determine the present value.

Impairment losses are recognised in the profit and loss statement in those expense categories consistent with the function of the impaired asset.

For all assets an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. In this case, the carrying amount of the asset is increased to its recoverable amount. The reversal is limited so that the carrying amount of the asset does not exceed the carrying amount that would have been determined, net of depreciation, and amortisation had no impairment loss been recognised for the asset in prior years. Such a reversal is recognised in the profit and loss statement. There is no revaluation of any unscheduled depreciation and amortisation of goodwill.

7	Financial assets

Financial assets within the scope of IAS 39 are classified by Deutsche Wohnen

•	as financial assets at fair value through profit or loss,

•	as loans and receivables,

•	as available-for-sale financial assets, or

•	as derivative financial instruments designed as hedging instruments in an effective hedge.

Financial assets are recognised initially at fair value. In the case of financial assets which are not classified as having been valued at fair value, transaction costs which are directly attributable to the acquisition of the asset are taken into account. Financial assets are assigned to the valuation categories upon initial recognition. If permitted and necessary, reclassifications are made at the end of the financial year.

Other than derivative financial instruments with and without hedging context, Deutsche Wohnen has not to date recognised any financial assets held for trading purposes or financial assets held to maturity on the balance sheet.

The receivables and other assets recognised in the consolidated balance sheet of the Deutsche Wohnen Group are allocated to the category “loans and receivables”. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently valued at amortised cost using the effective interest method less impairment. Gains and losses are recognised in the profit/loss for the period when the loans and receivables are derecognised or impaired or when amortised.

Impairment of receivables from rental activities is made on the basis of empirical values. Reasonable individual impairments are made for other receivables and assets.

Interest rate hedging transactions are recognised at fair value on the basis of a mark-to-market method, regardless of whether they are classified as an effective or non-effective hedging instrument.

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when the contractual rights to receive cash flows from the financial asset have expired.

8	Inventories

Inventories comprise land and buildings held for sale and other inventories. Land and buildings held for sale are sold in the normal course of business, so it may exceed a period of twelve months.

The initial valuation is made at cost. At the reporting date, the inventories are valued at the lower value of cost and net realisable value. The net realisable value is the estimated selling price in the ordinary course of business less the estimated costs up to completion and the estimated costs necessary to make the sale.

9	Cash and cash equivalents

Cash and cash equivalents on the consolidated balance sheet comprise cash in hand and cash at bank.

10	Non-current assets held for sale

Deutsche Wohnen Group recognises investment properties as assets held for sale if notarised sales contracts are present as at the reporting date but the transfer of ownership takes place at a later date. The valuation, depending on the classification of the property before reclassification, is based on the carrying amount or the sales price.

11	Financial liabilities

Financial liabilities within the scope of IAS 39 are classified by Deutsche Wohnen either

•	as other financial liabilities that are carried at amortised cost,

•	as financial liabilities which are reported on the balance sheet at fair value, or

•	as derivative financial liabilities that meet the requirements of an effective hedging transaction.

Financial liabilities

Loans and borrowings are initially recognised at fair value less the transaction costs directly associated with the loan. After initial recognition, the interest-bearing loans are subsequently valued at amortised cost using the effective interest method. Gains and losses are recognised in the profit or loss statement when the liabilities are derecognised or during the amortisation process.

Convertible bond

Convertible bonds which, in the event of a conversion by creditors, can be serviced by the company either in cash or in the form of shares and for which a market price can be determined on the basis of share prices are valued at their fair value, this being conform to the nominal value, when recognised for the first time. The transaction costs arising in connection with the issue are reported as finance expenses. The convertible bond is thereafter valued at its market price on the relevant reporting date. Gains and losses arising as a result of the market valuation are recognised in the profit and loss statement (financial liabilities, which are valued at fair value).

Trade payables and other liabilities

Liabilities are initially recognised at fair value. After initial recognition, they are valued at amortised cost using the effective interest method. Gains and losses are recognised in the profit or loss statement when the liabilities are derecognised or during the amortisation process.

Liabilities to limited partners in funds

In accordance with IAS 32 (revised 2003), the termination rights of a limited partner are a decisive criterion for the distinction between equity and debt capital. Financial instruments granting the owner (here: limited partner) the right to return the instrument to the issuer in return for payments of money constitute a financial liability. Due to the termination rights of the limited partners, the limited partnership interests and the “net assets of shareholders” are recognised as debt capital. In accordance with IAS 32.35 (revised 2003), the profit shares of the limited partners are consequently recognised as a finance expense.

The net assets of the limited partners have to be recognised at the fair value of any possible repayment amount at the end of the financial year. Value increases are recognised as finance expenses and impairments as finance income in the consolidated profit and loss statement. The amount of the repayment obligation depends on the articles of association.

Within Deutsche Wohnen, there are liabilities to limited partners in funds of EUR 4.0 million (previous year: EUR 5.1 million.)

A financial liability is derecognised when the obligation underlying the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference between the respective carrying amounts is recognised in the profit and loss statement.

12	Pensions and other post-employment benefits

Employee benefit liabilities are formed to meet commitments (pensions, invalidity, surviving spouse pensions and surviving dependent benefits) for pensions and ongoing benefits to eligible active and former employees and their surviving dependents. In total there are pension commitments for 840 employees (thereof 333 active staff and 507 retired personnel), with pension payments provided on the basis of the period of employment and the salary level at retirement age.

Expenses for benefits granted as part of defined contribution plans are determined using the projected unit credit method. Actuarial gains and losses are recognised with an earnings-neutral effect in the consolidated statement of comprehensive income.

On the basis of statutory provisions, Deutsche Wohnen pays contributions to state pension insurance funds from defined contribution plans. These current contributions are shown as social security contributions within staff expenses. Payment of the contributions does not constitute any further obligations for the Group.

There is also a pension plan drawn up in accordance with the regulations governing public sector supplementary pensions. It is based on the membership of a Group company in the Bayerische Versorgungskammer (hereinafter BVK) – the supplementary pension fund of Bavaria – and in the Versorgungsanstalt des Bundes und der Länder (hereinafter VBL) – the supplementary pension fund of the Federal Republic and the Federal States. The supplementary pension comprises a partial or full reduced earnings capacity pension plus an age-related pension as a full pension or surviving dependant’s pension. The charge levied by the BVK and the VBL is determined by the employees’ compensation, which is used to calculate the supplementary pension contribution.

Both the BVK and the VBL, therefore, represent a defined benefit plan of several employers that, in accordance with IAS 19.30 (a), is accounted for as a defined contribution plan because they have not provided sufficient information to account for the plan as a defined benefit plan.

No specific information is known regarding any overfunding or underfunding of the plan or the related future effects on the Deutsche Wohnen Group. In future, increasing/decreasing payments of premiums by Deutsche Wohnen to the BVK and the VBL may result from possible excess or deficient cover.

13	Provisions

Provisions are recognised when the Group has a present obligation (statutory or constructive) as a result of a past event, if it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the profit and loss statement net of any reimbursement. If the impact of the interest rate is significant, provisions are discounted at an interest rate before tax that reflects the specific risks of the liability. In the case of discounting, the increase in provisions due over time is recognised as a finance expense.

14	Lease

Leasing transactions are differentiated between finance leases and operating leases. Contractual provisions that transfer all significant risks and rewards associated with the ownership of an asset to the lessee are reported as finance leases. The lessee recognises the leased asset as an asset and the corresponding obligations are recognised as liabilities. All other leasing transactions are principally recorded as operating leases. Payments from operating leases are recorded on a straight-line basis over the contractual period as income (from the point of view of the lessor) or expense (from the point of view of the lessee).

15	Revenue and expenses recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. In addition, the following criteria have to be met when recognising revenue:

Rental income

Rental income is recognised monthly over the period of the leases in accordance with the tenancy agreement.

Disposal of property

Revenue is recognised when the significant risks and rewards associated with the ownership of the disposed property have been transferred to the purchaser.

Services

Revenue is recognised in accordance with the delivery of the service.

As part of long-term performance-based remuneration there are share-based remuneration components which are settled through funds. The remuneration components to be expensed over the vesting period correspond to the fair value of the equity-based remuneration on the reporting date. The determination of fair values is based on generally accepted valuation methodologies. Liabilities are accounted for in a corresponding amount.

16	Government grants

Government grants are recognised when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. In the case of a grant related to an expense item, it is recognised as planned income over the period necessary to match the grant on a systematic basis to the expenses that it is intended to compensate.

Deutsche Wohnen has received government grants in the form of disbursement subsidies, disbursement loans and subsidised-interest loans.

Disbursement subsidies, in the form of rent subsidies, are recognised in the profit and loss statement. They are recognised as income from Residential Property Management.

Disbursement loans and subsidised-interest loans are property loans and are recognised as financial liabilities. In comparison with loans made under market conditions, both offer advantages such as lower interest rates or interest-free and redemption-free periods. The loans are valued at fair value and are subsequently carried at amortised cost. However, they are to be viewed in conjunction with rent restrictions concerning the properties, which were taken into account when determining the fair value.

Furthermore, Deutsche Wohnen received investment subsidies in the amount of EUR 1.3 million (previous year: EUR 0.4 million) and offset these against the acquisition costs.

17	Taxes

Current income tax assets and liabilities

Current income tax assets and liabilities for the current period and for previous periods are valued at the amount expected to be recovered or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those which apply as at the reporting date.

Deferred taxes

Deferred tax is created using the liability method on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes. Deferred tax liabilities are recognised for all temporary differences that are subject to tax, with the following exception: In respect of taxable temporary differences associated with investments in subsidiaries, associates and interest in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future, deferred tax liabilities are not recognized

Deferred tax assets are recognised for all deductible temporary differences, carry-forwards of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised. The following exceptions apply:

•

Deferred tax assets from deductible temporary differences which arise from the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the business transaction, affect neither the profit/loss for the period for commercial law purposes nor taxable profit/loss may not be recognised.

•

Deferred tax assets from taxable temporary differences associated with investments in subsidiaries, associates and interest in joint ventures are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilised.

The carrying amount for deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when an asset is realised or a liability is settled, based on tax rates (and tax laws) that apply or have been announced as at the reporting date.

Deferred taxes relating to items that are recognised directly in equity are recognised in equity and not in the consolidated profit and loss statement.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

18	Derivative financial instruments and hedging transactions

The Group uses derivative financial instruments to hedge against interest rate risks. These derivatives are initially measured at fair value when the corresponding agreement is entered into and are subsequently reported at fair value. Derivative financial instruments are recognised as assets if their fair value is positive and as liabilities if their fair value is negative. The valuation is carried out using the mark-to-market method.

Deutsche Wohnen recognises concluded interest rate hedges on the basis of the hedge accounting regulations of IAS 39. In addition to documentation concerning the hedging correlation between the hedge and the underlying item, the requirement for hedge accounting is proof of the effectiveness of the hedging correlation between the hedge and the underlying item. If an effective correlation exists, the effective part of the value adjustment of the hedge is directly recognised in equity without affecting earnings. The non-effective part is recognised in the profit and loss statement. As far as the requirements for hedge accounting existed, the fair values of the hedging instruments were classified as current or non-current assets/liabilities. Deutsche Wohnen tested the effectiveness of the concluded interest hedges on a prospective (critical terms method) and a retrospective basis. In the case of derivative financial instruments which do not meet the criteria for hedge accounting, gains or losses from changes in fair value are immediately recognised in the profit or loss statement.

Deutsche Wohnen only hedges cash flows which relate to future interest expenses.

D	NOTES TO THE CONSOLIDATED BALANCE SHEET

1	Investment properties

Investment properties are recognised at fair value. Fair value developed as follows during the financial year:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Start of period	4,614.6	2,928.8
Acquisitions	902.4	1,633.2
Other additions	26.3	32.9
Additions by way of company acquisitions	3,436.5	0.0
Disposals	–86.5	–75.1
Fair value adjustment	101.3	119.2
Transfer	–57.5	–24.4

End of period	8,937.1	4,614.6

The transfer includes the property reclassified as non-current assets for disposal in the current financial year.

The valuation (Level 3 of the Fair Value Hierarchy – valuation on the basis of valuation models) as at 31 December 2013 and as at 31 December 2012 was completed according to the following principles, which were developed in the context of the internal periodic valuation:

Valuation on the basis of defined clusters:

•	Derivation of annual rent increases and target vacancies based on the location and physical characteristics of the properties

•	Derivation of capitalisation rates and discount rates

Derivation of the valuation based on individual properties:

•	Determination of the market rent as at the reporting date

•	Development of rent per sqm of lettable area based on market rent and in-place rent

•	Development of costs (maintenance, administration, rental loss, non-recoverable operating costs and ground rent (if applicable))

•

Determination of cash flows from annual proceeds and payments and the terminal value at the end of year ten, based on the recurring cash flow expected in year eleven or an expected average sales price less sales expenses

•	Calculation of a fair value based on the administrative unit as at the reporting date

The capitalisation rate and the discount rate were derived from the property-specific risk assessments.

A review of the valuation by an independent third party takes place on every balance sheet date. The applied valuation methods used for the internal valuation and for the valuation by a third party are therefore the same.

The following overview summarises the valuation parameters applied with respect to the individual clusters, and indicates all of the sub-clusters within the main Core+, Core and Non-core clusters that have an overall share of the total property value of at least 10%. Sub-clusters which do not reach this threshold are reported on a consolidated basis. The stated figures are based on the weighted average of the respective cluster:

	Core+			Core Total	Non-Core Total
	Berlin	Other	Total
31 December 2013
Carrying amount (EUR m)	6,266.3	1,131.8	7,389.1	1,413.7	125.3
Carrying amount (EUR/sqm)	969	1,188	997	784	576
Share of carrying amount (%)	70.1	12.7	82.8	15.8	1.4
In-place rent (EUR/sqm)	5.53	6.52	5.65	5.20	4.82
Rent increases p.a. (%)	2.0	1.7	1.9	1.1	0.7
Vacancy rate (%)	1.9	2.7	2.0	3.6	4.9
Multiplier	14.4	15.3	14.6	12.9	11.1
Discount factor (%)	6.6	6.6	6.6	6.8	7.7
Capitalisation factor (%)	5.5	5.5	5.5	5.8	6.5

31 December 2012
Carrying amount (EUR m)	2,082.1	1,012.5	3,094.6	1,320.9	199.0
Carrying amount (EUR/sqm)	1,057	1,158	1,088	785	540
Share of carrying amount (%)	45.1	21.9	67.1	28.6	4.3
In-place rent (EUR/sqm)	5.64	6.42	5.87	5.22	4.76
Rent increases p.a. (%)	2.1	1.7	2.0	1.0	0.7
Vacancy rate (%)	1.4	2.8	1.9	3.7	5.0
Multiplier	15.4	15.3	15.4	12.7	10.5
Discount factor (%)	6.7	6.6	6.7	6.9	7.8
Capitalisation factor (%)	5.6	5.5	5.5	5.9	6.8

An adjustment of the key valuation parameters (rent increase 20% lower than projected; increase in the discount rate of 0.1%; increase in the capitalisation rate of 0.1%) results in the following non-cumulated fair value adjustments on the basis of the carrying amount of the properties:

	Core+			Core Total	Non-Core Total
	Berlin	Other	Total
	%	%	%	%	%
31 December 2013
Rent increases	–3.61	–3.62	–3.62	–2.39	–1.46
Discount factor	–0.75	–0.72	–0.74	–0.72	–0.73
Capitalisation factor	–1.07	–1.09	–1.07	–0.94	–0.73

31 December 2012
Rent increases	–3.37	–1.63	–2.80	–1.35	0.00
Discount factor	–0.79	–0.81	–0.80	–0.72	0.00
Capitalisation factor	–1.09	–1.22	–1.13	–0.90	–0.58

The investment properties serve as collateral for the loans. There are also agreements in individual cases according to which the condition of the properties may not deteriorate or the average minimum investments have been determined on a sqm-basis.

All of the Group’s investment properties are leased under operating leases. The rental income generated from this amounted to EUR 372.9 million (previous year: EUR 240.1 million.) The expenses directly associated with the investment properties amounted to EUR 80.6 million (previous year: EUR 45.6 million).

Deutsche Wohnen is partly subject to restrictions with regard to rental increases related to certain preferential tenants and in relation to grants in the form of subsidised-interest loans or investment subsidies. Additionally, we must comply with legal obligations when privatising residential units.

2	Property, plant and equipment

Land and buildings, technical facilities and plant and equipment classified under IAS 16 are reported in this item. They developed as follows during the financial year:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Cost
Start of period	30.3	27.2
Additions	6.6	3.8
Additions by way of company acquisitions	3.0	0.0
Disposals	–0.4	–0.7

End of period	39.5	30.3

Cumulative depreciation and impairment
Start of period	10.0	8.5
Additions	2.7	1.9
Disposals	0.0	–0.5

End of period	12.7	10.0

Net carrying amounts	26.8	20.3

The land and buildings included in property, plant and equipment (EUR 13.1 million, previous year: EUR 12.2 million) are mainly property-secured.

3	Intangible assets

Intangible assets developed as follows:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Cost
Start of period	9.1	7.3
Additions	0.7	2.0
Additions by way of company acquisitions	502.5	0.0
Thereof goodwill	491.6	0.0
Disposals	0.0	–0.2

End of period	512.3	9.1

Cumulative depreciation and impairment
Start of period	5.8	4.8
Additions	2.8	1.2
Disposals	0.0	–0.2

End of period	8.6	5.8

Net carrying amounts	503.7	3.3

Thereof goodwill	491.6	0.0

The additions by way of company acquisitions largely comprise the goodwill attributable to the GSW acquisition in the amount of EUR 491.6 million (previous year: EUR 0 million).

Other intangible assets primarily include an acquired customer base and software licences.

4	Land and buildings held for sale

The increase in the land and buildings held for sale is largely due to the acquisition in 2013 of residential units (EUR 78.8 million, previous year: EUR 0.0 million) for disposal purposes. The disposals have had a counteractive effect. In the financial year 2013, proceeds of EUR 36.4 million (previous year: EUR 32.9 million) were generated. The proceeds were partly offset by carrying amounts of assets sold of EUR 25.4 million (previous year: EUR 23.7 million).

5	Trade receivables

Receivables are made up as follows:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Receivables from rental activities	21.8	7.9
Receivables from the disposal of land	5.8	11.6
Other trade receivables	2.2	1.3

	29.8	20.8

Receivables from rental activities are interest-free and are in principle overdue. Impairments are made based on the age structure and/or according to whether the tenants are active or former tenants. There have been write-downs of almost all overdue receivables.

In the financial year 2013, rental claims totalling EUR 3.4 million (previous year: EUR 2.3 million) were depreciated and amortised or impaired. The impairment of receivables as at 31 December 2013 amounted to EUR 25.8 million (previous year: EUR 15.1 million).

Receivables from the disposal of land are interest-free and are in principle due for payment between 1 and 90 days.

The receivables from the disposal of land are fully recoverable and only overdue to a very minor extent.

Other receivables are interest-free and are in principle due for payment between 1 and 90 days.

6	Derivative financial instruments

Deutsche Wohnen concluded several interest hedging transactions in a nominal amount of EUR 3.0 billion (previous year: EUR 1.8 billion), of which EUR 1.2 billion resulted from the takeover of GSW. The cash flows from the underlying transactions, which are secured in the scope of the cash flow hedge accounting, will be realised in the years from 2014 to 2023. The strike rates are between 0.60% and 4.95%. The accumulated fair value of these transactions as at 31 December 2013 amounted to EUR 156.5 million (previous year: EUR 152.5 million).

There are no significant default risks as the interest rate swaps were concluded with major banks. If the interest rate level changes, the fair value changes accordingly. Income and expenses are recognised in equity for the effective part of a hedge, while the non-effective part is recognised within current earnings. If the interest rate level should rise/fall by 50 base points, the attributable fair value of the interest rate swap will rise/fall by approximately EUR 60 million (previous year: EUR 41.6 million).

7	Cash and cash equivalents

The cash and cash equivalents in the amount of EUR 196.4 million (previous year: EUR 90.6 million) mainly consist of cash at bank and cash on hand. Bank balances earn interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rate. As at the reporting date, the Deutsche Wohnen Group had cash and cash equivalents amounting to EUR 39.0 million (previous year: EUR 16.1 million) which was restricted in use. This primarily relates to the purchase collection accounts for special repayments from disposals.

8	Equity

Please refer to the consolidated statement of changes in equity for the development of equity.

Issued share capital

The registered share capital of Deutsche Wohnen AG as at 31 December 2013 amounted to about EUR 286.22 million, divided in about 286.22 million no-par value shares with a notional share in the issued capital of EUR 1.00 per share. As at 31 December 2013, approximately 99.97% of the company’s shares were bearer shares; the remaining approximately 0.03% were registered shares.

Of the bearer shares 117,309,588 (ISIN: DE000A1X3R56) are entitled to dividend rights for the financial years starting 1 January 2014 only. Aside from this all shares carry the same rights and obligations. Each share entitles the holder to one vote at the Annual General Meeting and determines the basis for the division of company profit amongst shareholders. The rights and obligations of the shareholders are outlined in detail in the provisions of the German Stock Corporation Act (AktG), in particular sections 12, 53a ff., 118 ff. and 186. There are no shares with special rights conferring powers of control.

The Management Board of Deutsche Wohnen AG is not aware of any restrictions with regard to voting rights or the transfer of shares.

In the event of capital increases the new shares are issued as bearer shares.

By resolution of the Annual General Meeting held on 28 May 2013, which was entered into the commercial register on 9 July 2013, the Management Board has been authorised to increase the company’s registered capital, with the consent of the Supervisory Board, by up to around EUR 80.38 million once or several times during the period until 27 May 2018 by the issuance of up to around 80.38 million new ordinary bearer shares against cash contributions and/or contributions in kind (authorised capital 2013/I). The shareholders must in principle be granted subscription rights within the scope of the authorised capital. However, according to the detailed provisions of the articles of association, the Management Board is authorised in certain cases to exclude the subscription rights of shareholders with the approval of the Supervisory Board. The remainder of the 2012/II authorised capital was cancelled at the same time as the 2013/I authorised capital was recorded.

The registered capital can be contingently increased by up to approximately EUR 40.19 million by means of the issue of up to approximately EUR 40.19 million no-par value bearer shares with dividend rights generally from the start of the financial year of their issuance (contingent capital 2013/I).

The contingent capital increase serves the issuance of shares to the owners or creditors of bonds with warrants or convertible bonds and of profit participation rights with option or conversion rights that are issued before 27 May 2018 by the company, or companies which are controlled or majority owned by the company, in accordance with the authorisation of the Annual General Meeting of 28 May 2013. It will only be exercised insofar as option or conversion rights arising out of the aforementioned options or convertible bonds or profit participation rights are exercised, or insofar as conversion obligations arising out of such bonds are fulfilled, and provided that own shares, shares issued out of authorised capital or other benefits are not used to service the obligations.

A resolution passed at the Annual General Meeting of 28 May 2013 authorised the Management Board to issue no-par value bearer convertible and/or option bonds and/or profit participation rights with option and conversion rights (or a combination of these instruments) in the nominal value of up to EUR 850 million and to grant its creditors conversion or option rights for shares in Deutsche Wohnen AG with a pro rata amount of the issued capital of up to EUR 40.19 million. On the basis of this authorisation Deutsche Wohnen AG issued a convertible bond on 22 November 2013 with a total nominal value of EUR 250 million. The holders of this bond have the right to convert it into as many as approximately 16.08 million Deutsche Wohnen AG shares. Accordingly, the 2013 contingent capital remains at around EUR 24.11 million following the issuance.

The company shares are either registered or bearer shares. If the shares are issued as registered shares, the registered shareholders are entitled to request — in writing or in text form (section 126b of the German Civil Code [BGB]) — from the Management Board that the registered shares for which they are listed in the company’s share register be converted into bearer shares. A conversion of the shares requires the consent of the Management Board.

Capital reserve

In 2013, EUR 69.9 million (previous year: EUR 42.6 million) was taken from the capital reserve.

In 2013, the capital reserve increased by EUR 1,818 million (previous year: EUR 417.3 million) due to premium payments related to the capital increase. The costs incurred due to the capital increase in the amount of EUR 7.9 million (previous year: EUR 17.2 million) and the income tax effects related to these costs in the amount of EUR 2.5 million (previous year: EUR 5.6 million) were offset against the premium payments.

Retained earnings

Retained earnings comprise the revenue reserve of Deutsche Wohnen and the accumulated profit/loss carried forward.

The statutory reserve is mandatory for German publicly listed companies. In accordance with section 150 (2) of the German Stock Corporation Act (AktG), an amount equivalent to 5% of the profit for the financial year is to be retained. The statutory reserve has a cap of 10% of the issued capital. In accordance with section 272 (2) nos. 1-3 of the German Commercial Code (HGB), any existing capital reserve is to be taken into account and the provisions required for the statutory reserve are reduced accordingly. This is measured on the basis of the issued share capital which exists and is legally effective at the reporting date and which is to be reported in this amount on the respective annual balance sheet. The statutory reserve remains unchanged at EUR 1.0 million.

Non-controlling interests

The increase in non-controlling interests was largely due to the acquisition of the GSW Group.

9	Financial liabilities

The company has taken on bank loans particularly to finance property and company transactions and property acquisitions.

The borrowings are hedged at approximately 88% (previous year: approximately 86%) at a fixed rate and/or through interest rate swaps. The average rate of interest was approximately 3.5% (previous year: approximately 3.7%).

The loan renewal structure based on current outstanding liability is as follows:

	Carrying amount	Nominal value	2013	2014	2015	2016	2017	Greater than/equal 2018
			in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Loan renewal structure 2013	5,154.6	5,253.9	0	110.4	367.9	502.6	851.8	3,421.2
Loan renewal structure 2012	2,768.6	2,872.8	66.1	59.9	282.3	266.6	486.6	1,711.3

The liabilities are almost entirely secured by property as collateral.

10	Convertible bond

In November 2013, Deutsche Wohnen AG issued convertible bonds with a term expiring in November 2020 and a total nominal value of EUR 250 million. These are divided into 2,500 partial bonds with a nominal value of EUR 100,000. The convertible bonds may initially be converted into approximately 13.3 million new or existing no-par value bearer shares of Deutsche Wohnen AG.

The convertible bonds issued by Deutsche Wohnen AG bear a coupon for interest of 0.5% p.a., which is due for payment on a half-yearly basis. The initial conversion price is EUR 18.7538.

The convertible bonds are reported on the balance sheet at fair value on the basis of their market price plus accrued interest in the total amount of EUR 247.9 million. The costs in the amount of EUR 3.8 million incurred in connection with the issuance of the convertible bonds have been recognised in the consolidated profit and loss statement.

The convertible bond with an original total nominal value of EUR 182.9 million issued by GSW Immobilien AG was nominally valued at EUR 1.9 million as at the reporting date. It bears a coupon for interest of 2.0% p.a. falling due on an annual basis on 20 November. It is valued on the basis of a market value of EUR 2.2 million.

11	Employee benefit liabilities

The company’s pension scheme consists of defined benefit and defined contribution plans. The average term of the obligations is approximately 13.5 years; payments from pension benefit plans for 2014 are expected in the value of EUR 3.5 million (less payments on plan assets).

Employee benefit liabilities are determined using the projected unit credit method in accordance with IAS 19. Future obligations are measured using actuarial methods that conservatively estimate the relevant parameters.

The level of pension obligations (defined benefit obligation of the pension commitments) was calculated in accordance with actuarial methods on the basis of an external expert report and the following factors:

	31/12/2013	31/12/2012
	%	%
Discount rate	3.50	3.50
Future salary increases	2.50	2.50
Future pension increases	1.75	1.75
Increase in the contribution assessment ceiling	2.25	2.25
Mortality tables	R 05G	R 05G

The trend in salaries includes expected future salary increases that are estimated annually, depending, among other things, on the inflation rate and length of service in the company.

The employee benefit liabilities taken over in the scope of the BauBeCon acquisition are financed through the ufba – Unterstützungskasse zur Förderung der betrieblichen Altersversorgung e.V. (Assistance Fund for the Promotion of Company Pension Plans inc. soc.) and recognised on the balance sheet as plan assets. The valuation applied an interest charge in the amount of 3.5%.

The following summary shows the financing status of the Group’s pension plans, which is at the same time equivalent to the balance sheet posting:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Present value of employee benefit liabilities	63.3	62.5
Less fair value of the plan assets	–8.0	–8.0

	55.3	54.5

The following table shows the development of the present value of performance-oriented liabilities and the attributed fair value of the plan assets:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Opening balance employee benefit liabilities	62.5	42.7
Pension payments	–3.5	–3.1
Change in the basis of consolidation	2.2	13.4
Interest cost	2.1	2.2
Service cost	0.3	0.3
Adjustments to the pension fund	0.2	0.1
Actuarial gains/losses	–0.5	7.0

Closing balance employee benefit liabilities	63.3	62.5

Thereof pension plans with financing from plan assets	9.1	9.1
Thereof pension plans without financing from plan assets	54.2	53.4
Opening balance plan assets	8.0	0.0
Change in the basis of consolidation	0.0	8.9
Interest income from plan assets	0.3	0.1
Contributions to plan assets	0.4	0.2
Pension payments from plan assets	–0.8	–0.3
Actuarial losses	0.0	–0.9

Closing balance plan assets	8.0	8.0

The pension expenses are made up as follows:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Interest cost	–1.8	–2.1
Service cost	–0.3	–0.3
Adjustments to the pension fund	–0.2	–0.1

	–2.3	–2.5

Pension commitments include old-age, disability, surviving spouse and surviving dependant pensions. They are based on the last fixed annual gross salary. Different benefit plans apply depending on the employee’s position in the company.

The pro rata interest expenses are recognised as “interest expenses” in the profit and loss statement, whilst current pension payments, service expenses and adjustments to current pensions are recognised as “staff expenses”.

Expenses for defined contribution plans in the total amount of EUR 4.8 million (previous year: EUR 3.7 million) were incurred. Therefore, total expenses for pension plans (defined benefit and defined contribution) amounted to EUR 5.2 million (previous year: EUR 4.1 million.) For 2014, based on the current number of employees, the expenses will total approximately EUR 6.6 million.

An increase in the interest rate of 0.25% would result in a decrease in employee benefit liabilities of 3.0%, and a rise in future salary increases of 0.5% would result in an increase in employee benefit liabilities of 0.2%.

The sensitivity calculations are based on the average term of the pension liabilities determined as at 31 December 2013. They were carried out for each of the actuarial parameters classified as significant with a view to demonstrating the effect of the present value of the employee benefit liabilities calculated as at 31 December 2013 on a separate basis. Given that the sensitivity analyses are based on the average term of the expected pension liabilities and consequently do not take account of the expected payment dates, they provide only approximate information or indications of future trends.

We do not currently consider any further changes to the relevant actuarial parameters to be likely.

12	Liabilities to limited partners in funds

On the basis of individual agreements, Rhein-Pfalz Wohnen GmbH has granted the limited partners of DB 14 a put option relating to their limited partnership interests from 2005 to 2019. Under these agreements, the Group is obliged to acquire the interests initially (in 2005) at 105% of the paid-in capital upon request. From 2005, the agreed purchase price for the interest increases by five percentage points per annum. Outstanding dividend payments are taken into account for limited partnership interests that are offered to us.

Liabilities developed as follows during the financial year:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Opening balance liabilities	5.1	7.3
Payment for tender	–1.3	–1.4
Reversal	0.0	–1.0
Accrued interest	0.2	0.2

Closing balance liabilities	4.0	5.1

The liabilities to limited partners in funds as at 31 December 2013 in the full amount (previous year: EUR 5.1 million) were reported as short-term, because the payments for the remaining tenders are expected in 2014.

13	Other provisions

The other provisions are made up as follows:

	Revitalisation	Other	Total
	in EUR m	in EUR m	in EUR m
Start of period	6.7	7.6	14.3
Changes in the basis of consolidation	0.0	7.7	7.7
Utilisation	–1.3	–2.8	–4.1
Reversal	–0.2	–2.9	–3.1
Additions	0.0	1.4	1.4
End of period	5.2	11.0	16.2

Thereof non-current	5.2	1.2	6.4
Thereof current	0.0	9.8	9.8

The provision for revitalisation (EUR 5.2 million, previous year: EUR 6.7 million) relates to the privatisation agreement between the federal state of Berlin and GEHAG. In accordance with this agreement, GEHAG is committed to invest an original total of EUR 25,565 k in the improvement of housing conditions. There are no regulations in the agreement regarding the time period. As in the previous year, the calculation assumes a period until 2017 and an interest rate of around 4%. The additions are related to the interest accrued for the provision.

14	Tax liabilities

Current and non-current tax liabilities (EUR 62.6 million, previous year: EUR 63.6 million) essentially include the present value from the payment of the EK-02-holdings (EUR 38.1 million, previous year: EUR 46.6 million) in the Deutsche Wohnen Group. In accordance with the German Annual Taxation Act 2008 (JStG), the previous regulation regarding the treatment of EK-02-holdings was abolished and replaced by a flat-rate payment that is mandatory. In accordance with this, the closing balance of EK-02-holdings as at 31 December 2006 is taxed at a flat rate of 3%, regardless of how they are utilised. It is not applicable to the remaining holdings and triggers no further increases in German corporation income tax. The resulting tax amount is to be paid either within a period of ten years from 2008 to 2017 in ten equal annual instalments or at the present value in a lump-sum payment. The entire EK-02-holdings of the Deutsche Wohnen Group excluding GSW amount to EUR 3.5 billion (previous year: EUR 3.5 billion). It was assumed in the valuation that the payment is made in ten annual instalments (EUR 10.4 million, previous year: EUR 10.4 million) and not as a lump-sum, present value payment. The EK-02-holdings of the GSW Group originally amounted to EUR 1.8 billion and were reduced to zero in 2011 by means of a payment in the amount of their present value, EUR 41.7 million, with the result that no additional payments will arise in this context.

15	Deferred taxes

The deferred taxes are made up as follows:

	31/12/2013	Change	31/12/2012
	in EUR m	in EUR m	in EUR m
Deferred tax assets
Properties	8.3	3.4	4.9
Pensions	5.5	–0.5	6.0
Loss carry-forwards	212.1	193.0	19.1
Interest rate swaps	43.2	–4.2	47.4
Loans	0.2	0.2	0.0
Other	11.1	7.8	3.3

	280.5	199.8	80.7

Deferred tax liabilities
Loans	21.6	0.0	21.6
Properties	310.5	–191.9	118.6
Other	21.0	–17.9	3.1

	353.1	–209.8	143.3

Deferred taxes (net)	–72.6	–10.0	–62.6

Thereof
Recognised directly in equity	–16.8		20.2
Company acquisition	–1.8		0.0
Recognised in profit/loss	8.6		–49.6

	–10.0		–29.4

The actuarial gains and losses from pensions and the changes in the current market value of the effective hedges are recognised directly in equity not affecting net income. The resulting deferred taxes are likewise recognised without effects on the result and amount to EUR –0.2 million (previous year: EUR 2.4 million) for actuarial profits and losses, and EUR –16.6 million (previous year: EUR 17.8 million) for the changes in the fair value of the effective hedging transactions. Further recognised effects amount to EUR 2.5 million (previous year: EUR 5.6 million).

For corporation taxes, the Deutsche Wohnen Group carries forward losses in the amount of EUR 17 billion (previous year: EUR 1.1 billion) and losses carried forward for trade taxes in the amount of EUR 1,5 billion (previous year: EUR 0.9 billion). Corporation tax loss carry-forwards that were not capitalised amount to approximately EUR 0.8 billion (previous year: EUR 1.0 billion), trade tax loss carry-forwards to approximately EUR 17 billion (previous year: EUR 0.9 billion). In general, loss carry-forwards do not expire.

16	Leases

The tenancy agreements which Deutsche Wohnen has concluded with its tenants are classified as operating leases in accordance with IFRS. Accordingly, the Group acts as lessor in a diverse range of operating lease agreements (tenancies) for investment properties from which it obtains the largest part of its income and revenues.

From existing operating lease agreements with third parties (assumed statutory cancellation period: three months) from the current property portfolio, Deutsche Wohnen will receive minimum lease payments in the amount of approximately EUR 154 million in 2014 (previous year: EUR 84 million). In the context of Assisted Living and Nursing Services, Deutsche Wohnen will receive additional minimum lease payments in 2014 in the amount of approximately EUR 63 million (previous year: EUR 52 million), in one to five years approximately EUR 252 million (previous year: EUR 208 million), and in more than five years approximately EUR 315 million (previous year: EUR 260 million). This is based on an assumption of a remaining lease of five years after the fifth year. The tenancy agreements are for an indefinite period and end upon the death of the tenant or upon termination by the landlord in the event of a default of payment.

E	NOTES TO THE CONSOLIDATED PROFIT AND LOSS STATEMENT

The consolidated profit and loss statement is prepared using the total cost method.

1	Income from Residential Property Management

The income from Residential Property Management is made up as follows:

	2013	2012
	in EUR m	in EUR m
Potential gross rental income	384.3	245.1
Subsidies	2.4	2.7

	386.7	247.8

Vacancy loss	–13.8	–7.8

	372.9	240.0

2	Expenses from Residential Property Management

The expenses from Residential Property Management are made up as follows:

	2013	2012
	in EUR m	in EUR m
Maintenance costs	59.4	34.7
Non-recoverable expenses	9.6	4.1
Rental loss	4.9	3.0
Other expenses	6.7	3.8

	80.6	45.6

3	Earnings from Disposals

The earnings from Disposals include sales proceeds, costs of sale and carrying amounts of assets sold of investment properties and land and buildings held for sale.

4	Earnings from Nursing and Assisted Living

The earnings from Nursing and Assisted Living are made up as follows:

	2013	2012
	in EUR m	in EUR m
Income for Nursing and Assisted Living	59.9	42.0
Nursing and corporate costs	–16.4	–11.3
Staff expenses	–30.3	–20.8

	13.2	9.9

5	Corporate expenses

The corporate expenses are made up as follows:

	2013	2012
	in EUR m	in EUR m
Staff expenses	31.8	23.6
General and administration expenses
IT costs	4.5	3.1
Building costs	2.4	1.7
Legal, consultancy and audit costs	3.8	2.6
Communication costs	1.7	1.1
Printing and telecommunication costs	1.6	1.2
Travel expenses	0.9	0.7
Insurance	0.4	0.3
Other	2.4	2.0

	17.7	12.7
Property management	3.4	4.1

	52.9	40.4

The Deutsche Wohnen Group employed on average 1,840 employees in the financial year (previous year: 1,268 employees):

	Employees 2013	Employees 2012
Residential (including holding company)	588	339
Nursing and Assisted Living	1,252	929

	1,840	1,268

6	Finance expenses

Finance expenses are made up as follows:

	2013	2012
	in EUR m	in EUR m
Current interest expenses	122.0	89.6
Accrued interest on liabilities and pensions	11.8	11.4
Financing costs	8.6	7.8

	142.4	108.8

7	Income taxes

Companies resident in Germany that have the legal form of a corporation are subject to German corporation tax in the amount of 15% (previous year: 15%) and a solidarity surcharge in the amount of 5.5% of the corporation tax levied These entities are also subject to trade tax, the amount of which depends on the tax rates set by local authorities. Companies in the legal form of a partnership are only subject to trade tax. The profit less trade tax is assigned to the partners for corporation tax purposes. Limited use of corporation and trade tax loss carry-forwards is to be taken into account from the assessment period

2004 onwards. As a result, a positive tax assessment basis up to EUR 1 million may be reduced by an existing loss carry-forward without limitation; amounts in excess thereof may at most be reduced to 60% by an existing loss carry-forward.

The anticipated nominal income tax rate for 2013 for the Group’s parent company Deutsche Wohnen AG is 31.93%.

Income tax expense/benefit is made up as follows:

	2013	2012
	in EUR m	in EUR m
Current tax expense	–11.3	–4.9
Tax expense from capital increase costs	–2.5	–5.6
Deferred tax expense
Properties	–52.3	–49.8
Loss carry-forwards	58.2	–2.0
Loans and convertible bond	7.7	1.8
Other provisions	–0.6	0.0
Interest rate swaps	–4.3	0.1
Pensions	–0.5	0.3
Other	0.3	0.0

	8.6	–49.6

	–5.2	–60.1

The reconciliation of tax expense/benefit is provided in the following overview:

	2013	2012
	in EUR m	in EUR m
Consolidated accounting profit before taxes	217.9	205.6
Applicable tax rate	31.93%	31.93%

Resulting tax expense/benefit	–69.6	–65.6

Permanent effect of expenses not deductible for tax purposes and trade tax corrections	–7.0	1.4
Changes in unrecognised deferred taxes on loss carry-forwards	73.8	3.9
Income tax expenses from other periods	–1.5	–0.2
Other effects	–0.9	0.4

	–5.2	–60.1

Current income tax expense in the financial year 2013 include expenses relating to other periods in the amount of EUR 1.5 million (previous year: EUR 0.2 million), which are included in other effects.

F	SEGMENT REPORTING

Deutsche Wohnen reports by business segments on the basis of the information provided to the decision makers of the Deutsche Wohnen Group. Segment information is not reported by geographical region as the properties and, therefore, all operational activities are in Germany.

Deutsche Wohnen focuses on the following three main segments in the context of its business activities:

1	Residential Property Management

Deutsche Wohnen’s core business activity is the management of residential properties in the context of an active asset management. Asset management includes the modernisation and maintenance of the property portfolio of Deutsche Wohnen, the management of tenancy agreements, support for tenants and the marketing of residential units. The focus of property management is on the optimisation of the rental income. Therefore, rental increase potential is examined continuously in the course of ongoing maintenance, tenant turnover is used as an opportunity to create value, and services are purchased based on best-available prices for real savings and passed on to the tenant.

2	Disposals

The Disposals segment is another pillar of the Deutsche Wohnen Group’s operating activities. Privatisation can either take place as individual privatisation, i.e. by selling an individual residential unit (e.g. to a tenant), or it takes place as block sales.

The Disposals segment includes all aspects of the preparation and execution of the sale of apartments from our property portfolio as part of the ongoing portfolio optimisation and streamlining process.

In addition, the privatisation of residential property can take place in connection with the future acquisition of portfolios for the purpose of portfolio streamlining as well as for financing purposes.

Certain residential units, particularly in Rhineland-Palatinate, and individual properties of the GEHAG Group as well as the BauBeCon Group are subject to privatisation restrictions due to the acquisition agreements. Due to these obligations, the Group is partly bound by certain specifications (e.g. sale to tenants, general social conditions) when making privatisation decisions. These restrictions also forbid to some extent the disposal of the properties in question for a specified period of time.

3	Nursing and Assisted Living

The Nursing and Assisted Living segment is operated by KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH (KATHARINENHOF®) and its subsidiaries, and comprises the marketing and management of nursing and residential care homes as well as services for the care of the senior citizens who live in these homes.

Inter-company transactions primarily concern agency agreements which are carried out according to usual market conditions.

The segment reporting is attached to the notes to the consolidated financial statements as Appendix 2.

The reconciliation of the segment assets to the consolidated balance sheet is illustrated in the following table:

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Segment assets	9,890.0	4,825.8
Deferred taxes	280.5	80.7
Income tax receivables	2.6	1.3

	10,173.1	4,907.8

G	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

The consolidated statement of cash flows shows how the Group’s cash position has changed during the financial year due to the inflow and outflow of funds. In accordance with IAS 7 (“Cash Flow Statements”), a distinction is made between cash flows from operating and from investing and financing activities. Other non-cash operating income and expenses mainly include capital gains from disposals (2013: EUR 33.3 million; previous year: EUR 31.6 million). In total, Deutsche Wohnen received EUR 184.1 million (previous year: EUR 163.5 million) from property disposals. Payments for investments include payments for modernisation and acquisition of investment properties and land and buildings held for sale.

In total, EUR 39.0 million (previous year: EUR 16.1 million) were restricted in use to the Group as at the reporting date. This relates mainly to the liquidity in purchase collection accounts, which may be used only for special repayments on loans. A maturity of up to three months results from the contractual conditions of these cash and cash equivalents.

The Group has funds amounting to EUR 190 million (previous year: EUR 106 million) at its disposal from existing financing commitments that have been utilised in an amount of EUR 50 million as at the reporting date.

Cash flows from investing and financing activities are determined when payments are made. The cash flows from operating activities in contrast is indirectly derived from the Group’s profit/loss.

H	EARNINGS PER SHARE

In order to calculate the basic earnings per share, the consolidated earnings are divided by the weighted number of shares outstanding in the financial year.

The diluted and undiluted earnings amount to:

	2013	2012
	in EUR m	in EUR m
Consolidated earnings for the calculation of the undiluted earnings	212.7	145.5
./. Interest from the convertible bond (after taxes)	0.1	0.0

Adjusted earnings for the calculation of the diluted earnings	212.8	145.5

The average number of issued shares (diluted and undiluted) amounts to:

	2013	2012
	in shares k	in shares k
Shares issued at start of period	146,143	102,300
Addition of issued shares in the relevant financial year	140,074	43,843
Shares issued at end of period	286,217	146,143
Average of shares issued, undiluted	175,273	126,148

Diluting number of shares due to exercise of conversion rights	1,534	0

Average shares issued, diluted	176,807	126,148

The earnings per share for continuing operations amount to:

	2013	2012
	in EUR	in EUR
Earnings per share
Basic	1.21	1.15
Diluted	1.20	1.15

In the year 2013, a dividend was distributed for the financial year 2012 amounting to EUR 33.8 million or EUR 0.21 per share. A dividend in the amount of EUR 57.4 million or EUR 0.34 for each share entitled to a dividend is planned for 2013.

I	OTHER DISCLOSURES

1	Risk management

General information on risk management

The risk management system (RMS) is an instrument for achieving the main aim of the company to sustainably guarantee the profitability of Deutsche Wohnen, which mainly concentrates on the management and development of its own property portfolio. It provides the foundation for active risk control and serves as a basis for information for the Management Board and the Supervisory Board regarding the current risk situation of the company.

Risk management is an ongoing process which is divided into the following phases:

•	Establishing standards

•	Risk identification and analysis

•	Risk management

•	Reporting

•	Risk controlling

Risks are monitored in a professional and timely manner in accordance with the risk management guidelines established by management. The risk management guidelines establish the roles and responsibilities, set the basic principles of the RMS and define the framework for the evaluation and management of risks. Risk is proactively managed by using risk early warning systems.

The measures relating to financial risk management are described below:

With the exception of derivatives, the main financial instruments used by the Group are bank loans and cash and cash equivalents. The primary purpose of these financial instruments is to finance the Group’s business activities. The Group has various other financial assets and liabilities, such as trade receivables and trade payables, which result directly from its business activities.

The Group also carries out derivative transactions in the form of interest rate swaps. The purpose of these derivative financial instruments is to manage interest rate risks that result from the Group’s business activities and its sources of finance. There has been no trading of interest rate swaps, nor is it planned for the future.

The following table illustrates the classification of the financial instruments into appropriate classes in accordance with IFRS 7.6 together with their allocation to valuation categories in accordance with IAS 39:

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2013	Amortised cost	Fair value recognised in profit/loss	Fair value 31/12/2013
		in EUR m	in EUR m	in EUR m	in EUR m
Assets
Trade receivables	(1)	29.8	29.8		29.8
Other assets	(1)	13.7	13.7		13.7
Derivative financial instruments	(2)	2.7		2.7	2.7
Cash and cash equivalents	(1)	196.4	196.4		196.4
Equity and liabilities
Financial liabilities	(3)	5,154.6	5,154.6		5,154.6
Convertible bond	(4)	250.2		250.2	250.2
Liabilities to limited partners in funds	(4)	4.0		4.0	4.0
Trade payables	(3)	120.6	120.6		120.6
Other liabilities	(3)	53.0	53.0		53.0
Derivative financial instruments	(4)	57.5		57.5	57.5
Derivative financial instruments	(5)	101.8		101.8	101.8
(1) Loans and receivables		239.9
(2) Financial assets carried at fair value		2.7
(3) Liabilities carried at amortised cost		5,328.2
(4) Liabilities assessed at fair value and recognised in profit/loss		311.7
(5) Liabilities carried at fair value		101.8

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2012	Amortised cost	Fair value recognised in profit/loss	Fair value 31/12/2012
		in EUR m	in EUR m	in EUR m	in EUR m
Assets
Trade receivables	(1)	20.8	20.8		20.8
Other assets	(1)	9.1	9.1		9.1
Derivative financial instruments	(2)
Cash and cash equivalents	(1)	90.6	90.6		90.6
Equity and liabilities
Financial liabilities	(3)	2,768.6	2,768.6		2,768.6
Convertible bond	(4)	0.0		0.0	0.0
Liabilities to limited partners in funds	(4)	5.1		5.1	5.1
Trade payables	(3)	72.0	72.0		72.0
Other liabilities	(3)	24.1	24.1		24.1
Derivative financial instruments	(5)	152.5		152.5	152.5
(1) Loans and receivables		120.5
(2) Financial assets measured at fair value		0.0
(3) Liabilities carried at amortised cost		2,864.7
(4) Liabilities carried at fair value and recognised in profit/loss		5.1
(5) Liabilities carried at fair value		152.5

The fair value of financial assets and liabilities for the purposes of valuation or the explanatory notes – with the exception of the convertible bond – was determined on the basis of Level 2 of the Fair Value Hierarchy (recognised valuation methods, using observable market parameters, in particular market interest rates). The fair value of the convertible bonds is determined by means of the market price (Level 1 of the Fair Value Hierarchy).

The following table shows the contractual, undiscounted payments:

	Carrying amount 31/12/2013	2014	2015	2016	> 2017
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	5,154.6	254.8	447.5	553.9	3,295.3
Convertible bond	250.2	1.9			250.0
Liabilities to limited partners in funds1)	4.0	4.2
Liabilities from taxes	62.6	34.9	10.4	10.4	10.4
Trade payables	120.6	120.6
Other liabilities	53.0	53.0

	Carrying amount 31/12/2012	2013	2014	2015	> 2016
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	2,768.6	134.4	102.5	311.2	2,324.7
Liabilities to limited partners in funds1)	5.1	5.1
Liabilities from taxes	63.6	27.3	10.4	10.4	20.8
Trade payables	72.0	72.0
Other liabilities	24.1	24.1

1)	The actual payments depend on the extent to which the limited partners exercise their options to tender their shares, making payment estimates uncertain.

The profits and losses from financial assets and liabilities are as follows:

2013	Interest	Impairment	Fair value	Net loss
	in EUR m	in EUR m	in EUR m	in EUR m
Loans and receivables		3.4		3.4
Liabilities carried at amortised cost	129.1			129.1
Liabilities carried at fair value and recognised in profit/loss	0.3		–2.2	–1.9
Derivative financial instruments			–8.4	–8.4

	129.4	3.4	–10.6	122.2

2012	Interest	Impairment	Fair value	Net loss
	in EUR m	in EUR m	in EUR m	in EUR m
Loans and receivables		2.3		2.3
Liabilities carried at amortised cost	94.6			94.6
Liabilities carried at fair value and recognised in profit/loss	0.2			0.2
Derivative financial instruments			0.2	0.2

	94.8	2.3	0.2	97.3

The significant risks to the Group arising from financial instruments comprise interest-related cash flow risks, liquidity risks, default risks and market price risks. Company management prepares and reviews risk management guidelines for each of these risks, as outlined below:

Default risk

Default risks, or the risk that a partner will not be able to meet its obligations, are managed by using exposure limits and control processes. If appropriate, the company is provided with collateral. Deutsche Wohnen does not face any considerable default risk, either from partners or from groups of partners with similar characteristics. The maximum default risk is the carrying amount of the financial assets as reported in the balance sheet.

Liquidity risk

The Group reviews the risk of liquidity shortfalls daily by using a liquidity planning tool. This tool takes into account the inflows and outflows of cash from the operating activities and payments relating to financial liabilities.

Deutsche Wohnen seeks to ensure that sufficient liquidity is available to meet future obligations at all times. Deutsche Wohnen currently has a debt capital ratio of approximately 61% (previous year: 67%), and a Loan-to-Value Ratio of 57.3% (previous year: 57.2%).

Interest-related cash flow risks

The interest rate risk to which the Group is exposed is mainly derived from non-current financial liabilities with floating interest rates.

The Group’s interest expenses are managed by a combination of fixed-interest and floating-rate debt capital. To make this combination of fixed-interest and floating-rate debt capital cost-efficient, the Group concludes interest rate swaps at specified intervals by which it exchanges the difference between the fixed-interest and floating-rate amounts as determined on the basis of an agreed nominal value with the contractual partner. These interest rate swaps hedge the underlying debt capital. Accordingly, interest rate risk only exists for floating-rate financial liabilities that are not hedged by interest rate swaps. Applied to these financial liabilities and the convertible bonds, an increase/reduction of 1% in the interest rate at the reporting date would have led to an increase/reduction in the interest expenses of EUR 6.4 million (previous year: EUR 3.9 million). Applied to the Group equity, an interest adjustment in the same amount would have led to an increase/reduction of approximately EUR 120 million (previous year: EUR 83 million).

Market risks

The financial instruments of Deutsche Wohnen that are not reported at fair value are primarily cash and cash equivalents, trade receivables, other current assets, financial liabilities, trade payables and other liabilities.

The carrying amount of cash and cash equivalents is very close to their fair value due to the short-term nature of these financial instruments. For receivables and liabilities which are based on usual trade credit conditions, the carrying amount based on the historical cost is also very close to the fair value.

Fair value risks can primarily result from fixed-interest loans. A significant proportion of Deutsche Wohnen’s liabilities to banks are fixed-interest liabilities and interest hedged, so that the impact from fluctuations in interest rates can be estimated for the medium term.

2	Capital management

The primary aim of the Group’s capital management is to ensure that it maintains a high credit rating and a good equity ratio to support its business activities and to maximise shareholder value.

Management of the capital structure takes into account liabilities to banks and other creditors, and cash and cash equivalents.

The key figures for capital management are:

•	The equity/debt capital ratio and the leverage ratio

The Group aims to achieve an equity ratio of 30%. Future investments will therefore be based on balanced financing, amongst other things. The equity ratio amounted to 39% as at the reporting date (previous year: 33%).

•	Loan-to-Value Ratio

The ratio of financial liabilities compared to the value of investment properties is defined as the Loan-to-Value Ratio.

	31/12/2013	31/12/2012
	in EUR m	in EUR m
Financial liabilities	5.154.6	2,768.6
Convertible bond	250.2	0,0
	5,404.8	2,768.6
Cash and cash equivalents	–196.40	–90.6

Net financial liabilities	5,208.40	2,678.0

Investment properties	8,937.10	4,614.6
Non-current assets held for sale	57.5	24.4
Land and buildings held for sale	97.1	39.1

	9,091.7	4,678.1

Loan-to-Value Ratio in %	57.3	57.2

3	Hedging

As at 31 December 2013 and 31 December 2012, there were various interest hedges, through which variable interest rate conditions can be exchanged for fixed interest rate conditions. The non-effective part of these – whose value change is shown in the consolidated profit and loss statement – amounts to EUR 8.4 million (previous year: expenditure EUR 0.2 million).

4	Events after the reporting date

The Supervisory Board of Deutsche Wohnen AG has unanimously concluded that Mr Andreas Segal is appointed as CFO as an additional member of the Management Board, effective 31 January 2014.

On 7 March 2014 the Management Boards of Deutsche Wohnen AG and of GSW Immobilien AG agreed, with the approval of the respective Supervisory Board, to prepare a domination agreement between Deutsche Wohnen AG, as the controlling entity, and GSW Immobilien AG, as the controlled entity, and to conclude such agreement. An offer will be made to the minority shareholders of GSW Immobilien AG to acquire their shares in exchange for newly issued shares of Deutsche Wohnen AG, and the minority shareholders will be offered a compensation payment for the duration of the agreement. The companies will determine the final structure of the provisions regarding the consideration in shares and the annual compensation payment under the agreement on the basis of a company valuation and in accordance with legal requirements.

We are not aware of any other significant events after the reporting date.

5	Commitments and contingencies

Hereditary building rights contracts result in annual financial commitments of EUR 1.9 million (previous year: EUR 1.7 million).

Other financial commitments relating to agency agreements concerning IT services amount to a total of EUR 16.5 million (previous year: EUR 9.9 million).

Other service contracts result in annual financial commitments of EUR 6.6 million (previous year: EUR 3.4 million).

One Group company (Rhein-Pfalz Wohnen GmbH) has been certified as a development and redevelopment agency (sections 158 and 167 of the German Federal Building Code [BauGB]). Rhein-Pfalz Wohnen GmbH performs the duties bestowed upon it by local authorities as their trustee.

As at 31 December 2013 the company had cash at banks at its disposal in a fiduciary capacity in relation to property refurbishment and development measures, which amounted EUR 0.6 million (previous year: EUR 3.2 million). The fiduciary tasks of Rhein-Pfalz Wohnen GmbH were transferred to the development company Rhein-Pfalz GmbH & Co. KG as at 30 June 2001 under the terms of the agency agreement entered into with this company.

6	Lease commitments

Payments for leasing agreements of up to one year amount to EUR 9.0 million (previous year: EUR 2.6 million), for one to five years approx. EUR 13.2 million (previous year: EUR 6.8 million), and for more than five years approx. EUR 5.2 million (previous year: EUR 4.5 million).

7	Auditors’ services

The auditor of Deutsche Wohnen AG and the Group is Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. The following gross expenses for the audit of both the annual report and the consolidated annual report as well as the subsidiaries audited by Ernst & Young GmbH were incurred in the year under review:

	2013	2012
	in EUR k	in EUR k
Audit	793	525
Other certification and valuation services	712	930
Reimbursement of insurance premiums	0	602
Tax advice	376	284

	1,881	2,341

The expenses for other certification and valuation services essentially relate to services rendered in the context of the capital increases in 2013.

Of the above-mentioned expenses for the financial year 2013, approximately EUR 0.6 million were not reported as expenses in the financial year 2013 because they were recognised under assets as additional costs for the acquisition of properties or directly deducted from the capital reserves as costs relating to capital increases, without this having any effect on earnings.

8	Related party disclosures

Companies and persons who have the possibility of controlling or exercising a significant influence on the financial and business policies of the Deutsche Wohnen Group are considered to be related parties. Existing control relationships were taken into account when defining the significant influence that the Deutsche Wohnen Group’s related parties have on its financial and business policies.

Related companies

The affiliated companies, jointly controlled entities and affiliated companies included in the consolidated financial statements are to be considered related companies.

Service and cash management agreements exist within the Group. Services between the companies are eliminated on consolidation.

Related parties

The following persons are to be considered related parties:

Name	Memberships in supervisory boards and other executive bodies within the meaning of section 125 (1) sentence 5 of the German Stock Corporation Act (AktG)
Michael Zahn, Chief Executive Officer Economist	Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin (Chairman of the Supervisory Board)
GEHAG GmbH, Berlin (Chairman of the Supervisory Board)
KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin (Chairman of the Supervisory Board)
G+D Gesellschaft für Energiemanagement GmbH, Magdeburg (Chairman of the Advisory Board)
Funk Schadensmanagement GmbH, Berlin (Member of the Advisory Board)

Lars Wittan, Member of the Management Board Degree in business administration (Dipl.-Betriebswirt)	KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin (Deputy Chairman of the Supervisory Board) Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin (Member of the Supervisory Board)

Andreas Segal, Member of the Management Board since 31/1/2014 Lawyer	None

Members of the Supervisory Board of Deutsche Wohnen AG

The Supervisory Board is composed of the following members:

Name	Occupation	Memberships in supervisory boards and other executive bodies within the meaning of section 125 para 1 sentence 5 of the German Stock Corporation Act (AktG)
Uwe E. Flach, Chairman	Senior Advisor Oaktree GmbH, Frankfurt/Main

DZ Bank AG, Frankfurt/Main

(Member of the Advisory Board)

Prime Office AG, Cologne (merger of Prime Office REIT AG with OCM German Real Estate Holding AG) (Deputy Chairman of the Supervisory Board)

GSW Immobilien AG, Berlin (Member of the Supervisory Board since 3/11/2014, Chairman of the Supervisory Board since 15/1/2014)

Dr. Andreas Kretschmer, Deputy Chairman	Managing Director of Ärzteversorgung Westfalen-Lippe Einrichtung der Ärzte- kammer Westfalen - Lippe - KdöR -, Münster	BIOCEUTICALS Arzneimittel AG, Bad Vilbel (Chairman of the Supervisory Board) GEHAG GmbH, Berlin (Deputy Chairman of the Supervisory Board) GSW Immobilien AG, Berlin
(Member of the Supervisory Board since 3/1/2014, Deputy Chairman of the Supervisory Board until 15/1/2014)

Name	Occupation	Memberships in supervisory boards and other executive bodies within the meaning of section 125 para 1 sentence 5 of the German Stock Corporation Act (AktG)
Matthias Hünlein	Managing Director Tishman Speyer Properties Deutschland GmbH, Frankfurt/Main	A.A.A. Aktiengesellschaft Allgemeine Anlagenverwaltung, Frankfurt/Main (Member of the Supervisory Board) GSW Immobilien AG, Berlin (Member of the Supervisory Board since 3/1/2014)

Dr. Florian Stetter	Real Estate Agent, Erding	CalCon Deutschland AG, Munich (Member of the Supervisory Board) ENOVO s.r.o., Bratislava, Slovak Republic (Managing Partner)

Dr. Michael Leinwand	Chief Investment Officer Zürich Beteiligungs-AG, Frankfurt/Main	Bizerba GmbH & Co. KG, Balingen (Member of the Supervisory Board)

Dr. h.c. Wolfgang Clement	Publicist and Company Consultant Former Federal Minister (Bundesminister a.D.) Former State Prime Minister (Ministerpräsident a.D.)

Daldrup & Söhne AG, Grünwald

(Chairman of the Supervisory Board)

DIS Deutscher Industrie Service AG, Dusseldorf

(Member of the Supervisory Board)

Peter Dussmann-Stiftung, Berlin

(Member of the Board of Trustees)

Dussmann Stiftung & Co. KGaA, Berlin

(Chairman of the Supervisory Board)

Landau Media Monitoring AG & Co. KG, Berlin

(Member of the Supervisory Board)

RWE Power AG, Essen

(Member of the Supervisory Board)

Transactions with related parties

In 2013 there were no transactions with related parties.

The Management Board Member Lars Wittan purchased four apartments from GEHAG GmbH for a price of EUR 0.3 million in the financial year 2012. This disposal was approved by the Supervisory Board.

9	Remuneration of the Management Board and Supervisory Board

The remuneration for the Management Board is composed as follows:

	Michael Zahn Chief Executive Officer		Lars Wittan Member of the Management Board		Helmut Ulrich Member of the Management Board
	since 1/9/2007		since 1/10/2011		until 31/12/2012
	2012	2013	2012	2013	2012	2013
Fixed remuneration	350	450	200	250	275	0
Supplementary payments	27	27	25	24	19	0
Total fixed	377	477	225	274	294	0
Short-term incentive	400	476	200	238	300	0
short-term arranged	300	309	150	155	240	0
long-term arranged	100	167	50	83	60	0
Long-term incentive	150	150	100	100	125	0
Total variable	550	626	300	338	425	0
Special remuneration	0	900	0	600	0	0
Total	927	2,003	525	1,212	719	0

The special remuneration was granted for the successful takeover of GSW Immobilien AG. 50% of this amount was paid out in 2013. With respect to the second part the Management Board has committed itself to fully invest the net amount in shares of Deutsche Wohnen AG. However, 50% of this amount is dependent on achieving the synergy potential of annually EUR 25 million.

There is no employee benefit liability for current or retired members of the Management Board or Supervisory Board.

Each member of the Supervisory Board receives a fixed remuneration of EUR 30 k, the Chairman of the Supervisory Board receives double that amount, and the Deputy Chairman of the Supervisory Board receives one and a half times that amount as remuneration. A Supervisory Board member receives lump-sum remuneration in the amount of EUR 5 k per financial year for membership of the Audit Committee, and a member of the General and the Acquisition Committee receives a fee in the amount of EUR 1 k for each attendance at a meeting of the committee in person. Supervisory Board remuneration for the financial year amounted to EUR 240 k net without value added tax. Mr Flach received EUR 65 k net, Dr. Kretschmer EUR 50 k net, Dr. Stetter EUR 35 k net, Mr Hünlein, Mr Clement and Mr Leinwand each received EUR 30 k net.

10	Corporate governance

The Management Board and the Supervisory Board submitted a declaration of conformity with the German Corporate Governance Code in accordance with section 161 of the German Stock Corporation Act (AktG) and have made it permanently available to the shareholders online at www.deutsche-wohnen.com.

Frankfurt/Main, 10 March 2014

Michael Zahn	Andreas Segal	Lars Wittan
Chief Executive Officer	Member of the Management Board	Member of the Management Board

Appendix 1 to the Notes to

the consolidated financial statements

DEUTSCHE WOHNEN AG, Frankfurt/Main

Shareholdings5)

as at 31 December 2013

Company name and registered address	Share of capital		Equity	Profit/loss	Reporting date
			EUR k	EUR k
AGG Auguste-Viktoria-Allee Grundstücks GmbH, Berlin	100.00%	[1,2]	25.0	68.9	2013
Algarobo Holding B.V., Baarn, Netherlands	100.00%	[1,2]	9,484.5	655.9	2013
Aufbau-Gesellschaft der GEHAG mbH, Berlin	100.00%	[1,2]	3,438.9	884.7	2013
AVUS Immobilien Treuhand GmbH & Co. KG, Berlin	100.00%	[2]	428.6	– 29.4	2013
BauBeCon Assets GmbH, Berlin	100.00%	[1,2]	27,676.2	909.3	2013
BauBeCon BIO GmbH, Berlin	100.00%	[1,2]	8,626.5	0.0	2013
BauBeCon Immobilien GmbH, Berlin	100.00%	[1,2]	336,923.9	15,441.3	2013
BauBeCon Wohnwert GmbH, Berlin	100.00%	[1,2]	26,710.2	0.0	2013
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn	89.52%	[1,2]	29,355.5	268.9	2012
DCM GmbH & Co. Renditefonds 506 KG, Munich	99.00%	[2]	29.0	0.0	2011
DCM GmbH & Co. Renditefonds 507 KG, Munich	99.00%	[2]	277.0	0.0	2011
DCM GmbH & Co. Renditefonds 508 KG, Munich	99.00%	[2]	83.0	0.0	2011
DCM GmbH & Co. Renditefonds 510 KG, Munich	99.00%	[2]	270.0	0.0	2011
Deutsche Wohnen Asset Immobilien GmbH, Frankfurt am Main	100.00%	[1,2]	25.0	0.0	2013
Deutsche Wohnen Beteiligungen Immobilien GmbH, Frankfurt am Main	100.00%	[1,2]	1,025.0	0.0	2013
Deutsche Wohnen Beteiligungsverwaltungs GmbH & Co. KG, Berlin	100.00%	[1,2]	20.0	19.7	2013
Deutsche Wohnen Construction and Facilities GmbH, Berlin (previously: Deutsche Wohnen Service Braunschweig GmbH, Berlin)	100.00%	[1]	99.4	–169.1	2013
Deutsche Wohnen Corporate Real Estate GmbH, Berlin	100.00%	[1,4]	25.0	0.0	2013
Deutsche Wohnen Direkt Immobilien GmbH, Frankfurt am Main	100.00%	[1,2]	424,892.1	–406.2	2013
Deutsche Wohnen Dresden I GmbH, Berlin (previously: arsago wohnen XIII GmbH, Pöcking)	100.00%	[1,2]	3,149.3	212.6	2013
Deutsche Wohnen Dresden II GmbH, Berlin (previously: arsago wohnen XIII GmbH, Pöcking)	100.00%	[1,2]	1,734.5	143.7	2013
Deutsche Wohnen Energy GmbH, Berlin (previously: Kristensen Energy GmbH, Berlin)	100.00%	[1,2]	–9.9	56.0	2013
Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin	100.00%	[1,4]	25.0	0.0	2013
Deutsche Wohnen Immobilien Management GmbH, Berlin (formerly Deutsche Wohnen Service GmbH, Berlin)	100.00%	[1]	432.0	–214.5	2013
Deutsche Wohnen Management GmbH, Berlin	100.00%	[1,4]	25.0	0.0	2013

Company name and registered address	Share of capital		Equity	Profit/loss	Reporting date
			EUR k	EUR k
Deutsche Wohnen Management- und Servicegesellschaft mbH, Frankfurt am Main	100.00%	[1,4]	25.6	0.0	2013
Deutsche Wohnen Reisholz GmbH, Berlin	100.00%	[1,2,4]	3,318.7	1,241.3	2013
Deutsche Wohnen Service Hannover GmbH, Berlin	100.00%	[1,2]	76.3	29.3	2013
Deutsche Wohnen Service Magdeburg GmbH, Berlin	100.00%	[1,2]	336.8	23.6	2013
Deutsche Wohnen Service Merseburg GmbH, Merseburg (previously: Kristensen Service GmbH, Merseburg)	100.00%	[1,2]	102.7	–56.7	2013
Deutsche Wohnen Zweite Fondsbeteiligungs GmbH, Berlin	100.00%	[1,4]	25.2	0.0	2013
Dritte V—B—S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00%	[1,2]	883.1	180.3	2013
DWRE Alpha GmbH, Berlin (formerly Kristensen Real Estate Alpha GmbH, Berlin)	100.00%	[1,2]	327.0	52.0	2013
DWRE Braunschweig GmbH, Berlin (previously: Kristensen Real Estate Braunschweig GmbH, Berlin)	100.00%	[1,2]	16,325.2	0.0	2013
DWRE Dresden GmbH, Berlin (previously: Kristensen Real Estate Dresden GmbH, Berlin)	100.00%	[1,2]	–85.3	231.9	2013
DWRE Erfurt GmbH, Berlin (previously: Kristensen Real Estate Erfurt GmbH, Berlin)	100.00%	[1,2]	880.2	0.0	2013
DWRE Halle GmbH, Berlin (previously: Kristensen Real Estate Halle GmbH, Berlin)	100.00%	[1,2]	25.0	0.0	2013
DWRE Hennigsdorf GmbH, Berlin (previously: Kristensen Real Estate Hennigsdorf GmbH, Berlin)	100.00%	[1,2]	1,085.3	0.0	2013
DWRE Leipzig GmbH, Berlin (previously: Kristensen Real Estate Leipzig GmbH, Berlin)	100.00%	[1,2]	–73.8	201.9	2013
DWRE Merseburg GmbH, Berlin (previously: Kristensen Real Estate Merseburg GmbH, Berlin)	100.00%	[1,2]	1,068.4	0.0	2013
Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin	94.90%	[1,2]	11,889.8	0.0	2013
Erste V—B—S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00%	[1,2]	459.8	223.7	2013
Facilita Berlin GmbH, Berlin	100.00%	[1,2]	1,220.0	240.0	2013
Fortimo GmbH, Berlin	100.00%	[1,2]	6,127.2	0.0	2013
G+D Gesellschaft für Energiemanagement mbH, Magdeburg	49.00%	[2]	991.2	–8.8	2013
GbR Fernheizung Gropiusstadt, Berlin	45.59%	[2]	542.6	–109.2	2013
Gehag Acquisition Co. GmbH, Berlin	100.00%	1,2,	429,347.7	468.5	2013
GEHAG Beteiligungs GmbH & Co. KG, Berlin	100.00%	[1,2]	21,912.1	405.5	2013
GEHAG Dritte Beteiligungs GmbH, Berlin	100.00%	[1,2]	378.8	0.0	2013
GEHAG Erste Beteiligungs GmbH, Berlin	100.00%	[1,2]	45.0	0.0	2013
GEHAG Erwerbs GmbH & Co. KG, Berlin	99.99%	[1,2]	20,404.7	473.6	2013
GEHAG GmbH, Berlin	100.00%	[1,2]	1,023,730.8	47,787.2	2013

Company name and registered address	Share of capital		Equity	Profit/loss	Reporting date
			EUR k	EUR k
GEHAG Vierte Beteiligung SE, Berlin (previously: GEHAG Vierte Beteiligung SE, Amsterdam, Netherlands)	100.00%	[1,2]	17,893.4	138.9	2013
GEHAG Zweite Beteiligungs GmbH, Berlin	100.00%	[1,2]	4,485.8	4,360.3	2013
GIM Immobilien Management GmbH, Berlin (previously: GEHAG Immobilien Management GmbH, Berlin)	100.00%	[1,2]	98.5	0.0	2013
GGR Wohnparks Alte Hellersdorfer Straße GmbH, Berlin	100.00%	[1,2]	5,451.9	0.0	2013
GGR Wohnparks Kastanienallee GmbH, Berlin	100.00%	[1,2]	19,601.9	0.0	2013
GGR Wohnparks Nord Leipziger Tor GmbH, Berlin	100.00%	[1,2]	6,680.3	0.0	2013
GGR Wohnparks Süd Leipziger Tor GmbH, Berlin	100.00%	[1,2]	3,390.2	0.0	2013
Grundstücksgesellschaft Karower Damm mbH, Berlin	100.00%	[1,2]	189.0	0.0	2013
GSW Akquisition 3 GmbH, Berlin	100.00%	[1,2]	75,456.0	0.0	2013
GSW Berliner Asset Invest GmbH & Co. KG, Berlin	100.00%	[2]	6.0	–3.0	2013
GSW Berliner Asset Invest Verwaltungs GmbH, Berlin	100.00%	[2]	22.0	–2.0	2013
GSW Corona GmbH, Berlin	100.00%	[1,2]	–11,517.0	0.0	2013
GSW Fonds Weinmeisterhornweg 170-178 GbR, Berlin	49.95%	[2]	–7,543.0	27.0	2013
GSW Gesellschaft für Stadterneuerung mbH, Berlin	100.00%	[1,2]	290.0	5.0	2013
GSW Grundvermögens- und Vertriebsgesellschaft mbH, Berlin	100.00%	[1,2]	90,256.0	0.0	2013
GSW Immobilien AG, Berlin	92.02%	[1]	1,108,964.3	–8,426.2	2013
GSW Immobilien Beteiligungs GmbH, Berlin	100.00%	[1,2]	–412.0	–423.0	2013
GSW Immobilien GmbH & Co. Leonberger Ring KG, Berlin	94.00%	[1,2]	491.0	105.0	2013
GSW Pegasus GmbH, Berlin	100.00%	[1,2]	–10,849.0	4,813.0	2013
GSW Verwaltungs- und Betriebsgesellschaft mbH & Co. Zweite Beteiligungs KG, Berlin	93.44%	[1,2]	–26,036.0	1,445.0	2013
GSW Wohnwert GmbH, Berlin (previously: Wohnwert-Versicherungs Agentur GmbH, Berlin)	100.00%	[1,2]	26.0	0.0	2013
GSZ Gebäudeservice und Sicherheitszentrale GmbH, Berlin	33.30%	[2]	161.0	79.0	2012
Hamnes Investments B.V., Baarn, Niederlande	100.00%	[1,2]	7,157.4	–2,953.4	2013
Haus und Heim Wohnungsbau-GmbH, Berlin	100.00%	[1,2]	2,798.7	0.0	2013
HESIONE Vermögensverwaltungsgesellschaft mbH, Frankfurt am Main	100.00%	[1,2]	54.7	21.8	2013
Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, Berlin	100.00%	[1,2]	25.0	0.0	2013
Intermetro B.V., Baarn, Netherlands	100.00%	[1,2]	7,643.1	622.6	2013
KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs- GmbH, Berlin	100.00%	[1,2]	1,950.0	0.0	2013
KATHARINENHOF Service GmbH, Berlin	100.00%	[1,2]	25.0	0.0	2013
Larry Berlin I S.à r.l., Luxembourg	94.80%	[1,2]	2,268.6	–194.1	2013
Larry Berlin II S.à r.l., Luxembourg	94.80%	[1,2]	5,634.9	–1,187.8	2013

Company name and registered address	Share of capital		Equity	Profit/loss	Reporting date
			EUR k	EUR k
Larry Berlin Lichtenberg S.à r.l., Luxembourg	94.80%	[1,2]	7,563.8	–2,067.4	2013
Larry Condo Holdco S.à r.l., Luxembourg	94.80%	[1,2]	4,341.0	–2,393.1	2013
Larry Condo S.à r.l., Luxembourg	94.80%	[1,2]	8,864.8	2,349.4	2013
Larry I Targetco (Berlin) GmbH, Berlin	100.00%	[1]	77,048.5	–8.3	2013
Larry II Berlin Hellersdorf S.à r.l., Luxembourg	94.80%	[1,2]	6,509.3	–177.3	2013
Larry II Berlin Marzahn S.à r.l., Luxembourg	94.80%	[1,2]	11,647.3	48.7	2013
Larry II Greater Berlin S.à r.l., Luxembourg	94.80%	[1,2]	5,928.9	178.5	2013
Larry II Potsdam S.à r.l., Luxembourg	94.80%	[1,2]	2,967.4	–166.4	2013
Larry II Targetco (Berlin) GmbH, Berlin	100.00%	[1]	70,869.5	–8.7	2013
LebensWerk GmbH, Berlin	100.00%	[1,2]	2,138.6	1,298.5	2013
Main-Taunus Wohnen GmbH & Co. KG, Eschborn	99.99%	[1,3]	11,414.3	7,068.2	2013
Marienfelder Allee 212-220 Grundstücksgesellschaft b.R., Berlin	94.00%	[1,2]	7,365.4	279.0	2013
Rhein-Main Wohnen GmbH, Frankfurt am Main	100.00%	[1,2]	523,189.2	24,055.2	2013
Rhein-Mosel Wohnen GmbH, Mainz	100.00%	[1,2]	168,730.2	13,909.7	2013
Rhein-Pfalz Wohnen GmbH, Mainz	100.00%	[1]	182,074.6	1,057.6	2013
RMW Projekt GmbH, Frankfurt am Main	100.00%	[1,2]	16,238.3	0.0	2013
Seniorenresidenz „Am Lunapark“ GmbH, Leipzig	100.00%	[1,2]	950.2	0.0	2013
SGG Scharnweberstraße Grundstücks GmbH, Berlin	100.00%	[1,2]	25.0	0.0	2013
SIWOGE 1992 Siedlungsplanung und Wohnbauten Gesellschaft mbH, Berlin	50.00%	[2]	4,517.0	176.0	2013
Sophienstraße Aachen Vermögensverwaltungsgesellschaft mbH, Berlin	100.00%	[1,2]	2,193.0	0.0	2013
Stadtentwicklungsgesellschaft Buch mbH, Berlin	100.00%	[1,2]	2,568.0	365.0	30/9/2013
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L., Berlin	100.00%	[2]	255.2	9.1	2013
Vierte V-B-S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00%	[1,2]	–276.0	111.2	2013
Wohnanlage Leonberger Ring GmbH, Berlin	100.00%	[1,2]	–530.0	0.0	2013
Wohn- und Pflegewelt Lahnblick GmbH, Bad Ems	100.00%	[1,2]	427.0	–0.8	2013
Zisa Beteiligungs GmbH, Berlin	49.00%	[2]	9.0	–13.0	2012
Zisa Grundstücksbeteiligung GmbH & Co. KG, Berlin	94.90%	[1,2]	74.0	50.0	2013
Zisa Verwaltungs GmbH, Berlin	100.00%	[2]	25.0	6.0	2013
Zweite GSW Verwaltungs- und Betriebsgesellschaft mbH, Berlin	100.00%	[1,2]	26.0	1.0	2013

1)	Fully consolidated

2)	Indirect shareholdings

3)	Direct and indirect shareholding

4)	Waiver according to section 264(3) of the German Commercial Code (HGB)

5)	Additionally, the company is indirectly involved in a working group

Appendix 2 to the Notes to

the consolidated financial statements

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED SEGMENT REPORTING

for the financial year 2013

	External revenue		Internal revenue		Total revenue		Segment earnings		Assets		Depreciation and amortisation
in EUR m.	2013	2012	2013	2012	2013	2012	2013	2012	12/31/2013	12/31/2012	2013	2012
Segments
Residential Property Management	372.9	240.1	5.2	2.2	378.1	242.3	292.3	194.4	8,967.3	4,627.1	0	0
Disposals	169.7	167.8	4	9.7	173.7	177.5	23	19.9	162.9	77.5	0	0
Nursing and Assisted Living	59.9	42	0	0	59.9	42	13.2	9.9	15.5	4.6	–1.9	–0.6
Reconciliation with consolidated financial statement
Central functions and other operational activities	1.3	0.3	49.2	31	50.5	31.3	–75.6	–27.7	744.3	116.7	–3.6	–2.5
Consolidations and other reconciliations	–1.3	–0.4	–58.4	–42.9	–59.7	–43.3	0	0	0	0	0	0

	602.5	449.8	0	0	602.5	449.8	252.9	196.5	9,890	4,825.9	–5.5	–3.1

The following auditor’s report (Bestätigungsvermerk) refers to the consolidated financial statements prepared on the basis of International Financial Reporting Standards (IFRS), as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”) as well as the group management report prepared on the basis of German commercial law (HGB) of Deutsche Wohnen AG for the fiscal year ended December 31, 2013 as a whole and not solely to the consolidated financial statements presented in this Prospectus on the preceding pages. The above-mentioned auditor’s report (Bestätigungsvermerk) and consolidated financial statements are both translations of the respective German-language documents.

AUDITOR’S REPORT

We have audited the consolidated financial statements prepared by the Deutsche Wohnen AG, Frankfurt/Main, comprising the balance sheet, the profit and loss statement, the statement of comprehensive income, the statement of cash flows, the statement of changes in equity and the notes to the consolidated financial statements, together with the group management report for the fiscal year from January 1, 2013 to December 31, 2013. The preparation of the consolidated financial statements and the group management report in accordance with IFRSs as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB [“Handelsgesetzbuch”: “German Commercial Code”] are the responsibility of the parent company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Sec. 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements comply with IFRSs as adopted by the EU, the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.

Berlin, 11 March 2014

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Christoph Wehner	Gunnar Glöckner
Wirtschaftsprüfer	Wirtschaftsprüfer
(German public auditor)	(German public auditor)

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

OF DEUTSCHE WOHNEN AG

FOR THE YEAR ENDED 31 DECEMBER 2012 (IFRS)

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2012

	Note	31/12/2012	31/12/2011
		EUR k	EUR k
ASSETS
Investment properties	D.1	4,614,598	2,928,816
Property, plant and equipment	D.2	20,348	18,636
Intangible assets	D.3	3,256	2,511
Other non-current assets		438	561
Deferred tax assets	D.14	80,716	63,037
Non-current assets		4,719,356	3,013,561
Land and buildings held for sale	D.4	39,143	63,476
Other inventories		3,206	2,937
Trade receivables	D.5	20,842	13,959
Income tax receivables		1,188	797
Other current assets		9,078	2,329
Cash and cash equivalents	D.7	90,571	167,829
Subtotal current assets		164,028	251,327
Non-current assets held for sale	C.9	24,425	37,388
Current assets		188,453	288,715
Total assets		4,907,809	3,302,276

EQUITY AND LIABILITIES
Equity attributable to shareholders of the parent company
Issued share capital	D.8	146,143	102,300
Capital reserve	D.8	859,251	496,174
Retained earnings	D.8	603,930	484,598
		1,609,324	1,083,072
Non-controlling interests	D.8	346	302
Total equity		1,609,670	1,083,374
Non-current financial liabilities	D.9	2,634,286	1,728,291
Employee benefit liability	D.10	54,538	42,662
Tax liabilities	D.13	36,509	41,221
Derivative financial instruments	D.6	113,694	71,731
Other provisions	D.12	7,102	8,265
Deferred tax liabilities	D.14	143,331	96,219
Total non-current liabilities		2,989,460	1,988,389
Current financial liabilities	D.9	134,357	106,382
Trade payables		71,962	35,634
Liabilities to limited partners in funds	D.11	5,142	7,287
Other provisions	D.12	7,272	3,295
Derivative financial instruments	D.6	38,767	23,241
Tax liabilities	D.13	27,060	17,411
Other liabilities		24,119	37,263
Total current liabilities		308,679	230,513
Total equity and liabilities		4,907,809	3,302,276

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED PROFIT AND LOSS STATEMENT FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2012

	Note	2012	2011
		EUR k	EUR k
Income from Residential Property Management	E.16	240,054	196,373
Expenses from Residential Property Management	E.17	–45,633	–38,981
Earnings from Residential Property Management		194,421	157,392
Sales proceeds		167,756	150,596
Cost of sales		–11,763	–8,280
Carrying amounts of assets sold		–136,106	–131,742
Earnings from Disposals	E.18	19,887	10,574
Income from Nursing and Assisted Living		42,013	40,105
Expenses form Nursing and Assisted Living		–32,089	–30,875
Earnings from Nursing and Assisted Living	E.19	9,924	9,230
Corporate expenses	E.20	–40,421	–32,951
Other expenses/income		12,726	–2,262
Subtotal		196,537	141,983
Gains from fair value adjustments of investment properties	D.1	119,203	40,049
Depreciation and amortisation	D.2/3	–3,129	–3,007
Earnings before interest and taxes (EBIT)		312,611	179,025
Finance income		1,959	675
Losses from fair value adjustments of derivative financial instruments	D.6	–214	–199
Finance expense	E.21	–108,720	–93,712
Profit before taxes		205,636	85,789
Income taxes	E.22	–60,123	–35,214
Profit for the period		145,513	50,575
Thereof attributable to:
Shareholders of the parent company		145,513	50,575
Non-controlling interests		0	0
		145,513	50,575
Earnings per share
basic in EUR		1.15	0.57
diluted in EUR		1.15	0.57

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2012

	2012	2011
	EUR k	EUR k
Profit for the period	145,513	50,575
Other comprehensive income
Net gain/loss from derivative financial instruments	–57,637	–33,691
Income tax effect	17,804	10,484
	–39,833	–23,207
Actuarial losses/gains and impacts of caps for assets	–7,873	1,528
Income tax effect	2,410	-456
	–5,463	1,072
Other comprehensive income after taxes	–45,296	–22,135
Total comprehensive income, net of tax	100,217	28,440
Thereof attributable to:
Shareholders of the parent company	100,217	28,440
Non-controlling interests	0	0

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2011

	Notes	2012	2011
		EUR k	EUR k
Operating activities
Profit/loss for the period		145,513	50,575
Finance income		–1,959	–675
Finance expense		108,720	93,712
Income taxes		60,123	35,214
Profit/loss for the period before interest and taxes		312,397	178,826
Non-cash expenses/income
Fair value adjustment of investment properties	D.1	–119,203	–40,049
Depreciation and amortization	D.2/3	3,129	3,007
Fair value adjustments to interest rate swaps		214	199
Other non-cash operating expenses/income	G	–33,943	–20,338
Change in net working capital
Change in receivables, inventories and other current assets		–3,126	2,298
Change in operating liabilities		2,775	7,452
Net operating cash flows		162,243	131,395
Interest paid		–93,487	–79,446
Interest received		1,959	675
Taxes paid/received excluding EK-02-payments		–1,072	481
Net cash flows from operating activities before EK-02-payments		69,643	53,105
EK-02-payments	D.13	–10,421	–9,603
Net cash flows from operating activities		59,222	43,502
Investing activities
Sales proceeds	G	163,540	149,378
Purchase of property, plant and equipment / investment property and other non-current assets		–1,400,555	–260,382
Receipt of investment subsidies		432	1,645
Payments to limited partners in funds	D.11	–1,420	–15,763
Net cash flows from investing activities		–1,238,003	–125,122
Financing activities
Proceeds from borrowings	D.9	847,402	633,111
Repayment of borrowings	D.9	–158,526	–592,366
One-off financing costs for BauBeCon transaction	E.21	–7,782	0
Proceeds from the capital increase	D.8	461,157	186,476
Costs of the capital increase	D.8	–17,199	–7,420
Dividend paid		–23,529	–16,368
Net cash flows from financing activities		1,101,523	203,433
Net change in cash and cash equivalents		–77,258	121,813
Opening balance of cash and cash equivalents		167,829	46,016
Closing balance of cash and cash equivalents		90,571	167,829

DEUTSCHE WOHNEN AG, FRANKFURT AM MAIN

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2012

			Retained earnings
	Issued share capital	Capital reserves	Pensions	Reserves for cash flow hedge	Other reserves	Subtotal	Non- controlling interests	Equity
	EUR k	EUR k	EUR k	EUR k	EUR k	EUR k	EUR k	EUR k
Notes	D.8	D.8	D.8	D.8	D.8	D.8
Equity as at 1 January 2011	81,840	370,048	–2,333	–38,173	478,188	889,570	302	889,872
Profit/loss for the period					50,575	50,575		50,575
Other comprehensive income after tax			1,072	–23,207		–22,135		–22,135
Total comprehensive income, net of taxes			1,072	–23,207	50,575	28,440	0	28,440
Capital increase	20,460	166,016				186,476		186,476
Costs of capital increase, less tax effects		–5,046				–5,046		–5,046
Transfer from the capital reserve		–34,844			34,844	0	0	0
Dividend paid					–16,368	–16,368	0	–16,368
Equity as at 31 December 2011	102,300	496,174	–1,261	–61,380	547,239	1,083,072	302	1,083,374
Equity as at 1 January 2012	102,300	496,174	–1,261	–61,380	547,239	1,083,072	302	1,083,374
Profit/loss for the period					145,513	145,513	0	145,513
Other comprehensive income after tax			–5,463	–39,833		–45,296		–45,296
Total comprehensive income, net of taxes			–5,463	–39,833	145,513	100,217	0	100,217
Capital increase	43,843	417,314				461,157		461,157
Costs of capital increase, less tax effects		–11,593				–11,593		–11,593
Transfer from the capital reserve		–42,645			42,645	0	0	0
Change non-controlling interests						0	44	44
Dividend paid					–23,529	–23,529		–23,529
Equity as at 31 December 2012	146,143	859,250	–6,724	–101,213	711,868	1,609,324	346	1,609,670

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

Notes to the Consolidated Financial Statements

FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2012

A	GENERAL INFORMATION ON THE CONSOLIDATED FINANCIAL STATEMENTS OF THE DEUTSCHE WOHNEN GROUP

1	The Deutsche Wohnen Group

The consolidated financial statements of Deutsche Wohnen AG (“Deutsche Wohnen”) as at 31 December 2012 were prepared by the Management Board on 25 February 2013. The Supervisory Board is scheduled to approve the consolidated financial statements at its meeting on 20 March 2013. Deutsche Wohnen AG is a publicly listed real estate company based in and operating across Germany with its registered office at Pfaffenwiese 300, Frankfurt/Main, and is registered in the commercial register of the Frankfurt/Main District Court under number HRB 42388.

The business activities of Deutsche Wohnen AG are limited to its role as the holding company for the companies in the Group. Part of this is in particular Corporate Development, Corporate Finance, Investor Relation, Corporate Communication and Human Resources. The operating subsidiaries focus on residential property management and disposals relating to properties, as well as on the division Nursing and Assisted living.

The consolidated financial statements are presented in Euros. Unless stated otherwise, figures are rounded to the nearest thousand (EUR k) or the nearest million (EUR m) EUR. For arithmetical reasons there may be rounding differences between tables and references and the exact mathematical figures.

2	Consolidated financial statements

The consolidated financial statements of Deutsche Wohnen and its subsidiaries were prepared in accordance with the International Financial Reporting Standards (IFRS) as applicable in the European Union (EU).

The consolidated financial statement has been prepared on a historical cost basis. This excludes, in particular, investment properties and derivative financial instruments, which are measured at fair value.

The consolidated financial statements comprise the financial statements of Deutsche Wohnen and its subsidiaries to 31 December of each financial year. The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company.

3	Application of IFRS in the financial year

With the exception of new and revised standards and interpretations, the same accounting and valuation methods were applied to the consolidated financial statements for the past financial year as were used for the consolidated financial statements as at 31 December 2011.

In the financial year 2012 there were no changes arising from the first-time application of the IFRS standards or IFRIC interpretations.

The following shows already published but not yet applied IFRS standards:

IFRS 9 “Financial Instruments” was published by the IASB in November 2009. According to this standard, in future, financial assets are to be allocated to one of the two valuation categories “at amortised cost” or “at fair value”, and are valued accordingly. Based on a change published in December 2011, IFRS 9 henceforth only has to be applied to financial years started on or after 1 January 2015. It has not yet been adopted into European law. The application of the new standard will result in changes to the presentation and accounting of financial assets and liabilities.

In May 2011 the IASB published IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements”, IFRS 12 “Disclosure of Interest in Other Entities”, amendments to IAS 27 “Separate Financial Statements” and amendments to IAS 28 “Investments in Associates and Joint Ventures”. IFRS 10 replaces the current regulations on consolidated financial statements (parts of IAS 27 “Consolidated and Separate Financial Statements”) and special purpose entities (SIC-12 “Consolidation – Special Purpose Entities”) and stipulates the control approach to be the standard principle from now on. These changes will be initially applicable for financial years starting on or after 1 January 2014 by their adoption in European law. The changes to IFRS 10, IFRS 11 and IFRS 12, which were published in June 2012 by IASB, serving as clarification of the IFRS 10 transition rules and concerning simplifications for the initial application however have not yet been adopted in European law. We assume that the new or revised standards will not have any significant effects on the financial performance and financial position.

IFRS 13 “Fair Value Measurement”, also published in May 2011, introduces a framework concept for the assessment of the fair value. IFRS 13 is to be applied to financial years starting on or after 1 January 2013. The standard will not have any significant effects on the financial performance and financial position.

In June 2011 the IASB published “Amendments to IAS 1 - Presentation of Items of Other Comprehensive Income”. The changes are to be applied to financial years starting on or after 1 July 2012. The application of the changed standard will result in changes to the presentation of the consolidated statement of comprehensive income.

The “Amendments to IAS 19 - Employee Benefits” were published in June 2011. The changes lead to a phasing out of the corridor method and demand that actuarial gains and losses are recorded directly in other earnings. The calculatory interest applied for discounting pension commitments is from now on decisive for the expected interest on the plan assets. The changes are to be applied to financial years starting on or after 01 January 2013. We assume that the changes will not have any significant effects on the financial performance and financial position.

The IASB and the IFRS IC issued further statements during the reporting year, which will not have any significant effect on the consolidated financial statements.

4	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Judgements

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements. However, this excludes decisions involving estimates. Insofar as statements regarding discretionary decisions in the context of individual rules had to be made, an explanation was provided for the corresponding items.

Operating lease commitments-Group as lessor

The Group has entered into leases to rent on its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties and accounts for the contracts as operating leases. The carrying amount of the investment properties amounted to EUR 4.6 billion (previous year: EUR 2.9 billion).

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial years are discussed below.

Fair value of investment properties

The fair value of investment properties was determined internally by a portfolio valuation as at 31 December 2012. The properties are clustered on the basis of their location and property quality. Assumptions regarding the development of rents, vacancies, vacancy losses, maintenance costs, and discount rates are made on the basis of these clusters. These valuation assumptions are subject to uncertainties due to their long-term nature that may lead to either positive or negative value adjustments in the future. The carrying amount of the investment properties amounted to EUR 4.6 billion (previous year: EUR 2.9 billion).

Pensions and other post-employment benefits

Expenses relating to post-employment defined benefit plans are determined on the basis of actuarial calculations. The actuarial calculations are made on the basis of assumptions regarding discount rates, future wage and salary increases, mortality and future pension increases. Such estimates are subject to significant uncertainty due to the long-term nature of these plans. The employee benefit liability from pensions obligation as at 31 December 2012 amount to EUR 54.5 million (previous year: EUR 42.7 million).

Liabilities to limited partners in funds

The limited partners of DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn (hereinafter “DB 14”) have the possibility of tendering their shares until 2019. The full tendering of all limited partnership interests was assumed as a basis for the measurement of the liability. The liability as at 31 December 2012 amounts to EUR 5.1 million (previous year: EUR 7.3 million).

B	BASIS OF CONSOLIDATION AND CONSOLIDATION METHODS

1	Basis of consolidation

The consolidated financial statements comprise Deutsche Wohnen AG and the subsidiaries it controls from the time of their acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases. The composition of Deutsche Wohnen can be seen in the list of shareholdings attached as Appendix 1.

In 2012 the basis of consolidation changed as follows:

•	Since 2 January 2012 Deutsche Wohnen Reisholz GmbH, Berlin (formerly: FdR Reisholz Verwaltungs-GmbH, Essen), is a fully consolidated as wholly owned indirect subsidiary.

•	Since 1 June 2012 the Seniorenresidenz home “Am Lunapark” GmbH, Leipzig, is a fully consolidated wholly owned indirect subsidiary.

•	Since 1 July 2012 Marienfelder Allee 212-220 Grundstücksgesellschaft GbR, Berlin, is a fully consolidated, indirect subsidiary on the basis of a 96% majority shareholding.

•

Since 30 August 2012 Deutsche Wohnen Service GmbH, Berlin, is a fully consolidated wholly owned indirect subsidiary and Deutsche Wohnen Service Braunschweig GmbH, Berlin, wholly owned indirect subsidiary.

•

Since 01 September 2012 the companies of the BauBeCon Group are fully consolidated wholly owned indirect subsidiary. BauBeCon Assets GmbH, Hanover; BauBeCon BIO GmbH, Hanover; BauBeCon Immobilien GmbH, Hanover; BauBeCon Wohnwert GmbH, Hanover; Algarobo Holding B.V., Amsterdam, the Netherlands; Hamnes Investments B.V., Amsterdam, the Netherlands; Intermetro B.V., Amsterdam, the Netherlands; patus 216. GmbH, Hanover; patus 217. GmbH, Hanover.

•

In addition, the following companies were established in the financial year 2012, which are fully consolidated wholly owned indirect subsidiaries since their founding: Deutsche Wohnen Beteiligungsverwaltungs GmbH & Co. KG, Berlin, GEHAG Beteiligungs GmbH & Co. KG, Berlin, Deutsche Wohnen Service Magdeburg GmbH, Berlin, Deutsche Wohnen Service Hannover GmbH, Berlin.

These changes to the basis of consolidation do not involve company mergers according to IFRS 3, as the relevant companies essentially include real estate assets and financings allocated thereto and therefore they do not fulfil the criteria of IFRS 3 for operating business. There have been no further changes to the basis of consolidation.

2	Consolidation methods

The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company. Subsidiaries are fully included in the consolidation from the time of acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases.

Consolidation of capital is made in accordance with the acquisition method, according to which the acquisition costs are offset against the net assets of the shareholdings carried at fair value at the time of the acquisition.

All intra-Group balances, transactions, revenues, expenses, and gains and losses from intra-Group transactions which are included in the carrying amount of the assets are eliminated in full.

Non-controlling interests represent the share of the profits and net assets not attributable to the Group. Non-controlling interests are shown separately in the consolidated profit and loss statement and in the consolidated balance sheet. The disclosure in the consolidated balance sheet is made within equity, separate from the equity attributable to the owners of the parent company.

C	ACCOUNTING POLICIES AND VALUATION METHODS

1	Investment properties

Investment properties are properties that are held to generate rental income or for the purposes of generating value and which are not used by the company itself or held for sale in the course of normal business activities. Investment properties include land with residential and commercial buildings, undeveloped land and land with leasehold rights.

Investment properties are measured initially at cost including transaction costs. Subsequent to the initial recognition, investment properties are stated at fair value. Gains or losses arising from changes in the fair values of investment properties are included in the profit and loss statement.

Internal valuations were made as at 31 December 2012 and 31 December 2011. The portfolio was also evaluated by CB Richard Ellis GmbH, Frankfurt/Main as at 31 December 2012 and 31 December 2011, and the total value was confirmed. Value deviations for individual properties were no larger than +/–10%. The total valuation by CB Richard Ellis varied by around –0.1% (previous year: < 0.1%) from the internal valuation.

The valuation was performed in both financial years as follows: The properties were clustered. Homogeneous groups (clusters) were created on the basis of the location and quality of the units and their relative risks.

The clusters were created based on the following characteristics:

Cluster	Location characteristic	Property characteristic
AA	Good location	Good property
AB	Good location	Normal property
AC	Good location	Basic property

BA	Normal location	Good property
BB	Normal location	Normal property
BC	Normal location	Basic property

CA	Basic location	Good property
CB	Basic location	Normal property
CC	Basic location	Basic property

The clusters were further split into respectively eight regions, e.g. Berlin, Rhine-Main/Rhine Valley South or Hanover.

Investment properties are derecognised when either they have been disposed or when the investment property is permanently withdrawn from use and no future economic benefit is expected from its disposal. Gains or losses from the permanent withdrawal from use or disposal of investment properties are recognised in the year of their withdrawal from use or disposal.

Properties are transferred from the investment properties portfolio if there is a change of use caused by the company either starting to use the property itself or by the commencement of development with an intention to dispose.

2	Property, plant and equipment

Property, plant and equipment are stated at cost net of cumulative depreciation and accumulated impairment losses. Subsequent acquisition costs are recognised insofar as it is likely that a future economic benefit from the property, plant or equipment will accrue for Deutsche Wohnen.

Straight-line depreciation is based on the estimated useful life of the asset. The useful life of buildings is 50 years. The useful life of moveable assets is four to ten years.

Impairment tests regarding the carrying amounts of property, plant and equipment are performed as soon as there are indications that the carrying amount of an asset exceeds its recoverable amount.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is included in the consolidated profit and loss statement when the asset is derecognised.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted if appropriate.

3	Intangible assets

Deutsche Wohnen only recognises acquired intangible assets on the balance sheet. These are measured on initial recognition at cost and are amortised using the straight-line method over their respective useful lives. Their useful lives are between three and five years.

4	Borrowing costs

Borrowing costs are recognised as an expense in the period in which they arise. There were no effects from the application of IAS 23 (revised), as the relevant assets (properties) were already recognised at fair value.

5	Impairment of non-financial assets

The non-financial assets consist mainly of property, plant and equipment, intangible assets and inventories. The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash flows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

Impairment losses are recognised in the profit and loss statement in those expense categories consistent with the function of the impaired asset.

For all non-financial assets an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. In this case, the carrying amount of the asset is increased to its recoverable amount. The reversal is limited so that the carrying amount of the asset does not exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the profit and loss statement.

6	Financial assets

Financial assets within the scope of IAS 39 are classified by Deutsche Wohnen

•	as financial assets at fair value through profit or loss,

•	as loans and receivables,

•	as available-for-sale financial assets, or

•	as derivative financial instruments designed as hedging instruments in an effective hedge.

All financial assets are recognised initially at fair value plus, in case of investments not at fair value through profit and loss, directly attributable transaction costs. Financial assets are assigned to the categories upon initial recognition. If permitted and necessary, reclassifications are made at the end of the financial year.

Other than derivative financial instruments with and without hedging context (interest rate swaps), Deutsche Wohnen has not recognised any financial assets held for trading purposes or financial assets held to maturity, yet.

The receivables and other assets recognised in the consolidated financial statements of the Deutsche Wohnen Group are allocated to the category “loans and receivables”. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently measured at amortised cost using the effective interest method less impairment. Gains and losses are recognised in profit/loss for the period when the loans and receivables are derecognised or impaired or when amortised.

Impairment of receivables from rental activities is made on the basis of empirical values. Reasonable individual impairments are made for other receivables and assets.

Interest rate swaps are recognised at fair value on the basis of a mark-to-market method, regardless of whether they are classified as an effective or non-effective hedging instrument.

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when the contractual rights to receive cash flows from the asset have expired.

7	Inventories

Inventories comprise land and buildings held for sale and other inventories. Land and buildings held for sale are sold in the normal course of business, so it exceeds a period of twelve months.

The initial valuation is made at cost. At reporting date the inventories are valued at the lower value of cost or cost and net realisable value. The net realisable value is the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale.

8	Cash and cash equivalents

Cash and cash equivalents on the consolidated balance sheet comprise cash on hand and cash at bank.

9	Non-current assets held for sale

Deutsche Wohnen Group recognises investment properties as assets held for sale if notarised contracts of sale are available at the reporting date but transfer of ownership takes place later. Measurement is made at the lower of the carrying amount and average sales price.

10	Financial liabilities

Financial liabilities within the scope of IAS 39 are classified by Deutsche Wohnen either

•	as other financial liabilities that are carried at amortised cost, or

•	as derivative financial liabilities that meet the requirements of an effective hedging transaction.

Financial liabilities

Loans and borrowings are initially recognised at fair value less the transaction costs directly associated with the loan. After initial recognition, the interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in the profit or loss statement when the liabilities are derecognised or during amortisation process.

Trade payables and other liabilities

Liabilities are initially recognised at fair value. After initial recognition, they are measured at amortised cost using the effective interest method. Gains and losses are recognised in profit or loss statement when the liabilities are derecognised or during amortisation process.

Liabilities to limited partners in funds

According to IAS 32 (revised 2003), the termination rights of a limited partner are a decisive criteria for the distinction between equity and debt capital. Financial instruments granting the owner (here: limited partner) the right to return the instrument to the issuer in turn for payments of money constitute a financial liability. Due to the termination rights of the limited partners, the limited partnership interests and the “net assets of shareholders” are recognised as debt capital. According to IAS 32.35 (revised 2003), the profit share of the limited partners and minority shareholders are consequently recognised as a finance expense.

The net assets of the limited partners have to be recognised at the fair value of any possible repayment amount at the end of the financial year. Value increases are recognised as finance expense and impairments as finance income in the consolidated profit and loss statement. The amount of the repayment obligation depends on the articles of association.

Within Deutsche Wohnen there are liabilities to limited partners in funds of EUR 5.1 million (previous year: EUR 7.3 million).

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modifications is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognised in the profit and loss statement. The difference between the respective carrying amounts is recognised in the profit and loss statement.

11	Pensions and other post-employment benefits

Employee benefit liabilities are recognised for commitments (pensions, invalidity, surviving spouse pensions and surviving dependent benefits) for pensions and ongoing benefits to eligible active and former employees and their surviving dependents.

Expenses for benefits granted as part of defined contribution plans are determined using the projected unit credit method. Actuarial gains and losses are recognised with an earnings-neutral effect in the consolidated statement of comprehensive income.

On the basis of statutory provisions, Deutsche Wohnen pays contributions to state pension insurance funds from defined contribution plans. These current contributions are shown as social security contributions within staff expenses. Payment of the contributions does not constitute any further obligations for the Group.

There is also a pension plan drawn up in accordance with the regulations governing public sector supplementary pensions. It is based on membership of a Group company in the Bayerische Versorgungskammer (hereinafter BVK) — the supplementary pension fund for municipalities in Bavaria. The supplementary pension comprises a partial or full reduced earnings capacity pension plus an age-related pension as a full pension or surviving dependant’s pension. The charge levied by the BVK is determined by the employees’ compensation used to calculate the supplementary pension contribution.

The BVK therefore represents a multi-employer defined benefit plan that, in accordance with IAS 19.30 (a), is accounted for as a defined contribution plan because the BVK has not provided sufficient information to account for the plan as a defined benefit plan.

No specific information is known regarding any overfunding or underfunding of the plan or the related future effects on the Deutsche Wohnen Group. In future, increasing/decreasing payments of premiums by Deutsche Wohnen to the BVK may result from possible excess or deficient cover.

12	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the profit and loss statement net of any reimbursement. If the impact of the interest rate is significant, provisions are discounted at an interest rate before tax that reflects the specific risks of the liability. In the case of discounting, the increase in provisions due over time is recognised as a finance expense.

13	Lease

Leasing transactions are differentiated between finance leases and operating leases. Contractual provisions that transfer all significant risks and rewards associated with the ownership of an asset to the lessee are reported as finance leases. The lessee recognises the leased asset as an asset and the corresponding obligations are recognised as liabilities. All other leasing transactions are reported as operating leases. Payments from operating leases are recorded as an expense on a straight-line basis over the contract period.

14	Revenue and expenses recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. In addition, the following criteria have to be met when recognising revenue:

Rental income

Rental income is recognised monthly over the period of the leases in accordance with the tenancy agreement.

Disposal of property

Revenue is recognised when the significant risks and rewards associated with the ownership of the disposed property have been transferred to the purchaser.

Services

Revenue is recognised in accordance with the delivery of the service.

As part of the long-term performance-based remuneration there are share-based remuneration components which are settled through funds. The remuneration components to be expensed over the vesting period correspond to the fair value of the equity-based remuneration at the reporting date. The determination of fair values is based on generally accepted valuation methodologies. Liabilities are accounted for in a corresponding amount.

15	Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. In the case of a grant related to an expense item, it is recognised as planned income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

Deutsche Wohnen has received government grants in the form of disbursement subsidies, disbursement loans and subsidised-interest loans.

Disbursement subsidies, in the form of rent subsidies, are recognised in the profit and loss statement. They are recognised as income from residential property management.

Disbursement loans and subsidised-interest loans are property loans and are recognised as financial liabilities. In comparison with loans made under market conditions, both offer advantages such as lower interest rates or interest-free and redemption-free periods. The loans are measured at fair value and are subsequently carried at amortised cost. However, they are to be viewed in context with rent restrictions of the properties, which were taken into account when determining the fair value.

Furthermore, Deutsche Wohnen received investment subsidies in the amount of EUR 0.4 million (previous year: EUR 1.6 million) and offset these against the acquisition costs.

16	Taxes

Current income tax assets and liabilities

Current income tax assets and liabilities for the current period and for previous periods are measured at the amount expected to be recovered or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those enacted as at reporting date.

Deferred taxes

Deferred tax is provided using the liability method on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes. Deferred tax liabilities are recognised for all temporary differences except of the following: In respect of taxable temporary differences associated with investments in subsidiaries, associates and interest in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future, deferred tax liabilities are not recognised.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised. The following exceptions apply:

•

Deferred tax assets from deductible temporary differences which arise from the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the business transaction, affect neither the accounting profit nor taxable profit or loss may not be recognised.

•

Deferred tax assets from deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount for deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date

Deferred taxes relating to items that are recognised directly in equity are recognised in equity and not in the consolidated profit and loss statement.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

17	Derivative financial instruments and hedging transactions

The Group uses derivative financial instruments (interest rate swaps) to hedge against interest rate risks. These derivatives are initially recognised at fair value when the corresponding agreement is entered into and are subsequently measured at fair value. Derivative financial instruments are recognised as assets if their fair value is positive and as liabilities if their fair value is negative. Measurement is derived using the mark-to-market method.

Deutsche Wohnen recognises concluded interest rate swaps on the basis of the hedge accounting regulations of IAS 39. In addition to documentation of the hedging correlation between the hedge and the underlying item, one requirement for hedge accounting is proof of the effectiveness of the hedging correlation between the hedge and the underlying item. If an effective correlation exists, the effective part of the value adjustment of the hedge is directly recognised in equity without affecting earnings. The non-effective part is recognised in the profit and loss statement. As far as the requirements for hedge accounting existed, the fair values of the hedging instruments were classified as current or non-current assets/liabilities. Deutsche Wohnen tested the effectiveness of the concluded interest hedges on a prospective (critical terms method) and a retrospective basis. In the case of derivative financial instruments which do not meet the criteria for hedge accounting, gains or losses from changes in fair value are immediately recognised in the profit or loss statement.

Deutsche Wohnen only hedges cash flows which relate to future interest expenses.

D	NOTES TO THE CONSOLIDATED BALANCE SHEET

1    Investment properties

Investment properties are recognised at fair value. Fair value developed as follows during the financial year:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Start of period	2,928.8	2,821.0
Acquisitions	1,633.2	159.0
Other additions	32.9	23.2
Disposals	–75.1	–77.0
Fair value adjustment	119.2	40.0
Transfer	–24.4	–37.4

End of period	4,614.6	2,928.8

The transfer includes the property reclassified as non-current assets for disposal in the current financial year.

The following principles were applied to the valuation as at 31 December 2012 and as at 31 December 2011:

Based on the clusters:

•	Derivation of annual rates of increase in rent.

•	Derivation of target vacancy rates over a period of 1.0 to 4.5 years.

•	Derivation of capitalisation rates and discount rates.

Based on the properties:

•	Determination of the market rent as at the reporting date.

•	Development of rent per sqm of lettable area based on market rent and in-place rent/current gross rental income.

•	Development of costs (maintenance, administration, rental loss and non-recoverable expenses, ground rent (if applicable)).

•

Determination of cash flows from annual proceeds and payments and the terminal value at the end of year 10, based on the recurring cash flow expected in year 11 or an expected sales price less sales expenses.

•	Calculation of a fair value based on the administrative unit as of the reporting date.

The Discount rates lie between 6.10% and 8.35% depending on the clusters. The weighted average of the discount rates is 6.8%. The capitalisation rates range from 4.75% to 7.60%.

This results in an average value of EUR 950 per sqm (previous year: EUR 946 per sqm) and a multiplier of 13.7 (previous year: 13.7) based on the potential current gross rental income as at 31 December 2012 or a multiplier of 14.3 (previous year: 14.2) based on the current gross rental income. The portfolio without fair value adjustment would have had an average value of EUR 916 per sqm (previous year: EUR 933 per sqm). The increase in investment properties is due to an improvement of economic property parameters (rent levels, vacancy rates, discount rate).

A capitalisation and discount rate shift of 0.1% causes a value adjustment of EUR 77 million (previous year: EUR 50 million).

The investment properties serve as collateral for the loans. There are also agreements in individual cases according to which the condition of the properties may not deteriorate or the average minimum investments have been determined on sqm-basis.

All of the Group’s investment properties are leased under operating leases. The rental income generated from this amounted to EUR 240.1 million (previous year: EUR 196.4 million). The expenses directly associated with the investment properties amounted to EUR 45.6 million (previous year: EUR 39.0 million).

Deutsche Wohnen is partly subject to restrictions with regards to rental increases related to certain preferential tenants and in relation to grants in the form of subsidised-interest loans or investment subsidies. Additionally, we must comply with legal obligations when privatising apartments.

2	Property, plant and equipment

Land and buildings, plant and equipment classified under IAS 16 are reported in this item. They developed as follows during the financial year:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Cost
Start of period	27.2	23.8
Additions	3.8	4.1
Disposals	–0.7	–0.7

End of period	30.3	27.2

Cumulative depreciation and impairment
Start of period	8.5	7.2
Additions	1.9	1.7
Disposals	–0.5	–0.4

End of period	10.0	8.5

Net carrying amounts	20.3	18.6

The land and buildings included in property, plant and equipment (EUR 12.2 million, previous year: EUR 11.4 million) are mainly property-secured.

3	Intangible assets

Intangible assets developed as follows:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Cost
Start of period	7.3	7.0
Additions	2.0	0.3
Disposals	–0.2	0.0

End of period	9.0	7.3

Cumulative depreciation and impairment
Start of period	4.8	3.5
Additions	1.2	1.3
Disposals	–0.2	0.0

End of period	5.8	4.8

Net carrying amounts	3.3	2.5

Intangible assets mainly comprise software licences.

4	Land and buildings held for sale

The decrease of land and buildings held for sale is largely due to the disposal of the residential units that have been acquired in 2011 for disposal purposes. Proceeds of EUR 32.9 million (previous year: EUR 24.5 million) were generated in the financial year 2012. The proceeds were partly offset by carrying amounts of assets sold of EUR 23.7 million (previous year: EUR 20.5 million).

5	Trade receivables

Receivables are made up as follows:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Receivables from rental activities	7.9	5.6
Receivables from the disposal of land	11.6	7.3
Other trade receivables	1.3	1.0

	20.8	13.9

Receivables from rental activities are interest-free and are always overdue. Impairments are made based on the age structure and/or according to whether the tenants are active or former tenants. There have been write-downs formed of almost all overdue receivables.

In the financial year 2012 rental claims totalling EUR 3.5 million (previous year: EUR 1.4 million were written off or impaired. The impairment of receivables as at 31 December 2012 amounted to EUR 15.1 million (previous year: EUR 5.3 million).

Receivables from the disposal of land are interest-free and are due between 1 and 90 days.

The non-impaired receivables from the disposal of land are due as follows:

	Thereof, neither impaired nor overdue as at reporting date	Thereof, neither impaired nor overdue in the following periods as at reporting date
		Less than 30 days	Between 30 and 60 days	Between 61 and 90 days	more than 91 days

	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
2012	10.5	1.1	0.0	0.0	0.0
2011	6.5	0.3	0.1	0.2	0.2

Other receivables are interest-free and are due between 1 and 90 days.

6	Derivative financial instruments

Deutsche Wohnen has concluded several interest hedging transactions in a nominal amount of EUR 1.8 billion (previous year: EUR 1.2 billion). The cash flows from the underlying hedging item under the cash flow hedge accounting, will be incurred in the years from 2013 to 2022. The strike rates are between 0.60% and 4.74%. The negative fair value of these businesses as at 31 December 2012 amounted to EUR 152.5 million (previous year: EUR 95.0 million).

There are no significant default risks as the interest rate swaps were concluded with major banks. If the interest rate level changes, the market values change accordingly. Income and expenses are recognised in equity for the effective part of a hedge, while the non-effective part is recognised within current earnings. If the interest rate level should rise/fall by 50 basis points, the attributable fair value of the interest rate swap rises/falls by approximately EUR 41.6 million (previous year: EUR 24.7 million).

7	Cash and cash equivalents

The cash and cash equivalents in the amount of EUR 90.6 million (previous year: EUR 167.8 million) mainly consist of cash at bank and cash on hand. Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rate. As at the reporting date, the Deutsche Wohnen Group had cash and cash equivalents amounting to EUR 16.1 million (previous year: EUR 25.8 million) which were restricted in use. This primarily relates to the purchase collection accounts for special repayments from disposals, the cash funds of DB 14 and rental deposits.

8	Equity

Please refer to the consolidated statement of changes in equity for the development of equity.

a) Issued	share capital

The registered share capital of Deutsche Wohnen AG as at 31 December 2012 amounted to EUR 146,142,858 (31 December 2011: EUR 102,300,000), divided in 146,142,858 no-par value shares

(31 December 2011: 102,300,000 no-par value shares) with a notional share in the registered share capital of EUR 1.00 per share. The increase is attributable to the capital increase in 2012. As at 31 December 2012 approximately 99.93% (previous year: 99.90%) of the company’s shares were bearer shares (146,046,338 shares), the remaining approximately 0.07% (previous year: 0.10%) were registered shares (96,520 shares). All shares carry the same rights and obligations. Each share entitles the holder to one vote at the Annual General Meeting and determines the basis for the division of company profit amongst shareholders. The rights and obligations of shareholders are outlined in detail in the provisions of the German Stock Corporation Act (AktG), in particular Sections 12, 53a ff., 118 ff. and 186 AktG. There are no shares with special rights that grant powers of control.

The Management Board of Deutsche Wohnen AG is not aware of any restrictions with regard to voting rights or transfer of shares.

In the event of capital increases the new shares are issued as bearer shares.

By resolution of the general shareholders’ meeting dated 4 December 2012, which was entered into the commercial register on 10 January 2013, the Management Board has been authorised to increase the company’s registered capital, with the consent of the Supervisory Board, by up to around EUR 73.1 million once or several times in the period until 3 December 2017 by the issuance of up to around 73.1 million new ordinary bearer shares against cash contributions and/or contributions in kind (authorised capital 2012/II); the original approved authorised capital in the amount of rounded EUR 7.3 million was cancelled at the same time. The shareholders must in principle be granted subscription rights within the scope of the authorised capital. However, according to the detailed provisions of the articles of association, the Management Board is authorised in certain cases to exclude the subscription rights of shareholders with the approval of the Supervisory Board.

In a partial utilisation of the new authorised capital 2012/II the company increased its registered capital in January 2013 to EUR 160,757,143 by issuing 14,614,285 new ordinary bearer shares (non-par value shares) against cash contributions with the subscription right excluded. The capital increase was registered into the commercial register on 17 January 2013. The authorised capital was reduced accordingly to around EUR 58.5 million.

The registered capital can be contingently increased by up to EUR 25.58 million through the issue of up to EUR 25.58 million new ordinary bearer shares with dividend rights from the start of the financial year of their issuance (contingent capital 2012).

The contingent capital increase serves to grant shares to the owners or creditors of options or convertible bonds as well as profit participation rights with option or conversion rights which, in accordance with the authorisation of the Annual General Meeting of 06 June 2012, are issued up to 05 June 2017 by the company, or by dependent companies or enterprises in which the company has a majority shareholding. It shall only be exercised insofar as option or conversion rights related to the aforementioned options or convertible bonds or profit participation rights are exercised, or if the conversion obligations arising from such bonds are fulfilled, and provided own shares are not used to service the obligations.

The company shares are either registered or bearer shares. If the shares are issued as registered shares, the registered shareholders are entitled to request — in writing or in text form (Section 126b of the German Civil Code [BGB]) — from the Management Board that the registered shares for which they are listed in the company’s share register be converted into bearer shares. A conversion of the shares requires the consent of the Management Board.

b)    Capital reserve

EUR 42.6 million (previous year: EUR 34.8 million) was taken from the capital reserve in 2012.

In 2012, the capital reserve increased by EUR 417.3 million due to premium payments related to the capital increase. The costs incurred due to the capital increase in the amount of EUR 17.2 million and the income tax effects related to these costs (EUR 5.6 million) were offset against the premium payments.

c)    Retained earnings

Retained earnings comprise the revenue reserve of Deutsche Wohnen and the accumulated profit/loss carried forward.

The statutory reserve is mandatory for German publicly listed corporations. According to Section 150 (2) of the German Stock Corporation Act (AktG), an amount equivalent to 5% of the profit for the financial year is to be retained. The statutory reserve has a cap of 10% of the registered share capital. In accordance with Section 272 (2) nos. 1-3 of the German Commercial Code (HGB), any existing capital reserve is to be taken into account and the provisions required for the statutory reserve are reduced accordingly. This is measured on the basis of the issued share capital which exists and is legally effective at the reporting date and which is to be reported in this amount in the respective annual balance sheet. The statutory reserve remains unchanged at EUR 1.0 million.

d)    Non-controlling interests

The non-controlling interests (minority interests) mainly exist in the GEHAG Group.

9    Financial liabilities

The company has taken on bank loans particularly to finance property and company transactions and property acquisitions.

The borrowings are hedged at around 86% (previous year: around 78%) at a fixed rate and/or through interest rate swaps. The average rate of interest was around 3.7% (previous year: around 4.1%).

The loan renewal structure based on current outstanding liability is as follows:

	Carrying amount 31/12/2012	Nominal value 31/12/2012	2013	2014	2015	2016	2017	Greater than/ equal 2018
			EUR m	EUR m	EUR m	EUR m	EUR m	EUR m
Loan renewal structure 2012	2,768.6	2,872.8	66.1	59.9	282.3	266.6	486.6	1,711.3
Loan renewal structure 2011	1,834.7	1,938.6	45.2	23.6	37.5	235.4	246.2	1,350.6

The liabilities are fully secured by property as collateral.

10    Employee benefit liability

The company’s pension scheme consists of defined benefit and defined contribution plans.

Employee benefit liabilities are determined using the projected unit credit method in accordance with IAS 19. Future obligations are measured using actuarial methods that conservatively estimate the relevant parameters.

The level of pension obligations (defined benefit obligation of the pension commitments) was calculated in accordance with actuarial methods on the basis of an external expert report and the following factors:

	31/12/2012	31/12/2011
	in %	in %
Discount rate	3.50	4.66
Future salary increases	2.50	2.50
Future pension increases	1.75	1.75
Increase in the contribution assessment ceiling	2.25	2.25
Mortality tables	R 05G	R 05G

The future salary increases include expected future salary increases that depend, among other things, on the inflation rate and the length of service in the company.

The pension commitments taken over in the scope of the BauBeCon acquisition are financed through ufba – Unterstützungskasse zur Förderung der betrieblichen Altersversorgung e.V. (Assistance Fund for the Promotion of Company Pension Plans inc. soc.) and the plan assets. The valuation applied an expected interest charge in the amount of 3.5%.

The following summary shows the financing status of the Group’s pension plans, which is at the same time equivalent of the balance sheet posting:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Present value of employee benefit liability	62.5	42.7
lesser by attributable fair value of the plan assets	–8.0	0.0

	54.5	42.7

The following table shows the development of the present value of performance-oriented commitments and the attributed fair value of the plan assets:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Opening balance employee benefit liability	42.7	44.7
Pension payments	–3.1	–2.8
Acquisitions	13.4	—
Interest cost	2.2	2.0
Service cost	0.3	0.2
Adjustments to the pension fund	0.1	0.1
Actuarial gains/losses	7.0	–1.5

Closing balance employee benefit liability	62.5	42.7

of which pension plans with financing from plan assets	9.1	—
of which pension plans with financing from plan assets	53.4	42.7
Opening balance plan assets	0.0
Acquisitions	8.9
Expected earnings from plan assets	0.1
Contributions to plan asses	0.2
Pension payments from plan assets	–0.3
Actuarial losses	–0.9

Closing balance plan assets	8.0

The pension expenses are made up as follows:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Interest cost	–2.2	–2.0
Service cost	–0.3	–0.2
Adjustments to the pension fund	–0.1	–0.1
Expected earnings from plan assets	0.1	—

	–2.5	–2.3

Pension commitments include old-age, disability, surviving spouse and surviving dependant pensions. They are based on the last fixed annual gross salary. Different benefit plans apply depending on the employee’s position in the company.

The pro rata interest costs are recognised as “interest expenses” in the profit and loss statement, whilst current pension payments, service cost and adjustments to current pensions are recognised as “staff expenses”.

The amounts for the current and previous five reporting periods are as follows:

	31/12/2012	31/12/2011	31/12/2010	31/12/2009	31/12/2008
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Defined benefit obligation	54.5	42.7	44.7	41.5	39.3
Experience-based adjustments	0.3	–0.9	0.2	0.2	–0.9

Costs totalling EUR 3.7 million (previous year: EUR 3.5 million) were incurred for defined contribution pensions. Therefore, total expenses for retirement provisions (defined benefit and defined contribution) amounted to EUR 4.1 million (previous year: EUR 3.8 million). For 2013, based on the current number of employees, the cost will total EUR 5.2 million.

11    Liabilities to limited partners in funds

On the basis of individual agreements, Rhein-Pfalz Wohnen GmbH has granted the limited partners of DB 14 a put option relating to their limited partnership interests from 2005 to 2019. Under these agreements, the Group is obliged to acquire the interests initially (in 2005) at 105% of the paid-in capital upon request. From 2005, the agreed purchase price for the interest increases by five percentage points per annum. Outstanding dividend payments are taken into account for limited partnership interests that are offered to us.

Liabilities developed as follows during the financial year:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Opening balance liabilities	7.3	22.5
Payment for tender	–1.4	–15.8
Reversal	–1.0	0.0
Accrued interest	0.2	0.6

Closing balance liabilities	5.1	7.3

The disclosure of liabilities to limited partners in funds as at 31 December 2012 is fully (previous year: EUR 7.3 million) recognised as current, since payments for the remaining tenders are expected in 2013.

12	Other provisions

The other provisions are made up as follows:

	Revitalisation	Other	Total
	in EUR m	in EUR m	in EUR m
Opening balance at start of period	7.9	3.6	11.6
Utilisation	–1.6	–1.4	–3.0
Reversal	0.0	–0.3	–0.3
Additions	0.4	5.6	6.0
Closing balance at end of period	6.7	7.6	14.3

thereof non-current	6.7	0.4	7.1
thereof current	0.0	7.2	7.2

The provision for revitalisation (EUR 6.7 million, previous year: EUR 7.9 million) relates to the privatisation agreement between the federal state of Berlin and GEHAG. According to this agreement, GEHAG is committed to invest an original total of EUR 25,565 k in the improvement of housing conditions. There are no regulations in the agreement regarding the time period. As in the previous year, the calculation assumes a period until 2015 and an interest rate of around 4%. The additions are related to the interest accrued for the provision.

The contributions to other provisions include amounts (EUR 4.2 million), which are related to acquisitions.

13	Tax liabilities

Current and non-current tax liabilities (EUR 63.6 million, previous year: EUR 58.6 million) essentially include the present value from the payment of the EK-02-holdings (EUR 46.6 million, previous year: EUR 50.5 million) in the Deutsche Wohnen Group. In accordance with the German Annual Taxation Act 2008 (JStG), the previous regulation regarding the treatment of EK-02-holdings was abolished and replaced by a flat-rate payment that is mandatory. In accordance with this, the closing balance of EK-02-holdings as at 31 December 2006 is taxed at a flat rate of 3%, regardless of their utilisation. It is not applicable to the remaining holdings and triggers no further increases in German corporation income tax. The resulting tax amount is to be paid either within a period of ten years from 2008 to 2017 in ten equal annual instalments or at the present value in a lump-sum payment. The entire EK-02-capital reserves of Deutsche Wohnen Group amount to EUR 3.5 billion (previous year: EUR 3.2 billion). It was assumed in the valuation that the payment is made in ten annual instalments (EUR 10.4 million, previous year: EUR 9.6 million) and not as one-time, present value payment. The EK02 liability has increased due to the takeover of BauBeCon Group before considering the amortisation of the period under review.

14	Deferred taxes

Deferred taxes are made up as follows:

	31/12/2012	Change	31/12/2011
	in EUR m	in EUR m	in EUR m
Deferred tax assets
Properties	4.9	–0.8	5.7
Pensions	6.0	2.8	3.2
Prepayment penalties	0.5	0.0	0.5
Loss carry-forwards	19.1	–2.0	21.1
Provisions	2.8	0.0	2.8
Swap	47.4	17.9	29.6

	80.7	17.7	63.0

Deferred tax liabilities
Loans	21.6	1.8	23.4
Properties	118.6	–48.9	69.7
Special items	3.1	0.0	3.1

	143.3	–47.1	96.2

Deferred taxes (net)	–62.6	–29.4	–33.2

thereof
Recognised directly in equity	20.2		10.0
Recognised in profit/loss	–49.6		–29.8

	–29.4		–19.8

The actuarial gains and losses from pensions and the changes in the current market value of the effective hedges are recognised directly in equity not affecting net income. The resulting deferred taxes are also recognised directly in equity and amount to EUR 2.4 million (previous year: EUR -0.5 million) for actuarial profits and losses, and to EUR 17.8 million (previous year: EUR 10.5 million) for the changes in the current market value of the effective hedges.

Deutsche Wohnen has corporation tax loss carry-forwards totalling EUR 1.1 billion (previous year: EUR 1.1 billion) and trade tax loss carry-forwards totalling EUR 0.9 billion (previous year: EUR 0.9 billion). Corporation tax loss carry-forwards that were not capitalised amount to approximately EUR 1.1 billion, trade tax loss carry-forwards to approximately EUR 0.9 billion. In general, carry-forwards do not expire.

15	Leases

The tenancy agreements which Deutsche Wohnen has concluded with its tenants are classified as operating leases in accordance with IFRS. Accordingly, the Group acts as lessor in a diverse range of operating lease agreements (tenancies) for investment properties from which it obtains the largest part of its income and revenues.

In 2013, Deutsche Wohnen will receive minimum lease payments totalling approximately EUR 84 million (previous year: EUR 51 million) from existing operating lease agreements with third parties from the current property portfolio (implied legal period of notice: three months). Furthermore, Deutsche Wohnen will receive minimum lease payments totalling EUR 52 million (previous year: EUR 34 million) from the properties connected with Nursing and Assisted Living in 2013, between one and five years totalling approximately EUR 208 million (previous year: approximately EUR 136 million), and more than five years totalling of approximately EUR 260 million (previous year: EUR 170 million). This is based on an assumption of a remaining lease of five years after the fifth year. The tenancy agreements are for an indefinite period and end upon the death of the tenant or upon termination by the landlord in the event of a default of payments.

E	NOTES TO THE CONSOLIDATED PROFIT AND LOSS STATEMENT

The consolidated profit and loss statement is prepared using the total cost method.

16	Income from Residential Property Management

The income from Residential Property Management is made up as follows:

	2012	2011
	in EUR m	in EUR m
Potential gross rental income	245.1	201.4
Subsidies	2.7	2.7

	247.8	204.1

Vacancy loss	–7.8	–7.8

	240.0	196.4

17	Expenses from Residential Property Management

The expenses from Residential Property Management is made up as follows:

	2012	2011
	in EUR m	in EUR m
Maintenance costs	34.7	29.6
Non-recoverable expenses	4.1	5.8
Rental loss	3.0	1.9
Other expenses	3.8	1.7

	45.6	39.0

18	Earnings from Disposals

The earnings from Disposals include sale proceeds, costs of sale and carrying amounts of assets sold and certain land and buildings held for sale.

19	Earnings from Nursing and Assisted Living

The earnings from Nursing and Assisted Living are made up as follows:

	2012	2011
	in EUR m	in EUR m
Income for Nursing and Assisted Living	42.0	40.1
Nursing and corporate costs	–11.3	–11.5
Staff expenses	–20.8	–19.4

	9.9	9.2

20	Corporate expenses

The corporate expenses are made up as follows:

	2012	2011
	in EUR m	in EUR m
Staff expenses	23.6	20.3
General and administration expenses
IT costs	3.1	3.2
Building costs	1.7	1.9
Legal, consultancy and audit costs	2.6	2.7
Communication costs	1.1	1.1
Printing and telecommunication costs	1.2	1.2
Travel expenses	0.7	0.6
Insurance	0.3	0.3
Other expenses	2.0	1.6

	12.7	12.6

Property Management (external management BauBeCon)	4.1	0.0

	40.4	32.9

Deutsche Wohnen Group employed on average 1,268 employees in the financial year (previous year: 1,201 employees):

	Employees	Employees
	2012	2011
Residential (including holding company)	339	325
Nursing and Assisted Living	929	876

	1,268	1,201

21	Finance expenses

Finance expenses are made up as follows:

	2012	2011
	in EUR m	in EUR m
Current interest expenses	89.6	81.6
Accrued interest on liabilities and pensions	11.4	12.1
Financing costs for BauBeCon	7.8	0.0

	108.8	93.7

22	Income taxes

Companies resident in Germany that have the legal form of a corporation are subject to German corporation tax in the amount of 15% (previous year: 15%) and a solidarity surcharge in the amount of 5.5% of the corporation tax levied. These entities are also subject to trade tax, the amount of which depends on the tax rates set by local authorities. Companies in the legal form of a partnership are only subject to trade tax. The profit less trade tax is assigned to the partners for corporation tax purposes. Limited use of corporation and trade tax loss carry-forwards is to be taken into account from the assessment period 2004 onwards. As a result, a positive tax assessment basis up to EUR 1.0 million may be reduced by an existing loss carry-forward without limitation; amounts over EUR 1 million may only be reduced by up to 60%.

The 2008 Corporate Tax Reform Act (UStRG) was passed by resolution of the Bundesrat (Federal Council of Germany) on 6 July 2007. The law is primarily intended to reduce tax rates and, for reciprocal financing purposes, broaden the assessment basis; the deductibility of interest expenses is limited to 30% of the taxable EBITDA; in future, trade tax will no longer be a tax-deductible expense. The anticipated nominal income tax rate for 2012 for the Group’s parent company Deutsche Wohnen AG is 31.93%.

Income tax expense/benefit is made up as follows:

	2012	2011
	in EUR m	in EUR m
Current tax expense
Current income tax charge	–4.9	–3.0
Tax benefit from capital increase costs	–5.6	–2.4

	–10.5	–5.4

Deferred tax expense
Properties	–49.8	–30.6
Loss carry-forwards	–2.0	0.2
Loans	1.8	2.0
Other provisions	0.0	–0.2
Interest rate swaps	0.1	0.1
Pensions	0.3	0.1
Other	0.0	–1.5

	–49.6	–29.8

	–60.1	–35.2

The reconciliation of tax expense/benefit is provided in the following overview:

	2012	2011
	in EUR m	in EUR m
Consolidated accounting profit before taxes	205.6	85.8
Applicable tax rate	31.93%	31.93%

Resulting tax expense/benefit	–65.6	–27.4

	1.4	–3.2
Permanent effect of expenses not deductible for tax purposes and trade tax corrections	3.9	–4.6
Changes of unrecognised deferred taxes and losses carry-forwards
Income tax expenses from other periods	–0.2	–0.6
Other effects	0.4	0.6

	–60.1	–35.2

For the financial year 2012, current income tax expense take into account expenses relating to other periods totalling EUR 0.2 million (previous year: EUR 0.6 million), included in other effects in the table above.

F	SEGMENT REPORTING

Deutsche Wohnen reports by business segments on the basis of the information provided to the decision makers of the Deutsche Wohnen Group. Segment information is not reported by geographical region as the property and therefore all operational activities are in Germany.

Deutsche Wohnen focuses on the following three main segments in the context of its business activities:

Residential Property Management

Deutsche Wohnen’s core business activity is the management of residential properties in the context of an active asset management. Asset management includes the modernisation and maintenance of the property portfolio of Deutsche Wohnen, the management of tenancy agreements, support for tenants and the marketing of apartments. The focus of property management is on the optimisation of rental income. Therefore, rental increase potential is examined continuously in the course of ongoing maintenance, tenant turnover is used as an opportunity to create value, and services are purchased based on best-available prices for real savings and passed on to the tenant.

Disposals

The Disposals segment is another pillar of the Deutsche Wohnen Group’s operating activities. Privatisation can either take place as individual privatisation, i.e. by selling an individual residential unit (e.g. to a tenant), or it takes place as block sales.

The Disposals segment includes all aspects of the preparation and execution of the sale of apartments from our property portfolio as part of the ongoing portfolio optimisation and streamlining process.

In addition, the privatisation of residential property can take place in connection with the future acquisition of portfolios for the purpose of portfolio streamlining as well as for financing purposes.

Certain residential units, particularly in Rhineland-Palatinate, and individual properties of GEHAG Group as well as BauBeCon Group are subject to privatisation restrictions due to the acquisition agreements. Due to these obligations, the Group is partly bound by certain specifications (e.g. sale to tenants, general social conditions, etc.) when making privatisation decisions. These restrictions to some extent also forbid the disposal of the properties in question for a specified period of time.

Nursing and Assisted Living

The Nursing and Assisted Living segment is operated by KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH (KATHARINENHOF®) and its subsidiaries, and comprises the marketing and management of nursing and residential care homes as well as services for the care of the senior citizens who live in these homes.

Inter-company transactions primarily concern agency agreements which are carried out according to usual market conditions.

The segment reporting is attached to the notes to the consolidated financial statements as Appendix 2.

The reconciliation of the segment assets to the consolidated balance sheet is illustrated in the following table:

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Segment assets	4,825.8	3,238.5
Deferred taxes	80.7	63.0
Income tax receivables	1.3	0.8

	4,907.8	3,302.3

G	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

The consolidated statement of cash flows shows how the Group’s cash position has changed during the financial year due to the inflow and outflow of funds. In accordance with IAS 7 (“Cash Flow Statements”), a distinction is made between cash flows from operating and from investing and financing activities. Other non-cash income and expenses mainly include capital gains from disposals (2012: EUR 31.6 million; previous year: EUR 18.9 million). In total Deutsche Wohnen received EUR 163.5 million (previous year: EUR 149.4 million) from property disposal. Payments for investments include payments for modernisation and acquisition of investment land and buildings held for sale.

In total, EUR 16.1 million (previous year: EUR 25.8 million) were restricted in use to the Group as at the reporting date. This relates to the cash and cash funds of DB 14 and rental deposits administered in a fiduciary capacity, as well as liquidity to purchase collection accounts, which may be used only for special repayments on loans. A maturity of up to three months results from the contractual conditions of these cash and cash equivalents.

The Group has funds amounting to EUR 106 million (previous year: EUR 106 million) at its disposal from existing financing commitments that have not been utilised as at the reporting date. Due to the corporate measure implemented in January 2013, liquid funds could be contributed to the Group in the amount of around EUR 194 million.

Cash flows from investing and financing activities are determined when payments are made. The cash flows from operating activities in contrast are indirectly derived from the Group’s profit/loss.

H	EARNINGS PER SHARE

In order to calculate the basic earnings per share, the consolidated earnings are divided by the weighted number of shares outstanding in the financial year.

The diluted and undiluted earnings amount to EUR 145.5 million (previous year: 50.6 million).

The average number of issued shares (diluted and undiluted) amount to:

	2012	2011
in shares k	in EUR k	in EUR k
Shares issued at start of period	102,300	81,840
Addition of issued shares in the relevant financial year	43,843	20,460
Shares issued at end of period	146,143	102,300

Average of shares issued	126,148	88,742

In partial utilisation of its authorised share capital in the amount of 10%, Deutsche Wohnen AG increased its registered share capital on 16 January 2013 from EUR 146.1 million to EUR 160.8 million by issuance of 14,614,285 new ordinary bearer shares (no-par shares).

The earnings per share for continuing operations amount to:

	2012	2011
	EUR	EUR
Earnings per share
Basic	1.15	0.57
Diluted	1.15	0.57

In the financial year 2012, a dividend distributed for the financial year 2011 amounting to EUR 23.5 million or EUR 0.23 per share. For 2012 there are plans for a dividend amounting to EUR 33.8 million or EUR 0.21 per share.

I	OTHER DISCLOSURES

Risk management

General information on risk management

The risk management system (RMS) is an instrument for achieving the main aim of the company to sustainably guarantee the profitability of Deutsche Wohnen, which mainly concentrates on the management and development of its own property portfolio. It provides the foundation for active risk control and serves as a basis for information for the Management Board and the Supervisory Board regarding the current risk situation of the company.

Risk management is an ongoing process which is divided into the following phases:

•	Establishing standards

•	Risk identification and analysis

•	Risk management

•	Reporting

•	Risk controlling

Risks are monitored in a professional and timely manner in accordance with the risk management guidelines established by management. The risk management guidelines establish the roles and responsibilities, set the basic principles of the RMS and define the framework for the evaluation and management of risks. Risk is proactively managed by using risk early warning systems.

The measures relating to financial risk management are described below:

With the exception of derivatives, the main financial instruments used by the Group are bank loans and cash and cash equivalents. The primary purpose of these financial instruments is to finance the Group’s business activities. The Group has various other financial assets and liabilities, such as trade receivables and trade payables, which result directly from its business activities.

The Group also carries out derivative transactions in the form of interest rate swaps. The purpose of these derivative financial instruments is to manage interest rate risks that result from the Group’s business activities and its sources of finance. There has been no trading of interest rate swaps, nor will there be any future trading in this area.

The following table illustrates the classification of the financial instruments into appropriate classes in accordance with IFRS 7.6 together with their allocation to valuation categories in accordance with IAS 39:

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2012	Amortised costs	Fair value recognised in profit/loss	Fair value 31/12/2012
		in EUR m	in EUR m	in EUR m	in EUR m
Assets
Trade receivables	(1)	20.8	20.8		20.8
Other assets	(1)	9.1	9.1		9.1
Cash and cash equivalents	(1)	90.6	90.6		90.6
Equity and liabilities
Financial liabilities	(2)	2,768.6	2,768.6		2,768.6
Liabilities to limited partners in funds	(3)	5.1		5.1	5.1
Trade payables	(2)	72.0	72.0		72.0
Other liabilities	(2)	24.1	24.1		24.1
Derivative financial instruments	(4)	152.5		152.5	152.5
(1) Loans and receivables		120.5
(2) Liabilities carried at amortised cost		2,864.7
(3) Liabilities carried at fair value and recognised in profit/loss		5.1
(4) Liabilities carried at fair value		152.5

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2012	Amortised costs	Fair value recognised in profit/loss	Fair value 31/12/2011
		in EUR m	in EUR m	in EUR m	in EUR m
Assets
Trade receivables	(1)	14.0	14.0		14.0
Other assets	(1)	2.3	2.3		2.3
Cash and cash equivalents	(1)	167.8	167.8		167.8
Equity and liabilities
Financial liabilities	(2)	1,834.7	1,834.7		1,834.7
Liabilities to limited partners in funds	(3)	7.3		7.3	7.3
Trade payables	(2)	35.6	35.6		35.6
Other liabilities	(2)	37.3	37.3		37.3
Derivative financial instruments	(4)	95.0		95.0	95.0
(1) Loans and receivables		184.1
(2) Liabilities carried at amortised costs		1,907.6
(3) Liabilities assessed at fair value and recognised in profit/loss		7.3
(4) Liabilities carried at fair value		95.0

The fair values of liabilities to limited partners in funds and of derivative financial instruments were derived on the basis of generally accepted valuation methodologies that use observable market parameters.

The following table shows the contractual, undiscounted payments:

	Carrying amount 31/12/2012	2013	2014	2015	> 2016
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	2,768.6	134.4	102.5	311.2	2,324.7
Liabilities to limited partners in funds1)	5.1	5.1
Liabilities from taxes	63.6	27.3	10.4	10.4	20.8
Trade payables	72.0	72.0
Other liabilities	24.1	24.1

	Carrying amount 31/12/2011	2012	2013	2014	> 2015
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	1,834.7	106.4	100.5	59.5	1,672.2
Liabilities to limited partners in funds1)	7.3	7.3
Liabilities from taxes	58.6	17.7	9.6	9.6	28.8
Trade payables	35.6	35.6
Other liabilities	37.3	37.3

1)	The actual payments depend on the extent to which the limited partners exercise their options to tender their shares, making payment estimates uncertain.

The profits and losses from financial assets and liabilities are as follows:

2012	Interest	Impairment	Fair value	Net loss
	in EUR m	in EUR m	in EUR m	in EUR m
Loans and receivables		2.3		2.3
Liabilities carried at amortised cost	94.6			94.6
Liabilities carried at fair value and recognised in profit/loss	0.2			0.2
Derivative financial instruments			0.2	0.2

	94.8	2.3	0.2	97.3

2011	Interest	Impairment	Fair value	Net loss
	in EUR m	in EUR m	in EUR m	in EUR m
Loans and receivables		0.2		0.2
Liabilities carried at amortised cost	88.2			88.2
Liabilities carried at fair value and recognised in profit/loss	0.6			0.6
Derivative financial instruments			0.2	0.2

	88.7	0.2	0.2	89.1

The significant risks to the Group arising from financial instruments comprise interest-related cash flow risks, liquidity risks, default risks and market price risks. Company management prepares and reviews risk management guidelines for each of these risks, as outlined below:

Default risk

Default risks, or the risk that a partner will not be able to meet its obligations, are managed by using exposure limits and control processes. If appropriate, the company is provided with collateral. Deutsche Wohnen does not face any considerable default risk, either from partners or from groups of partners with similar characteristics. The maximum default risk is the carrying amount of the financial assets as reported in the balance sheet.

Liquidity risk

The Group reviews the risk of liquidity shortfalls daily by using a liquidity planning tool. This tool takes into account the inflows and outflows of cash from the operating activities and payments relating to financial liabilities.

Deutsche Wohnen seeks to ensure that sufficient liquidity is available to meet future obligations at all times. Deutsche Wohnen currently has a debt capital ratio of approximately 67% (previous year: 67%), and a Loan-to-Value Ratio of 57.2% (previous year: 55.0%).

Interest-related cash flow risks

The interest rate risk to which the Group is exposed is mainly derived from non-current financial liabilities with floating interest rates.

The Group’s interest expenses are managed by a combination of fixed-interest and floating-rate debt capital. To make this combination of fixed-interest and floating-rate debt capital cost-efficient, the Group concludes interest rate swaps at specified intervals by which it exchanges the difference between the fixed-interest and floating-rate amounts as determined on the basis of an agreed nominal value with the contractual partner. These interest rate swaps hedge the underlying debt capital. Accordingly, interest rate risk only exists for floating-rate financial liabilities that are not hedged by interest rate swaps. Applied to these financial liabilities, an increase/reduction of 1% in the interest rate at the reporting date would have led to an increase/ reduction in the interest expenses of EUR 3.9 million (previous year: EUR 4.2 million). Applied to the Group equity, an interest adjustment in the same amount has led to an increase/reduction by around EUR 83 million (previous year: EUR 49 million).

Market risks

The financial instruments of Deutsche Wohnen that are not reported at fair value are primarily cash and cash equivalents, trade receivables, other current assets, financial liabilities, trade payables and other liabilities.

The carrying amount of cash and cash equivalents is very close to their fair value due to the short-term nature of these financial instruments. For receivables and liabilities which are based on usual trade credit conditions, the carrying amount based on the historical cost is also very close to the fair value.

Fair value risks can primarily result from fixed-interest loans. A significant share of Deutsche Wohnen’s liabilities due to banks is fixed-interest liabilities and interest hedged, so that the impact of fluctuations in interest rates can be estimated for the medium term.

Capital management

The primary aim of the Group’s capital management is to ensure that it maintains a high credit rating and a good equity ratio to support its business activities and to maximise shareholder value.

Management of the capital structure takes into account liabilities to banks and other creditors, and cash and cash equivalents.

The key figures for capital management are:

•	The equity/debt capital ratio and the leverage ratio

The Group aims to achieve an equity ratio of 30%. Future investments will therefore be based on balanced financing, amongst other things. The equity ratio amounts to 33% (previous year: 33%) as at the reporting date.

•	Loan-to-Value Ratio

The ratio of financial liabilities compared to the value of investment properties is defined as the Loan-to-Value Ratio.

	31/12/2012	31/12/2011
	in EUR m	in EUR m
Financial liabilities	2,768.6	1,834.7
Cash and cash equivalents	–90.6	–167.8

Net financial liabilities	2,678.0	1,666.9

Investment properties	4,614.6	2,928.8
Non-current assets held for sale	24.4	37.4
Land and buildings held for sale	39.1	63.5

	4,678.1	3,029.7

Loan-to-Value Ratio	57.2%	55.0%

Hedging

As at 31 December 2012 and 31 December 2011, there were various interest hedges (payer swaps), through which variable interest rate conditions can be exchanged for fixed interest rate conditions. The non-effective part whose value change is shown in the consolidated profit and loss statement amounts to EUR 0.2 million (previous year: EUR 0.2 million).

Events after the reporting date

On 15 January 2013, Deutsche Wohnen placed 14,614,285 new ordinary bearer shares with institutional investors nationally and internationally by way of an accelerated accelerated book building. The new shares are fully entitled to dividends for the financial year 2012. The subscription rights of the shareholders were excluded in this process. The shares were issued in partial utilisation of the authorised capital approved by the extraordinary general meeting in December. The placement price was EUR 13.35 per share. We thereby achieved gross proceeds in the amount of EUR 195.1 million.

Furthermore, on 1 January 2013 the transfer of risks and rewards regarding a portfolio of 5,100 residential units in Brunswick, Dresden, Leipzig and Erfurt, which had been acquired by Deutsche Wohnen, took place. The gross acquisition price amounted to around EUR 770 per sqm, with an FFO yield before taxes of around 9%.

In addition, on 1 February 2013 the transfer of risks and rewards for an additional portfolio, which consists of 5,200 residential units in Berlin, took place. The gross acquisition price amounted to around EUR 710 per sqm with an FFO yield before taxes of around 9%.

In addition, KATHARINENHOF® took over four Nursing Homes with 425 places from LebensWerk GmbH in Berlin. The risks and rewards were transferred as at 15 January 2013. The takeover involves a company acquisition in the definition of IFRS 3. The purchase price for the nursing facilities taken over amounted rounded EUR 43 million. It has not been possible yet to split the purchase price over the assets and debts taken over due to the proximity of the transaction to the key date of the preparation of the consolidated financial statements. Based on the information that is available to Deutsche Wohnen Group it is assumed that the difference amount between the purchase price and the equity of the purchased companies are primarily allocated to the fair value of purchased real estate as well as to assets related to the operative business. It is furthermore assumed that the predominant part of the silent reserves will not be depreciated as planned.

We are not aware of any other significant events after the reporting date.

Commitments and contingencies

Hereditary building rights contracts result in annual financial commitments of EUR 1.7 million (previous year: EUR 1.2 million).

Other financial commitments relating to agency agreements concerning IT services amount to EUR 9.9 million (previous year: EUR 9.2 million).

Other service contracts result in annual financial commitments of EUR 3.4 million (previous year: EUR 2.9 million).

One Group company (Rhein-Pfalz Wohnen GmbH) has been certified as a development and redevelopment agency (Sections 158 and 167 of the German Federal Building Code (BauGB)). Rhein-Pfalz Wohnen GmbH performs the duties bestowed to it by local authorities as their trustee.

As at 31 December 20112, the company had cash at banks amount to EUR 3.2 million (previous year: EUR 3.3 million) at its disposal in a fiduciary capacity in relation to property renovation and development measures. The fiduciary tasks of Rhein-Pfalz Wohnen GmbH were transferred to the development company Rhein-Pfalz GmbH & Co. KG as at 30 June 2001 under the terms of the agency agreement entered into with this company.

In the financial year 2012 contracts of sale for the acquisition of property and property holding companies were recognised. The transfer of the transaction item has not taken place until the valuation date. There are payment obligations from this contract amounting to approximately EUR 255.7 million.

Lease commitments

Payments for leasing agreements of up to one year amount to EUR 2.6 million (previous year: EUR 2.3 million), for one to five years EUR 6.8 million (previous year: EUR 5.9 million), and for more than five years EUR 4.5 million (previous year: EUR 1.3 million.).

Auditors’ services

The auditor of Deutsche Wohnen AG and the Group is Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. The following expenses were incurred in the year under review:

	2012	2011
	in EUR k	in EUR k
Audit	525	375
Other certification and valuation services	930	448
Reimbursement of insurance premiums	602	602
Tax advice	284	172
Other services	0	176

	2,341	1,773

The expenses for other certification and valuation services essentially relate to services rendered in the context of the capital increase in 2012.

Related party disclosures

Companies and persons who have the possibility of controlling or exercising a significant influence on the financial and business policies of the Deutsche Wohnen Group are considered to be related parties.

Existing control relationships were taken into account when defining the significant influence that the Deutsche Wohnen Group’s related parties have on its financial and business policies.

Related companies

The affiliated companies, jointly controlled entities and affiliated companies included in the consolidated financial statements are to be considered related companies.

Service and cash management agreements exist within the Group. Services between the companies are eliminated on consolidation.

Related parties

The following persons are to be considered related parties:

Name		Memberships in supervisory boards and other executive bodies within the meaning of Section 125 (1) sentence 5 of the German Stock Corporation Act (AktG)
Michael Zahn, economist, Chief Executive Officer

Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin

(Chairman of the Supervisory Board) GEHAG GmbH, Berlin

(Chairman of the Supervisory Board) KATHARINENHOF® Seniorenwohn-und Pflegeanlage Betriebs-GmbH, Berlin

(Chairman of the Supervisory Board)

Lars Wittan, Degree in business administration (Dipl.-Betriebswirt) Chief Financial Officer		KATHARINENHOF® Seniorenwohn-und Pflegeanlage Betriebs-GmbH, Berlin (Deputy Chairman of the Supervisory Board)

Helmut Ullrich, assessor, Member of the Management Board	until 31/12/2012	Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin (Member of the Supervisory Board until 31/12/2012)

Members of the Supervisory Board of Deutsche Wohnen AG

The Supervisory Board is made up as follows:

Name	Occupation	Memberships in supervisory boards and other executive bodies within the meaning of Section 125 para 1 sentence 5 of the German Stock Corporation Act (AktG)
Uwe E. Flach Chairman	Senior Advisor Oaktree GmbH, Frankfurt/Main

DZ Bank, Frankfurt/Main

(Member of the Advisory Council)

OCM German Real Estate Holding AG, Hamburg

(Chairman of the Supervisory Board) Nordenia International AG, Greven

(Deputy Chairman of the Supervisory Board until 30/09/2012)

Dr Andreas Kretschmer, Deputy Chairman	Managing Director of Ärzteversorgung Westfalen-Lippe Einrichtung der Ärzte kammer Westfalen- Lippe - KöR -, Münster

BIOCEUTICALS Arzneimittel AG, Bad Vilbel

(Chairman of the Supervisory Board)

Private Life Biomed AG, Hamburg

(Chairman of the Supervisory Board) Amprion GmbH, Dortmund

(Deputy Chairman of the Supervisory Board)

Matthias Hünlein	Managing Director Tishman Speyer Properties Deutschland GmbH, Frankfurt/Main	A.A.A. Aktiengesellschaft Allgemeine Anlagenverwaltung, Frankfurt/Main (Member of the Supervisory Board)

Dr Florian Stetter	Real Estate Agent, Erding	CalCon Deutschland AG, Munich (Member of the Supervisory Board)

Dr Michael Leinwand	Chief Investment Officer Zürich Beteiligungs-AG, Frankfurt/Main	Bizerba GmbH & Co. KG, Balingen (Member of the Supervisory Board)

Name	Occupation	Memberships in supervisory boards and other executive bodies within the meaning of Section 125 para 1 sentence 5 of the German Stock Corporation Act (AktG)
Dr h.c. Wolfgang Clement	Publicist and Company Consultant Federal Minister (retired) (Bundesminister a.D.) Minister President (retired) (Ministerpräsident a.D.)

Daldrup & Söhne AG, Grünwald

(Chairman of the Supervisory Board)

DIS AG, Dusseldorf

(Member of the Supervisory Board)

Peter Dussmann-Stiftung, Berlin

(Deputy Chairman of the Board of Trustees)

Dussmann Stiftung & Co. KGaA, Berlin

(Chairman of the Supervisory Board)

Landau Media Monitoring AG & Co. KG, Berlin

(Member of the Supervisory Board)

RWE Power AG, Essen

(Member of the Supervisory Board)

Transactions with related parties

The Management Board Member Helmut Ullrich purchased three apartments from GEHAG GmbH for a price of EUR 0.4 million in the 2012 financial year. This disposal was approved by the Supervisory Board.

The Management Board Member Lars Wittan purchased four apartments from GEHAG GmbH for a price of EUR 0.3 million in the financial year 2012. This disposal was approved by the Supervisory Board.

Remuneration of the Management Board and Supervisory Board

The remuneration for the Management Board is composed as follows:

		Variable remuneration components
		Short-term incentive		Long Term Incentive
2012	Fixed remuneration	short-term due	long-term	PSU plan	Supplementary payments
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Michael Zahn	350	300	100	150	27
Helmut Ullrich	275	240	60	125	19
Lars Wittan	200	150	50	100	25

		Variable remuneration components
		Short-term incentive		Long Term Incentive
2011	Fixed remuneration	short-term due	long-term	PSU plan	Supplementary payments
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Michael Zahn	350	300	100	150	27
Helmut Ullrich	275	160	40	125	19
Lars Wittan	50	38	13	25	6

There is no employee benefit liability for current or retired members of the Management Board or Supervisory Board.

The Annual General Meeting of 6 June 2012 decided on the remuneration of the Supervisory Board for 2012. On the basis of this resolution, each member of the Supervisory Board receives a fixed remuneration of EUR 30 k, the Chairman of the Supervisory Board receives double that amount, and the Deputy Chairman of the Supervisory Board receives one and a half times that amount. In addition, each Supervisory Board member receives lump-sum remuneration in the amount of EUR 5 k per financial year for their membership of the Audit Committee of the Supervisory Board. Furthermore, each member of the General and the Acquisition Committee receives a meeting fee in the amount of EUR 1 k for each attendance at a committee meeting in person. Expenses are reimbursed.

The total Supervisory Board remuneration to be paid for the financial year 2012 amounts to EUR 243 k net, of which EUR 66 k net are allocated to Mr Flach, EUR 51 k net to Dr Kretschmer, EUR 35 k net to Dr Stetter, EUR 31 k net to Mr Hünlein as well as EUR 30 k net to Dr h.c. Clement and Dr Leinwand, respectively.

Corporate Governance

The Management Board and the Supervisory Board submitted a declaration of conformity with the German Corporate Governance Code in accordance with Section 161 of the German Stock Corporation Act (AktG) and has made it permanently available to the shareholders online at www.deutsche-wohnen.com.

Frankfurt/Main,

25 February 2013

Michael Zahn	Lars Wittan
Chief Executive Officer	Chief Financial Officer

Appendix 1 to the Notes to

the Consolidated Financial Statements

DEUTSCHE WOHNEN AG, Frankfurt/Main

Shareholdings***

as at 31 December 2012

Company and registered office	Share of capital		Equity	Profit/loss	Reporting Date
			EUR k	EUR k
AGG Auguste-Viktoria-Allee Grundstücks GmbH, Berlin	100.00%	*	–43.9	0.0	2012
Algarobo Holding B.V., Amsterdam, Niederlande	100.00%	*	8,828.6	–2,314.2	2012
Aufbau-Gesellschaft der GEHAG mbH, Berlin	100.00%	*	2,554.2	753.5	2012
AVUS Immobilien Treuhand GmbH & Co. KG, Berlin	100.00%	*	428.6	–14.9	2011
BauBeCon Assets GmbH, Hannover	100.00%	*	26,766.8	–2,011.0	2012
BauBeCon BIO GmbH, Hannover	100.00%	*	8,626.5	26.0	2012
BauBeCon Immobilien GmbH, Hannover	100.00%	*	321,482.6	–85,048.7	2012
BauBeCon Wohnwert GmbH, Hannover	100.00%	*	26,710.2	0.0	2012
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn	93.95%	*	29,086.6	–90.2	2011
Deutsche Wohnen Asset Immobilien GmbH, Frankfurt am Main	100.00%	*	25.0	0.0	2012
Deutsche Wohnen Beteiligungen Immobilien GmbH, Frankfurt am Main	100.00%	*	1,025.0	0.0	2012
Deutsche Wohnen Beteiligungsverwaltungs GmbH & Co. KG, Berlin	100.00%	*	20.0	13.1	2012
Deutsche Wohnen Corporate Real Estate GmbH, Berlin	100.00%	****	25.0	0.0	2012
Deutsche Wohnen Direkt Immobilien GmbH, Frankfurt am Main	100.00%	*	425,298.4	27,594.1	2012
Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin	100.00%	****	25.0	0.0	2012
Deutsche Wohnen Management GmbH, Berlin	100.00%	****	25.0	0.0	2012
Deutsche Wohnen Management- und Servicegesellschaft mbH, Frankfurt am Main	100.00%	****	25.6	0.0	2012
Deutsche Wohnen Reisholz GmbH, Berlin (vormals: FdR Reisholz Verwaltungs-GmbH, Essen)	100.00%	****	2,077.5	570.0	2012
Deutsche Wohnen Service GmbH, Berlin	100.00%		196.5	–963.5	2012
Deutsche Wohnen Service Braunschweig GmbH, Berlin	100.00%	*	68.6	–6.4	2012
Deutsche Wohnen Service Hannover GmbH, Berlin	100.00%	*	46.9	–625.1	2012
Deutsche Wohnen Service Magdeburg GmbH, Berlin	100.00%	*	63.2	–324.8	2012
Deutsche Wohnen Zweite Fondsbeteiligungs GmbH, Berlin	100.00%	****	25.2	0.0	2012
Eisenbahn-Siedlungs-Gesellschaft Berlin mit beschränkter Haftung, Berlin	94.90%	*	11,889.8	0.0	2012
Fortimo GmbH, Berlin	100.00%	*	6,127.2	0.0	2012
GbR Fernheizung Gropiusstadt, Berlin	45.59%	*	618.3	–30.8	2012
Gehag Acquisition Co. GmbH, Berlin	100.00%	*	428,879.2	–274.6	2012
GEHAG Beteiligungs GmbH & Co. KG, Berlin	100.00%	*	21,867.1	–44.9	2012
GEHAG Dritte Beteiligungs GmbH, Berlin	100.00%	*	378.8	0.0	2012

Company and registered office	Share of capital		Equity	Profit/loss	Reporting Date
			EUR k	EUR k
GEHAG Erste Beteiligungs GmbH, Berlin	100.00%	*	45.0	0.0	2012
GEHAG Erwerbs GmbH & Co. KG, Berlin	99.99%	*	20,308.9	–11.0	2012
GEHAG GmbH, Berlin	100.00%	*	735,943.7	32,677.1	2012
GEHAG Immobilien Management GmbH, Berlin	100.00%	*	25.0	0.0	2012
GEHAG Vierte Beteiligung SE, Amsterdam, Niederlande (formerly: Promontoria Holding XVI N.V., Amsterdam, Niederlande)	100.00%	*	17,754.5	2,931.9	2012
GEHAG Zweite Beteiligungs GmbH, Berlin	100.00%	*	–5,374.5	–2,917.4	2012
Hamnes Investments B.V., Amsterdam, Niederlande	100.00%	*	10,110.8	2,478.3	2012
Haus und Heim Wohnungsbau-GmbH, Berlin	100.00%	*	2,798.7	0.0	2012
HESIONE Vermögensverwaltungsgesellschaft mbH, Frankfurt am Main	100.00%	*	32.9	11.0	2012
Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, Berlin	100.00%	*	25.0	158.3	2012
Intermetro B.V., Amsterdam, Niederlande	100.00%	*	6,148.7	–1,369.8	2012
KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin	100.00%	*	1,950.0	0.0	2012
KATHARINENHOF Service GmbH, Berlin	100.00%	*	25.0	0.0	2012
Main-Taunus Wohnen GmbH & Co. KG, Eschborn	99.99%	**	11,640.7	7,294.6	2012
Marienfelder Allee 212-220 Grundstücksgesellschaft b.R., Berlin	94.00%	*	7,086.4	444.8	2012
patus 216. GmbH, Hannover	100.00%	*	9.8	–10.2	2012
patus 217. GmbH, Hannover	100.00%	*	10.6	–10.7	2012
Rhein-Main Wohnen GmbH, Frankfurt am Main	100.00%	*	499,134.0	56,237.1	2012
Rhein-Mosel Wohnen GmbH, Mainz	100.00%	*	154,820.5	15,623.6	2012
Rhein-Pfalz Wohnen GmbH, Mainz	100.00%		181,017.0	0.0	2012
RMW Projekt GmbH, Frankfurt am Main	100.00%	*	16,238.3	0.0	2012
Sanierungs- und Gewerbebau GmbH & Co. KG, Aachen	100.00%	*	1,134.9	–270.2	2012
Seniorenresidenz „Am Lunapark” GmbH, Leipzig	100.00%	*	950.2	833.0	2012
SGG Scharnweberstraße Grundstücks GmbH, Berlin	100.00%	*	25.0	16.9	2012
Sophienstraße Aachen Vermögensverwaltungsgesellschaft mbH, Berlin	100.00%	*	2,193.0	0.0	2012
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L., Berlin	50.00%	*	246.1	–33.1	2011
Wohn- und Pflegewelt Lahnblick GmbH, Bad Ems	100.00%	*	427.8	107.0	2012

*	direct shareholdings

**	direct and indirect shareholdings

***	Additionally, the company is indirectly involved in working groups

****	Waiver according to Section 264 (3) oft he German Commercial Code (HGB)

Appendix 2 to the Notes to

the Consolidated Financial Statements

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED SEGMENT REPORTING

FOR THE FINANCIAL YEAR 2012

	External revenue		Internal revenue		Total revenue		Segment earnings		Assets		Depreciation and amortisation
	2012	2011	2012	2011	2012	2011	2012	2011	12/31/2012	12/31/2011	2012	2011
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Segments
Residential Property Management	240.1	196.4	2.2	2.1	242.3	198.5	194.4	157.4	4,627.1	2,938.8	0.0	0.0
Disposals	167.8	150.6	9.7	11.2	177.5	161.8	19.9	10.6	77.5	110.3	0.0	0.0
Nursing and Assisted Living	42.0	40.1	0.0	0.0	42.0	40.1	9.9	9.2	4.6	3.0	–0.6	–0.3
Reconciliation with consolidated financial statement
Central functions and other operational activities	0.3	0.4	31.0	31.1	31.3	31.5	–27.7	–35.2	116.7	186.4	–2.5	–2.7
Consolidations and other reconciliations	–0.4	–0.4	–42.9	–44.4	–43.3	–44.8	0.0	0.0	0.0	0.0	0.0	0.0

	449.8	387.1	0.0	0.0	449.8	387.1	196.5	142.0	4,825.9	3,238.5	–3.1	–3.0

The following auditor’s report (Bestätigungsvermerk) refers to the consolidated financial statements prepared on the basis of International Financial Reporting Standards (IFRS), as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”) as well as the group management report prepared on the basis of German commercial law (HGB) of Deutsche Wohnen AG for the fiscal year ended December 31, 2012 as a whole and not solely to the consolidated financial statements presented in this Prospectus on the preceding pages. The above-mentioned auditor’s report (Bestätigungsvermerk) and consolidated financial statements are both translations of the respective German-language documents.

AUDITOR’S REPORT

We have audited the consolidated financial statements prepared by the Deutsche Wohnen AG, Frankfurt/Main, comprising the balance sheet, the profit and loss statement, the statement of comprehensive income, the statement of cash flows, the statement of changes in equity and the notes to the consolidated financial statements, together with the group management report for the fiscal year from January 1, 2012 to December 31, 2012. The preparation of the consolidated financial statements and the group management report in accordance with IFRSs as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB [“Handelsgesetzbuch”: “German Commercial Code”] are the responsibility of the parent company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Sec. 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW ). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements comply with IFRSs as adopted by the EU, the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.

Berlin, February 25, 2013

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Völker	Glöckner
Wirtschaftsprüfer	Wirtschaftsprüfer
[German public auditor]	[German public auditor]

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

OF DEUTSCHE WOHNEN AG

FOR THE YEAR ENDED DECEMBER 31, 2011 (IFRS)

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2011

	Notes	31/12/2011	31/12/2010
		in EUR k	in Euro k
ASSETS
Investment properties	D.1	2,928,816	2,820,952
Property, plant and equipment	D.2	18,636	16,536
Intangible assets	D.3	2,511	3,483
Derivative financial instruments	D.6	0	9,192
Other non-current assets		561	517
Deferred tax assets	D.14	63,037	78,651
Non-current assets		3,013,561	2,929,331
Land and buildings held for sale	D.4	63,476	15,159
Other inventories		2,937	2,298
Trade receivables	D.5	13,959	6,690
Income tax receivables		797	2,353
Derivative financial instruments	D.6	0	75
Other current assets		2,329	1,944
Cash and cash equivalents	D.7	167,829	46,016
Subtotal current assets		251,327	74,535
Non-current assets held for sale	C.9	37,388	34,314
Current assets		288,715	108,849
Total Assets		3,302,276	3,038,180

EQUITY AND LIABILITIES
Equity attributable to shareholders of the parent company
Issued share capital	D.8	102,300	81,840
Capital reserve	D.8	496,174	370,048
Retained earnings	D.8	484,598	437,682
		1,083,072	889,570
Non-controlling interests	D.8	302	302
Total equity		1,083,374	889,872
Non-current financial liabilities	D.9	1,728,291	1,338,954
Employee benefit liability	D.10	42,662	44,747
Liabilities to limited partners in funds	D.11	0	476
Tax liabilities	D.13	41,221	48,496
Derivative financial instruments	D.6	71,731	43,922
Other provisions	D.12	8,265	9,789
Deferred tax liabilities	D.14	96,219	92,021
Total non-current liabilities		1,988,389	1,578,405
Current financial liabilities	D.9	106,382	445,565
Trade payables		35,634	29,236
Liabilities to limited partners in funds	D.11	7,287	22,011
Other provisions	D.12	3,295	3,465
Derivative financial instruments	D.6	23,241	26,416
Tax liabilities	D.13	17,411	15,433
Other liabilities		37,263	27,777
Total current liabilities		230,513	569,903
Total equity and liabilities		3,302,276	3,038,180

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED PROFIT AND LOSS STATEMENT FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2011

	Notes	2011	2010
		in EUR k	in Euro k
Income from Residential Property Management	E.16	196,373	189,770
Expenses from Residential Property Management	E.17	–38,981	–38,801
Earnings from Residential Property Management		157,392	150,969
Sales proceeds		150,596	171,682
Cost of sales		–8,280	–6,912
Carrying amounts of assets sold		–131,742	–152,116
Earnings from Disposals	E.18	10,574	12,654
Income from Nursing and Assisted Living		40,105	40,651
Expenses from Nursing and Assisted Living		–30,875	–31,754
Earnings from Nursing and Assisted Living	E.18	9,230	8,897
Corporate expenses	E.20	–32,951	–31,795
Other expenses		–2,262	–4,606
Subtotal		141,983	136,119
Gains from fair value adjustments of investment properties	D.1	40,049	47,178
Depreciation and amortisation	D.2/3	–3,007	–3,044
Earnings before interest and taxes (EBIT)		179,025	180,253
Finance income		675	848
Losses from fair value adjustments of derivative financial instruments	D.6	–199	–234
Finance expense	E.21	–93,712	–123,728
Profit before taxes		85,789	57,139
Income taxes	E.22	–35,214	–33,334
Profit for the period		50,575	23,805
Thereof attributable to:
Shareholders of the parent company		50,575	23,805
Non-controlling interests		0	0
Earnings per share
basic in EUR		0.61	0.29
diluted in EUR		0.61	0.29

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2011

	2011	2010
	in EUR k	in Euro k
Profit for the period	50,575	23,805
Other comprehensive income
Net gain/loss from derivative financial instruments	–33,691	9,630
Income tax effect	10,484	–2,998
	–23,207	6,632
Actuarial gains/losses	1,528	–3,650
Income tax effect	–456	1,113
	1,072	–2,537
Other comprehensive income after taxes	–22,135	4,095
Total comprehensive income, net of tax	28,440	27,900
Thereof attributable to:
Shareholders of the parent company	28,440	27,900
Non-controlling interests	0	0

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM

1 JANUARY TO 31 DECEMBER 2011

	Notes	2011	2010
		in EUR k	in EUR k
Operating activities
Profit/loss for the period		50,575	23,805
Finance income		–675	–848
Finance expense		93,712	123,728
Income taxes		35,214	33,334
Profit/loss for the period before interest and taxes		178,826	180,019
Non-cash expenses/income
Fair value adjustment of investment properties	D.1	–40,049	–47,178
Depreciation and amortisation	D.2/3	3,007	3,044
Fair value adjustments to interest rate swaps		199	234
Other non-cash operating expenses/income	G	–20,338	–24,312
Change in net working capital
Change in receivables, inventories and other current assets		2,298	2,986
Change in operating liabilities		7,452	7,107
Net operating cash flows		131,395	121,900
Interest paid		–79,446	–86,149
Interest received		675	848
Taxes paid/received excluding EK-02-payments		481	–2,901
Net cash flows from operating activities before EK-02-payments		53,105	33,698
EK-02-payments	D.13	–9,603	–23,839
Net cash flows from operating activities		43,502	9,859
Investing activities
Sales proceeds		149,378	182,283
Purchase of property, plant and equipment / investment property and other non-current assets	G	–260,382	–89,243
Receipt of investment subsidies		1,645	4,106
Payments to limited partners in funds	D.11	–15,763	–28,416
Net cash flows from investing activities		–125,122	68,730
Financing activities
Proceeds from borrowings	D.9	633,111	137,894
Repayment of borrowings	D.9	–592,366	–203,963
Prepayment penalties		0	–23,599
Proceeds from the capital increase	D.8	186,476	0
Costs of the capital increase	D.8	–7,420	0
Dividend paid		–16,368	0
Net cash flows from financing activities		203,433	–89,668
Net change in cash and cash equivalents		121,813	–11,079
Opening balance of cash and cash equivalents		46,016	57,095
Closing balance of cash and cash equivalents		167,829	46,016

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2011

			Retained earnings
	Issued share capital	Capital reserves	Pensions	Reserves for cash flow hedge	Other reserves	Subtotal	Non- controlling interests	Equity
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Notes	D.8	D.8	D.8	D.8	D.8		D.8
Equity as at 1 January 2010	81,840	455,761	204	–44,805	368,670	861,670	302	861,972
Profit/loss for the period					23,805	23,805		23,805
Other comprehensive income after tax			–2,537	6,632		4,095		4,095
Total comprehensive income, net of taxes			–2,537	6,632	23,805	27,900	0	27,900
Transfer from the capital reserve		–85,713			85,713	0	0	0
Equity as at 31 December 2010	81,840	370,048	–2,333	–38,173	478,188	889,570	302	889,872
Equity as at 1 January 2011	81,840	370,048	–2,333	–38,173	478,188	889,570	302	889,872
Profit/loss for the period					50,575	50,575	0	50,575
Other comprehensive income after tax			1,072	–23,207		–22,135		–22,135
Total comprehensive income, net of taxes			1,072	–23,207	50,575	28,440	0	28,440
Capital increase	20,460	166,016				186,476		186,476
Costs of capital increase, less tax effects		–5,046				–5,046		–5,046
Transfer from the capital reserve		–34,844			34,844	0	0	0
Dividend paid					–16,368	–16,368		–16,368
Equity as at 31 December 2011	102,300	496,174	–1,261	–61,380	547,239	1,083,072	302	1,083,374

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

Notes to the Consolidated Financial Statements

FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2011

A	GENERAL INFORMATION ON THE CONSOLIDATED FINANCIAL STATEMENTS OF THE DEUTSCHE WOHNEN GROUP

1	The Deutsche Wohnen Group

The consolidated financial statements of Deutsche Wohnen AG (“Deutsche Wohnen”) as at 31 December 2011 were prepared by the Management Board on 24 February 2012. The Supervisory Board is scheduled to approve the consolidated financial statements at its meeting on 19 March 2012. Deutsche Wohnen AG is a publicly-listed real estate company based in and operating across Germany with its registered office at Pfaffenwiese 300, Frankfurt/Main, and is registered in the commercial register of the Frankfurt/Main District Court under number HRB 42388.

The business activities of Deutsche Wohnen AG are limited to its role as the holding company for the companies in the Group. These activities include the following functions: Legal, Human Resources, Finance/ Controlling/Accounting, Communication/Marketing and Investor Relations. The operating subsidiaries focus on residential property management and disposals relating to properties mainly situated in Berlin and the Rhine-Main area, as well as on the division Nursing and Assisted Living.

The consolidated financial statements are presented in Euros. Unless otherwise stated, all figures are rounded to the nearest thousand Euro (k EUR). For arithmetical reasons there may be rounding differences between tables and references and the exact mathematical figures.

2	Consolidated financial statements

The consolidated financial statements of Deutsche Wohnen and its subsidiaries were prepared in accordance with the International Financial Reporting Standards (IFRS) as applicable in the European Union (EU).

The consolidated financial statements have been prepared on a historical cost basis. This excludes, in particular, investment properties and derivative financial instruments, which are measured at fair value.

The consolidated financial statements comprise the financial statements of Deutsche Wohnen and its subsidiaries to 31 December of each financial year. The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company.

The disclosure in the consolidated profit and loss statement was changed above the “subtotal-” line compared to the reporting date of the “Interim Result”. This change was made to better depict the business model of Deutsche Wohnen and thus provide a more transparent representation of the profit situation to the external readers. The result is that the disclosure is also easier to compare with competitors. The changes are also effective for the previous year. The following significant changes have been made to the disclosure:

•	The income and expenses from Residential Property Management are reported separately as a separate item.

•

The income and expenses from Nursing and Assisted Living are newly summarised in “Earnings from Nursing and Assisted Living” and further explained in the Notes to the Consolidated Financial Statements.

•	The costs of sales are now shown in the earnings on Disposals.

•	The corporate expenses now include staff costs (excluding Nursing and Assisted Living) and the on-going general and administration expenses (excluding Nursing and Assisted Living).

in EUR m	Earnings from Residential Property Management	Earnings from Disposals	Earnings from Nursing and Assisted Living	Corporate expenses	Other expenses	Total
Revenues	264.6		33.2			297.8
Earnings from Disposals		19.6				19.6
Other operating income	1.0		4.7	0.7	3.2	9.6
Total operating expense	–114.6	–6.9	–29.0	–32.5	–7.9	–190.9
	151.0	12.7	8.9	–31.8	–4.7	136.1

3	Application of IFRS in the financial year

With the exception of new and revised standards and interpretations, the same accounting and valuation methods were applied to the consolidated financial statements for the past financial year as were used for the consolidated financial statements as at 31 December 2010.

In the financial year 2011 there were no changes arising from the first-time application of the IFRS standards or IFRIC interpretations.

The following shows already published but not yet applied IFRS standards:

IFRS 9 “Financial Instruments” was published by the IASB in November 2009. According to this standard, in future financial assets are to be allocated to one of the two valuation categories “at amortised cost” or “at fair value”, and valued accordingly. Additionally, in October 2010 the regulations covering the accounting of financial liabilities were published. IFRS 9 is to be applied to financial years that begin on or after 1 January 2015. The application of the new standard will result in changes to the presentation and accounting of financial assets and liabilities.

In May 2011 the IASB published IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements”: IFRS 12 “Disclosure of Interests in Other Entities”, amendments to IAS 27 “Separate Financial Statements” and amendments to IAS 28 “Investments in Associates and Joint Ventures”. IFRS 10 will replace the current regulations on consolidated financial statements (parts of IAS 27 “Consolidated and Separate Financial Statements”) and special purpose entities (SIC 12 “Consolidation — Special Purpose Entities”). The application of the new standards will not likely lead to changes in the consolidated financial statements.

The IFRS 13, “Fair Value Measurement”, was published in May 2011. The new standard provides guidance on how to determine the fair value. IFRS 13 is mandatory for financial years that begin on or after 1 January 2013. It has not yet been adopted into EU law. The application of this standard is not expected to lead to adjustments in the consolidated financial statements.

In June 2011 the IASB published “Amendments to IAS 1 — Presentation of Items of Other Comprehensive Income”. The application of the changed standard will result in changes to the presentation of the consolidated statement of comprehensive income.

In June 2011 the “Amendments to IAS 19 — Employee Benefits” was published. This includes new rules on accounting for pension plan commitments and other employee benefits. The application of the standard will result in no changes to the consolidated financial statements.

The IASB and the IFRS IC issued further statements that will not have any significant effect on our consolidated financial statements.

4	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Judgements

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements. However, this excludes decisions involving estimates.

Operating lease commitments-Group as lessor

The Group has entered into leases to rent on its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties and accounts for the contracts as operating leases. The carrying amounts of the investment properties amounted to EUR 2,928.8 million (previous year: EUR 2,821.0 million).

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial years are discussed below.

Fair value of investment properties

The fair value of investment properties was determined internally by a portfolio valuation as at 31 December 2011. The properties are clustered on the basis of their location and property quality. Assumptions regarding the development of rents, vacancies, vacancy losses, maintenance costs, and discount rates are made on the basis of these clusters. These valuation assumptions are subject to uncertainties due to their long-term nature that may lead to either positive or negative value adjustments in the future. The global crisis in the financial markets generated a high level of uncertainty in the European property market. In this environment, it is possible that fair values will be subject to volatility. The carrying amounts of the investment properties amounted to EUR 2,928.8 million (previous year: EUR 2,821.0 million).

Pensions and other post-employment benefits

Expenses relating to post-employment defined benefit plans are determined on the basis of actuarial calculations. The actuarial calculations are made on the basis of assumptions regarding discount rates, future wage and salary increases, mortality and future pension increases. Such estimates are subject to significant uncertainty due to the long-term nature of these plans. The employee benefit liability from pension obligations as at 31 December 2011 amount to EUR 42.7 million (previous year: EUR 44.7 million).

Liabilities to limited partners in funds

The limited partners of DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn (hereinafter “DB 14”) have the possibility of tendering their shares until 2019. The full tendering of all limited partnership interests was assumed as a basis for the measurement of the liability. As at 31 December 2011, the liability amounted to EUR 7.3 million (previous year: EUR 22.5 million).

B	BASIS OF CONSOLIDATION AND CONSOLIDATION METHODS

1	Basis of consolidation

The consolidated financial statements comprise Deutsche Wohnen AG and the subsidiaries it controls from the time of their acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases. The composition of Deutsche Wohnen can be seen in the list of shareholdings attached as Appendix 1.

In 2011, there were the following changes in the consolidation: Since 1 June 2011 Promontoria Holding XVI N. V., based in Amsterdam, the Netherlands, and since 30 September 2011 AGG Auguste-Viktoria-Allee Grundstu ¨ cks GmbH, Berlin, SGG Scharnweberstraße Grundstu ¨ cks GmbH, Berlin, and Holzmindener Straße/Tempelhofer Weg Grundstu ¨ cks GmbH, Berlin were fully consolidated as wholly owned indirect subsidiaries. Those transactions do not constitute a business combination in accordance with IFRS 3. There have been no further significant changes to the basis of consolidation.

2	Consolidation methods

The financial statements for the subsidiaries are prepared using consistent accounting and valuation methods as at the same reporting date as the financial statements of the parent company. Subsidiaries are fully included in the consolidation from the time of acquisition, being the date on which the Group obtains control. They continue to be consolidated until the date when such control ceases.

Consolidation of capital is made in accordance with the acquisition method, according to which the acquisition costs are offset against the net assets of the shareholdings carried at fair value at the time of the acquisition.

All intra-Group balances, transactions, revenues, expenses, and gains and losses from intra-Group transactions which are included in the carrying amount of the assets are eliminated in full.

Non-controlling interests represent the share of the profits and net assets not attributable to the Group. Non-controlling interests are shown separately in the consolidated profit and loss statement and in the consolidated balance sheet. The disclosure in the consolidated balance sheet is made within equity, separate from the equity attributable to the owners of the parent company.

C	ACCOUNTING POLICIES

1	Investment properties

Investment properties are properties that are held to generate rental income or for the purposes of generating value and which are not used by the company itself or held for sale in the course of normal business activities. Investment properties include land with residential and commercial buildings, undeveloped land and land with leasehold rights.

Investment properties are measured initially at cost including transaction costs. Subsequent to the initial recognition, investment properties are stated at fair value. Gains or losses arising from changes in the fair values of investment properties are included in the profit and loss statement.

Internal valuations were made as at 31 December 2011 and 31 December 2010. The portfolio was also evaluated by CB Richard Ellis GmbH, Frankfurt/Main, as at 31 December 2011 and 31 December 2010 and the total value was confirmed. Value deviations for individual properties were no larger than +/-10%. The total valuation by CB Richard Ellis GmbH varied by G 0.1% (previous year: 0.2%) from the internal valuation.

The valuation was performed in both financial years as follows: The properties were clustered. Homogeneous groups (clusters) were created on the basis of the location and quality of the units and their relative risks.

The clusters were created based on the following characteristics:

Cluster	Location characteristic	Property characteristic
AA	Good location	Good property
AB	Good location	Normal property
AC	Good location	Basic property

BA	Normal location	Good property
BB	Normal location	Normal property
BC	Normal location	Basic property

CA	Basic location	Good property
CB	Basic location	Normal property
CC	Basic location	Basic property

These clusters were further split into the regions Berlin, Brandenburg, Rhine-Main/Rhine Valley South, the residual of Rhineland-Palatinate and others.

Investment properties are derecognised when either they have been disposed of or when the investment property is permanently withdrawn from use and no future economic benefit is expected from its disposal. Gains or losses from the permanent withdrawal from use or disposal of investment properties are recognised in the year of their withdrawal from use or disposal.

Properties are transferred from the investment properties portfolio if there is a change of use caused by the company either starting to use the property itself or by the commencement of development with an intention to dispose.

If there is a transfer of investment properties into the portfolio of owner-occupied properties, the deemed cost for subsequent accounting is the fair value at the date of change in use.

2	Property, plant and equipment

Property, plant and equipment are stated at cost net of cumulative depreciation and accumulated impairment losses. Subsequent acquisition costs are recognised insofar as it is likely that a future economic benefit from the property, plant or equipment will accrue for Deutsche Wohnen.

Straight-line depreciation is based on the estimated useful life of the asset. The useful life of buildings is 50 years. The useful life of moveable assets is four to ten years.

Impairment tests regarding the carrying amounts of property, plant and equipment are performed as soon as there are indications that the carrying amount of an asset exceeds its recoverable amount.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is included in the consolidated profit and loss statement when the asset is derecognised.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted if appropriate.

3	Intangible assets

Deutsche Wohnen only recognises acquired intangible assets on the balance sheet. These are measured on initial recognition at cost and are amortised using the straight-line method over their respective useful lives. Their useful lives are between three and five years.

4	Borrowing costs

Borrowing costs are recognised as an expense in the period in which they arise. There were no effects from the application of IAS 23 (revised), as the relevant assets (properties) were already recognised at fair value.

5	Impairment of non-financial assets

The non-financial assets consist mainly of property, plant and equipment, intangible assets and inventories. The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash flows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

Impairment losses are recognised in the profit and loss statement in those expense categories consistent with the function of the impaired asset.

For all non-financial assets an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. In this case, the carrying amount of the asset is increased to its recoverable amount. The reversal is limited so that the carrying amount of the asset does not exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the profit and loss statement.

6	Financial assets

Financial assets within the scope of IAS 39 are classified by Deutsche Wohnen

•	as financial assets at fair value through profit or loss,

•	as loans and receivables,

•	as available-for-sale financial assets, or

•	as derivative financial instruments designed as hedging instruments in an effective hedge.

The financial assets are recognised initially at fair value plus, in case of investments not at fair value through profit and loss, directly attributable transaction costs. Financial assets are assigned to the categories upon initial recognition. If permitted and necessary, reclassifications are made at the end of the financial year.

Other than derivative financial instruments with and without hedging context (interest rate swaps), Deutsche Wohnen has not recognised any financial assets held for trading purposes or financial assets held to maturity, yet.

The receivables and other assets recognised in the consolidated financial statements of the Deutsche Wohnen Group are allocated to the category “loans and receivables”. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently measured at amortised cost using the effective interest method less impairment. Gains and losses are recognised in profit/loss for the period when the loans and receivables are derecognised or impaired or when amortised.

Impairment of receivables from rental activities is made on the basis of empirical values. Reasonable individual impairments are made for other receivables and assets.

Interest rate swaps are recognised at fair value on the basis of a mark-to-market method, regardless of whether they are classified as an effective or non-effective hedging instrument.

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when the contractual rights to receive cash flows from the asset have expired.

7	Inventories

Inventories comprise land and buildings held for sale and other inventories. Land and buildings held for sale are sold in the normal course of business, so it exceeds a period of twelve months.

The initial valuation is made at cost. At reporting date the inventories are valued at the lower value of cost or cost and net realisable value. The net realisable value is the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale.

8	Cash and cash equivalents

Cash and cash equivalents in the consolidated balance sheet comprise cash at banks and on hand and short-term deposits with original maturities of less than three months.

9	Non-current assets held for sale

The Deutsche Wohnen Group recognises investment properties as assets held for sale if notarised contracts of sale are available at the reporting date but transfer of ownership takes place at a later date. Measurement is made at the lower of the carrying amount or acquisition price. In the case of own-used property by the company (IAS 16), depreciation is discontinued from the time of reclassification. The property is allocated to the Disposals segment.

10	Financial liabilities

Financial liabilities within the scope of IAS 39 are classified by Deutsche Wohnen

•	as other financial liabilities that are carried at amortised cost, or

•	as derivative financial liabilities that meet the requirements of an effective hedging transaction.

Financial liabilities

Loans and borrowings are initially recognised at fair value less the transaction costs directly associated with the loan. After initial recognition, the interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in the profit or loss statement when the liabilities are derecognised or during the amortisation process.

Profit participation rights

GEHAG employees have the opportunity to participate in GEHAG as silent shareholders in the form of profit participation rights. These profit participation rights are purchased at nominal amount and give an entitlement to profit participation. Employees have the right to terminate their profit participation rights after eight years. If the right of termination is exercised, the cumulative balance of the capital account is paid out (nominal value + profit share ./. share of losses). There is no obligation to commit additional capital. The profit participation rights are recognised as non-current debt capital (EUR < 0.1 million) within the financial liabilities.

Trade payables and other liabilities

Liabilities are initially recognised at fair value. After initial recognition, they are measured at amortised cost using the effective interest method. Gains and losses are recognised in the profit or loss statement when the liabilities are derecognised or during the amortisation process.

Liabilities to limited partners in funds

According to IAS 32 (revised 2003), the termination rights of a limited partner are a decisive criteria for the distinction between equity and debt capital. Financial instruments that give the owner (here: limited partner) the right to return the instrument to the issuer in return for payments of money constitute a financial liability. Due to the termination rights of the limited partners, the limited partnership interests and the “net assets of shareholders” are recognised as debt capital. According to IAS 32.35 (revised 2003), the profit share of the limited partners and minority shareholders are consequently recognised as a finance expense.

The net assets of the limited partners have to be recognised at the fair value of any possible repayment amount at the end of the financial year. Value increases are recognised as finance expense and impairments as finance income in the consolidated profit and loss statement. The amount of the repayment obligation depends on the articles of association.

Within Deutsche Wohnen there are liabilities to limited partners in funds of EUR 7.3 million (previous year: EUR 22.5 million).

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modifications is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognised in the profit and loss statement. The difference between the respective carrying amounts is recognised in the profit and loss statement.

11	Pensions and other post-employment benefits

Employee benefit liabilities are recognised for commitments (pensions, invalidity, surviving spouse pensions and surviving dependent benefits) for pensions and on-going benefits to eligible active and former employees and their surviving dependents.

Expenses for benefits granted as part of defined contribution plans are determined using the projected unit credit method. Actuarial gains and losses are recognised with an earnings-neutral effect in the consolidated statement of comprehensive income.

On the basis of statutory provisions, Deutsche Wohnen pays contributions to state pension insurance funds from defined contribution plans. These current contributions are shown as social security contributions within staff expenses. Payment of the contributions does not constitute any further obligations for the Group.

There is also a pension plan drawn up in accordance with the regulations governing public sector supplementary pensions. It is based on membership of a Group company in the Bayerische Versorgungskammer (hereinafter BVK) — the supplementary pension fund for municipalities in Bavaria. The supplementary pension comprises a partial or full reduced earnings capacity pension plus an age-related pension as a full pension or surviving dependant’s pension. The charge levied by the BVK is determined by the employees’ compensation used to calculate the supplementary pension contribution.

The BVK therefore represents a multi-employer defined benefit plan that, in accordance with IAS 19.30 (a), is accounted for as a defined contribution plan because the BVK has not provided sufficient information to account for the plan as a defined benefit plan.

No specific information is known regarding any overfunding or underfunding of the plan or the related future effects on Deutsche Wohnen Group. In future, decreasing/increasing payments of premiums by Deutsche Wohnen to the BVK may result from possible surpluses or deficits.

12	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the profit and loss statement net of any reimbursement. If the impact of the interest rate is significant, provisions are discounted at an interest rate before tax that reflects the specific risks of the liability. In the case of discounting, the increase in provisions due over time is recognised as a finance expense.

13	Leases

Leasing transactions are differentiated between finance leases and operating leases. Contractual provisions that transfer all significant risks and rewards associated with the ownership of an asset to the lessee are reported as finance leases. The lessee recognises the leased asset as an asset and the corresponding obligations are recognised as liabilities. All other leasing transactions are reported as operating leases. Payments from operating leases are recorded as an expense on a straight-line basis over the contract period.

14	Revenue and expenses recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. In addition, the following criteria have to be met when recognising revenue:

Rental income

Rental income from investment properties is recognised monthly over the period of the lease in accordance with the tenancy agreement.

Disposal of property

Revenue is recognised when the significant risks and rewards associated with the ownership of the disposed property have been transferred to the purchaser.

Services

Revenue is recognised in accordance with the delivery of the service.

As part of the long-term performance-based remuneration there are share-based remuneration components which are settled through funds. The remuneration components to be expensed over the vesting period correspond to the fair value of the equity-based remuneration on the reporting date. The determination of fair values is based on generally accepted valuation methodss. Provisions / liabilities are accounted for in a corresponding amount.

15	Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. In the case of a grant related to an expense item, it is recognised as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

Deutsche Wohnen has received government grants in the form of disbursement subsidies, disbursement loans and subsidised-interest loans.

Disbursement subsidies, in the form of rent subsidies, are recognised in the profit and loss statement. They are recognised as income from residential property management.

Disbursement loans and subsidised-interest loans are property loans and are recognised as financial liabilities. In comparison with loans made under market conditions, both offer advantages such as lower interest rates or interest-free and redemption-free periods. The loans are measured at fair value and are subsequently carried at amortised cost. However, they are to be viewed in context with rent restrictions of the properties, which were taken into account when determining the fair value.

Deutsche Wohnen also received investment grants amounting to EUR 1.6 million (previous year: EUR 4.1 million) and these were offset against acquisition costs.

16	Taxes

Current income tax assets and liabilities

Current income tax assets and liabilities for the current period and for previous periods are measured at the amount expected to be recovered or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those enacted as at reporting date.

Deferred taxes

Deferred tax is provided using the liability method on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes. Deferred tax liabilities are recognised for all temporary differences except of the following: In respect of taxable temporary differences associated with investments in subsidiaries, associates and interest in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future, deferred tax liabilities are not recognised.

Deferred tax assets are recognised for all deductible temporary differences, carry forwards of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised. The following exceptions apply:

•

Deferred tax assets from deductible temporary differences which arise from the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the business transaction, affect neither the accounting profit nor taxable profit or loss may not be recognised.

•

Deferred tax assets from deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount for deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items that are recognised directly in equity are recognised in equity and not in the consolidated profit and loss statement.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

17	Derivative financial instruments and hedging transactions

The Group uses derivative financial instruments (interest rate swaps) to hedge against interest rate risks. These derivatives are initially recognised at fair value when the corresponding agreement is entered into and are subsequently measured at fair value. Derivative financial instruments are recognised as assets if their fair value is positive and as liabilities if their fair value is negative. Measurement is derived using the mark-to-market method.

Deutsche Wohnen recognises concluded interest rate swaps on the basis of the hedge accounting regulations of IAS 39. In addition to documentation of the hedging correlation between the hedge and the underlying item, one requirement for hedge accounting is proof of the effectiveness of the hedging correlation between the hedge and the underlying item. If an effective correlation exists, the effective part of the value adjustment of the hedge is directly recognised in equity without affecting earnings. The non-effective part is recognised in the profit and loss statement. As far as the requirements for hedge accounting existed, the fair values of the hedging instruments were classified as current or non-current assets/liabilities. Deutsche Wohnen tested the effectiveness of the concluded interest hedges on a prospective (critical terms method) and a retrospective basis. In the case of derivative financial instruments which do not meet the criteria for hedge accounting, gains or losses from changes in fair value are immediately recognised in the profit or loss statement.

Deutsche Wohnen only hedges cash flows which relate to future interest expenses.

D	NOTES TO THE CONSOLIDATED BALANCE SHEET

Non-current assets

1	Investment properties

Investment properties are recognised at fair value. Fair value developed as follows during the financial year:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Start of period	2,820,952	2,835,483
Acquisitions	159,035	83,377
Other additions	23,182	13,434
Disposals	–77,014	–124,206
Fair value adjustment	40,049	47,178
Transfer	–37,388	–34,314

End of period	2,928,816	2,820,952

The transfer includes the property reclassified as non-current assets for sale in the current year.

The following principles were applied to the valuation as at 31 December 2011 and 31 December 2010:

Based on the clusters:

•	Derivation of annual rates of increase in rent.

•	Derivation of target vacancy rates over a period of 1.0 to 4.5 years.

•	Derivation of capitalisation rates and discount rates.

Based on the properties:

•	Determination of the market rent as at the reporting date.

•	Development of rent per sqm of lettable area based on market rent and in-place rent/current gross rental income.

•	Development of costs (maintenance, administration, rental loss and non-recoverable expenses, ground rent (if applicable)).

•

Determination of cash flows from annual proceeds and payments and the terminal value at the end of year 10, based on the recurring cash flow expected in year 11 or an expected sales price less sales expenses.

•	Calculation of a fair value based on the administrative unit as at the reporting date.

The capitalisation and discount rates were derived based on the risk-free interest rate (10-year average of net yields of federal bonds: 3.32% (previous year: 2.95%) and property-specific risk estimates. Discount rates of 6.10 % to 8.35 % were applied. The weighted average of the discount rates is 6.7%. The capitalisation rates range from 4.75 % to 7.50%.

This results in an average value of EUR 946 per sqm (previous year: EUR 926 per sqm) and a multiplier of 13.7 (previous year: 13.7) based on the potential current gross rental income as at 31 December 2011 and a multiplier of 14.2 (previous year: 14.4) based on the current gross rental income. The portfolio without fair value adjustments would have had an average value of EUR 933 per sqm (previous year: EUR 910 per sqm). The increase in fair values of investment properties is due to the improvement in economic property parameters (rent levels, vacancy rates, discount rate).

A capitalisation and discount rate shift of 0.1 % causes a fair value adjustment of EUR 50 million (previous year: EUR 47 million).

The investment properties serve as collateral for the loans. There are also agreements in individual cases according to which the condition of the properties may not deteriorate. In the case of acquisitions in 2011, it was agreed with the creditors to carry out renovation measures totalling EUR 4.6 million.

Insofar as no significant deviations from the current market value determined as at the reporting date resulted from the valuation of the properties according to the parameters and assumptions above, the current market value from the previous year was carried forward.

All of the Group’s investment properties are leased under operating leases. The rental income generated from this amounted to EUR 196.4 million (previous year: EUR 189.8 million). The expenses directly associated with the investment properties amounted to EUR 39.0 million (previous year: EUR 38.8 million).

Deutsche Wohnen is partly subject to restrictions with regards to rental increases related to certain preferential tenants and in relation to grants in the form of subsidised-interest loans or investment subsidies. Additionally, we must comply with legal obligations when privatising apartments.

2	Property, plant and equipment

Land and buildings, plant and equipment classified under IAS 16 are reported under this item. They developed as follows during the financial year:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Cost
Start of period	23,764	23,536
Additions	4,093	1,046
Disposals	–677	–818

End of period	27,180	23,764

Cumulative depreciation and impairment
Start of period	7,228	6,135
Additions	1,697	1,809
Disposals	–381	–716

End of period	8,544	7,228

Net carrying amounts	18,636	16,536

The land and buildings included in property, plant and equipment (EUR 11.4 million, previous year: EUR 8.8 million) are mainly property-secured.

3	Intangible assets

Intangible assets developed as follows:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Cost
Start of period	6,959	6,887
Additions	338	434
Disposals	–20	–362

End of period	7,277	6,959

Cumulative depreciation and impairment
Start of period	3,476	2,329
Additions	1,310	1,235
Disposals	–20	–88

End of period	4,766	3,476

Net carrying amounts	2,511	3,483

Intangible assets mainly comprise software licences.

4	Land and buildings held for sale

The increase in land and properties held for sale is largely due to an acquisition of already privatised residential units that were acquired for disposal purposes. Proceeds of EUR 24.5 million (previous year: EUR 4.3 million) were generated in the financial year 2011. The proceeds were partly offset by carrying amounts of assets sold of EUR 20.5 million (previous year: EUR 2.8 million).

5	Trade receivables

Receivables are made up as follows:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Receivables from rental activities	5,643	4,526
Receivables from the disposal of land	7,317	1,461
Other trade receivables	999	703

	13,959	6,690

Receivables from rental activities are interest-free and are always overdue. Impairments are made based on the age structure and/or according to whether the tenants are active or former tenants. There have been write-downs formed of almost all overdue receivables.

In the financial year 2011 rental claims totalling EUR 1.4 million (previous year: EUR 1.8 million) were written off or impaired. The impairment of receivables as at 31 December 2011 amounted to EUR 5.3 million (previous year: EUR 5.3 million).

Receivables from the disposal of land are interest-free and are due between 1 and 90 days.

The non-impaired receivables from the disposal of land are due as follows:

	Thereof, neither impaired nor overdue as at reporting date	Thereof, neither impaired nor overdue in the following periods as at reporting date
		less than 30 days	between 30 and 60 days	between 61 and 90 days	more than 91 days
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
2011	6,506	275	91	222	223
2010	756	639	0	3	63

Other receivables are interest-free and are due between 1 and 90 days.

6	Derivative financial instruments

The Deutsche Wohnen Group has concluded several interest hedges with a nominal amount of EUR 1,206 million (previous year: EUR 1,177 million). The cash flows of the underlying hedged item under the cash flow hedge accounting will be incurred in the years 2012 to 2018. The strike rates are between 2.28% and 4.74%. The negative fair value as at 31 December 2011 amounted to EUR 95.0 million (previous year: EUR 61.1 million).

There are no significant default risks as the interest rate swaps were concluded with major banks. If the interest rate level changes, the market values change accordingly. Income and expenses are recognised in equity for the effective part of a hedge, while the non-effective part is recognised within current earnings. If the interest rate level should rise/fall by 50 basis points, the fair value of the interest rate swap rises/falls by approximately EUR 24.7 million (previous year: EUR 27.0 million).

7	Cash and cash equivalents

The cash and cash equivalents of EUR 167.8 million (previous year: EUR 46.0 million) mainly consist of cash at banks, cheques and cash on hand. Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rate. As at the reporting date, the Deutsche Wohnen Group had cash and cash equivalents amounting to EUR 25.8 million (previous year: EUR 16.8 million) which were restricted in use. This primarily relates to the purchase collection accounts for special repayments from disposals, the cash funds of DB 14 and rental deposits.

8	Equity

Please refer to the consolidated statement of changes in equity for the development of equity.

a)	Issued share capital

The registered capital amounts to EUR 102.3 million (previous year: EUR 81.8 million). The registered capital comprises 102,300,000 no-par value shares (previous year: 81,840,000 no-par value shares) with a notional share of EUR 1.00 per share. All shares have been issued and are paid in full. In November 2011 Deutsche Wohnen AG increased its share capital through the issue of new shares with partial utilisation of the authorised capital from the Annual General Meeting of 31 May 2011. Thus, the subscribed capital of the company was increased by issuing 20,460,000 new shares. Cash contributions in the amount of an average of EUR 9.11 per share (total: EUR 186,476 k) were made on the newly issued shares. The capital increase was registered in the commercial register.

The company shares are either registered or bearer shares. If the shares are issued as registered shares, the registered shareholders are entitled to request — in writing or in text form (Section 126b of the German Civil Code [BGB]) — from the Management Board that the registered shares for which they are listed in the company’s share register be converted into bearer shares. A conversion of the shares requires the consent of the Management Board.

New shares issued due to a capital increase are issued as bearer shares.

With the consent of the Supervisory Board, the Management Board is authorised to increase the registered capital on one or more occasions up to 30 May 2016 by up to EUR 20,460,000.00 by issuing up to 20,460,000 new ordinary bearer shares in exchange for cash or non-cash contributions (authorised capital 2011). The shareholders must always be granted subscription rights along with the authorised capital. However, in certain cases, the Management Board is entitled to exclude the subscription rights of shareholders with the agreement of the Supervisory Board and subject to the conditions of the articles of association. Thus, an exclusion of subscription rights is possible in particular for the issue of shares for cash contributions, if the issue price of new shares is not substantially below the market price of shares already listed the same class and features at the time of the final determination of the issue price and the pro rata amount of the share capital attributable to the new shares issued with the exclusion of subscription rights does not exceed a total of 10% of the share capital, neither at the date of entry nor at the time of its exercise. Furthermore, an exclusion of subscription rights to shares issued against contributions in kind is possible, for example, for the purpose of acquiring companies, parts of companies or shares in companies. Overall, the authorisation to exclude subscription rights is limited to an amount not exceeding 20% of the share capital; shares issued to service bonds with conversion or option rights are also subject to this 20% limit, if they have been issued according to the resolution of the Annual General Meeting of 31 May 2011 with exclusion of subscription rights.

The registered capital is contingently increased by up to EUR 20,460,000.00 by the issuance of up to 20,460,000 new bearer shares with dividend rights from the start of the financial year in which they are issued (contingent capital 2011).

The contingent capital increase serves the issuance of shares to the owners or creditors of bonds with warrants or convertible bonds and of profit participation rights with option or conversion rights that are issued before 30 May 2016 by the company, or companies which are controlled or majority owned by the company, according to the authorisation of the Annual General Meeting of 31 May 2011. It shall only be exercised insofar as option or conversion rights related to the aforementioned bonds with warrants or convertible bonds or profit participation rights are exercised, or if the conversion obligations from such bonds are fulfilled and provided own shares are not used to service the obligations.

b)	Capital reserve

EUR 34.8 million (previous year: EUR 85.7 million) was taken from the capital reserve in 2011.

In 2011 the capital reserve increased by EUR 166.0 million due to premium payments related to the capital increase. The costs incurred due to the capital increase in the amount of EUR 7,420 k and the income tax effects related to these costs (EUR 2,374 k) were offset against the premium payments.

c)	Retained earnings

Retained earnings comprise the revenue reserve of Deutsche Wohnen and the accumulated profit/loss carried forward.

The statutory reserve is mandatory for German publicly listed corporations. According to Section 150 (2) of the German Stock Corporation Act (AktG), an amount equivalent to 5 % of the profit for the financial year is to be retained. The statutory reserve has a cap of 10% of the registered capital. In accordance with Section 272 (2) nos. 1-3 of the German Commercial Code (HGB), any existing capital reserve is to be taken into account and the provisions required for the statutory reserve are reduced accordingly. This is measured on the basis of the issued share capital which exists and is legally effective at the reporting date and which is to be reported in this amount in the respective annual balance sheet. The statutory reserve remains unchanged at EUR 1.0 million.

d)	Non-controlling interests

The non-controlling interests (minority interests) exist in the GEHAG Group.

9	Financial liabilities

The company has taken on bank loans particularly to finance property and company transactions and property acquisitions.

The financial liabilities are hedged at around 78% (previous year: around 78%) at a fixed rate and/or through interest rate swaps. The average rate of interest was around 4.1% (previous year: around 4.0%).

The loan renewal structure based on current outstanding liability is as follows:

	Carrying amount	Nominal value	2011	2012	2013	2014	2015	Greater than/ same as 2016
			in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Loan renewal structure 2011	1,834.7	1,938.6	n.a.	45.2	23.6	37.5	235.4	1,596.9
Loan renewal structure 2010	1,784.5	1,894.7	5.0	39.0	25.0	49.0	247.8	1,528.9

The liabilities are fully secured by property as collateral.

10	Employee benefit liability

The company’s pension scheme consists of defined benefit and defined contribution plans.

Employee benefit liabilities are determined using the projected unit credit method in accordance with IAS 19. Future obligations are measured using actuarial methods that conservatively estimate the relevant parameters.

The level of pension obligations (defined benefit obligation of the pension commitments) was calculated in accordance with actuarial methods on the basis of an external expert report and the following factors:

	31/12/2011		31/12/2010
	%		%
Discount rate		4.66		4.51
Future salary increases		2.50		2.00
Future pension increases		1.75		1.75
Increase in the contribution assessment ceiling		2.25		2.00
Mortality tables	R	05G	R	05G

The future salary increases include expected future salary increases that depend, among other things, on the inflation rate and the length of service in the company.

The pension expenses are made up as follows:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Interest cost	–1,965	–2,087
Service cost	–246	–226
Adjustments to the pension fund	–53	0

	–2,264	–2,313

The following overview shows the development of pension obligations:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Opening balance employee benefit liability	44,747	41,529
Pension payments	–2,821	–2,745
Interest cost	1,965	2,087
Service cost	246	226
Adjustments to the pension fund	53	0
Actuarial profits/losses	–1,528	3,650

Closing balance employee benefit liability	42,662	44,747

Pension commitments include old-age, disability, surviving spouse and surviving dependant pensions. They are based on the last fixed annual gross salary. Different benefit plans apply depending on the employee’s position in the company.

The pro rata interest costs are recognised as “interest expenses” in the profit and loss statement, whilst current pension payments, service cost and adjustments to current pensions are recognised as “staff expenses.”

The amounts for the current and previous five reporting periods are as follows:

	31/12/2011	31/12/2010	31/12/2009	31/12/2008	31/12/2007
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Defined benefit obligation	42,662	44,747	41,529	39,300	41,562
Experience-based adjustments	–875	166	228	–874	–174

Costs totalling EUR 3.5 million (previous year: EUR 3.4 million) were incurred for defined contribution pensions. Therefore, total expenses for retirement provisions (defined benefit and defined contribution) amounted to EUR 3.8 million (previous year: EUR 3.6 million). For 2012, based on the current number of employees, the cost will total EUR 3.8 million.

11	Liabilities to limited partners in funds

On the basis of individual agreements, Rhein-Pfalz Wohnen GmbH has granted the limited partners of DB 14 a put option relating to their limited partnership interests from 2005 to 2019. Under these agreements, the Group is obliged to acquire the interests initially (in 2005) at 105 % of the paid-in capital upon request. From 2005, the agreed purchase price for the interest increases by five percentage points per annum. Outstanding dividend payments are taken into account for limited partnership interests that are offered to us.

Liabilities developed as follows during the financial year:

	31/12/2011	31/12/2010
	in EUR k	in EUR k
Opening balance liabilities	22,487	49,125
Payment for tender	–15,763	–28,416
Accrued interest	563	1,778

Closing balance liabilities	7,287	22,487

The disclosure of liabilities to limited partners in funds as at 31 December 2011 is fully (previous year: EUR 22.0 million) recognised as current, since payments for the remaining tenders are expected in 2012.

12	Other provisions

The other provisions are made up as follows:

	Revitalisation	Restructuring	Other	Total
	in EUR k	in EUR k	in EUR k	in EUR k
Opening balance at start of period	9,564	220	3,470	13,254
Utilisation	–1,912	–188	–310	–2,410
Reversal	0	–32	–904	–936
Additions	264	0	1,388	1,652
Closing balance at end of period	7,916	0	3,644	11,560

thereof non-current	7,916	0	349	8,265
thereof current	0	0	3,295	3,295

The provision for revitalisation (EUR 7,916 k; previous year: EUR 9,564 k) relates to the privatisation agreement between the federal state of Berlin and GEHAG. According to this agreement, GEHAG is committed to invest an original total of EUR 25,565 k in the improvement of housing conditions. There are no regulations in the agreement regarding the time period. The calculation assumes a period until 2015 and an interest rate of 4.1%. The additions are related to the interest accrued for the provision.

13	Tax liabilities

Current and non-current tax liabilities (EUR 58.6 million; previous year: EUR 63.9 million) essentially include the present value from the settlement of the EK-02-holdings (EUR 50.5 million; previous year: EUR 57.8 million) in the Deutsche Wohnen Group. In accordance with the German Annual Taxation Act 2008 (JStG), the previous regulation regarding the treatment of EK-02-holdings was abolished and replaced by a flat-rate payment that is mandatory. In accordance with this, the closing balance of EK-02-holdings as at 31 December 2006 is taxed at a flat rate of 3%, regardless of their utilisation. It is not applicable to the remaining holdings and triggers no further increases in German corporation income tax. The resulting tax amount is to be paid either within a period of ten years from 2008 to 2017 in ten equal annual instalments or at the present value in a lump-sum payment. The total EK-02-capital reserves of the Deutsche Wohnen Group amount to EUR 3.2 billion. The valuation was based on an interest rate of 4.2%. Furthermore it is assumed, that the payment will be in ten annual instalments (EUR 9.6 million) and not in a lump-sum payment at the present value.

14	Deferred taxes

Deferred taxes are made up as follows:

	31/12/2011	Change	31/12/2010
	in EUR k	in EUR k	in EUR k
Deferred tax assets
Properties	5,733	–25,740	31,473
Pensions	3,243	–352	3,595
Prepayment penalties	541	–41	582
Loss carry-forwards	21,152	161	20,991
Provisions	2,815	–192	3,007
Swap	29,552	10,549	19,003

	63,037	–15,615	78,651

Deferred tax liabilities
Loans	23,417	2,045	25,461
Properties	69,673	–4,811	64,862
Special items	3,129	–1,431	1,698

	96,219	–4,197	92,021

Deferred taxes (net)	–33,183	–19,812	–13,370

thereof
Recognised directly in equity	10,028		–1,884
Recognised in profit/loss	–29,840		–28,502

	–19,812		–30,386

The actuarial gains and losses from pensions and the changes in the current market value of the effective hedges are recognised directly in equity not affecting net income. The resulting deferred taxes are also recognised directly in equity and amount to EUR –0.5 million (previous year: EUR 1.1 million) for the actuarial profits and losses and to EUR 10.5 million (previous year: EUR –3.0 million) for the changes in the current market value of the effective hedges.

Deutsche Wohnen has corporation tax loss carry-forwards totalling EUR 1.1 billion (previous year: EUR 1.1 billion) and trade tax loss carry-forwards totalling EUR 0.9 billion (previous year: EUR 0.9 billion). Corporation tax loss carry-forwards that were not capitalised amount to approximately EUR 1.0 billion, trade tax loss carry-forwards to approximately EUR 0.9 billion. In general, loss carry-forwards do not expire.

15	Leases

The tenancy agreements which Deutsche Wohnen has concluded with its tenants are classified as operating leases in accordance with IFRS. Accordingly, the Group acts as lessor in a diverse range of operating lease agreements (tenancies) for investment properties from which it obtains the largest part of its income and revenues.

In 2012, Deutsche Wohnen will receive minimum lease payments totalling approximately EUR 51 million (previous year: EUR 48 million) from existing operating lease agreements with third

F–118

parties from the current property portfolio (implied legal period of notice: three months). Furthermore, Deutsche Wohnen will receive minimum lease payments totalling EUR 34 million (previous year: EUR 34 million) from the properties connected with Nursing and Assisted Living in 2012, between one and five years totalling approximately EUR 136 million (previous year: approximately EUR 136 million), and more than five years totalling of approximately EUR 170 million (previous year: EUR 170 million). This is based on an assumption of a remaining lease of five years after the fifth year. The tenancy agreements are for an indefinite period and end upon the death of the tenant or upon termination by the landlord in the event of a default of payments.

E	NOTES TO THE CONSOLIDATED PROFIT AND LOSS STATEMENT

The consolidated profit and loss statement is prepared using the total cost method.

16	Income from Residential Property Management

The income from Residential Property Management is made up as follows:

	2011	2010
	in EUR k	in EUR k
Potential gross rental income	201,422	196,109
Subsidies	2,721	3,344

	204,143	199,454

Vacancy loss	–7,770	–9,683

	196,373	189,770

17	Expenses from Residential Property Management

The expenses from Residential Property Management are made up as follows:

	2011	2010
	in EUR k	in EUR k
Maintenance costs	29,618	27,958
Non-recoverable expenses	5,758	6,376
Rental loss	1,915	2,108
Other expenses	1,690	2,359

	38,981	38,801

18	Earnings from Disposals

The earnings from Disposals include sales proceeds, costs of sales and carrying amounts of assets sold and certain land and buildings held for sale.

19	Earnings from Nursing and Assisted Living

The earnings from Nursing and Assisted Living are made up as follows:

	2011	2010
	in EUR k	in EUR k
Income from Nursing and Assisted Living	40,105	40,651
Nursing and corporate costs	–11,497	–11,769
Staff expenses	–19,378	–19,985

	9,230	8,897

20	Corporate expenses

The corporate expenses are made up as follows:

	2011	2010
	in EUR k	in EUR k
Staff expenses	20,338	19,672
General and administration expenses
IT costs	3,186	3,106
Building costs	1,929	1,874
Legal, consultancy and audit costs	2,716	2,197
Communication costs	1,069	1,172
Printing and telecommunication costs	1,227	1,266
Travel expenses	628	707
Insurance	305	313
Other expenses	1,553	1,488

	12,613	12,123

	32,951	31,795

The Deutsche Wohnen Group employed on average 1,201 employees in the financial year (previous year: 1,238 employees):

Employees	2011	2010
Residential (including holding company)	325	333
Nursing and Assisted Living	876	905

	1,201	1,238

21	Finance expenses

Finance expenses are made up as follows:

	2011	2010
	in EUR k	in EUR k
Current interest expenses	81,589	86,250
Accrued interest on liabilities and pensions	12,123	13,878
Prepayment penalties	0	23,600

	93,712	123,728

Prepayment penalties comprise payments in 2010 for the termination of interest rate swaps ahead of maturity (EUR 15.3 million) and payments for the termination/refinancing of loans (EUR 8.3 million).

22	Income taxes

Companies resident in Germany that have the legal form of a corporation are subject to German corporation tax of 15% (previous year: 15%) and a solidarity surcharge of 5.5% of corporation tax levied. These entities are also subject to trade tax, the amount of which depends on the tax rates set by local authorities. Companies in the legal form of a partnership are only subject to trade tax. The profit less trade tax is assigned to the partners for corporation tax purposes. Limited use of corporation and trade tax loss carry-forwards is to be taken into account from the assessment period 2004 onwards. As a result, a positive tax assessment basis up to EUR 1.0 million may be reduced by an existing loss carry-forward without limitation; amounts over EUR 1 million may only be reduced by up to 60%.

The 2008 Corporate Tax Reform Act (UStRG) was passed by resolution of the Bundesrat (Federal Council of Germany) on 6 July 2007. The law is primarily intended to reduce tax rates and, for reciprocal financing purposes, broaden the assessment basis; the deductibility of interest expenses is limited to 30 % of the taxable EBITDA; in future, trade tax will no longer be a tax-deductible expense. The anticipated nominal income tax rate for 2011 for the Group’s parent company Deutsche Wohnen AG is 31.93%.

Income tax expense/benefit is made up as follows:

	2011	2010
	in EUR k	in EUR k
Current tax expense
Current income tax charge	–3.000	–4.832
Tax benefit from capital increase costs	–2.374	0

	–5.374	–4.832

Deferred tax expense
Properties	–30.551	–31.927
Loss carry-forwards	161	2.958
Loans	2.045	1.563
Other provisions	–192	–96
Interest rate swaps	65	73
Pensions	104	–111
Other	–1.472	–962

	–29.840	–28.502

	–35.214	–33.334

The reconciliation of tax expense/benefit is provided in the following overview:

	2011	2010
	in EUR k	in EUR k
Consolidated accounting profit before taxes	85,789	57,139
Applicable tax rate	31.93%	31.93%

Resulting tax expense/benefit	–27,392	–18,244

Non-capitalised tax losses, amortisation of capitalised loss carry-forwards, previous years and changes in the tax balance sheet	–3,723	–11,878
Tax benefit from capital increase costs	–2,374	0
Other effects	–1,725	–3,212

	–35,214	–33,334

For the financial year 2011, current income tax expense takes into account expenses relating to other periods totalling EUR 0.6 million (previous year: EUR 4.1 million), included in other effects in the table above.

F	SEGMENT REPORTING

Deutsche Wohnen reports by business segments on the basis of the information provided to the decision makers of the Deutsche Wohnen Group. Segment information is not reported by geographical region as the property and therefore all of the operational activities are in Germany.

Deutsche Wohnen focuses on the following three main segments in the context of its business activities:

Residential Property Management

Deutsche Wohnen’s core business activity is the management of residential properties in the context of an active asset management. Asset management includes the modernisation and maintenance of the property portfolio of Deutsche Wohnen, the management of tenancy agreements, support for tenants and the marketing of apartments. The focus of property management is on the optimisation of rental income. Therefore, rental increase potential is examined continuously in the course of on-going maintenance, tenant turnover is used as an opportunity to create value, and services are purchased based on best-available prices for real savings and passed on to the tenant.

Disposals

The Disposals segment is another pillar of the Deutsche Wohnen Group’s operating activities. Privatisation can either take place as individual privatisation, i.e. by selling an individual residential unit (e.g. to a tenant), or it takes place as block sales.

The Disposals segment includes all aspects of the preparation and execution of the sale of apartments from our property portfolio as part of the on-going portfolio optimisation and streamlining process.

In addition, the privatisation of residential property can take place in connection with the future acquisition of portfolios for the purpose of portfolio streamlining as well as for financing purposes.

Certain residential units, particularly in Rhineland-Palatinate, and individual properties of the GEHAG Group are subject to privatisation restrictions due to the acquisition agreements. Due to these obligations, the Group is partly bound by certain specifications (e.g. sale to tenants, general social conditions, etc.) when making privatisation decisions. These restrictions to some extent also forbid the disposal of the properties in question for a specified period of time.

Nursing and Assisted Living

The Nursing and Assisted Living segment is operated by KATHARINENHOF» Seniorenwohn- und Pflegeanlage Betriebs-GmbH (KATHARINENHOF») and comprises the marketing and management of nursing and residential care homes as well as services for the care of the senior citizens who live in these homes.

Inter-company transactions primarily concern agency agreements which are carried out according to usual market conditions.

The segment reporting is attached to the notes to the consolidated financial statements as Appendix 2.

The reconciliation of the segment assets to the consolidated balance sheet is illustrated in the following table:

	31/12/2011	31/12/2010
	in EUR m	in EUR m
Segment assets	3,238.5	2,957.2
Deferred taxes	63.0	78.7
Income tax receivables	0.8	2.3

	3,302.3	3,038.2

G	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

The consolidated cash flow statement shows how the Group’s cash position has changed during the financial year due to the inflow and outflow of funds. In accordance with IAS 7 (“Cash Flow Statements”), a distinction is made between cash flows from operating and from investing and financing activities. Other non-cash income and expenses mainly include capital gains from disposals. Payments for investments include payments for modernisation and acquisition of investment properties and land and buildings held for sale.

In total, EUR 25.8 million (previous year: EUR 16.8 million) were restricted in use to the Group. This relates to the cash and cash funds of DB 14 and rental deposits administered in a fiduciary capacity, as well as liquidity to purchase collection accounts, which may be used only for special repayments on loans. A maturity of up to three months results from the contractual conditions of these cash and cash equivalents.

The Group has funds amounting to EUR 106 million (previous year: EUR 101 million) at its disposal from existing financing commitments that had not been utilised as at the reporting date.

Cash flows from investing and financing activities are determined when payments are made. However, the cash flow from operating activities is indirectly derived from the Group’s profit/loss.

H	EARNINGS PER SHARE

In order to calculate the basic earnings per share, the consolidated earnings are divided by the weighted number of shares outstanding in the financial year.

In order to calculate the diluted earnings per share, the consolidated earnings are adjusted for the interest expenses related to the convertible bonds and are divided by the weighted number of shares outstanding in the financial year, including the shares which would result from the conversion.

The following table displays the figures used to calculate the basic and diluted earnings per share:

	2011	2010
	in EUR k	in EUR k
Consolidated earnings for calculation of basic earnings per share	50,575	23,805
Adjusted consolidated earnings for calculation of diluted earnings per share	50,575	23,805

	2011	2010
Shares issued at start of period	81,840	81,840
Shares issued as at 1 December 2011	20,460	0
Shares issued at end of period	102,300	81,840
Average of shares issued, basic	83,578	81,840

Average of shares issued, diluted	83,578	81,840

The earnings per share for continuing operations amount to:

	2011	2010
Earnings per share
Basic	0.61	0.29
Diluted	0.61	0.29

In the financial year 2011, a dividend was distributed for the financial year 2010 amounting to EUR 16.4 million or EUR 0.20 per share. For 2011 there are plans for a dividend amounting to EUR 23.5 million or EUR 0.23 per share.

I	OTHER DISCLOSURES

Risk management

General information on risk management

The risk management system (RMS) is an instrument for achieving the main aim of the company, to guarantee the profitability of Deutsche Wohnen which mainly concentrates on the management and development of its own property portfolio, sustainably. It provides the foundation for active risk control and serves as a basis for information for the Management Board and the Supervisory Board regarding the current risk situation of the company.

Risk management is an on-going process which is divided into the following phases:

•	Establishing standards

•	Risk identification and analysis

•	Risk management

•	Reporting

•	Risk controlling

Risks are monitored in a professional and timely manner in accordance with the risk management guidelines established by management. The risk management guidelines establish the roles and responsibilities, set the basic principles of the RMS and define the framework for the evaluation and management of risks. Risk is proactively managed by using risk early warning systems.

The measures relating to financial risk management are described below:

With the exception of derivatives, the main financial instruments used by the Group are bank loans and cash and cash equivalents. The primary purpose of these financial instruments is to finance the Group’s business activities. The Group has various other financial assets and liabilities, such as trade receivables and trade payables, which result directly from its business activities.

The Group also carries out derivative transactions in the form of interest rate swaps. The purpose of these derivative financial instruments is to manage interest rate risks that result from the Group’s business activities and its sources of finance. There has been no trading of interest rate swaps, nor will there be any future trading in this area.

The following table illustrates the classification of the financial instruments into appropriate classes in accordance with IFRS 7.6 together with their allocation to valuation categories in accordance with IAS 39:

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2011	Amortised costs	Fair Value recognised in profit/loss	Fair Value 31/12/2011
		in EUR k	in EUR k	in EUR k	in EUR k
Assets
Trade receivables	(1)	13,959	13,959		13,959
Other assets	(1)	2,329	2,329		2,329
Cash and cash equivalents	(1)	167,829	167,829		167,829
Equity and liabilities
Financial liabilities	(2)	1,834,673	1,834,673		1,834,673
Liabilities to limited partners in funds	(3)	7,287		7,287	7,287
Trade payables	(2)	35,634	35,634		35,634
Other liabilities	(2)	37,263	37,263		37,263
Derivative financial instruments	(4)	94,972		94,972	94,972
(1) Loans and receivables		184,117
(2) Liabilities carried at amortised cost		1,907,570
(3) Liabilities carried at fair value and recognised in profit/loss		7,287
(4) Liabilities carried at fair value		94,972

	Balance sheet measurement in accordance with IAS 39
	Valuation category in accordance with IAS 39	Carrying amount 31/12/2010	Amortised costs	Fair Value recognised in profit/loss	Fair Value 31/12/2010
		in EUR k	in EUR k	in EUR k	in EUR k
Assets
Trade receivables	(1)	6,690	6,690		6,690
Derivative financial instruments	(4)	9,267		9,267	9,267
Other assets	(1)	1,945	1,945		1,945
Cash and cash equivalents	(1)	46,016	46,016		46,016
Equity and liabilities
Financial liabilities	(2)	1,784,519	1,784,519		1,784,519
Liabilities to limited partners in funds	(3)	22,487		22,487	22,487
Trade payables	(2)	29,236	29,236		29,236
Other liabilities	(2)	27,777	27,777		27,777
Derivative financial instruments	(4)	70,338		70,338	70,338
(1) Loans and receivables		54,651
(2) Liabilities carried at amortised cost		1,841,532
(3) Liabilities carried at fair value and recognised in profit/loss		22,487
(4) Liabilities/assets carried at fair value		61,071

The fair values of liabilities to limited partners in funds and of derivative financial instruments were derived on the basis of generally accepted valuation methodologies that use observable market parameters.

The following table shows the contractual, undiscounted payments:

	Carrying amount 31/12/2011	2012	2013	2014	> 2015
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	1,834.7	106.4	100.5	59.5	1,672.2
Liabilities to limited partners in funds1)	7.3	7.3
Liabilities from taxes	58.6	17.7	9.6	9.6	28.8
Trade payables	35.6	35.6
Other liabilities	37.3	37.3

	Carrying amount 31/12/2010	2011	2012	2013	> 2014
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Financial liabilities	1,784.5	112.2	112.2	112.2	1,558.1
Liabilities to limited partners in funds1)	22.5	22.5
Liabilities from taxes	63.9	15.7	9.6	9.6	32.3
Trade payables	29.2	29.2
Other liabilities	27.8	27.8

1)	The actual payments depend on the extent to which the limited partners exercise their options to tender their shares, making payment estimates uncertain.

The profits and losses from financial assets and liabilities are as follows:

2011	Interest	Impairment	Fair value	Net loss
	in EUR k	in EUR k	in EUR k	in EUR k
Loans and receivables		202		202
Liabilites carried at amortised cost	88,181			88,181
Liabilities carried at fair value and recognised in profit/loss	563			563
Derivative financial instruments			199	199

	88,744	202	199	89,145

2010	Interest cost	Impairment	Fair value	Net loss
	in EUR k	in EUR k	in EUR k	in EUR k
Loans and receivables		937		937
Liabilities carried at amortised cost	94,582			94,582
Liabilities carried at fair value and recognised in profit/loss	1,778			1,778
Derivative financial instruments			234	234

	96,360	937	234	97,531

The significant risks to the Group arising from financial instruments comprise interest-related cash flow risks, liquidity risks, default risks and market price risks. Company management prepares and reviews risk management guidelines for each of these risks, as outlined below:

Default risk

Default risks, or the risk that a partner will not be able to meet its obligations, are managed by using exposure limits and control processes. If appropriate, the company is provided with collateral. Deutsche Wohnen does not face any considerable default risk, either from partners or from groups of partners with similar characteristics. The maximum default risk is the carrying amount of the financial assets as reported in the balance sheet.

Liquidity risk

The Group reviews the risk of liquidity shortfalls daily by using a liquidity planning tool. This tool takes into account the inflows and outflows of cash from the operating activities and payments relating to financial liabilities.

Deutsche Wohnen seeks to ensure that sufficient liquidity is available to meet future obligations at all times. Deutsche Wohnen currently has a debt capital ratio of approximately 67% (previous year: 71%) and a Loan-to-Value Ratio of 55.0% (previous year: 60.6%).

Interest-related cash flow risks

The interest rate risk to which the Group is exposed is mainly derived from non-current financial liabilities with floating interest rates.

The Group’s interest expenses are managed by a combination of fixed-interest and floating-rate debt capital. To make this combination of fixed-interest and floating-rate debt capital cost-efficient, the Group concludes interest rate swaps at specified intervals by which it exchanges the difference between the fixed-interest and floating-rate amounts as determined on the basis of an agreed nominal value with the contractual partner. These interest rate swaps hedge the underlying debt capital. Accordingly, interest rate risk only exists for floating-rate financial liabilities that are not hedged by interest rate swaps. Applied to these financial liabilities, an increase/reduction of 1% in the interest rate at the reporting date would have led to an increase/ reduction in the interest expenses of EUR 4.2 million (previous year: EUR 4.2 million).

Market risks

The financial instruments of Deutsche Wohnen that are not reported at fair value are primarily cash and cash equivalents, trade receivables, other current assets, financial liabilities, trade payables and other liabilities.

The carrying amount of cash and cash equivalents is very close to their fair value due to the short-term nature of these financial instruments. For receivables and liabilities which are based on usual trade credit conditions, the carrying amount based on the historical cost is also very close to the fair value.

Fair value risks can primarily result from fixed-interest loans. A significant share of Deutsche Wohnen’s liabilities due to banks are fixed-interest liabilities and interest hedged. As such, the impact of fluctuations in interest rates can be estimated for the medium term.

Capital management

The primary aim of the Group’s capital management is to ensure that it maintains a high credit rating and a good equity ratio to support its business activities and to maximise shareholder value.

Management of the capital structure takes into account liabilities to banks and other creditors, and cash and cash equivalents.

The key figures for capital management are:

•	The equity/debt capital ratio and the leverage ratio

The Group aims to achieve an equity ratio of 30%. Future investments will therefore be based on balanced financing, amongst other things. The current equity ratio amounts to 33% (previous year: 29%) following the 2011 capital increase.

•	Loan-to-Value Ratio

The ratio of financial liabilities compared to the value of investment properties is defined as the Loan-to-Value Ratio.

	31/12/2011	31/12/2010
	in EUR m	in EUR m
Financial liabilities	1,834.7	1,784.5
Cash and cash equivalents	–167.8	–46.0

Net financial liabilities	1,666,9	1,738.5

Investment properties	2,928.8	2,821.0
Non-current assets held for sale	37.4	34.3
Land and buildings held for sale	63.5	15.2

	3,029.7	2,870.4

Loan-to-Value Ratio	55.0%	60.6%

Hedging

As at 31 December 2011 and 31 December 2010, there were various interest hedges (payer swaps), through which variable interest rate conditions can be exchanged for fixed interest rate conditions. The non-effective part shown in the consolidated profit and loss statement amounts to EUR 0.2 million (previous year: EUR 0.2 million).

Events after the reporting date

With the transfer of risks and rewards as at 1 and 2 January 2012 we have taken over 1,332 residential units in Dusseldorf and Ludwigshafen. The transaction volume was approximately EUR 89 million. Further significant events occurring after the reporting date are not known.

Commitments and contingencies

Heritable building right contracts result in annual financial commitments of EUR 1.2 million (previous year: EUR 1.2 million).

Other financial commitments relating to agency agreements concerning ITservices amount to EUR 9.2 million (previous year: EUR 11.9 million).

One Group company (Rhein-Pfalz Wohnen GmbH) has been certified as a development and redevelopment agency (Sections 158 and 167 of the German Federal Building Code (BauGB)). Rhein-Pfalz Wohnen GmbH performs the duties bestowed to it by local authorities as their trustee.

As at 31 December 2011, the company had cash at banks amounting to EUR 3.3 million (previous year: EUR 3.3 million) at its disposal in a fiduciary capacity in relation to property renovation and development measures. The fiduciary tasks of Rhein-Pfalz Wohnen GmbH were transferred to the development company Rhein-Pfalz GmbH & Co. KG as at 30 June 2001 under the terms of the agency agreement entered into with this company.

Renovation obligations from financing contracts amount to EUR 4.6 million (previous year: EUR 0.0 million).

In the financial year 2011 contracts of sale for the acquisition of of property and property holding companies were recognised. The transfer of the transaction item has not taken place until the valuation date. There are payment obligations from this contract amounting to approximately EUR 77.6 million.

Contingent claims from compensation of losses

Deutsche Wohnen AG and RREEF Management GmbH (RREEF) have agreed on a court settlement in order to conclude court proceedings relating to loss compensation claims with regard to the financial years 1999 to 2001 and 2004 to 2006 (first half year). Subject to the settlement being binding and a court notification on the withdrawal of the company’s appeal RREEF will make a payment of EUR 20 million to the company. Each party will bear the cost of their legal counsel and the costs of the court will be split equally.

Until mid-2006 RREEF and the company were parties to a domination agreement (Beherrschungsvertrag). The dispute between the parties is, whether the losses of those financial years, in total about EUR 63 million, were compensated in accordance with the German stock corporation act by means of withdrawals from the company’s capital reserves. The district court (Landgericht) Frankfurt found this type of loss compensation to be legal and dismissed the company’s action for compensation in cash in August this year. The company had filed an appeal against this judgement with the court of appeals (Oberlandesgericht) Frankfurt.

The settlement is subject to a special resolution of the shareholders being passed in a general assembly and to no objection being lodged in such assembly by a minority comprising shares of one tenth of the capital represented. The company intends to submit the settlement for approval to its ordinary general assembly 2012. In case of an approval and subject to its share in the cost of the proceedings, the company receives a respective return from the settlement.

Lease commitments

Payments from leasing agreements of up to one year amount to EUR 2.3 million (previous year: EUR 2.5 million), of one to five years EUR 5.9 million (previous year: EUR 7.7 million) and of more than five years EUR 1.3 million (previous year: EUR 2.0 million.).

Auditors’ services

The auditor of Deutsche Wohnen AG and the Group is Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. The following expenses were incurred in the year under review:

	2011	2010
	in EUR k	in EUR k
Audit	375	403
Other certification and valuation services	448	0
Reimbursement of insurance premiums	602	0
Tax advice	172	181
Other services	176	81

	1,773	665

The expenses for other certification and valuation services relate with EUR 432 k to services rendered in the context of the capital increase in 2011.

Related party disclosures

Companies and persons who have the possibility of controlling or exercising a significant influence on the financial and business policies of the Deutsche Wohnen Group are considered to be related parties. Existing control relationships were taken into account when defining the significant influence that the Deutsche Wohnen Group’s related parties have on its financial and business policies.

Related companies

The affiliated companies, jointly controlled entities and associates included in the consolidated financial statements are to be considered related companies.

Service- and cash management agreements exist within the Group. Services between the companies are eliminated on consolidation.

Related parties

The following persons are to be considered related parties:

Name	Memberships in supervisory boards and other executive bodies within the meaning of Section 125 (1) sentence 5 of the German Stock Corporation Act (AktG)
Michael Zahn, economist, Chief Executive Officer

Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin

(Chairman of the Supervisory Board)

GEHAG GmbH, Berlin

(Chairman of the Supervisory Board)

KATHARINENHOF Seniorenwohn- und

Pflegeanlage Betriebs-GmbH, Berlin

(Member of the Supervisory Board since 07/04/2011, Chairman of the Supervisory Board since 26/04/2011)

Helmut Ullrich, assessor, Chief Financial Officer	Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin (Member of the Supervisory Board)

Lars Wittan, Degree in business andministation (Dipl.-Betriebswirt) Member of the Management Board since 01/10/2011	KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin (Member of the Supervisory Board since 07/04/2011, Deputy Chairman of the Supervisory Board since 26/04/2011)

Members of the Supervisory Board of Deutsche Wohnen AG

The Supervisory Board is made up as follows:

Name	Occupation	Memberships in supervisory boards and other executive bodies within the meaning of Section 125 (1) sentence 5 of the German Stock Corporation Act (AktG)
Uwe E. Flach Chairman since 05/07/2011	Senior Advisor Oaktree GmbH, Frankfurt/Main	Nordenia International AG, Greven (Deputy Chairman of the Supervisory Board since 30/05/2011) (Chairman of the Supervisory Board until 30/05/2011)
OCM German Real Estate Holding AG, Hamburg (Chairman of the Supervisory Board)
Versatel AG, Dusseldorf (Member of the Supervisory Board until 09/09/2011)

Dr Andreas Kretschmer, Deputy Chairman	Managing Director of Ärzteversorgung Westfalen-Lippe Einrichtung der Ärzte kammer Westfalen-Lippe - KöR-, Münster	BIOCEUTICALS Arzneimittel AG, Bad Vilbel (Chairman of the Supervisory Board)
IVG Institutional Funds GmbH, Wiesbaden (Member of the Advisory Board)
Private Life Biomed AG, Hamburg (Chairman of the Supervisory Board)
Amprion GmbH, Dortmund (Deputy Chairman of the Supervisory Board)

Matthias Hünlein	Managing Director Tishman Speyer Properties Deutschland GmbH, Frankfurt/Main	A.A.A. Aktiengesellschaft Allgemeine Anlagenverwaltung, Frankfurt/Main (Member of the Supervisory Board)

Dr. Florian Stetter	Real Estate Agent	CalCon Deutschland AG, Munich (Member of the Supervisory Board)

Dr. Michael Leinwand	Chief Investment Officer Zürich Beteiligungs-AG, Frankfurt/Main	Bizerba GmbH & Co. KG, Balingen (Member of the Supervisory Board)

Dr. Wolfgang Clement since 06/07/2011	Publicist and Company Consultant Federal Minister (retired) (Bundesminister a.D.) Minister President (retired) (Ministerpräsident a.D.)	Daldrup & Söhne AG, Grünwald (Deputy Chairman of the Supervisory Board)
DIS AG, Dusseldorf (Member of the Supervisory Board)
Peter Dussmann-Stiftung, Berlin (Deputy Chairman of the Board of Trustees)
Dussmann Stiftung & Co. KGaA, Berlin (Chairman of the Supervisory Board)
Landau Media Monitoring AG & Co. KG, Berlin (Member of the Supervisory Board)
RWE Power AG, Essen (Member of the Supervisory Board)

Hermann T. Dambach, Chairman until 30/06/2011	Managing Director Oaktree GmbH, Frankfurt/Main	Nordenia International AG, Greven (Chairman of the Supervisory Board since 30/05/2011) (Deputy Chairman of the Supervisory Board until 30/05/2011)
R&R Ice Cream Ltd., North Yorkshire, United Kingdom (Board Member)
OCM German Real Estate Holding AG, Hamburg (Deputy Chairman of the Supervisory Board)

Transactions with related parties

The CEO Michael Zahn purchased a multiple-occupancy house from GEHAG GmbH for a price of EUR 0.3 million in the financial year 2010. The purchase price was paid and risks and rewards were transferred in 2011. This sale was approved by the Supervisory Board.

The CFO Helmut Ullrich purchased three apartments from GEHAG GmbH for a price of EUR 0.4 million in the financial year 2012. This disposal was agreed by the Supervisory Board.

Remuneration of the Management Board and Supervisory Board

The remuneration of the Management Board is made up as follows:

		Variable remuneration components
		Short-term incentive		Long-term
2011	Fixed remuneration	short- term due	long-term due	Incentive PSU-Plan	Supplementary payments
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Michael Zahn	350	300	100	150	27
Helmut Ulrich	275	160	40	125	19
Lars Wittan	50	38	13	25	6

		Variable remuneration components
		Short-term incentive		Long-term
2010	Fixed remuneration	short- term due	long-term due	Incentive PSU-Plan	Supplementary payments
	in EUR k	in EUR k	in EUR k	in EUR k	in EUR k
Michael Zahn	300	400	—	—	26
Helmut Ulrich	275	120	30	125	23

There is no employee benefit liability for current or retired members of the Management Board or Supervisory Board.

Each member of the Supervisory Board receives fixed remuneration of EUR 20,000, the Chairman of the Supervisory Board receives double that amount, and the Deputy Chairman of the Supervisory Board receives one and a half times that amount as remuneration. Supervisory Board remuneration for the financial year amounted to EUR 150 k net.

Corporate Governance

The Management Board and the Supervisory Board submitted a declaration of conformity with the German Corporate Governance Code in accordance with Section 161 of the German Stock Corporation Act (AktG) and made it permanently available to the shareholders online at (www.deutschewohnen.com).

Frankfurt/Main,

24 February 2012

Michael Zahn	Helmut Ulrich	Lars Wittan
Chief Executive Officer	Chief Financial Officer	Member of the Management Board

Appendix 1 to the Notes to

the Consolidated Financial Statements

Shareholdings***

as at 31 December 2011

Company and registered office	Share of Capital		Equity	Profit/ loss	Reporting date
	%		EUR k	EUR k
AGG Auguste-Viktoria-Allee Grundstücks GmbH, Berlin	100.00	*	–43.9	0.0	2011
Aufbau-Gesellschaft der GEHAG mbH, Berlin	100.00	*	1,800.7	–363.1	2011
AVUS Immobilien Treuhand GmbH & Co. KG, Berlin	100.00	*	428.6	–58.4	2010
Bundeshöhenzug 80. V V AG, Berlin	100.00	*	49.5	–0.5	2011
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn	92.87	*	29,716.9	–463.0	2010
Deutsche Wohnen Asset Immobilien GmbH, Frankfurt/Main	100.00	*	25.0	0.0	2011
Deutsche Wohnen Beteiligungen Immobilien GmbH, Frankfurt/Main	100.00	*	1,025.0	929.6	2011
Deutsche Wohnen Corporate Real Estate GmbH, Berlin	100.00	****	25.0	0.0	2011
Deutsche Wohnen Direkt Immobilien GmbH, Frankfurt/Main	100.00	*	–30,767.4	69,595.2	2011
Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin	100.00	****	25.0	0.0	2011
Deutsche Wohnen Management GmbH, Berlin	100.00	****	25.0	0.0	2011
Deutsche Wohnen Management- und ServicegesellschaftmbH, Frankfurt/Main	100.00	****	25.6	0.0	2011
Deutsche Wohnen Zweite Fondsbeteiligungs GmbH, Berlin	100.00	****	25.2	0.0	2011
Eisenbahn-Siedlungs-Gesellschaft Berlin mit beschränkter Haftung, Berlin	94.90	*	11,889.8	0.0	2011
Fortimo GmbH, Berlin	100.00	*	6,127.2	0.0	2011
GbR Fernheizung Gropiusstadt, Berlin	45.59	*	609.9	–38.5	2011
Gehag Acquisition Co. GmbH, Berlin	100.00	*	682.1	–298.1	2011
GEHAG Dritte Beteiligungs GmbH, Berlin	100.00	*	378.8	0.0	2011
GEHAG Erste Beteiligungs GmbH, Berlin	100.00	*	45.0	11.4	2011
GEHAG Erwerbs GmbH & Co. KG, Berlin	99.99	*	20,319.8	–23.0	2011
GEHAG GmbH, Berlin	100.00	*	246,646.9	44,048.3	2011
GEHAG Immobilien Management GmbH, Berlin	100.00	*	25.0	0.0	2011
GEHAG Zweite Beteiligungs GmbH, Berlin	100.00	*	–3,557.1	–3,402.7	2011
Haus und Heim Wohnungsbau-GmbH, Berlin	100.00	*	2,798.7	0.0	2011
HESIONE Vermögensverwaltungsgesellschaft mbH, Frankfurt/Main	100.00	*	21.9	3.9	2011
Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, Berlin	100.00	*	–133.3	0.0	2011
KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin	100.00	*	1,950.0	0.0	2011
KATHARINENHOF Service GmbH, Berlin	100.00	*	25.0	0.0	2011
Main-Taunus Wohnen GmbH & Co. KG, Eschborn	99.99	**	10,668.8	6,322.7	2011
Promontoria Holding XVI N.V., Amsterdam, The Netherlands	100.00	*	14,774.5	1,156.2	2011
Rhein-Main Wohnen GmbH, Frankfurt/Main	100.00	*	292,896.9	87,397.7	2011
Rhein-Mosel Wohnen GmbH, Mainz	100.00	*	139,196.9	13,082.2	2011
Rhein-Pfalz Wohnen GmbH, Mainz	100.00		31,017.0	0.0	2011
RMW Projekt GmbH, Frankfurt/Main	100.00	*	16,238.3	0.0	2011
Sanierungs- und Gewerbebau GmbH & Co. KG, Aachen	100.00	*	1,405.0	2,393.3	2011
SGG Scharnweberstraße Grundstücks GmbH, Berlin	100.00	*	8.1	0.0	2011
Sophienstraße Aachen VermögensverwaltungsgesellschaftmbH, Berlin	100.00	*	2,193.0	0.0	2011
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L., Berlin	50.00	*	279.1	18.3	2010
Wohn- und Pflegewelt Lahnblick GmbH, Bad Ems	100.00	*	320.8	168.7	2011

*	Direct shareholdings

**	Direct and indirect shareholdings

***	Additionally, the company is indirectly involved in working groups.

****	Exemption according to Section 264 (3) of the German Commercial Code (HGB)

Appendix 2 to the Notes to

the Consolidated Financial Statements

Consolidated Segment Reporting

for the financial year 2011

	External revenue		Internal revenue		Total revenue		Segment earnings		Assets		Depreciation and amortisation
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m	in EUR m
Segments
Residential Property Management	196.4	189.8	2.1	2.1	198.5	191.9	157.4	150.9	2,938.8	2,829.6	0.0	0.0
Disposals	150.6	171.7	11.2	7.6	161.8	179.3	10.6	12.7	110.3	52.8	0.0	0.0
Nursing and Assisted Living	40.1	40.6	0.0	0.0	40.1	40.6	9.2	8.9	3.0	2.8	–0.3	–0.3
Reconciliation with consolidated financial statement
Central functions and other operational activities	0.4	0.5	31.1	28.8	31.5	29.4	–35.2	–36.4	186.4	72.0	–2.7	–2.7
Consolidations and other reconciliations	–0.4	–0.5	–44.4	–38.5	–44.8	–39.0	0.0	0.0	0.0	0.0	0.0	0.0

	387.1	402.1	0.0	0.0	387.1	402.2	142.0	136.1	3,238.5	2,957.2	–3.0	–3.0

The following auditor’s report (Bestätigungsvermerk) refers to the consolidated financial statements prepared on the basis of International Financial Reporting Standards (IFRS), as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”) as well as the group management report prepared on the basis of German commercial law (HGB) of Deutsche Wohnen AG for the fiscal year ended December 31, 2011 as a whole and not solely to the consolidated financial statements presented in this Prospectus on the preceding pages. The above-mentioned auditor’s report (Bestätigungsvermerk) and consolidated financial statements are both translations of the respective German-language documents.

AUDITOR’S REPORT

We have audited the consolidated financial statements prepared by the Deutsche Wohnen AG, Frankfurt/ Main, comprising the balance sheet, the profit and loss statement, the statement of comprehensive income, the statement of cash flows, the statement of changes in equity and the notes to the consolidated financial statements, together with the group management report for the fiscal year from 1 January 2011 to 31 December 2011. The preparation of the consolidated financial statements and the group management report in accordance with IFRSs as adopted by the EU, and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”) are the responsibility of the parent company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Sec. 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftspru ¨ fer (Institute of Public Auditors in Germany) (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements comply with IFRSs as adopted by the EU, the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.

Berlin, 19 March 2012

Ernst & Young GmbH

Wirtschaftsprü fungsgesellschaft

Völker	Glöckner
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

AUDITED ANNUAL FINANCIAL STATEMENTS

OF DEUTSCHE WOHNEN AG

FOR THE YEAR ENDED 31 DECEMBER 2013 (HGB)

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

BALANCE SHEET AS AT 31 DECEMBER 2013

		31/12/2013	31/12/2012
		EUR	EUR
ASSETS
A.	FIXED ASSETS
I.	Intangible assets
	Purchased franchises, industrial and similar rights and assets, and licenses in such rights and assets	1,275,529.32	2,134,252.58
II.	Property, plant and equipment
	Other equipment, furniture and fixtures	2,085,543.94	1,618,827.24
III.	Financial assets
	Shares in affiliates	2,476,196,964.19	436,566,323.53

		2,479,558,037.45	440,319,403.35

B.	CURRENT ASSETS
I.	Receivables and other assets
1.	Receivables from affiliates	935,902,211.19	808,030,043.73
2.	Other assets	597,379.42	514,902.39

		936,499,590.61	808,544,946.12
II.	Cash on hand, bank balances	15,464,751.69	5,322,981.57

		951,964,342.30	813,867,927.69

C.	PREPAID EXPENSES	41,966,358.19	80,900.06

		3,473,488,737.94	1,254,268,231.10

EQUITY AND LIABILITIES
A.	EQUITY
I.	Issued share capital	286,216,731.00	146,142,858.00
	Contingent capital as at 31 December 2013: EUR 40,189,000.00 (previous year: EUR 25,575,000.00)
II.	Capital reserve	2,673,677,814.50	883,246,287.93
III.	Revenue reserves
	Reserves required by law	1,022,583.76	1,022,583.76
IV.	Balance sheet profit	57,428,428.62	33,759,000.03

		3,018,345,557.88	1,064,170,729.72

B.	PROVISIONS
1.	Provisions for pensions and similar obligations	518,619.00	292,014.00
2.	Tax provisions	50,000.00	50,000.00
3.	Other provisions	13,263,065.75	8,911,491.96

		13,831,684.75	9,253,505.96

C.	LIABILITIES
1.	Bonds	250,136,986.30	0.00
	thereof convertible EUR 250,000,000.00 (previous year: EUR 0.00)
2.	Liabilities to banks	95,255,940.04	111,193,673.09
3.	Trade payables	1,226,235.80	974,824.05
4.	Liabilities to affiliates	94,119,042.58	68,427,561.90
5.	Other liabilities	573,290.59	247,936.38
	thereof from taxes EUR 513,270.02 (previous year: EUR 247,936.38)	441,311,495.31	180,843,995.42

		3,473,488,737.94	1,254,268,231.10

DEUTSCHE WOHNEN AG, FRANKFURT/ MAIN

PROFIT AND LOSS STATEMENT FOR 2013

		2013	2012
		EUR	EUR
1.	Revenue	21,045,576.65	9,446,586.31
2.	Other operating income	1,512,519.58	6,889,681.58
3.	Staff expenses
	a) Wages and salaries	–10,788,703.59	–8,148,549.53
	b) Social security and pension contributions	–1,197,859.77	–793,366.63
	thereof for pensions EUR 224,383.63 (previous year: EUR 38,979.60)
		–11,986,563.36	–8,941,916.16
4.	Depreciation, armortisation and write-downs of intangible assets and property, plant and equipment	–1,905,658.27	–1,574,226.92
5.	Other operating expenses	–27,396,586.32	–36,274,035.20
6.	Income from equity investments	5,036,136.88	4,365,148.78
	thereof from affiliates EUR 5,036,136.88 (previous year: EUR 4,365,148.78)
7.	Income from profit transfer agreements	1,488,314.04	4,989,547.50
8.	Other interests and similar income	14,578,785.98	11,635,175.46
	thereof from affiliates EUR 14,235,369.70 (previous year: EUR 10,280,707.49)
9.	Write-downs of financial assets	0.00	–970,000.00
10.	Expenses from loss absorption	–2,412,125.70	–6,652,776.08
11.	Interests and similar expenses	–12,383,343.62	–11,795,711.64
	thereof from affiliates EUR 3,883,902.11 (previous year: EUR 3,380,672.70) thereof expenses from discounting EUR 14,776.00 (previous year: EUR 12,320.00)
12.	Results from ordinary activities	–12,422,944.14	–28,882,526.37
13.	Extraordinary income	0.00	20,000,000.00
14.	Extraordinary result	0.00	20,000,000.00
15.	Other taxes	–3,990.00	–3,080.99
16.	Net loss for the year	–12,426,934.14	–8,885,607.36
17.	Profit carried-forward	0.00	0.00
18.	Transfer from capital reserve	69,855,362.76	42,644,607.39

19.	Balance sheet profit	57,428,428.62	33,759,000.03

DEUTSCHE WOHNEN AG, FRANKFURT/MAIN

Notes to the Annual Financial Statements

for the financial year from 1 January to 31 December 2013

I.	General information on the annual financial statements

Deutsche Wohnen AG, Frankfurt/Main, is a listed corporation registered in Germany.

The annual financial statement was produced in accordance with sections 242 ff. and sections 264 ff. of the German Commercial Code (HGB) and the additional stipulations of the German Stock Corporation Act (AktG). The company is a large corporation as defined in section 267, para. 3 of the German Commercial Code (HGB).

The profit and loss statement is presented according to the total cost method. The financial year is the calendar year.

II.	Accounting and valuation methods

Fixed assets

Purchased intangible fixed assets are carried at amortised cost and depreciated according to their useful life less regular depreciation and amortisation (three to five years; linear method).

Property, plant and equipment are carried at acquisition or production costs — less regular depreciation and amortisation.

Low-value assets up to a value of EUR 150 are fully depreciated in the year of acquisition. Since the beginning of the financial year 2008, low-value assets from a value from EUR 150 up to EUR 1,000 have been depreciated over a period of five years.

Shares in affiliated companies are always valued at the acquisition cost or the lower fair value in the case of long-term impairment.

Current assets

Current assets are recognised at acquisition or production costs less any depreciation and amortisation of the lower fair value as at the balance sheet date.

Receivables and other assets are carried at their nominal value.

Cash in hand and bank balances are carried at their nominal values.

Prepaid expenses

Expenses as at the reporting date, insofar as they relate to a certain time after the reporting date, are recognised as prepayments on the assets side. Money acquisition costs are fully recognised in the year of expense.

Deferred taxes

Differences between the commercial and tax bases of assets and liabilities or differences due to tax loss carry-forwards are recognised as passive deferred tax liabilities if they are expected to be reduced in subsequent financial years and if there is an overall tax burden. A resulting overall tax benefit (deferred tax assets) is not recognised. Deferred taxes are calculated using the tax rates at the time of the expected degradation of the differences and are not discounted. Deferred taxes from subsidiary companies are recognised at the parent company.

Provisions for pensions

All the company’s employee pension obligations have been determined according to the Projected Unit Credit Method based on an actuarial opinion according to “Mortality tables 2005 G” from Professor Dr Klaus Heubeck. The interest rate of 4.90% p.a. (previous year: 5.06% p.a.) published by the Bundesbank was used as a basis. Income growth of 2.50% p.a., increases in the income threshold of 2.25% p.a. and pension adjustments of 1.75% p.a. were taken into account.

Tax	provisions and other provisions

Tax provisions and other provisions are recognised at the amount necessary to settle on the respective obligation in accordance with sound business judgement. They cover all foreseeable losses from pending transactions and contingent liabilities.

Liabilities

The liabilities are carried at their settlement amount. Non-current, non-interest-bearing liabilities are discounted.

Rating	units in accordance with section 254 of the German Commercial Code (HGB)

Econimic hedge relationships are reported in the balance sheet through the formation of rating units. In accordance with the hedge presentation method, any changes in the value of the underlying transaction and the hedging transaction that compensate each other are not reported.

III.	Notes to the balance sheet

1.	Fixed assets

The structure and development of the fixed assets are shown in the attached statement on fixed assets (Appendix 1 to the Notes).

The company is indirectly or directly involved in the companies listed on the following pages**** in accordance with section 285, no. 11 of the German Commercial Code (HGB). Equity and net profit are based on accounting standards according to commercial law or the accounting standards of the respective country of domicile.

Company and registered office	Share of Capital		Equity	Profit/loss	Reporting date
	in %		in EUR k	in EUR k
AGG Auguste-Viktoria-Allee Grundstücks GmbH, Berlin	100.00	*	25.0	68.9	2013
Algarobo Holding B.V., Baarn, Netherlands	100.00	*	9,484.5	655.9	2013
Aufbau-Gesellschaft der GEHAG mit beschränkter Haftung, Berlin	100.00	*	3,438.9	884.7	2013
AVUS Immobilien Treuhand GmbH & Co. KG, Berlin	100.00	*	428.6	–29.4	2012
BauBeCon Assets GmbH, Berlin	100.00	*	27,676.2	909.3	2013
BauBeCon BIO GmbH, Berlin	100.00	*	8,626.5	0.0	2013
BauBeCon Immobilien GmbH, Berlin	100.00	*	336,923.9	15,441.3	2013
BauBeCon Wohnwert GmbH, Berlin	100.00	*	26,710.2	0.0	2013
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG, Eschborn	89.52	*	29,355.5	268.9	2012
DCM GmbH & Co. Renditefonds 506 KG, Munich	99.00	*	29.0	0.0	2011
DCM GmbH & Co. Renditefonds 507 KG, Munich	99.00	*	277.0	0.0	2011
DCM GmbH & Co. Renditefonds 508 KG, Munich	99.00	*	83.0	0.0	2011
DCM GmbH & Co. Renditefonds 510 KG, Munich	99.00	*	270.0	0.0	2011
Deutsche Wohnen Asset Immobilien GmbH, Frankfurt/Main	100.00	*	25.0	0.0	2013
Deutsche Wohnen Beteiligungen Immobilien GmbH, Frankfurt/Main	100.00	*	1,025.0	0.0	2013
Deutsche Wohnen Beteiligungsverwaltungs GmbH & Co. KG, Berlin	100.00	*	20.0	19.7	2013
Deutsche Wohnen Construction and Facilities GmbH, Berlin (formerly: Deutsche Wohnen Service Braunschweig GmbH, Berlin)	100.00		99.4	–169.1	2013
Deutsche Wohnen Corporate Real Estate GmbH, Berlin	100.00	***	25.0	0.0	2013
Deutsche Wohnen Direkt Immobilien GmbH, Frankfurt/Main	100.00	*	424,892.1	–406.2	2013

Company and registered office	Share of Capital		Equity	Profit/ loss	Reporting date
	in %		in EUR k	in EUR k
Deutsche Wohnen Dresden I GmbH, Berlin (formerly: arsago wohnen XIII GmbH, Pöcking)	100.00	*	3,149.3	212.6	2013
Deutsche Wohnen Dresden II GmbH, Berlin (formerly: arsago wohnen XIV GmbH, Pöcking)	100.00	*	1,734.5	143.7	2013
Deutsche Wohnen Energy GmbH, Berlin (formerly: Kristensen Energy GmbH, Berlin)	100.00	*	–9.9	56.0	2013
Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin	100.00	***	25.0	0.0	2013
Deutsche Wohnen Immobilien Management GmbH, Berlin (formerly: Deutsche Wohnen Service GmbH, Berlin)	100.00		432.0	–214.5	2013
Deutsche Wohnen Management GmbH, Berlin	100.00	***	25.0	0.0	2013
Deutsche Wohnen Management- und Servicegesellschaft mbH, Frankfurt/Main	100.00	***	25.6	0.0	2013
Deutsche Wohnen Reisholz GmbH, Berlin	100.00	****	3,318.7	1,241.3	2013
Deutsche Wohnen Service Hannover GmbH, Berlin	100.00	*	76.3	29.3	2013
Deutsche Wohnen Service Magdeburg GmbH, Berlin	100.00	*	336.8	23.6	2013
Deutsche Wohnen Service Merseburg GmbH, Merseburg (formerly: Kristensen Service GmbH, Merseburg)	100.00	*	102.7	–56.7	2013
Deutsche Wohnen Zweite Fondsbeteiligungs GmbH, Berlin	100.00	***	25.2	0.0	2013
Dritte V - B - S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00	*	883.1	180.3	2013
DWRE Alpha GmbH, Berlin (formerly: Kristensen Real Estate Alpha GmbH, Berlin)	100.00	*	327.0	52.0	2013
DWRE Braunschweig GmbH, Berlin (formerly: Kristensen Real Estate Braunschweig GmbH, Berlin)	100.00	*	16,325.2	0.0	2013
DWRE Dresden GmbH, Berlin (formerly: Kristensen Real Estate Dresden GmbH, Berlin)	100.00	*	–85.3	231.9	2013
DWRE Erfurt GmbH, Berlin (formerly: Kristensen Real Estate Erfurt GmbH, Berlin)	100.00	*	880.2	0.0	2013
DWRE Halle GmbH, Berlin (formerly: Kristensen Real Estate Halle GmbH, Berlin)	100.00	*	25.0	0.0	2013
DWRE Hennigsdorf GmbH, Berlin (formerly: Kristensen Real Estate Hennigsdorf GmbH, Berlin)	100.00	*	1,085.3	0.0	2013
DWRE Leipzig GmbH, Berlin (formerly: Kristensen Real Estate Leipzig GmbH, Berlin)	100.00	*	–73.8	201.9	2013
DWRE Merseburg GmbH, Berlin (formerly: Kristensen Real Estate Merseburg GmbH, Berlin)	100.00	*	1,068.4	0.0	2013
Eisenbahn-Siedlungs-Gesellschaft Berlin mit beschränkter Haftung, Berlin	94.90	*	11,889.8	0.0	2013
Erste V - B - S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00	*	459.8	223.7	2013
Facilita Berlin GmbH, Berlin	100.00	*	1,220.0	240.0	2013
Fortimo GmbH, Berlin	100.00	*	6,127.2	0.0	2013

Company and registered office	Share of Capital			Equity	Profit/loss	Reporting date
	in %			in EUR k	in EUR k
G+D Gesellschaft für Energiemanagement mbH, Magdeburg	49.00		*	991.2	–8.8	2013
GbR Fernheizung Gropiusstadt, Berlin	45.59		*	542.6	–109.2	2013
Gehag Acquisition Co. GmbH, Berlin	100.00	*	*	429,347.7	468.5	2013
GEHAG Beteiligungs GmbH & Co. KG, Berlin	100.00		*	21,912.1	405.5	2013
GEHAG Dritte Beteiligungs GmbH, Berlin	100.00		*	378.8	0.0	2013
GEHAG Erste Beteiligungs GmbH, Berlin	100.00		*	45.0	0.0	2013
GEHAG Erwerbs GmbH & Co. KG, Berlin	99.99		*	20,404.7	473.6	2013
GEHAG GmbH, Berlin	100.00		*	1,023,730.8	47,787.2	2013
GEHAG Vierte Beteiligung SE, Berlin (formerly: GEHAG Vierte Beteiligung SE, Amsterdam, Netherlands)	100.00		*	17,893.4	138.9	2013
GEHAG Zweite Beteiligungs GmbH, Berlin	100.00		*	4,485.8	4,360.3	2013
GIM Immobilien Management GmbH, Berlin (formerly: GEHAG Immobilien Management GmbH, Berlin)	100.00		*	98.5	0.0	2013
GGR Wohnparks Alte Hellersdorfer Straße GmbH, Berlin	100.00		*	5,451.9	0.0	2013
GGR Wohnparks Kastanienallee GmbH, Berlin	100.00		*	19,601.9	0.0	2013
GGR Wohnparks Nord Leipziger Tor GmbH, Berlin	100.00		*	6,680.3	0.0	2013
GGR Wohnparks Süd Leipziger Tor GmbH, Berlin	100.00		*	3,390.2	0.0	2013
Grundstücksgesellschaft Karower Damm mbH, Berlin	100.00		*	189.0	0.0	2013
GSW Akquisition 3 GmbH, Berlin	100.00		*	75,456.0	0.0	2013
GSW Berliner Asset Invest GmbH & Co. KG, Berlin	100.00		*	6.0	–3.0	2013
GSW Berliner Asset Invest Verwaltungs GmbH, Berlin	100.00		*	22.0	–2.0	2013
GSW Corona GmbH, Berlin	100.00		*	–11,517.0	0.0	2013
GSW Fonds Weinmeisterhornweg 170-178 GbR, Berlin	49.95		*	–7,543.0	27.0	2013
GSW Gesellschaft für Stadterneuerung mbH, Berlin	100.00		*	290.0	5.0	2013
GSW Grundvermögens- und Vertriebsgesellschaft mbH, Berlin	100.00		*	90,256.0	0.0	2013
GSW Immobilien AG, Berlin	92.02			1,108,964.3	–8,426.2	2013
GSW Immobilien Beteiligungs GmbH, Berlin	100.00		*	–412.0	–423.0	2013
GSW Immobilien GmbH & Co. Leonberger Ring KG, Berlin	94.00		*	491.0	105.0	2013
GSW Pegasus GmbH, Berlin	100.00		*	–10,849.0	4,813.0	2013
GSW Verwaltungs- und Betriebsgesellschaft mbH & Co. Zweite Beteiligungs KG, Berlin	93.44		*	–26,036.0	1,445.0	2013
GSW Wohnwert GmbH, Berlin (formerly: Wohnwert-Versicherungs Agentur GmbH, Berlin)	100.00		*	26.0	0.0	2013
GSZ Gebäudeservice und Sicherheitszentrale GmbH, Berlin	33.30		*	161.0	79.0	2012
Hamnes Investments B.V., Baarn, Netherlands	100.00		*	7,157.4	–2,953.4	2013
Haus und Heim Wohnungsbau-GmbH, Berlin	100.00		*	2,798.7	0.0	2013
HESIONE Vermögensverwaltungsgesellschaft mbH, Frankfurt/Main	100.00		*	54.7	21.8	2013
Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, Berlin	100.00		*	25.0	0.0	2013

Company and registered office	Share of Capital		Equity	Profit/loss	Reporting date
	in %		in EUR k	in EUR k
Intermetro B.V., Baarn, Netherlands	100.00	*	7,643.1	622.6	2013
KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin	100.00	*	1,950.0	0.0	2013
KATHARINENHOF Service GmbH, Berlin	100.00	*	25.0	0.0	2013
Larry Berlin I S.à r.l., Luxembourg	94.80	*	2,268.6	–194.1	2013
Larry Berlin II S.à r.l., Luxembourg	94.80	*	5,634.9	–1,187.8	2013
Larry Berlin Lichtenberg S.à r.l., Luxembourg	94.80	*	7,563.8	–2,067.4	2013
Larry Condo Holdco S.à r.l., Luxembourg	94.80	*	4,341.0	–2,393.1	2013
Larry Condo S.à r.l., Luxembourg	94.80	*	8,864.8	2,349.4	2013
Larry I Targetco (Berlin) GmbH, Berlin	100.00		77,048.5	–8.3	2013
Larry II Berlin Hellersdorf S.à r.l., Luxembourg	94.80	*	6,509.3	–177.3	2013
Larry II Berlin Marzahn S.à r.l., Luxembourg	94.80	*	11,647.3	48.7	2013
Larry II Greater Berlin S.à r.l., Luxembourg	94.80	*	5,928.9	178.5	2013
Larry II Potsdam S.à r.l., Luxembourg	94.80	*	2,967.4	–166.4	2013
Larry II Targetco (Berlin) GmbH, Berlin	100.00		70,869.5	–8.7	2013
LebensWerk GmbH, Berlin	100.00	*	2,138.6	1,298.5	2013
Main-Taunus Wohnen GmbH & Co. KG, Eschborn	99.99	**	11,414.3	7,068.2	2013
Marienfelder Allee 212-220 Grundstücksgesellschaft b.R., Berlin	94.00	*	7,365.4	279.0	2013
Rhein-Main Wohnen GmbH, Frankfurt/Main	100.00	*	523,189.2	24,055.2	2013
Rhein-Mosel Wohnen GmbH, Mainz	100.00	*	168,730.2	13,909.7	2013
Rhein-Pfalz Wohnen GmbH, Mainz	100.0		182,074.6	1,057.6	2013
RMW Projekt GmbH, Frankfurt/Main	100.00	*	16,238.3	0.0	2013
Seniorenresidenz “Am Lunapark” GmbH, Leipzig	100.00	*	950.2	0.0	2013
SGG Scharnweberstraße Grundstücks GmbH, Berlin	100.00	*	25.0	0.0	2013
SIWOGE 1992 Siedlungsplanung und Wohnbauten Gesellschaft mbH, Berlin	50.00	*	4,517.0	176.0	2012
Sophienstraße Aachen Vermögensverwaltungsgesellschaft mbH, Berlin	100.00	*	2,193.0	0.0	2013
Stadtentwicklungsgesellschaft Buch mbH, Berlin	100.00	*	2,568.0	365.0	2013
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L., Berlin	100.00	*	255.2	9.1	30/9/2013
Vierte V-B-S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin	100.00	*	–276.0	111.2	2013
Wohnanlage Leonberger Ring GmbH, Berlin	100.00	*	–530.0	0.0	2013
Wohn- und Pflegewelt Lahnblick GmbH, Bad Ems	100.00	*	427.0	–0.8	2013
Zisa Beteiligungs GmbH, Berlin	49.00	*	9.0	–13.0	2012
Zisa Grundstücksbeteiligung GmbH & Co. KG, Berlin	94.90	*	74.0	50.0	2013
Zisa Verwaltungs GmbH, Berlin	100.00	*	25.0	6.0	2013
Zweite GSW Verwaltungs- und Betriebsgesellschaft mbH, Berlin	100.00	*	26.0	1.0	2013

*	Indirect shareholdings

**	Direct and indirect shareholdings

***	Waiver according to section 264 (3) of the German Commercial Code (HGB)

****	Additionally, the company is indirectly involved in a working group

2.	Receivables and other assets

Receivables from affiliated companies do not have a remaining term of more than one year (previous year: EUR 82.5 million). Of the other assets, claims amounting to EUR 0.01 million have a remaining term of more than one year (previous year: none). The other receivables and other assets have a remaining term of less than one year as in the previous year.

Receivables from affiliated companies (EUR 935.9 million; previous year: EUR 808.0 million) primarily include receivables from cash management contracts, loans granted and other business relations with subsidiaries within the Deutsche Wohnen Group.

ther assets mainly include tax refund claims, just as in the previous year.

3.	Prepaid expenses

The prepaid expenses include discounts in the amount of EUR 41.9 million (previous year: EUR 0.01 million), of which EUR 41.9 million relates to the difference between the settlement amount and the issue fee of the convertible bond, which was issued in 2013 and which is shown under bonds.

4.	Deferred tax assets

The following differences between the commercial and tax bases of assets and liabilities exist at the company and/or the subsidiary companies:

•	Due to different discount rates according to commercial and tax law, differences remain in the employee benefit liabilities and other provisions, which will lead to a future tax benefit.

•	Due to prohibitions on showing certain items in the financial statements under tax law, there are differences with the trade balance, which will lead to a future tax benefit.

•	There are tax loss carry-forwards, which will lead to a future tax benefit.

•	Due to differences between the tax capital accounts for non-incorporated firms and investment carrying values according to commercial law, there are differences which will lead to a future tax burden.

•	Due to differences between the remaining carrying amounts of properties and of special tax items under commercial law and under tax law, there are differences which will lead to a future tax burden.

5.	Equity

Registered capital

The registered capital of Deutsche Wohnen AG amounted to around EUR 286.22 million as at 31 December 2013, and is divided into around 286.22 million non-par value shares with a notional share of the registered capital of EUR 1.00 per share.

In a partial utilisation of the 2012/II authorised capital, Deutsche Wohnen AG increased its registered capital in January 2013 by around EUR 14.61 million by issuing around 14.61 million new no-par value bearer shares against cash contributions, excluding subscription rights. Thereby registered capital increased from around EUR 146.14 million to around EUR 160.76 million. The capital increase was recorded in the commercial register on 17 January 2013. In a partial utilisation of the 2012/II authorised capital, Deutsche Wohnen AG further increased its registered capital in June 2013 by around EUR 8.15 million by issuing around 8.15 million new no-par value bearer shares against contributions in kind, excluding subscription rights. Thereby the registered capital increased from around EUR 160.76 million to around EUR 168.91 million. The capital increase was recorded in the commercial register on 21 June 2013.

On the basis of a resolution passed at the Extraordinary General Meeting of 30 September 2013 the registered capital of Deutsche Wohnen AG was further increased in the financial year 2013 by around EUR 117.31 million through the issue of around 117.31 million new no-par value bearer shares against contributions in kind, excluding subscription rights. This increased the registered capital from around EUR 168.91 million to around EUR 286.22 million as at 31 December 2013.

As at 31 December 2013, around 99.97% of the company’s shares were bearer shares (286.126.485 Stück); the remaining approximately 0.03% were registered shares (90.246 Stück).

Of the bearer shares are 117,309,588 (ISIN: DE000A1X3R56) entitled to dividend rights only from the financial years starting 1 January 2014. Apart from that all shares carry the same rights and obligations. Each share entitles the holder to one vote at the Annual General Meeting and determines the basis for the division of company profit amongst shareholders. The rights and obligations of shareholders are outlined in detail in the provisions of the German Stock Corporation Act (AktG), in particular sections 12, 53a ff., 118 ff. and 186 AktG. There are no shares with special rights that grant powers of control.

The Management Board of Deutsche Wohnen AG is not aware of any restrictions with regard to voting rights or transfer of shares.

In the event of capital increases, the new shares are issued as bearer shares.

By resolution of the Annual General Meeting dated 28 May 2013, which was entered into the commercial register on 9 July 2013, the Management Board has been authorised to increase the company’s registered capital, with the consent of the Supervisory Board, by up to around EUR 80.38 million once or several times in the period until 27 May 2018, by the issuance of up to around 80.38 million new ordinary bearer shares against cash contributions and/or contributions in kind (authorised capital 2013/I). The shareholders must in principle be granted subscription rights within the scope of the authorised capital. However, according to the detailed provisions of the articles of association, the Management Board is authorised in certain cases to exclude the subscription rights of shareholders with the approval of the Supervisory Board. The remainder of the 2012/II authorised capital was cancelled at the same time as the 2013/I authorised capital was recorded.

The registered capital can be contingently increased by up to around EUR 40.19 million through the issue of up to around 40.19 million new ordinary bearer shares with dividend rights from the start of the financial year of their issuance (contingent capital 2013).

The contingent capital increase serves to grant shares to the owners or creditors of options or convertible bonds as well as profit participation rights with option or conversion rights which, in accordance with the authorisation of the Annual General Meeting of 28 May 2013, are issued up to 27 May 2018 by the company, or by dependent companies or enterprises in which the company has a majority shareholding. It shall only be exercised insofar as option or conversion rights related to the aforementioned options or convertible bonds or profit participation rights are exercised, or if the conversion obligations arising from such bonds are fulfilled, and provided own shares, shares from the authorised capital or other methods are not used to service the obligations.

A resolution passed at the Annual General Meeting of 28 May 2013 authorises the Management Board to issue no-par value bearer convertible and/or option bonds and/or profit participation rights with option and conversion rights (or a combination of these instruments) in the nominal value of up to EUR 850 million and to grant its creditors conversion or option rights for shares in Deutsche Wohnen AG with a pro rata amount of the registered capital of up to EUR 40.19 million. On the basis of this authorisation Deutsche Wohnen AG issued a convertible bond on 22 November 2013 with a total nominal value of EUR 250 million. The holders of this bond have the right to convert it into as many as approximately 16.08 million Deutsche Wohnen AG shares. Accordingly, the contingent capital 2013 remains at around EUR 24.11 million following the issuance.

The shares of the company are bearer and registered shares. As the shares are issued as registered shares, the owners of the registered shares are entitled to claim the conversion of the shares registered on their name into bearer shares by sending a written notice or in textual form (sec. 126b German Civil Code [BGB]) to the Management Board. The conversion requires the approval of the Management Board.

Capital reserves

The initial formation of the capital reserve was made by resolution of the Extraordinary General Meeting in 1999. The capital reserve as at 31 December 2013 amounts to EUR 2,673.7 million. It started the financial year 2013 at EUR 883.2 million. It then increased by EUR 1,817.8 million due to premium payments in the context of the three capital increases in the financial year and by EUR 42.5 million in the context of the issue of the convertible bond. It also decreased by EUR 69.8 million due to the withdrawal of this amount.

Revenue reserves

The statutory reserve is mandatory for German publicly listed corporations. According to section 150, para. 2 of the German Stock Corporations Act (AktG), an amount equivalent to 5 % of the profit for the financial year is to be retained. The statutory reserve has a cap of 10 % of the registered capital.

In accordance with section 272, para. 2, nos. 1 – 3 of the German Commercial Code (HGB), any existing capital reserve is to be taken into account and the provisions required for the statutory reserve are reduced accordingly. This is measured on the basis of the issued share capital which exists and is legally effective at the reporting date and which is to be reported in this amount in the respective annual balance sheet. The statutory reserve remains unchanged at EUR 1.0 million.

6.	Other Provisions

Other provisions largely include staff-related provisions amounting to EUR 7.0 million (previous year: EUR 4.9 million), provisions for negative fair values of interest rate hedging transactions amounting to EUR 1.3 million (previous year: EUR 1.8 million) and provisions for outstanding invoices amounting to EUR 4.1 million (previous year: EUR 1.5 million).

7.	Liabilities

		Thereof, remaining term
	Balance	up to one year	one to five years	more than five years
	in EUR k
1 Bonds	250,137	137	0	250,000
Previous year	0	0	0	0
2 Liabilities to banks	95,256	21,962	73,294	0
Previous year	111,194	36,300	74,894	0
3 Trade Payables	1,226	1,226	0	0
Previous year	975	975	0	0
4 Liabilities to affiliates	94,119	64,119	30,000	0
Previous year	68,427	38,427	30,000	0
5 Other liabilities	573	573	0	0
Previous year	248	248	0	0

Total for the financial year	441,311	88,017	103,294	250,000

Total for the previous year	180,844	75,950	104,894	0

The bonds only include the convertible bond issued on 22 November 2013 in a nominal amount of EUR 250.0 million (security identification number A1YCR0), which can be converted into 13.3 million (16.1 million at most) no-par value bearer shares in Deutsche Wohnen AG in accordance with the exchange ratio valid as at 31 December 2013. This convertible bond is unsecured, earns interest at 0.5% p.a. and has a term of up to seven years until 22 November 2020. As Deutsche Wohnen AG can serve bond creditors either in shares or the equivalent cash value if the bond is converted, as has been possible since 2 January 2014, the bond is shown alongside its final maturity in the maturity structure.

The liabilities to affiliates include liabilities arising from internal cash management, from trade payables and other liabilities.

The liabilities are not secured by Deutsche Wohnen AG.

IV.	Notes to the profit and loss statement

8.	Other operating income

The other operating income mainly includes revenues of EUR 1.3 million gained from the reversal of provisions in the financial year (previous year: EUR 0.2 million). Other operating income in the previous year mainly included income in connection with the BauBeCon Group acquisition costs, which were passed on to subsidiaries.

9.	Other operating expenses

The other operating expenses largely consist of costs arising in connection with equity increases (EUR 7.9 million; previous year: EUR 17.2 million), consultancy, auditing and court fees (EUR 6.6 million; previous year: EUR 4.2 million), IT costs (EUR 5.8 million; previous year: EUR 3.8 million) and consultancy and transaction costs for acquisitions.

10.	Depreciations of financial investments

The depreciations of financial investments in the previous year concerned extraordinary depreciations.

11.	Extraordinary income

In the financial year 2011 Deutsche Wohnen AG concluded an agreement with RREEF Management GmbH (RREEF) with regard to the loss equalisation for the financial years 1999 until mid-2006 on the basis of a control agreement. This settlement was subject to the suspensive condition of approval by the general meeting of Deutsche Wohnen AG , which was given in June 2012. Thereby an extraordinary income of EUR 20.0 million could be realised in the financial year 2012.

V.	Derivative financial instruments

Deutsche Wohnen AG acquired four interest rate swaps with a nominal total of EUR 74.4 million to hedge interest rate risk. The remaining terms are between one and three years. The negative fair value as at the reporting date is EUR 5.1 million net and was determined based on a mark-to-market valuation. At the time of adopting three interest swap transactions in the financial year 2011, the negative fair value was EUR 2.6 million and was considered a provision for contingent losses and is scheduled to take the remaining term of the swaps to complete. In accordance with section 254 of the German Commercial Code (HGB), the changes in fair value following the acquisition of the swaps are not reported.

The hedges (interest rate swaps) were recorded together with the underlying transactions (loan agreements, reported as liabilities to banks) to a rating unit in the nominal amount of EUR 74.4 million as at the closing date, and thereby hedging interest rate risks of EUR 5.1 million net were hedged as at the reporting date.

The opposing changes in value and cash flows from interest rate swaps and loan agreements will offset one another in the future, as the hedges are contractually matched in terms of their maturity date, duration and assessment basis.

VI.	Contingent liabilities

At the reporting date, Deutsche Wohnen AG is the guarantor for a loan disbursed to an affiliated company in the amount of EUR 10.6 million in favour of Aareal Bank AG, Wiesbaden. Furthermore, Deutsche Wohnen AG is the guarantor for affiliated companies for bank guarantees for collected rental deposits amounting to EUR 3.7 million, and a total of EUR 1.2 million for other limited guarantees. A claim in any of these cases is unlikely, because these companies are profitable and financially solvent, and, in particular, because the loans are secured against property.

As at the reporting date, Deutsche Wohnen AG is the guarantor in favour of HSH Nordbank AG, Hamburg and Kiel, for loans in a total amount of EUR 33.5 million made to two affiliated companies. A claim is in each case unlikely because these companies are profitable and financially solvent and, in particular, because the loans are secured against property.

For its own office lease agreements, Deutsche Wohnen AG has issued bank guarantees in the amount of EUR 0.1 million in favour of the lessors. A claim is unlikely in any of these cases because Deutsche Wohnen AG fulfils its payment obligations.

Deutsche Wohnen AG is jointly and severally liable with affiliated companies to the banks of these affiliated companies in an amount of EUR 711.4 million. A claim in any of these cases is unlikely because these companies are profitable and financially solvent and the loans are secured against property.

Deutsche Wohnen AG has issued comfort letters to several creditors in favour of affiliated companies for liabilities to bank and liabilities to other creditors amounting to EUR 29.5 million. A claim is unlikely because these companies are profitable and solvent and the loans are secured against property.

Deutsche Wohnen AG has assigned shareholder loans amounting to EUR 1.8 million to a creditor to secure the claims of this creditor arising from loans to affiliated companies. A claim is unlikely because these companies are profitable and solvent and the loans are secured against property.

There is a control agreement between Deutsche Wohnen AG as the controlling company and Rhein-Pfalz Wohnen GmbH as the controlled company.

There are control and profit transfer agreements between Deutsche Wohnen AG (the parent company) and Deutsche Wohnen Corporate Real Estate GmbH, Berlin, Deutsche Wohnen Management GmbH, Berlin, Deutsche Wohnen Management- und Servicegesellschaft mbH, Frankfurt/Main, Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin, and Deutsche Wohnen Zweite Fondsbeteiligungs GmbH, Berlin, each of which are subsidiary companies. The control and profit transfer agreement with Deutsche Wohnen Management GmbH, Berlin was cancelled with effect from the end of 31 December 2013. The cancellation was added to the commercial register entry of the subsidiary company on 6 February 2014.

VII.	Other disclosures

	up to one year	two to five years	Total
	in EUR m
Leasing- and rental agreements	0.9	0.8	1.7
Long-term service agreements	2.9	2.7	5.6

Total	3.8	3.5	7.3

VIII.	Other information

Management Board

The Management Board was composed as follows:

Name	Memberships in supervisory boards and other executive
bodies within the meaning of section 285 no. 10
German Commercial Code (HGB) in conjunction with
section 125 para 1 sentence 5 of the German Stock
Corporation Act (AktG)
Michael Zahn, Chief Executive Officer, Economist		Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin
(Chairman of the Supervisory Board)
GEHAG GmbH, Berlin
(Chairman of the Supervisory Board)
KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin
(Chairman of the Supervisory Board)
G+D Gesellschaft für Energiemanagement GmbH, Magdeburg
(Chairman of the Advisory Board)
Funk Schadensmanagement GmbH, Berlin
(Member of the Advisory Board)

Lars Wittan, Member of the Management Board certified degree in business administration (Dipl.-Betriebswirt)		KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin
(Deputy Chairman of the Supervisory Board)
Eisenbahn-Siedlungs-Gesellschaft Berlin mbH, Berlin
(Member of the Supervisory Board

Andreas Segal, Chief Financial Officer Lawyer	since 31/01/2014	None

In the financial year and the previous year the remuneration of the Management Board was composed as follows:

	Michael Zahn Chief Executive Officer		Lars Wittan Management Board Member		Helmut Ulrich Management Board Member
	since 1/9/2007		since 1/10/2011		until 31/12/2012
	2012	2013	2012	2013	2012	2013
	in EUR k
Fixed remuneration	350	450	200	250	275	0
Supplementary payments	27	27	25	24	19	0

Total fixed	377	477	225	274	294	0

Short-term incentive	400	476	200	238	300	0
short-termarranged	300	309	150	155	240	0
long-term arranged	100	167	50	83	60	0
Long-term incentive	150	150	100	100	125	0

Total variable	550	626	300	338	425	0

Special remuneration	0	900	0	600	0	0
Total amount	927	2,003	525	1,212	719	0

The special remuneration was granted for the successful takeover of GSW Immobilien AG. 50% of this amount was paid out in 2013. With respect to the second part the Management Board has committed itself to fully invest the net amount in shares of Deutsche Wohnen AG. However, 50% of this amount is dependent on achieving the synergy potential of annually EUR 25 million.

Please refer to the Management Report for further explanation of the remuneration system of the Management Board.

There is no employee benefit liability for current or retired members of the Management Board of Deutsche Wohnen AG. In the financial year 2013, no advances, loans or guarantees were granted to members of the Management Board at Deutsche Wohnen AG .

Supervisory Board

The Supervisory Board is made up as follows:

Name	Occupation

Memberships in supervisory boards and other executive

bodies within the meaning of section 285 no. 10

German Commercial Code (HGB) in conjunction with

section 125 para 1 sentence 5 of the German Stock

Corporation Act (AktG)

Uwe E. Flach,	Senior Advisor Oaktree GmbH, Frankfurt/Main	DZ Bank AG, Frankfurt/Main
Chairman		(Member of the Advisory Board)
Prime Office AG, Cologne
(merger of Prime Office REIT AG with OCM German Real Estate Holding AG)
(Deputy Chairman of the Supervisory Board)
GSW Immobilien AG, Berlin
(Member of the Supervisory Board since 3/1/2014, Chairman of the Supervisory Board since 15/1/2014)

Dr. Andreas Kretschmer,	Managing Director	BIOCEUTICALS Arzneimittel AG, Bad Vilbel
Deputy Chairman	of Ärzteversorgung	(Chairman of the Supervisory Board)
	Westfalen-Lippe	GEHAG GmbH, Berlin
	Einrichtung der Ärzte-	(Deputy Chairman of the Supervisory Board)
	kammer Westfalen –	GSW Immobilien AG, Berlin
	Lippe – KdöR –, Münster	(Member of the Supervisory Board since 3/1/2014, Deputy Chairman of the Supervisory Board until 15/1/2014)

Matthias Hünlein	Managing Director Tishman Speyer Properties	A.A.A. Aktiengesellschaft Allgemeine Anlagenverwaltung, Frankfurt/Main
(Member of the Supervisory Board)
	Deutschland GmbH,	GSW Immobilien AG, Berlin
	Frankfurt/Main	(Member of the Supervisory Board since 3/1/2014)

Name	Occupation

Memberships in supervisory boards and other executive

bodies within the meaning of section 285 no. 10

German Commercial Code (HGB) in conjunction with

section 125 para 1 sentence 5 of the German Stock

Corporation Act (AktG)

Dr. Florian Stetter	Real Estate Agent, Erding	CalCon Deutschland AG, Munich (Member of the Supervisory Board)
ENOVO s.r.o., Bratislava, Slovak Republic (Managing Partner)

Dr. Michael Leinwand	Chief Investment Officer Zürich Beteiligungs-AG,	Bizerba GmbH & Co. KG, Balingen (Member of the Supervisory Board)
Frankfurt/Main

Dr. h.c. Wolfgang Clement	Publicist and Company Consultant Former Federal Minister (Bundesminister a.D.) Former State Prime Minister (Ministerpräsident a.D.)	Daldrup & Söhne AG, Grünwald (Chairman of the Supervisory Board)
DIS Deutscher Industrie Service AG, Dusseldorf
(Member of the Supervisory Board)
Peter Dussmann-Stiftung, Berlin (Member of the Board of Trustees)
Dussmann Stiftung & Co. KGaA, Berlin
(Chairman of the Supervisory Board)
Landau Media Monitoring AG & Co. KG, Berlin
(Member of the Supervisory Board)
RWE Power AG, Essen
(Member of the Supervisory Board)

Each member of the Supervisory Board receives a fixed remuneration of EUR 30 k, the Chairman of the Supervisory Board receives double that amount, and the Deputy Chairman of the Supervisory Board receives one and a half times that amount as remuneration. A Supervisory Board member receives lump-sum remuneration in the amount of EUR 5 k per financial year for membership of the Audit Committee, and a member of the General and the Acquisition Committee receives a fee in the amount of EUR 1 k for each attendance at a meeting of the committee in person.

Supervisory Board remuneration for the financial year amounted to EUR 240 k net without value added tax. Mr Flach received EUR 65 k net, Dr. Kretschmer EUR 50 k net, Dr. Stetter EUR 35 k net, Mr Hünlein, Mr Clement and Mr Leinwand each received EUR 30 k net.

There is no employee benefit liability for current or retired members of the Supervisory Board of Deutsche Wohnen AG . No advances, loans or securities were granted to members of the Supervisory Board in the financial year.

Shareholdings requiring notification in accordance with sec. 160 German Stock Corporation Act (AktG)

In the financial year 2013 and after the end of the financial year until the valuation date Deutsche Wohnen received the following notifications of voting rights according to §§ 21 ff. German Securities Trading Act (WpHG). They were published with the following wording.

1. On 15 January 2013 Cohen & Steers Capital Management, Inc., New York, USA, informed us according to Article 21, Section 1 of the WpHG that:

We herby revoke our notices regarding the proportion of voting rights in Deutsche Wohnen AG, Frankfurt am Main, Germany pursuant to section 21 (1) WpHG dated:

•	7 April 2008;

•	3 July 2008;

•	2 November 2009;

•	1 June 2010;

•	27 October 2010;

•	12 April 2011;

•	31 May 2012; and

•	1 June 2012.

The aforementioned notices are thus to be disregarded.

On 15 January 2013 Cohen & Steers Capital Management, Inc., New York, USA, further informed us according to Article 21, Section 1 of the WpHG that:

We hereby like to inform you pursuant to section 21 para. 1 WpHG that our percentage holding of the voting rights in Deutsche Wohnen AG, Frankfurt am Main, Germany

a) on 2 November 2010 exceeded the threshold of 3% and amounted to 3.04% (exact amount of voting rights: 2,484,445) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 WpHG;

b) on 6 December 2010 fell below the threshold of 3% and amounted to 2.99% (exact amount of voting rights: 2,444,391) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 WpHG;

c) on 30 December 2010 exceeded the threshold of 3% and amounted to 3.03% (exact amount of voting rights: 2,476,560) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 WpHG;

d) on 6 June 2011 exceeded the threshold of 5% and amounted to 5.02% (exact amount of voting rights: 4,103,843) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 WpHG; and

e) on 6 December 2011 fell below the threshold of 5% and amounted to 4.97% (exact amount of voting rights: 5,083,904) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 WpHG.

2. On 15 January 2013 Cohen & Steers, Inc., New York, USA, informed us according to Article 21, Section 1 of the WpHG that:

We herby revoke our notices regarding the proportion of voting rights in Deutsche Wohnen AG, Frankfurt am Main, Germany pursuant to section 21 (1) WpHG dated:

•	28 February 2008;

•	14 July 2008;

•	6 October 2009 (corrected by Ietter of 14 October 2009);

•	12 October 2009 (corrected by Ietter of 14 October 2009)

•	14 October 2009;

•	20 October 2009;

•	1 June 2010;

•	27 October 2010;

•	4 November 2010;

•	8 August 2011; and

•	17 October 2011.

The aforementioned notices are thus to be disregarded.

On 15 January 2013 Cohen & Steers, Inc., New York, USA, further informed us according to Article 21, Section 1 of the WpHG that:

We hereby like to inform you pursuant to section 21 para. 1 WpHG that our percentage holding of the voting rights in Deutsche Wohnen AG, Frankfurt am Main, Germany

a) on 3 April 2008 exceeded the threshold of 3% and amounted to 3.14% (exact amount of voting rights: 830,065) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG;

b) on 30 June 2008 fell below the threshold of 3% and amounted to 2.83% (exact amount of voting rights: 746,339) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG;

c) on 4 November 2009 exceeded the threshold of 3% and amounted to 3.02% (exact amount of voting rights: 2,468,676) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG;

d) on 14 December 2009 fell below the threshold of 3% and amounted to 2.99% (exact amount of voting rights: 2,449,355) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG;

e) on 21 October 2010 exceeded the threshold of 3% and amounted to 3.23% (exact amount of voting rights: 2,645,182) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG;

f) on 18 April 2011 exceeded the threshold of 5% and amounted to 5.03% (exact amount of voting rights: 4,116,510) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG; and

g) on 12 March 2012 fell below the threshold of 5% and amounted to 4.95% (exact amount of voting rights: 5,067,218) both in relation to the total number of voting rights of the issuer and in relation to all voting shares of the same share class. The voting rights are entirely attributable to us pursuant to sec. 22 para 1 sentence 1 no. 6 in connection with sentences 2, 3 WpHG.

3. I. On 22 January 2013, UBS AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 17 January 2013 and as of such date amount to 4.89% (this corresponds to 7,862,853 voting rights).

Thereof 0.29% of the voting rights (this corresponds to 463,935 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG and 4.55% of the voting rights (this corresponds to 7,307,142 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 2 of the WpHG.

II On 21 January 2013, UBS AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 18 January 2013 and as of such date amount to 0.60% (this corresponds to 956,691 voting rights).

Thereof 0.29% of the voting rights (this corresponds to 463,935 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

4. We received the following notification pursuant to sec. 25a WpHG on January 21, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding Threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17.01.2013

Total amount of voting rights:

7.20% (equals 11581709 voting rights)

calculated from the following total number of voting rights issued: 160757143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.02% (equals 34306 voting rights)

thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

2.29% (equals 3684550 voting rights)

thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

4.89% (equals 7862853 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 04.02.2015

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 13.12.2016

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 17.07.2017

5. We received the following notification pursuant to sec. 25 WpHG on January 21, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18.01.2013

Total amount of voting rights:

2.84% (equals 4570680 voting rights)

calculated from the following total number of voting rights issued: 160757143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

2.25% (equals 3613989 voting rights)

thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.60% (equals 956691 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

ISIN or name/description of the financial/other instrument:

Exercise period: at any time

6. We received the following notification pursuant to sec. 25 WpHG on January 21, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding Threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17.01.2013

Total amount of voting rights:

7.18% (equals 11547403 voting rights)

calculated from the following total number of voting rights issued: 160757143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

2.29% (equals 3684550 voting rights)

thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

4.89% (equals 7862853 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

ISIN or name/description of the financial/other instrument:

Exercise period: at any time

7. I. BR Jersey International Holdings, L.P.

On 23 January 2013, BR Jersey International Holdings, L.P., St. Helier, Jersey, Channel Islands, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 17 January 2013 and as of such date amount to 2.85% (this corresponds to 4,581,441 voting rights).

These 2.85% of the voting rights (this corresponds to 4,581,441 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. BlackRock International Holdings, Inc.

On 23 January 2013, BlackRock International Holdings, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 17 January 2013 and as of such date amount to 2.85% (this corresponds to 4,581,441 voting rights).

These 2.85% of the voting rights (this corresponds to 4,581,441 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

8. We received the following notification pursuant to sec. 25a WpHG on January 21, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18.01.2013

Total amount of voting rights:

2.87% (equals 4606698 voting rights)

calculated from the following total number of voting rights issued: 160757143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.02% (equals 36018 voting rights)

thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

2.25% (equals 3613989 voting rights)
thereof held indirectly:

0.00% (equals 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.60% (equals 956691 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 04.02.2015

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 13.12.2016

ISIN or name/description of the financial/other instrument: Equity Swap

Expiration date: 17.07.2017

9. I. On 21 January 2013, Merrill Lynch International, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

II. On 21 January 2013, ML UK Capital Holdings, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by ML UK Capital Holdings and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

III. On 21 January 2013, Merrill Lynch Holdings Ltd, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch Holdings Ltd and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

IV. On 21 January 2013, Merrill Lynch Europe Intermediate Holdings, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch Europe Intermediate Holdings and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

V. On 21 January 2013, Merrill Lynch Europe Plc, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch Europe Plc and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

VI. On 21 January 2013, Merrill Lynch International Holdings Inc, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch International Holdings Inc and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

VII. On 21 January 2013, Merrill Lynch International Incorporated, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.09% (this corresponds to 14,617,081 voting rights).

Thereof 9.09% of the voting rights (this corresponds to 14,617,081 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch International Incorporated and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

VIII. On 21 January 2013, Merrill Lynch & Co., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.11% (this corresponds to 14,640,589 voting rights).

Thereof 9.11% of the voting rights (this corresponds to 14,640,589 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Merrill Lynch & Co. and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

IX. On 21 January 2013, Bank of America Corporation, Charlotte, NC, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 17 January 2013 and as of such date amount to 9.11% (this corresponds to 14,640,589 voting rights).

Thereof 9.11% of the voting rights (this corresponds to 14,640,589 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

Attributed voting rights are held via the following companies that are controlled by Bank of America Corporation and whose holdings of voting rights amount to 3% each or more in Deutsche Wohnen AG:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

•	Merrill Lynch & Co.

10. I. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

II. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: ML UK Capital Holdings, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

III. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Holdings Ltd, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

IV. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Intermediate Holdings, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights: 9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

V. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Plc, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

VI. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Holdings Inc, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights: 9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

VII. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Incorporated, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights: 9.30% (equals: 14,945,393 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

VIII. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch & Co, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.32% (equals: 14,978,407 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.21% (equals: 330,132 voting rights)

Thereof held indirectly: 0.21% (equals: 330,132 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.11% (equals: 14,640,589 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

IX. We received the following notification pursuant to 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Bank of America Corporation, Country: United States, Registered office: Charlotte, NC

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.32% (equals: 14,978,407 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.21% (equals: 330,132 voting rights)

Thereof held indirectly: 0.21% (equals: 330,132 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.11% (equals: 14,640,589 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

•	Merrill Lynch & Co

11. I. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

II. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: ML UK Capital Holdings, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

III. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Holdings Ltd, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

IV. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Intermediate Holdings, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

V. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe PLC, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

VI. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Holdings Inc, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

VII. We received the following notification pursuant to sec. 25 WpHG on 23 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Incorporated, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.26% (equals: 413,442 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

VIII. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch & Co, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 436,950 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.01% (equals: 23,508 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

IX. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Bank of America Corporation, Country: United States, Registered office: Charlotte, NC

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 436,950 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.01% (equals: 23,508 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

•	Merrill Lynch & Co

12. I. We received the following notification pursuant to sec. 25 WpHG on 23 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

II. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: ML UK Capital Holdings, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

III. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Holdings Ltd, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

IV. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Intermediate Holdings, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

V. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe PLC, Country: United Kingdom, Registered office: London

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

VI. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Holdings Inc, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

VII. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Incorporated, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.29% (equals: 14,937,707 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.20% (equals: 320,626 voting rights)

Thereof held indirectly: 0.20% (equals: 320,626 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.09% (equals: 14,617,081 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

VIII. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch & Co, Country: United States, Registered office: Wilmington, DE

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.31% (equals: 14,970,721 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.21% (equals: 330,132 voting rights)

Thereof held indirectly: 0.21% (equals: 330,132 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.11% (equals: 14,640,589 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

IX. We received the following notification pursuant to sec. 25 WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Bank of America Corporation, Country: United States, Registered office: Charlotte, NC

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 17 January 2013

Total amount of voting rights:

9.31% (equals: 14,970,721 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.21% (equals: 330,132 voting rights)

Thereof held indirectly: 0.21% (equals: 330,132 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

9.11% (equals: 14,640,589 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

•	Merrill Lynch & Co

13. I. On 21 January 2013, Merrill Lynch International, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

II. On 23 January 2013, ML UK Capital Holdings, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

III. On 23 January 2013, Merrill Lynch Holdings Ltd, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

IV. On 23 January 2013, Merrill Lynch Europe Intermediate Holdings, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

V. On 23 January 2013, Merrill Lynch Europe Plc, London, United Kingdom, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

VI. On 23 January 2013, Merrill Lynch International Holdings Inc, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

VII. On 23 January 2013, Merrill Lynch International Incorporated, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.00% (this corresponds to 0 voting rights).

VIII. On 23 January 2013, Merrill Lynch & Co., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.01% (this corresponds to 23,508 voting rights).

IX. On 23 January 2013, Bank of America Corporation, Charlotte, NC, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 5% and 3% on 18 January 2013 and as of such date amount to 0.01% (this corresponds to 23,508 voting rights).

14. I. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

II. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: ML UK Capital Holdings, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

III. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Holdings Ltd, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

IV. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Intermediate Holdings, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

V. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch Europe Plc, Country: United Kingdom, Registered office: London

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

VI. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Holdings Inc, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

VII. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch International Incorporated, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.27% (equals: 421,128 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.00% (equals: 0 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

VIII. We received the following notification pursuant to sec. 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Merrill Lynch & Co, Country: United States, Registered office: Wilmington, DE

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.28% (equals: 444,636 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.01% (equals: 23,508 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

IX. We received the following notification pursuant to 25a WpHG on 21 January 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Bank of America Corporation, Country: United States, Registered office: Charlotte, NC

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 January 2013

Total amount of voting rights:

0.28% (equals: 444,636 voting rights)

Calculated from the following total number of voting rights issued: 160,757,143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25a WpHG:

0.00% (equals: 7,686 voting rights)

Thereof held indirectly: 0.00% (equals: 7,686 voting rights)

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.26% (equals: 413,442 voting rights)

Thereof held indirectly: 0.26% (equals: 413,442 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.01% (equals: 23,508 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings:

•	Merrill Lynch International

•	ML UK Capital Holdings

•	Merrill Lynch Holdings Ltd

•	Merrill Lynch Europe Intermediate Holdings

•	Merrill Lynch Europe Plc

•	Merrill Lynch International Holdings Inc

•	Merrill Lynch International Incorporated

•	Merrill Lynch & Co

15. On 23 January 2013, MFS International Value Fund, Boston, MA, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 17 January 2013 and as of such date amount to 2.94% (this corresponds to 4,730,559 voting rights).

16. I. On 31 January 2013, Arnhold and S. Bleichroeder Holdings, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 17 January 2013 and as of such date amount to 4.72% (this corresponds to 7,582,897 voting rights).

These 4.72% of the voting rights (this corresponds to 7,582,897 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% each or more in Deutsche Wohnen AG are to be attributed to Arnhold and S. Bleichroeder Holdings, Inc.:

•	First Eagle Overseas Fund

II. On 31 January 2013, First Eagle Investment Management, LLC, New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 17 January 2013 and as of such date amount to 4.72% (this corresponds to 7,582,897 voting rights).

These 4.72% of the voting rights (this corresponds to 7,582,897 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

Voting rights of the following shareholder holding 3% each or more in Deutsche Wohnen AG are to be attributed to First Eagle Investment Management, LLC:

•	First Eagle Overseas Fund

17. On 13 February 2013, MFS International Value Fund, Boston, MA, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 13 February 2013 and as of such date amount to 3.08% (this corresponds to 4,949,943 voting rights).

18. I. On 25 February 2013, Capital Group International, Inc., Los Angeles, CA, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 19 February 2013 and as of such date amount to 3.02% (this corresponds to 4,852,637 voting rights).

These 3.02% of the voting rights (this corresponds to 4,852,637 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 and Sentence 3 of the WpHG.

II. On 25 February 2013, The Capital Group Companies, Inc., Los Angeles, CA, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 19 February 2013 and as of such date amount to 3.02% (this corresponds to 4,852,637 voting rights).

These 3.02% of the voting rights (this corresponds to 4,852,637 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 and Sentence 3 of the WpHG.

19. I. BlackRock Group Limited

On 21 March 2013, BlackRock Group Limited, London, U.K., has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 19 March 2013 and as of such date amount to 3.07% (this corresponds to 4,938,992 voting rights).

These 3.07% of the voting rights (this corresponds to 4,938,992 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. BR Jersey International Holdings, L.P.

On 21 March 2013, BR Jersey International Holdings, L.P., St. Helier, Jersey, Channel Islands, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 19 March 2013 and as of such date amount to 3.18% (this corresponds to 5,106,640 voting rights).

These 3.18% of the voting rights (this corresponds to 5,106,640 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

III. BlackRock International Holdings, Inc.

On 21 March 2013, BlackRock International Holdings, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 19 March 2013 and as of such date amount to 3.18% (this corresponds to 5,106,640 voting rights).

These 3.18% of the voting rights (this corresponds to 5,106,640 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

20. I. BlackRock, Inc.

On 4 April 2013, BlackRock, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 17 January 2013 and as of such date amount to 5.03% (this corresponds to 8,079,767 voting rights).

These 5.03% of the voting rights (this corresponds to 8,079,767 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. BlackRock Holdco 2, Inc.

On 4 April 2013, BlackRock Holdco 2, Inc., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 17 January 2013 and as of such date amount to 5.01% (this corresponds to 8,057,146 voting rights).

These 5.01% of the voting rights (this corresponds to 8,057,146 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

III. BlackRock Financial Management, Inc.

On 4 April 2013, BlackRock Financial Management, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 17 January 2013 and as of such date amount to 5.01% (this corresponds to 8,057,146 voting rights).

These 5.01% of the voting rights (this corresponds to 8,057,146 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

21. On 5 April 2013, William Blair & Company, LLC, Chicago, IL, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 4 April 2013 and as of such date amount to 3.016% (this corresponds to 4,845,561 voting rights).

These 3.016% of the voting rights (this corresponds to 4,845,561 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

22. On 11 April 2013, William Blair & Company, LLC, Chicago, IL, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 10 April 2013 and as of such date amount to 2.99% (this corresponds to 4,804,129 voting rights).

These 2.99% of the voting rights (this corresponds to 4,804,129 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

23. On 15 May 2013, William Blair & Company, LLC, Chicago, IL, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 14 May 2013 and as of such date amount to 3.05% (this corresponds to 4,904,415 voting rights).

These 3.05% voting rights (this corresponds to 4,904,415 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

24. I. On 30 May 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, has exceeded the threshold of 3% on 28 May 2013 and as of such date amount to 3.02% voting rights (this corresponds to 4,854,266 voting rights).

II. On 30 May 2013, the Ministry of Finance , Oslo, Norway, has informed us on behalf of the State of Norway, Oslo, Norway, according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, has exceeded the threshold of 3% on 28 May 2013 and as of such date amount to 3.02% voting rights (this corresponds to 4,854,266voting rights).

These 3.02% voting rights (this corresponds to 4,854,266 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway via Norges Bank according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

25. I. On 26 June 2013, Zurich Deutscher Herold Lebensversicherung AG, Bonn, Germany, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 21 June 2013 and as of such date amount to 2.8906% (this corresponds to 4,882,360 voting rights).

II. On 26 June 2013, Deutscher Herold Aktiengesellschaft, Bonn, Germany, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 21 June 2013 and as of such date amount to 2.8906% (this corresponds to 4,882,360 voting rights).

The above mentioned voting rights are owned by Zurich Deutscher Herold Lebensversicherung AG, Bonn, Germany, and are to be attributed to Deutscher Herold Aktiengesellschaft, Bonn, Germany, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

III. On 26 June 2013, Zürich Beteiligungs-Aktiengesellschaft (Deutschland), Frankfurt/Main, Germany, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 21 June 2013 and as of such date amount to 2.8906% (this corresponds to 4,882,360 voting rights).

The above mentioned voting rights are owned by Zurich Deutscher Herold Lebensversicherung AG, Bonn, Germany, and are to be attributed to Zürich Beteiligungs-Aktiengesellschaft (Deutschland), Frankfurt/Main, Germany, via Deutscher Herold Aktiengesellschaft, Bonn, Germany, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

IV. On 26 June 2013, Zürich Versicherungs-Gesellschaft AG, Zurich, Switzerland, has in-formed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 21 June 2013 and as of such date amount to 2.8906% (this corresponds to 4,882,360 voting rights).

The above mentioned voting rights are owned by Zurich Deutscher Herold Lebensversicherung AG, Bonn, Germany, and are to be attributed to Zürich Versicherungs-Gesellschaft AG, Zurich, Switzerland, via Zürich Beteiligungs-Aktiengesellschaft (Deutschland), Frankfurt/Main, Germany, and Deutscher Herold Aktiengesellschaft, Bonn, Germany, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

V. On 26 June 2013, Zurich Insurance Group AG, Zurich, Switzerland, has informed us ac-cording to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 21 June 2013 and as of such date amount to 2.8906% (this corresponds to 4,882,360 voting rights).

The above mentioned voting rights are owned by Zurich Deutscher Herold Lebensversicherung AG, Bonn, Germany, and are to be attributed to Zurich Insurance Group AG, Zurich, Switzerland, via Zürich Versicherungs-Gesellschaft AG, Zurich, Switzerland, Zürich Beteiligungs-Aktiengesellschaft (Deutschland), Frankfurt/Main, Germany, and Deutscher Herold Aktiengesellschaft, Bonn, Germany, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

26. I. On 27 June 2013, Larry TopCo S.à r.l., Luxembourg, Luxembourg, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Larry TopCo S.à r.l., Luxembourg, Luxembourg, in the amount of 2.7% (this corresponds to 4.559.925 voting rights) and in the amount of 2.13% (this corresponds to 3.590.075 voting rights) according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

II. On 27 June 2013, BRE/Europe 5Q S.à r.l., Luxembourg, Luxembourg, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to BRE/Europe 5Q S.à r.l., Luxembourg, Luxembourg, via Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

III. On 27 June 2013, Blackstone Real Estate Partners Europe III L.P., New York City, New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Real Estate Partners Europe III L.P., New York City, New York, USA, via BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

IV. On 27 June 2013, Blackstone Real Estate Associates Europe III L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Real Estate Associates Europe III L.P., Wilmington, Delaware, USA, via Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

V. On 27 June 2013, Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Wilmington, Delaware, USA, via Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

VI. On 27 June 2013, Blackstone Real Estate Management Associates Europe III L.P., New York City, New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Real Estate Management Associates Europe III L.P., New York City, New York, USA, via Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

VII. On 27 June 2013, BREP Europe III GP L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to BREP Europe III GP L.P., Wilmington, Delaware, USA, via Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

VIII. On 27 June 2013, BREP Europe III GP L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to BREP Europe III GP L.L.C., Wilmington, Delaware, USA, via BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

IX. On 27 June 2013, Blackstone Holdings III L.P., has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Holdings III L.P., via BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

X. On 27 June 2013, Blackstone Holdings III GP L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Holdings III GP L.P., Wilmington, Delaware, USA, via Blackstone Holdings III L.P., BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à.r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

XI. On 27 June 2013, Blackstone Holdings III GP Management L.L.C, Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, has exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4. 83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Holdings III GP Management L.L.C, Wilmington, Delaware, USA, via Blackstone Holdings III GP L.P., Blackstone Holdings III L.P., BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

XII. On 27 June 2013, The Blackstone Group L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to The Blackstone Group L.P., Wilmington, Delaware, USA, via Blackstone Holdings III GP Management L.L.C, Blackstone Holdings III GP L.P., Blackstone Holdings III L.P., BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

XIII. On 27 June 2013, Blackstone Group Management L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Blackstone Group Management L.L.C., Wilmington, Delaware, USA, via The Blackstone Group L.P., Blackstone Holdings III GP Management L.L.C, Blackstone Holdings III GP L.P., Blackstone Holdings III L.P., BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

XIV. On 27 June 2013, Stephen A. Schwarzman, USA, has informed us according to Article 21, Section 1 of the WpHG that his voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 21 June 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

The above mentioned voting rights are to be attributed to Stephen A. Schwarzman, USA, via Blackstone Group Management L.L.C., The Blackstone Group L.P., Blackstone Holdings III GP Management L.L.C, Blackstone Holdings III GP L.P., Blackstone Holdings III L.P., BREP Europe III GP L.L.C., BREP Europe III GP L.P., Blackstone Real Estate Management Associates Europe III L.P., Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Blackstone Real Estate Associates Europe III L.P., Blackstone Real Estate Partners Europe III L.P., BRE/Europe 5Q S.à r.l., and Larry TopCo S.à r.l., according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

27. On 08 July 2013, Capital Guardian Trust Company, Los Angeles, CA, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 02 July 2013 and as of such date amount to 3.05% (this corresponds to 5,156,318 voting rights).

These 3.05% of the voting rights (this corresponds to 5,156,318 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

28. I. BlackRock, Inc.

On 09 July 2013, BlackRock, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 03 July 2013 and as of such date amount to 4.43% (this corresponds to 7,479,425 voting rights).

These 4.43% of the voting rights (this corresponds to 7,479,425 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. BlackRock Financial Management, Inc.

On 09 July 2013, BlackRock Financial Management, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 03 July 2013 and as of such date amount to 4.43% (this corresponds to 7,479,425 voting rights).

These 4.43% of the voting rights (this corresponds to 7,479,425 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

III. BlackRock Holdco 2, Inc.

On 09 July 2013, BlackRock Holdco 2, Inc., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 03 July 2013 and as of such date amount to 4.43% (this corresponds to 7,479,425 voting rights).

These 4.43% of the voting rights (this corresponds to 7,479,425 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

29. On 16 July 2013, BlackRock Group Limited, London, U.K., has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 12 July 2013 and as of such date amount to 2.97% (this corresponds to 5,023,309 voting rights).

These 2.97% of the voting rights (this corresponds to 5,023,309 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

30. We received the following notification pursuant to sec. 25 WpHG on August 08, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Deutschland

Notifier: Norges Bank (Central Bank of Norway), Oslo, Norwegen

Triggering event: Exceeding Threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 06.08.2013

Total amount of voting rights:

5.10% (equals 8606298 voting rights)

calculated from the following total number of voting rights issued: 168907143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.36% (equals 613020 voting rights)

thereof held indirectly:

0% (equals 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

4.73% (equals 7993278 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

“Financial-other” instruments in this case relates to 613020 shares on loan.

31. We received the following notification pursuant to sec. 25 WpHG on August 08, 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Deutschland

Notifier: Ministry of Finance on behalf of the State of Norway, Oslo, Norwegen

Triggering event: Exceeding Threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 06.08.2013

Total amount of voting rights:

5.10% (equals 8606298 voting rights)

calculated from the following total number of voting rights issued: 168907143

Detailed information on the voting rights proportion:

Voting rights proportion based on financial/other instruments pursuant to sec. 25 WpHG:

0.36% (equals 613020 voting rights)

thereof held indirectly:

0.36% (equals 613020 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

4.73% (equals 7993278 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings:

Norges Bank

“Financial-other” instruments in this case relates to 613020 shares on loan.

32. On 12 August 2013, BlackRock Group Limited, London, U.K., has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 8 August 2013 and as of such date amount to 3.03% (this corresponds to 5,120,523 voting rights).

These 3.03% of the voting rights (this corresponds to 5,120,523 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

33. I. On 29 August 2013, Credit Suisse Group AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 20 August 2013 and as of such date amount to 3.19% (this corresponds to 5,384,850 voting rights).

The above mentioned voting rights are to be attributed to Credit Suisse Group AG, Zurich, Switzerland, in the amount of 1.51% (this corresponds to 2,544,182 voting rights) according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG and in the amount of 1.68% (this corresponds to 2,840,668 voting rights) according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

II. On 29 August 2013, Credit Suisse AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 20 August 2013 and as of such date amount to 3.19% (this corresponds to 5,384,850 voting rights).

The above mentioned voting rights are to be attributed to Credit Suisse AG, Zurich, Switzerland, in the amount of 1.45% (this corresponds to 2,450,325 voting rights) according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG and in the amount of 1.68% (this corresponds to 2,840,668 voting rights) according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

34. I. On 2 September 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 30 August 2013 and as of such date amount to 5.04% (this corresponds to 8,517,825 voting rights).

II. On 2 September 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 30 August 2013 and as of such date amount to 5.04% (this corresponds to 8,517,825 voting rights).

The above mentioned voting rights of 5.04% (this corresponds to 8,517,825 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

35. I. On 5 September 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 3 September 2013 and as of such date amount to 4.45% (this corresponds to 7,516,932 voting rights).

II. On 5 September 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 30 September 2013 and as of such date amount to 4,45% (this corresponds to 7,516,932 voting rights).

The above mentioned voting rights of 4,45% (this corresponds to 7,516,932 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

36. On 12 September 2013, Larry Residential Equities (Berlin) S.à r.l., Luxembourg, Luxembourg, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 10 September 2013 and as of such date amount to 4.83% (this corresponds to 8,150,000 voting rights).

37. I. On 18 September 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 17 September 2013 and as of such date amount to 5.15% (this corresponds to 8,705,825 voting rights).

II. On 18 September 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 17 September 2013 and as of such date amount to 5.15% (this corresponds to 8,705,825 voting rights).

The above mentioned voting rights of 5.15% (this corresponds to 8,705,825 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

38. On 26 September 2013, the Cohen & Steers, Inc., New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 24 September 2013 and as of such date amount to 3.016% (this corresponds to 5,094,746 voting rights).

The above mentioned voting rights of 3.016% (this corresponds to 5,094,746 voting rights) are to be attributed to the Cohen & Steers, Inc., New York, USA, according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

39. I. Credit Suisse Group AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 20 September 2013 and as of such date amount to 2.07% (this corresponds to 3,488,082 voting rights).

The above mentioned voting rights are to be attributed to Credit Suisse Group AG, Zurich, Switzerland, in the amount of 0.37% (this corresponds to 628,385 voting rights) according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG and in the amount of 1.70% (this corresponds to 2,859,697 voting rights) according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

II. Credit Suisse AG, Zurich, Switzerland, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 20 September 2013 and as of such date amount to 2.07% (this corresponds to 3,488,082 voting rights).

The above mentioned voting rights are to be attributed to Credit Suisse AG, Zurich, Switzerland, in the amount of 0.16% (this corresponds to 278,385 voting rights) according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG and in the amount of 1.70% (this corresponds to 2,859,697 voting rights) according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

40. I. On 1 October 2013, Larry Residential Equities (Berlin) S.à r.l., Luxembourg, Luxembourg, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

II. On 1 October 2013, Larry TopCo S.à r.l., Luxembourg, Luxembourg, has informed us ac-cording to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

III. On 1 October 2013, BRE/Europe 5Q S.à r.l., Luxembourg, Luxembourg, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

IV. On 1 October 2013, Blackstone Real Estate Partners Europe III L.P., New York City, New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

V. On 1 October 2013, Blackstone Real Estate Associates Europe III L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

VI. On 1 October 2013, Blackstone Real Estate Associates Europe (Delaware) III L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

VII. On 2 October 2013, Blackstone Real Estate Management Associates Europe III L.P., New York City, New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

VIII. On 1 October 2013, BREP Europe III GP L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

IX. On 1 October 2013, BREP Europe III GP L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

X. On 1 October 2013, Blackstone Holdings III L.P., Montréal, Québec, Canada, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

XI. On 1 October 2013, Blackstone Holdings III GP L.P., Wilmington, Delaware, USA, has in-formed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

XII. On 1 October 2013, Blackstone Holdings III GP Management L.L.C, Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen be-low the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

XIII. On 2 October 2013, The Blackstone Group L.P., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

XIV. On 1 October 2013, Blackstone Group Management L.L.C., Wilmington, Delaware, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

XV. On 2 October 2013, Stephen A. Schwarzman, USA, has informed us according to Article 21, Section 1 of the WpHG that his voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 26 September 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

41. We have received the following notification according to Article § 25 sec. 1 WpHG on 8 October 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Ministry of Finance on behalf of the State of Norway, Oslo, Norway

Triggering event: Falling below threshold

Threshold Crossed or Reached: 5%

Date at which the threshold is crossed or reached: 07.10.2013

Total amount of voting rights:

0% (equals: 0 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 0% (equals: 0 voting rights)

thereof held indirectly:

0% (equals: 0 voting rights)

Voting rights purs. to §§ 21, 22 WpHG:

5,75% (equals: 9,713,660 voting rights)

Detailed information on financial/other instruments pursuant to sec. § 25 WpHG:

Chain of controlled undertakings:

Norges Bank

Financial-/other instruments in this case relates to 561,816 shares on loan being returned.

42. We have received the following notification according to Article § 25 sec. 1 WpHG on 8 October 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Norges Bank (Central Bank of Norway), Oslo, Norway

Triggering event: Falling below threshold

Threshold Crossed or Reached: 5%

Date at which the threshold is crossed or reached: 07.10.2013

Total amount of voting rights:

0% (equals: 0 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 0% (equals: 0 voting rights)

thereof held indirectly:

0% (equals: 0 voting rights)

Voting rights purs. to §§ 21, 22 WpHG:

5,75% (equals: 9,713,660 voting rights)

Detailed information on financial/other instruments pursuant to sec. § 25 WpHG:

Financial-/other instruments in this case relates to 561,816 shares on loan being returned.

43. On 11 October 2013, William Blair & Company, LLC, Chicago, IL, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 10 October 2013 and as of such date amount to 2.92% of the voting rights (this corresponds to 4,938,348 voting rights).

These 2.92% of the voting rights (this corresponds to 4,938,348 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

44. On 18 October 2013, the Cohen & Steers Capital Management, Inc., New York, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 15 October 2013 and as of such date amount to 3.06% (this corresponds to 5,168,747 voting rights).

The above mentioned voting rights of 3.06% (this corresponds to 5,168,747 voting rights) are to be attributed to the Cohen & Steers Capital Management, Inc., New York, USA, according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

45. We have received the following notification according to Article § 25 sec. 1 WpHG on 24 October 2013:

I. Norges Bank

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Norges Bank (Central Bank of Norway), Oslo, Norway

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 23 October 2013

Total amount of voting rights:

5.75% (equals: 9,713,660 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.18% (equals: 2,000,000 voting rights)

thereof held indirectly:

0% (equals: 0 voting rights)

Voting rights purs. to §§ 21, 22 WpHG:

4.57% (equals: 7,713,660 voting rights)

Detailed information on financial/other instruments pursuant to sec. § 25 WpHG:

Financial-/other instruments in this case relates to 2,000,000 shares on loan.

II. Ministry of Finance

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Ministry of Finance on behalf of the State of Norway, Oslo, Norway

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 23 October 2013

Total amount of voting rights:

5.75% (equals: 9,713,660 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.18% (equals: 2,000,000 voting rights)

thereof held indirectly:

1.18% (equals: 2,000,000 voting rights)

Voting rights purs. to §§ 21, 22 WpHG:

4.57% (equals: 7,713,660 voting rights)

Detailed information on financial/other instruments pursuant to sec. § 25 WpHG:

Chain of controlled undertakings: Norges Bank

Financial-/other instruments in this case relates to 2,000,000 shares on loan.

46. I. On 24 October 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 23 October 2013 and as of such date amount to 4.57% (this corresponds to 7,713,660 voting rights).

II. On 24 October 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 23 October 2013 and as of such date amount to 4.57% (this corresponds to 7,713,660 voting rights).

The above mentioned voting rights of 4.57% (this corresponds to 7,713,660 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

47. I. On 29 October 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 28 October 2013 and as of such date amount to 5.70% (this corresponds to 9,631,743 voting rights).

II. On 29 October 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 28 October 2013 and as of such date amount to 5.70% (this corresponds to 9,631,743 voting rights).

The above mentioned voting rights of 5.70% (this corresponds to 9,631,743 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

48. I. On 30 October 2013 Sun Life Financial Inc., Toronto, Canada, Sun Life Global Investments Inc., Toronto, Canada, Sun Life Assurance Company of Canada - U.S. Operations Holdings Inc., Wellesley Hills, USA, Sun Life Financial (U.S.) Holdings, Inc., Wellesley Hills, USA, Sun Life Financial (U.S.) Investments LLC, Wellesley Hills, USA, and Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Wellesley Hills, USA, have each informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 10% on 28 October 2013 and as of such date amount to 10.01% (this corresponds to 16,902,109 voting rights).

The above mentioned voting rights of 10.01% (this corresponds to 16,902,109 voting rights) are to be attributed to the companies according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of 4.00% held by MFS International Value Fund are to be attributed to each of these companies.

II. On 30 October 2013 Massachusetts Financial Services Company (MFS), Boston, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 10% and as of such date amount to 10.01% (this corresponds to 16,902,109 voting rights).

Of these voting rights 8.99% (this corresponds to 15,189,436 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG. 1.02% of the voting rights (this corresponds to 1,712,673 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of 4.00% held by MFS International Value Fund are to be attributed to the company.

49. I. On 19 November 2013 Sun Life Financial Inc., Toronto, Canada, Sun Life Global Investments Inc., Toronto, Canada, Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc., Wellesley Hills, USA, Sun Life Financial (U.S.) Holdings, Inc., Wellesley Hills, USA, Sun Life Financial (U.S.) Investments LLC, Wellesley Hills, USA, and Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Wellesley Hills, USA, each informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 28 October 2013 (voting rights announcement dated 30 October 2013) as follows:

a) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

b) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

c) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

d) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (10.01% of the voting rights).

II. On 19 November 2013 Massachusetts Financial Services Company (MFS), Boston, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 28 October 2013 (voting rights announcement dated 30 October 2013) as follows:

a) The investment is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

b) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, as the Notifying Party is an investment firm that invests on behalf of its clients, further voting rights will most likely be purchased within the next twelve months if the purchase of voting rights is deemed beneficial to its clients.

c) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

d) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to - Section 22 para. 1 sentence 1 no. 6 WpHG (8.99% of the voting rights) and - Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (1.02% of the voting rights), (a total of 10.01% of the voting rights).

50. We received the following notification pursuant to sec. 25a WpHG on 21 November 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 18 November 2013

Total amount of voting rights:

5.72% (equals: 9,657,715 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.52% (equals: 2,574,897 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

3.96% (equals: 6,683,872 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.24% (equals: 398,946 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the (financial/other) instruments: Equity Swaps, Expiration date: 31/07/2015

Equity Swaps, Expiration date: 02/02/2015

Equity Swaps, Expiration date: 30/09/2016

Equity Swaps, Expiration date: 19/07/2017

Equity Swaps, Expiration date: 04/02/2015

51. I. On 22 November 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 20 November 2013 and as of such date amount to 4.56% (this corresponds to 7,709,476 voting rights).

II. On 22 November 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 5% on 20 November 2013 and as of such date amount to 4.56% (this corresponds to 7,709,476 voting rights).

The above mentioned voting rights of 4.56% (this corresponds to 7,709,476 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, via Norges Bank (Central Bank of Norway), Oslo, Norway, according to Article 22, Section 1, Sentence 1, No. 1 of the WpHG.

52. We received the following notification pursuant to sec. 25 WpHG on 25 November 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

5.36% (equals: 9,054,338 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

4.41% (equals: 7,446,638 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.95% (equals: 1,607,700 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Exercise period: “at any time”

53. I. BlackRock, Inc.

On 22 November 2013, BlackRock, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 20 November 2013 and as of such date amount to 8.83% (this corresponds to 14,922,210 voting rights).

The above mentioned voting rights of 8.83% (this corresponds to 14,922,210 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. BlackRock Financial Management, Inc.

On 22 November 2013, BlackRock Financial Management, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 20 November 2013 and as of such date amount to 8.68% (this corresponds to 14,657,716 voting rights).

The above mentioned voting rights of 8.68% (this corresponds to 14,657,716 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

III. BlackRock Holdco 2, Inc.

On 22 November 2013, BlackRock Holdco 2, Inc., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 5% on 20 November 2013 and as of such date amount to 8.68% (this corresponds to 14,657,716 voting rights).

The above mentioned voting rights of 8.68% (this corresponds to 14,657,716 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

IV. BlackRock Delaware Holdings Inc.

On 22 November 2013, BlackRock Delaware Holdings Inc., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 20 November 2013 and as of such date amount to 4.63% (this corresponds to 7,814,620 voting rights).

The above mentioned voting rights of 4.63% (this corresponds to 7,814,620 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

V. BlackRock Holdco 4, LLC

On 22 November 2013, BlackRock Holdco 4, LLC, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 20 November 2013 and as of such date amount to 4.63% (this corresponds to 7,814,620 voting rights).

The above mentioned voting rights of 4.63% (this corresponds to 7,814,620 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

VI. BlackRock Holdco 6, LLC

On 22 November 2013, BlackRock Holdco 6, LLC, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 20 November 2013 and as of such date amount to 4.63% (this corresponds to 7,814,620 voting rights).

The above mentioned voting rights of 4.63% (this corresponds to 7,814,620 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

54. We received the following notifications pursuant to sec. 25a WpHG on 25 November 2013:

I.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Group AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

7.84% (equals: 13,239,077 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

3.96% (equals: 6,689,844 voting rights)

thereof held indirectly: 3.96% (equals: 6,689,844 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.69% (equals: 2,848,719 voting rights)

thereof held indirectly: 1.69% (equals: 2,848,719 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

2.19% (equals: 3,700,514 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse AG, Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.05.2014 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

II.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

7.84% (equals: 13,239,077 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

3.96% (equals: 6,689,844 voting rights)

thereof held indirectly: 3.96% (equals: 6,689,844 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.69% (equals: 2,848,719 voting rights)

thereof held indirectly: 1.29% (equals: 2,183,719 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

2.19% (equals: 3,700,514 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.05.2014 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

III.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Investments (UK), Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

5.30% (equals: 8,946,433 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

3.96% (equals: 6,689,844 voting rights)

thereof held indirectly: 3.96% (equals: 6,689,844 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.11% (equals: 1,870,236 voting rights)

thereof held indirectly: 1.11% (equals: 1,870,236 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.23% (equals: 386,353 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.05.2014 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

IV.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Investment Holdings (UK), Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

5.30% (equals: 8,946,433 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

3.96% (equals: 6,689,844 voting rights)

thereof held indirectly: 3.96% (equals: 6,689,844 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.11% (equals: 1,870,236 voting rights)

thereof held indirectly: 1.11% (equals: 1,870,236 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.23% (equals: 386,353 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long

Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.05.2014 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

V.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Securities (Europe) Limited, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 November 2013

Total amount of voting rights:

5.30% (equals: 8,946,433 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

3.96% (equals: 6,689,844 voting rights)

thereof held indirectly: 0% (equals: 0 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.11% (equals: 1,870,236 voting rights)

thereof held indirectly: 0% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.23% (equals: 386,353 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.05.2014 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

55. We received the following notifications pursuant to sec. 25a WpHG on 26 November 2013:

I.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Group AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 22 November 2013

Total amount of voting rights:

4.98% (equals: 8,408,845 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.54% (equals: 2,603,629 voting rights)

thereof held indirectly: 1.54% (equals: 2,603,629 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.57% (equals: 2,644,928 voting rights)

thereof held indirectly: 1.57% (equals: 2,644,928 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

1.87% (equals: 3,160,288 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse AG, Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

II.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 22 November 2013

Total amount of voting rights:

4.98% (equals: 8,408,845 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.54% (equals: 2,603,629 voting rights)

thereof held indirectly: 1.54% (equals: 2,603,629 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.57% (equals: 2,644,928 voting rights)

thereof held indirectly: 1.29% (equals: 2,174,928 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

1.87% (equals: 3,160,288 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

III.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Investments (UK), Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 22 November 2013

Total amount of voting rights:

2.80% (equals: 4,735,062 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.54% (equals: 2,603,629 voting rights)

thereof held indirectly: 1.54% (equals: 2,603,629 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.22% (equals: 2,055,704 voting rights)

thereof held indirectly: 1.22% (equals: 2,055,704 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.04% (equals: 75,729 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement- Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

IV.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Investment Holdings (UK), Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 22 November 2013

Total amount of voting rights:

2.80% (equals: 4,735,062 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.54% (equals: 2,603,629 voting rights)

thereof held indirectly: 1.54% (equals: 2,603,629 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.22% (equals: 2,055,704 voting rights)

thereof held indirectly: 1.22% (equals: 2,055,704 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.04% (equals: 75,729 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Securities (Europe) Limited

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

V.

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Securities (Europe) Limited, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 22 November 2013

Total amount of voting rights:

2.80% (equals: 4,735,062 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.54% (equals: 2,603,629 voting rights)

thereof held indirectly: 0% (equals: 0 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.22% (equals: 2,055,704 voting rights)

thereof held indirectly: 0% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

0.04% (equals: 75,729 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the (financial/other) instruments: Long Equity Swap, Cash Settlement - Expiration date: 17.04.2015 Long Equity Swap, Cash Settlement - Expiration date: 10.02.2014 Long Equity Swap, Cash Settlement - Expiration date: 23.07.2014 Long Equity Swap, Cash Settlement - Expiration date: 12.01.2015 Long Equity Swap, Cash Settlement - Expiration date: 28.04.2017 Long Equity Swap, Cash Settlement - Expiration date: 13.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 15.05.2015 Long Equity Swap, Cash Settlement - Expiration date: 02.10.2017 Long Equity Swap, Cash Settlement - Expiration date: 15.10.2014 ISIN: DE000A1YCR02 - Expiration date: 22.11.2020

56. We received the following notification pursuant to sec. 25 WpHG on 26 November 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 20 November 2013

Total amount of voting rights:

4.27% (equals: 7,220,399 voting rights)

calculated from the following total number of voting rights issued: 168,907,143

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

2.50% (equals: 4,228,544 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

1.77% (equals: 2,991,855 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Exercise period: “at any time”

57. I. On 28 November 2013 Sun Life Financial Inc., Toronto, Canada, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

II. On 28 November 2013 Sun Life Global Investments Inc., Toronto, Canada, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

III. On 28 November 2013 Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc., Wellesley Hills, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

IV. On 28 November 2013 Sun Life Financial (U.S.) Holdings, Inc., Wellesley Hills, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

V. On 28 November 2013 Sun Life Financial (U.S.) Investments LLC, Wellesley Hills, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

VI. On 28 November 2013 Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Wellesley Hills, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10% on 26 November 2013 and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

The above mentioned voting rights of 9.99% (this corresponds to 16,887,458 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

VII. On 28 November 2013 Massachusetts Financial Services Company (MFS), Boston, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 10 % and as of such date amount to 9.99% (this corresponds to 16,887,458 voting rights).

Of these voting rights 9.03% (this corresponds to 15,250,688 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG. 0.96% of the voting rights (this corresponds to 1,636,770 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,15%).

58. I. On 3 December 2013 DZ Bank AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt/Main, Germany, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the thresholds of 3%, 5%, 10%, 15% and 20% on 27 November 2013 and as of such date amount to 20.5% (this corresponds to 58,683,414 voting rights).

II. On 3 December 2013 DZ Bank AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt/Main, Germany, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the thresholds of 3%, 5%, 10%, 15% and 20% on 28 November 2013 and as of such date amount to 0.01% (this corresponds to 28,620 voting rights).

59. I. On 3 December 2013 First Eagle Investment Management, LLC, New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.39% (this corresponds to 6,851,497 voting rights).

The above mentioned voting rights of 2.39% (this corresponds to 6,851,497 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG.

II. On 3 December 2013 Arnhold and S. Bleichroeder Holdings, Inc., New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.39% (this corresponds to 6,851,497 voting rights).

The above mentioned voting rights of 2.39% (this corresponds to 6,851,497 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in conjunction with Article 22, Section 1, Sentence 2 of the WpHG.

III. On 2 December 2013 First Eagle Overseas Fund, New York, NY, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.06% (this corresponds to 5,900,343 voting rights).

60. I. On 3 December 2013, BlackRock Delaware Holdings Inc., Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.99% (this corresponds to 8,571,710 voting rights).

The above mentioned voting rights of 2.99% (this corresponds to 8,571,710 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

II. On 3 December 2013, BlackRock Holdco 4, LLC, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.99% (this corresponds to 8,571,710 voting rights).

The above mentioned voting rights of 2.99% (this corresponds to 8,571,710 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

III. On 3 December 2013, BlackRock Holdco 6, LLC, Wilmington, DE, USA, has informed us according to Article 21, Section 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.99% (this corresponds to 8,571,710 voting rights).

The above mentioned voting rights of 2.99% (this corresponds to 8,571,710 voting rights) are to be attributed to the company according to Article 22, Section 1, Sentence 1, No. 6 of the WpHG in connection with Article 22, Section 1, Sentence 2 of the WpHG.

61. I. On 2 December 2013 UBS AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3%, 5%, 10%, 15% and 20% on 27 November 2013 and as of such date amount to 21.65% (this corresponds to 61,978,345 voting rights).

Of these voting rights, 20.65% (this corresponds to 59,112,940 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 of the WpHG.

Attributed voting rights are held via the following company that is controlled by UBS AG and whose holdings of voting rights in Deutsche Wohnen AG amount to 3% or more:

•	UBS Deutschland AG.

II. On 2 December 2013 UBS AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 3%, 5%, 10%, 15% and 20% on 28 November 2013 and as of such date amount to 1.20% (this corresponds to 3,434,689 voting rights).

Of these voting rights, 0.21% (this corresponds to 593,453 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 of the WpHG.

III. On 3 December 2013 UBS Deutschland AG, Frankfurt/Main, Germany, has informed us according to sec. 21, para. 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3%, 5%, 10%, 15% and 20% on 27 November 2013 and as of such date amount to 20.49% (this corresponds to 58,654,794 voting rights).

IV. On 3 December 2013 UBS Deutschland AG, Frankfurt/Main, Germany, has informed us according to sec. 21, para. 1 of the WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the thresholds of 3%, 5%, 10%, 15% and 20% on 28 November 2013 and as of such date amount to 0% (this corresponds to 0 voting rights).

62. I. We received the following notification pursuant to sec. 25 WpHG on 2 December 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%, 10%, 15%, 20%

Date at which the threshold is crossed or reached: 27 November 2013

Total amount of voting rights:

23.14% (equals: 66,237,967 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.49% (equals: 4,259,622 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

21.65% (equals: 61,978,345 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Exercise period: “at any time”

II. We received the following notification pursuant to sec. 25 WpHG on 2 December 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%, 10%, 15%, 20%

Date at which the threshold is crossed or reached: 28 November 2013

Total amount of voting rights:

2.81% (equals: 8,032,788 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.61% (equals: 4,598,099 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

1.20% (equals: 3,434,689 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Exercise period: “at any time”

63. I. We received the following notification pursuant to sec. 25a WpHG on 2 December 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 10%, 15%, 20%

Date at which the threshold is crossed or reached: 27 November 2013

Total amount of voting rights:

24.19% (equals: 69,243,957 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.05% (equals: 3,005,990 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.49% (equals: 4,259,622 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

21.65% (equals: 61,978,345 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the (financial/other) instrument:

Equity Swaps - Expiration date: 02.02.2015

Equity Swaps - Expiration date: 30.06.2015

Equity Swaps - Expiration date: 27.07.2015

Equity Swaps - Expiration date: 31.07.2015

Equity Swaps - Expiration date: 30.09.2016

Equity Swaps - Expiration date: 01.03.2017

Equity Swaps - Expiration date: 03.04.2017

Equity Swaps - Expiration date: 13.07.2017

Equity Swaps - Expiration date: 05.02.2018

Equity Swaps - Expiration date: 01.03.2018

Equity Swaps - Expiration date: 02.03.2018

Equity Swaps - Expiration date: 04.05.2018

Equity Swaps - Expiration date: 25.09.2018

Equity Swaps - Expiration date: 19.07.2017

Equity Swaps - Expiration date: 04.02.2015

DE000A1YCR02 - Maturity: 22.11.2020

II. We received the following notification pursuant to sec. 25a WpHG on 2 December 2013:

Listed company: Deutsche Wohnen AG

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: UBS AG, Zurich, Switzerland

Triggering event: Falling below threshold

Threshold(s) crossed or reached: 5%, 10%, 15%, 20%

Date at which the threshold is crossed or reached: 28 November 2013

Total amount of voting rights:

3.82% (equals: 10,937,144 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

1.01% (equals: 2,904,356 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

1.61% (equals: 4,598,099 voting rights)

thereof held indirectly: 0.00% (equals: 0 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

1.20% (equals: 3,434,689 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

ISIN or name/description of the (financial/other) instrument:

Equity Swaps - Expiration date: 02.02.2015

Equity Swaps - Expiration date: 30.06.2015

Equity Swaps - Expiration date: 27.07.2015

Equity Swaps - Expiration date: 31.07.2015

Equity Swaps - Expiration date: 30.09.2016

Equity Swaps - Expiration date: 01.03.2017

Equity Swaps - Expiration date: 03.04.2017

Equity Swaps - Expiration date: 13.07.2017

Equity Swaps - Expiration date: 05.02.2018

Equity Swaps - Expiration date: 01.03.2018

Equity Swaps - Expiration date: 02.03.2018

Equity Swaps - Expiration date: 04.05.2018

Equity Swaps - Expiration date: 25.09.2018

Equity Swaps - Expiration date: 19.07.2017

Equity Swaps - Expiration date: 04.02.2015

DE000A1YCR02 - Maturity: 22.11.2020

64. On 2 December 2013 UBS AG, Zurich, Switzerland, informed us according to sect. 27 a, para. 1 of the WpHG on behalf of herself, UBS Finanzholding GmbH, UBS Beteiligungs-GmbH & Co. KG and UBS Deutschland AG (together “UBS Companies”) in connection with exceeding the threshold of 10 % on 27 November 2013 as follows:

“Hinsichtlich der von uns unmittelbar und mittelbar gehaltenen Stimmrechte gemäß § 27a Abs. 1, Satz 3 WpHG machen wir über die mit dem Erwerb der Stimmrechte verfolgten Ziele folgende Angaben:

Die Investition dient weder der Umsetzung strategischer Ziele, noch der Erzielung von Handelsgewinnen einer UBS Gesellschaft.

Keine der UBS Gesellschaften beabsichtigt derzeit, innerhalb der nächsten 12 Monate weitere Stimmrechte an der Deutsche Wohnen AG durch Erwerb oder auf sonstige Weise zu erlangen. Hiervon ausgenommen ist der Erwerb im Rahmen der üblichen Aktivitäten eines weltweit tätigen Finanzdienstleistungsunternehmens.

Eine Einflussnahme auf die Besetzung von Verwaltungs-, Leitungs- und Aufsichtsorganen der Deutsche Wohnen AG wird derzeit nicht angestrebt.

Eine wesentliche Änderung der Kapitalstruktur der Deutsche Wohnen AG, insbesondere im Hinblick auf das Verhältnis auf Eigen- und Fremdfinanzierung und die Dividendenpolitik, wird derzeit nicht angestrebt.

Hinsichtlich der Herkunft der verwendeten Mittel teilen wir mit, dass der Erwerb der Stimmrechte durch die UBS Deutschland AG im Rahmen der Tätigkeit der UBS Deutschland AG als Umtauschtreuhänderin für das Tauschangebot der Deutsche Wohnen AG für die Aktien der GSW Immobilien AG vom 2. Oktober 2013 erfolgt ist. Der Erwerb der Stimmrechte durch die UBS AG, die UBS Finanzholding GmbH und die UBS Beteiligungs-GmbH & Co. KG erfolgte lediglich als Folge der Zurechnung von Stimmrechten gemäß § 22 WpHG. Eigen- oder Fremdmittel wurden zur Finanzierung des Erwerbs von Stimmrechten nicht aufgewendet.”

65. We have received the following notifications according to sec. 25, para. 1 WpHG on 3 December 2013:

I.

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Norges Bank (Central Bank of Norway), Oslo, Norway

Triggering event: Falling below threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 27 November 2013

Total amount of voting rights:

3.35% (equals: 9,591,393 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.20% (equals: 3,431,917 voting rights)

thereof held indirectly:

0% (equals: 0 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

2.15% (equals: 6,159,476 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

“Financial-/other instruments in this case relates to 3,431,917 shares on loan.”

II.

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Ministry of Finance on behalf of the State of Norway, Oslo, Norway

Triggering event: Falling below threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 27 November 2013

Total amount of voting rights:

3.35% (equals: 9,591,393 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.20% (equals: 3,431,917 voting rights)

thereof held indirectly:

1.20% (equals: 3,431,917 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

2.15% (equals: 6,159,476 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings: Norges Bank

“Financial-/other instruments in this case relates to 3,431,917 shares on loan.”

III.

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Norges Bank (Central Bank of Norway), Oslo, Norway

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 28 November 2013

Total amount of voting rights:

6.92% (equals: 19,808,712 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.44% (equals: 4,121,442 voting rights)

thereof held indirectly:

0% (equals: 0 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

5.48% (equals: 15,687,270 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

“Financial-/other instruments in this case relates to 4,121,442 shares on loan.”

IV.

Listed company: Deutsche Wohnen AG,

Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Ministry of Finance on behalf of the State of Norway, Oslo, Norway

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 28 November 2013

Total amount of voting rights:

6.92% (equals: 19,808,712 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 1.44% (equals: 4,121,442 voting rights)

thereof held indirectly:

1.44% (equals: 4,121,442 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

5.48% (equals: 15,687,270 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings: Norges Bank

“Financial-/other instruments in this case relates to 4,121,442 shares on loan.”

66. I. On 3 December 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.15% (this corresponds to 6,159,476 voting rights).

II. On 3 December 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.15% (this corresponds to 6,159,476 voting rights).

The above mentioned voting rights of 2.15% (this corresponds to 6,159,476 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

III. On 3 December 2013, Norges Bank (Central Bank of Norway), Oslo, Norway, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 28 November 2013 and as of such date amount to 5.48% (this corresponds to 15,687,270 voting rights).

IV. On 3 December 2013, the Ministry of Finance on behalf of the State of Norway, Oslo, Norway, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the thresholds of 3% and 5% on 28 November 2013 and as of such date amount to 5.48% (this corresponds to 15,687,270 voting rights).

The above mentioned voting rights of 5.48% (this corresponds to 15,687,270 voting rights) are to be attributed to the Ministry of Finance on behalf of the State of Norway via Norges Bank according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

67. I. On 4 December 2013, the Cohen & Steers Capital Management, Inc., New York, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 1.780% (this corresponds to 5,096,036 voting rights).

The above mentioned voting rights of 1.780% (this corresponds to 5,096,036 voting rights) are to be attributed according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

II. On 4 December 2013, the Cohen & Steers, Inc., New York, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.279% (this corresponds to 6,523,485 voting rights).

The above mentioned voting rights of 2.279% (this corresponds to 6,523,485 voting rights) are to be attributed according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

68. I. On 4 December 2013, Capital Group International, Inc., Los Angeles, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.24% (this corresponds to 6,422,678 voting rights).

The above mentioned voting rights of 2.24% (this corresponds to 6,422,678 voting rights) are to be attributed to Capital Group International, Inc., according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 and sent. 3 WpHG.

II. On 4 December 2013, The Capital Group Companies, Inc., Los Angeles, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.24% (this corresponds to 6,422,678 voting rights).

The above mentioned voting rights of 2.24% (this corresponds to 6,422,678 voting rights) are to be attributed to The Capital Group Companies, Inc., according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 and sent. 3 WpHG.

III. On 4 December 2013, Capital Guardian Trust Company, Los Angeles, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.01% (this corresponds to 5,746,564 voting rights).

The above mentioned voting rights of 2.01% (this corresponds to 5,746,564 voting rights) are to be attributed to Capital Guardian Trust Company according to sec. 22, para. 1, sent. 1, no. 6 WpHG.

69. I. On 4 December 2013, BlackRock Delaware Holdings Inc., Wilmington, DE, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 28 November 2013 and as of such date amount to 3.14% (this corresponds to 8,986,870 voting rights).

The above mentioned voting rights of 3.14% (this corresponds to 8,986,870 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para. 1, sent. 2 WpHG.

II. On 4 December 2013, BlackRock Holdco 4, LLC, Wilmington, DE, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 28 November 2013 and as of such date amount to 3.14% (this corresponds to 8,986,870 voting rights).

The above mentioned voting rights of 3.14% (this corresponds to 8,986,870 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para. 1, sent. 2 WpHG.

III. On 4 December 2013, BlackRock Holdco 6, LLC, Wilmington, DE, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, ISIN: DE000A0HN5C6, have exceeded the threshold of 3% on 28 November 2013 and as of such date amount to 3.14% (this corresponds to 8,986,870 voting rights).

The above mentioned voting rights of 3.14% (this corresponds to 8,986,870 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para. 1, sent. 2 WpHG.

70. I. On 12 December 2013 Sun Life Financial Inc., Toronto, Canada, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

II. On 12 December 2013 Sun Life Global Investments Inc., Toronto, Canada, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

III. On 12 December 2013 Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc., Wellesley Hills, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

IV. On 12 December 2013 Sun Life Financial (U.S.) Holdings, Inc., Wellesley Hills, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

V. On 12 December 2013 Sun Life Financial (U.S.) Investments LLC, Wellesley Hills, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

VI. On 12 December 2013 Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Boston, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% on 6 December 2013 and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

The above mentioned voting rights of 11.05% (this corresponds to 31,629,208 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

VII. On 12 December 2013 Massachusetts Financial Services Company (MFS), Boston, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 10% and as of such date amount to 11.05% (this corresponds to 31,629,208 voting rights).

Of these voting rights 9.80% (this corresponds to 28,036,608 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG. 1.26% of the voting rights (this corresponds to 3,592,600 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in conjunction with sec. 22, para. 1, sent. 2 WpHG.

Voting rights of the following shareholder holding 3% or more in Deutsche Wohnen AG are to be attributed to the company:

•	MFS International Value Fund (4,27%).

VIII. On 12 December 2013, MFS International Value Fund, Boston, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 3% on 6 December 2013 and as of such date amount to 4.27% (this corresponds to 12,213,072 voting rights).

71. On 11 December 2013, MFS International Value Fund, Boston, USA, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.45% (this corresponds to 7,000,532 voting rights).

72. I. On 20 December 2013 Sun Life Financial Inc., Toronto, Canada, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

II. On 20 December 2013 Sun Life Global Investments Inc., Toronto, Canada, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

III. On 20 December 2013 Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc., Wellesley Hills, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10 % on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

IV. On 20 December 2013 Sun Life Financial (U.S.) Holdings, Inc., Wellesley Hills, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

V. On 20 December 2013 Sun Life Financial (U.S.) Investments LLC, Wellesley Hills, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

VI. On 20 December 2013 Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Boston, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The notifying Party does not hold any direct voting rights in the Company. All voting rights are fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG.

The investment of the Notifying Party’s subsidiary - an investment firm that invests on behalf of its clients - is solely aimed at generating trading profits. The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, it is possible that the subsidiary of the Notifying Party will most likely purchase further voting rights within the next twelve months if the purchase of voting rights is deemed beneficial to the subsidiary’s clients. These voting rights would be fully attributed to the Notifying Party again.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (11.05% of the voting rights).

VII. On 20 December 2013 Massachusetts Financial Services Company (MFS), Boston, USA, informed us according to Article 27 a, Section 1 of the WpHG in connection with exceeding the threshold of 10% on 6 December 2013 (voting rights announcement dated 12 December 2013) as follows:

1) The investment is solely aimed at generating trading profits.

The investment is not aimed at implementing strategic objectives.

2) The Notifying Party does not currently plan to acquire further voting rights within the next twelve months by means of a purchase or by any other means. However, as the Notifying Party is an investment firm that invests on behalf of its clients, further voting rights will most likely be purchased within the next twelve months if the purchase of voting rights is deemed beneficial to its clients.

3) The Notifying Party does not intend to exert any influence on the appointment or removal of members of the Company’s administrative, managing and supervisory bodies.

4) The Notifying Party does not intend to achieve a material change in the Company’s capital structure, in particular as regards the ratio between own funds and external funds and the dividend policy.

In respect of the origin of the funds used to acquire the voting rights, we hereby give notice according to Section 27a para. 1 sentence 4 WpHG that the Notifying Party did not raise any equity or debt funds for the acquisition of the voting rights. All voting rights were fully attributed according to - Section 22 para. 1 sentence 1 no. 6 WpHG (9.80% of the voting rights) and - Section 22 para. 1 sentence 1 no. 6 WpHG in conjunction with Section 22 para. 1 sentence 2 WpHG (1.26% of the voting rights), (a total of 11.05% of the voting rights).

73. On 21 February 2014, Internationale Kapitalanlagegesellschaft mbH, Dusseldorf, Germany, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.636% (this corresponds to 7,545,434 voting rights).

The above mentioned voting rights of 2.636% (this corresponds to 7,545,434 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG.

74. I. On 25 February 2014, Credit Suisse Group AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 3% on 19 February 2014 and as of such date amount to 3.14% (this corresponds to 8,986,097 voting rights).

Voting rights of 3.11% (this corresponds to 8,911,958 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Attributed voting rights are held via the following company that is controlled by Credit Suisse Group AG and whose holdings of voting rights amount to 3% or more in Deutsche Wohnen AG:

•	Credit Suisse AG

Voting rights of 0.03% (this corresponds to 74,139 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

II. On 25 February 2014, Credit Suisse AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 3% on 19 February 2014 and as of such date amount to 3.14% (this corresponds to 8,986,097 voting rights).

Voting rights of 2.12% (this corresponds to 6,054,170 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 0.03% (this corresponds to 74,139 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

75. We have received the following notifications according to sec. 25, para. 1 WpHG on 25 February 2014:

I.

Listed company: Deutsche Wohnen AG, Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Group AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 February 2014

Total amount of voting rights:

5.59% (equals: 15,993,838 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 2.45% (equals: 7,007,741 voting rights)

thereof held indirectly:

2.45% (equals: 7,007,741 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

3.14% (equals: 8,986,097 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings: Credit Suisse AG, Credit Suisse Holdings (USA), Inc., Credit Suisse (USA) Inc., Credit Suisse Securities (USA) LLC, Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Ltd.

Details on the (Financial/other) instruments:

“Rückforderungsanspruch aus Wertpapierleihe, Fälligkeit: unbestimmt”

II.

Listed company: Deutsche Wohnen AG, Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 February 2014

Total amount of voting rights:

5.59% (equals: 15,993,838 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: (Financial/other) instruments purs. to sec. 25 WpHG: 2.45% (equals: 7,007,741 voting rights)

thereof held indirectly:

2.04% (equals: 5,825,833 voting rights)

Voting rights purs. to sec. 21, 22 WpHG:

3.14% (equals: 8,986,097 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25 WpHG:

Chain of controlled undertakings: Credit Suisse Holdings (USA), Inc., Credit Suisse (USA) Inc., Credit Suisse Securities (USA) LLC, Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Ltd.

Details on the (Financial/other) instruments:

“Rückforderungsanspruch aus Wertpapierleihe, Fälligkeit: unbestimmt”

76. We received the following notifications pursuant to sec. 25a, para. 1 WpHG on 25 February 2014:

I.

Listed company: Deutsche Wohnen AG, Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse Group AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 February 2014

Total amount of voting rights:

6.53% (equals: 18,686,506 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

0.94% (equals: 2,692,668 voting rights)

thereof held indirectly:

0.94% (equals: 2,692,668 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

2.45% (equals: 7,007,741 voting rights)

thereof held indirectly:

2.45% (equals: 7,007,741 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

3.14% (equals: 8,986,097 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse AG, Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Ltd.

ISIN or name/description of the (financial/other) instrument: Equity Swap, cash settlement - Expiration date: 28.04.2017 Equity Swap, cash settlement - Expiration date: 15.05.2015 Equity Swap, cash settlement - Expiration date: 02.10.2017 Equity Swap, cash settlement - Expiration date: 15.12.2015 Equity Swap, cash settlement - Expiration date: 23.07.2014 Equity Swap, cash settlement - Expiration date: 15.12.2015 Equity Swap, cash settlement - Expiration date: 05.08.2014 Equity Swap, cash settlement - Expiration date: 05.08.2014 Equity Swap, cash settlement - Expiration date: 17.04.2015 Equity Swap, cash settlement - Expiration date: 17.04.2015 Equity Swap, cash settlement - Expiration date: 12.01.2015 Equity Swap, cash settlement - Expiration date: 07.04.2015 Equity Swap, cash settlement - Expiration date: 03.11.2014 Equity Swap, cash settlement - Expiration date: 03.07.2015 Equity Swap, cash settlement - Expiration date: 18.06.2015 Convertible Bond (ISIN DE000A1YCR02) - Expiration date: 22.11.2020

II.

Listed company: Deutsche Wohnen AG, Pfaffenwiese 300, 65929 Frankfurt, Germany

Notifier: Credit Suisse AG, Zurich, Switzerland

Triggering event: Exceeding threshold

Threshold(s) crossed or reached: 5%

Date at which the threshold is crossed or reached: 19 February 2014

Total amount of voting rights:

6.53% (equals: 18,686,506 voting rights)

calculated from the following total number of voting rights issued: 286,216,731

Detailed information on the voting rights proportion: Voting rights proportion based on (financial/other) instruments pursuant to sec. 25a WpHG:

0.94% (equals: 2,692,668 voting rights)

thereof held indirectly:

0.94% (equals: 2,692,668 voting rights)

Voting rights proportion based on (financial/other) instruments pursuant to sec. 25 WpHG:

2.45% (equals: 7,007,741 voting rights)

thereof held indirectly:

2.04% (equals: 5,825,833 voting rights)

Voting rights pursuant to sec. 21, 22 WpHG:

3.14% (equals: 8,986,097 voting rights)

Detailed information on financial/other instruments pursuant to sec. 25a WpHG:

Chain of controlled undertakings: Credit Suisse Investments (UK), Credit Suisse Investment Holdings (UK), Credit Suisse Securities (Europe) Ltd.

ISIN or name/description of the (financial/other) instrument: Equity Swap, cash settlement - Expiration date: 28.04.2017 Equity Swap, cash settlement - Expiration date: 15.05.2015 Equity Swap, cash settlement - Expiration date: 02.10.2017 Equity Swap, cash settlement - Expiration date: 15.12.2015 Equity Swap, cash settlement - Expiration date: 23.07.2014 Equity Swap, cash settlement - Expiration date: 15.12.2015 Equity Swap, cash settlement - Expiration date: 05.08.2014 Equity Swap, cash settlement -Expiration date: 05.08.2014 Equity Swap, cash settlement - Expiration date: 17.04.2015 Equity Swap, cash settlement - Expiration date: 17.04.2015 Equity Swap, cash settlement - Expiration date: 12.01.2015 Equity Swap, cash settlement - Expiration date: 07.04.2015 Equity Swap, cash settlement -Expiration date: 03.11.2014 Equity Swap, cash settlement - Expiration date: 03.07.2015 Equity Swap, cash settlement - Expiration date: 18.06.2015 Convertible Bond (ISIN DE000A1YCR02) - Expiration date: 22.11.2020

77. I. On 3 March 2014, Credit Suisse Group AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 25 February 2014 and as of such date amount to 2.99% (this corresponds to 8,558,448 voting rights).

Voting rights of 2.96% (this corresponds to 8,484,309 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 0.03% (this corresponds to 74,139 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

II. On 3 March 2014, Credit Suisse AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 25 February 2014 and as of such date amount to 2.99% (this corresponds to 8,558,448 voting rights).

Voting rights of 1.98% (this corresponds to 5,657,329 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 0.03% (this corresponds to 74,139 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

78. On 6 March 2014, Ärzteversorgung Westfalen-Lippe KdöR, Münster, Germany, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 27 November 2013 and as of such date amount to 2.31% (this corresponds to 6,598,186 voting rights).

79. I. On 6 March 2014, Credit Suisse Group AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 3% on 28 February 2014 and as of such date amount to 3.05% (this corresponds to 8,721,778 voting rights).

Voting rights of 1.06% (this corresponds to 3,023,355 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 1.99% (this corresponds to 5,698,423 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

II. On 6 March 2014, Credit Suisse AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have exceeded the threshold of 3% on 28 February 2014 and as of such date amount to 3.05% (this corresponds to 8,721,778 voting rights).

Voting rights of 0.07% (this corresponds to 189,110 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 1.99% (this corresponds to 5,698,423 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

80. I. On 7 March 2014, Credit Suisse Group AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 3 March 2014 and as of such date amount to 2.997% (this corresponds to 8,578,150 voting rights).

Voting rights of 1.01% (this corresponds to 2,879,727 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 1.99% (this corresponds to 5,698,423 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

II. On 7 March 2014, Credit Suisse AG, Zurich, Switzerland, has informed us according to sec. 21, para. 1 WpHG that its voting rights in Deutsche Wohnen AG, Frankfurt/Main, Germany, have fallen below the threshold of 3% on 3 March 2014 and as of such date amount to 2.997% (this corresponds to 8,578,150 voting rights).

Voting rights of 0.02% (this corresponds to 45,482 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 1 WpHG.

Voting rights of 1.99% (this corresponds to 5,698,423 voting rights) are to be attributed to the company according to sec. 22, para. 1, sent. 1, no. 6 WpHG in connection with sec. 22, para 1, sent. 2 WpHG.

Auditor’s fees

In the year under review, the fees recorded as expenses for the auditors Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, amounted to:

	2013	2012
	in EUR k
Financial audit	387	277
Other certification and valuation services	703	1,564
Tax advisory services	33	29

	1,123	1,870

The expenses include the value added tax which cannot be deducted as input tax. The expenses for the audit of the annual financial statements concern the audit of the separate and the consolidated financial statements. The expenses for other certification and valuation services, in addition to the expenses for due diligence, mainly concern services that were performed in connection with the capital increase; and

which in the financial year 2012 include the insurance premium in the amount of EUR 602 k besides the expenses for genuine certification services. The expenses for other certification and valuation services in 2013 include payments in the amount of EUR 106 k, which were recognised on the assets side as acquisition costs for the acquisition of financial assets.

Employees

In the year under review the average number of employees was 100 (previous year: 75).

Related party disclosures

In the financial year, there were no transactions between related companies or individuals and the company that were not carried out at usual market rates.

Consolidated financial statements

The company is the parent company of the Group and produces a consolidated financial statement, as published in the German Federal Gazette (Bundesanzeiger).

Corporate Governance

The Management Board and the Supervisory Board have submitted a declaration of compliance with the German Corporate Governance Code in accordance with and as prescribed by section 161 of the German Stock Corporations Act (AktG) and have made this declaration permanently available to the shareholders online at www.deutsche-wohnen.de.

IX.	Appropriation of net profits

The Management Board proposes that the net profit in the amount of EUR 57.4 million, comprising an annual net loss in the amount of EUR 12.4 million and a withdrawal from the capital reserve in the amount of EUR 69.8 million, be distributed to shareholders as a dividend of 34 cents per share entitled to dividend for the financial year (168,907,143 shares).

Frankfurt/Main, 10 March 2014

Deutsche Wohnen AG

Michael Zahn	Andreas Segal	Lars Wittan
Chief Executive Officer	Member of the Management Board	Member of the Management Board

Appendix 1 to the Notes

STATEMENT OF CHANGES IN FIXED ASSETS 2013

		Acquisition and production costs				Accumulated depreciation, amortisation and write downs				Carrying amount
		01/01/2013	Additions	Disposals	31/12/2013	01/01/2013	Additions	Disposals	31/12/2013	31/12/2013	31/12/2012
		EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR
I.	Intangible assets
	Purchased franchises, industrial and similar rights and assets, and licenses in such rights and assets	6,955,033.74	518,625.42	0.00	7,473,659.16	4,820,781.16	1,377,348.68	0.00	6,198,129.84	1,275,529.32	2,134,252.58
II.	Property, plant and equipment
	Other equipment, furniture and fixtures	2,710,227.82	995,347.46	802.94	3,704,772.34	1,091,400.58	528,309.59	481.77	1,619,228.40	2,085,543.94	1,618,827.24
III.	Financial assets
	Shares in affiliates	437,536,323.53	2,039,630,640.66	0.00	2,477,166,964.19	970,000.00	0.00	0.00	970,000.00	2,476,196,964.19	436,566,323.53

		447,201,585.09	2,041,144,613.54	802.94	2,488,345,395.69	6,882,181.74	1,905,658.27	481.77	8,787,358.24	2,479,558,037.45	440,319,403.35

The following auditor’s report (Bestätigungsvermerk) refers to the annual financial statements as well as the management report prepared on the basis of German commercial law (HGB) (“Handelsgesetzbuch”: “German Commercial Code”) of Deutsche Wohnen AG for the fiscal year ended December 31, 2013 as a whole and not solely to the annual financial statements presented in this Prospectus on the preceding pages. The above-mentioned auditor’s report (Bestätigungsvermerk) and annual financial statements are both translations of the respective German-language documents.

AUDITOR’S REPORT

We have audited the annual financial statements, comprising the balance sheet, the profit and loss statement and the notes to the financial statements, together with the bookkeeping system, and the management report of Deutsche Wohnen AG, Frankfurt/Main, for the fiscal year from January 1, 2013 to December 31, 2013. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company’s management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and the management report based on our audit.

We conducted our audit of the annual financial statements in accordance with Sec. 317 HGB [“Handelsgesetzbuch”: “German Commercial Code”] and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting related internal control system and the evidence supporting the disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the annual financial statements comply with the legal requirements and give a true and fair view of the net assets, financial position and results of operations of the Company in accordance with German principles of proper accounting. The management report is consistent with the annual financial statements and as a whole provides a suitable view of the Company’s position and suitably presents the opportunities and risks of future development.

Berlin, 11 March 2014

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Christoph Wehner	Gunnar Glöckner
Wirtschaftsprüfer	Wirtschaftsprüfer
[German public auditor]	[German public auditor]

GLOSSARY

Asset management	Value-driven management and optimization of real estate investments through letting management, refurbishment, repositioning, and tenant management.

BauBeCon Group

The BauBeCon Group consisted of the companies BauBeCon Immobilien GmbH, BauBeCon Wohnwert GmbH, BauBeCon Assets GmbH, BauBeCon BIO GmbH, Algarobo Holding B.V., Hamnes Investment B.V., Intermetro B.V. (now Intermetro GmbH).

BEV	Bundeseisenbahnvermögen.

Business Combination Agreement

On October 14, 2013, Deutsche Wohnen AG and GSW Immobilien AG concluded an agreement in regard to the merger of both companies. The Business Combination Agreement contains arrangements with regard to the future strategy and structure of the merged group.

BVK	The Bavarian Pension Fund (Bayerische Versorgungskammer – Zusatzversorgungskasse).

BWG	GSW Betreuungsgesellschaft für Wohnungs- und Gewerbebau mbH.

Company	Company refers to Deutsche Wohnen AG, a stock corporation organized under the laws of the Federal Republic of Germany.

Convertible Bond

On November 19, 2013, Deutsche Wohnen AG placed a convertible bond with an aggregate principal amount of EUR 250 million, divided into 2,500 equally ranking bearer bonds, each with a nominal value of EUR 100,000.00 and with a term of 7 years.

CPI

CPI means Consumer Price Index. A consumer price index measures changes in the price level of consumer goods and services purchased by households. In this Prospectus, CPI refers to the consumer price index as published by the German Federal Statistical Office.

DB 14	DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co. KG.

Deutsche Pfandbriefbank	Deutsche Pfandbriefbank AG (formerly Hypo Real Estate Bank AG, Munich, Germany).

DCF method	The DCF (Discounted Cash Flow) describes a method of calculating value, especially for the valuation of business and also used to determine the market value of real estate.

DGSA	Deutsche GSA Geld und Schwertenlagen AG.

D&O	Directors & officers.

Domination Agreement	The domination agreement entered into on April 30, 2014 between Deutsche Wohnen AG, as the controlling company, and with GSW Immobilien AG, the controlled company.

DSCR

DSCR refers to debt service coverage ratio. The debt service coverage ratio is a commonly used ratio in a loan agreement as part of the debtor’s contractual assurances (covenants) for the duration of the loan and which is also used to assess debt service capacity. It indicates to which proportion the interest payments and contractual (periodic) debt repayments have to be/are covered by the earnings of the Company or the respective portfolio (sometimes after allowance for operating and/or maintenance expenses).

DWRE Companies	DWRE Braunschweig GmbH, DWRE Merseburg GmbH, DWRE Leipzig GmbH, DWRE Halle GmbH, DWRE Erfurt GmbH, DWRE Henningsdorf GmbH, DWRE Dresden GmbH, together.

DZ Bank	DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main.

EBIT

Earnings before interest and taxes. The EBIT is not a performance indicator defined under IFRS. The EBIT that is reported in this Prospectus is not necessarily comparable to the performance figures published by other companies as EBIT or under a similar designation.

EBITDA (adjusted)

The EBITDA (adjusted) (adjusted earnings before interest, taxes, depreciation and amortization) indicates the Company’s earnings before interest and taxes (EBIT) adjusted for gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, depreciation and amortization, non-recurring or exceptional items. The EBITDA (adjusted) is not a performance indicator defined under IFRS. The EBITDA (adjusted) that is reported in this Prospectus is not necessarily comparable to the performance figures published by other companies as EBITDA (adjusted) or under a similar designation.

EBT	Earnings before taxes. The EBT indicates the Company’s earnings before taxes. The EBT is not a performance indicator defined under IFRS.

EBT (adjusted)

The EBT (adjusted) is calculated from the Company’s profit/loss before taxes, which is adjusted for gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds and non-recurring or exceptional items. The EBT (adjusted) is not a performance indicator defined under IFRS. The EBT (adjusted) reported by the Company is not necessarily comparable to the performance figures published by other companies as EBT (adjusted) or under a similar designation.

EEA	European Economic Area.

EPRA	European Public Real Estate Association. EPRA is a nonprofit organization that represents the interests of European-listed real estate companies.

EPRA NAV

A specific definition of NAV as used by EPRA. It is the sum of the total assets minus the sum of liabilities and the non-controlling shares, which is then adjusted for the balance of deferred tax assets and liabilities and the balance of derivative financial instruments held as assets and liabilities.

ESG	Eisenbahn-Siedlungsgesellschaft Berlin mbH.

EU	EU refers to the European Union.

EURIBOR	Euro Interbank Offered Rate, a daily reference rate based on the averaged interest rates at which banks offer to lend unsecured funds to other banks in the euro wholesale money market.

Exchange Offer, Takeover Offer, or Takeover	A takeover offer by Deutsche Wohnen AG for the acquisition of all shares of GSW Immobilien AG in exchange for shares of Deutsche Wohnen AG.

EY	Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

Facilita	FACILITA Berlin GmbH Facililty Management für die Wohnungswirtschaft.

FFO (including disposals)

Funds from operations. FFO (including disposals) is calculated by adding the earnings from disposals to FFO (without disposals) and adjusting the earnings from disposals allocated to non-controlling interests in GSW Immobilien AG.

FFO (without disposals)

FFO (without disposals) is defined by taking the profit/loss for the period and adjusting it for earnings from disposals, depreciation and amortization, gains/losses from the fair value adjustments of investment properties, gains/losses from the valuation of land and buildings held for sale, gains/losses from discontinued operations, gains/losses from fair value adjustments of derivative financial instruments and of convertible bonds, non-cash finance expense arising from accrued interest on liabilities and pensions, non-recurring or exceptional items, prepayment compensation, deferred taxes (tax expense/income), the tax expense from capital increase costs and FFO (without disposals) allocated to non-controlling interests in GSW Immobilien AG.

Fortimo	Fortimo GmbH, a wholly owned subsidiary of Deutsche Wohnen AG.

GEHAG	GEHAG GmbH.

GEHAG Group	GEHAG, together with its subsidiaries.

GEHAG Fonds	Real estate funds designed and created by GEHAG Group companies.

GDP	Gross domestic product. The gross domestic product refers to the market value of all final goods and services produced within a country (or region, city, etc.) in a given period.

GDP per capita

Is the GDP of a country (or region, city, etc.) divided through the number of people living in the respective area. GDP per capita is often considered an indicator of a country’s (or region’s, city’s, etc.) standard of living.

German Commercial Code	German Commercial Code (Handelsgesetzbuch). German Commercial Code regulates, among other things, the accounting rules that are applicable in Germany.

German Government Employees Pension Fund	The German Federal and State Government Employees Retirement Fund (Versorgungsanstalt des Bundes und der Länder).

German Income Tax Act	The German Income Tax Act (Einkommensteuergesetz) is a law levying a tax on the income of all natural persons.

GewStG	German Trade Business Tax Act (Gewerbesteuergesetz). A law regulating the taxation of all natural or legal persons conducting a trade business.

GfS	GSW Gesellschaft für Stadterneuerung GmbH, a wholly owned subsidiary of GSW Immobilien AG.

GSW	GSW Immobilien AG, together with its consolidated subsidiaries.

GSW Convertible Bond

A convertible bond issued by GSW Immobilien AG with a total nominal value of EUR 182,900,000.00 (ISIN: DE000GSW1CB6 / WKN: GSW1CB), which was divided into elements with nominal value of EUR 100,000.00 each.

GSW Group	GSW Immobilien AG, together with its consolidated subsidiaries.

Helaba	Landesbank Hessen-Thüringen Girozentrale, Frankfurt am Main, Germany.

IDW	Institut der Wirtschaftsprüfer in Deutschland e.V.

IFRS/IAS

International Financial Reporting Standards/International Accounting Standards. In this Prospectus “IFRS” refers to the International Financial Reporting Standards, including International Accounting Standards (IAS) and interpretations published by the International Accounting Standards Board (IASB), as adopted by the European Union in Commission Regulation (EC) No. 1126/2008 of November 3, 2008, as amended, available at http: //www.iasb.org/IFRSs/IFRS.htm.

In-place Rent	Contractually owed rent from rented properties divided by rented area.

Investment properties

Property, land and buildings which are held as financial investments to earn rents or to realize capital gains and not used for the Company’s own purposes. The value of the investment properties is determined according to IAS 40.

ISCR

Interest service coverage ratio. The interest service coverage ratio is a commonly used ratio which belongs in a loan agreement to the debtor’s covenants for the duration of the loan and which is also used to assess the ability to service interest payments. It indicates to which proportion the interest payments are covered by the earnings of the Company or the respective portfolio (sometimes after allowance for operating and/or maintenance expenses).

KATHERINEHOF®	KATHARINENHOF® Seniorenwohn- und Pflegeanlage Betriebs-GmbH.

KATHARINENHOF® Group	KATHARINENHOF®, with its subsidiaries.

KStG	German Corporate Tax Act (Körperschaftsteuergesetz). The German Corporate Tax Act regulates the taxation of income of corporations.

Listing Agent	DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main.

LTV Ratio

Loan-to-value ratio, i.e., the ratio of net financial liabilities (financial liabilities and convertible bond minus cash and cash equivalents) to the value of the total real estate holdings (investment properties plus non-current assets held for sale and land and buildings held for sale).

Management Board	The management board of Deutsche Wohnen AG.

Market value

Market value is the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion (PS 3.2 of the Appraisal and Valuation Standards issued by The Royal Institution of Chartered Surveyors).

NAV

Net asset value. The figure shows the intrinsic equity value of a real estate company. Different definitions exist, but as a general matter, it is the sum of all assets less liabilities, and is adjusted for various items (e.g., deferred taxes and market value of derivative financial interests). Within that calculation, the property values of the property portfolio are adjusted to their fair values, if they are not already shown at their fair values.

Net cold rent	The net cold rent is the in-place rent without service charges and ancillary costs which are allocated to the tenant, like the costs for heating and warm water.

Offer Period	The period in which Deutsche Wohnen AG undertakes to acquire shares under the Domination Agreement.

Office building	Property where at least 75% of the lettable space is destined to office use (disregarding potential ground floor retail).

Pegasus	GSW Pegasus GmbH (formerly GAGFAH Pegasus GmbH)

PSU Plan	The PSU Plan (Performance Share Unit Plan) is an executive participation program of the Company.

Prime Standard	Market segment of the Frankfurt Stock Exchange with the most relevant stocks and degree of regulation. Being quoted on Prime Standard is a prerequisite for admission to DAX, MDAX, SDAX or TecDAX.

Privatizations

Single-unit sales (privatizations) (e.g., to tenants) and sales of privatized holdings (i.e., portfolios in which some units have already been “privatized” under German law according to the German Condominium Act (Wohnungseigentumsgesetz)).

Property Appraisal Report	Report created by the independent property appraisal experts at CBRE GmbH, which is included in this Prospectus on pages V-1 et seq.

Property management	Property management is the management of real estate assets including the processes, systems and manpower required to manage the life cycle of a building.

Purchase Offer

On November 19, 2013, Deutsche Wohnen AG asked the creditors of GSW’s partly convertible bonds (ISIN: DE000GSW1CB6 / WKN: GSW1CB) to submit an offer to sell their GSW partly convertible bonds to Deutsche Wohnen AG.

Rent restrictions

Rent restrictions impose restraints on the ability of a landlord to effect rent increases. Rent restrictions can be stipulated by law or by contract. In both cases they can be enforced by way of an injunctive relief and a violation may result in damages.

RREEF	RREEF Management GmbH, whom Deutsche Wohnen settled a loss adjustment agreement with.

SGB XI	The Eleventh Book of the Social Security Act XI (Sozialgesetzbuch XI).

SEG Buch	SEG Buch Stadtentwicklungsgesellschaft Buch mbH.

Settlement Offer

Offer to Minority GSW Shareholders consisting of 10,552,572 new ordinary bearer shares with no-par-value (no-par-value bearer shares), created by way of contingent capital increase against contributions in kind resolved by the general meeting on June 11, 2014 pursuant to agenda item 10(b) “Conditional Capital 2014/II”.

Settlement Shares

New ordinary bearer shares with no-par-value of the Deutsche Wohnen AG, each with a nominal value of EUR 1.00 to be used as consideration in the context of the settlement offer to the minority shareholders of GSW Immobilien AG, created by way of contingent capital increase against contributions in kind resolved by the general meeting on June 11, 2014 pursuant to agenda item 10(b) “Conditional Capital 2014/II”.

Supervisory Board	The supervisory board of Deutsche Wohnen AG.

UniCredit	UniCredit Bank AG.

Vacancy rate	The vacancy rate is the ratio of vacancy loss to the potential gross rental income,

as of the respective reporting date.

Valuation reports for determining fair value	See Valuation Reports.

WISAG	WISAG Service Holding GmbH & Co. KG.

Withholding tax	A withholding tax is a government requirement for the payer of an item of income (e.g., dividends or interest) to withhold or deduct tax from the payment, and pay that tax to the government.

WpPG	The German Securities Prospectus Act (Wertpapierprospektgesetz).

ZVK	Zusatzversorgungskasse des Baugewerbes AG.

OUTLOOK

The German economy continued its steady growth in the first half-year of 2014. GDP increased by 1.2% in the first half-year 2014 (seasonally and calendar-adjusted) when compared with the first half-year 2013. Positive contributions were made primarily by domestic demand as foreign trade has slowed (Source: German Federal Statistical Office, Press Release No. 287).

In the six months ended June 30, 2014, income of Deutsche Wohnen increased, not only due to the acquisition of GSW, but also as a result of improved performance parameters of its business segments compared to the six months ended June 30, 2013. The integration of the GSW Group is progressing on schedule and the management board of Deutsche Wohnen remains confident to realize the anticipated synergies of EUR 25 million p.a. by 2016. On the basis of developments to date in the fiscal year 2014, the Company raises its guidance for the FFO (without disposals) from EUR 210 million to EUR 220 million in 2014 (without consideration of any adjustments for the non-controlling interests in GSW Immobilien AG). For further information, see “Profit Forecast”.

Deutsche Wohnen is currently in advanced negotiations of an agreement regarding the sale of a 51% interest in the company operating the KATHARINENHOF® properties to a private investor. Pursuant to the terms of this agreement, Deutsche Wohnen will retain veto rights in relation to material decisions and unchanged ownership in the real properties operated by KATHARINENHOF®. The transaction, if completed, will result in a capital gain of approximately EUR 16 million and will thereafter have a negative impact on the Group’s yearly EBITDA contribution in a low single-digit million Euro amount. Further, the transaction will have no impact on the Deutsche Wohnen’s strategy to further expand its nursing and assisted living business.

Due to the takeover of GSW Immobilien AG, Deutsche Wohnen has reached a critical mass of residential units in its Greater Berlin portfolio, which it deems sufficient in size to take advantage of current favorable conditions in the real estate transaction market. As part of GSW’s integration, Deutsche Wohnen has identified suitable residential portfolios in the Greater Berlin Area for potential opportunistic sales. If the opportunity arises to realize attractive prices for selected portfolios in the foreseeable future, Deutsche Wohnen AG will consider divesting up to 7,000 residential units from its Greater Berlin portfolio to institutional investors.

The Company targets, market-permitting, to refinance most parts of its financial liabilities that mature until and including fiscal year 2017 with new bank loans with average maturities of around 8 years. The aggregate refinancing volume is anticipated to amount to approximately EUR 1.4 billion. Based on the current financing environment, Deutsche Wohnen expects, subject to stable market conditions, to reduce current interest expenses by at least EUR 35 million p.a. over the term of the new financing, thereby significantly increasing the FFO (without disposals) of the Group as of 2015. In addition and beyond non-recurring financing costs described below, the Company expects to reduce contractual amortizations by approximately EUR 20 million p.a. over the term of the new financing, thereby increasing free cash flow in aggregate by at least EUR 55 million p.a. compared to Deutsche Wohnen’s current financing structure.

As part of the refinancing, the Company announced on the date of this Prospectus that it intends to conduct, market-permitting, a private placement of convertible bonds (which placement is not the subject matter of this Prospectus). Each convertible bond will initially be convertible into ordinary bearer shares with no-par-value of the Company, with a notional amount of EUR 1.00 and with dividend rights as of the fiscal year of their issue. For this purpose, the Company will create shares out of existing conditional capital. The gross proceeds from the possible placement of the Convertible Bond 2014 are expected to amount to up to EUR 400 million. Subscription rights of the Company’s shareholders will be excluded. The Convertible Bond 2014 will have a maturity of 7 years. The initial conversion price, the interest rate and the aggregate principal amount of the Convertible Bond 2014 are expected to be determined by the Management Board with the consent of the Supervisory Board of the Company by resolution on or about September 3, 2014.

The proceeds from the private placement of the Convertible Bond 2014 are intended to be used, in an amount of approximately EUR 100 million, to cover non-recurring financing costs associated with the envisaged refinancing (including prepayment compensations and costs arising out of the dissolution of interest rate swaps entered into in connection with the respective bank loans). Further, an additional up to EUR 150 million of the net proceeds are earmarked for the partial debt retirement or repayment of bank loans. Proceeds of at least EUR 150 million will be used for investments in Deutsche Wohnen’s real estate portfolio and general corporate purposes.

O-1

Between June 30, 2014 and the date of this Prospectus, there have been no material changes to Deutsche Wohnen AG’s or the Group’s financial position, financial performance or cash flows, or in Deutsche Wohnen AG’s or Deutsche Wohnen Group’s trading position.

O-2

SIGNATURE PAGE

Frankfurt am Main, September 2014

Deutsche Wohnen AG

signed Andreas Segal	signed Dirk Sonnberg

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main

signed Elmar Thöne	signed Christoph Apel

SIG-1